Exhibit 2.2

PURCHASE AND SALE AGREEMENT

(Copper Mountain Commercial Properties)

BETWEEN

THE SELLERS

(AS IDENTIFIED HEREIN)

AS SELLERS

AND

CNL VILLAGE RETAIL PARTNERSHIP, LP

a Delaware Limited Partnership

AS PURCHASER

DATED AS OF DECEMBER 3, 2004

i

LIST OF EXHIBITS AND SCHEDULES

List of Exhibits

Exhibit A	Form of Intrawest Guaranty
Exhibit B	Form of Intrawest Interim Leases (Village and Non-Village)
Exhibit B-1	Intrawest Interim Lease Spaces
Exhibit C	Form of Intrawest Leases (Village and Non-Village)
Exhibit D	Form of Intrawest Management Agreement
Exhibit E	Form of Option to Purchase
Exhibit F	Form of Sellers’ Closing Certificate
Exhibit G	Form of Special Warranty Deed
Exhibit H	Form of Bill of Sale
Exhibit I-1	Form of Assignment and Assumption of Leases
Exhibit I-2	Form of Assignment and Assumption of Contracts and Licenses and Permits
Exhibit J	Form of Purchaser’s Closing Certificate
Exhibit K	Form of Recordable Land ROFO
Exhibit L	Form of Resort Accommodation Agreement
Exhibit M	Form of Short Form Copper Mountain Property Owners and Lessees Agreement

List of Schedules

Schedule 1.1A	The Sellers and the Lands
Schedule 1.1B	Environmental Reports
Schedule 1.1C	Property Condition Evaluations
Schedule 2.2(a)	Legal Descriptions of the Lands
Schedule 3.4	Purchase Price Allocation
Schedule 4.3	Pro Forma Policy
Schedule 5.1(j)	Tenant Leases (to be attached prior to Closing)
Schedule 5.1(bb)	Rent Roll (to be attached prior to Closing)
Schedule 5.1(w)	Violations of Permitted Encumbrances (to be attached prior to Closing)

ii

PURCHASE AND SALE AGREEMENT

(Copper Mountain Commercial Properties)

THIS PURCHASE AND SALE AGREEMENT (Copper Mountain Commercial Properties) (as amended, modified and supplemented from time to time, this “Agreement”) is made and entered into as of the 3rd day of December, 2004, by and among the entities set forth in Schedule 1.1A (the “Sellers”), and CNL VILLAGE RETAIL PARTNERSHIP, LP, a Delaware limited partnership (the “Purchaser”). The Sellers and the Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S:

A. The Sellers are the owners of the Assets (as defined herein).

B. The Sellers desire to sell the Assets to the Purchaser and the Purchaser desires to purchase the Assets from the Sellers, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In addition to the terms defined above, the following terms will have the following meanings:

“2008 Property EBITDA” means all EBITDA resulting from the Assets during the entire Earnout Period, adjusted so as to take into account amounts payable with respect to Intrawest Interim Lease Spaces during the Earnout Period only to the extent: (i) such amounts are attributable to and payable by a third party tenant with respect to such Intrawest Interim Lease Space (either pursuant to a sublet with the Intrawest Tenant that is the tenant under the applicable Intrawest Interim Lease or directly by the third party tenant to the Partnership (or SPE Owner)), but only to the extent such third party tenant has agreed to continue occupying such space pursuant to a written lease that by its terms, (a) provides for minimum monthly base rent and the percentage rate of any percentage rent to be paid by such third party tenant for the months following December 31, 2008, to be equal to or greater than the minimum monthly base rent and the percentage rate of any percentage rent to be paid by such third party tenant for the months that such third party tenant is occupying such space during the Earnout Period; and (b) extends until at least December 31, 2009; or (ii) such amounts are paid by an Intrawest Tenant (or Affiliate of Intrawest that is a sublessee of such Intrawest Tenant) in respect of a period during which such Intrawest Tenant (or Affiliate of Intrawest) is “occupying and utilizing” such Intrawest Interim Lease Space pursuant to an Intrawest Lease that by its terms, provides for (x) minimum monthly base rent and the percentage rate of any percentage rent to be paid by such Intrawest Tenant (or Affiliate of Intrawest) for the months following December 31, 2008, to be equal to or greater than the minimum monthly base rent and the percentage rate of any percentage rent to be paid by such Intrawest Tenant (or Affiliate of Intrawest) for the months that such Intrawest Tenant (or Affiliate of Intrawest) is occupying such space during the Earnout Period and (y) an initial term that extends to the later of (I) at least five (5) years after the date such Intrawest Tenant (or Affiliate of Intrawest) commences “occupying and utilizing” such Intrawest Interim Lease Space and has commenced paying minimum base rent pursuant to the terms of such Intrawest Lease or (II) December 31, 2009. For purposes of this definition of 2008 Property EBITDA, an Intrawest Tenant (or Affiliate of Intrawest) shall be treated as “occupying and utilizing” an Intrawest Interim Lease Space if both (A) the tenant improvements as required by the Intrawest Lease with respect to such Intrawest Interim Lease Space have been substantially completed and (B) such Intrawest Tenant (or Affiliate of Intrawest) has actually occupied and is making use of such Intrawest Interim Lease Space for a use and operation that is bona-fide, legitimate and reasonably related to the space occupied.

“Accounting Firm” has the meaning set forth in Section 3.5(c).

“Affiliate” has the meaning set forth in Section 1.2.

“Agreement” has the meaning set forth in the first paragraph of this document.

“Applicable Laws” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Assets” has the meaning set forth in Section 2.2.

“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Bankruptcy Code” has the meaning set forth in Section 5.1(o).

“Books and Records” has the meaning set forth in Section 2.2(g).

“Business” means the leasing of commercial retail space and all activities related thereto conducted at the Real Property, including, without limitation, (i) the rental of any commercial or retail space to tenants of the Real Property, (ii) the maintenance and repair of the Real Property and (iii) the payment of Taxes.

“Business Day” means any day other than a Saturday, Sunday or any United States federal legal holiday.

“CAM” has the meaning set forth in Section 9.2(b).

“Casualty” has the meaning set forth in Section 11.1.

“Closing” has the meaning set forth in Section 8.1.

“Closing Condition Failure” means any Mutual Closing Condition Failure, the Purchaser’s Closing Condition Failure, or the Sellers’ Closing Condition Failure.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Escrow” has the meaning set forth in Section 8.2.

“Closing Escrow Agreement” has the meaning set forth in Section 8.2.

“Closing Statement” has the meaning set forth in Section 9.1.

“CNL Properties” means CNL Income Properties, Inc., a Maryland corporation.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Commercial Unit” means any portion of the Real Property at any Resort for which there exists a separate legal title.

“Condemnation” has the meaning set forth in Section 11.2.

“Contingent Purchase Price” has the meaning set forth in Section 3.5.

“Contingent Purchase Price Due Date” has the meaning set forth in Section 3.5.

“Contracts” has the meaning set forth in Section 2.2(e).

“Control” means:

(a) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or

(b) the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership, and “Controlled” has a corresponding meaning.

“Cut-Off Time” has the meaning set forth in Section 9.2.

“Deeds” means the special warranty deeds (or equivalent forms of deeds in the relevant jurisdiction) delivered by the Sellers to the Purchaser pursuant to Section 8.3(a)(ii).

“Deposits” has the meaning set forth in Section 3.2(a).

“Earnout Period” has the meaning set forth in Section 3.5(a).

“Earnout Threshold” has the meaning set forth in Section 3.5(b).

“EBITDA” means for any given period, the net income for such period as determined in accordance with GAAP, plus: to the extent previously deducted in determining such net income, interest, income taxes, depreciation and amortization, in each case for such period and determined in accordance with GAAP; and excluding: all extraordinary items, as determined in accordance with GAAP, including within this exclusion income taxes (either positive or negative) attributable to extraordinary gains or losses to the extent not already excluded.

“EBITDA Statement” has the meaning set forth in Section 3.5(c).

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Real Property, or (ii) violation of any Environmental Laws with respect to the Real Property.

“Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, and (vii) the Hazardous Materials Transportation Act, and similar state and local laws, as amended as of the time in question.

“Environmental Liabilities” means all Liabilities under any Environmental Laws arising from or in connection with the Real Property, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Environmental Reports” means those certain environmental reports obtained in connection with the transactions contemplated herein with respect to certain portions of the Real Property, which Environmental Reports are described Schedule 1.1B hereto.

“Escrow Agent” means the Title Company or such other escrow agent as is mutually acceptable to the Sellers and the Purchaser.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Fixtures” has the meaning set forth in Section 2.2(c).

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, asbestos, petroleum or petroleum by-products and polychlorinated biphenyls.

“HOA Assessments” means any regular or special assessments imposed by any homeowner’s association, village association, master association or similar association applicable to any of the Real Property.

“Improvements” has the meaning set forth in Section 2.2(b).

“Indemnification Claim” has the meaning set forth in Section 12.5(a).

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” has the meaning set forth in Section 12.5(a).

“Indemnitor” has the meaning set forth in Section 12.5(a).

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Real Property or the Business conducted by or on behalf of the Purchaser (or any Affiliate thereof).

“Intrawest” means Intrawest Corporation, a corporation continued under the Canada Business Corporations Act.

“Intrawest Guaranty” means that certain guaranty, substantially in the form attached as Exhibit A hereto, whereby Intrawest has agreed to guarantee certain obligations of the Intrawest Tenants, under the Intrawest Leases and Intrawest Interim Leases.

“Intrawest Interim Leases” means those certain leases, substantially in the forms attached as Exhibit B hereto, under which certain Intrawest Tenants shall lease from the Purchaser (or an SPE Owner) the Intrawest Interim Lease Spaces. Exhibit B reflects two separate forms of Intrawest Interim Leases, one for Commercial Units that are and one for Commercial Units that are not subject to the Declaration of Covenants, Conditions and Restrictions for The Village at Copper.

“Intrawest Interim Lease Spaces” shall mean those certain Commercial Units described on Exhibit B-1 attached hereto, that shall be initially leased to certain Intrawest Tenants pursuant to the Intrawest Interim Leases.

“Intrawest Leases” means certain leases, substantially in the forms attached as Exhibit C hereto, under which certain Intrawest Tenants shall lease from the Purchaser (or an SPE Owner) certain of the Real Property that currently are occupied and operated by such Intrawest Tenants. Exhibit C reflects two separate forms of Intrawest Leases, one for Commercial Units that are and one for Commercial Units that are not subject to the Declaration of Covenants, Conditions and Restrictions for The Village at Copper.

“Intrawest Management Agreement” means the agreement with respect to management of the Real Property, substantially in the form attached as Exhibit D hereto.

“Intrawest Manager” means Intrawest or one or more Affiliates of Intrawest, that will be the manager of the Real Property pursuant to the terms of the Intrawest Management Agreement.

“Intrawest Tenant” means those certain Affiliates of Intrawest that shall lease Real Property from the Purchaser (or an SPE Owner) pursuant to the Intrawest Leases or Intrawest Interim Leases.

“Lands” has the meaning set forth in Section 2.2(a).

“Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen and “Liabilities” has a corresponding meaning.

“Licenses and Permits” has the meaning set forth in Section 2.2(f).

“MAE” means any matter or event that has had, or in the future could reasonably be expected to have, a material adverse effect on any Real Property or a Business of the Sellers or the Sellers’ ability to consummate the transactions contemplated in this Agreement.

“Material Casualty” has the meaning set forth in Section 11.1(a).

“Material Condemnation” has the meaning set forth in Section 11.2(a).

“Mutual Closing Conditions” has the meaning set forth in Section 7.1(a).

“Mutual Closing Condition Failure” means any failure of a Mutual Closing Condition to occur.

“New Survey Defect” has the meaning set forth in Section 4.3(c).

“New Title and Survey Election Notice” has the meaning set forth in Section 4.3(c).

“New Title and Survey Objection Notice” has the meaning set forth in Section 4.3(c).

“New Title and Survey Response Notice” has the meaning set forth in Section 4.3(c).

“New Title Exception” has the meaning set forth in Section 4.3(c).

“Notice” has the meaning set forth in Section 13.2(a).

“Notice of Objection” has the meaning set forth in Section 3.5(c).

“Option to Purchase” means that certain agreement, in substantially the form attached as Exhibit E hereto, pursuant to which certain of the Sellers and other Affiliates of Intrawest have granted to the Purchaser the right to purchase certain additional commercial properties that may otherwise be developed by such Sellers or Affiliates of Intrawest in the future, all as more particularly set forth in such Option to Purchase.

“Ordinary Course of Business” means the ordinary course of business consistent with the Sellers’ past custom and practice for the Business, taking into account the facts and circumstances in existence from time to time.

“Other Contracts” means the following purchase and sale agreements:

(i) Purchase and Sale Agreement (Stratton Mountain Commercial Properties), to be entered into between one or more Affiliates of Seller, on the one hand, and Purchaser, on the other hand, with respect to certain commercial properties located within the immediate vicinity of Stratton Mountain, Vermont.

(ii) Purchase and Sale Agreement (Snowshoe Mountain Commercial Properties), to be entered into between one or more Affiliates of Seller, on the one hand, and Purchaser, on the other hand, with respect to certain commercial properties located within the immediate vicinity of Snowshoe Mountain, West Virginia.

(iii) Purchase and Sale Agreement (Mammoth Mountain Commercial Properties), to be entered into between one or more Affiliates of Seller, on the one hand, and Purchaser, on the other hand, with respect to certain commercial properties located within the immediate vicinity of Mammoth Mountain, California.

(iv) Purchase and Sale Agreement (Sandestin Commercial Properties), to be entered into between one or more Affiliates of Seller, on the one hand, and Purchaser, on the other hand, with respect to certain commercial properties located within the immediate vicinity of Sandestin Resort, Florida.

“Outside Closing Date” has the meaning set forth in Section 8.1.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Encumbrance” has the meaning set forth in Section 4.3(a).

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Plans and Specifications” has the meaning set forth in Section 2.2(h).

“Post-Execution Disclosure” has the meaning set forth in Section 13.14.

“Pro Forma Policy” has the meaning set forth in Section 4.3(a).

“Property Condition Evaluations” means those certain property condition evaluations obtained by Purchaser in connection with the transactions contemplated herein with respect to certain of the Real Property, which Property Condition Evaluations are set forth on Schedule 1.1C hereto.

“Project Loan” means a loan made in favor of Purchaser (or an SPE Owner), upon terms and conditions acceptable to Purchaser, in connection with the Closing.

“Prorations” has the meaning set forth in Section 9.2.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the first paragraph of this document.

“Purchaser’s Closing Condition Failure” has the meaning set forth in Section 7.2(b).

“Purchaser’s Closing Conditions” has the meaning set forth in Section 7.2(a).

“Purchaser’s Closing Deliveries” has the meaning set forth in Section 8.3(b).

“Purchaser’s Default” has the meaning set forth in Section 10.2.

“Purchaser’s Documents” has the meaning set forth in Section 5.2(b).

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of the Purchaser (other than any internal studies, reports and assessments prepared by any of the Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means the Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducted any Inspections for or on behalf of the Purchaser or any Affiliate thereof.

“Real Property” has the meaning set forth in Section 2.2(b).

“Recordable Land ROFOs” means recordable rights of first offer to purchase, substantially in the form of Exhibit K required to be granted by the Sellers in accordance with Section 2(h) of the VFA.

“Resolution Period” has the meaning set forth in Section 3.5(c).

“Resort” means Copper Mountain Resort, the resort in which the Assets are situated.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“SEC” means the Securities and Exchange Commission.

“Sellers” has the meaning set forth in the first paragraph of this document.

“Sellers’ Closing Conditions” has the meaning set forth in Section 7.3(a).

“Sellers’ Closing Condition Failure” has the meaning set forth in Section 7.3(b).

“Sellers’ Closing Deliveries” has the meaning set forth in Section 8.3(a).

“Sellers’ Default” has the meaning set forth in Section 10.1.

“Sellers’ Documents” has the meaning set forth in Section 5.1(b).

“Sellers’ Due Diligence Materials” means all documents and materials provided by the Sellers to the Purchaser or its Affiliate pursuant to or in connection with this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses made by the Purchaser based on the information in such documents or materials.

“Sellers’ Indemnitees” means the Sellers, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Sellers’ Knowledge” means the actual knowledge of Andrew Voysey, Teresa Chan, Ron Warren, Rob Campbell, and Graeme Bilenduke, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of the Sellers or any of their Affiliates, and such persons will be deemed to have actual knowledge of (A) any matter disclosed in any exhibits or schedules to this Agreement, and (B) any matter disclosed in any of the Sellers’ Due Diligence Materials or any other documents or materials provided by the Sellers to the Purchaser prior to Closing, and for the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

“SPE Owners” has the meaning set forth in Section 13.5.

“Subsidiary” means, in respect of any Person:

(a) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (i) such Person, (ii) such person and one or more subsidiaries of such person, or (iii) one or more subsidiaries of such Person; or

(b) any limited or general partnership, joint venture, limited liability company or other entity as to which (i) such Person, (ii) such Person and one or more of its subsidiaries, or

(iii) one or more subsidiaries of such Person owns, more than a fifty percent (50%) ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be.

“Surveys” means the condominium maps provided by the Sellers in a form and with such information as may be required by the Title Company to enable the Title Company to delete the standard survey-related exceptions, and otherwise as may be required by the lender under the Project Loan.

“Survival Period” has the meaning set forth in Section 12.1(a).

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on the Sellers with respect to the Assets or the Business, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Tenant Leases” has the meaning set forth in Section 2.2(d).

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Title Commitments” has the meaning set forth in Section 4.3(a).

“Title Company” means LandAmerica Commercial Services.

“Title Exceptions” has the meaning set forth in Section 4.3(a).

“Title Notice” has the meaning set forth in Section 4.3(a).

“Title Policy” and “Title Policies” have the meanings set forth in Section 4.3(b).

“Trade Payables” has the meaning set forth in Section 9.2(g).

“Unpermitted Exceptions” has the meaning set forth in Section 4.3(b).

“VFA” means that certain Venture Formation Agreement, made and entered into effective as of August 10, 2004, by and between CNL Income Properties Inc., on the one hand, and Intrawest Resorts, Inc. and Intrawest, on the other hand, as amended from time to time.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

“Warranties” has the meaning set forth in Section 2.2(i).

Section 1.2 Definition of “Affiliates”. For the purposes of this Agreement, two entities are “Affiliates” if:

(a) one of the entities is a Subsidiary of the other entity;

(b) both of the entities are Subsidiaries of the same entity; or

(c) both of the entities are Controlled by the same person or entity.

ARTICLE II

PURCHASE AND SALE, ASSETS AND LIABILITIES

Section 2.1 Purchase and Sale. The Sellers agree to sell the Assets to the Purchaser and the Purchaser agrees to buy the Assets from the Sellers, all in accordance with the terms and conditions set out in this Agreement.

Section 2.2 Description of the Assets. In this Agreement, the “Assets” means all of the following, but expressly excluding the Excluded Assets:

(a) Lands. The condominium units described in Schedule 2.2(a), together with all appurtenant easements and any other rights, benefits and interests appurtenant thereto (the “Lands”);

(b) Improvements. All buildings, structures and improvements located on or affixed to the Lands and all fixtures on the Lands which constitute real property under Applicable Law (collectively referred to as the “Improvements”; the Lands and the Improvements are collectively referred to as the “Real Property”);

(c) Fixtures. All fixtures attached to and forming a part of the Real Property, other than (i) those which constitute Improvements; and (ii) removable fixtures belonging to the holders of any of the Tenant Leases, Intrawest Leases or Intrawest Interim Leases (the “Fixtures”);

(d) Tenant Leases. All of the Sellers’ right, title and interest in any leases, subleases, licenses, concessions and similar agreements granting to any Person the right to use or occupy any portion of the Real Property (the “Tenant Leases”), together with all security deposits held by the Sellers thereunder, to the extent that such security deposits are transferable;

(e) Contracts. All of the Sellers’ right, title and interest in and to any maintenance, service and supply contracts, and all other similar agreements for goods or services provided to the Sellers in connection with the Business, other than the Tenant Leases and the Licenses and Permits, to the extent that such contracts are transferable (the “Contracts”), together with all deposits made or held by the Sellers thereunder, all to the extent that such deposits are transferable;

(f) Licenses and Permits. All of the Sellers’ right, title and interest in and to any licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by the Sellers with respect to ownership of the Real Property, including, without limitation, those necessary for the construction, use or occupancy of the Real Property or the Business, to the extent that the same are transferable (the “Licenses and Permits”), together with any deposits made by the Sellers thereunder to the extent that they are transferable;

(g) Books and Records. All of the Sellers’ books and records which relate exclusively to the Real Property or the Business, but expressly excluding all documents and other materials which are legally privileged or constitute attorney work product (the “Books and Records”);

(h) Plans and Specifications. All of the Sellers’ right, title and interest in and to any plans and specifications, blue prints, architectural plans, engineering diagrams and similar items within the control of the Sellers which specifically relate to the Real Property (as opposed to any multi-unit condominium buildings in which any Real Property is located) to the extent that the foregoing are transferable (the “Plans and Specifications”); and

(i) Warranties. All warranties and guaranties held by the Sellers with respect to any Improvements, to the extent that such warranties are transferable (the “Warranties”).

Section 2.3 Excluded Assets. Notwithstanding anything to the contrary in Section 2.2, the following property, assets, rights and interests (the “Excluded Assets”) are excluded from the Assets:

(a) Cash. Except for deposits expressly included in Section 2.2, all cash on hand or on deposit in any operating account or other account or reserve maintained in connection with the Real Property or the Business;

(b) Third-Party Assets. Any fixtures, personal property or intellectual property owned by (i) the supplier, vendor, licensor or other party under any Contracts, Licenses and Permits, or Plans and Specifications, (ii) the holder of any Tenant Lease, Intrawest Lease or Intrawest Interim Lease, or (iii) any employees or any guests or customers of the Real Property; and

(c) Other Assets Owned by the Sellers. Any real property, personal property or other assets owned or controlled by the Sellers or any other Affiliates of Intrawest that is not being conveyed to the Purchaser pursuant to this Agreement.

Section 2.4 Retained Liabilities. At Closing, the Sellers shall retain all Liabilities for, and the Purchaser shall not have any obligation or Liability concerning, (i) any Liabilities under the Tenant Leases, Contracts, and Licenses and Permits which have arisen or accrued and pertain to a period prior to the Closing Date, including, without limitation, the Liability for the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing Date under the Tenant Leases, Contracts, and Licenses and Permits, except to the extent the Purchaser receives a credit for such Liabilities under Article IX, (ii) the payment of all Taxes and HOA Assessments due and payable or accrued but not yet paid prior to the Closing Date, except to the extent the Purchaser has received a credit for such Taxes and HOA Assessments under Article IX, (iii) the employment of any employees of the Sellers, including the payment of any compensation, accrued paid time off, sick time, personal days and any amounts accrued under any employee benefit or welfare plan of the Sellers, and (iv) any claim for personal injury or property damage to a Person (other than any Purchaser Indemnitee) or for violation of any law, which is based on any event which occurred at the Real Property prior to the Closing Date (collectively, the “Retained Liabilities”). The rights and obligations of the Parties under this Section 2.4 shall survive the Closing.

Section 2.5 Assumed Liabilities. The Purchaser hereby assumes (i) all Liabilities under the Tenant Leases, Contracts, Licenses and Permits that are not Retained Liabilities, and (ii) the payment of Taxes and HOA Assessments, but only to the extent such Liabilities, Taxes or HOA Assessments arise or accrue on or after the Closing Date or otherwise to the extent Purchaser received a credit with respect to such amounts at Closing (“Assumed Liabilities”). The rights and obligations of the Parties under this Section 2.5 shall survive the Closing.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price at Closing. The initial purchase price for the Property is Twenty Three Million Three Hundred Thousand Dollars ($23,300,000) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations as expressly provided in this Agreement.

Section 3.2 Deposits.

(a) Deposits. Prior to the date of this Agreement, CNL deposited (among additional amounts) the amount of One Million One Hundred Fifty Seven Thousand Dollars ($1,157,000) with the Escrow Agent pursuant to the VFA, which together with all interest earned thereon will become the “Deposits” under this Agreement.

(b) The Deposits shall be held by the Escrow Agent in an interest-bearing account pursuant to the terms and conditions of the escrow agreement entered into in connection with the VFA, with such changes thereto as may be agreed to by the Sellers and the Purchaser, each acting reasonably. The Deposits shall be non-refundable to the Purchaser except as otherwise expressly provided in this Agreement.

(c) Disbursement of Deposits to the Sellers. At Closing, the Purchaser shall cause the Escrow Agent to disburse the Deposits to the Sellers, and the Purchaser shall receive a credit against the Purchase Price in the amount of the Deposits disbursed to the Sellers. If this Agreement is terminated for any reason and the Purchaser is not entitled to a refund of the

Deposits under an express provision of this Agreement, then the Purchaser shall cause the Escrow Agent to disburse the Deposits to or to the order of the Sellers no later than two (2) Business Days after such termination.

(d) Refund of Deposits to the Purchaser. If this Agreement is terminated and the Purchaser is entitled to a refund of the Deposits under any express provision of this Agreement, then the Sellers shall use good faith efforts to cause the Escrow Agent to disburse the Deposits to the Purchaser no later than two (2) Business Days after termination.

Section 3.3 Payment of Purchase Price at Closing.

(a) Payment at Closing. At the Closing, the Purchaser shall pay to the Sellers by wire transfer an amount equal to the Purchase Price (as adjusted pursuant to Section 9.2), less the Deposits disbursed to the Sellers. The Purchaser shall cause the wire transfer of funds to be received by the Sellers no later than 1:00 p.m. (Pacific Time) on the Closing Date.

(b) Method of Payment. All amounts to be paid by the Purchaser to the Sellers pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

Section 3.4 Allocation of Purchase Price. The Parties agree that the Purchase Price to be paid at Closing shall be allocated among the Real Property substantially as set forth in Schedule 3.4 for federal, state and local tax purposes. The Parties acknowledge and agree that the allocation set forth in Schedule 3.4 represents an arm’s length agreement based on the Parties’ best judgment as to the fair market value of the Real Property. The Parties shall file all federal, state and local tax returns and related tax documents consistent with the allocation set forth in Schedule 3.4, as the same may be adjusted pursuant to Article IX or any other provision in this Agreement.

Section 3.5 Contingent Purchase Price. In addition to the Purchase Price to be paid at Closing, the Purchaser shall pay to the Sellers, pursuant to the terms and conditions of this Section 3.5, an additional amount of consideration (the “Contingent Purchase Price”), not to exceed Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000), as follows:

(a) Determination of EBITDA. Within forty-five (45) days after the end of the twelve-month period ended December 31, 2008 (such twelve-month period being hereinafter referred to as the “Earnout Period”), the Purchaser shall determine the amount of the 2008 Property EBITDA. Such amount shall be derived from unaudited financial statements prepared by the Purchaser with respect to the Assets for such period, prepared in accordance with GAAP.

(b) Determination of Contingent Purchase Price. The Contingent Purchase Price, if any, payable by the Purchaser to the Sellers shall be equal to the amount by which the 2008 Property EBITDA exceeds One Million Four Hundred Sixty Thousand and No Dollars ($1,460,000) (the “Earnout Threshold”), such excess to be divided by a capitalization rate of eight percent (8.0%); provided that (i) the Contingent Purchase Price shall in no event exceed Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000); and (ii) no Contingent Purchase Price shall be payable if the 2008 Property EBITDA does not exceed the Earnout Threshold.

(c) EBITDA Statement. The Purchaser shall deliver to the Sellers a copy of its unaudited financial statements with respect to the Assets for the Earnout Period, together with a detailed written description of its calculation of the Contingent Purchase Price, if any (the “EBITDA Statement”), within the forty-five (45) day period referred to in Section 3.5(a). If the Sellers disagree with any item, inclusion, deduction or computation set forth in the EBITDA Statement, within thirty (30) days after the receipt by the Sellers of such EBITDA Statement, the Sellers shall deliver to the Purchaser a written notice (a “Notice of Objection”) setting forth in reasonable detail the Sellers’ objections. If the Sellers fail to deliver a Notice of Objection within such thirty-day period, or deliver a written acceptance of such EBITDA Statement, the EBITDA Statement will become final and binding upon the Sellers, the Purchaser, and their respective successors and assigns. If the Sellers so notify the Purchaser of their objection to the EBITDA Statement, the Sellers and the Purchaser shall, within fifteen (15) days following the date such notice is received by the Purchaser (the “Resolution Period”), attempt to resolve their differences. Any resolution by them as to any disputed amounts shall be final, binding and conclusive. If, at the conclusion of the Resolution Period, the Purchaser and the Sellers do not resolve the dispute, then a reputable international accounting firm (the “Accounting Firm”), as agreed upon by the Purchaser and the Sellers, acting reasonably, shall be engaged to prepare the calculation of the Contingent Purchase Price in accordance with the provisions of this Agreement, which Accounting Firm shall be instructed to make such determination within thirty (30) days following such engagement. The determination of the Accounting Firm shall be final, conclusive and binding upon the Purchaser and the Sellers with respect to the Contingent Purchase Price. The Purchaser and the Sellers shall share equally the costs of the Accounting Firm pursuant to this Section 3.5(c).

(d) Payment of Contingent Purchase Price. The amount of the Contingent Purchase Price, if any, shall be paid by the Purchaser to the Sellers in cash within twenty (20) days following the final determination of the Contingent Purchase Price (the “Contingent Purchase Price Due Date”). Any unpaid balance of the Contingent Purchase Price that has not been paid as of the Contingent Purchase Price Due Date shall accrue interest at the rate of eighteen percent (18%) per annum, which amount shall compound interest on an annual basis from the due date until such amounts are paid by Purchaser to Sellers.

(e) Covenant by CNL Properties. CNL Properties hereby covenants and agrees with the Sellers to cause the Purchaser to fulfill all of its obligations under this Section 3.5 to pay to Purchaser the Contingent Purchase Price in accordance with the terms and conditions hereof. If the Purchaser fails at any time to pay to the Sellers any amount payable by the Purchaser to the Sellers as Contingent Purchase Price under this Section 3.5, CNL Properties will, upon receipt of written notice thereof from the Sellers, forthwith pay or cause to be paid such amount.

(f) Survival After Closing. The rights and obligations of CNL Properties and the Parties under this Section 3.5 shall survive the Closing.

ARTICLE IV

DUE DILIGENCE AND INSPECTION

Section 4.1 Intentionally Deleted.

Section 4.2 Intentionally Deleted.

Section 4.3 Matters Relating to Title.

(a) State of Title. The Sellers have delivered to the Purchaser a current title commitment (the “Title Commitment”) and a “pro forma” title insurance policy attached hereto as Schedule 4.3 (the “Pro Forma Policy”) with respect to the Real Property, together with legible copies of all title exception documents, as well as current Surveys of the Real Property. All matters shown on the Pro Forma Policy and the current Surveys are deemed “Permitted Encumbrances” with respect to the Real Property.

(b) Failure of Title. If on the Closing Date title to the Real Property is not insurable or is subject to any title or survey matters other than as shown on the Pro Forma Policy or current Surveys which in the Purchaser’s reasonable judgment materially and adversely affect the Real Property (“Unpermitted Exceptions”), and the Sellers are unable to cure, or elect not to cure, the same, the Purchaser may elect, as its sole right and remedy, either (i) to take such title to the Real Property as the Sellers can convey, with no abatement of the Purchase Price (except to the extent of monetary liens of a definite, fixed and ascertainable amount not in excess of the Purchase Price), or (ii) to terminate this Agreement with respect to the Real Property the title to which is not insurable or is subject to the Unpermitted Encumbrances, and receive a reduction in the Purchase Price equal to the amounts allocated to such excluded Real Property in Schedule 3.4. Notwithstanding the foregoing provisions, the Purchaser agrees to accept title to the Real Property despite the existence of any judgments or monetary liens against the Sellers if the Title Company insures the Purchaser in a manner reasonably acceptable to the Purchaser, at no cost or expense to the Purchaser, against loss by reason of such judgments or liens.

(c) Updated Title Commitment or Survey. If prior to Closing any update of the Title Commitments delivered to the Purchaser discloses any Title Exception which is not disclosed in the original Title Commitment previously provided to the Purchaser (a “New Title Exception”), or any update of the Surveys delivered to the Purchaser as of the date of this Agreement discloses any survey defect which is not disclosed in a Survey previously delivered to the Purchaser (a “New Survey Defect”), and such New Title Exception or New Survey Defect was not caused by the Purchaser or any Person on behalf of the Purchaser, then the Purchaser shall have the right to request the Sellers to remove or cure such New Title Exception or New Survey Defect at or prior to Closing by providing written notice (the “New Title and Survey Objection Notice”) to the Sellers within ten (10) Business Days after receiving such update of the applicable Title Commitment or Survey. The Sellers shall have no obligation to cure any alleged New Title Exception or New Survey Defect. If the Purchaser provides a New Title and Survey Objection Notice to the Sellers, the Sellers may elect, by providing written notice (the “New Title and Survey Election Notice”) to the Purchaser within the earlier of five (5) Business Days after the Sellers’ receipt of such New Title and Survey

Objection Notice and the Closing, to either (i) accept such New Title Exception or New Survey Defect as an additional Unpermitted Exception to be removed or cured at or prior to Closing, or (ii) not to remove or cure such New Title Exception or New Survey Defect. If the Sellers do not provide a New Title and Survey Election Notice to the Purchaser within such time period, then the Sellers shall be deemed to have elected not to remove or cure such New Title Exception or New Survey Defect as an Unpermitted Exception pursuant to clause (ii) of the preceding sentence. If the Sellers elect or are deemed to have elected not to remove or cure a New Title Exception or New Survey Defect, then the Purchaser shall have the right to elect, by providing written notice (the “New Title and Survey Response Notice”) to the Sellers within the earlier of ten (10) Business Days after the Purchaser’s receipt of the New Title and Survey Election Notice or the Closing, to (A) to terminate this Agreement with respect to such Real Property, and receive a reduction in the Purchase Price equal to the amounts allocated to such excluded Real Property, or (B) proceed to Closing pursuant to this Agreement and accept title to the Real Property subject to such New Title Exception or New Survey Defect which thereafter shall be deemed to constitute a Permitted Encumbrance, without any credit against the Purchase Price for such New Title Exception or New Survey Defect. If the Purchaser does not provide a New Title and Survey Response Notice to the Sellers within such time period, the Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence.

(d) Title Policy. At Closing, the Sellers shall cause the Title Company to issue an owner’s title insurance policy to the Purchaser, subject only to the Permitted Encumbrances and consistent with the Pro Forma Policy (a “Title Policy”), or alternatively, to commit in writing to issue such Title Policy to the Purchaser post-Closing.

(e) Conveyance of the Property. At Closing, the Sellers shall convey the Real Property to the Purchaser subject to all (i) Permitted Encumbrances, and (ii) all Unpermitted Exceptions which are cured by causing the Title Company to remove or insure over such Unpermitted Exceptions in the Title Policy, but which otherwise are not removed from title.

Section 4.4 Sellers’ Due Diligence Materials. If this Agreement is terminated, the Purchaser promptly shall return all original Sellers’ Due Diligence Materials provided to the Purchaser, and destroy all other Sellers’ Due Diligence Materials in the Purchaser’s possession, including all copies thereof, and upon request by the Sellers provide written confirmation certifying thereto. This Section 4.4 shall survive the termination of this Agreement.

Section 4.5 Release and Indemnification. The Purchaser (for itself and all the Purchaser’s Indemnitees) hereby releases the Sellers’ Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the negligence or willful misconduct of any Sellers Indemnitee. The Purchaser shall defend, indemnify and hold harmless the Sellers Indemnitees in accordance with Article XII from and against any Indemnification Loss incurred by the Sellers’ Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the negligence or willful misconduct of any Sellers’ Indemnitee. At the Sellers’ request, the Purchaser, at its cost and expense, shall repair any damage to the Assets or any other property owned by a Person other than the Purchaser arising from or in connection with the Inspections, and restore the Assets or such other third-party property to the same condition as existed prior to such Inspections, or replace the Assets or such third-party property with property of the same quantity and quality. This Section 4.5 shall survive the termination of this Agreement.

Section 4.6 Delivery of Property Documents.

The Sellers have furnished to the Purchaser copies of the following, each of which, to the Sellers’ Knowledge, is or will be a true, correct and complete copy of the document it purports to be:

(a) All Warranties relating to the Real Property or any part thereof which are still in effect to which the Sellers may be entitled to make a claim;

(b) All Licenses and Permits affecting the Real Property in any material respect;

(c) The most recent real estate tax statements with respect to the Real Property and notices of appraised value for the Real Property;

(d) Engineering and architectural plans, drawings and specifications relating to the Improvements;

(e) All Contracts affecting the Real Property in any material respect; and

(f) All Tenant Leases and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable in connection therewith which will be binding on the Purchaser.

Section 4.7 Access to Financial Information. Because of the nature of the transactions contemplated by this Agreement, the Parties acknowledge that the Purchaser or an Affiliate of the Purchaser will be required to file with one or more regulatory agencies audited financial statements with respect to the Real Property for the year ended June 30, 2004, which audit must be completed prior to the Closing. The Parties agree that (i) Intrawest is to cause such audited financial statements to be prepared in a timely manner, and (ii) the expenses and costs of preparing the audited financial statements described will be borne by the Purchaser. Upon prior notice to the Sellers, the Purchaser’s representatives shall have reasonable access to all non-privileged and non-confidential financial and other information in the Sellers’ possession relating to the Real Property sufficient to enable the Purchaser to prepare audited financial statements in conformity with Regulation S-X of the SEC and to enable the Purchaser to prepare a registration statement, report or disclosure statement for filing with the SEC on its behalf.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 The Sellers’ Representations and Warranties. To induce the Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, each of the Sellers hereby makes the representations and warranties in this Section 5.1, but only with respect to itself and its portion of the Assets or interest therein that it owns, upon which the Sellers acknowledge and agree that the Purchaser is entitled to rely.

(a) Organization and Power. Each of the Sellers is duly incorporated or formed (as the case may be), validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdiction in which its Assets are located, and has all requisite power and authority to own the Assets and conduct its Business as currently owned and conducted.

(b) Authority and Binding Obligation. Subject to obtaining all required corporate approvals and consents: (i) each of the Sellers has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by it pursuant to this Agreement (the “Sellers’ Documents”), and to perform all obligations required of it under this Agreement and each of the Sellers’ Documents, (ii) the execution and delivery by Sellers of this Agreement and, when executed and delivered, each of the Sellers’ Documents, and the performance by each of the Sellers of its obligations under this Agreement and, when executed and delivered, each of the Sellers’ Documents, have been, or will have been, duly and validly authorized by all necessary action by each of the Sellers, and (iii) this Agreement and, when executed and delivered, each of the Sellers’ Documents constitutes, or will constitute, legal, valid and binding obligations of the Sellers enforceable against the Sellers in accordance with its and their terms, except to the extent the Purchaser itself is in default hereunder or thereunder.

(c) Title to the Lands. The Sellers are the fee simple owners of the Lands, subject only to the Permitted Encumbrances.

(d) Consents and Approvals; No Conflicts. Subject to the recording of any of the Sellers’ Documents as appropriate, and except as disclosed in the Sellers’ Due Diligence Materials or the Purchaser’s Due Diligence Reports, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by the Sellers of any of the Sellers’ Documents, or the performance by the Sellers of any of their obligations under this Agreement or any of the Sellers’ Documents or the consummation by the Sellers of the transactions described in this Agreement, except to the extent such permit, authorization, consent or approval has been or will be obtained by the Sellers prior to Closing or where otherwise the failure to obtain such permit, authorization, consent or approval would not have a MAE, and (ii) upon obtaining all required corporate approvals and consents, neither the execution and delivery by the Sellers of this Agreement or any of the Sellers’ Documents, nor the performance by the Sellers of any of their obligations under this Agreement or any of the Sellers’ Documents, nor the consummation by the Sellers of the transactions described in this Agreement, will (A) violate any provision of the Sellers’ organizational or governing documents, (B) violate any Applicable Law to which the Sellers are subject, (C) to the Sellers’ Knowledge, result in a violation or breach of, or constitute a default under any of the Contracts that affect any of the Real Property in any material respect, or (D) result in the creation or imposition of any lien or encumbrance on any of the Assets or any portion thereof.

(e) Condemnation. The Sellers have not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to the Sellers’ Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Real Property or any portion thereof.

(f) Compliance with Applicable Law. The Sellers have not received any written notice of a violation of any Applicable Law with respect to any of Real Property which have not been cured or dismissed and which could reasonably result in an MAE.

(g) Litigation. The Sellers have not (i) been served with any court filing in any litigation with respect to any Assets or the Business in which the Sellers are named a party which has not been resolved, settled or dismissed and which could otherwise reasonably result in an MAE or materially and adversely affect title to any of the Assets or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to any Assets or the Business which has not been resolved, settled or dismissed and which could reasonably result in an MAE.

(h) Taxes. (i) All Taxes which would be delinquent if unpaid will be paid in full or prorated at Closing as part of the Prorations pursuant to Article IX; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing, (ii) the Sellers have not received any written notice for an audit of any Taxes with respect to any Real Property which has not been resolved or completed, and (iii) the Sellers are not currently contesting any Taxes with respect to any Real Property where any such contest, if determined adversely, could reasonably result in an MAE.

(i) Licenses and Permits. To the Sellers’ Knowledge, the Sellers have made available to the Purchaser a true and complete copy of the Licenses and Permits material to ownership and operation of the Real Property. The Sellers have not received any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits that materially affect a Property or the Business that has not been cured or dismissed, or (ii) any failure by the Sellers to obtain any Licenses and Permits that materially affect a Property or the Business that has not been cured or dismissed.

(j) Tenant Leases. The Rent Roll shall set forth a correct and complete list of the Tenant Leases, and prior to Closing, the Sellers shall have made available to the Purchaser a copy of each of the Tenant Leases in the Sellers’ possession, which shall be true and complete copies of the Tenant Leases. Prior to Closing, Sellers shall attach a Schedule 5.1(j), that shall set forth any storage leases, licenses or similar rights to use the Assets or other rights of Tenants to use real property, goods or services in connection with or relating to such Tenant’s use of the Assets to the extent not otherwise set forth or disclosed in the Tenant Leases or the tenant estoppels (with amendments) that have been previously delivered to Purchaser. Except as set forth in (i) the Sellers’ Due Diligence Materials (including the Tenant Leases and all tenant estoppel certificates (with attachments) that have been previously delivered to Purchaser), (ii) the Purchaser’s Due Diligence Reports, or (iii) the Rent Roll or Schedule 5.1(j) to be attached to this Agreement prior to Closing, to the Sellers’ Knowledge, (A) the Sellers have neither given nor received any written notice of any breach or default under any of the Tenant Leases which has not been cured, (B) no tenants are entitled to any rebates, rent concessions or free rent, (C) no rents due under any of the Tenant Leases are presently assigned, hypothecated or encumbered by the Sellers, other than in connection with any mortgage encumbering the Real Property which shall be satisfied prior to or in connection with the Closing, (D) there are no unpaid brokerage commissions or unpaid landlord obligations for tenant improvements in connection with the current term of occupancy of tenants under the Tenant Leases, (E) no rent under any of the Tenant Leases has been prepaid (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Tenant Leases), (F) no tenant has notified the Sellers in writing of its intent to terminate its lease prior to expiration of the term of such lease, and (G) no written notice of any default under the Tenant Leases has been given or received by the Sellers or any of the Sellers.

(k) Possession. Other than the Tenant Leases or as set forth in the Title Exceptions, the Sellers have not granted to any party any license, lease or other right relating to the use or possession of the Real Property or any part thereof, except tenants under the Tenant Leases.

(l) Purchase Rights. Except as set forth in the Title Exceptions, there are no purchase contracts, options or other agreements of any kind, whereby any Person other than the Purchaser will have acquired or will have any right to acquire title to all or any portion of the Real Property.

(m) Contracts. There are no Contracts material to ownership and operation of the Real Property.

(n) Municipal Assessment/Notices. To the Sellers’ Knowledge (i) there are no outstanding unpaid municipal assessment notices against the Assets, and (ii) no Seller has received any written notice from any Governmental Authority concerning the existence of any presently uncorrected violation of any Applicable Law with respect to the Assets.

(o) Bankruptcy. No Seller is insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and no Seller has ceased to pay its debts as they become due. No Seller has filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and no Seller has been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. No Seller has sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and no Seller has made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

(p) Labor and Employment Matters. (i) To the Sellers’ Knowledge, there is no union organizing, strikes, work stoppage or slow downs in respect of the Business at any of the Real Property, and (ii) no Seller is a party to any collective bargaining agreement or relationship with any labor union which affects the Real Property.

(q) ADA, WARN and COBRA. To the Sellers’ Knowledge, no Seller has received any written notice of any violation of any provision of Applicable Law (including, but not limited to, the Americans with Disabilities Act, the WARN Act, the COBRA and those of environmental agencies), with respect to the ownership, operation, use, maintenance or condition of the Real Property, which violation has not been remedied.

(r) Construction Contracts. At the Closing there will be no outstanding contracts made by the Sellers for the construction or repair of any Improvements which have not been fully paid for or provision for the payment of which has not been made by the Sellers and the Sellers shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to the Real Property prior to the Closing to the extent any such lien is not insured over the Title Company or bonded over pursuant to Applicable Law.

(s) Insurance Policies. No Seller has received written notice from any insurance carrier of defects or inadequacies in the Real Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

(t) General Condition of Property. To the Sellers’ Knowledge, except as set forth in the Property Condition Evaluations, all material aspects of the Real Property as of the Closing Date, will be in good working order and repair, mechanically and structurally sound, free from all material defects in materials and workmanship.

(u) Environmental Condition of Property. To the Sellers’ Knowledge, except as set forth in the Property Condition Evaluations and the Environmental Reports, the Real Property does not contain any Hazardous Substances (other than any Hazardous Substances situated at the Real Property in the Ordinary Course of Business or the ordinary course of business of any tenant or other occupant of the Real Property in compliance with Environmental Laws, including, without limitation, fluorescent light bulbs in use at the Real Property) and the Sellers do not have any Sellers’ Knowledge of any Environmental Claims or Environmental Liabilities in respect of the Real Property.

(v) Management Agreements. As of the Closing Date, the Sellers will not be party to any management agreement with respect to the Real Property, except the Intrawest Management Agreement.

(w) Compliance with Permitted Encumbrances. Except as shall be set forth on Schedule 5.1(w), that shall be attached to this Agreement by Sellers prior to Closing, the Sellers have neither received, nor given, any written notice of any violation of any Permitted Encumbrance which is material to the ownership, value or operation of any of the Assets, which has not been cured or dismissed.

(x) Intentionally Deleted.

(y) Finders and Investment Brokers. The Sellers have not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of the Sellers in connection with the transactions described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

(z) Foreign Person. Each of the Sellers is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

(aa) Financial Statements. The consolidated profit and loss statement for the Real Property for Intrawest’s fiscal year ended June 30, 2004, which were provided to the Purchaser: (i) are true and complete copies of the operating statements for such period prepared by the Sellers and its Affiliates with respect to the Business; and (ii) to the Sellers’ Knowledge, have been prepared in accordance with U.S. Generally Accepted Accounting Principles and present fairly, in all material respects, the operation results of the Business for the periods covered by such income statements, subject to standard year-end adjustments for any year to date income statements.

(bb) Rent Roll. Prior to Closing, Sellers shall attach a Rent Roll to this Agreement as Schedule 5.1(bb), which shall accurately summarize all the existing Tenant Leases and their terms, including the Intrawest Leases.

Section 5.2 The Purchaser’s Representations and Warranties. To induce the Sellers to enter into this Agreement and to consummate the transactions described in this Agreement, the Purchaser hereby makes the representations and warranties in this Section 5.2, upon which the Purchaser acknowledges and agrees that the Sellers are entitled to rely.

(a) Organization and Power. The Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

(b) Authority and Binding Obligation. (i) the Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by the Purchaser pursuant to this Agreement (the “Purchaser’s Documents”), and to perform all obligations of the Purchaser arising under this Agreement and each of the Purchaser’s Documents, (ii) the execution and delivery by the signer on behalf of the Purchaser of this Agreement and, when executed and delivered, each of the Purchaser’s Documents, and the performance by the Purchaser of its obligations under this Agreement, and when executed and delivered, each of the Purchaser’s Documents, has been, or will be, duly and validly authorized by all necessary actions by the Purchaser, and (iii) this Agreement and, when executed and delivered, each of the Purchaser’s Documents, constitutes, or will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its and their terms, except to the extent any of the Sellers is in default thereunder.

(c) Consents and Approvals; No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by the Purchaser of this Agreement or any of the Purchaser’s Documents, the performance by the Purchaser of any of its obligations under this Agreement or any of the Purchaser’s Documents, or the consummation by the Purchaser of the transactions described in this Agreement or any of the Purchaser’s Documents, and (ii) neither the execution and delivery by the Purchaser of any of the Purchaser’s Documents, nor the performance by the Purchaser of any of its obligations under any of the Purchaser’s Documents, nor the consummation by the Purchaser of the transactions described in this Agreement, will: (A) violate any provision of the organizational or governing documents of the Purchaser; (B) violate any Applicable Law to which the Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which the Purchaser is a party or by which any of the Purchaser’s properties are subject.

(d) Finders and Investment Brokers. The Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of the Purchaser in connection with the transactions described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Confidentiality.

(a) Disclosure of Confidential Information. The Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in the Sellers’ Due Diligence Materials, the Purchaser’s Due Diligence Reports or any other documents, materials, data or other information with respect to the Property or the Business which is not generally known to the public shall be confidential. Nothing herein shall restrict or limit the Sellers from communicating with tenants and homeowners’ associations in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or the Purchaser from contacting Intrawest company officials, property engineers and architects, and other third party consultants assisting the Purchaser in its investigation of the Real Property, subject to Section 6.1(c).

(b) Public Announcements. No Party shall have the right to make a public announcement regarding the transactions described in this Agreement without the prior approval of the other Party. The Sellers and the Purchaser shall approve the timing, form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement under Applicable Law, in which case no such approval by the other Party shall be required.

(c) Communication with Governmental Authorities. On the condition that the Purchaser has first notified and given the Sellers a reasonable opportunity to participate, the Purchaser and its representatives and consultants shall have the right to review building department, health department and other local Governmental Authority records with respect to the Real Property and the operation of the Business and request written or verbal confirmation of zoning and any other compliance by the Real Property or the Business with any Applicable Laws.

Section 6.2 Municipal Improvements/Notices.

(a) The Purchaser Assumption. The Purchaser shall pay all assessments against the Real Property or any part thereof for improvements or other work first becoming due on or after the Closing (including any HOA transfer assessments and any fines, interest or penalties thereon due to the non-payment thereof), and reimburse the Sellers for assessments paid prior to Closing attributable to periods following the Closing, and shall indemnify, defend and exonerate and save the Sellers harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom. Any improvements or other work at the Real Property incurred prior to Closing shall be the responsibility of the Sellers or, to the extent applicable, the responsibility of the tenants under the Tenant Leases.

(b) Compliance. Upon the Closing, if there exists any uncorrected violation of an ordinance, public regulation or statute issued by any public authority (including any fines, interest or penalties thereon due to non-compliance therewith) in respect of the Real

Property, the Sellers shall indemnify, defend and exonerate and save the Purchaser harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom. Nothing contained in this paragraph shall be deemed to limit any rights the Purchaser may have by reason of a breach of the representations of the Sellers set forth elsewhere in this Agreement.

(c) Survival. The provisions of this Section 6.2 shall survive the Closing.

Section 6.3 Conduct of the Business.

(a) Operation, Maintenance and Repair in Ordinary Course of Business. From the date of this Agreement until the Closing or earlier termination of this Agreement, the Sellers shall conduct the Business in the Ordinary Course of Business, including, without limitation, (i) performing maintenance and repairs for the Real Property in the Ordinary Course of Business; and (ii) maintaining insurance coverage consistent with the Sellers’ risk management policies in place as of the date hereof.

(b) Contracts. From the date of this Agreement until the Closing or earlier termination of this Agreement, the Sellers shall not, (i) without the Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, (A) amend, extend, renew or terminate any existing Tenant Leases, Contracts or Licenses and Permits, except in the Ordinary Course of Business and with prompt notice to and copies thereof to the Purchaser (and in any event prior to Closing), nor (B) enter into any new Tenant Leases, Contracts, or Licenses and Permits, except in the Ordinary Course of Business, nor (C) without the Purchaser’s prior written consent in its sole discretion, enter into any Tenant Lease for any space which will be the subject of an Interim Intrawest Lease as identified in Exhibit J to the VFA for an aggregate amount of rent and other consideration for the period of the balance of the term of the Intrawest Interim Lease then remaining which is less than the aggregate of the rent that would be payable under the Intrawest Interim Lease for such space during such period of time based on the rental rate that is for such space that is set out in Exhibit J to the VFA.

(c) Title. From the date of this Agreement until the Closing or earlier termination of this Agreement, the Sellers shall not knowingly create any Title Exception which materially and adversely affects any Real Property. The Purchaser acknowledges that the imposition by a Seller of a condominium homeowners declaration, village company, master or other declaration, or easements and other encumbrances in the Ordinary Course of Business shall not be deemed “material and adverse.”

Section 6.4 Licenses and Permits. The Purchaser shall be responsible for obtaining the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits. The Purchaser, at its cost and expense, shall, as promptly as possible after the execution of this Agreement, submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits as of the Closing, and the Sellers shall reasonably cooperate with the Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to the Purchaser.

Section 6.5 Tax Contests.

(a) Taxable Period Terminating Prior to Closing Date. The Sellers shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, the Sellers shall indemnify and hold the Purchaser harmless from and against any Indemnification Loss incurred by the Purchaser as a result of the Sellers exercising their rights under this Section 6.5(a). This Section 6.5(a) shall survive the Closing.

(b) Taxable Period Including the Closing Date. The Sellers shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if the Purchaser desires to contest any Taxes for such taxable period and the Sellers have not commenced any proceeding to contest any such Taxes for such taxable period, the Purchaser, may request the Sellers to do so. If the Sellers desire to contest such Taxes, the Sellers shall provide written notice to the Purchaser within thirty (30) days after receipt of the Purchaser’s request confirming that the Sellers will contest such Taxes, in which case the Sellers shall proceed to contest such Taxes, and the Purchaser shall not have the right to contest such Taxes. If the Sellers fail to provide such written notice confirming that the Sellers will contest such Taxes within such thirty (30) day period, the Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between the Sellers and the Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party. This Section 6.5(b) shall survive the Closing.

(c) Taxable Period Commencing After Closing Date. The Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings. The Purchaser shall indemnify and hold the Sellers harmless from and against any Indemnification Loss incurred by the Sellers as a result of the Purchaser exercising its rights under this Section 6.5(c). This Section 6.5(c) shall survive the Closing.

(d) Cooperation. The Sellers and the Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the

Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. This Section 6.6(d) shall survive the Closing.

Section 6.6 Notices and Filings. The Sellers and the Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Tenant Leases, Contracts or Licenses and Permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Real Property or the Business.

Section 6.7 Further Assurances. From the date of this Agreement until the Closing or termination of this Agreement, the Sellers and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, the Sellers and the Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement.

Section 6.8 Audited Financial Statements. The Sellers shall cause the operating statements for the fiscal year end June 30, 2004 referenced in Section 5.1(aa) to be audited prior to Closing. The Purchaser shall pay for all costs and expenses incurred in connection with such audits at Closing.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Mutual Closing Conditions.

(a) Satisfaction of Mutual Closing Conditions. The respective obligations of the Sellers and the Purchaser to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Mutual Closing Conditions”):

(i) Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

(ii) Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

(iii) Funding of the Project Loan. All conditions for closing and funding of the Project Loan shall have been met and the Project Loan shall have closed and funded.

(iv) Other Contracts. The purchases and sales contemplated under the Other Contracts shall have closed.

(v) Corporate Approvals. The Sellers and the Purchaser shall have obtained all required corporate approvals and consents required to authorize the entering into of this Agreement, together with the entering into of all documents and the consummation of all transactions contemplated hereby and thereby.

(b) Failure of Mutual Closing Condition. If any of the Mutual Closing Conditions is not satisfied at the Closing, then each Party shall have the right to terminate this Agreement by providing written notice to the other Party, in which case the Deposits shall be refunded to the Purchaser in accordance with Section 3.2(d), and the Parties shall have no further rights or obligations under this Agreement, except for those which expressly survive such termination, unless the Mutual Closing Condition set out in Section 7.1(iii) is not satisfied as a result of a failure by CNL Village Retail GP, LLC and CNL Income Partners, LP, to contribute to the Purchaser its share of the equity required by the lender under the Project Loan, provided that such equity required does not exceed Ten Million Two Hundred Forty Thousand Dollars ($10,240,000), plus eighty percent (80%) of all closing costs allocable to the Closing on the Assets, as such closing costs are mutually agreed upon between Sellers and Purchaser.

Section 7.2 Purchaser’s Closing Conditions.

(a) Satisfaction of Purchaser’s Closing Conditions. In addition to the Mutual Closing Conditions, the Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser’s Closing Conditions”):

(i) The Sellers’ Deliveries. All of the Sellers’ Closing Deliveries shall have been delivered to the Purchaser or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Purchaser at Closing.

(ii) Representations and Warranties. The representations or warranties of the Sellers in this Agreement (as qualified by any schedules to this Agreement and any amendments or supplements to such schedules, other than a Post-Execution Disclosure) shall be true and correct in all material respects as of the Closing (or as such other date to which such representation and warranties expressly were made).

(iii) Covenants and Obligations. The covenants and obligations of the Sellers in this Agreement shall have been performed in all material respects.

(iv) Title Policies. The Title Company shall have irrevocably committed to issue the Title Policies pursuant to Section 4.3(d) with all standard exceptions deleted and all requirements for issuance of the Title Policies satisfied and deleted.

(v) Change in Environmental Condition of Property. No event shall have occurred prior to the Closing Date which would result in a violation of any Environmental Law that has a MAE.

(vi) Purchaser’s Approval of Rent Roll, Schedule 5.1(j) and Schedule 5.1(w). Purchaser shall have approved the Rent Roll, Schedule 5.1(j), Schedule 5.1(w) and any further schedule or disclosure by Purchaser between the date of this Agreement and the Closing and Sellers and Purchaser shall have agreed upon what actions, if any, are to be taken by Sellers in order to correct any of the matters described therein.

(b) Failure of the Purchaser’s Closing Conditions. If any of the Purchaser’s Closing Conditions is not satisfied at the Closing (a “Purchaser’s Closing Condition Failure”), then the Purchaser shall have the right, in the Purchaser’s absolute discretion, to either (i) terminate this Agreement by providing written notice to the Sellers, in which case the Deposits shall be refunded to the Purchaser in accordance with Section 3.2(d), and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of the Purchaser in respect thereof.

Section 7.3 The Sellers’ Closing Conditions.

(a) Satisfaction of the Sellers’ Closing Conditions. In addition to the Mutual Closing Conditions, the Sellers’ obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Sellers’ Closing Conditions”):

(i) Receipt of the Purchase Price. The Purchaser shall have (i) paid to the Sellers or deposited with Escrow Agent with irrevocable written direction to disburse the same to the Sellers, the Purchase Price (as adjusted for Prorations pursuant to Article IX), and (ii) delivered irrevocable written direction to Escrow Agent to disburse the Deposits to the Sellers.

(ii) Purchaser’s Deliveries. All of the Purchaser’s Closing Deliveries shall have been delivered to the Sellers or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Sellers at Closing.

(iii) Representations and Warranties. The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

(iv) Covenants and Obligations. The covenants and obligations of the Purchaser in this Agreement shall have been performed in all material respects.

(b) Failure of the Sellers’ Closing Conditions. If any of the Sellers’ Closing Conditions is not satisfied at the Closing (a “Sellers’ Closing Condition Failure”), then the Sellers shall have the right, in the Sellers’ absolute discretion, to either (i) terminate this Agreement by providing written notice to the Purchaser, in which case the Deposits shall be disbursed to the Sellers in accordance with Section 3.2(c), and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive the termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of the Seller.

Section 7.4 Intentionally Deleted.

ARTICLE VIII

CLOSING

Section 8.1 Closing Date. The closing of the transactions described in this Agreement (the “Closing”) shall occur on that date which is mutually agreed to in writing by the Sellers and the Purchaser, but in any event on or before December 15, 2004 (the “Outside Closing Date”). The date on which the Closing occurs or is scheduled to occur is referred to herein as the “Closing Date”. If the Parties cannot agree on a Closing Date, the Closing Date will be the Outside Closing Date. The Closing shall occur at the offices of the Sellers’ counsel in Denver, Colorado or such other place as agreed to in writing between the Sellers and the Purchaser.

Section 8.2 Closing Escrow. If the Parties agree to effect the Closing through an escrow, then the Closing shall take place by means of a so-called “New York-style” escrow (the “Closing Escrow”), in which case at or prior to the Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to the Sellers, the Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (i) the Purchase Price to be paid by the Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by the Sellers and the Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted for Prorations pursuant to Article IX) and the Deposits shall be disbursed to the Sellers and the documents deposited into the Closing Escrow shall be delivered to the Sellers and the Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

Section 8.3 Closing Deliveries.

(a) Sellers’ Deliveries. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser (or if directed by the Purchaser, to the Intrawest Managers), or deposited with Escrow Agent in the Closing Escrow to be delivered to the Purchaser at Closing, or (with the approval of the Purchaser, acting reasonably) otherwise to be delivered or made available to the Purchaser upon Closing all of the documents, each of which shall have been duly executed by the Sellers and acknowledged (if required), and other items, set forth in this Section 8.3(a) (the “Sellers’ Closing Deliveries”), as follows:

(i) Closing Certificate. A closing certificate substantially in the form of Exhibit F, together with a copy of all appropriate resolutions, consents and approvals.

(ii) Deeds. Special warranty deeds substantially in the form of Exhibit G, (with such modifications as are required in the applicable jurisdictions and applicable condominium documents) conveying the Real Property to the Purchaser, subject to the Permitted Encumbrances;

(iii) Bills of Sale. Bills of Sale substantially in the form of Exhibit H, transferring the Fixtures, Books and Records, Plans and Specifications, and Warranties to the Purchaser on the terms set forth therein;

(iv) Assignments and Assumptions. Assignments and Assumptions of Leases and Contracts and Licenses and Permits substantially in the forms of Exhibits I-1 and I-2, assigning the Tenant Leases, Contracts and Licenses and Permits to the Purchaser on the terms set forth therein;

(v) Title Requirements. Such agreements, affidavits or other documents as may be reasonably required by the Title Company from the Sellers to issue the Title Policies;

(vi) Other Declarations. Any real estate transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Real Property;

(vii) FIRPTA Certificates and Title Affidavits. An affidavit from the Sellers with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended, and the regulations issued thereunder) and any similar state tax requirements and an affidavit in favor of the Title Company which shall be sufficient to delete the standard exceptions from the title policy from the Sellers that the Sellers have not done or caused to be done any work on the Real Property that has not been paid for and as to which mechanics’ liens or builders’ liens may be filed against the Real Property following the Closing;

(viii) Original Documents. To the extent not previously delivered to the Purchaser, all originals (or copies if originals are not available) of the Tenant

Leases, Contracts, Licenses and Permits, Books and Records, keys and lock combinations, which shall be located at the Real Property on the Closing Date and deemed to be delivered to the Purchaser upon delivery of possession of the Real Property, provided, however, that the Sellers shall have the right to (i) redact and reformat any Books and Records which include data or other information pertaining to any other commercial properties owned, managed or franchised by the Sellers or their Affiliates, and (ii) retain copies of any Books and Records delivered to the Purchaser;

(ix) Closing Statement. The Closing Statement prepared pursuant to Section 9.1;

(x) Authority Documents. A corporate resolution and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of the Sellers;

(xi) Tenant Notices. Executed written notices from the applicable Seller to each Tenant under the Tenant Leases advising such tenants of the transaction, to be delivered post-closing;

(xii) Estoppel Certificates. All tenant and homeowner’s association, village association, master association or similar association estoppel certificates to the extent actually received by the Sellers (and the Sellers covenant and agree to use commercially reasonable diligent efforts to obtain such estoppel certificates to the satisfaction of the lender under the Project Loan);

(xiii) Possession and Keys. Possession of the Real Property free and clear of all parties in possession, except Intrawest Tenants and tenants under Tenant Leases, and all keys, codes and other security devices for the Real Property;

(xiv) Intrawest Leases; Intrawest Interim Leases; and Intrawest Guaranty. Counterparts of the Intrawest Leases and Intrawest Interim Leases executed by the applicable Intrawest Tenants, together with the original executed Intrawest Guaranty of such Intrawest Leases and Intrawest Interim Leases;

(xv) Intrawest Management Agreement. Counterparts of the Intrawest Management Agreement executed by the applicable Intrawest Manager;

(xvi) Option to Purchase and Land ROFOs. Counterparts of the Option to Purchase and Recordable Land ROFOs;

(xvii) Trade Names and Trademarks. A non-exclusive license (or sublicense) in favor of the Purchaser to use the trade names and trademarks used by the Sellers in connection with their operation of the Business from whatever party is the holder of such trade names and trademarks, to the extent that the Purchaser reasonably requires the use of the trade names and trademarks;

(xviii) POLA Agreement. A Short Form Copper Mountain Property Owners and Lessees Agreement substantially in the form of Exhibit M.

(xix) HOA Notices. Any required notices to the applicable homeowners’ associations, village association, master association or similar association with respect to the transaction, to be delivered post-closing;

(xx) Counterpart Execution Documents. A counterpart of each of the documents and instruments to be delivered by the Purchaser under Section 8.3(b) which require execution by the Sellers;

(xxi) Resort Accommodation Agreement. A Resort Accommodation Agreement substantially in the form of Exhibit L hereto whereby Intrawest (or its Affiliates) shall undertake certain post-closing deliveries and obligations that are not specifically addressed by this Agreement; and

(xxii) Other Documents. Such other documents and instruments as may be reasonably requested by the Purchaser in order to consummate the transactions described in this Agreement.

(b) Purchaser’s Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers or deposited with Escrow Agent in the Closing Escrow to be delivered to the Sellers all of the documents, each of which shall have been duly executed by the Purchaser and acknowledged (if required), and other items, set forth in this Section 8.3(b) (the “Purchaser’s Closing Deliveries”), as follows:

(i) Purchase Price. The Purchase Price (as adjusted for Prorations pursuant to Article IX) to be paid by the Purchaser;

(ii) Disbursement Letter. A letter of direction to Escrow Agent directing Escrow Agent to disburse the Deposits to the Sellers;

(iii) Closing Certificate. A closing certificate substantially in the form of Exhibit J, together with all exhibits thereto;

(iv) Counterpart Execution Documents. A counterpart of each of the documents and instruments to be delivered by the Sellers under Section 8.3(a) which require execution by the Purchaser;

(v) Authority Documents. A corporate resolution and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of the Purchaser;

(vi) Resort Accommodation Agreement. A Resort Accommodation Agreement substantially in the form of Exhibit L hereto whereby Intrawest (or its Affiliates) shall undertake certain post-closing deliveries and obligations that are not specifically addressed by this Agreement;

(vii) POLA Agreement. A Short Form Copper Mountain Property Owners and Lessees Agreement substantially in the form of Exhibit K;

(viii) HOA Notices. Any required notices to the applicable homeowners’ associations, village association, master association or similar association with respect to the transaction, to be delivered post-closing; and

(ix) Other Documents. Such other documents and instruments as may be reasonably requested by the Sellers or the Title Company in order to consummate the transactions described in this Agreement.

Section 8.4 Possession. The Sellers shall deliver possession of the Assets to the Purchaser, subject to the Permitted Encumbrances and Tenant Leases, upon completion of the Closing.

ARTICLE IX

PRORATIONS AND EXPENSES

Section 9.1 Closing Statement. No later than the day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Real Property as may be necessary to make the adjustments and Prorations to the Purchase Price as set forth in Sections 9.2 and 9.3 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and Prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reported after the Closing as expressly set forth in Section 9.2.

Section 9.2 Prorations. The items of revenue and expense set forth in this Section 9.2 shall be prorated between the Parties (the “Prorations”) as of 11:59 p.m. on the day preceding the Closing Date (the “Cut-Off Time”), or such other time expressly provided in this Section 9.2, so that the Closing Date is a day of income and expense for the Purchaser.

(a) Taxes and HOA Assessments. All Taxes and HOA Assessments shall be prorated as of the Cut-Off Time between the Sellers and the Purchaser. If the amount of any such Taxes or HOA Assessments is not ascertainable on the Closing Date, the Proration for such Taxes and HOA Assessments shall be based on the most recent available bill, provided, however, that after the Closing, the Sellers and the Purchaser shall re-prorate the Taxes and HOA Assessments and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period.

(b) Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between the Sellers and the Purchaser. The Purchaser shall receive a credit for all security deposits and tenant improvement escrows which are not transferred by the Sellers to the Purchaser, and for all unfunded tenant improvement obligations owed by the Sellers under the Tenant Leases, and the Purchaser thereafter shall be obligated to refund or apply such deposits and undertake such tenant improvements, in accordance with the terms of such Tenant Leases. The Purchaser shall not receive a credit for any security deposits held by the Sellers which are either transferred to the Purchaser or otherwise not assignable and therefore returned to the tenant under such Tenant Lease, in which case the Purchaser shall obtain any replacement security deposit directly from such tenant. With respect to common area maintenance charges (“CAM”) to tenants that are estimated, and which the Tenant Lease requires be rebated if overpaid, the Purchaser will rebate and the appropriate Seller will pay the Purchaser its pro rata portion of any such rebate based upon the number of days before and after the Cut-Off Time. If estimated CAM are underpaid by tenants and unable to be collected by the Purchaser, the appropriate Seller will pay to the Purchaser a pro rata portion of the amount of uncollectible CAM based upon the number of days before and after the Cut-Off Time. The Purchaser will use commercially reasonable efforts to collect percentage rents due from tenants under the Tenant Leases and will rebate a pro rata portion to the Sellers for any such percentage rents attributable to the period prior to the Cut-Off Time.

(c) Contracts. Any amounts prepaid, accrued or due and payable under the Contracts (other than for utilities which proration is addressed separately in Section 9.2(f)) shall be prorated as of the Cut-Off Time between the Sellers and the Purchaser. The Purchaser shall receive a credit for all deposits held by the Sellers under the Contracts (together with any interest thereon) which are not transferred to the Purchaser, and the Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. The Sellers shall receive a credit for all deposits made by the Sellers under the Contracts (together with any interest thereon) which are transferred to the Purchaser or remain on deposit for the benefit of the Purchaser.

(d) Charges and Revenues. All charges and revenues attributable to days preceding the Closing Date shall be attributed to the Sellers and all charges and revenues attributable to the Closing Date and days following the Closing Date shall accrue to the benefit of the Purchaser after the Closing.

(e) Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to the Purchaser shall be prorated as of the Cut-Off Time between the Sellers and the Purchaser. The Sellers shall receive a credit for all deposits made by the Sellers under the Licenses and Permits (together with any interest thereon) which are transferred to the Purchaser or which remain on deposit for the benefit of the Purchaser.

(f) Utilities. All utility services shall be prorated as of the Cut-Off Time between the Sellers and the Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between the Sellers and the Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall re-prorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. The Sellers shall receive a credit for all fuel stored at the Real Property based on the Sellers’ cost for such fuel. The Sellers shall receive a credit for all deposits transferred to the Purchaser or which remain on deposit for the benefit of the Purchaser with respect to such utility contracts.

(g) Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 9.2, (i) the Sellers shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the Business (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Real Property prior to Closing, and (ii) the Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and the Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable, provided, however, the Sellers and the Purchaser shall re-prorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. The Sellers shall receive a credit for all advance payments or deposits made with respect to Fixtures ordered, but not delivered to the Property prior to the Closing Date, and the Purchaser shall pay the amounts which become due and payable for such Fixtures which were ordered prior to Closing.

(h) Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a property similar to the Property shall be adjusted and prorated between the Sellers and the Purchaser accordingly.

(i) Payment by Tenants. To the extent that any of the foregoing Prorations are required to be paid by tenants pursuant to the Tenant Leases, Sellers and Purchaser shall not adjust such Prorations as of the Closing Date, provided that if any tenant does not pay its full share of such amount to Purchaser in its entirety within sixty (60) days of the Closing Date, Sellers will pay to Purchaser the amount of the shortfall, provided that if subsequent to such payment Purchaser actually receives such amount or any part thereof so paid by Sellers, subject to Section 9.9 below, Purchaser will forthwith pay such amount or part thereof to Sellers following Purchaser deducting therefrom all costs and expenses incurred by or on behalf of Purchaser in connection therewith.

(j) Re-Prorations. Notwithstanding anything to the contrary herein, if during the ninety (90) day period following the Closing Date, any Party in its reasonable discretion believes the any of the Prorations as reflected on the Closing Statement are not based on actual figures, such Party shall have the right to request that such Prorations be re-prorated, and upon such request the Parties agree in good faith to endeavor to accomplish such re-proration as soon as practicable following such request. Any re-prorations shall be made in the same manner contemplated in this Section 9.2.

Section 9.3 Taxes. All sales, privilege, use and occupancy taxes, if any, due or to become due in connection with the operation of the Real Property or revenues received from the Real Property prior to the Closing Date will be paid by the Sellers. The Sellers shall also be responsible for any “rollback” taxes or retroactively assessed taxes which arise out of or relate to any use of the Real Property for periods of time prior to the Closing Date, or any improper or inadequate assessment of the Real Property for the period prior to the Closing. The Sellers shall be entitled to any refunds of any taxes arising out of or relating to any use of the Real Property for periods of time prior to and including the Closing Date.

Section 9.4 Intentionally Deleted.

Section 9.5 Cash and Utility Deposits. All cash on hand, escrow and reserve accounts of the Sellers, utility or other deposits made by the Sellers (other than tenant security deposits and other deposits), accounts receivable and accounts payable, indebtedness or liabilities for the period prior to the Closing Date shall remain the property or responsibility, as applicable, of the Sellers. The Sellers shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Real Property through and including the day preceding the Closing Date and the Purchaser shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Real Property from and including the Closing Date.

Section 9.6 Employees. If applicable, the Sellers will comply with the notice requirements under the WARN Act, the COBRA or any similar federal, state or local legislation with respect to any employees terminated by the Sellers in connection with this transaction. It is expressly understood and agreed that the Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any Employee of the Sellers attributable to any time period up to, upon and after the Closing.

Section 9.7 Reconciliation and Final Payment. The Sellers and the Purchaser shall make and perform any and all of the adjustments and apportionments which are appropriate for a transaction of this nature, taking into account the applicable provisions of this Agreement. A detailed closing statement shall be prepared at the Closing setting forth the manner of computation of the aforesaid proration adjustments. The apportionments described herein at the Closing shall be based on the actual figures to the extent available. If any of the Prorations cannot be calculated based on actual figures, proration adjustments hereunder shall be calculated based on a fair and reasonable estimated accounting performed and agreed to by the Sellers and the Purchaser. The Sellers and the Purchaser shall cooperate in good faith and act reasonably after the Closing to make a final determination of the Prorations required hereunder. Upon the final reconciliation of the Prorations hereunder, which the Parties shall endeavor to accomplish as soon as practicable after the Closing Date, and in any event within ninety (90) days of the Closing Date, based upon an agreed upon accounting performed by the Sellers and the Purchaser, the Party which owes the other Party any sums hereunder shall pay such Party such sums within ten (10) days after the final reconciliation of the item in question. In the event the Parties have not agreed with respect to the Prorations required to be made pursuant to this Section) within such ninety (90) day period, upon application by either Party, a certified public accountant reasonably acceptable to the Sellers and the Purchaser shall determine any such proration adjustments which have not theretofore been agreed to between the Sellers and the Purchaser. The charges of such accountant shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by the Purchaser.

Section 9.8 Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by the Purchaser as set forth elsewhere in this Agreement, the

Purchaser shall pay for the following items in connection with this transaction: (i) the fees and expenses incurred by the Purchaser for the Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses of the Purchaser’s own attorneys, accountants and consultants; (iii) the costs and expenses incurred in connection with the audits described in Section 6.8, the fees and expenses of the Sellers’ attorneys, accountants and consultants in connection with this Agreement and the transactions set out herein; (iv) all of the fees and expenses for the Surveys; (v) all fees and expenses for the preparation and issuance of the Title Policies; (vi) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Property; (vii) any fees or expenses payable for the assignment, transfer or conveyance of any Contracts and Licenses and Permits; (viii) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by the Purchaser; and (ix) all of the fees and expenses for the Escrow Agent.

Section 9.9 Arrears. There shall be no adjustment in favor of any tenants under any of the Tenant Leases for rent in arrears or other expenditures payable by any such tenants to Sellers, which were incurred prior to the Closing Date, but are to be recovered from such tenants following the Closing Date. Any amounts received after Closing by Sellers or Purchaser from or with respect to any tenant under a Tenant Lease who is in arrears in the payment of rent or recoveries as of the Closing Date shall be applied and paid as follows:

(a) first, applied against rent and other amounts due and owing, including any arrears accrued, for the period from and after the Closing Date, and all of such amounts shall be retained by Purchaser; and

(b) thereafter, the excess, if any, shall be paid and applied against the arrears accrued for the period prior to the Closing Date, and all of such amounts shall be paid to Seller upon receipt.

Subject to the foregoing, after the Closing Date: (i) Sellers or the Intrawest Manager shall have the right to continue to issue reminder invoices to any tenant in respect of arrears of all rent or recoveries, including Closing Arrears (as defined herein); (ii) Sellers or the Intrawest Manager shall have the right to recover from any tenant any arrears of rentals or recoveries which accrued prior to the Closing Date (“Closing Arrears”), at the sole cost and expense of Sellers, provided that Sellers shall proceed in a manner that is acceptable to both Sellers and Purchaser, each acting reasonably, and Seller or the Intrawest Manager shall keep Purchaser reasonably informed in respect thereof; provided however, Sellers or the Intrawest Manager shall not: (A) commence or participate in any legal action in connection with said arrears without the prior written consent of Purchaser, acting reasonably; or (B) threaten or attempt termination, possession or distress or take any actions which result in the termination of the relevant Tenant Lease or possession of the relevant premises; and (iii) Purchaser shall not be permitted to forgive or write off any Closing Arrears or provide any assurances to any tenant that any Closing Arrears will be forgiven, written off or not collected except with the prior written approval of Sellers acting reasonably.

ARTICLE X

DEFAULT AND REMEDIES

Section 10.1 The Sellers’ Default. If, at or any time prior to Closing, any of the Sellers fails to perform in any material respect its covenants or obligations under this Agreement or Intrawest or an Affiliate of Intrawest fails to perform in any material respect its covenants or obligations under any of the Other Contracts (a “Sellers’ Default”), and no Purchaser’s Default has occurred which remains uncured, then the Purchaser may elect, as its sole and exclusive remedy, to (a) terminate this Agreement, in which case the Deposits shall be refunded to the Purchaser in accordance with Section 3.2(d), and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, (b) proceed to Closing without any reduction in or setoff against the Purchase Price, in which case the Purchaser shall be deemed to have waived such Sellers’ Default, or (c) obtain a court order for specific performance; provided, however, if specific performance is not available other than as a result of a Purchaser’s Default or a Sellers’ Closing Condition Failure, the Purchaser may elect to commence an action for damages.

Section 10.2 Purchaser’s Default. If at any time prior to Closing, the Purchaser fails to perform in any material respect any of its covenants or obligations under this Agreement or any Other Purchaser fails to perform in any material respect its covenants or obligations under any of the Other Contracts which breach or default is not caused by a Sellers’ Default (a “Purchaser’s Default”), and no material Sellers’ Default has occurred which remains uncured, then the Sellers may elect, as their sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to the Purchaser, in which case the Deposits actually paid by the Purchaser shall be disbursed to the Sellers in accordance with Section 3.2(c), and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing pursuant to this Agreement, in which case the Sellers shall be deemed to have waived such pre-closing Purchaser’s Default.

Section 10.3 Liquidated Damages. The Parties acknowledge and agree that if this Agreement is terminated pursuant to Section 10.2, the damages that the Sellers would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, the parties agree that the Sellers shall retain the deposits as full and complete liquidated damages (and not as a penalty) as the Sellers’ sole and exclusive remedy for such termination, provided, however, that in addition to the deposits, the Sellers shall retain all rights and remedies under this Agreement with respect to those obligations of Purchaser which expressly survive such termination.

Section 10.4 No Punitive or Consequential Damages. Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party under this Article X or Article XII for punitive or lost profits or other consequential damages.

ARTICLE XI

RISK OF LOSS

Section 11.1 Casualty. If, at any time after the date of this Agreement and prior to Closing or earlier termination of this Agreement, the Real Property or any material portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), the Sellers shall give written notice of each Casualty to the Purchaser promptly after the occurrence of such Casualty, and:

(a) Material Casualty. If (i) the aggregate gross floor area damaged or destroyed by the Casualty equals or exceeds thirty-five percent (35%) of the aggregate gross floor area of the Real Property which is damaged by such Casualty, or (ii) the cost of the repair or restoration of any Real Property damaged by such Casualty equals or exceeds thirty-five percent (35%) of the Purchase Price allocated to the Real Property as set out in Schedule 3.4, or (iii) the damage would allow a Tenant or Tenants under a Tenant Lease or Tenant Leases occupying in aggregate thirty-five percent (35%) or more of the aggregate floor area of the Real Property which is damaged by such Casualty to terminate its or their Tenant Lease or Tenant Leases (a “Material Casualty”) and the Casualty was not caused by the Purchaser or the Purchaser’s inspectors, or their respective employees or agents, then the Purchaser shall have the right to elect, by providing written notice to the Sellers within ten (10) days after the Purchaser’s receipt of the Sellers’ written notice of such Casualty, to (a), terminate this Agreement with respect to all of the Real Property, in which case the Purchaser shall be returned its Deposits in accordance with Section 3.2(d), and the Parties shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement, or (b) proceed to Closing, without terminating this Agreement with respect to such damaged Real Property, in which case the Sellers shall (i) provide the Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (A) the applicable insurance deductible plus any uninsured amount of the repair or restoration cost, and (B) the reasonable estimated costs for the repair or restoration of the Real Property required by such Casualty, and (ii) transfer and assign to the Purchaser all of the Sellers’ right, title and interest in and to all proceeds from all casualty, business interruption, and lost profits insurance policies maintained by the Sellers with respect to the Real Property, except those proceeds allocable to business interruption and lost profits and costs incurred by the Sellers for the period prior to the Closing. If the Purchaser fails to provide written notice of its election to the Sellers within such time period, then the Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of this preceding sentence. If the Closing is scheduled to occur within the Purchaser’s ten (10) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period. Notwithstanding the foregoing, if the aggregate cost of repair and restoration of all Real Property damaged prior to Closing equals or exceeds ten percent (10%) of the Purchase Price for all of the Real Property, the Purchaser may terminate this Agreement and be returned its Deposits in accordance with Section 3.2(d), and the Parties shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement.

(b) Non-Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by the Purchaser or the Purchaser’s Inspectors, or their respective employees or agents, then the Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case the Sellers shall (A) provide the Purchaser with a credit against the Purchase Price (except if such Casualty is caused by the Purchaser or the Purchaser’s Inspectors) in an amount equal to the lesser of: (1) the applicable insurance deductible plus any uninsured amount of the repair or restoration costs, and (2) the reasonable estimated costs for the repair or restoration required by such Casualty, and (B) transfer and assign to the Purchaser all of the Sellers’ right, title and interest in and to all proceeds from all casualty, business interruption and lost profits insurance policies maintained by the Sellers with respect to the applicable Real Property, except those proceeds allocable to any business interruption, lost profits or costs incurred by the Sellers for the period prior to the Closing.

Section 11.2 Condemnation. If, at any time after the date of this Agreement and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), the Sellers shall give written notice of such Condemnation to the Purchaser promptly after the Sellers receives notice of such Condemnation, and:

(a) Material Condemnation. If (i) the aggregate gross floor area subject to such Condemnation equals or exceeds thirty-five percent (35%) of the aggregate gross floor area of the Real Property which is affected by such Condemnation, or (ii) the value of the Real Property affected by such Condemnation equals or exceeds thirty-five percent (35%) of the Purchase Price allocated to the Real Property as set out in Schedule 3.4, or (iii) the Condemnation would allow a Tenant or Tenants under a Tenant Lease or Tenant Leases occupying in aggregate thirty-five percent (35%) or more of the aggregate floor area of the Real Property which is damaged by such Condemnation to terminate its or their Tenant Lease or Tenant Leases (a “Material Condemnation”), then the Purchaser shall have the right to elect, by providing written notice to the Sellers within ten (10) days after the Purchaser’s receipt of the Sellers’ written notice of such Condemnation, to (A) terminate this Agreement with respect to all Real Property in which case the Purchaser shall be returned its Deposits in accordance with Section 3.2(d) and the Parties shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement, or (B) proceed to Closing, without terminating this Agreement with respect to such condemned Real Property, in which case the Sellers shall assign to the Purchaser all of the Sellers’ right, title and interest in all proceeds and awards from such Condemnation. If the Purchaser fails to provide written notice of its election to the Sellers within such time period, then the Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence. If the Closing is scheduled to occur within the Purchaser’s ten (10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period. Notwithstanding the foregoing, if the aggregate loss from all Condemnations prior to Closing equals or exceeds ten percent (10%) of the Purchase Price for all of the Real Property, the Purchaser may terminate this Agreement and be returned its Deposits in accordance with Section 3.2(d), and the Parties shall have no further rights or obligations under this Agreement except those which expressly survive termination of this Agreement.

(b) Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, the Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case the Sellers shall assign to the Purchaser all of the Sellers’ right, title and interest in all proceeds and awards from such Condemnation.

ARTICLE XII

SURVIVAL, INDEMNIFICATION AND RELEASE

Section 12.1 Survival. Except as expressly set forth in this Section 12.1, all representations, warranties, covenants, liabilities and obligations shall be deemed (i) if the Closing occurs, to merge in the Deeds and not survive the Closing, or (ii) if this Agreement is terminated, not to survive such termination.

(a) Survival of Representations and Warranties. If this Agreement is terminated, the representations and warranties in Section 5.1(y) and 5.2(d) shall survive such termination until the expiration of the applicable statute of limitations. If the Closing occurs, (i) the representations and warranties of the Sellers in Sections 5.1(a), 5.1(b), 5.1(y), 5.1(z) and 5.1(aa), and the representations and warranties of the Purchaser in Section 5.2 shall survive the Closing until the expiration of the applicable statute of limitations, and (ii) all other representations and warranties of the Sellers in Section 5.1 shall survive the Closing for a period commencing on the Closing Date and expiring at 5:00 p.m. (Eastern Time) on the first anniversary of the Closing Date (the period any representation or warranty survives termination or the Closing as set forth in this Section 12.1(a) is referred to herein as the “Survival Period”).

(b) Survival of Covenants and Obligations. The covenants and obligations to be performed by the Parties under this Agreement, including, without limitation, obligations of defense and indemnification hereunder, which expressly survive the termination of this Agreement or Closing, as the case may be, shall survive such termination or Closing until the expiration of the applicable statute of limitations with respect to such covenants and obligations.

Section 12.2 Indemnification by the Sellers. Subject to the limitations set forth in this Article XII and any other express provision of this Agreement, the Sellers shall indemnify and hold harmless the Purchaser’s Indemnities from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) the breach of any express representations or warranties of the Sellers in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), (ii) the breach by the Sellers of any of their covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), and (iii) any Retained Liabilities.

Section 12.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article XII, the Purchaser shall indemnify and hold harmless the Sellers’ Indemnitees from and against any Indemnification Loss incurred by any Sellers’ Indemnitee the extent resulting from (i) any breach of any representations or warranties of the Purchaser in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), (ii) any breach by the Purchaser of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be); and (iii) any Assumed Liabilities.

Section 12.4 Limitations on Indemnification Obligations.

(a) Failure to Provide Notice within Survival Period. Notwithstanding anything else to the contrary in this Agreement, an Indemnitee which is seeking defense or indemnification for a breach of any representations or warranties shall be entitled to indemnification for such breach only if the Indemnitee has given written notice to the Indemnitor in accordance with Section 12.5(a) prior to the expiration of the applicable Survival Period.

(b) Failure to Provide Timely Notice of Indemnification Claim. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section 12.5(a), (i) prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based, or (ii) increases the amount of Indemnification Loss incurred in respect of such indemnification obligation of the Indemnitor.

(c) Effect of Taxes, Insurance or Other Reimbursement. Notwithstanding anything to the contrary in this Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this Article XII shall be net of any tax benefits realized or insurance proceeds received by such Indemnitee in connection with the Indemnification Claim, or any other third-party reimbursement. The Indemnitee shall use commercially reasonable efforts to realize any tax benefit, collect any insurance proceeds or obtain any third-party reimbursement with respect to such Indemnification Claim, and if such tax benefits, insurance proceeds or reimbursement are realized or obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for such Indemnification Loss.

(d) Indemnification Floor. Anything herein to the contrary notwithstanding, no Party shall make any claim for indemnification against any other party or for any breach of representations, warranties or covenants contained in this Agreement and all of the Other Contracts in the aggregate until the dollar amount of all liabilities or damages suffered or incurred by the Party seeking such indemnity hereunder and under all such Other Contracts in the aggregate shall exceed US$20,000 as to any single claim, or US$150,000 in the aggregate of more than one claim.

Section 12.5 Indemnification Procedure.

(a) Notice of Indemnification Claim. If any of the Sellers Indemnitees or the Purchaser’s Indemnities (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under Section 4.5, 6.5(a), 12.2 or 12.3 or any other express provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

(b) Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

(c) Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company, in which case Indemnitee shall have no such approval rights), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

(d) Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by written agreement or other means as the Parties otherwise may agree in writing, or (ii) which involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto.

Section 12.6 Exclusive Remedy for Indemnification Loss. Except for claims based on fraud, the indemnification provisions in this Article XII shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

Section 12.7 Liability under Deeds. The Purchaser agrees that if the Purchaser has any right or claim against any Seller pursuant to the warranties in the Deeds delivered by such Seller to the Purchaser, the Purchaser shall exhaust all of its rights and remedies against the Title Company pursuant to the applicable Title Policy prior to bringing any claim or action against such Seller in respect of such warranties.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 Intentionally Deleted.

Section 13.2 Notices

(a) Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to the Sellers:

Intrawest Resorts, Inc.

Copper Mountain, Inc.

c/o Intrawest U.S. Holdings Inc.

221 Corporate Circle, Suite Q

Golden, CO 80401

Attn: Dave Barry

Facsimile No: 303-384-0900

With copies to:

Intrawest Corporation

#800 - 200 Burrard Street

Vancouver, BC V6C 3L6

Attn: Corporate Secretary

Facsimile No.: 604-684-6116

Jacobs Chase Frick Kleinkopf & Kelley, LLC

1050 17th Street, Suite 1500

Denver, CO 80265

Attn: Steven M. Cohen, Esq.

Facsimile No: 303-685-4869

If to the Purchaser:

CNL Village Retail Partnership, LP

c/o CNL Income Properties, Inc.

450 S. Orange Avenue, 12th Floor

Orlando, Florida 32801

Attn: Chief Financial Officer and Chief Operating Officer

Facsimile No.:

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 N. Eola Drive

Orlando, Florida 32802

Attn: Michael Ryan, Esq.

Facsimile No.: (407) 843-4444

(b) Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 13.2(d)) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 13.2(c).

(c) Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 13.2 by providing a Notice of such change in address and/or facsimile number as required under this Section 13.2.

(d) Delivery by Party’s Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

Section 13.3 No Recordation. The Purchaser shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records. the Purchaser hereby grants a power of attorney to the Sellers (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of the Purchaser a memorandum or other notice removing this Agreement or any memorandum or other notice of this Agreement from the public records, or evidencing the termination of this Agreement.

Section 13.4 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

Section 13.5 Assignment. The Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of the Sellers, which consent may be withheld in the Sellers’ sole discretion. Notwithstanding the foregoing, the Purchaser shall have the right to designate one or more wholly-owned special purpose entities (an “SPE Owner”) to receive title to the Real Property (or any portions), or assign all of its right, title and interest in this Agreement to any such SPE Owner, by providing written notice to the Sellers no later than three (3) Business Days prior to the Closing; provided, however, that (a) such SPE Owner remains a wholly-owned Subsidiary of the Purchaser, (b) such designation or assignment shall not be effective until the Purchaser has provided the Sellers with a fully executed copy of such designation or assignment and assumption instrument in a form acceptable to the Sellers in their reasonable discretion, and (c) no such assignment will relieve the Purchaser from any of its duties or obligations under this Agreement.

Section 13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

Section 13.7 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

Section 13.8 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a) Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

(b) All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

(c) The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d) Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(e) The terms “sole discretion” and “absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

Section 13.9 Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

Section 13.10 Jurisdiction and Venue. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware. The parties hereto agree to submit to the jurisdiction of Delaware in connection with any claims or controversy arising out of this Agreement and that venue for such actions shall be in Wilmington, Delaware and each of the Sellers (for itself and all Sellers’ Indemnitees) and Purchaser (for itself and all Purchaser’s Indemnitees) hereby submit to jurisdiction and consent to venue in such courts, and waive any defense based on forum non conveniens, provided that any Party may seek injunctive relief or specific performance with respect to any of the Assets in the courts of the State in which the Assets are situated and may incorporate a claim against the Seller of such Asset with respect to any claim for injunctive relief or specific performance.

Section 13.11 Waiver of Trial by Jury. Each Party hereby waive its right to a trial by jury in any litigation or other court proceeding with respect to any matter arising from or in connection with this agreement.

Section 13.12 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

Section 13.13 Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended, modified and supplemented from time to time pursuant to Section 13.14 and Section 13.16) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

Section 13.14 Updates of Exhibits and Schedules. Notwithstanding anything to the contrary in this Agreement, the Sellers shall have the right to amend and supplement any exhibits or schedule to this Agreement without the Purchaser’s consent from time to time until the Closing to the extent that (i) such schedule needs to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, and (ii) the Sellers did not have Sellers’ Knowledge as of the time the original schedule was delivered to the Purchaser of the matter being disclosed in such amendment or supplement. If the Sellers make any amendment or supplement to the schedules or exhibits after the date of this Agreement (a “Post-Execution Disclosure”), then (A) such Post-Execution Disclosure shall constitute a Purchaser’s Closing Condition Failure pursuant to Section 7.2(b) if, and only if, the corresponding representation or warranty or other information would be untrue or incorrect in any material respect in the absence of such Post-Execution Disclosure and when taken in the aggregate with any other Post-Execution Disclosures, such Post-Execution Disclosure would result in a MAE and (B) if the Purchaser proceeds to Closing notwithstanding such Post-Execution Disclosure, the corresponding representation, warranty or other information shall be deemed qualified by such Post-Execution Disclosure for the purposes of limiting the defense and indemnification obligations of the Sellers under this Agreement.

Section 13.15 Entire Agreement. This Agreement and the agreements to be executed and delivered in connection herewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the date of this Agreement with respect to the transactions described in this Agreement and there are no other representations, warranties, collateral warranties, agreements, collateral agreements, statements or assurances of any kind or nature whatsoever upon which any Party is entitled to rely, except as set out in any written agreement signed by the Parties.

Section 13.16 Amendments, Waivers and Termination of Agreement. Except as set forth in Section 13.14, no amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.

Section 13.17 Not an Offer. The execution and delivery of this Agreement by any of the Sellers shall not constitute an offer to sell the Assets, and no Party shall have any obligation whatsoever under this Agreement, unless and until all Parties have executed and delivered this Agreement to all other Parties.

Section 13.18 Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

Section 13.19 Several Liability of Each Seller. The parties agree that:

(a) insofar as any covenants, agreements, representations or warranties under this Agreement relate to the “Sellers”, each Seller is only making such covenants, agreements, representations and warranties in respect of itself and not in respect of any other Seller; and

(b) insofar as any covenants, agreements, representations or warranties under this Agreement relate to any “Assets”, each Seller is only making such covenants, agreements, representations and warranties in respect of the Assets owned by that Seller and each Seller is only making such covenants, agreements, representations and warranties in respect of its own Assets not in respect of any assets of any other Seller; and

(c) no Seller shall incur any Liability in respect of any other Seller.

Section 13.20 Granting of Future Resort Encumbrances. The Purchaser agrees that so long as the Purchaser owns or Controls the owner of the Properties, or the relevant part thereof, the Purchaser will grant or cause to be granted and recorded against title to the Properties any easement reasonably required by the Sellers (or an Affiliate of the Sellers) in connection with operation of the Resort, the provision of access or utilities at the Resort or the operation, maintenance, repair or replacement of any public, community or Resort facilities, provided that (i) such easement does not have any materially adverse impact on any of the Properties, (ii) such easement is approved by the Purchaser, acting reasonably, (iii) such easement is approved by any lender of Purchaser whose loan is secured by the applicable Properties, and (iv) the Sellers will pay all costs in connection with the preparation and recording of such easement or other encumbrance. The Sellers agree that so long as the Sellers own or Control the owner of the relevant property adjacent to the Properties, or the relevant part thereof, the Sellers will grant or cause to be granted and recorded against title to such adjacent property any easement reasonably required by the Purchaser in connection with operation of the Properties or the provision of access or utilities at the Properties, provided that (i) such easement does not have any materially adverse impact on such adjacent property, (ii) such easement is approved by the relevant Seller, acting reasonably, (iii) such easement is approved by any lender of Seller whose loan is secured by the applicable adjacent property, and (iv) the Purchaser will pay all costs in connection with the preparation and recording of such easement or other encumbrance.

Section 13.21 Intrawest Covenants. Intrawest hereby covenants and agrees with the Purchaser to cause each Seller to fulfill all of its obligations under this Agreement in accordance with the terms and conditions hereof, including, without limitation, the obligation of such Seller to execute and deliver any document or instrument to be executed and delivered by such Seller under this Agreement, to convey to the Purchaser on Closing in accordance with the terms and conditions of this Agreement the Assets to be conveyed by such Seller to the Purchaser, and to pay any and all amounts to be paid by such Seller under this Agreement. Without limiting the generality of the foregoing, Intrawest hereby further covenants and agrees with the Purchaser that if any Seller fails at any time to pay to the Purchaser any amount payable by such Seller to the Purchaser under this Agreement, Intrawest will, upon receipt of written notice thereof from the Purchaser, forthwith pay or cause to be paid such amount. The rights and obligations of the Parties under this Section 13.21 shall survive the Closing.

[Remainder of page intentionally left blank;

Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

SELLERS:

COPPER MOUNTAIN, INC., a Delaware corporation

By:	/s/ John Currie
Name:	John Currie
Title:	Vice President

INTRAWEST RESORTS, INC., a Delaware corporation

By:	/s/ John Currie
Name:	John Currie
Title:	Vice President

PURCHASER:

CNL VILLAGE RETAIL PARTNERSHIP, LP, a Delaware limited partnership

By:	/s/ CNL Village Retail GP, LLC
Its General Partner

By:	/s/ Thomas G. Huffsmith
Name:	Thomas G. Huffsmith
Title:	Senior Vice President

INTRAWEST (Only for the limited purpose of its covenant contained in Section 13.21):

INTRAWEST CORPORATION, a corporation continued under the Canada Business Corporations Act

By:	/s/ Andrew Voysey
Name:	Andrew Voysey
Title:	Executive Vice President

CNL PROPERTIES (Only for the limited purpose of its covenant contained in Section 3.5):

CNL INCOME PROPERTIES, INC., a Maryland corporation

By:	/s/ Thomas G. Huffsmith
Name:	Thomas G. Huffsmith
Title:	Senior Vice President

Exhibit A

Form of Intrawest Guaranty

(See Attached)

FORM OF

LEASE GUARANTY

THIS LEASE GUARANTY made the ● day of ●, 2004 between INTRAWEST CORPORATION (the “Guarantor”), a corporation continued under the Canada Business Corporations Act, and [Note: Insert Name of Landlord] (the “Landlord”), a [Note: Insert description of Landlord].

WHEREAS, the Landlord and [Note: Insert name of Tenant] (the “Tenant”) have entered into the lease (as from time to time extended, modified, assigned, transferred, restated, replaced, supplemented or amended, including by the Waiver with respect to Certain Lease Terms entered into in conjunction with such Lease, being collectively the “Lease”) described in Exhibit ”A” hereto in respect of certain premises (the “Leased Premises”) located in [Note: Insert name of Resort] more particularly described in Exhibit “A” hereto.

AND WHEREAS, the Tenant is [Note: Insert relationship of Tenant to the Guarantor, e.g. an indirect wholly-owned subsidiary of Guarantor].

NOW THEREFORE, in consideration of the sum of Ten ($10.00) DOLLARS, the Landlord entering into the Lease with the Tenant and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Guarantor), the parties hereto covenant and agree as follows:

1. The Guarantor unconditionally, absolutely and irrevocably guarantees to the Landlord (a) the due and punctual payment by the Tenant in accordance with the provisions of the Lease of all rent and other amounts and charges expressed to be payable under the Lease from time to time (collectively, the “Rent”) during the term contemplated by the Lease and any renewals or extensions of such term and any overholding under the Lease or other possession or control of the Leased Premises by the Tenant (collectively, the “Term”) and (b) the prompt and complete performance by the Tenant of each of the terms, agreements, covenants, obligations and provisions in the Lease on the part of the Tenant to be observed or performed from time to time during the Term (items (a) and (b) being individually a “Lease Obligation” and collectively, the “Lease Obligations”).

2. If for any reason any Rent is not paid by the Tenant when due, or any other Lease Obligation is not performed or observed by the Tenant in accordance with the Lease, the Guarantor promptly, after written notice thereof from the Landlord, will pay or cause such Rent to be paid to the Landlord or will perform and observe or cause to be performed or observed such other Lease Obligation, as the case may be. The Guarantor also covenants and agrees to pay to the Landlord such further reasonable and actual amounts as are sufficient to cover the costs and expenses actually incurred by the Landlord in collecting any such unpaid Rent, or enforcing any such unperformed Lease Obligation, or of otherwise enforcing this Lease Guaranty, including without limitation, reasonable attorneys’ fees and disbursements. This Lease Guaranty is a guaranty of payment and performance and not of collection.

3. The terms, agreements, covenants, conditions, obligations and duties of the Guarantor under this Lease Guaranty from time to time will in no way be affected or impaired by reason of the happening from time to time of any of the following, although without notice to or the consent of the Guarantor:

(a)	the waiver by the Landlord from time to time of the performance or observance by the Tenant of any of the Lease Obligations;

(b)	the waiver by the Landlord from time to time of the performance or observance by the Guarantor of any of the terms, agreements, covenants, conditions or provisions contained in this Lease Guaranty, or the failure, omission or delay on the part of the Landlord from time to time to enforce, assert or exercise any right, power or remedy conferred on or available to the Landlord hereunder;

(c)	the extension, in whole or in part, of the time for payment by the Tenant of any Rent (provided that if any such extension is expressly granted in writing by the Landlord, the Guarantor will also be entitled to the benefit of such extension);

(d)	any assignment of the Lease or subletting or parting with possession or control of the Leased Premises or any part thereof by the Tenant or any consent which the Landlord may or may not give to any such assignment or sublease or parting with possession or control (each being a “Transfer”);

(e)	any amendment, modification, supplement, extension, renewal, restatement, replacement, Transfer or overholding of the Lease or the Leased Premises, as the case may be;

(f)	any failure, omission or delay on the part of the Landlord to enforce, assert or exercise any right, power or remedy conferred on or available to the Landlord in or by the Lease or any settlement by the Landlord with the Tenant of any claim with respect to the Lease;

(g)	the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, conservatorship, judgment, consolidation, custodianship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Tenant or any of its assets (each being a “Change”);

(h)	the inability of the Landlord from time to time to enforce the Lease or any of the Lease Obligations for any reason including, without limitation, if such inability is due to any default under, or invalidity or unenforceability in whole or in part of, the Lease or due to any other circumstances which might give rise to a defence available to, or a discharge of, the Tenant;

(i)	any change in the relationship between the Tenant and the Guarantor;

(j)	the inability of the Tenant to perform, or the release or discharge of the Tenant from the performance of, any Lease Obligation by reason of any law, regulation, decree or otherwise, now or hereafter in effect;

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(k)	any action or inaction by the Landlord which results in any impairment or destruction of any subrogation rights or remedies of the Guarantor or any rights of the Guarantor to proceed against the Tenant for reimbursement or otherwise; or

(l)	in the event of a disclaimer, surrender, rejection or termination of the Lease prior to the expiration of the Term, (i) the failure of the Landlord to relet the Leased Premises or to make any effort to do so or (ii) any reletting of the Leased Premises by the Landlord at a rate or on terms acceptable to the Landlord in its sole discretion.

4. The Guarantor waives notice of the acceptance of this Lease Guaranty, notice of non-performance, non-payment, and non-observance on the part of the Tenant of any term or condition of the Lease, and any other notice required to be given under applicable law.

5. In the event of a default under the Lease or under this Lease Guaranty, the Guarantor waives any right of the Guarantor to require the Landlord to:

(a)	proceed against the Tenant or any other person (including any other guarantor of the Lease or recipient of a Transfer of the Lease) or pursue any rights or remedies with respect to the Lease;

(b)	proceed against or exhaust any security of the Tenant or any other person (including any other guarantor of the Lease or recipient of a Transfer of the Lease) held by the Landlord with respect to the Lease; or

(c)	relet the Leased Premises; or

(d)	pursue any other right or remedy whatsoever.

6. Without limiting the generality of paragraph 3 or any provision hereof, the liability of the Guarantor under this Lease Guaranty will not be deemed to have been released, discharged, impaired or affected in any way by reason of (a) any Change, (b) the release or discharge of the Tenant in any receivership, bankruptcy, winding-up, liquidation or other creditors’ proceeding, (c) the rejection, disaffirmance, disclaimer, surrender, termination, unenforceability or repudiation of the Lease in any proceeding, (d) the termination of the Lease by operation of law for any reason whatsoever, or (e) any Transfer, repossession and reletting of the Leased Premises in whole or in part by the Landlord on its own behalf or on behalf of the Tenant (each of items (a) to (e) being an “Event”). Notwithstanding the occurrence of any Event this Lease Guaranty will continue with respect to the periods prior thereto and thereafter, for and with respect to the Term, as if no Event had occurred; provided that the net payments received by the Landlord after deducting all costs and expenses of repossessing and reletting the Leased Premises will be credited from time to time by the Landlord to reduce the liability of the Guarantor hereunder, and the Guarantor will pay any balance owing to the Landlord from time to time immediately upon receipt of notice of the amount of such balance.

7. No action or proceeding commenced under the Lease or this Lease Guaranty and no recovery pursuant hereto will be a bar or defence to any further action or proceeding which may be brought under this Lease Guaranty by reason of any further default in respect of the payment of any Rent or the performance of any Lease Obligations.

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8. Subject to the provisions of paragraph 9, if an Event occurs (other than a surrender of the Lease voluntarily accepted by the Landlord in writing and at the Landlord’s sole and absolute discretion), then, at the option of the Landlord (in the Landlord’s sole and absolute discretion), the Guarantor covenants and agrees to lease the Leased Premises from the Landlord on the terms and conditions of the Lease for the residue of the Term (as if no Event had occurred) in an “as is where is” condition without any representations or warranties by the Landlord. In such event, the execution and delivery of this Lease Guaranty will be treated as execution and delivery by the Guarantor as tenant of a lease of the Leased Premises on the terms and conditions of the Lease for a term equal in duration to the residue of the Term (as if no Event had occurred) and it will not be necessary for a further lease document to be executed and delivered by the Guarantor (although the Landlord may require such a lease document to be executed and delivered and the Guarantor will promptly do so upon request by the Landlord). The Guarantor will accept such lease and will pay rent and observe and perform the terms and conditions of such lease. The Guarantor will do all such acts and things and execute and deliver all such documents as the Landlord may reasonably require to give effect to this provision.

9. In the event that the Landlord requires the Guarantor to lease the Leased Premises from the Landlord pursuant to the provisions of paragraph 8, the Guarantor, at its option, may designate any subsidiary of the Guarantor (the “Subsidiary”) to become the tenant of the Leased Premises in place of the Guarantor. In such event, the Guarantor will forthwith cure all outstanding Lease defaults which are capable of being cured and promptly cause such Subsidiary to execute and deliver to the Landlord a lease of the Leased Premises on the terms and conditions of the Lease for the residue of the Term (as if the Event had not occurred) and as otherwise set out in paragraph 8 above, and the Guarantor will concurrently execute and deliver to the Landlord a lease guaranty of such lease in the form of this Lease Guaranty, and the Landlord will accept such lease and lease guaranty in lieu of the lease which would otherwise be required from the Guarantor pursuant to the provisions of paragraph 8.

10. The Landlord will accept performance by the Guarantor of any of the obligations of the Tenant guaranteed by the Guarantor under this Lease Guaranty as if such performance had been made by the Tenant.

11. If either the Tenant or the Guarantor makes any payment to the Landlord pursuant to the Lease or this Lease Guaranty, as the case may be, which is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Tenant or the Guarantor, as the case may be, or its trustee, receiver or any other person, under any applicable bankruptcy law, state, provincial or federal law, common law or equitable cause, this Lease Guaranty will continue to apply with respect to the amount so invalidated, declared to be fraudulent or preferential, set aside or required to be repaid, all as though such amount had not been paid to the Landlord.

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12. The Guarantor makes the following representations and warranties as of the date hereof:

(a)	the Guarantor is duly continued, validly existing and in good standing under the laws of Canada;

(b)	the Guarantor has the power to enter into and perform its covenants, terms, conditions, agreements and obligations under this Lease Guaranty;

(c)	the execution, delivery and performance of this Lease Guaranty by the Guarantor has been duly authorized by all necessary corporate action;

(d)	the execution, delivery and performance of this Lease Guaranty by the Guarantor does not contravene (i) any existing law or any legal order applicable to, or license or permit granted to, the Guarantor, (ii) any agreement or instrument to which the Guarantor is a party or to which it or any of its assets is subject, or (iii) any provision of the Guarantor’s articles of continuance or by-laws;

(e)	the Guarantor (i) is not, and will not as a result of the execution and delivery of this Lease Guaranty, be rendered insolvent, or (ii) does not intend to incur, or believe that it is incurring, pursuant to this Lease Guaranty obligations beyond its ability to pay;

(f)	this Lease Guaranty constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor’s rights or by general principles of equity limiting the availability of equitable remedies;

(g)	no approval of any governmental entity is required for the execution, delivery and performance by the Guarantor of this Lease Guaranty;

(h)	there are no conditions to the effectiveness of this Lease Guaranty that have not been satisfied or waived; and

(i)	the Guarantor has a material economic interest in the Tenant and the execution of the Lease by the Tenant will benefit the Guarantor.

13. So long as this Lease Guaranty remains in effect:

(a)	the Guarantor will be duly organized, validly existing and in good standing under the laws of Canada or such other jurisdiction to which the Guarantor may in the future continue; and

(b)	the Guarantor will provide or cause to be provided to the Landlord, upon written request by the Landlord, its annual financial statements and such other financial information as the Landlord may reasonably request.

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14. All notices required or permitted by this Lease Guaranty shall be in writing and shall be hand delivered or sent by recognized overnight courier (such as Federal Express) or by facsimile transmission, addressed as follows:

If to the Guarantor:

Intrawest Corporation

Suite 800 - 200 Burrard Street

Vancouver, BC, Canada V6C 3L6

Fax No.: (604) 684-6116

Attn: Corporate Secretary

With copies at the same time to:

Jacobs Chase Frick Kleinkopf & Kelley, LLC

1050 17th Street, Suite 1500

Denver, Colorado, U.S.A. 80265

Fax: (303) 685-4869

Attn: Steven M. Cohen, Esq.

– and –

McCarthy Tétrault LLP

P.O. Box 10424 Pacific Centre

1300 – 777 Dunsmuir Street

Vancouver, BC, Canada V7Y 1K2

Fax: (604) 643-7900

Attn: John Doolan

If to the Landlord: [Note: Insert name and address of Landlord.]

With a copy at the same time to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attention: Michael A. Ryan, Esq.

Fax: (407) 843-4444

or to such other address as shall, from time to time, be supplied in writing by such party in accordance with this provision. Any such notice shall be deemed given upon the earlier of receipt by the addressee, if delivered by hand or courier (or if attempted delivery is refused by the intended recipient thereof), or on the day given, if sent by facsimile transmission, provided that the party making such delivery receives an electronic confirmation setting forth the proper fax number receiving such facsimile transmission and that the entire transmission has been properly received by the addressee without communication error.

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15. THE GUARANTOR AND THE LANDLORD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE GUARANTY, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY IN RESPECT HEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

16. No modification of this Lease Guaranty will be effective unless it is in writing and signed by both the Guarantor and the Landlord.

17. The Landlord may assign the benefit of this Lease Guaranty to any subsequent owner of the Leased Premises to which the Lease is assigned (provided, for greater certainty, that the Lease by its terms is not terminated as a result of the disposition of the Leased Premises).

18. This Lease Guaranty will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware. The parties hereto agree to submit to the jurisdiction of the ● [Note: Need to identify appropriate courts] courts of the State of Delaware sitting in Wilmington, Delaware in connection with any claims or controversy arising out of this Lease Guaranty and waive any defense based on forum non conveniens; provided that the Landlord may elect in its sole and absolute discretion to bring any such action in the courts of the jurisdiction in which the Leased Premises are located and the Guarantor hereby irrevocably and unconditionally agrees in such event to submit to such jurisdiction and waives any defence based on forum non conveniens.

19. This Lease Guaranty will be binding upon and ensure to the benefit of the successors and assigns of the Landlord and the Guarantor.

20. If any part of this Lease Guaranty, or the application thereof to any person or in any circumstance, is to any extent held or rendered invalid, unenforceable or illegal, such part (a) will be independent of the remainder of this Lease Guaranty and will be severable from it, and its invalidity, unenforceability or illegality will not affect, impair or invalidate the remainder of this Lease Guaranty, and (b) will continue to be applicable to, and enforceable to the fullest extent permitted by law against, any person and in any circumstance except those as to which it has been held or rendered invalid, unenforceable or illegal.

7

21. The Guarantor covenants and agrees to execute such further assurances and do such further acts and things in order to give effect to the intent of this Lease Guaranty as the Landlord may reasonably require from time to time.

IN WITNESS WHEREOF this Lease Guaranty has been executed by the parties hereto on the date first above written.

INTRAWEST CORPORATION

By:
Title:

By:
Title:

[NOTE: INSERT NAME OF LANDLORD]

By:
Title:

By:
Title:

8

EXHIBIT ”A”

LEASE DESCRIPTION

LEASE GUARANTY ADDENDUM

WHEREAS, Intrawest Corporation (the “Guarantor”), a corporation continued under the Canada Business Corporations Act, and [Note: Insert Name of Landlord] (the “Landlord”), a [Note: Insert description of Landlord], are parties to that certain lease guaranty (the “Lease Guaranty”) made the ● day of ●, 2004 to which this Lease Guaranty Addendum is attached.

AND WHEREAS, the Landlord desires to appoint CNL VILLAGE RETAIL PARTNERSHIP, LP, a Delaware limited partnership (“CNL”), to be its attorney with respect to the enforcement of the Lease Guaranty. CNL has agreed to accept such appointment, and the Guarantor has agreed to recognize such appointment.

NOW THEREFORE, in consideration of the sum of Ten ($10.00) DOLLARS, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. The Landlord hereby nominates, constitutes and appoints CNL, with full power of substitution, as its true and lawful attorney in fact and agent in the name and on behalf of the Landlord, coupled with an interest, to act on behalf of the Landlord with full power and authority in its name, place and stead, to enforce the Lease Guaranty in accordance with the terms thereof, including, without limitation, to commence any legal proceedings with respect thereto, to settle or discontinue any such proceedings, and to execute any agreement, instrument, deed or document in connection therewith.

2. CNL hereby accepts its appointment as attorney and agent pursuant to paragraph 1 hereof and, without in any manner reducing the Guarantor’s terms, covenants, conditions, agreements and obligations pursuant to the Lease Guaranty, the Guarantor hereby irrevocably and unconditionally recognizes such appointment.

3. The Landlord and the Guarantor each hereby agree that any legal proceedings commenced by CNL as attorney and/or agent on behalf of the Landlord in accordance with paragraph 1 hereof may be consolidated with any other action commenced by CNL as attorney and/or agent on behalf of any other landlord to which the Guarantor has granted a lease guaranty or a lease indemnity agreement and with respect to which the landlord has nominated, constituted and appointed CNL as its true and lawful attorney to enforce such lease guaranty or lease indemnity agreement, as the case may be.

4. The power of attorney and agency granted by the Landlord to CNL pursuant to paragraph 1 will terminate on the earlier of (a) written notice from the Landlord to CNL revoking such power of attorney and agency (in which case the Landlord will also notify the Guarantor in accordance with the notice provisions in the Lease Guaranty that the power of attorney and agency has been revoked) and (b) the sale, transfer or other disposition by the Landlord of the Leased Premises (as defined in the Lease Guaranty).

1

5. This Lease Guaranty Addendum will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware. The parties hereto agree to submit to the jurisdiction of the ● [Note: Need to identify appropriate courts] courts of the State of Delaware sitting in Wilmington, Delaware in connection with any claims or controversy arising out of this Lease Guaranty Addendum and waive any defense based on forum non conveniens; provided that CNL may elect in its sole and absolute discretion to bring any such action in the courts of the jurisdiction in which the Leased Premises are located and each of the Guarantor and the Landlord hereby irrevocably and unconditionally agree in such event to submit to such jurisdiction and waive any defence based on forum non conveniens.

6. This Lease Guaranty Addendum will be binding upon and enure to the benefit of the successors and assigns of the parties hereto.

IN WITNESS WHEREOF this Lease Guaranty Addendum has been executed by the parties hereto on the ● day of ●, 2004.

INTRAWEST CORPORATION

By:
Title:

By:
Title:

[NOTE: INSERT NAME OF LANDLORD]

By:
Title:

By:
Title:

CNL INCOME COPPER, LP, a Delaware limited partnership

By:
Title:

By:
Title:

2

Exhibit B

Form of Intrawest Interim Leases (Village and Non-Village)

(See Attached)

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

Commercial Unit #

Space #

LEASE AGREEMENT

BETWEEN

CNL INCOME COPPER, LP

AS LANDLORD,

AND

AS TENANT

AT

COPPER MOUNTAIN RESORT

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

i

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

11.5	Signage.	13
11.6	Return of the Premises; Holdover.	13
ARTICLE XII LIABILITY		14
12.1	Limitations on Landlord’s Liabilities.	14
12.2	Limitation on Tenant’s Liabilities.	14
ARTICLE XIII DAMAGE OR DESTRUCTION AND EMINENT DOMAIN		15
13.1	Damage or Destruction of Premises.	15
13.2	Damage or Destruction of the Condominium.	15
13.3	Eminent Domain.	16
ARTICLE XIV DEFAULT, REMEDIES AND SECURITY		17
14.1	Default.	17
14.2	Remedies.	17
14.3	No Implied Surrender or Waiver.	19
14.4	Indemnity.	19
14.5	Security Deposit.	19
14.6	Limitation on Landlord Liability.	20
14.7	Distress.	20
14.8	Survival Of Obligations.	20
ARTICLE XV MISCELLANEOUS		20
15.1	Landlord - Tenant Relationship.	20
15.2	Time of Essence.	21
15.3	Recordation; Confidentiality.	21
15.4	Entire Agreement; No Warranties or Representations of Landlord; Amendment.	21
15.5	Notices.	21
15.6	Captions.	21
15.7	Brokerage Commission.	21
15.8	Copper Mountain Resort Association Membership.	22
15.9	Tenant’s Undertaking.	22
15.10	No Consent During Default.	22
15.11	Interpretation.	22
15.12	Binding on Successors and Assigns.	22
15.13	Joint and Several Liability.	22
15.14	Partial Invalidity.	22
15.15	Attorneys’ Fees.	23
15.16	Notice Concerning Radon Gas.	23
15.17	No Liability for Crimes.	23
15.18	DISCLAIMER OF WARRANTY.	23
15.19	Counterparts.	23
15.20	Condominium Documents, Tenant Design Guidelines, POLA Documents and Village Documents.	23
15.21	Governing Law.	23

ii

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

LIST OF SCHEDULES AND EXHIBITS

Schedule A	-	Definitions
Schedule B	-	Location of The Premises
Schedule C	-	Minimum Rent Schedule
Schedule D	-	Landlord’s Work and Tenant’s Work
Schedule E	–	Intentionally Omitted
Schedule F	-	Tenant Estoppel Certificate and Subordination, Non-Disturbance and Attornment Agreement
Schedule G	-	Tenant Gross Revenue Reporting Requirements
Schedule H	-	Resort Assessments
Schedule I	-	Tenant Insurance Requirements
Schedule J	-	Permitted Use and Merchandise List
Schedule K	–	Memorandum of Lease
Schedule L	–	Additional Provisions to Lease Between , as Landlord and , as Tenant
Schedule M	–	Guaranty

iii

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

LEASE AGREEMENT

THIS LEASE AGREEMENT is entered into this      day of                     , 20    , by CNL Income Copper, LP, a Delaware limited partnership, as Landlord, and                             , a                             , as Tenant. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Schedule A.

For and in consideration of the covenants and agreements given below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

ARTICLE I

BASIC LEASE PROVISIONS

1.1 Basic Provisions, Leasing and Triple Net Lease.

The following are certain basic lease provisions which are part of and are referred to in subsequent provisions of this Lease:

1.1.1 Parties and Addresses for Purposes of Notice:

(1)	Landlord:	______________________________
______________________________
Attention:______________________
Telephone No.:__________________
Facsimile No.:___________________
(2)	Tenant:	______________________________
______________________________
______________________________
Attention:______________________
Telephone No.:__________________
Facsimile No.:___________________

1.1.2 Premises. See Schedule B.

1.1.3 Term. The term of this Lease (the “Term”) shall be four (4) years, commencing on the Occupancy Date and expiring on                                  (the “Termination Date”), unless sooner terminated by law or pursuant to the terms and conditions of this Lease.

1.1.4 Renewal Option. Tenant shall have no option to extend or renew the Term of this Lease.

1.1.5 Minimum Rent. No Minimum Rent shall be payable until the Rent Commencement Date. From and after the Rent Commencement Date, Tenant shall pay Minimum Rent in those amounts set forth on Schedule C.

1.1.6 Percentage Rent. From and after the Rent Commencement Date, through the Termination Date, Tenant shall pay monthly Percentage Rent in an amount equal to the product obtained by multiplying (a) all Gross Revenue in excess of the Natural Breakpoint for each such monthly period by (b)              percent (        %).

1.1.7 Resort Assessments. Tenant shall pay Resort Assessments in accordance with Schedule H.

1

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

1.1.8 Permitted Use and Trade Name. Tenant shall use the Premises only for the use described on Schedule J and may offer for sale only those items listed on Schedule J. Tenant may not use the Premises for any other use, nor offer for sale any other merchandise without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant may operate its business at the Premises only under a name permitted by Landlord.

1.1.9 Security Deposit. Tenant shall deposit with Landlord the sum of $             as security for the full and faithful performance of every provision of this Lease. [NOTE –insert in “market” security deposit] Landlord reserves the right to increase the security deposit during the term of this Lease in proportion to any increases in the annual Minimum Rent payable by Tenant hereunder.

1.1.10 Opening Date. The Opening Date shall be the date of this Lease.

1.1.11 Leasing. Subject to the terms and conditions of this Lease: (a) Landlord hereby leases the Premises to Tenant; and (b) Tenant hereby leases the Premises from Landlord.

1.1.12 Triple Net Lease. This Lease is a triple net lease. Except as expressly stipulated in this Lease, Landlord will not be liable to contribute to any costs regarding the Premises or the Commercial Unit.

1.1.13 Insurance Obligations. Tenant shall obtain such insurance and comply with all obligations as set forth on Schedule I.

1.1.14 Guaranty. Tenant shall provide a guaranty agreement from the parent corporation or owner of the Tenant or such other Person as Landlord may require as guarantor in favor of Landlord for Tenant’s obligations hereunder. Such guaranty agreement will be in the form attached hereto as Schedule M.

ARTICLE II

CONSTRUCTION AND DELIVERY OF THE PREMISES

2.1 Delivery and Acceptance of the Premises.

Tenant accepts the condition of the Premises as of the date hereof in an “as is where is” condition in all respects without any representations or warranties of any kind from Landlord as to the condition of the Premises, and acknowledges and agrees that the Rent Commencement Date shall be the date hereof.

2.2 Tenant’s Work Prior to Rent Commencement Date.

Landlord and Tenant acknowledge and agree that there is no Tenant’s Work to be completed prior to the Rent Commencement Date, and that the Rent Commencement Date and the Opening Date shall be and be deemed to be the date hereof for all purposes of this Lease.

2.3 Leasehold Improvements.

Tenant may not commence the construction or installation of Tenant’s Work or any other alteration or improvements to the Premises, unless and until plans and specifications detailing the Tenant’s work have been reviewed and approved by Landlord. In that regard, Tenant shall submit to Landlord its plans therefor in accordance with the Tenant Design Guidelines. Tenant shall ensure that the Premises comply and continue to comply at all times during the Term with the Tenant Design Guidelines, and Tenant acknowledges and agrees that Landlord shall have, without limitation, all rights set out in the Tenant Design Guidelines with respect to matters addressed in the Tenant Design Guidelines. Landlord may: (a) grant or withhold such approval; or (b) condition such approval on certain revisions or other requirements. If Landlord conditions its approval on a revision or other requirement, Tenant shall incorporate the revision or other requirement in its leasehold improvements. Tenant must perform and complete Tenant’s Work and all other alterations or improvements to the Premises in a good and workmanlike

2

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

manner without damage to the Premises or any other part of the Commercial Unit, the Commercial Space, the Building or the Condominium, and in compliance with all applicable requirements of: (a) this Lease, including, without limitation, the Tenant Design Guidelines; (b) all applicable laws, rules, regulations, orders and other legal requirements, including, without limitation, all building and safety codes; (c) the Village Documents; (d) the Condominium Documents; and (e) the POLA Documents.

ARTICLE III

RENT

3.1 Place and Manner of Payment.

Tenant shall pay all Rent to Landlord at the address for Landlord set forth in paragraph 1.1.1 above, or to such other Person or such other place as Landlord designates in writing from time to time. Tenant shall pay all Rent in United States currency, without any notice, demand, offset or abatement, unless and only to the extent expressly provided to the contrary in this Lease. Landlord may require, upon written notice to Tenant, electronic transfer of funds for Tenant’s payment of Rent.

3.2 Adjustments.

All Rent payable by Tenant to Landlord under this Lease shall be deemed to accrue on a daily basis. For any partial month within a Lease Year, the monthly installments of Rent shall be prorated on a daily basis, on the basis of a thirty (30) day month. The obligations of the parties to adjust any amounts payable under this Lease requiring adjustment will survive the expiration of the Term or sooner termination of this Lease. Tenant’s obligations to pay the Rent that accrues during the Term, or any extensions thereof, and to deliver to Landlord any reports and statements required hereunder, including, without limitation, those required by Schedule G, shall survive the expiration or sooner termination of this Lease.

3.3 Imputation of Payments.

Landlord may apply any of Tenant’s payments against payment of any sum which has become due, regardless of any designation or imputation by Tenant. No designation by Tenant, either in a separate writing or on a check or money order, shall modify this clause or have any force or effect.

3.4 Interest on Overdue Amounts.

If Tenant fails to pay any amount payable to Landlord when due, each unpaid amount will bear interest at the Interest Rate from its due date until the date of payment. Overdue interest will also bear interest at the Interest Rate.

3.5 Payment of Minimum Rent.

Tenant shall pay to Landlord fixed minimum rent (“Minimum Rent”) in advance, on the Rent Commencement Date and on the first day of each calendar month thereafter, at the rates described in paragraphs 1.1.4 and 1.1.5 above and shown on Schedule C attached hereto.

3.6 Payment of Percentage Rent.

Tenant shall pay any Percentage Rent that accrues pursuant to paragraphs 1.1.4 and 1.1.6 above, monthly, in arrears, on or before the first (1st) day of the second (2nd) calendar month following the month for which such Percentage Rent has accrued (e.g., Percentage Rent for January is due on March 1). If the Certified Statement (as defined in Schedule G) discloses that Percentage Rent for the Lease Year to which it applies has been underpaid or overpaid, then, as the case may be, Tenant shall pay any deficiency to Landlord when it submits the relevant statement, or, unless Landlord decides to conduct an Audit (as defined in Schedule G), Landlord shall credit any overpayment to installments of Rent due under this Lease until the balance of the overpayment is reduced to $0.00.

3

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

3.7 Additional Rent and Percentage Rent Deemed Rent.

All Additional Rent and Percentage Rent hereunder shall be deemed to be Rent and Landlord shall have all rights against Tenant for default in the payment of Additional Rent and Percentage Rent as for default in the payment of Minimum Rent.

ARTICLE IV

TAXES AND OPERATING COSTS

4.1 Taxes and Operating Costs.

4.1.1 For that portion of the first (1st) Lease Year following the earlier of the Rent Commencement Date and the Opening Date, and for each Lease Year thereafter, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Taxes and Operating Costs for that Lease Year, in the manner described in paragraph 4.1.3 below. Tenant acknowledges that the Condominium may consist of both retail and office premises and that the Landlord may, acting reasonably, create and allocate special categories of Operating Costs to some or all of the retail or office tenants benefiting from such Operating Costs as well as a category of general Operating Costs payable by all tenants.

4.1.2 Landlord shall furnish Tenant with Landlord’s written estimate of Tenant’s Proportionate Share of Taxes and Operating Costs on or before the first (1st) day of each Lease Year or as soon thereafter as is reasonably practical. Thereafter, the last written estimate furnished by Landlord to Tenant shall apply until Landlord replaces it with a new written estimate. Landlord may re-estimate Tenant’s Proportionate Share of Taxes and Operating Costs from time to time during a Lease Year, and such re-estimate shall take effect upon Tenant’s receipt of written notice thereof from Landlord.

4.1.3 On the first (1st) day of each month following the Rent Commencement Date, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12) of Landlord’s last written estimate of Tenant’s Proportionate Share of Taxes and Operating Costs. Notwithstanding the foregoing, if Landlord delivers to Tenant a written re-estimate of Tenant’s Proportionate Share of Taxes and Operating Costs for any Lease Year, the first (1st) monthly installment of Tenant’s Proportionate Share of Taxes and Operating Costs due after Tenant’s receipt of such written re-estimate shall be adjusted to account for any previous overpayment or underpayment of Tenant’s Proportionate Share of Taxes and Operating Costs resulting from the inaccuracy of Landlord’s initial estimate thereof for that Lease Year. To the extent that any portion of the Term involved a partial month for such month Tenant shall pay that portion of one twelfth (1/12) of Tenant’s Proportionate Share of Taxes and Operating Costs as the number of days in such partial month bear to the actual number of days of such month.

4.1.4 Within one hundred twenty (120) days after the end of each Lease Year, Landlord shall furnish to Tenant a written statement setting forth the actual amount of: (a) Taxes and Operating Costs for that Lease Year; (b) Tenant’s Proportionate Share of Taxes and Operating Costs for that Lease Year; and (c) the payments that Tenant made on account of Tenant’s Proportionate Share of Taxes and Operating Costs pursuant to paragraph 4.1.3 above for that Lease Year. If the written statement indicates that Tenant underpaid Tenant’s Proportionate Share of Taxes and Operating Costs for such Lease Year, Tenant shall pay the amount of the deficiency to Landlord on the first day of the calendar month following the month in which Tenant receives the statement from Landlord. If the written statement indicates that Tenant overpaid Tenant’s Proportionate Share of Taxes and Operating Costs for such Lease Year, Landlord shall credit the amount of the overpayment against the installments of Rent due under this Lease until the balance of the overpayment is reduced to $0.00.

4.1.5 If Tenant’s operations or requirements are such that any cost, charge, imposition, outlay, contribution or expense normally billed to Tenant by way of its contributions to Operating Costs is, in Landlord’s reasonable opinion, insufficient as compared with other tenants or occupants in the Commercial Space or elsewhere

4

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

in the Condominium based on their respective operations and requirements, Landlord may bill Tenant for the excess requirements of or costs associated with Tenant’s operations and requirements, in addition to Tenant’s Proportionate Share of Operating Costs (with the excess amount so billed to be deducted from Operating Costs prior to calculation of Tenant’s Proportionate Share), and Tenant shall pay the amount thereof, as Additional Rent, on demand or as otherwise provided by Landlord in its notice to Tenant.

ARTICLE V

UTILITIES AND PERSONAL PROPERTY TAXES

5.1 Utilities.

To the extent that the Condominium Association does not provide the same to Tenant, Tenant shall be solely responsible for, and shall promptly pay, the cost of all water, electricity, gas, telephone, cable television and other utilities and services used or consumed in or from the Premises, directly to the utility or service supplier, or to Landlord, as Landlord may direct, on the basis, where applicable, of separate meters or utility surveys for each of such utilities and services, or on the basis of Tenant’s Proportionate Share of the costs of such utilities and services. In no circumstance shall Landlord be liable to Tenant for any claim of loss or damage arising from the failure or inability, for any reason, or any supplier of any such utility or service to provide the utility or service to the Premises.

5.2 Personal Property Taxes.

Tenant shall pay before delinquency all taxes, levies, assessments, charges and fees assessed or charged against Tenant’s business, leasehold improvements, trade fixtures, equipment, inventory and other personal property. If Tenant fails to pay any such taxes, levies, assessments, charges or fees, Landlord may pay the same and bill Tenant the amount thereof and all costs and expenses incurred by Landlord in connection therewith, including, without limitation, interest at the Interest Rate and reasonable attorneys’ fees and disbursements, as Additional Rent. Tenant shall pay any such Additional Rent to Landlord on demand.

ARTICLE VI

TENANT’S USE AND OPERATION OF THE PREMISES

6.1 Permitted Use, Merchandise and Trade Name.

Tenant shall use the Premises only for the use described on Schedule J and Tenant shall offer for sale only the merchandise set forth on Schedule J. Tenant may not use the Premises for any other use, nor offer for sale any other merchandise, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant shall conduct its business at the Premises only under the name set forth in paragraph 1.1.8. Tenant’s use of the Premises shall be subject to any exclusive rights given by Landlord for the benefit of other tenants at the Resort prior to the date of this Lease.

6.2 Obligation to Operate.

6.2.1 After the Opening Date, Tenant shall continuously and diligently conduct its business in the Premises in a manner consistent with the first-class nature of the Resort. Without limiting the generality of the foregoing, Tenant shall keep its store at the Premises adequately staffed and continuously fully stocked with high quality saleable merchandise.

6.2.2 Tenant shall operate the Premises at least              (    ) hours per day each day of the year, and shall open for business no later than 10:00 a.m. each day, unless such operating hours are specifically changed by Landlord in writing. When the Premises are not open for business, windows and signs on the Premises shall be illuminated during such hours as Landlord may reasonably designate. Nothing contained in this Lease shall be deemed a representation of the hours during which other tenants in the Resort may be required or permitted to be open for business, and Landlord shall have the right to permit other tenants of the Resort to operate during hours different from the hours during which Tenant is required or permitted to be open for business.

5

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

6.2.3 Notwithstanding any other provision of this Lease, Tenant shall not permit or cause any of the following to be conducted in or from the Premises: (a) any public or private auction; (b) any fire sale, bankruptcy sale, moving sale, liquidation sale or “going out of business” sale; (c) any activity that constitutes a nuisance or unreasonably interferes with the use of the Commercial Space, the Building, the Condominium or the Resort by others, as determined by Landlord in its sole judgment; or (d) any act or thing that subjects or might subject Landlord to any liability or responsibility for injury to any Person or for damage to any property.

6.3 Importance of Continuous Operation.

Tenant acknowledges that it forms part of an overall merchandising mix designed to enhance the character, quality and reputation of the Resort, and that its continuous operation of the Premises is essential to Landlord to maintain that character, quality and reputation, and to facilitate the leasing of vacant space and renewing leases of existing tenants. Tenant acknowledges that Landlord will suffer serious and irreparable injury if the Premises are abandoned or left vacant at any time during the Term or are not operated in conformity with this Article VI, even if Tenant continues to pay Rent. Without limiting any other rights and remedies available to Landlord hereunder, at law or in equity, Landlord shall have the right to collect from Tenant a penalty of One Hundred Fifty Dollars ($150.00) per occurrence whenever Tenant fails to keep its business in the Premises open for business in accordance with the provisions of paragraph 6.2.2. Further, should Tenant fail on more than two occasions during any calendar year to keep its business in the Premises open for business during the hours set forth in paragraph 6.2.2, Landlord shall have the right to terminate this Lease.

6.4 Compliance with Obligations.

Tenant shall, at its expense, comply with: (a) all laws, rules, orders, ordinances, regulations and other requirements of any governmental or quasi-governmental authority; (b) the Condominium Documents; (c) the Village Documents; (d) the POLA Documents; and (e) any reasonable rules and regulations adopted by Landlord, to the extent that any of the foregoing relate to Tenant’s use or occupancy of, or the physical condition of, the Premises. Landlord shall not be responsible to Tenant for the failure of any other tenant or occupancy of any part of the Condominium to comply with laws or the rules and regulations.

6.5 No Implied Exclusiveness.

Tenant has no exclusive right to the use contemplated in paragraph 1.1.8 and Section 6.1 above or any activities or operations contemplated thereby except as provided on Schedule J.

6.6 Resort Charge Card Program.

Tenant shall participate in the Resort Charge Card Program, if any, to be implemented by Landlord and shall honor the Resort Charge Card whenever presented for the purchase of goods and services. Tenant acknowledges and agrees that: (a) under the Resort Charge Card Program, Tenant’s customers will pay Landlord all amounts due for goods and services purchased from Tenant using the Resort Charge Card, and Landlord will then pay such amounts, less a service charge of two and one-half percent (2.5%) to Tenant, in accordance with the rules and regulations for the Resort Charge Card Program which Landlord shall provide to Tenant not less than thirty (30) days prior to the implementation of such a Resort Charge Card Program; (b) Tenant will comply with all terms and conditions of the rules and regulations for the Resort Charge Card Program, as the same may be modified from time to time; and (c) Tenant shall bear any loss sustained as a result of the fraudulent use of the Resort Charge Card or the non-payment of any amount owed for any good or service purchased from Tenant with the Resort Charge Card unless, at the time of such purchase, Tenant verified that the customer making such purchase (i) had possession of a Resort Charge Card and (ii) had a valid Driver’s License or other form of picture identification showing the customer to be the named holder of the Resort Charge Card used for such purchase.

6

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

6.7 Hazardous Materials.

Tenant shall not cause or permit any Hazardous Material, as defined below, to be generated, brought onto, used, stored, or disposed of in or about the Premises, or any other part of the Village or Resort, by Tenant, or its agents, employees, contractors, subtenants, or invitees, except for limited quantities of standard office and janitorial supplies which may contain chemicals categorized as Hazardous Material. Tenant shall use any such hazardous materials in strict compliance with applicable statutes, ordinances and regulations that relate to public health and safety and protection of the environment (“Environmental Laws”). Tenant shall comply at all times during the term with all Environmental Laws. Tenant shall, at Tenant’s sole expense and with counsel reasonably acceptable to Landlord, indemnify, defend, and hold harmless Landlord and Landlord’s Relevant Persons, as defined in Section 12.1.1, with respect to all claims, expenses (including without limitation attorneys’ and consultant’s fees, monitoring and remediation costs) and losses arising out of or resulting from the release of any Hazardous Material in or about the Premises or any other part of the Village or Resort in violation of this Section 6.7. The term “Hazardous Material” shall mean any hazardous or toxic substance, material, or waste at any concentration that is or becomes regulated by the United States, the State of Colorado, or any government authority having jurisdiction over the Resort, including those defined as “hazardous substance” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; as “hazardous waste” in the Resource Conservation and Recovery Act of 1976; any pollutant, contaminant, or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state, or local law, regulation, ordinance or requirement (including consent decrees and administrative orders); petroleum products; radioactive materials; asbestos in any form or condition; and polychlorinated biphenyls (“PCBs”) and substances or compounds containing PCBs.

6.8 Radius Restriction.

Tenant acknowledges and agrees that Landlord is relying on Percentage Rent as a material part of the consideration to Landlord for Tenant’s use and occupancy of the Premises and that Tenant’s Gross Revenue could be reduced by Tenant conducting the same or similar business as that to be conducted by Tenant in and from the Premises under this Lease at a nearby location. Therefore, Tenant agrees that it will not, without Landlord’s prior written consent, operate any business which is the same, or similar to, the business operated in the Premises under the terms of this Lease at any other location within ten (10) miles of the Premises, including any business in which Tenant, or any principal owner, officer, director, shareholder, or partner in Tenant, owns ten percent (10%) or more of the equity interest.

ARTICLE VII

RESORT OWNER’S AND LANDLORD’S DEVELOPMENT AND OPERATION

OF THE RESORT AND THE COMMERCIAL SPACE

7.1 Control of the Resort and the Commercial Space.

7.1.1 Landlord may, acting prudently and in accordance with good mixed-use resort development practice: (a) change the location or use of any portion of the Commercial Unit or the Commercial Space; (b) construct other buildings or improvements and make alterations to, any of the foregoing, build additional buildings or facilities adjoining the Building, the Commercial Unit or the Commercial Space and effect any work (including excavations) to any land adjacent to the Building, the Commercial Unit or the Commercial Space; (c) modify any interior or exterior portion of the Building, the Commercial Unit or the Commercial Space and temporarily or permanently close any interior or exterior entrance or exit to or from the Building, the Commercial Unit or the Commercial Space, or any parts thereof; (d) make reasonable variations to the dimensions, form and location of the Premises without the consent of and without in any way incurring any liability to Tenant and relocate the Premises to other premises in the Commercial Unit or the Commercial Space that Landlord reasonably determines as being comparable to the Premises, without the consent of and without incurring any liability to Tenant, except that if the relocation occurs after the date Tenant first occupies the Premises, Landlord shall pay the reasonable cost of relocating and replacing the fixed leasehold improvements which Tenant has already incorporated into the Premises at Tenant’s cost as well as the reasonable expenses, preapproved by Landlord, incurred by Tenant to relocate as required by Landlord; (e) construct or close off all or any part of the Building, the Commercial Unit or

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the Commercial Space and temporarily suspend services being supplied thereto, for the purpose of maintenance, repair or construction or to prevent dedication of any real estate forming part of the Building, the Commercial Unit or the Commercial Space; (f) close all or part of the Building, the Commercial Unit or the Commercial Space to the public outside of regular retail business hours, Sundays and holidays included; (g) modify or relocate any and all parking; (h) impose or permit to be imposed charges for parking; and (i) do and perform such other acts in and to the Building, the Commercial Unit or the Commercial Space as Landlord deems appropriate. Tenant agrees that Tenant will not object to any such activity by Landlord.

7.1.2 The Resort Owner may, (a) construct other buildings or improvements and make alterations to any of the foregoing, build additional buildings or facilities adjoining the Building, the Commercial Unit, the Commercial Space or the Resort and effect any work (including excavations) to any land adjacent to the Building, the Commercial Unit, the Commercial Space or the Resort; and (b) modify or relocate any and all parking; and (c) impose or permit to be imposed charges for parking. Tenant agrees that Tenant will not object to any such activity by Resort Owner, and that Resort Owner shall have the benefit of the rights provided to Resort Owner in this Section 7.1.2, and Section 7.3 and elsewhere in this Lease notwithstanding that Resort Owner is not a party hereto.

7.1.3 Tenant agrees that Landlord’s proper exercise of its rights under paragraph 7.1.1 above shall not: (a) constitute a default of any obligation to provide quiet enjoyment; (b) in any way affect the legal validity of this Lease; or (c) entitle Tenant to any damages, compensation or diminution or abatement of any Rent.

7.1.4 Notwithstanding any other provision contained in this Lease, Landlord is under no obligation to develop or lease any commercial or residential premises contemplated for the Condominium or other portions of the Resort or to retain any of the Commercial Space or other commercial space within the Resort as such.

7.2	Landlord’s Right to Enter the Premises.

7.2.1 Tenant shall permit Landlord to enter the Premises outside Normal Business Hours, and during Normal Business Hours where such entry will not unreasonably disturb or interfere with Tenant’s use of the Premises and operation of its business, for any one or more of the following purposes: (a) to examine or inspect the Premises; (b) to show the Premises to Persons considering purchasing or financing the Commercial Space, and to Persons considering leasing the Premises; (c) to provide or install services or make repairs, replacements, changes or alterations to the Premises, the Commercial Unit, the Building, the Commercial Space, the Condominium or other portions of the Resort; and (d) to take such steps as Landlord may reasonably determine necessary for the safety, improvement and preservation of the Premises, the Commercial Unit, the Building, the Commercial Space, the Condominium or the Resort.

7.2.2 If Tenant is not present to permit an entry into the Premises, at any time when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the Premises by use of a master key, or may forcibly enter the Premises, without rendering Landlord or its agents liable therefor, on the condition that Landlord or its agents use reasonable care to avoid damage to Tenant’s personal property. Landlord shall whenever reasonably possible consult with or give reasonable notice to Tenant prior to such an entry. Landlord shall indemnify Tenant for all losses and damages to the Premises and to fixtures and personal property of Tenant (but not for loss of business or goodwill) arising from Landlord’s negligence or willful misconduct during such an entry.

7.2.3 Under no circumstances will any entry made for any of the reasons described in paragraph 7.2.1 above or any consequences thereof (including without limitation, any work done, or services temporarily reduced or shut off): (a) constitute an eviction of Tenant or default of Landlord’s obligation to provide quiet enjoyment; (b) in any way affect the legal validity of this Lease; or (c) entitle Tenant to any damages, compensation or diminution or abatement of any Rent. Notwithstanding anything to the contrary in this Lease, Landlord may enter the Premises in cases of emergency without prior notice to Tenant and without any obligation to avoid interfering with the operation of Tenant’s business.

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Form of Copper Mountain / Intrawest Interim

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7.3 Parking Facilities.

Tenant acknowledges and agrees that: Landlord has no obligation to provide parking facilities or spaces in or adjacent to the Premises for use by Tenant’s employees and customers; and any parking facilities located within or around the Resort (including, without limitation, those facilities, if any, designated for use by Tenant’s employees or customers) may be on a paid-parking basis, despite any implication of law or industry practice to the contrary.

ARTICLE VIII

PROMOTION AND ADVERTISING

8.1 Tenant’s Promotion.

8.1.1 Tenant shall, at its expense, promote and advertise its business from the Premises in an up-to-date, professional manner, and in a manner designed specifically to attract customers to the Resort who are either living in, visiting or working in the market area principally served by the Resort.

8.1.2 Tenant shall endeavor to promote the names and any logos or emblems of the Condominium and the Resort in Tenant’s promotions or advertising. Tenant acknowledges and agrees that such names, logos and emblems are the sole and exclusive property of Landlord, Resort Owner (or of entities affiliated with Resort Owner) or other third parties and that Tenant will not acquire any rights thereto under this Lease under any circumstances despite such promotion and advertising. Tenant acknowledges that the owners of any such name, logo or emblem has the right to impose, from time to time, rules, regulations and restrictions upon the use of such name, logo or emblem. Tenant agrees to comply with all such rules, regulations and restrictions. Tenant has no right to use, in any way, any present or future name, logo or emblem of or relating to any real estate developments or projects that are or may be situated within the Resort, or any variations or combinations thereof.

ARTICLE IX

ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS

9.1 Consent Required.

Except as permitted in paragraph 9.2.1 below, Tenant may not do or permit any of the following without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion: (a) assign, encumber or otherwise transfer all or any portion of its interest under this Lease; (b) sublet all or any portion of the Premises; or (c) permit any change in the control of Tenant’s business, whether by sale of assets, transfer of stock or other equity interests, merger, consolidation, or otherwise. Under no circumstances will the mere occupation of all or part of the Premises by Tenant’s proposed transferee or Landlord’s tolerance thereof, the payment of any amount by the proposed transferee to Landlord as Rent or otherwise or Landlord’s consent to any previous assignment, subletting or other transfer, constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to any assignment, subletting or other transfer. Regardless of whether Landlord consents to any assignment, subletting or other transfer, Landlord may collect Rent from any proposed transferee and apply the net amount collected to the amounts payable under this Lease, without in any manner prejudicing any of its rights. Tenant shall not advertise or offer the whole or any part of the Premises for purposes of assignment, subletting, transfer or encumbrance, and shall not permit any broker or other party to do any of the foregoing, unless first approved in writing by Landlord, which approval Landlord may withhold in its sole and absolute discretion.

9.2 When Consent Is Not Required.

9.2.1 Notwithstanding anything to the contrary contained in Section 9.1 above, Tenant may so long as Tenant is not in default hereunder, without Landlord’s consent but subject to the terms and conditions hereof: (a) assign its interest under this Lease; (b) sublet all or a portion of the Premises; or (c) permit a change in the control of Tenant’s business, to a Person that owns or controls, is owned or controlled by, or is under common ownership or control with Tenant (the “Related Entity”), provided that: (i) Tenant gives Landlord written notice thereof, including the information described in Section 9.3 below, at least ten (10) days prior to the effective date of the assignment, subletting or transfer, (ii) in the case of an assignment or sublease, Tenant and the assignee or subtenant enter into an assumption agreement in favour of Landlord in respect of this Lease in such form and on such terms as

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Landlord may reasonably require, and (iii) Tenant otherwise complies with the requirements of Section 9.3 as applicable. As used in Article IX, “ownership” and “control” mean direct or indirect ownership or control of more than fifty percent (50%) of all outstanding equity interests in a Person. For greater certainty, if Tenant and the relevant Related Entity no longer satisfy the aforementioned relationship, the consent of Landlord will be required and Tenant and the relevant Related Entity shall forthwith request the same in accordance with the provisions of this Article IX.

9.2.2 Tenant will (a) when requesting consent to an assignment, subletting, transfer, change of control or ownership or change of relationship, as applicable, provide the Landlord with such information as to the proposed purchaser, subtenant or other relevant entity as Landlord requires including, without limitation, information concerning creditworthiness, financial standing and business history; and (b) make available to Landlord or its representatives all books and records of Tenant for inspection at all reasonable times, in order to ascertain whether there has been any change in ownership or control of Tenant or a change in the required relationship with a Related Entity, as applicable.

9.3 Landlord’s Rights.

9.3.1 If Tenant requests Landlord’s consent to an assignment, subletting or other transfer, Landlord shall, within thirty (30) days after its receipt of such request, notify Tenant in writing that: (a) Landlord does not grant its consent; (b) Landlord grants its consent; or (c) Landlord elects to terminate this Lease, in which event this Lease will terminate on the date set forth in such notice, unless Tenant withdraws its request for consent within ten (10) days after its receipt of such notice from Landlord.

9.3.2 If Landlord consents to an assignment, subletting or other transfer, or if no consent to such assignment, subletting or other transfer is required pursuant to paragraph 9.2.1 above, such assignment, subletting or other transfer, as the case may be, shall always be subject to the following conditions: (a) Tenant and the assignee, subtenant or other transferee shall be jointly and severally liable to Landlord to fulfill all of Tenant’s obligations under this Lease during the remainder of the Term or any extension or renewal thereof, the whole without novation or derogation of any kind, and without benefit of division or discussion; and (b) in the case of an assignment or subletting, the assignment or sublease documents will be reviewed by (or at Landlord’s option, prepared by) Landlord or its attorneys, and all costs incurred in connection therewith and in connection with processing the application for consent (including any credit reports, and preparation and negotiation of any documentation) shall be paid by Tenant prior to the date the assignee or subtenant occupies any portion of the Premises.

9.3.3 Tenant shall pay to Landlord on demand, as Additional Rent, (a) the difference between the reasonable out-of-pocket expenses incurred by Tenant in connection with the assignment or sublease at issue, as determined by Landlord, and any amount that Tenant receives from an assignee of Tenant’s interest under this Lease for the assignment of Tenant’s interest under this Lease and the leasehold improvements, trade fixtures and other property that could become Landlord’s property pursuant to the terms of this Lease, to the extent the amounts so received exceed the depreciated cost of such leasehold improvements, trade fixtures and other property as of the date of the assignment, assuming a useful life equal to the Term and no salvage value, and using the straight-line method of depreciation; and (b) any amount of Rent or otherwise or other consideration paid to Tenant by a sublessee which exceeds the Rent payable by Tenant to Landlord under the Lease, for the entire term of the sublease. Tenant shall act in good faith in calculating and reporting to Landlord such amounts. Landlord shall have the right to inspect Tenant’s books and records to verify the consideration received by Tenant in connection with any assignment or sublease.

9.4 Assignment by Landlord.

In the event of the sale, lease, assignment, transfer or other disposition by Landlord of its rights to all or part of the Premises, the Commercial Unit or this Lease, to the extent that the purchaser, lessee or assignee assumes Landlord’s obligations under this Lease, Landlord shall thereupon without further action or agreement be freed and relieved of all liability with respect to such obligations. Without limiting the foregoing, Tenant acknowledges that Landlord may enter into a concurrent lease of the Premises which shall constitute a lease of the reversionary interest

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of Landlord in the Premises, and upon receipt by Tenant of notice from Landlord of the granting of such a concurrent lease, Tenant shall and shall be deemed to be the tenant of the party receiving the grant of such concurrent lease from Landlord. Upon the expiration or earlier termination of such concurrent lease for any reason, Landlord, in its capacity as owner of the freehold interest in the Premises, shall automatically be deemed to be Landlord hereunder and Tenant acknowledges and agrees that said owner shall automatically have all of the rights and remedies of Landlord hereunder.

9.5 Tenant Security.

Tenant may not encumber, pledge or hypothecate any interest in this Lease or the Premises or any property, real or personal, located within the Premises, by any Tenant Security without the prior written consent of Landlord, which consent will not be unreasonably withheld, but at Landlord’s option, may be granted upon such reasonable conditions as Landlord chooses to impose. Without limitation, Landlord shall be deemed reasonable in refusing its consent if the anticipated Tenant Security encumbers or otherwise affects any property which is or may become Landlord’s pursuant to the terms of this Lease, or if the anticipated Tenant Security would rank in priority to any security in favor of Landlord (whether by the effect of law or otherwise), unless the creditor of such Tenant Security cedes its priority of rank to that of Landlord. Tenant shall accompany its request for Landlord’s consent to the grant of Tenant Security contemplated by this Section 9.5 with a copy of all documentation to be executed by Tenant and/or the creditor of such Tenant Security (or agent or trustee acting on the creditor’s behalf) in relation to the Tenant Security, and Tenant shall pay on demand, as Additional Rent, Landlord’s reasonable legal expenses attributable to examining such documentation, regardless of whether Landlord’s consent to such Tenant Security is obtained. Tenant and the creditor of such Tenant Security (or agent or trustee acting on the creditor’s behalf) shall execute such documentation as may be reasonably required by Landlord or its attorneys to give effect to the provisions of this Section 9.5, whether express or implied, at Tenant’s sole cost.

9.6 Security in Favor of Landlord.

Tenant hereby grants to Landlord a security interest in and to all of Tenant’s personal property located from time to time in the Premises in order to secure the faithful performance by Tenant of all of the obligations of Tenant contained in this Lease. Such security interest shall rank in priority to all Tenant Security but, as long as Tenant is not in default in the performance of its obligations at the time when Landlord is first requested to do so and until the date Landlord actually does so, Landlord will cede priority in favor of one creditor of Tenant Security to the extent only that such Tenant Security secures indebtedness of Tenant incurred to perform Tenant’s Work and to procure and install Tenant’s trade fixtures necessary to prepare the Premises to be open for business to the public by the Opening Date. Such cession of priority shall not, however, defeat, limit or affect Landlord’s rights of ownership in the Premises, or Tenant’s obligations in respect of such work and fixtures. Tenant will execute all documents or deeds, in form and substance satisfactory to Landlord, as may be necessary in order to give effect to the foregoing, and Tenant’s failure to do so shall constitute a default under this Lease. Tenant acknowledges that Landlord may file such Uniform Commercial Code Financing Statements as Landlord deems necessary to evidence Landlord’s security interest.

9.7 Memorandum of Lease.

Tenant agrees, upon Landlord’s request, to execute and deliver to Landlord a Memorandum of Lease substantially in the form attached hereto as Schedule K.

ARTICLE X

SUBORDINATION, ATTORNMENT, AND QUIET ENJOYMENT

10.1 Subordination and Attornment.

This Lease, including the covenant of quiet enjoyment, is and shall be subject and subordinate to all ground and underlying leases, the concurrent lease to be granted by Landlord as contemplated in Section 9.4, all mortgages, deeds of trust or other encumbrances affecting all or any portion of the Premises, the Condominium Documents, the

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Village Documents and the POLA Documents. This clause shall be self-operative and no further instrument of subordination shall be required in order to effectuate it. Nevertheless, Tenant shall execute and deliver, within ten (10) business days after a request therefor, any certificate or other assurance in confirmation of such subordination requested by any lessor, any mortgagee, the Condominium Association, the Village at Copper, POLA or the Landlord, substantially in the form of the Tenant Estoppel Certificate and Subordination, Non-Disturbance and Attornment Agreement attached hereto as Schedule F (the “Subordination Agreement”), or as Landlord may otherwise require. In the event any proceedings are brought for default under any ground or underlying lease, the aforementioned concurrent lease or for the foreclosure of any mortgage, deed of trust, debenture or other encumbrance to which this Lease is subject and subordinate, Tenant shall, upon request of the party succeeding to the interest of Landlord as a result of such proceedings, automatically attorn to and become the tenant of such successor in interest without change in the terms of this Lease. Tenant shall, on request by, and without cost to Landlord or such successor in interest, execute and promptly deliver any instruments confirming such attornment, including without limitation a document substantially in the form of the Subordination Agreement.

10.2 Quiet Enjoyment.

Subject to the terms and conditions of this Lease, Landlord warrants that Tenant’s peaceable and quiet enjoyment of the Premises shall not be disturbed by anyone claiming by, through or under Landlord.

10.3 Estoppel Certificate.

Within ten (10) days after request therefor by Landlord, Tenant shall deliver an estoppel certificate addressed to Landlord or any other Person designated by Landlord, in such form as Landlord may require.

ARTICLE XI

INSTALLATIONS, MAINTENANCE, REPAIRS AND ALTERATIONS

11.1 Landlord’s Installations.

11.1.1 Landlord shall have the right to install and maintain in the Premises whatever equipment is reasonable, useful, or necessary for the use and convenience of the Commercial Unit, the Commercial Space, the Village or other portions of the Resort, or other tenants, occupants or owners of the various portions thereof, and Tenant shall have no claim against Landlord in respect thereof on the condition that the same do not materially interfere with Tenant’s quiet enjoyment of the Premises.

11.2 Tenant’s Obligation to Repair.

11.2.1 Tenant shall maintain, repair, replace and keep the Premises and all improvements, fixtures and equipment located in or exclusively servicing the Premises in a state of repair and appearance commensurate with first-class nature of the Village. Such obligations of Tenant will extend, without limitation, to all glass and plate glass, exterior door(s), all electrical, mechanical, plumbing, signage, sprinkler and other systems. Tenant will promptly do all work required to have the Premises comply with all governmental requirements, including, without limitation health, safety and Americans with Disabilities Act, and quasi-governmental requirements, insurance, and the Condominium Association, the Village at Copper and the POLA requirements applicable at any time during the Term. Tenant’s obligations under this Section 11.2 shall be subject to the following exceptions: (a) normal wear and tear which does not affect the proper use of the Premises as a first-rate commercial operation of its kind; and (b) restrictions, limitations and other considerations contained in the Condominium Documents, the Village Documents and the POLA Documents and any and all other covenants, conditions, restrictions, declarations, agreements and instruments affecting the Commercial Unit, the Condominium or the Premises and of record as of the date of this Lease. Any work, which is Tenant’s responsibility under Section 11.2, requiring entry into space other than the Premises, and any other work designated by Landlord, will be done by Landlord at Tenant’s expense, together with an administration fee of ten percent (10%) of the cost of such work.

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Form of Copper Mountain / Intrawest Interim

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11.3 Insurance; Mechanic’s Liens.

Prior to commencing any work in or to the Premises, Tenant shall deliver to Landlord certificates issued by applicable insurance companies evidencing that workmen’s compensation and public liability insurance and property damage insurance, all in amounts, with companies and on forms satisfactory to Landlord, are in force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform such work. Tenant shall pay or cause to be paid all costs for work done by it or caused to be done by it in or to the Premises, and Tenant shall keep the Premises free and clear of all mechanic’s liens and other liens on account of work done for Tenant or Persons claiming under it. Should any liens be filed or recorded against the Premises or any action affecting the title thereto be commenced, Tenant shall give Landlord immediate written notice thereof. Tenant shall thereafter cause such liens to be removed of record within ten (10) days after Tenant has notice of the filing of the liens. If Tenant shall desire to contest any claim of lien, it shall furnish Landlord with security satisfactory to Landlord of at least one hundred fifty percent (150%) of the amount of the claim, plus estimated costs and interest. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant shall pay and satisfy the same at once. At least thirty (30) days prior to the commencement of any work in or to the Premises, by or for Tenant or anyone claiming under Tenant, Tenant shall notify Landlord of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work so that Landlord may avail itself of the provisions of any applicable statutes such as Section 38-22-105(2) of Colorado Revised Statutes, as amended. During and prior to any such work on the Premises, Landlord and its agents shall have the right to enter and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices such as those provided for by Section 38-22-105(2) of Colorado Revised Statutes, as amended, or to take any further action Landlord may deem proper for the protection of Landlord’s interest in the Premises.

11.4 Performance of Tenant’s Obligations.

If Tenant fails to perform any of its obligations under Section 11.2 above and has not cured the failure within seven (7) days of written notice thereof from Landlord, Landlord may (without being obligated to do so) do the work at Tenant’s cost, together with an administration or supervision fee equal to fifteen percent (15%) of total cost of the work in question. Landlord’s rights and remedies under this Section 11.4 are in addition to, not in lieu of, Landlord’s rights and remedies under Article XIV below.

11.5 Signage.

Tenant shall erect and maintain an identification sign or signs of a type or types and in a location or locations specified in writing by Landlord and in accordance with the Tenant Design Guidelines, any applicable sign guidelines of Landlord, and all applicable rules and regulations of the Condominium Association, the Village at Copper, POLA and all applicable laws. Prior to installing any sign, Tenant shall provide Landlord with a copy of any sign permit required for such sign by the Condominium Association, the Village at Copper, POLA or any governmental authority. In addition, Tenant shall not install any advertising, logo, banner or umbrella which is visible from outside of the Premises without Landlord’s written consent to the design and location of same, which consent Landlord may withhold in its sole and absolute discretion.

11.6 Return of the Premises; Holdover.

Upon the expiration of the Term or earlier termination of this Lease, Tenant shall deliver to Landlord vacant possession of the Premises in the condition in which Tenant is required to maintain, repair and replace the Premises. All changes, alterations, additions and improvements made to or installed upon or in the Premises (except for Tenant’s signage and movable trade fixtures) which in any manner are attached in, to or under the floors, walls or ceilings, including, without limitation, any components of any sprinkler, heating or ventilating equipment or systems installed within or servicing the Premises, all lighting installations and fixtures (including, without limitation, spot lights and track lighting), and all floor finishes of whatever nature placed upon the concrete floor of the Premises, shall become Landlord’s property at the end of the Term or sooner termination of this Lease, without compensation to Tenant. However, if Landlord requests, Tenant shall, at its sole cost, remove from the Premises any changes, alterations, additions or improvements and repair, to Landlord’s satisfaction, any damage to the Premises caused by the installation or removal of any of the foregoing. If Tenant or any assignee, subtenant or other transferee of or from Tenant shall remain in possession of the Premises or any part thereof after the end of the Term or after any

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Form of Copper Mountain / Intrawest Interim

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sooner termination of this Lease, Landlord may treat such possession as either an unauthorized holdover or a month-to-month tenancy on all the terms and conditions of this Lease; provided, however that the monthly installments of Minimum Rent payable during such month-to-month tenancy and during the period of any unauthorized holdover shall be an amount equal to three hundred percent (300%) of the monthly installments of Minimum Rent payable immediately prior to the end of the Term. In the event of any unauthorized holdover, Tenant shall indemnify Landlord against all claims for damages by any Person to whom Landlord may have leased all or any part of the Premises for a term commencing after the expiration or sooner termination of the Term. Nothing herein contained shall be construed to limit Landlord’s right to obtain possession of the Premises upon termination of this Lease by legal proceedings or otherwise if Landlord does not exercise its option to treat the continued possession by Tenant as a month-to-month tenancy.

ARTICLE XII

LIABILITY

12.1 Limitations on Landlord’s Liabilities.

12.1.1 To the fullest extent permitted by law, Tenant hereby waives all claims (in law, equity or otherwise) against and releases Landlord, the Condominium Association, the Village at Copper, POLA, Secured Lenders and their respective directors, employees, servants, members, and agents (collectively “Relevant Persons” and each, individually, a “Relevant Person”), and the Relevant Persons shall not be liable in any manner to Tenant or any other Person claiming through Tenant for death or injury to any person or loss or damage to property of whatever nature resulting from the fault (active or passive), negligence, imprudence, neglect or want of skill of any Relevant Person or based upon claims in which liability without fault or strict liability is imposed or sought to be imposed against a Relevant Person, or resulting from things under the care of any one or more of the Relevant Persons, or for the negligent acts of co-tenants or other Persons, or for suspension, interruption or discontinuance of any service or utility, or for any other reason. The provisions of this paragraph 12.1.1 shall survive the expiration or other termination of this Lease.

12.1.2 Tenant shall indemnify and save harmless each Relevant Person from: (a) any loss or damage the Relevant Person is released from under paragraph 12.1.1 above; (b) subject to Section 12.2 below, any loss or damage the Relevant Person suffers due to the fault, negligence, omission, imprudence, neglect or want of skill of Tenant or any Person under Tenant’s control, including, without limitation third party claims made against the Relevant Person due to any of the foregoing matters; and (c) any loss or damage, however caused, to books, records, files or money, securities, negotiable instruments or papers in or about the Premises.

12.1.3 Without in any way limiting the generality of the foregoing, Landlord, its agents, servants and employees shall not be liable for injury, death or damage which may be sustained by the improvements, betterments, person, goods, wares, merchandise or property of Tenant, its agents, servants, employees, invitees or customers or any other person in or about the Premises caused by or resulting from fire, explosion, falling plaster, steam, electricity, gas, water, rain or snow, leak or flow of water, rain, or snow from or into part of the Premises or from the roof, street, subsurface or from any other place or by dampness or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Commercial Unit, the Building, the Commercial Space, the Condominium or the Resort or from other sources. Landlord shall not be liable for any damages arising from any act or neglect of any owner, tenant, guest or occupant of the Resort.

12.2 Limitation on Tenant’s Liabilities.

Tenant will not be liable in any manner to Landlord or any other Person claiming through Landlord for damage of whatever nature resulting from the fault, negligence, omission, imprudence, neglect or want of skill of Tenant or any Person under the control of Tenant, or resulting from anything under Tenant’s care, to the extent only that Landlord obtains insurance proceeds for the damage sustained.

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

ARTICLE XIII

DAMAGE OR DESTRUCTION AND EMINENT DOMAIN

13.1 Damage or Destruction of Premises.

13.1.1 If the Premises are at any time destroyed or damaged, then subject to Section 13.2 below, the following provisions apply: (a) this Lease shall continue in full force and effect, except that Minimum Rent and the Additional Rent payable hereunder will abate in the proportion that the square footage of the Premises rendered untenantable bears to the Area (all such abatements under this Section 13.1 shall occur from the date of the damage or destruction until the earlier to occur of (i) the date that Tenant is obligated to complete the repair and replacement work described in paragraphs 13.1.2 and 13.1.4 below, and (ii) the date on which Tenant actually completes the repair and replacement work described in paragraphs 13.1.2 and 13.1.4); (b) Landlord shall request the Condominium Association to commence and proceed diligently to reconstruct, rebuild or repair any damage to those portions of Landlord’s Work constituting general common elements of the Condominium. Neither Landlord nor the Condominium Association shall be obligated to restore the Premises to exactly the same condition and state as they existed before any damage or destruction, or to repair or reconstruct (a) any alterations or improvements made by Tenant or any predecessor of Tenant, (b) any property of Tenant or any predecessor of Tenant, or (c) any portion of the Premises that does not constitute a general common element of the Condominium, all of which repair or reconstruction shall be the obligation of Tenant; provided, that Landlord shall repair or reconstruct, at Tenant’s cost and expense, any portion of Landlord’s Work constituting an interior demising wall. Notwithstanding anything to the contrary in this Lease, no rental abatement shall apply if the damage or destruction was caused by the negligence or misconduct of Tenant, its agents, employees, servants or other Persons in the Premises under the express or implied invitation of Tenant.

13.1.2 Promptly following Tenant’s receipt of written notice from Landlord that the repairs described in clause (b) of the first sentence of paragraph 13.1.1 have been substantially completed, as determined by Landlord, Tenant shall diligently complete all repairs and replacements required to fully restore the Premises for business to the standard Landlord requires at the relevant time.

13.1.3 Tenant shall not be entitled to any allowance, inducement payment or other consideration from Landlord in connection with repairs and replacements made by Tenant even if such allowance, inducement, payment or other consideration was made at the time of original construction of the Premises and initial performance of Tenant’s Work.

13.1.4 Tenant shall complete any repairs and replacements that it is required to make under this Section 13.1 and begin operating its business within the Premises in conformity with Article VI no later than thirty (30) days after Landlord notifies Tenant that the Premises are available for Tenant to start its repairs and replacements, unless Landlord specifies a later date in writing.

13.2 Damage or Destruction of the Condominium.

13.2.1 Despite any contrary provision in this Lease and specifically, but without limitation, Section 13.1 above, if the Commercial Unit or other parts of the Commercial Space, the Building or the Condominium are totally or partially damaged or destroyed (regardless of whether the Premises are affected), and any one or more of the following occurs: (a) in Landlord’s or the Condominium Association’s architect’s opinion, the damaged or destroyed portions cannot reasonably be repaired, restored or rebuilt within twelve (12) months following the occurrence without overtime or other special arrangements; (b) the cost, as estimated by Landlord’s or the Condominium Association’s architect, of repairing, restoring or rebuilding the damaged or destroyed portions will exceed the proceeds of insurance available to Landlord or the Condominium Association for such purpose; (c) less than twenty-four (24) months remain during the Term (excluding any option periods for which the relevant option has not been exercised); or (d) the Condominium Association fails to substantially repair, restore or re-build the Condominium or damaged or destroyed portion thereof within fifteen (15) months thereafter, or to authorize the repair, restoration or rebuilding of the Condominium or such portion thereof within three (3) months thereafter; then in any of such cases, Landlord may at its option terminate this Lease. To be effective, such notice of termination under clauses (a)

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

through (c) of this paragraph must be delivered within one hundred eighty (180) days after the damage or destruction, and any notice of termination given under clause (d) of this paragraph must be delivered within thirty (30) days after the applicable failure by the Condominium Association.

13.2.2 If Landlord elects to terminate this Lease under paragraph 13.2.1 above, then this Lease will terminate ten (10) days after Tenant’s receipt of Landlord’s notice and all unabated Rent shall be adjusted to the date of termination, without prejudice to any preexisting claims of the parties. Notwithstanding anything to the contrary in this Lease, no rental abatement shall apply if the damage or destruction was caused by the negligence or misconduct of Tenant, its agents, employees, servants or other Persons on the Premises or Commercial Unit under the express or implied invitation of Tenant. For greater certainty, notwithstanding such termination, Tenant shall pay to Landlord any Rent including any Percentage Rent as otherwise provided in this Lease which accrued prior to the date of termination.

13.2.3 If the Commercial Unit or other parts of the Commercial Space or the Condominium are totally or partially damaged or destroyed and Landlord does not elect to, or is not entitled to, terminate this Lease under paragraph 13.2.1 above, Landlord shall request the Condominium Association to commence and proceed diligently to reconstruct, rebuild or repair any damage to those portions of Landlord’s Work constituting general common elements of the Condominium. Landlord shall repair or reconstruct, at Tenant’s cost and expense, any portion of Landlord’s Work constituting an interior demising wall. The rebuilding party may use plans, specifications and working drawings which differ from those used in the original construction of the Commercial Unit or Condominium.

13.2.4 Except as specifically provided in this Article XIII, there shall be no abatement of Rent or allowance to Tenant for a diminution of rental value and no liability on the part of Landlord or the Condominium Association, the Village at Copper or POLA by reason of inconvenience, annoyance, disturbance or loss or interruption of business, or otherwise, arising from any damage to the Premises, the Commercial Unit, the Building, the Commercial Space or the Condominium by fire or any other cause, however or by whomever caused, or arising from any repairs, reconstruction, restoration or renovation or failure to make any repairs, reconstruction, restoration or renovation to the Premises, the Commercial Unit, the Building, the Commercial Space or the Condominium.

13.3 Eminent Domain.

13.3.1 If so much of the Premises, the Commercial Unit or the Condominium so as to render the Premises untenantable shall be taken by right of eminent domain, then the Term of this Lease shall terminate as of the date of such taking or the recording of such notice, as the case may be. If so much of the Commercial Unit, the Commercial Space or the Resort shall be taken by right of eminent domain that Landlord shall deem it advisable to terminate retail operations in the Commercial Unit, the Commercial Space or the Resort or to extensively remodel, renovate or rebuild the Commercial Unit, the Commercial Space or the Resort, then, this Lease may be terminated by Landlord by giving Tenant written notice of termination within sixty (60) days after such taking. Such termination shall be effective immediately upon the giving of such notice. As used herein, “taking by right of eminent domain” includes any condemnation or any conveyance in lieu of or under threat of any taking.

13.3.2 In the event of termination of this Lease pursuant to this Section 13.3, Tenant shall surrender to Landlord the Premises and all interest therein under this Lease, and Landlord may re-enter and take possession of the Premises and remove Tenant therefrom. Tenant shall pay Rent, duly apportioned as of the date of such termination of this Lease, and Landlord and Tenant shall be discharged from all of obligations arising hereunder after the date of the termination except for those obligations that this Lease expressly states will survive termination of this Lease. In the event of any taking that does not result in the termination of this Lease, the Minimum Rent and the Additional Rent payable under Article III shall be abated in proportion to the portion of the Premises taken. Except for such abatement in Minimum Rent and the Additional Rent payable under Article III above, there shall be no reduction, change or abatement of any Rent payable by or on the part of Tenant hereunder or in the method of computing, accounting for, or paying the same, and in no event shall there be any reduction, change or abatement of any Rent hereunder until such time as there shall have been an actual taking of physical possession of a portion of the Premises. In the event of any taking or conveyance whatsoever, Landlord shall be entitled to any and all awards, damages and settlements that may be given, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or for any other item.

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

ARTICLE XIV

DEFAULT, REMEDIES AND SECURITY

14.1 Default.

The occurrence or existence of any one or more of the following events or circumstances shall constitute a default hereunder by Tenant: (a) Tenant fails to pay, when due, any installment of Rent; (b) Tenant fails to perform or observe any of the other covenants or conditions to be performed or observed by Tenant under this Lease and does not cure such failure within ten (10) days (or such other cure period as is specified in this Lease with respect to a specific failure on the part of Tenant) after Landlord shall have given to Tenant written notice specifying such failure (or within such period, if any, as may be reasonably required to cure such failure if it is of such nature that it cannot be cured within such period, provided that Tenant commences to cure such default within such period and proceeds with reasonable diligence thereafter to cure such default fully); (c) this Lease or the Premises or any part thereof is taken upon execution or by other process of law directed against Tenant, or is taken upon or subject to any attachment at the instance of any creditor of or claimant against Tenant, and such attachment is not discharged or disposed of within fifteen (15) days after the levy thereof; (d) Tenant, or any guarantor or indemnifier of Tenant’s obligations hereunder, as the case may be: (i) admits in writing its inability to pay its debts generally as they become due, (ii) makes an assignment of all or a substantial part of its property for the benefit of creditors, (iii) applies for or consents to or acquiesces in the appointment of a receiver, trustee or liquidator of Tenant or any guarantor or indemnifier of Tenant’s obligations hereunder or of all or a substantial part of Tenant’s or such guarantor’s indemnifier’s property or of the Premises or of Tenant’s interest in this Lease, or (iv) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization under any bankruptcy or insolvency law or an arrangement with creditors, or takes advantage of any insolvency law or files an answer admitting the material allegations of a petition filed against Tenant or Tenant’s guarantor or indemnifier in any bankruptcy, reorganization or insolvency proceedings; (e) the entry of a court order, judgment or decree without the application, approval or consent of Tenant or Tenant’s guarantor or indemnifier, as the case may be, approving a petition seeking reorganization of Tenant or such guarantor or indemnifier under any bankruptcy or insolvency law or appointing a receiver, trustee or liquidator of Tenant or such guarantor or indemnifier of all or a substantial part of Tenant’s or such guarantor’s or indemnifier’s property or of the Premises or of Tenant’s interest in this Lease, or adjudicating Tenant or such guarantor or indemnifier bankrupt or insolvent, and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days from the date of entry; (f) any steps are taken or any action or proceedings are instituted by any Person for the dissolution, winding up or liquidation of Tenant, Tenant’s guarantor or indemnifier or their respective assets; (g) this Lease or any of Tenant’s assets are taken under a writ of execution; (h) Tenant purports to make or grant an assignment, sublease, transfer or encumbrance other than in compliance with this Lease; or (i) any of Landlord’s policies of insurance with respect to the Commercial Space or any part thereof is cancelled or threatened to be cancelled or adversely changed as a result of any use or occupancy of the Premises.

14.2 Remedies.

If Tenant shall default under this Lease as set forth in Section 14.1 above, [then the full amount of the current calendar month’s Rent and the next three (3) calendar months’ Rent shall automatically become immediately due and payable as accelerated Rent and in addition] Landlord shall have the following rights and remedies, in addition to all other rights and remedies at law or in equity, and none of the foregoing or the following, regardless of whether exercised by Landlord, shall preclude the exercise of any other right or remedy whether herein set forth or existing at law or in equity:

14.2.1 Landlord shall have the right to terminate this Lease by giving Tenant notice in writing at any time. No act by or on behalf of Landlord, such as entry onto the Premises by Landlord to perform maintenance and repairs and efforts to re-let the Premises, other than giving Tenant written notice of termination, shall terminate this

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

Lease. If Landlord gives such notice of termination, this Lease and the Term hereof as well as the right, title and interest of Tenant under this Lease shall wholly cease and expire in the same manner and with the same force and effect (except as to Tenant’s liability for Rent) on the date specified in such notice as if such date were the expiration date of the Term without the necessity of re-entry or any other act on Landlord’s part. Upon any termination of this Lease, Tenant shall quit and surrender to Landlord the Premises. If this Lease is terminated, Tenant shall remain liable to Landlord for Rent accruing thereafter and the other damages specified below. Landlord shall be entitled to collect from Tenant immediately as damages an amount equal to the total of: (a) all costs, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Landlord to recover the Premises and to enforce its other rights and remedies; (b) all Rent accrued and unpaid as of the date of the termination, plus interest thereon from the date due until the date paid, at the Interest Rate; (c) the present value at the time of payment (discounted at the rate of eight percent (8%) per annum) of the amount by which the amount of unpaid Rent for the balance of the Term exceeds the amount of such loss for the same period that Tenant proves Landlord could have reasonably avoided; and (d) any other sums that Landlord is entitled to collect under this Lease, at law or in equity for damages and losses actually suffered or incurred by Landlord as a result of Tenant’s default.

14.2.2 No provision of this Lease shall limit or prejudice the right of Landlord to prove and obtain, as damages by reason of any termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, regardless of whether such amount is greater, equal to, or less than the amount referred to above.

14.2.3 Landlord may, without demand or notice, re-enter and take possession of the Premises or any part thereof, expel Tenant and those claiming through or under Tenant, and remove the effects of any and all such Persons (forcibly, if necessary) without being deemed guilty of any manner of trespass, without prejudice to any remedies for arrears of rent or preceding breach of covenants and without terminating this Lease or otherwise relieving Tenant of any obligation hereunder. Should Landlord elect to re-enter as provided in this paragraph 14.2.3, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Lease, re-let the Premises or any part thereof for such term or terms and at such rental or rentals, and upon such other conditions as Landlord may in its absolute discretion deem advisable, with the right to make alterations and repairs to the Premises. No such re-entry, repossession or re-letting of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of termination is given to Tenant by Landlord. No such re-entry, repossession or re-letting of the Premises shall relieve Tenant of its liability and obligation under this Lease, all of which shall survive such re-entry, repossession or re-letting. Upon the occurrence of such re-entry or repossession, Landlord shall be entitled to the amount of the Rent, which would be payable hereunder if such re-entry or repossession had not occurred, less the net proceeds, if any, of any re-letting of the Premises after deducting all of Landlord’s expenses in connection with such re-letting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, expenses of employees, alteration costs and expenses of preparation for such re-letting. Tenant shall pay such amount to Landlord on the days on which the Rent due hereunder would have been payable hereunder if possession had not been retaken. In no event shall Tenant be entitled to receive, or have the benefit of, the excess, if any, of net rent collected by Landlord as a result of such re-letting over the sums payable by Tenant to Landlord hereunder.

14.2.4 If Tenant shall default in making any payment required to be made by Tenant (other than payments due to Landlord under this Lease) or shall default in performing any other obligations of Tenant under this Lease, Landlord may, but shall not be obligated to, make such payment or, on behalf of Tenant, expend such sum as may be necessary to perform such obligation. All sums so expended by Landlord with interest thereon at the Interest Rate shall be repaid by Tenant to Landlord, as Additional Rent, on demand. No such payment or expenditure by Landlord shall be deemed a waiver of Tenant’s default, nor shall it affect any other right or remedy of Landlord by reason of such default.

14.2.5 In any action or proceeding commenced by Landlord against Tenant by reason of any default hereunder and the occupation of the Premises by Tenant in breach of this Lease, if it is necessary to establish the reasonable rental value of the Premises for the period of the occupation in breach of this Lease, such rental value shall be deemed to be the greater of (a) the amount of Rent payable under this Lease for such period, and (b) the

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(Village Company Space Lease)

amount of Rent actually paid by Tenant for the comparable period of the preceding year, unless Landlord or Tenant shall prove the contrary by competent evidence. For purposes of this Article XIV, the Rent due for any calendar month after re-entry or repossession of the Premises by Landlord shall be deemed to be the highest average monthly Rent, including Percentage Rent and Additional Rent, which shall have been payable for any consecutive twelve-month period prior to such re-entry or repossession.

14.3 No Implied Surrender or Waiver.

The failure of Landlord to seek redress for Tenant’s default under, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which constitutes a default by Tenant, from having all the force and effect of an original default by Tenant. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of its rules and regulations against Tenant or any other tenant in the Commercial Space or the Resort shall not be deemed a waiver of any or all of such rules and regulations. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. No employees of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord, or of Landlord’s agents, shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder, shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy available to Landlord.

14.4 Indemnity.

Whenever Landlord is required to retain the services of legal counsel to enforce the fulfillment by Tenant of any of its obligations under this Lease, Tenant shall pay to Landlord as Additional Rent, on demand, in addition to and without prejudice to any legal or judicial costs otherwise payable by Tenant and regardless of whether judicial proceedings are in fact instituted, an indemnity in the amount of fifteen percent (15%) of the amount otherwise owing by Tenant to Landlord in relation to which such legal services were retained, such sum to indemnify Landlord for additional administrative and legal expenses incurred in connection with the enforced fulfillment of Tenant’s obligations hereunder. The provisions of this Section 14.4 shall not affect or amend the provisions of Section 15.15, which apply to attorneys fees awarded in legal proceedings.

14.5 Security Deposit.

Tenant shall upon execution of this Lease, deposit with Landlord the Security Deposit. Landlord shall hold the Security Deposit as security for the faithful performance by Tenant of all of the terms, obligations and conditions of this Lease, notwithstanding any imputation by Tenant to the contrary. If at any time during the Term any amount due by Tenant hereunder is not paid when due, then Landlord may, but shall not be required to, appropriate and apply the Security Deposit, or so much thereof as is necessary, to compensate Landlord for any amount then owing by Tenant, plus reasonable expenses in connection therewith, on account of any such overdue amount, the whole without prejudice to any of its other rights and remedies provided for in this Lease or by law. In such event, Tenant shall remit to Landlord a sum sufficient to restore the Security Deposit to the original sum deposited, within five (5) days after its receipt of Landlord’s written demand therefor.

The Security Deposit shall also secure and may, at Landlord’s option, be applied on account of any one or more of the following: (i) the due and punctual payment of all Rent and all other amounts of any kind whatsoever payable under this Lease by Tenant whether to Landlord or otherwise and whether or not relating to or payable in respect of the Premises, including, without limitation, any amount which would have become payable under this Lease to the date of the expiry of this Lease had this Lease not been Disclaimed (as defined below) or terminated;

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(Village Company Space Lease)

(ii) the prompt and complete performance of all covenants and obligations contained in this Lease on the part of Tenant to be kept, observed and performed; (iii) the due and punctual payment of all other amounts payable by Tenant to Landlord; (iv) the due and punctual payment of all amounts payable by a guarantor or indemnifier of Tenant in respect of this Lease under a guaranty agreement, if any; (v) the indemnification of Landlord in respect of any losses, costs or damages incurred by Landlord arising out of any failure by Tenant to pay any Rent or other amounts payable under this Lease or resulting from any failure by Tenant to observe or perform any of the other covenants or obligations contained in this Lease; (vi) liquidated damages in compensation for the money spent by Landlord with respect to the Premises to make them ready for Tenant’s use and occupancy; (vii) the reduction in value of the Premises as a result of Tenant’s default; (viii) the performance of any covenant or obligation which Tenant would have been obligated to perform to the date of the expiry of this Lease had this Lease not been Disclaimed or terminated; (ix) the losses or damages suffered by Landlord as a result of this Lease being Disclaimed or terminated; or (x) the repayment of the unamortized portion as of the date this Lease is Disclaimed or terminated of any allowances, inducements or other incentives paid by Landlord in conjunction with this Lease. In the event of any bankruptcy, insolvency, winding-up or other creditors’ proceeding, the Security Deposit shall be the absolute property of Landlord and shall, at Landlord’s option, be automatically appropriated and applied against the Rent and any other amounts referred to above.

If Tenant is not in default at the expiration of the Term or sooner termination of this Lease, the Security Deposit or remainder thereof will be returned to Tenant within sixty (60) days after the expiration of the Term or sooner termination of this Lease. Otherwise, Landlord may apply the Security Deposit or remainder thereof against any amounts which are then due and unpaid, without prejudice to any of its other rights and recourses. Landlord may deliver the Security Deposit to any assignee of Landlord’s interest of this Lease, the Premises or the Commercial Unit. Thereupon, Landlord will be released from any further liability with respect to the Security Deposit.

14.6 Limitation on Landlord Liability.

Landlord’s liability under this Lease shall be limited to Landlord’s interest in the Premises, including the rents, profits and proceeds therefrom, and no other assets of Landlord shall be subject to any action or proceedings for the enforcement of any right or remedy of Tenant hereunder or for the satisfaction of any obligation of Landlord to Tenant arising from this Lease.

14.7 Distress.

Notwithstanding any provision of this Lease or any provision of applicable legislation, none of the goods of Tenant on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and Tenant waives any such exemption. If Landlord makes any claim against the goods and chattels of Tenant by way of distress, this provision may be pleaded as an estoppel against Tenant in any action brought regarding the right of Landlord to levy such distress.

14.8 Survival Of Obligations.

All covenants and obligations of Tenant under this Lease which remain unfulfilled at the determination of this Lease and Landlord’s rights in respect of any failure by Tenant to perform any of its covenants or obligations under this Lease shall survive and remain in full force and effect notwithstanding the expiration or earlier termination of the Term.

ARTICLE XV

MISCELLANEOUS

15.1 Landlord - Tenant Relationship.

Nothing contained in this Lease creates any relationship between the parties other than the relationship of landlord, tenant, and if applicable, Tenant’s guarantor or indemnifier, as the case may be.

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(Village Company Space Lease)

15.2 Time of Essence.

Time shall be of the essence of this Lease and of all of the agreements and obligations contained herein and Tenant shall be in default of any obligation under this Lease by the mere lapse of time for performing it. Notwithstanding the foregoing, if any party is bona fide delayed from the performance or observance of any covenant or condition on its part to be performed or observed by reason of an Unavoidable Delay, then the performance or observance of such covenant or condition shall be excused for the period of the Unavoidable Delay, on the condition that the party commences performance or observance of such covenant or condition promptly after the Unavoidable Delay ends and thereafter completes such performance or observance within the period required by this Lease. Notwithstanding the foregoing, an Unavoidable Delay shall not excuse Tenant from its obligation to pay Rent when Rent is due.

15.3 Recordation; Confidentiality.

Neither this Lease nor any memorandum of this Lease may be recorded without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. If Landlord elects to record this Lease or a memorandum of this Lease, Tenant shall execute such documents as Landlord may reasonably request to effect such recordation.

15.4 Entire Agreement; No Warranties or Representations of Landlord; Amendment.

This Lease and such rules and regulations as may be adopted and promulgated by Landlord from time to time constitute the entire agreement between Landlord and Tenant with respect to the leasing of the Premises. Tenant acknowledges that there are no promises, representations, agreements, warranties, conditions or understandings (whether oral or written, implied or expressed) between the parties other than as are expressly herein set forth. Without in any way limiting the generality of the foregoing, Tenant acknowledges that it has not relied on any representations, warranties, agreements or promises with respect to (a) the exact size of the Premises, the Commercial Unit or the Commercial Space, (b) the identity or nature of any other tenants, or the size or types of the building or other improvements which are in or which may at any time in the future be in the Commercial Unit, the Commercial Space and the Resort, (c) the terms of any other tenant’s lease, or (d) the number of guests or members of the public that will visit the Commercial Unit, the Commercial Space or the Resort. Any subsequent alteration, amendment, change or addition to this Lease shall be made in writing and executed by authorized officers/persons/agents of both Landlord and Tenant.

15.5 Notices.

Any notice to be given by any party to the other shall be given by registered or certified mail, overnight courier, telecopy, telegram or hand delivered to the address of the party to whom notice is being given as set forth in paragraph 1.1.1 of this Lease. Any notice sent by registered or certified mail will be deemed to have been received three (3) business days following the date of mailing. Any notice sent by overnight courier will be deemed to have been received one (1) business day following the date of delivery to the overnight courier. Any notice sent in any other manner stipulated in this Section 15.5 will be deemed to have been received on the day it is sent. Any party may change its address for notice by advising the other party in writing of such change, and until the other party is so advised, it will be entitled to continue sending notices to the last address it is advised of in writing.

15.6 Captions.

The captions appearing in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or any of its provisions.

15.7 Brokerage Commission.

Landlord and Tenant each represents to the other that it did not engage or deal with any broker in connection with this Lease. Each party indemnifies the other against any costs (including without limitation, reasonable attorneys’ fees), expenses, claims, commissions, and actions which arise as a result of the inaccuracy or alleged inaccuracy of the above representation.

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15.8 Copper Mountain Resort Association Membership.

Tenant, at its sole cost and expense, shall obtain and maintain throughout the term of this Lease a membership in the Copper Mountain Resort Association, a Colorado nonprofit corporation, and pay any and all dues or assessments charged by such association.

15.9 Tenant’s Undertaking.

Throughout the Term, Tenant covenants that it shall comply with all applicable laws, all bylaws, rules and regulations from time to time established by the Condominium Association, the Village at Copper and POLA, as adopted from time to time, insofar as such provisions effect the Tenant as a tenant and occupier of the Premises. Tenant acknowledges that Landlord, as owner of the Premises, retains all rights, privileges and powers under the Condominium Documents, the Village Documents and the POLA Documents, including, without limitation, the right to vote and to settle, determine, resolve and pass any amendment(s) or substitution(s) to such documents from time to time, without notice to Tenant.

15.10 No Consent During Default.

Tenant acknowledges and agrees that it shall not be unreasonable for Landlord to withhold its consent, approval and/or signature in respect of any matter, instrument or document contemplated in this Lease at any time while Tenant is in default hereunder.

15.11 Interpretation.

Unless the context dictates otherwise, the singular number will include the plural; the masculine will include the feminine or neuter; and vice-versa in all cases.

15.12 Binding on Successors and Assigns.

Subject to the terms and conditions of Article IX above, and except as otherwise provided herein, this Lease shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

15.13 Joint and Several Liability.

If Tenant consists of more than one (1) Person, each such Person shall be jointly and severally liable for all of Tenant’s obligations under this Lease.

15.14 Partial Invalidity.

If for any reason whatsoever, any term, obligation or condition of this Lease, or the application thereof to any Person or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, then such term, obligation or condition: (a) shall be deemed to be independent of the remainder of the Lease and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of the Lease or any part thereof; and (b) the remainder of the Lease not affected, impaired or invalidated will continue to be applicable and enforceable to the fullest extent permitted by law against any Person and circumstance other than those as to which it has been held or rendered invalid, unenforceable and illegal.

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15.15 Attorneys’ Fees.

Notwithstanding anything to the contrary contained in this Lease, if either party institutes legal proceedings against the other with respect to the Lease, or the use, occupancy or condition of the Premises, the nonprevailing party shall pay to the prevailing party an amount equal to all attorneys’ fees and disbursements and all other costs and expenses incurred by the prevailing party in connection therewith.

15.16 Notice Concerning Radon Gas.

Radon is a naturally occurring radioactive gas that, when it has accumulated in a structure in sufficient quantities, may present health risks to persons who are exposed to it. Levels of radon that exceed Federal and State guidelines have been found in buildings in the State of Colorado. Additional information regarding radon and radon testing may be obtained from the local public health authority. Landlord makes no representation to Tenant concerning the presence or absence of radon gas in the Premises at any time or in any quantity. By executing this Lease, Tenant expressly releases Landlord from any loss, claim, liability, or damage now or hereafter arising from or relating to the presence at any time of such substances in the Premises.

15.17 No Liability for Crimes.

Landlord makes no representations or warranties with respect to crime in the area, undertakes no duty to protect against criminal acts and shall not be liable for any injury, wrongful death or property damage arising from any criminal acts.

15.18 DISCLAIMER OF WARRANTY.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE AND TENANT’S OBLIGATIONS TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

15.19 Counterparts.

This Lease may be executed in various counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

15.20 Condominium Documents, Tenant Design Guidelines, POLA Documents and Village Documents.

Tenant acknowledges that Tenant has received or has had the opportunity to review copies of the Condominium Documents, the Tenant Design Guidelines, the POLA Documents and the Village Documents.

15.21 Governing Law.

This Lease shall be construed and governed by the laws of the state of Colorado. Where a provision of this Lease refers to any legislation, reference will be deemed to include any replacement or amendment of the referenced legislative provision.

[SIGNATURES BEGIN ON NEXT PAGE]

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

LANDLORD:

CNL INCOME COPPER, LP, a Delaware limited partnership,

	By:	CNL Income Copper GP, LLC,
a Delaware limited liability company,
its sole general partner

By:
Name:
Title:

TENANT:

,

a

By:
Name:
Title:

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

SCHEDULE A

DEFINITIONS

For the purposes of this Lease, the following terms shall have the meanings given to them in this Schedule A.

“Additional Rent” means all amounts Tenant must pay to Landlord pursuant to this Lease, other than Minimum Rent and Percentage Rent.

“Area” means          square feet, being the area of the Premises other than the area of the limited common elements appurtenant thereto.

“Building” means the building in which the Premises are located, including common washrooms, common entrances, lobbies, stairways, elevators, loading areas, garbage areas and corridors giving access to the Premises and other rentable premises, all heating, ventilating and air conditioning equipment and all plumbing, wiring and other systems, all as may be altered, expanded, reduced or renovated from time to time.

“Commercial Space” means all of the condominium units in the Condominium, owned by Landlord, that are designated as “Commercial Condominium Units” by the Condominium Documents.

“Commercial Unit” means the commercial condominium unit located in the Condominium in which the Premises are located.

“Condominium” means the condominium known as                      Condominium.

“Condominium Association” means the                          Condominium Association, Inc., a Colorado nonprofit corporation to be formed in connection with the Condominium.

“Condominium Common Elements” means those areas designated as “Common Elements” of the Condominium pursuant to the Condominium Documents.

[“Condominium Documents” means, as amended, supplemented or modified or amended and restated from time to time, (a) the Declaration of Covenants, Conditions and Restrictions for the Condominium; (b) the Articles of Incorporation of the Condominium Association, (c) the Bylaws of the Condominium Association, and (d) the Rules and Regulations for the Condominium, if any. [Identify specifically for each lease.]

“Environmental Laws” has the meaning given to that term in Section 6.7.

“Gross Leased Area of the Commercial Space” means approximately                          square feet, being the area of the Commercial Space.

“Gross Revenue” means gross receipts, sales and revenues of any nature and kind (including all finance charges) with respect to all business conducted at, in or from the Premises, or by personnel based on the Premises, and whether by wholesale, retail, mail, telephone, computer terminal, closed circuit television or other electronic device, or any other method whatsoever. Without limitation, Gross Revenue shall include, without duplication: (a) all amounts received for the sale, rental or lease of goods, foods, beverages, wares and merchandise in, on, at or from the Premises; (b) all amounts received for services performed in, on, at or from the Premises; (c) the amounts of all orders taken or received at the Premises, whether such orders are filled from the Premises or elsewhere; (d) the selling price of all gift certificates in, on, at or from the Premises; (e) all amounts received from mechanical, vending and other machines or devices (including, without limitation, pay telephones and coin-operated amusement devices) and all lottery and other ticket

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

sales in, on, at or from the Premises; (f) all amounts recovered by Tenant under policies or other contracts of insurance or indemnity in respect of loss of Tenant’s business, sales or profits in, on, at or from the Premises arising from any fire or other peril or occurrence; and (g) all deposits given on merchandise purchased from the Premises and not refunded to the purchaser. No deduction will be allowed for uncollected or uncollectible credit accounts, and no allowance will be made for bad debts. Each sale upon an installment or credit basis shall be treated as a sale for the full price in the month in which the sale is made regardless of when payment is received (whether full or partial) from the customer.

Gross Revenue shall not include, or there will be deducted from Gross Revenue, as the case may be: (a) any sums shown separately from the price, which are collected as a direct retail sales tax imposed by any governmental authority and actually paid to the governmental authority by Tenant (but not by any vendor of Tenant); (b) any sums shown separately from the price, which are collected as the Resort Assessments, as defined by and actually paid to Landlord pursuant to Schedule H; (c) sales of merchandise for which cash has been refunded, but only to the extent of the refund, and on the condition that the selling price of such merchandise was previously included in Gross Revenue; (d) the selling price of merchandise returned by customers for exchange, on the conditions that (i) the selling price of such returned merchandise was previously included in Gross Revenue, and (ii) the selling price of merchandise delivered to the customer in exchange is included in Gross Revenue; and (e) proceeds from the sale of Tenant’s entire business, if permitted hereunder, and sales of Tenant-owned fixtures or furniture used in the conduct of business and which are not part of inventory or stock-in-trade.

“Interest Rate” means an annual rate of interest equal to ten percent (10%) above the publicly announced prime rate according to [Wells Fargo Bank, National Association].

“Landlord” means                                         , a                                 , and its successors and assigns.

“Landlord’s Work” means the work Landlord has agreed to perform as set forth on Schedule D, if necessary.

“Lease” means this Lease Agreement as amended, modified or supplemented from time to time and all attached schedules and exhibits.

“Lease Year” means: (a) with respect to the calendar year in which the Occupancy Date occurs, the period beginning on the Occupancy Date and ending on December 31 of such calendar year; (b) with respect to the calendar year in which the Term expires or this Lease is otherwise terminated, the period beginning on January 1 of such calendar year and ending on the date on which the Term expires or this Lease is otherwise terminated; and (c) with respect to each other calendar year during the Term, the period beginning on January 1 and ending on December 31 of such calendar year.

“Market Rate” means amount of rent being charged by Landlord for similar space within the Resort.

“Minimum Rent” means the fixed minimum rent that Tenant must pay to Landlord pursuant to Article III.

“Natural Breakpoint” means, with respect to any period, the quotient obtained by dividing Minimum Rent payable for that period, by                          percent (        %).

“Normal Business Hours” means the days and hours normally maintained by similar businesses dealing at the Resort with the public.

“Occupancy Date” means the date of this Lease.

“Opening Date” means the date set forth in paragraph 1.1.10.

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

“Operating Costs” means all costs incurred by Landlord (including costs assessed by the Condominium Association, POLA and the Village at Copper to Landlord as the owner of the Commercial Space) for the ownership, operation, management, maintenance (preventive and otherwise), repair and replacement of the Commercial Space. By way of example, but not limitation, Operating Costs includes: (a) salaries and other compensation paid to employees, independent contractors and agents of Landlord; (b) the costs of repairs and maintenance and the costs of supplies, tools, materials and equipment used therein that, under generally accepted accounting principles, would not be capitalized; (c) premiums and other charges for insurance; (d) costs of electricity, water, gas, fuel or other utilities; (e) license, permit and inspection fees; (f) accounting fees, costs and disbursements; (g) legal fees, costs and disbursements (excluding those (i) related to disputes with tenants, (ii) based on Landlord’s negligence or willful misconduct, and (iii) related to Landlord’s negotiation and enforcement of leases); (h) the annual amortization of the cost of any capital repair, replacement, or improvement made, or capital equipment; (i) interest, at the Interest Rate, on the undepreciated portion of any capital item being amortized in accordance with the terms and conditions of clause (h) above; (j) promotion and advertisement; (k) an administrative fee equal to fifteen percent (15%) of all Operating Costs, other than the administrative fee described in this clause (k); and (l) management fees.

To the extent that Landlord incurs any Operating Cost for other of Landlord’s commercial premises within the Resort in addition to the Commercial Space (such as the cost of promoting and advertising Landlord’s commercial premises within the Resort or any portion thereof), Landlord may allocate such Operating Cost among the Commercial Space and the remainder of Landlord’s commercial premises within the Resort in any reasonable manner that Landlord deems appropriate.

“Percentage Rent” means the rent based on Gross Revenue that Tenant must pay to Landlord pursuant to Articles I and III.

“Person” means any individual, firm, partnership, corporation, joint venture, corporation or any other entity.

“POLA” means the Copper Mountain Property Owners and Lessees Association, a Colorado nonprofit corporation.

“POLA Documents” means, as amended, supplemented, modified or amended and restated from time to time, (a) the Amended Copper Mountain Property Owners and Lessees Agreement recorded in the Clerk and Recorder’s Office for Summit County, Colorado at Reception No. 632789, (b) the Articles of Incorporation of the Copper Mountain Property Owners and Lessees Association, (c) the Bylaws of the Copper Mountain Property Owners and Lessees Association, if any, and (d) the Rules and Regulations of the Copper Mountain Property Owners and Lessees Association, if any.

“Premises” means the property described on Schedule B.

“Related Entity” has the meaning given to that term in paragraph 9.2.1.

“Relevant Person” has the meaning given to that term in paragraph 12.1.1.

“Rent” means any Minimum Rent, Percentage Rent and Additional Rent and all other amounts payable by or on behalf of Tenant from time to time whether or not described as Rent (other than Sales Tax).

“Rent Commencement Date” means the date set forth of this Lease.

“Resort” means the Copper Mountain Resort located in Summit County, Colorado.

“Resort Assessments” means those assessments to be paid in accordance with Schedule H.

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

“Resort Charge Card” means any charge card issued pursuant to the Resort Charge Card Program.

“Resort Charge Card Program” means the charge card program, if any, operated by Landlord, the Resort Owner, or the Village at Copper pursuant to which guests of the Resort may charge purchases of goods and services to their accounts with the operator of the Resort Charge Card Program, rather than paying cash.

“Resort Owner” means the owner of the Resort from time to time.

“Secured Financing” means any loan or other financing secured by a mortgage, trust deed, pledge or other security agreement affecting all or any part of Landlord’s interest in the Commercial Space.

“Secured Lender” means the creditor of any Secured Financing or any agent or trustee acting on the creditor’s behalf.

“Security Deposit” means the amount set forth in paragraph 1.1.9, deposited by Tenant with Landlord pursuant to Section 14.5.

“Subordination Agreement” has the meaning given to that term in Section 10.1.

“Taxes” means all real property taxes, surtaxes, rates, water charges, sewer charges, duties and assessments, whether municipal, school, local improvement, general or special, imposed from time to time by any Taxing Authority in respect of the Commercial Space or the real estate of which the Commercial Space is a part or upon Landlord or the owner(s) of such real estate on account of its/their interest therein. “Taxes” shall also include all costs, fees, expenses and time charges incurred by Landlord in contesting any of the same or negotiating with Taxing Authorities with respect thereto, or in doing any examinations, studies or research to determine the feasibility of contesting any of the same or negotiating with the Taxing Authorities with respect thereto (including, without limitation, all reasonable attorneys’ fees and disbursements and appraisal and other fees and charges). If the system of taxation is altered or varied from that in force at the beginning of the Term and any new tax, surtax, rate, duty or assessment is levied or imposed in substitution for or in addition to previously existing Taxes, or there shall be levied against Landlord a tax or license fee measured by gross rents, then any such new tax, surtax, rate, duty, assessment or license fee shall be included in “Taxes.”

“Taxing Authority” means any duly constituted governmental or quasi-governmental authority or condominium association, whether federal, state, municipal, local, school or other, legally empowered to impose any Taxes.

“Tenant” means the party set forth in paragraph 1.1.1(2).

“Tenant Design Guidelines” means the Copper Mountain Commercial Tenant Design Guidelines, dated July 1, 2000.

“Tenant Security” means any mortgage, deed of trust, pledge, security interest, charge or any other form of encumbrance granted by or agreed to by Tenant or any other Person (other than Landlord) with respect to its rights in this Lease, the Premises, or any property, whether real or personal, located in or forming part of the Premises, to secure in whole or in part any loan, indebtedness, authorized credit or other obligation.

“Tenant’s Proportionate Share” means the percentage calculated by dividing the Area by the Gross Leased Area of the Commercial Space; provided, however, that such percentage shall be subject to recalculation based upon modifications in the actual Area or the Gross Leased Area of the Commercial Space.

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

“Tenant’s Work” means all items of work, other than Landlord’s Work, that are necessary to complete the Premises for use and occupancy by Tenant for the purposes of its business, including, without limitation, all such items described as “Tenant’s Work” in Schedule D, if necessary.

“Term” means the lease period specified in paragraph 1.1.3 and includes all renewals or extensions agreed to in writing by Landlord.

“Termination Date” has the meaning given to that term in paragraph 1.1.3.

“Unavoidable Delay” means any delay occasioned by force majeure, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental rules, regulations or orders, bankruptcy of contractors or any other condition whether of the foregoing nature or not (other than the financial condition of either Landlord or Tenant, as the case may be) which is beyond the reasonable control of Landlord or Tenant, as the case may be.

“Village” means that portion of the Resort described in and made subject to the Village Documents.

“Village at Copper” means The Village at Copper Association, Inc., a Colorado nonprofit corporation.

“Village Documents” means, as amended from time to time, (a) the Declaration of Covenants, Conditions and Restrictions for The Village at Copper, recorded in the Clerk and Recorder’s Office for Summit County, Colorado at Reception No. 624808 as amended by amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper, recorded June 29, 2001 under Reception No. 656121, (b) the Articles of Incorporation of The Village at Copper Association, Inc., (c) the Bylaws of The Village at Copper Association, Inc., and (d) the Rules and Regulations for The Village at Copper Association, Inc., if any.

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

SCHEDULE B

LOCATION OF THE PREMISES

(See attached)

1. The Premises: Space              in Condominium Unit              in             , consisting of approximately              square feet, the boundaries of which shall extend (i) to the exterior face of all exterior walls, doors and windows, (ii) to the exterior face of all interior walls or other partitions, doors and windows separating the Premises from any common property, (iii) to the center line of partitioning walls separating the Premises from adjoining leasable premises and (iv) from the top surface of the structural sub-floor to the underside of any structural floor slab situated immediately above the ceiling of that portion of the Commercial Unit (and for greater certainty excluding any area below the floor and above the ceiling of such Premises).

2. Sketch of the Premises: See attached sketch.

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December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

SCHEDULE C

MINIMUM RENT SCHEDULE

For the period beginning on the Rent Commencement Date and ending on the last day of the Term, Tenant shall pay Minimum Rent at such rates as agreed with Landlord.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

SCHEDULE D

LANDLORD’S WORK AND TENANT’S WORK

I. LANDLORD’S WORK

None.

II. TENANT’S WORK

A. GENERAL TERMS AND CONDITIONS

Tenant may not commence any construction, installation or improvement at the Premises unless and until the same have been reviewed and approved by Landlord; and if Landlord conditions its approval for such improvements, Tenant shall incorporate such changes required by Landlord. Tenant must perform and complete its improvements at the Premises and all other alterations or improvements to the Premises in a good and workmanlike manner and in compliance with (a) all applicable requirements of the Lease and the Tenant Design Guidelines, (b) all applicable laws, rules, regulations, orders and other legal requirements, including without limitation The Summit County Building Code and the Americans with Disabilities Act, (c) all applicable requirements of the Village at Copper, and (d) all applicable requirements of the Condominium Association

1. Frontage Inside Wall

Tenant is responsible for finishing inside frontage wall.

2. Floor finishing and Covering

Tenant is responsible for finishing the floor, which shall be level with the exterior walkway that abuts the Premises; provided, however, that if the floor of the Premises is not level with the adjacent walkway, Tenant shall be responsible for meeting all applicable federal, state and local handicap accessibility requirements pursuant to plans approved by Landlord in its sole discretion.

3. Store Ceiling Finish

Tenant is responsible for the construction and installation of a finished ceiling, if any. If a finished ceiling is not installed, Tenant shall paint the existing ceiling and make all other improvements thereto that Landlord deems necessary. Any ceiling installed by or for Tenant must leave adequate space and have access panels for making connections to both existing and new mechanical and electrical equipment above the ceiling.

4. Roof

Any roof penetration caused by Tenant must be repaired, at Tenant’s sole expense, by the original base building subcontractor that installed the original roof membrane for Landlord.

5. Demising Wall Finish

All wall finish (other than existing gypsum board) will be provided and installed by Tenant at its expense. If Tenant uses a public address or other sound system at the Premises, Tenant must insulate the demising walls of the Premises in order to obtain a sound transmission coefficient of fifty-three (53) or higher.

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

6. Interior Store Finish

Tenant is responsible for all interior finishing of the Premises, and will not use rubber or vinyl wall base in any area of the Premises that is visible to the public.

7. Tenant’s Sign

Tenant is responsible for store signage, which (i) will contain only the store’s name, (ii) will be illuminated, and (iii) will conform to Landlord’s sign criteria. All signage and methods of illumination thereof, if any, shall be subject to Landlord’s prior written approval. Tenant shall conceal all conduit running from the building to any store signage.

8. Burglar Alarm System

Tenant shall install a burglar alarm system approved by Landlord, which shall be linked to a central monitoring system, and shall not have a visible metal strip on the windows or doors.

B. THE MECHANICAL SYSTEM

1. Sprinkler System

Should Tenant or the local fire department require any change to the layout of the sprinkler system at the Premises, such changes shall be made at Tenant’s sole expense.

2. Access Panels

Tenant will provide and install all necessary access doors in the ceiling. These access points will be used for operation verification and maintenance of the mechanical and electrical equipment located above the ceiling of the Premises.

3. Ventilation: Climate Control

Tenant shall provide and install in the Premises the diffusers, distribution system, equipment and room temperature controls necessary to adequately control the climate of the premises.

C. THE ELECTRICAL SYSTEM

1. Electrical Unit

Tenant shall install an electrical meter to measure all electricity used at the Premises. Placement of the meter shall be subject to Landlord’s prior written approval.

2. Lighting

Tenant will provide and install all panels, equipment, wires, transformers and lighting fixture, and other items related to lighting of the Premises, required for Tenant’s purposes.

3. Layout Work by the Tenant

Tenant must use the electrical system at the Premises for its electrical current requirements during all of Tenant’s Work.

4. Telephone Service

Tenant is responsible for arranging for the installation of all telephone wiring at the Premises.

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

5. Cable Television

Tenant is responsible for arranging for the installation of all cable television wiring at the Premises.

6. Fire Alarm

Tenant shall modify, as required, the base building fire alarm system at the Premises; provided, however, that all modifications to the fire alarm system shall be done by Landlord’s contractor at Tenant’s expense.

III. APPROVALS AND PERMITS

Tenant shall apply for, obtain and pay for all applicable building, plumbing, electrical, signage and occupancy permits for all Tenant’s Work prior to opening for business at the Premises (including final approval of all of Tenant’s work). All permits must be properly displayed throughout the period of Tenant’s Work.

In order to establish a high standard of presentation and workmanship by each tenant, no Tenant Work shall commence without written approval from Landlord and receipt by the Landlord of a building permit and of all necessary required insurance coverage for all such Tenant Work.

IV. ACCREDITED PROFESSIONALS

A. Architects: Designers

Only designers accredited as such by the American Institute of Architects may be utilized for Tenant’s preliminary plans, design concept, and final working drawings.

B. Tradespeople

Tenant must utilize accredited tradespeople authorized to work in Summit County for all of Tenant’s Work.

Tenant must utilize an accredited general contractor authorized to work in Summit Country for Tenant’s Work, which must provide evidence of (i) general liability insurance in the amount of at least Two Million and No/100 Dollars ($2,000,000), and (ii) its general contractor’s license, evidenced of which must be provided to Landlord prior to commencement of Tenant’s Work.

Landlord reserves the right to disapprove of the general contractor to be utilized by Tenant for execution of Tenant’s Work. Tenant’s Work shall be approved by the Landlord at its sole discretion.

Tenant is required to utilize the base building consultants or contractors when designing systems or performing work that involves modifications to the base building.

V. TENANT’S DRAWINGS AND SPECIFICATIONS

A. Tenant shall furnish to Landlord, pursuant to the terms of its Offer to Lease, a first phase design submission of Tenant’s Work at one/quarter inch (¼”) scale or larger showing each of the following:

1.	preliminary plan of the premises indicating interior design concepts;

2.	plan, elevation and section of the interior and of the proposed store-front, including definitive signage information;

3.	mechanical and electrical requirements;

4.	location of interior partitions and type of construction to be used;

5.	general layout for ceiling and lighting; and

6.	all finishes.

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B. Landlord shall notify Tenant either of its approval or disapproval of the Preliminary Submission. In the case of disapproval, Landlord will also advise Tenant of the reasons therefor, and may indicate any specific changes required. Tenant shall then promptly prepare and submit to the Landlord, an amended Preliminary Submission incorporating the changes requested by Landlord.

C. After the Preliminary Submission is finally accepted by Landlord, Tenant will submit to the Landlord for its review accurate and complete working drawings of all Tenant’s Work, which Final Submission will be based upon the Accepted Preliminary Submission. The Final Submission will be made by means of one (1) sepia and six (6) sets of prints, to include:

1.	Drawings and interior design will include:

a)	a subfloor plan (if required);

b)	a floor plan;

c)	the elevation of the inside walls;

d)	the elevation of the frontage;

e)	a reflected ceiling plan;

f)	details and cross-sections;

g)	sign drawings;

h)	finish board; and

i)	proposed schedule for all trades.

2.	Drawings of mechanical installations will include:

a)	diagram of the HVAC system;

b)	diagram of the plumbing system; and

c)	diagram of the sprinkler system.

3.	Drawings of electrical installations will include:

a)	a circuit and wire diagram, as well as a list of loads used;

b)	a service and lighting plan;

c)	details; and

d)	alarm system.

D. Landlord shall notify Tenant promptly of its approval or disapproval of the Final Submission. In the case of Disapproval, Landlord shall also advise Tenant of the reasons therefor, and indicate any specific changes required. Tenant shall then promptly prepare and submit to Landlord an amended Final Submission incorporating the changes requested by Landlord.

E. Tenant acknowledges that the prompt and accurate submission of both the Preliminary Submission and the Final Submission is essential to the expeditious completion of Tenant’s Work and to enable the Premises to be open for business to the public by the Opening Date.

F. At completion of Tenant’s Work, and prior to the Tenant’s opening of business at the Premises, Tenant must provide Landlord with drawings stamped “as built”, by the mechanical, electrical and structural engineers.

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SCHEDULE E

INTENTIONALLY OMITTED

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SCHEDULE F

TENANT ESTOPPEL CERTIFICATE AND

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS TENANT ESTOPPEL CERTIFICATE AND SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the                      day of                 , 2004, among                     , a                      (“Lender”),                     , a                      (“Landlord”), and                     , a                     (“Tenant”).

Recitals

A. Landlord has agreed to sell the Property, as defined herein (the “Sale”) to                     , a                      (“Successor Landlord”).

B. Lender has agreed to make a loan to Successor Landlord (the “Loan”), upon certain terms and conditions.

C. The Loan shall be secured by, among other things, a deed of trust (the “Deed of Trust”) executed by Successor Landlord for the benefit of Lender, creating a first lien upon that certain tract of real property described on Schedule A attached hereto, together with the improvements constructed or to be constructed thereon (the “Property”), and such other security agreements, financing statements and assignments as Lender may require (the Deed of Trust and all such other security instruments are hereinafter collectively referred to as the “Collateral Documents”).

D. Tenant is the lessee of part of the Property (the “Demised Premises”), under and by virtue of a lease (the “Lease”) between Landlord and Tenant dated                     , a true, correct and complete copy of which is attached hereto as Exhibit A.

E. It is a condition to the Loan or the Sale that Tenant confirm certain matters relating to the Lease and that Tenant subordinate the Lease and all of Tenant’s rights thereunder to the Collateral Documents and the liens and security interests created thereby.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender, Landlord and Tenant hereby agree as follows:

1. Confirmation of Lease Terms. Tenant represents and confirms to Lender as follows:

(a)                      is the tenant under the Lease and the Lease is presently free from defaults by both Landlord and Tenant.

(b) The Lease is in full force and effect and has not been canceled, assigned, extended or modified, except as follows (which are attached as Exhibit A):

_______________________________________
_______________________________________
_______________________________________
_______________________________________
_______________________________________
_______________________________________
_______________________________________

F-1

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

(c) The Demised Premises constitute approximately              square feet of rentable area.

(d) The term of the Lease commenced on                     . Tenant’s obligation to pay rent commenced on                     . The expiration date of the Lease is                     . Tenant has          (    ) option of          (    ) years to renew the Lease, as set forth in the Lease.

(e) Tenant has no rights to terminate the Lease in whole or in part prior to the expiration of the term, no rights to expand the Demised Premises and no options or rights of first refusal with respect to the Property or any portion thereof except as follows:

_______________________________________
_______________________________________
_______________________________________

(f) The Lease represents the entire agreement between Landlord and Tenant relating to the Demised Premises, and specifically, Tenant is not permitted any rent abatement, rental concession, rebate of rent, or other offset or credit against rents except as provided for in the Lease.

(g) The fixed annual minimum rent due under the Lease is $                    , payable monthly in advance on the first day of each calendar month, and the fixed rent is subject to the following increases: as shown on                      of the Lease as modified by                     .

(h) Percentage rent is payable by Tenant pursuant to              of the Lease.

(i) Tenant’s share of operating expenses/common area charges, insurance and real estate taxes is         % of                                                      .

(j) Fixed annual minimum rent has been paid through                     .

(k) Tenant’s share of operating expenses/common area charges, insurance and real estate taxes has been paid through                     .

(l) Percentage rent has been paid through                     .

(m) Tenant will not pay rent for more than one (1) month in advance without ender’s prior written consent.

(n) No security or other deposit has been paid by Tenant with respect to the Lease except as follows:                     .

(o) Tenant is in occupancy of the Demised Premises and is open for business. All work to be performed for Tenant under the Lease has been performed as required and has been accepted by Tenant, except as follows:

_______________________________________
_______________________________________
_______________________________________

(p) There are no actions, whether voluntary or involuntary, pending under the United States Bankruptcy Code or any similar law in which Tenant is a “debtor” or in which, if Tenant is a partnership, any general partner of Tenant is a “debtor.”

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

(q) As of the date hereof, Tenant is not entitled to any credits, reductions, offsets, defenses, free rent, rent concessions or abatements of rent against the payment of rent or other charges under the Lease.

(o) Tenant has not assigned or pledged the Lease or sublet any portion of the Demised Premises except as follows:

_______________________________________
_______________________________________
_______________________________________

(p) Tenant is not aware of any defaults by Landlord in Landlord’s performance of its obligations under the Lease.

(q) Tenant has paid all sales and use taxes applicable to Tenant, except those that are not currently due.

2. Subordination. The Lease and all of Tenant’s rights thereunder are, and shall at all times continue to be, subordinate to the Collateral Documents and the liens and security interests created thereby, regardless of how often or in what manner the Loan, together with the liens securing the same, and any of the Collateral Documents, may be increased, renewed, extended or modified.

3. Non-Disturbance. So long as Tenant is not in default in the performance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed, Tenant’s possession and occupancy of the Demised Premises and the Tenant’s rights and privileges under the Lease shall not be diminished or interfered with by Lender in the exercise of any of Lender’s rights under the Deed of Trust.

4. Attornment. In the event of the foreclosure of the lien of the Deed of Trust or if the Demised Premises are conveyed to Lender by deed in lieu of foreclosure, Tenant shall attorn to Lender or the purchaser upon any such conveyance or foreclosure sale and shall recognize Lender or such purchaser as the lessor under the Lease and Lender or such purchaser shall have the same rights and remedies under the Lease as Landlord. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Lender or any such purchaser: (a) any instrument or certificate which, in the reasonable judgment of Lender or such purchaser, may be necessary or appropriate to evidence such attornment, and (b) an estoppel certificate in form and substance consistent with this Agreement. Further, from and after any such attornment, Lender or such purchaser shall be bound to Tenant under all of the terms, covenants and conditions of the Lease; provided, however, that Lender or such purchaser shall not be:

(a) liable for any action or omission of, or any payment required to be made by, any prior lessor (including Landlord and Successor Landlord);

(b) bound by any rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord and Successor Landlord);

(c) liable for the return or application of any security deposits unless Landlord delivers such deposits to Lender;

(d) bound by any termination, surrender, amendment or modification of the Lease made without Lender’s written consent; or

(e) subject to any offsets or deficiencies which Tenant might be entitled to assert against any prior lessor (including Landlord and Successor Landlord).

F-3

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

5. Notice and Cure Rights. In the event that Tenant ever notifies Landlord or Successor Landlord of a default or claimed default by Landlord or Successor Landlord under the Lease, Tenant shall send a copy of the written notice or a written explanation of any oral notice (the “Notice”) concurrently therewith to Lender at the address set forth below and no such notice of default shall be deemed given to Landlord unless and until such notice has been delivered to Lender. Lender shall be permitted (but shall have no obligation) to remedy any such default or claimed default specified in the Notice within an equal period of time, commencing on the date lender receives or is deemed to have received such Notice, that Landlord or Successor Landlord would be permitted to remedy the same pursuant to the terms of the Lease. Notwithstanding the foregoing, Lender shall have a minimum of thirty (30) days after its receipt of the Notice to remedy the default or claimed default; provided, however, that if such default or claimed default cannot be remedied with reasonable diligence by Lender within thirty (30) days, Lender shall have such additional time as is reasonably necessary to remedy the default with reasonable diligence and continuity. Furthermore, if a default can be reasonably remedied only if Lender first obtains possession of the Property or if any default is not susceptible of cure by Lender, Lender shall have any additional time as is reasonably necessary under the circumstances to obtain possession of the Property and, if such default is susceptible of cure by Lender, to remedy the default with reasonable diligence and continuity thereafter.

6. No Diminution of Landlord’s or Successor Landlord’s Rights. Nothing contained herein is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of Landlord or Successor Landlord under the Lease in the event of default by Tenant in the performance of any of the terms, covenants or conditions of the lease on Tenant’s part to be performed.

7. Notices. Any notice required or permitted to be given hereunder shall be in writing and will be deemed given (a) upon personal delivery, (b) on the first business day after receipted delivery to a courier service which guarantees next-business-day delivery, or (c) on the third business day after mailing, by registered or certified United States mail, postage prepaid, in any case to the appropriate party at its address set forth below:

If to Lender:
______________________________________
______________________________________
______________________________________
______________________________________

If to Landlord:
______________________________________
______________________________________
______________________________________
______________________________________

If to Tenant:
______________________________________
______________________________________
______________________________________
______________________________________

If to Successor Landlord:
______________________________________
______________________________________
______________________________________
______________________________________

Any party may change such party’s address for notices or copies of notices by giving notice to the other parties in accordance with this Section.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

8. Choice of Law. The validity and construction of this Agreement shall be governed by the laws of the State of                     .

9. Modifications. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns, and any purchaser or purchasers at foreclosure of the Demised Premises, and their respective heirs, personal representatives, successors and assigns.

10. Reliance. Tenant acknowledges that Lender, Successor Landlord and Landlord, their members, partners, shareholders, successors and assigns shall be entitled to rely upon Tenant’s representations set forth in this Agreement. This Agreement shall be binding upon and to the benefit of the Lender, Successor Landlord and Landlord, their members, partners, shareholders and assigns.

IN WITNESS WHEREOF, Lender, Landlord, Successor Landlord and Tenant have duly executed and delivered this Agreement as of the day and year first above written.

[SIGNATURES AND NOTARIES FOR ALL PARTIES]

F-5

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

SCHEDULE A

to

TENANT ESTOPPEL CERTIFICATE AND

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

DESCRIPTION OF PROPERTY

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

EXHIBIT A

TO

TENANT ESTOPPEL CERTIFICATE AND

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

LEASE

See Attached

F-7

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

SCHEDULE G

TENANT GROSS REVENUE REPORTING REQUIREMENTS

1.	Reports. Tenant shall submit to Landlord: (a) a monthly written statement setting forth the Gross Revenue for each calendar month and the Percentage Rent obligation for such month on the form Landlord provides (a “Monthly Statement”) on or before the twentieth (20) day of the succeeding month; and (b) within sixty (60) days after the expiration of each Lease Year, an annual certified statement (an “Certified Statement”) signed by Tenant and certified to be true and correct and in such detail, form and style as Landlord reasonably requires, showing the amount of Gross Revenue for each calendar month of such Lease Year and certified by independent accountants of Tenant reasonably acceptable to Landlord that: (i) they have examined the report of Gross Revenue for each calendar month of such Lease Year, (ii) their examination included a general review of Tenant’s accounting procedures and (iii) in their opinion, the report presents accurately the Gross Revenue for each calendar month of such Lease Year computed in accordance with the provisions of this Lease and generally accepted accounting principles, consistently applied. If Tenant fails to submit any Monthly Statement or Certified Statement when required to do so, or if any such statement is not in conformity with the foregoing relevant requirements, then in addition to all of Landlord’s other rights and remedies under this Lease, Tenant shall pay to Landlord, for the delay or inadequacy in performance of such obligation or obligations, a penalty equal to one hundred dollars ($100.00) per day for each day that the failure continues uncured. Tenant hereby renounces all rights to have the penalty reduced, even if the pertinent obligation referred to in this paragraph is performed in part.

2.	Controls. Tenant shall keep and shall require its assignees, subtenants, transferees and licensees, if any, to keep accurate records, data and information of and concerning Gross Revenue in respect of a Lease Year (“Controls”) on the Premises or, if approved by Landlord in writing, at Tenant’s principal place of business, for a period of not less than three (3) years following the end of such Lease Year. The Controls must be sufficient to enable a certified public accountant or professional sales auditor (“Auditor”) to accurately determine Gross Revenue, and must include, without limitation: (a) daily dated cash register tapes, including tapes from permanent and temporary registers; (b) serially numbered sales slips; (c) the originals of all mail, computer, electronic or other type of orders received at or processed through the Premises; (d) the original records of all telephone orders received at or processed through the Premises; (e) settlement report sheets of transactions with subtenants, concessionaires, licensees and other occupants of the Premises; (f) the original records showing that merchandise returned by customers was purchased at the Premises by such customers; (g) memorandum receipts or other records of merchandise taken out on approval; (h) such other sales records, if any, which would normally be examined by an auditor pursuant to accepted auditing standards in performing an audit of Gross Revenue; (i) books and records showing inventories and receipts of merchandise kept at or sold through the Premises; (j) daily bank deposit slips and monthly bank statements; (k) all income, sales and occupational tax returns; and (l) the records specified in the paragraph for subtenants, licensees and concessionaires. Tenant shall cause each transaction within the definition of Gross Revenue to be separately and overtly recorded at the time made (whether for cash or credit) in a cash register which complies with Landlord’s reasonable requirements, including, without limitation, the requirement that such register be sealed or have a nonresettable cumulative total and “overrun counter.” Landlord shall not disclose any confidential information it obtains concerning Gross Revenue, except to the extent that disclosure is reasonable in the conduct of Landlord’s business or is required by law.

3.	Examination and Audit. As the bona fide control of Gross Revenue and the due payment of Percentage Rent are essential conditions of this Lease, Landlord may have any Controls affecting the determination of Gross Revenue audited or examined by an Auditor it designates in its sole discretion (any such audit or examination is referred to in this Lease as an “Audit”). Tenant shall cooperate with the Auditor to the fullest extent requested, and shall promptly provide the Auditor with access to and copies of all Controls in Tenant’s possession or under its control. The Audit may be conducted at the Premises or at Tenant’s principal place of business. The Auditor shall use reasonable efforts not to unduly interfere with Tenant’s business operations while conducting the Audit. If the Auditor reports that the Controls it was

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

able to inspect were sufficient to permit an accurate determination of Gross Revenue for the period in question, and that there has been any overpayment or underpayment of Percentage Rent, then as the case may be: (a) Tenant shall pay to Landlord within ten (10) days after receiving a copy of the Auditor’s report the deficiency shown by such report, together with interest on the deficiency at the Interest Rate from the date the Certified Statement was due, without prejudice to Landlord’s other rights or remedies, or (b) Landlord shall credit any overpayment against installment(s) of Rent due under this Lease until the balance of the overpayment amount is reduced to $0.00.

If the Auditor reports that the Controls it was able to inspect were insufficient to permit an accurate determination of Gross Revenue for the period in question, or that no Controls were made available, Landlord may estimate Gross Revenue for the period based upon any Controls supplied to Landlord or the Auditor which Landlord in its sole discretion considers reliable, as well as the apparent volume of business conducted on or from the Premises. Tenant shall pay any deficiency in Percentage Rent resulting from Landlord’s estimate, together with interest at the Interest Rate from the due date of the Certified Statement, without prejudice to Landlord’s other rights or remedies. Landlord shall have the right, in addition to all other Audit, inspection and other rights of a similar nature, to place an authorized representative on the Premises during regular business hours to check and tabulate Gross Revenue.

If an Audit discloses that Gross Revenue was understated by three percent or more, or if the Auditor reports either that the Controls it was able to inspect were insufficient to accurately determine Gross Revenue or that no Controls were made available, then, without prejudice to any other rights or remedies of Landlord, Tenant shall pay to Landlord, on demand, the cost of the Audit as Additional Rent. If Tenant is obligated to pay the cost of the Audit more than once, then Tenant shall also thereafter pay, in addition to the cost of such Audits, a penalty equal to five times the amount of any deficiency in Percentage Rent determined by the Audits or by Landlord’s estimate made hereunder, as Additional Rent, without prejudice to Landlord’s other rights or remedies. Tenant hereby waives any right to have the penalty reduced, even if the obligation is performed in part.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

SCHEDULE H

RESORT ASSESSMENTS

1. Village at Copper Sales Assessment.

A. Pursuant to the Village Documents, Landlord must:

(i) pay to the Village at Copper an assessment (the “Sales Assessment”) on all sales (“Taxable Sales from the Premises”) of goods and services made from the Premises that are subject to the Colorado Emergency Retail Sales Tax Act of 1935, Colorado Revised Statutes, 1973, Title 39, Article 26, (as the same may be amended or replaced from time to time, together with all regulations promulgated thereunder, the “Colorado Sales Tax Act”;

(ii) deliver to the Village at Copper true and complete copies of all written reports, returns, statements, records and declarations including all supplements and amendments thereto that are made or provided to the State of Colorado in connection with all Taxable Sales from the Premises.

B. The current rate of the Sales Assessment is three percent (3.0%), of the amount of all Taxable Sales from the Premises.

C. From and after the Occupancy Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to the Village at Copper as a Sales Assessment with respect to all Taxable Sales from the Premises each time and at such times as Tenant is required to pay tax to the State of Colorado under the Colorado Sales Tax Act.

D. Tenant shall deliver to Landlord and to the Village at Copper, as Landlord directs, true and complete copies of all reports that are made or provided to the State of Colorado in connection with Taxable Sales from the Premises each time and at such times as Tenant is required to deliver the same to the State of Colorado under the Colorado Sales Tax Act.

2. Village at Copper Recreation Assessment.

A. Pursuant to the Village Documents, Landlord must:

(i) pay to the Village at Copper an assessment (the “Recreation Assessment”) on all gross receipts, whether in the form of cash, check, credit or charge (“Recreation Income”), from:

(a) the operation of any (A) athletic facility, such as any aquatic, golf, tennis, gym, spa, exercise, hiking, biking, skiing, skating, snowshoeing or equestrian facility, or (B) other recreational facility, such as a movie theater or a performing arts theater, within the Premises;

(b) the lease of any athletic or other recreational equipment from the Premises, if not covered by the Sales Assessment; and

(c) the sale of lessons, instructions or guide services relating to any athletic or other recreational activities from the Premises; and

upon request, deliver to the Village at Copper true and complete copies of all records regarding Recreation Income from operations within the Premises.

B. The current rate of the Recreation Assessment is two and three-tenths percent (2.3%) percent of all Recreation Income.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

C. From and after the Occupancy Date, Tenant shall pay to Landlord, as Additional Rent, any and all amounts due from Landlord to the Village at Copper as a Recreation Assessment with respect to all Recreation Income generated at the Premises. Tenant shall pay such Additional Rent to Landlord on or before the twentieth day of each calendar month for Recreation Income received during the preceding month.

D. Tenant shall deliver to Landlord and to the Village at Copper, as Landlord directs, true and complete copies of all reports regarding Recreation Income from the Premises that the Village at Copper requires from Landlord.

3. Village at Copper Annual Real Estate Assessments.

A. Pursuant to the Village Documents, Landlord must:

(i) Pay to the Village at Copper an annual assessment (the “Annual Real Estate Assessment”) in an amount equal to the product obtained by multiplying (a) the Area of such Commercial Space by (b) the Annual Commercial Real Estate Assessment Rate (as defined in the Village Documents) by (c) the Zone Ratio (as defined in the Village Documents) applicable to each such Commercial Space.

(ii) From and after the Occupancy Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to the Village at Copper as an Annual Real Estate Assessment. The Landlord shall give Tenant written notice of the amount of the Annual Real Estate Assessment and the same shall become due and payable the earlier of (i) fifteen (15) days after such notice shall have been given or (ii) June 15 of each year.

4. Condominium Assessments.

A. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to the Condominium Association as assessments under the Condominium Documents.

5. POLA Assessments.

A. From and after the Occupancy Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to POLA, as assessments under in the POLA Documents.

H-2

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

SCHEDULE I

TENANT INSURANCE REQUIREMENTS

1.1 Tenant’s Insurance.

1.1.1. Tenant shall maintain throughout the Term, at Tenant’s expense, the following insurance, in the amounts specified below or such other amounts as Landlord from time to time reasonably requests: (a) public liability and property damage insurance, with limits of at least One Million and No/100 Dollars ($1,000,000) for death or injury to one person, Three Million and No/100 Dollars ($3,000,000) for death or injury to more than one person per occurrence and Five Hundred Thousand and No/100 Dollars ($500,000) for property damage per accident or occurrence, which public liability and property damage insurance shall include premises operations, personal injury, employers’ blanket contractual liability, products/completed operations hazard, broad form property damage and independent contractors coverages and provisions for cross-liability and severability of interest; (b) property insurance covering (i) all of Tenant’s leasehold improvements (including Tenant’s Work), trade fixtures, and other personal property from time to time in, on or upon the Premises, and (ii) those portions of the Premises that do not constitute general common elements of the Condominium (including, without limitation, interior demising walls), in an amount not less than the full replacement cost thereof, without deduction for depreciation, providing protection against any peril included within the classification “all risks” insurance, which insurance may be subject to a deductible of not more than three percent of the replacement cost of the property insured, and, except with respect to Tenant’s trade fixtures and other personal property, must contain the standard mortgage clause of any Secured Lender; (c) business interruption and use and occupancy insurance on a profits form with coverage equal to 100 percent of anticipated net profits and insured standing charges for at least one year; and (d) any additional insurance that Landlord or a Secured Lender may reasonably require from time to time. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed, unless this Lease shall cease and terminate hereunder or Landlord consents in writing to another use.

1.1.2. All policies of public liability and property damage insurance maintained by Tenant under this Lease shall name Landlord, each Secured Lender, the Village at Copper and such other Persons as Landlord specifies from time to time as additional insureds as their interests may appear. Executed copies of such policies or certificates thereof shall be delivered to Landlord prior to Tenant’s occupancy of the Premises and thereafter at least thirty days prior to the expiration of the term of each such policy or at such other times as Landlord reasonably requests. Such certificate shall state that Landlord, each secured lender and each Condominium Association are additional insured and the coverage provided by Tenant’s insurer is primary to any and all insurance placed by or on behalf of such additional insureds. All public liability and property damage policies shall contain a provision that Landlord and the other additional insureds, although named as insured, shall nevertheless be entitled to recover under such policies for any loss occasioned to any of them, their servants, agents, members and employees by reason of the negligence or willful misconduct of Tenant.

1.1.3. Tenant shall maintain the insurance policies it is required to maintain under this Schedule with insurance companies and on forms reasonably acceptable to Landlord and any Secured Lender. The policies shall require at least thirty days written notice sent by registered or certified mail to Landlord before any cancellation or material change that reduces or restricts the insurance. Each policy of insurance maintained by Tenant is to be primary, non-contributing with, and not in excess of any other insurance available to Landlord, the Village at Copper or any Secured Lender.

1.1.4. Tenant shall not at any time carry any stock of goods, or do or suffer or permit anything to be done in or about the Premises that is hazardous or that in any manner will violate, suspend, void, make inoperative or tend to increase the rate of any policies of insurance of any kind at any time carried by Landlord, the Resort Owner, the Condominium Association or the Village at Copper upon the Premises, the Commercial Unit, the Commercial Space, the Condominium or the Resort and the fixtures and property therein. Any increase in the cost of any insurance carried by Landlord, the Resort Owner, the Condominium Association or the Village at Copper that is attributable to Tenant’s activities in or about the Premises or Tenant’s failure to perform and observe its obligations and covenants under this Lease shall be borne by Tenant and payable to Landlord from time to time, as Additional

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

Rent, or to the Resort Owner, the Condominium Association, or the Village at Copper, as the case may be, on demand, regardless of whether Landlord shall have consented to such activities. Tenant, at its expense, shall comply with all rules, orders, regulations and requirements of the insurance underwriters having jurisdiction over the Premises, the Commercial Unit, the Commercial Space, the Condominium, the Village or the Resort.

1.1.5. Tenant shall promptly comply, at its expense, with all requests of insurers or any insurance advisory body regarding the Premises or Tenant’s use of other portions of the Commercial Unit, the Commercial Space, the Condominium, the Village or the Resort. Tenant shall rectify, to Landlord’s reasonable satisfaction, within the time period given by Landlord to do so, any situation within the Premises which causes or may cause any insurance policy affecting the Premises, the Commercial Unit, the Commercial Space, the Condominium or the Resort to be canceled, failing which Landlord may terminate this Lease by giving written notice to Tenant, without prejudice to Landlord’s other rights or remedies.

I-2

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

SCHEDULE J

PERMITTED USE AND MERCHANDISE LIST

1. Use. Tenant shall use the Premise for such use as agreed with Landlord.

2. Merchandise.

If not provided herewith and attached hereto, Tenant shall provide to Landlord, as soon as available, a merchandise list or menu which must be approved by Landlord in writing prior to the Opening Date.

3. Exclusive Use Rights.

None.

J-1

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

SCHEDULE K

FORM OF MEMORANDUM OF LEASE

Recording requested by and
When recorded return to:
______________________________

______________________________

______________________________

(Space above this line for Recorder’s Use)

MEMORANDUM OF LEASE

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS,                         , a                         , is the tenant (“Tenant”) under that certain lease dated                                         , as more particularly described in Exhibit A annexed hereto and made a part hereof (as the same has been and may hereafter be amended, modified or assigned, the “Lease”); and

WHEREAS,                                                          , a                                               (“Landlord”), fee owner of the property described in Exhibit B annexed hereto (the “Premises”), presently leases, rents and demises unto Tenant the Premises TO HAVE AND TO HOLD upon Tenant’s paying the Rent and other charges provided for and observing the covenants and conditions set forth in the Lease, for a term of                      (        ) years, commencing on                                      with                              (        )                      (        ) year renewal options.

NOW, THEREFORE, this Memorandum of Lease is executed by the undersigned parties with the intention that the same shall be filed for the record in the Office of the Clerk and Recorder of the County of Summit, State of Colorado, to give notice of the existence of Tenant’s leasehold estate under the Lease in and to the Premises.

IN WITNESS WHEREOF, the undersigned parties have each caused this Memorandum of Lease to be executed as of the day              of                 , 200    .

LANDLORD	TENANT

__________________________________________________	__________________________________________________

a ________________________________________________	a ________________________________________________

By:	By:
Title:	Title:
Dated:	Dated:

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

STATE OF	)
	)ss	.
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of                                   by                                                   as                                  of                                 , a                                                              .

Witness my hand and official seal.

________
Notary Public

My commission expires

[SEAL]

STATE OF	)
)ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of                                   by                                                   as                                  of                                 , a                                                          .

Witness my hand and official seal.

________
Notary Public

My commission expires

[SEAL]

K-2

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

EXHIBIT A

TO

MEMORANDUM OF LEASE

Lease Description

K-3

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

EXHIBIT B

TO

MEMORANDUM OF LEASE

Legal Description

K-4

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

SCHEDULE L

ADDITIONAL PROVISIONS TO LEASE AGREEMENT BETWEEN

                                                                 ., AS LANDLORD AND

                                                                                     , AS TENANT

[This Schedule is used to make any changes to the text of the Lease]

L-1

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

SCHEDULE M

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of                         , is by and between                                          (“Guarantor”) and                                         , a                                                   (“Landlord”).

RECITALS

WHEREAS, Landlord and                          doing business as                          (“Tenant”), have entered into the lease (as from time to time modified, supplemented, amended, restated, replaced, renewed, extended, transferred or assigned, being collectively the “Lease”) described in Exhibit A hereto in respect of certain premises (the “Leased Premises”) located at the Copper Mountain Resort more particularly described in Exhibit A hereto; and

WHEREAS, Tenant is [NOTE – insert relationship of Tenant to Guarantor.]

GUARANTY

NOW THEREFORE, In consideration of the sum of Ten Dollars ($10.00), Landlord entering into the Lease with Tenant and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Guarantor) the parties hereto covenant and agree as follows:

1. Guarantor unconditionally, absolutely and irrevocably covenants and agrees in favour of Landlord to (a) make the due and punctual payment in accordance with the provisions of the Lease of all rent and other amounts and charges expressed to be payable under the Lease from time to time (collectively, the “Rent”) during the term contemplated by the Lease and any renewals or extensions of such term and any overholding under the Lease or other possession or control of the Leased Premises by Tenant or pursuant to the Lease (collectively, the “Term”), (b) see to or effect the prompt and complete performance of each of the terms, agreements, covenants, obligations, conditions and provisions in the Lease on the part of Tenant to be observed or performed from time to time during the Term, and (c) indemnify and save harmless Landlord from any loss, cost, expense or damage arising out of any failure (including, without limitation, any failure caused by or resulting from an Event (as such term is defined in paragraph 6)) by Tenant to pay any Rent or resulting from any failure (including, without limitation, any failure caused by or resulting from an Event) by Tenant or Guarantor to observe or perform any of the terms, agreements, covenants, obligations, conditions or provisions contained in the Lease from time to time (items (a), (b) and (c) being individually a “Lease Obligation” and collectively, the “Lease Obligations”).

2. Guarantor also covenants and agrees to pay to Landlord such further amounts as are sufficient to cover the costs and expenses actually incurred by Landlord in collecting any unpaid Rent, or enforcing any unperformed Lease Obligation, or of otherwise enforcing this Guaranty, including without limitation, reasonable attorneys’ fees and disbursements.

3. The terms, agreements, covenants, conditions, obligations and duties of Guarantor under this Guaranty from time to time will in no way be affected or impaired by reason of the happening from time to time of any of the following, although without notice to or the consent of Guarantor:

(a) the waiver by Landlord from time to time of the performance or observance by Tenant of any of the Lease Obligations;

(b) the waiver by Landlord from time to time of the performance or observance by Guarantor of any of the terms, agreements, covenants, conditions, obligations or provisions contained in this Guaranty, or the failure, omission or delay on the part of Landlord from time to time to enforce, assert or exercise any right, power or remedy conferred on or available to Landlord hereunder;

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Form of Copper Mountain / Intrawest Interim

(Village Company Space Lease)

(c) the extension, in whole or in part, of the time for payment by Tenant of any Rent;

(d) any assignment of the Lease or subletting or parting with possession or control of the Leased Premises or any part thereof by Tenant or any consent which Landlord may or may not give to any such assignment or sublease or parting with possession or control (each being a “Transfer”);

(e) any amendment, modification, supplement, extension, renewal, restatement, replacement, Transfer or overholding of the Lease or the Leased Premises, as the case may be;

(f) any failure, omission or delay on the part of Landlord to enforce, assert or exercise any right, power or remedy conferred on or available to Landlord in or by the Lease or any settlement by Landlord with Tenant of any claim with respect to the Lease;

(g) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, conservatorship, judgment, consolidation, custodianship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, or in respect of, Tenant or any of its assets (each being a “Change”);

(h) the inability of Landlord from time to time to enforce the Lease or any of the Lease Obligations for any reason including, without limitation, if such inability is due to any default under, or invalidity or unenforceability in whole or in part of, the Lease or due to any other circumstances which might give rise to a defense available to, or a release and/or discharge of, Tenant;

(i) any change in the relationship between Tenant and Guarantor;

(j) the inability of Tenant to perform, or the release or discharge of Tenant from the performance of, any Lease Obligation by reason of any law, regulation, decree or otherwise, now or hereafter in effect;

(k) any action or inaction by Landlord which results in any impairment or destruction of rights or remedies of Guarantor to proceed against Tenant for reimbursement or otherwise; or

(l) in the event of a disaffirmance, repudiation, disclaimer, surrender, rejection or termination of the Lease prior to the expiration of the Term, (i) the failure of Landlord to relet or repossess the Leased Premises or to make any effort to do so or (ii) any reletting of the Leased Premises by Landlord at a rate or on terms acceptable to Landlord in its sole and absolute discretion.

4. Guarantor waives notice of the acceptance of this Guaranty, notice of non-performance, non-payment, and non-observance on the part of Tenant of any term or condition of the Lease, and any other notice required to be given under applicable law.

5. In the event of a default under the Lease or under this Guaranty, Guarantor waives any right of Guarantor to require Landlord to:

(a) proceed against Tenant or any other person (including any guarantor or other Guarantor or recipient of a Transfer with respect to the Lease) or pursue any rights or remedies with respect to the Lease;

(b) proceed against or exhaust any security of Tenant or any other person (including any guarantor or other Guarantor or recipient of a Transfer with respect to the Lease) held by Landlord with respect to the Lease; or

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(c) relet or repossess the Leased Premises; or

(d) pursue any other right or remedy whatsoever.

6. Without limiting the generality of paragraph 3 or any other provision hereof, the liability of Guarantor under this Guaranty will not be deemed to have been released, discharged, impaired or affected in any way by reason of (a) any Change, (b) the release or discharge of Tenant in any receivership, bankruptcy, winding-up, liquidation or other creditors’ proceeding, (c) the rejection, disaffirmance, disclaimer, surrender, termination, unenforceability or repudiation of the Lease including, without limitation, pursuant to bankruptcy law or otherwise or in any other proceeding, (d) the termination of the Lease by operation of law for any reason whatsoever, or (e) any Transfer of the Leased Premises or the Lease or any repossession and reletting of the Leased Premises in whole or in part by Landlord on its own behalf or on behalf of Tenant (each of items (a) to (e) being an “Event”). Notwithstanding the occurrence of any Event this Guaranty will continue with respect to the periods prior thereto and thereafter, for and with respect to the Term, as if no Event had occurred; provided that the net payments received by Landlord after deducting all costs and expenses of repossessing and reletting the Leased Premises will be credited from time to time by Landlord to reduce the liability of Guarantor hereunder, and Guarantor will pay any balance owing to Landlord from time to time immediately upon receipt of notice of the amount of such balance.

7. No action or proceeding commenced under the Lease or this Guaranty and no recovery pursuant hereto will be a bar or defense to any further action or proceeding which may be brought under this Guaranty by reason of any further default in respect of the payment of any Rent or the performance of any Lease Obligation.

8. If an Event occurs (other than a surrender of the Lease voluntarily accepted by Landlord in writing in Landlord’s sole and absolute discretion), then, at the option of Landlord (in Landlord’s sole and absolute discretion), Guarantor covenants and agrees to lease the Leased Premises from Landlord on the terms, agreements, covenants, conditions, obligations and provisions of the Lease for the residue of the Term (as if no Event had occurred) in an “as is where is” condition without any representations or warranties by Landlord. In such event, the execution and delivery of this Guaranty will be treated as execution and delivery by Guarantor as tenant of a lease of the Leased Premises on the terms and conditions of the Lease for a term equal in duration to the residue of the Term (as if no Event had occurred) in an “as is where is” condition without any representations or warranties by Landlord and it will not be necessary for a further lease document to be executed and delivered by Guarantor (although Landlord may require such a lease document to be executed and delivered and Guarantor will promptly do so upon request by Landlord). Guarantor will accept such lease and will pay rent and observe and perform the terms, agreements, covenants, conditions, obligations and provisions of such lease. Guarantor will do all such acts and things and execute and deliver all such documents as Landlord may reasonably require to give effect to this provision.

9. Until the Lease Obligations are fully satisfied, Guarantor hereby forever waives any and all rights of indemnity, reimbursement, contribution or subrogation which Guarantor may now or hereafter have against Tenant. Landlord is entitled to specific performance of Guarantor’s obligations under the provisions of this Guaranty including, but not limited to, the provisions of this paragraph.

10. If either Tenant or Guarantor makes any payment to Landlord pursuant to the Lease or this Guaranty, as the case may be, which is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Tenant or Guarantor, as the case may be, or its trustee, receiver or any other person, under any applicable bankruptcy law, provincial or federal law, common law or equitable cause, this Guaranty will continue to apply with respect to the amount so invalidated, declared to be fraudulent or preferential, set aside or required to be repaid, all as though such amount had not been paid to Landlord.

11. Guarantor makes the following representations and warranties as of the date hereof:

(a) Guarantor is duly incorporated, validly existing and in good standing under the laws of                         ;

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(b) Guarantor has the power to enter into and perform its covenants, terms, conditions, agreements and obligations under this Guaranty;

(c) the execution, delivery and performance of this Guaranty by Guarantor has been duly authorized by all necessary corporate action;

(d) the execution, delivery and performance of this Guaranty by Guarantor does not contravene (i) any existing law or any legal order applicable to, or license or permit granted to, Guarantor, (ii) any agreement or instrument to which Guarantor is a party or to which it or any of its assets is subject, or (iii) any provision of Guarantor’s constating documents;

(e) Guarantor (i) is not, and will not as a result of the execution and delivery of this Guaranty, be rendered insolvent, or (ii) does not intend to incur, or believe that it is incurring, pursuant to this Guaranty obligations beyond its ability to pay;

(f) this Guaranty constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms;

(g) no approval of any governmental entity is required for the execution, delivery and performance by Guarantor of this Guaranty;

(h) there are no conditions to the effectiveness of this Guaranty that have not been satisfied or waived; and

(i) Guarantor has a material economic interest in Tenant and the execution of the Lease by Tenant will benefit Guarantor.

12. All notices required or permitted by this Guaranty shall be in writing and shall be hand delivered or sent by recognized overnight courier (such as Federal Express) or by facsimile transmission, addressed as follows:

If to Guarantor:

If to Landlord:

or to such other address as shall, from time to time, be supplied in writing by such party in accordance with this provision. Any such notice shall be deemed given upon the earlier of receipt by the addressee, if delivered by hand or courier (or if attempted delivery is refused by the intended recipient thereof), or on the day given, if sent by facsimile transmission, provided that the party making such delivery receives an electronic confirmation setting forth the proper fax number receiving such facsimile transmission and that the entire transmission has been properly received by the addressee without communication error.

13. GUARANTOR AND LANDLORD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY IN RESPECT HEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

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14. No modification of this Guaranty will be effective unless it is in writing and signed by both Guarantor and Landlord.

15. The benefit of this Guaranty may be assigned by Landlord to any subsequent owner, transferee and/or lessee of the Leased Premises to which the Lease is assigned or transferred or to which Landlord grants a lease of Landlord’s interest in the Leased Premises as well as to any transferee of Landlord’s interest in the Lease by way of security.

16. This Guaranty will be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado.

17. This Guaranty will be binding upon and inure to the benefit of the successors and assigns of Landlord and Guarantor.

18. If any part of this Guaranty, or the application thereof to any person or in any circumstance, is to any extent held or rendered invalid, unenforceable or illegal, such part (a) will be independent of the remainder of this Guaranty and will be severable from it, and its invalidity, unenforceability or illegality will not affect, impair or invalidate the remainder of this Guaranty, and (b) will continue to be applicable to, and enforceable to the fullest extent permitted by law against, any person and in any circumstance except those as to which it has been held or rendered invalid, unenforceable or illegal.

19. Guarantor covenants and agrees to execute such further assurances and do such further acts and things in order to give effect to the intent of this Guaranty as Landlord may reasonably require from time to time. Without limiting the generality of the foregoing, Guarantor will forthwith upon demand by Landlord from time to time execute and deliver to Landlord a confirmation to the effect that notwithstanding any amendment, modification, supplement, restatement, replacement, renewal, extension or Transfer of the Lease, this Guaranty remains enforceable and in full force and effect; provided that the failure of Landlord to require Guarantor to execute any such confirmation or the failure of Guarantor to do so upon demand by Landlord will not reduce Guarantor’s covenants or obligations hereunder or the enforceability of this Guaranty.

IN WITNESS WHEREOF this Guaranty has been executed by the parties hereto on the date first above written.

GUARANTOR:

LANDLORD:

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EXHIBIT A

Description of Lease and Leased Premises

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Commercial Unit #

Space #

LEASE AGREEMENT

BETWEEN

CNL INCOME COPPER, LP

AS LANDLORD,

AND

AS TENANT

AT

COPPER MOUNTAIN RESORT

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11.4	Performance of Tenant’s Obligations.	13
11.5	Signage.	13
11.6	Return of the Premises; Holdover.	14
ARTICLE XII LIABILITY		14
12.1	Limitations on Landlord’s Liabilities.	14
12.2	Limitation on Tenant’s Liabilities.	15
ARTICLE XIII DAMAGE OR DESTRUCTION AND EMINENT DOMAIN		15
13.1	Damage or Destruction of Premises.	15
13.2	Damage or Destruction of the Condominium.	16
13.3	Eminent Domain.	16
ARTICLE XIV DEFAULT, REMEDIES AND SECURITY		17
14.1	Default.	17
14.2	Remedies.	18
14.3	No Implied Surrender or Waiver.	19
14.4	Indemnity.	19
14.5	Security Deposit.	20
14.6	Limitation on Landlord Liability.	20
14.7	Distress.	20
14.8	Survival Of Obligations.	21
ARTICLE XV MISCELLANEOUS		21
15.1	Landlord - Tenant Relationship.	21
15.2	Time of Essence.	21
15.3	Recordation; Confidentiality.	21
15.4	Entire Agreement; No Warranties or Representations of Landlord; Amendment.	21
15.5	Notices.	22
15.6	Captions.	22
15.7	Brokerage Commission.	22
15.8	Copper Mountain Resort Association Membership.	22
15.9	No Consent During Default.	22
15.10	Interpretation.	22
15.11	Binding on Successors and Assigns.	22
15.12	Joint and Several Liability.	23
15.13	Partial Invalidity.	23
15.14	Attorneys’ Fees.	23
15.15	Notice Concerning Radon Gas.	23
15.16	No Liability for Crimes.	23
15.17	DISCLAIMER OF WARRANTY.	23
15.18	Counterparts.	23
15.19	Condominium Documents, Tenant Design Guidelines, POLA Documents and Village Documents.	24
15.20	Governing Law.	24

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LIST OF SCHEDULES AND EXHIBITS

Schedule A - Definitions

Schedule B - Location of The Premises

Schedule C - Minimum Rent Schedule

Schedule D - Landlord’s Work and Tenant’s Work

Schedule E – Intentionally Omitted

Schedule F - Tenant Estoppel Certificate and Subordination, Non-Disturbance and Attornment Agreement

Schedule G - Tenant Gross Revenue Reporting Requirements

Schedule H - Resort Assessments

Schedule I - Tenant Insurance Requirements

Schedule J - Permitted Use and Merchandise List

Schedule	K – Memorandum of Lease
Schedule	L – Additional Provisions to Lease Between , as Landlord and , as Tenant
Schedule	M – Guaranty

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LEASE AGREEMENT

THIS LEASE AGREEMENT is entered into this          day of             , 20    , by CNL Income Copper, LP, a Delaware limited partnership, as Landlord, and                                 , a                                 , [Intrawest Entity] as Tenant. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Schedule A.

For and in consideration of the covenants and agreements given below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

ARTICLE I

BASIC LEASE PROVISIONS

1.1 Basic Provisions, Leasing and Triple Net Lease.

The following are certain basic lease provisions which are part of and are referred to in subsequent provisions of this Lease:

1.1.1 Parties and Addresses for Purposes of Notice:

(1)	Landlord:	______________________________
______________________________
Attention:______________________
Telephone No.:__________________
Facsimile No.:___________________

(2)	Tenant:	______________________________
______________________________
______________________________
Attention:______________________
Telephone No.:__________________
Facsimile No.:___________________

1.1.2 Premises. See Schedule B.

1.1.3 Term. The term of this Lease (the “Term”) shall be four (4) years, commencing on the Occupancy Date and expiring on                      (the “Termination Date”), unless sooner terminated by law or pursuant to the terms and conditions of this Lease.

1.1.4 Renewal Option. The Tenant shall have no option to extend or renew the Term of this Lease.

1.1.5 Minimum Rent. No Minimum Rent shall be payable until the Rent Commencement Date. From and after the Rent Commencement Date, Tenant shall pay Minimum Rent in those amounts set forth on Schedule C.

1.1.6 Percentage Rent. From and after the Rent Commencement Date, through the Termination Date, Tenant shall pay monthly Percentage Rent in an amount equal to the product obtained by multiplying (a) all Gross Revenue in excess of the Natural Breakpoint for each such monthly period by (b)              percent (    %).

1.1.7 Resort Assessments. Prior to any annexation of the Condominium, the Commercial Unit or the Premises into the Village, Tenant shall pay the Condominium Assessments and POLA Assessments described in, and in accordance with Schedule H. Upon any annexation of the Condominium, the Commercial Unit or the

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Premises into the Village, Tenant shall pay all of the Resort Assessments described on Schedule H in accordance with the provisions thereof. Tenant acknowledges that prior to the time the Condominium, the Commercial Unit of the Premises is annexed into the Village, Landlord may enter into agreements with the Village at Copper wherein Landlord agrees to voluntarily pay an assessment, surcharge or other payment to the Village at Copper, which may be based upon Taxable Sales and/or Recreation Income from the Premises, and Tenant agrees to pay to Landlord, as Additional Rent, all amounts due from Landlord to the Village at Copper in connection therewith.

1.1.8 Permitted Use and Trade Name. Tenant shall use the Premises only for the use described on Schedule J and may offer for sale only those items listed on Schedule J. Tenant may not use the Premises for any other use, nor offer for sale any other merchandise without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant may operate its business at the Premises only under a name permitted by Landlord.

1.1.9 Security Deposit. Tenant shall deposit with Landlord the sum of $             as security for the full and faithful performance of every provision of this Lease. [NOTE – insert “market” security deposit] Landlord reserves the right to increase the security deposit during the term of this Lease in proportion to any increases in the annual Minimum Rent payable by Tenant hereunder.

1.1.10 Opening Date. The Opening Date shall be the date of this Lease.

1.1.11 Leasing. Subject to the terms and conditions of this Lease: (a) Landlord hereby leases the Premises to Tenant; and (b) Tenant hereby leases the Premises from Landlord.

1.1.12 Triple Net Lease. This Lease is a triple net lease. Except as expressly stipulated in this Lease, Landlord will not be liable to contribute to any costs regarding the Premises or the Commercial Unit.

1.1.13 Insurance Obligations. Tenant shall obtain such insurance and comply with all obligations as set forth on Schedule I.

1.1.14 Guaranty. Tenant shall provide a guaranty agreement from the parent corporation or owner of the Tenant or such other Person as Landlord may require as guarantor in favor of Landlord for Tenant’s obligations hereunder. Such guaranty agreement will be in the form attached hereto as Schedule M.

ARTICLE II

CONSTRUCTION AND DELIVERY OF THE PREMISES

2.1 Delivery and Acceptance of the Premises.

Tenant accepts the condition of the Premises as of the date hereof in an “as is where is” condition in all respects without any representations or warranties of any kind from Landlord as to the condition of the Premises, and acknowledges and agrees that the Rent Commencement Date shall be the date hereof.

2.2 Tenant’s Work Prior to Rent Commencement Date.

Landlord and Tenant acknowledge and agree that there is no Tenant’s Work to be completed prior to the Rent Commencement Date, and that the Rent Commencement Date and the Opening Date shall be and be deemed to be the date hereof for all purposes of this Lease.

2.3 Leasehold Improvements.

Tenant may not commence the construction or installation of Tenant’s Work or any other alteration or improvements to the Premises, unless and until plans and specifications detailing the Tenant’s work have been reviewed and approved by Landlord. In that regard, Tenant shall submit to Landlord its plans therefor in accordance

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(Non-Village Company Space Lease)

with the Tenant Design Guidelines. Tenant shall ensure that the Premises comply and continue to comply at all times during the Term with the Tenant Design Guidelines, and Tenant acknowledges and agrees that Landlord shall have, without limitation, all rights set out in the Tenant Design Guidelines with respect to matters addressed in the Tenant Design Guidelines. Landlord may: (a) grant or withhold such approval; or (b) condition such approval on certain revisions or other requirements. If Landlord conditions its approval on a revision or other requirement, Tenant shall incorporate the revision or other requirement in its leasehold improvements. Tenant must perform and complete Tenant’s Work and all other alterations or improvements to the Premises in a good and workmanlike manner without damage to the Premises or any other part of the Commercial Unit, the Commercial Space, the Building or the Condominium, and in compliance with all applicable requirements of: (a) this Lease, including, without limitation, the Tenant Design Guidelines; (b) all applicable laws, rules, regulations, orders and other legal requirements, including, without limitation, all building and safety codes; (c) in the event the Condominium, the Commercial Unit or the Premises is annexed into the Village, the Village Documents; (d) the Condominium Documents; and (e) the POLA Documents.

ARTICLE III

RENT

3.1 Place and Manner of Payment.

Tenant shall pay all Rent to Landlord at the address for Landlord set forth in paragraph 1.1.1 above, or to such other Person or such other place as Landlord designates in writing from time to time. Tenant shall pay all Rent in United States currency, without any notice, demand, offset or abatement, unless and only to the extent expressly provided to the contrary in this Lease. Landlord may require, upon written notice to Tenant, electronic transfer of funds for Tenant’s payment of Rent.

3.2 Adjustments.

All Rent payable by Tenant to Landlord under this Lease shall be deemed to accrue on a daily basis. For any partial month within a Lease Year, the monthly installments of Rent shall be prorated on a daily basis, on the basis of a thirty (30) day month. The obligations of the parties to adjust any amounts payable under this Lease requiring adjustment will survive the expiration of the Term or sooner termination of this Lease. Tenant’s obligations to pay the Rent that accrues during the Term, or any extensions thereof, and to deliver to Landlord any reports and statements required hereunder, including, without limitation, those required by Schedule G, shall survive the expiration or sooner termination of this Lease.

3.3 Imputation of Payments.

Landlord may apply any of Tenant’s payments against payment of any sum which has become due, regardless of any designation or imputation by Tenant. No designation by Tenant, either in a separate writing or on a check or money order, shall modify this clause or have any force or effect.

3.4 Interest on Overdue Amounts.

If Tenant fails to pay any amount payable to Landlord when due, each unpaid amount will bear interest at the Interest Rate from its due date until the date of payment. Overdue interest will also bear interest at the Interest Rate.

3.5 Payment of Minimum Rent.

Tenant shall pay to Landlord fixed minimum rent (“Minimum Rent”) in advance, on the Rent Commencement Date and on the first day of each calendar month thereafter, at the rates described in paragraphs 1.1.4 and 1.1.5 above and shown on Schedule C attached hereto.

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3.6 Payment of Percentage Rent.

Tenant shall pay any Percentage Rent that accrues pursuant to paragraphs 1.1.4 and 1.1.6 above, monthly, in arrears, on or before the first (1st) day of the second (2nd) calendar month following the month for which such Percentage Rent has accrued (e.g., Percentage Rent for January is due on March 1). If the Certified Statement (as defined in Schedule G) discloses that Percentage Rent for the Lease Year to which it applies has been underpaid or overpaid, then, as the case may be, Tenant shall pay any deficiency to Landlord when it submits the relevant statement, or, unless Landlord decides to conduct an Audit (as defined in Schedule G), Landlord shall credit any overpayment to installments of Rent due under this Lease until the balance of the overpayment is reduced to $0.00.

3.7 Additional Rent and Percentage Rent Deemed Rent.

All Additional Rent and Percentage Rent hereunder shall be deemed to be Rent and Landlord shall have all rights against Tenant for default in the payment of Additional Rent and Percentage Rent as for default in the payment of Minimum Rent.

ARTICLE IV

TAXES AND OPERATING COSTS

4.1 Taxes and Operating Costs.

4.1.1 For that portion of the first (1st) Lease Year following the earlier of the Rent Commencement Date and the Opening Date, and for each Lease Year thereafter, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Taxes and Operating Costs for that Lease Year, in the manner described in paragraph 4.1.3 below. Tenant acknowledges that the Condominium may consist of both retail and office premises and that the Landlord may, acting reasonably, create and allocate special categories of Operating Costs to some or all of the retail or office tenants benefiting from such Operating Costs as well as a category of general Operating Costs payable by all tenants.

4.1.2 Landlord shall furnish Tenant with Landlord’s written estimate of Tenant’s Proportionate Share of Taxes and Operating Costs on or before the first (1st) day of each Lease Year or as soon thereafter as is reasonably practical. Thereafter, the last written estimate furnished by Landlord to Tenant shall apply until Landlord replaces it with a new written estimate. Landlord may re-estimate Tenant’s Proportionate Share of Taxes and Operating Costs from time to time during a Lease Year, and such re-estimate shall take effect upon Tenant’s receipt of written notice thereof from Landlord.

4.1.3 On the first (1st) day of each month following the Rent Commencement Date, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12) of Landlord’s last written estimate of Tenant’s Proportionate Share of Taxes and Operating Costs. Notwithstanding the foregoing, if Landlord delivers to Tenant a written re-estimate of Tenant’s Proportionate Share of Taxes and Operating Costs for any Lease Year, the first (1st) monthly installment of Tenant’s Proportionate Share of Taxes and Operating Costs due after Tenant’s receipt of such written re-estimate shall be adjusted to account for any previous overpayment or underpayment of Tenant’s Proportionate Share of Taxes and Operating Costs resulting from the inaccuracy of Landlord’s initial estimate thereof for that Lease Year. To the extent that any portion of the Term involved a partial month for such month Tenant shall pay that portion of one twelfth (1/12) of Tenant’s Proportionate Share of Taxes and Operating Costs as the number of days in such partial month bear to the actual number of days of such month.

4.1.4 Within one hundred twenty (120) days after the end of each Lease Year, Landlord shall furnish to Tenant a written statement setting forth the actual amount of: (a) Taxes and Operating Costs for that Lease Year; (b) Tenant’s Proportionate Share of Taxes and Operating Costs for that Lease Year; and (c) the payments that Tenant made on account of Tenant’s Proportionate Share of Taxes and Operating Costs pursuant to paragraph 4.1.3 above for that Lease Year. If the written statement indicates that Tenant underpaid Tenant’s Proportionate Share of Taxes and Operating Costs for such Lease Year, Tenant shall pay the amount of the deficiency to Landlord on the first day

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(Non-Village Company Space Lease)

of the calendar month following the month in which Tenant receives the statement from Landlord. If the written statement indicates that Tenant overpaid Tenant’s Proportionate Share of Taxes and Operating Costs for such Lease Year, Landlord shall credit the amount of the overpayment against the installments of Rent due under this Lease until the balance of the overpayment is reduced to $0.00.

4.1.5 If Tenant’s operations or requirements are such that any cost, charge, imposition, outlay, contribution or expense normally billed to Tenant by way of its contributions to Operating Costs is, in Landlord’s reasonable opinion, insufficient as compared with other tenants or occupants in the Commercial Space or elsewhere in the Condominium based on their respective operations and requirements, Landlord may bill Tenant for the excess requirements of or costs associated with Tenant’s operations and requirements, in addition to Tenant’s Proportionate Share of Operating Costs (with the excess amount so billed to be deducted from Operating Costs prior to calculation of Tenant’s Proportionate Share), and Tenant shall pay the amount thereof, as Additional Rent, on demand or as otherwise provided by Landlord in its notice to Tenant.

ARTICLE V

UTILITIES AND PERSONAL PROPERTY TAXES

5.1 Utilities.

To the extent that the Condominium Association does not provide the same to Tenant, Tenant shall be solely responsible for, and shall promptly pay, the cost of all water, electricity, gas, telephone, cable television and other utilities and services used or consumed in or from the Premises, directly to the utility or service supplier, or to Landlord, as Landlord may direct, on the basis, where applicable, of separate meters or utility surveys for each of such utilities and services, or on the basis of Tenant’s Proportionate Share of the costs of such utilities and services. In no circumstance shall Landlord be liable to Tenant for any claim of loss or damage arising from the failure or inability, for any reason, or any supplier of any such utility or service to provide the utility or service to the Premises.

5.2 Personal Property Taxes.

Tenant shall pay before delinquency all taxes, levies, assessments, charges and fees assessed or charged against Tenant’s business, leasehold improvements, trade fixtures, equipment, inventory and other personal property. If Tenant fails to pay any such taxes, levies, assessments, charges or fees, Landlord may pay the same and bill Tenant the amount thereof and all costs and expenses incurred by Landlord in connection therewith, including, without limitation, interest at the Interest Rate and reasonable attorneys’ fees and disbursements, as Additional Rent. Tenant shall pay any such Additional Rent to Landlord on demand.

ARTICLE VI

TENANT’S USE AND OPERATION OF THE PREMISES

6.1 Permitted Use, Merchandise and Trade Name.

Tenant shall use the Premises only for the use described on Schedule J and Tenant shall offer for sale only the merchandise set forth on Schedule J. Tenant may not use the Premises for any other use, nor offer for sale any other merchandise, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant shall conduct its business at the Premises only under the name set forth in paragraph 1.1.8. Tenant’s use of the Premises shall be subject to any exclusive rights given by Landlord for the benefit of other tenants at the Resort prior to the date of this Lease.

6.2 Obligation to Operate.

6.2.1 After the Opening Date, Tenant shall continuously and diligently conduct its business in the Premises in a manner consistent with the first-class nature of the Resort. Without limiting the generality of the foregoing, Tenant shall keep its store at the Premises adequately staffed and continuously fully stocked with high quality saleable merchandise.

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Form of Copper Mountain/Intrawest Interim

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6.2.2 Tenant shall operate the Premises at least              (    ) hours per day each day of the year, and shall open for business no later than 10:00 a.m. each day, unless such operating hours are specifically changed by Landlord in writing. When the Premises are not open for business, windows and signs on the Premises shall be illuminated during such hours as Landlord may reasonably designate. Nothing contained in this Lease shall be deemed a representation of the hours during which other tenants in the Resort may be required or permitted to be open for business, and Landlord shall have the right to permit other tenants of the Resort to operate during hours different from the hours during which Tenant is required or permitted to be open for business.

6.2.3 Notwithstanding any other provision of this Lease, Tenant shall not permit or cause any of the following to be conducted in or from the Premises: (a) any public or private auction; (b) any fire sale, bankruptcy sale, moving sale, liquidation sale or “going out of business” sale; (c) any activity that constitutes a nuisance or unreasonably interferes with the use of the Commercial Space, the Building, the Condominium or the Resort by others, as determined by Landlord in its sole judgment; or (d) any act or thing that subjects or might subject Landlord to any liability or responsibility for injury to any Person or for damage to any property.

6.3 Importance of Continuous Operation.

Tenant acknowledges that it forms part of an overall merchandising mix designed to enhance the character, quality and reputation of the Resort, and that its continuous operation of the Premises is essential to Landlord to maintain that character, quality and reputation, and to facilitate the leasing of vacant space and renewing leases of existing tenants. Tenant acknowledges that Landlord will suffer serious and irreparable injury if the Premises are abandoned or left vacant at any time during the Term or are not operated in conformity with this Article VI, even if Tenant continues to pay Rent. Without limiting any other rights and remedies available to Landlord hereunder, at law or in equity, Landlord shall have the right to collect from Tenant a penalty of One Hundred Fifty Dollars ($150.00) per occurrence whenever Tenant fails to keep its business in the Premises open for business in accordance with the provisions of paragraph 6.2.2. Further, should Tenant fail on more than two occasions during any calendar year to keep its business in the Premises open for business during the hours set forth in paragraph 6.2.2, Landlord shall have the right to terminate this Lease.

6.4 Compliance with Obligations.

Tenant shall, at its expense, comply with: (a) all laws, rules, orders, ordinances, regulations and other requirements of any governmental or quasi-governmental authority; (b) the Condominium Documents; (c) in the event the Condominium, the Commercial Unit or the Premises is annexed into the Village, the Village Documents; (d) the POLA Documents; and (e) any reasonable rules and regulations adopted by Landlord, to the extent that any of the foregoing relate to Tenant’s use or occupancy of, or the physical condition of, the Premises. Landlord shall not be responsible to Tenant for the failure of any other tenant or occupancy of any part of the Condominium to comply with laws or the rules and regulations.

6.5 No Implied Exclusiveness.

Tenant has no exclusive right to the use contemplated in paragraph 1.1.8 and Section 6.1 above or any activities or operations contemplated thereby except as provided on Schedule J.

6.6 Resort Charge Card Program.

Tenant shall participate in the Resort Charge Card Program, if any, to be implemented by Landlord and shall honor the Resort Charge Card whenever presented for the purchase of goods and services. Tenant acknowledges and agrees that: (a) under the Resort Charge Card Program, Tenant’s customers will pay Landlord all amounts due for goods and services purchased from Tenant using the Resort Charge Card, and Landlord will then pay such amounts, less a service charge of two and one-half percent (2.5%) to Tenant, in accordance with the rules

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and regulations for the Resort Charge Card Program which Landlord shall provide to Tenant not less than thirty (30) days prior to the implementation of such a Resort Charge Card Program; (b) Tenant will comply with all terms and conditions of the rules and regulations for the Resort Charge Card Program, as the same may be modified from time to time; and (c) Tenant shall bear any loss sustained as a result of the fraudulent use of the Resort Charge Card or the non-payment of any amount owed for any good or service purchased from Tenant with the Resort Charge Card unless, at the time of such purchase, Tenant verified that the customer making such purchase (i) had possession of a Resort Charge Card and (ii) had a valid Driver’s License or other form of picture identification showing the customer to be the named holder of the Resort Charge Card used for such purchase.

6.7 Hazardous Materials.

Tenant shall not cause or permit any Hazardous Material, as defined below, to be generated, brought onto, used, stored, or disposed of in or about the Premises, or any other part of the Resort, by Tenant, or its agents, employees, contractors, subtenants, or invitees, except for limited quantities of standard office and janitorial supplies which may contain chemicals categorized as Hazardous Material. Tenant shall use any such hazardous materials in strict compliance with applicable statutes, ordinances and regulations that relate to public health and safety and protection of the environment (“Environmental Laws”). Tenant shall comply at all times during the term with all Environmental Laws. Tenant shall, at Tenant’s sole expense and with counsel reasonably acceptable to Landlord, indemnify, defend, and hold harmless Landlord and Landlord’s Relevant Persons, as defined in Section 12.1.1, with respect to all claims, expenses (including without limitation attorneys’ and consultant’s fees, monitoring and remediation costs) and losses arising out of or resulting from the release of any Hazardous Material in or about the Premises or any other part of the Resort in violation of this Section 6.7. The term “Hazardous Material” shall mean any hazardous or toxic substance, material, or waste at any concentration that is or becomes regulated by the United States, the State of Colorado, or any government authority having jurisdiction over the Resort, including those defined as “hazardous substance” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; as “hazardous waste” in the Resource Conservation and Recovery Act of 1976; any pollutant, contaminant, or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state, or local law, regulation, ordinance or requirement (including consent decrees and administrative orders); petroleum products; radioactive materials; asbestos in any form or condition; and polychlorinated biphenyls (“PCBs”) and substances or compounds containing PCBs.

6.8 Radius Restriction.

Tenant acknowledges and agrees that Landlord is relying on Percentage Rent as a material part of the consideration to Landlord for Tenant’s use and occupancy of the Premises and that Tenant’s Gross Revenue could be reduced by Tenant conducting the same or similar business as that to be conducted by Tenant in and from the Premises under this Lease at a nearby location. Therefore, Tenant agrees that it will not, without Landlord’s prior written consent, operate any business which is the same, or similar to, the business operated in the Premises under the terms of this Lease at any other location within ten (10) miles of the Premises, including any business in which Tenant, or any principal owner, officer, director, shareholder, or partner in Tenant, owns ten percent (10%) or more of the equity interest.

ARTICLE VII

RESORT OWNER’S AND LANDLORD’S DEVELOPMENT AND OPERATION

OF THE RESORT AND THE COMMERCIAL SPACE

7.1 Control of the Resort and the Commercial Space.

7.1.1 Landlord may, acting prudently and in accordance with good mixed-use resort development practice: (a) change the location or use of any portion of the Commercial Unit or the Commercial Space; (b) construct other buildings or improvements and make alterations to, any of the foregoing, build additional buildings or facilities adjoining, the Building, the Commercial Unit or the Commercial Space and effect any work (including excavations) to any land adjacent to the Building, the Commercial Unit or the Commercial Space; (c) modify any interior or exterior portion of the Building, the Commercial Unit or the Commercial Space and

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temporarily or permanently close any interior or exterior entrance or exit to or from the Building, the Commercial Unit or the Commercial Space, or any parts thereof; (d) make reasonable variations to the dimensions, form and location of the Premises without the consent of and without in any way incurring any liability to Tenant and relocate the Premises to other premises in the Commercial Unit or the Commercial Space that Landlord reasonably determines as being comparable to the Premises, without the consent of and without incurring any liability to Tenant, except that if the relocation occurs after the date Tenant first occupies the Premises, Landlord shall pay the reasonable cost of relocating and replacing the fixed leasehold improvements which Tenant has already incorporated into the Premises at Tenant’s cost as well as the reasonable expenses, preapproved by Landlord, incurred by Tenant to relocate as required by Landlord; (e) construct or close off all or any part of the Building, the Commercial Unit or the Commercial Space and temporarily suspend services being supplied thereto, for the purpose of maintenance, repair or construction or to prevent dedication of any real estate forming part of the Building, the Commercial Unit or the Commercial Space; (f) close all or part of the Building, the Commercial Unit or the Commercial Space to the public outside of regular retail business hours, Sundays and holidays included; (g) modify or relocate any and all parking; (h) impose or permit to be imposed charges for parking; and (i) do and perform such other acts in and to the Building, the Commercial Unit or the Commercial Space as Landlord deems appropriate. Tenant agrees that Tenant will not object to any such activity by Landlord.

7.1.2 The Resort Owner may, (a) construct other buildings or improvements and make alterations to any of the foregoing, build additional buildings or facilities adjoining the Building, the Commercial Unit, the Commercial Space or the Resort and effect any work (including excavations) to any land adjacent to the Building, the Commercial Unit, the Commercial Space or the Resort; and (b) modify or relocate any and all parking; and (c) impose or permit to be imposed charges for parking. Tenant agrees that Tenant will not object to any such activity by Resort Owner, and that Resort Owner shall have the benefit of the rights provided to Resort Owner in this Section 7.1.2, and Section 7.3 and elsewhere in this Lease notwithstanding that Resort Owner is not a party hereto.

7.1.3 Tenant agrees that Landlord’s proper exercise of its rights under paragraph 7.1.1 above shall not: (a) constitute a default of any obligation to provide quiet enjoyment; (b) in any way affect the legal validity of this Lease; or (c) entitle Tenant to any damages, compensation or diminution or abatement of any Rent.

7.1.4 Notwithstanding any other provision contained in this Lease, Landlord is under no obligation to develop or lease any commercial or residential premises contemplated for the Condominium of other portions of the Resort or to retain any of the Commercial Space or other commercial space within the Resort as such.

7.2 Landlord’s Right to Enter the Premises.

7.2.1 Tenant shall permit Landlord to enter the Premises outside Normal Business Hours, and during Normal Business Hours where such entry will not unreasonably disturb or interfere with Tenant’s use of the Premises and operation of its business, for any one or more of the following purposes: (a) to examine or inspect the Premises; (b) to show the Premises to Persons considering purchasing or financing the Commercial Space, and to Persons considering leasing the Premises; (c) to provide or install services or make repairs, replacements, changes or alterations to the Premises, the Building, the Commercial Unit, the Commercial Space, the Condominium or other portions of the Resort; and (d) to take such steps as Landlord may reasonably determine necessary for the safety, improvement and preservation of the Premises, the Commercial Unit, the Building, the Commercial Space, the Condominium or the Resort.

7.2.2 If Tenant is not present to permit an entry into the Premises, at any time when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the Premises by use of a master key, or may forcibly enter the Premises, without rendering Landlord or its agents liable therefor, on the condition that Landlord or its agents use reasonable care to avoid damage to Tenant’s personal property. Landlord shall whenever reasonably possible consult with or give reasonable notice to Tenant prior to such an entry. Landlord shall indemnify Tenant for all losses and damages to the Premises and to fixtures and personal property of Tenant (but not for loss of business or goodwill) arising from Landlord’s negligence or willful misconduct during such an entry.

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7.2.3 Under no circumstances will any entry made for any of the reasons described in paragraph 7.2.1 above or any consequences thereof (including without limitation, any work done, or services temporarily reduced or shut off): (a) constitute an eviction of Tenant or default of Landlord’s obligation to provide quiet enjoyment; (b) in any way affect the legal validity of this Lease; or (c) entitle Tenant to any damages, compensation or diminution or abatement of any Rent. Notwithstanding anything to the contrary in this Lease, Landlord may enter the Premises in cases of emergency without prior notice to Tenant and without any obligation to avoid interfering with the operation of Tenant’s business.

7.3 Parking Facilities.

Tenant acknowledges and agrees that: Landlord has no obligation to provide parking facilities or spaces in or adjacent to the Premises for use by Tenant’s employees and customers; and any parking facilities located within or around the Resort (including, without limitation, those facilities, if any, designated for use by Tenant’s employees or customers) may be on a paid-parking basis, despite any implication of law or industry practice to the contrary.

ARTICLE VIII

PROMOTION AND ADVERTISING

8.1 Tenant’s Promotion.

8.1.1 Tenant shall, at its expense, promote and advertise its business from the Premises in an up-to-date, professional manner, and in a manner designed specifically to attract customers to the Resort who are either living in, visiting or working in the market area principally served by the Resort.

8.1.2 Tenant shall endeavor to promote the names and any logos or emblems of the Condominium and the Resort in Tenant’s promotions or advertising. Tenant acknowledges and agrees that such names, logos and emblems are the sole and exclusive property of Landlord, Resort Owner (or of entities affiliated with Resort Owner) or other third parties and that Tenant will not acquire any rights thereto under this Lease under any circumstances despite such promotion and advertising. Tenant acknowledges that the owners of any such name, logo or emblem has the right to impose, from time to time, rules, regulations and restrictions upon the use of such name, logo or emblem. Tenant agrees to comply with all such rules, regulations and restrictions. Tenant has no right to use, in any way, any present or future name, logo or emblem of or relating to any real estate developments or projects that are or may be situated within the Resort, or any variations or combinations thereof.

ARTICLE IX

ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS

9.1 Consent Required.

Except as permitted in paragraph 9.2.1 below, Tenant may not do or permit any of the following without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion: (a) assign, encumber or otherwise transfer all or any portion of its interest under this Lease; (b) sublet all or any portion of the Premises; or (c) permit any change in the control of Tenant’s business, whether by sale of assets, transfer of stock or other equity interests, merger, consolidation, or otherwise. Under no circumstances will the mere occupation of all or part of the Premises by Tenant’s proposed transferee or Landlord’s tolerance thereof, the payment of any amount by the proposed transferee to Landlord as Rent or otherwise or Landlord’s consent to any previous assignment, subletting or other transfer, constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to any assignment, subletting or other transfer. Regardless of whether Landlord consents to any assignment, subletting or other transfer, Landlord may collect Rent from any proposed transferee and apply the net amount collected to the amounts payable under this Lease, without in any manner prejudicing any of its rights. Tenant shall not advertise or offer the whole or any part of the Premises for purposes of assignment, subletting, transfer or encumbrance, and shall not permit any broker or other party to do any of the foregoing, unless first approved in writing by Landlord, which approval Landlord may withhold in its sole and absolute discretion.

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9.2 When Consent Is Not Required.

9.2.1 Notwithstanding anything to the contrary contained in Section 9.1 above, Tenant may so long as Tenant is not in default hereunder, without Landlord’s consent but subject to the terms and conditions hereof: (a) assign its interest under this Lease; (b) sublet all or a portion of the Premises; or (c) permit a change in the control of Tenant’s business, to a Person that owns or controls, is owned or controlled by, or is under common ownership or control with Tenant (the “Related Entity”), provided that: (i) Tenant gives Landlord written notice thereof, including the information described in Section 9.3 below, at least ten (10) days prior to the effective date of the assignment, subletting or transfer, (ii) in the case of an assignment or sublease, Tenant and the assignee or subtenant enter into an assumption agreement in favor of Landlord in respect of this Lease in such form and on such terms as Landlord may reasonably require, and (iii) Tenant otherwise complies with the requirements of Section 9.3 as applicable. As used in Article IX, “ownership” and “control” mean direct or indirect ownership or control of more than fifty percent (50%) of all outstanding equity interests in a Person. For greater certainty, if Tenant and the relevant Related Entity no longer satisfy the aforementioned relationship, the consent of Landlord will be required and Tenant and the relevant Related Entity shall forthwith request the same in accordance with the provisions of this Article IX.

9.2.2 Tenant will (a) when requesting consent to an assignment, subletting, transfer, change of control or ownership or change of relationship, as applicable, provide the Landlord with such information as to the proposed purchaser, subtenant or other relevant entity as Landlord requires including, without limitation, information concerning creditworthiness, financial standing and business history; and (b) make available to Landlord or its representatives all books and records of Tenant for inspection at all reasonable times, in order to ascertain whether there has been any change in ownership or control of Tenant or a change in the required relationship with a Related Entity, as applicable.

9.3 Landlord’s Rights.

9.3.1 If Tenant requests Landlord’s consent to an assignment, subletting or other transfer, Landlord shall, within thirty (30) days after its receipt of such request, notify Tenant in writing that: (a) Landlord does not grant its consent; (b) Landlord grants its consent; or (c) Landlord elects to terminate this Lease, in which event this Lease will terminate on the date set forth in such notice, unless Tenant withdraws its request for consent within ten (10) days after its receipt of such notice from Landlord.

9.3.2 If Landlord consents to an assignment, subletting or other transfer, or if no consent to such assignment, subletting or other transfer is required pursuant to paragraph 9.2.1 above, such assignment, subletting or other transfer, as the case may be, shall always be subject to the following conditions: (a) Tenant and the assignee, subtenant or other transferee shall be jointly and severally liable to Landlord to fulfill all of Tenant’s obligations under this Lease during the remainder of the Term or any extension or renewal thereof, the whole without novation or derogation of any kind, and without benefit of division or discussion; and (b) in the case of an assignment or subletting, the assignment or sublease documents will be reviewed by (or at Landlord’s option, prepared by) Landlord or its attorneys, and all costs incurred in connection therewith and in connection with processing the application for consent (including any credit reports, and preparation and negotiation of any documentation) shall be paid by Tenant prior to the date the assignee or subtenant occupies any portion of the Premises.

9.3.3 Tenant shall pay to Landlord on demand, as Additional Rent, (a) the difference between the reasonable out-of-pocket expenses incurred by Tenant in connection with the assignment or sublease at issue, as determined by Landlord, and any amount that Tenant receives from an assignee of Tenant’s interest under this Lease for the assignment of Tenant’s interest under this Lease and the leasehold improvements, trade fixtures and other property that could become Landlord’s property pursuant to the terms of this Lease, to the extent the amounts so received exceed the depreciated cost of such leasehold improvements, trade fixtures and other property as of the date of the assignment, assuming a useful life equal to the Term and no salvage value, and using the straight-line method of depreciation; and (b) any amount of Rent or otherwise or other consideration paid to Tenant by a sublessee which exceeds the Rent payable by Tenant to Landlord under the Lease, for the entire term of the sublease. Tenant shall act in good faith in calculating and reporting to Landlord such amounts. Landlord shall have the right to inspect Tenant’s books and records to verify the consideration received by Tenant in connection with any assignment or sublease.

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9.4 Assignment by Landlord.

In the event of the sale, lease, assignment, transfer or other disposition by Landlord of its rights to all or part of the Premises, the Commercial Unit or this Lease, to the extent that the purchaser, lessee or assignee assumes Landlord’s obligations under this Lease, Landlord shall thereupon without further action or agreement be freed and relieved of all liability with respect to such obligations. Without limiting the foregoing, Tenant acknowledges that Landlord may enter into a concurrent lease of the Premises which shall constitute a lease of the reversionary interest of Landlord in the Premises, and upon receipt by Tenant of notice from Landlord of the granting of such a concurrent lease, Tenant shall and shall be deemed to be the tenant of the party receiving the grant of such concurrent lease from Landlord. Upon the expiration or earlier termination of such concurrent lease for any reason, Landlord, in its capacity as owner of the freehold interest in the Premises, shall automatically be deemed to be Landlord hereunder and Tenant acknowledges and agrees that said owner shall automatically have all of the rights and remedies of Landlord hereunder.

9.5 Tenant Security.

Tenant may not encumber, pledge or hypothecate any interest in this Lease or the Premises or any property, real or personal, located within the Premises, by any Tenant Security without the prior written consent of Landlord, which consent will not be unreasonably withheld, but at Landlord’s option, may be granted upon such reasonable conditions as Landlord chooses to impose. Without limitation, Landlord shall be deemed reasonable in refusing its consent if the anticipated Tenant Security encumbers or otherwise affects any property which is or may become Landlord’s pursuant to the terms of this Lease, or if the anticipated Tenant Security would rank in priority to any security in favor of Landlord (whether by the effect of law or otherwise), unless the creditor of such Tenant Security cedes its priority of rank to that of Landlord. Tenant shall accompany its request for Landlord’s consent to the grant of Tenant Security contemplated by this Section 9.5 with a copy of all documentation to be executed by Tenant and/or the creditor of such Tenant Security (or agent or trustee acting on the creditor’s behalf) in relation to the Tenant Security, and Tenant shall pay on demand, as Additional Rent, Landlord’s reasonable legal expenses attributable to examining such documentation, regardless of whether Landlord’s consent to such Tenant Security is obtained. Tenant and the creditor of such Tenant Security (or agent or trustee acting on the creditor’s behalf) shall execute such documentation as may be reasonably required by Landlord or its attorneys to give effect to the provisions of this Section 9.5, whether express or implied, at Tenant’s sole cost.

9.6 Security in Favor of Landlord.

Tenant hereby grants to Landlord a security interest in and to all of Tenant’s personal property located from time to time in the Premises in order to secure the faithful performance by Tenant of all of the obligations of Tenant contained in this Lease. Such security interest shall rank in priority to all Tenant Security but, as long as Tenant is not in default in the performance of its obligations at the time when Landlord is first requested to do so and until the date Landlord actually does so, Landlord will cede priority in favor of one creditor of Tenant Security to the extent only that such Tenant Security secures indebtedness of Tenant incurred to perform Tenant’s Work and to procure and install Tenant’s trade fixtures necessary to prepare the Premises to be open for business to the public by the Opening Date. Such cession of priority shall not, however, defeat, limit or affect Landlord’s rights of ownership in the Premises, or Tenant’s obligations in respect of such work and fixtures. Tenant will execute all documents or deeds, in form and substance satisfactory to Landlord, as may be necessary in order to give effect to the foregoing, and Tenant’s failure to do so shall constitute a default under this Lease. Tenant acknowledges that Landlord may file such Uniform Commercial Code Financing Statements as Landlord deems necessary to evidence Landlord’s security interest.

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9.7 Memorandum of Lease.

Tenant agrees, upon Landlord’s request, to execute and deliver to Landlord a Memorandum of Lease substantially in the form attached hereto as Schedule K.

ARTICLE X

SUBORDINATION, ATTORNMENT, AND QUIET ENJOYMENT

10.1 Subordination and Attornment.

This Lease, including the covenant of quiet enjoyment, is and shall be subject and subordinate to all ground and underlying leases, the concurrent lease to be granted by Landlord as contemplated in Section 9.4, all mortgages, deeds of trust or other encumbrances affecting all or any portion of the Premises, the Condominium Documents, the POLA Documents, and, in the event the Condominium, the Commercial Unit or the Premises is annexed into the Village, the Village Documents. This clause shall be self-operative and no further instrument of subordination shall be required in order to effectuate it. Nevertheless, Tenant shall execute and deliver, within ten (10) business days after a request therefor, any certificate or other assurance in confirmation of such subordination requested by any lessor, any mortgagee, the Condominium Association, the Village at Copper, if applicable, POLA or the Landlord, substantially in the form of the Tenant Estoppel Certificate and Subordination, Non-Disturbance and Attornment Agreement attached hereto as Schedule F (the “Subordination Agreement”), or as Landlord may otherwise require. In the event any proceedings are brought for default under any ground or underlying lease, the aforementioned concurrent lease or for the foreclosure of any mortgage, deed of trust, debenture or other encumbrance to which this Lease is subject and subordinate, Tenant shall, upon request of the party succeeding to the interest of Landlord as a result of such proceedings, automatically attorn to and become the tenant of such successor in interest without change in the terms of this Lease. Tenant shall, on request by, and without cost to Landlord or such successor in interest, execute and promptly deliver any instruments confirming such attornment, including without limitation a document substantially in the form of the Subordination Agreement.

10.2 Quiet Enjoyment.

Subject to the terms and conditions of this Lease, Landlord warrants that Tenant’s peaceable and quiet enjoyment of the Premises shall not be disturbed by anyone claiming by, through or under Landlord.

10.3 Estoppel Certificate.

Within ten (10) days after request therefor by Landlord, Tenant shall deliver an estoppel certificate addressed to Landlord or any other Person designated by Landlord, in such form as Landlord may require.

ARTICLE XI

INSTALLATIONS, MAINTENANCE, REPAIRS AND ALTERATIONS

11.1 Landlord’s Installations.

11.1.1 Landlord shall have the right to install and maintain in the Premises whatever equipment is reasonable, useful, or necessary for the use and convenience of the Commercial Unit, the Commercial Space or other portions of the Resort, or other tenants, occupants or owners of the various portions thereof, and Tenant shall have no claim against Landlord in respect thereof on the condition that the same do not materially interfere with Tenant’s quiet enjoyment of the Premises.

11.2 Tenant’s Obligation to Repair.

11.2.1 Tenant shall maintain, repair, replace and keep the Premises and all improvements, fixtures and equipment located in or exclusively servicing the Premises in a state of repair and appearance commensurate with

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first-class nature of the Resort. Such obligations of Tenant will extend, without limitation, to all glass and plate glass, exterior door(s), all electrical, mechanical, plumbing, signage, sprinkler and other systems. Tenant will promptly do all work required to have the Premises comply with all governmental requirements, including, without limitation health, safety and Americans with Disabilities Act, and quasi-governmental requirements, insurance, and the Condominium Association, the Village at Copper, if applicable, and the POLA requirements applicable at any time during the Term. Tenant’s obligations under this Section 11.2 shall be subject to the following exceptions: (a) normal wear and tear which does not affect the proper use of the Premises as a first-rate commercial operation of its kind; and (b) restrictions, limitations and other considerations contained in the Condominium Documents, the Village Documents, if applicable, and the POLA Documents and any and all other covenants, conditions, restrictions, declarations, agreements and instruments affecting the Commercial Unit, the Condominium or the Premises and of record as of the date of this Lease and in the event the Condominium, the Commercial Unit or the Premises is annexed into the Village, the Village Documents. Any work, which is Tenant’s responsibility under this Section 11.2, requiring entry into space other than the Premises, and any other work designated by Landlord, will be done by Landlord at Tenant’s expense, together with an administration fee of ten percent (10%) of the cost of such work.

11.3 Insurance; Mechanic’s Liens.

Prior to commencing any work in or to the Premises, Tenant shall deliver to Landlord certificates issued by applicable insurance companies evidencing that workmen’s compensation and public liability insurance and property damage insurance, all in amounts, with companies and on forms satisfactory to Landlord, are in force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform such work. Tenant shall pay or cause to be paid all costs for work done by it or caused to be done by it in or to the Premises, and Tenant shall keep the Premises free and clear of all mechanic’s liens and other liens on account of work done for Tenant or Persons claiming under it. Should any liens be filed or recorded against the Premises or any action affecting the title thereto be commenced, Tenant shall give Landlord immediate written notice thereof. Tenant shall thereafter cause such liens to be removed of record within ten (10) days after Tenant has notice of the filing of the liens. If Tenant shall desire to contest any claim of lien, it shall furnish Landlord with security satisfactory to Landlord of at least one hundred fifty percent (150%) of the amount of the claim, plus estimated costs and interest. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant shall pay and satisfy the same at once. At least thirty (30) days prior to the commencement of any work in or to the Premises, by or for Tenant or anyone claiming under Tenant, Tenant shall notify Landlord of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work so that Landlord may avail itself of the provisions of any applicable statutes such as Section 38-22-105(2) of Colorado Revised Statutes, as amended. During and prior to any such work on the Premises, Landlord and its agents shall have the right to enter and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices such as those provided for by Section 38-22-105(2) of Colorado Revised Statutes, as amended, or to take any further action Landlord may deem proper for the protection of Landlord’s interest in the Premises.

11.4 Performance of Tenant’s Obligations.

If Tenant fails to perform any of its obligations under Section 11.2 above and has not cured the failure within seven (7) days of written notice thereof from Landlord, Landlord may (without being obligated to do so) do the work at Tenant’s cost, together with an administration or supervision fee equal to fifteen percent (15%) of total cost of the work in question. Landlord’s rights and remedies under this Section 11.4 are in addition to, not in lieu of, Landlord’s rights and remedies under Article XIV below.

11.5 Signage.

Tenant shall erect and maintain an identification sign or signs of a type or types and in a location or locations specified in writing by Landlord and in accordance with the Tenant Design Guidelines, any applicable sign guidelines of Landlord, and all applicable rules and regulations of the Condominium Association, the Village at Copper, if applicable, POLA and all applicable laws. Prior to installing any sign, Tenant shall provide Landlord with a copy of any sign permit required for such sign by the Condominium Association, in the event the

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Condominium, the Commercial Unit or the Premises is annexed into the Village, the Village at Copper, POLA or any governmental authority. In addition, Tenant shall not install any advertising, logo, banner or umbrella which is visible from outside of the Premises without Landlord’s written consent to the design and location of same, which consent Landlord may withhold in its sole and absolute discretion.

11.6 Return of the Premises; Holdover.

Upon the expiration of the Term or earlier termination of this Lease, Tenant shall deliver to Landlord vacant possession of the Premises in the condition in which Tenant is required to maintain, repair and replace the Premises. All changes, alterations, additions and improvements made to or installed upon or in the Premises (except for Tenant’s signage and movable trade fixtures) which in any manner are attached in, to or under the floors, walls or ceilings, including, without limitation, any components of any sprinkler, heating or ventilating equipment or systems installed within or servicing the Premises, all lighting installations and fixtures (including, without limitation, spot lights and track lighting), and all floor finishes of whatever nature placed upon the concrete floor of the Premises, shall become Landlord’s property at the end of the Term or sooner termination of this Lease, without compensation to Tenant. However, if Landlord requests, Tenant shall, at its sole cost, remove from the Premises any changes, alterations, additions or improvements and repair, to Landlord’s satisfaction, any damage to the Premises caused by the installation or removal of any of the foregoing. If Tenant or any assignee, subtenant or other transferee of or from Tenant shall remain in possession of the Premises or any part thereof after the end of the Term or after any sooner termination of this Lease, Landlord may treat such possession as either an unauthorized holdover or a month-to-month tenancy on all the terms and conditions of this Lease; provided, however that the monthly installments of Minimum Rent payable during such month-to-month tenancy and during the period of any unauthorized holdover shall be an amount equal to three hundred percent (300%) of the monthly installments of Minimum Rent payable immediately prior to the end of the Term. In the event of any unauthorized holdover, Tenant shall indemnify Landlord against all claims for damages by any Person to whom Landlord may have leased all or any part of the Premises for a term commencing after the expiration or sooner termination of the Term. Nothing herein contained shall be construed to limit Landlord’s right to obtain possession of the Premises upon termination of this Lease by legal proceedings or otherwise if Landlord does not exercise its option to treat the continued possession by Tenant as a month-to-month tenancy.

ARTICLE XII

LIABILITY

12.1 Limitations on Landlord’s Liabilities.

12.1.1 To the fullest extent permitted by law, Tenant hereby waives all claims (in law, equity or otherwise) against and releases Landlord, the Condominium Association, the Village at Copper, if applicable, POLA, Secured Lenders and their respective directors, employees, servants, members, and agents (collectively “Relevant Persons” and each, individually, a “Relevant Person”), and the Relevant Persons shall not be liable in any manner to Tenant or any other Person claiming through Tenant for death or injury to any person or loss or damage to property of whatever nature resulting from the fault (active or passive), negligence, imprudence, neglect or want of skill of any Relevant Person or based upon claims in which liability without fault or strict liability is imposed or sought to be imposed against a Relevant Person, or resulting from things under the care of any one or more of the Relevant Persons, or for the negligent acts of co-tenants or other Persons, or for suspension, interruption or discontinuance of any service or utility, or for any other reason. The provisions of this paragraph 12.1.1 shall survive the expiration or other termination of this Lease.

12.1.2 Tenant shall indemnify and save harmless each Relevant Person from: (a) any loss or damage the Relevant Person is released from under paragraph 12.1.1 above; (b) subject to Section 12.2 below, any loss or damage the Relevant Person suffers due to the fault, negligence, omission, imprudence, neglect or want of skill of Tenant or any Person under Tenant’s control, including, without limitation third party claims made against the Relevant Person due to any of the foregoing matters; and (c) any loss or damage, however caused, to books, records, files or money, securities, negotiable instruments or papers in or about the Premises.

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12.1.3 Without in any way limiting the generality of the foregoing, Landlord, its agents, servants and employees shall not be liable for injury, death or damage which may be sustained by the improvements, betterments, person, goods, wares, merchandise or property of Tenant, its agents, servants, employees, invitees or customers or any other person in or about the Premises caused by or resulting from fire, explosion, falling plaster, steam, electricity, gas, water, rain or snow, leak or flow of water, rain, or snow from or into part of the Premises or from the roof, street, subsurface or from any other place or by dampness or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Commercial Unit, the Commercial Space, the Building, the Condominium or the Resort or from other sources. Landlord shall not be liable for any damages arising from any act or neglect of any owner, tenant, guest or occupant of the Resort.

12.2 Limitation on Tenant’s Liabilities.

Tenant will not be liable in any manner to Landlord or any other Person claiming through Landlord for damage of whatever nature resulting from the fault, negligence, omission, imprudence, neglect or want of skill of Tenant or any Person under the control of Tenant, or resulting from anything under Tenant’s care, to the extent only that Landlord obtains insurance proceeds for the damage sustained.

ARTICLE XIII

DAMAGE OR DESTRUCTION AND EMINENT DOMAIN

13.1 Damage or Destruction of Premises.

13.1.1 If the Premises are at any time destroyed or damaged, then subject to Section 13.2 below, the following provisions apply: (a) this Lease shall continue in full force and effect, except that Minimum Rent and the Additional Rent payable hereunder will abate in the proportion that the square footage of the Premises rendered untenantable bears to the Area (all such abatements under this Section 13.1 shall occur from the date of the damage or destruction until the earlier to occur of (i) the date that Tenant is obligated to complete the repair and replacement work described in paragraphs 13.1.2 and 13.1.4 below, and (ii) the date on which Tenant actually completes the repair and replacement work described in paragraphs 13.1.2 and 13.1.4); (b) Landlord shall request the Condominium Association to commence and proceed diligently to reconstruct, rebuild or repair any damage to those portions of Landlord’s Work constituting general common elements of the Condominium. Neither Landlord nor the Condominium Association shall be obligated to restore the Premises to exactly the same condition and state as they existed before any damage or destruction, or to repair or reconstruct (a) any alterations or improvements made by Tenant or any predecessor of Tenant, (b) any property of Tenant or any predecessor of Tenant, or (c) any portion of the Premises that does not constitute a general common element of the Condominium, all of which repair or reconstruction shall be the obligation of Tenant; provided, that Landlord shall repair or reconstruct, at Tenant’s cost and expense, any portion of Landlord’s Work constituting an interior demising wall. Notwithstanding anything to the contrary in this Lease, no rental abatement shall apply if the damage or destruction was caused by the negligence or misconduct of Tenant, its agents, employees, servants or other Persons in the Premises under the express or implied invitation of Tenant.

13.1.2 Promptly following Tenant’s receipt of written notice from Landlord that the repairs described in clause (b) of the first sentence of paragraph 13.1.1 have been substantially completed, as determined by Landlord, Tenant shall diligently complete all repairs and replacements required to fully restore the Premises for business to the standard Landlord requires at the relevant time.

13.1.3 Tenant shall not be entitled to any allowance, inducement payment or other consideration from Landlord in connection with repairs and replacements made by Tenant even if such allowance, inducement, payment or other consideration was made at the time of original construction of the Premises and initial performance of Tenant’s Work.

13.1.4 Tenant shall complete any repairs and replacements that it is required to make under this Section 13.1 and begin operating its business within the Premises in conformity with Article VI no later than thirty (30) days after Landlord notifies Tenant that the Premises are available for Tenant to start its repairs and replacements, unless Landlord specifies a later date in writing.

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13.2 Damage or Destruction of the Condominium.

13.2.1 Despite any contrary provision in this Lease and specifically, but without limitation, Section 13.1 above, if the Commercial Unit or other parts of the Commercial Space, the Building or the Condominium are totally or partially damaged or destroyed (regardless of whether the Premises are affected), and any one or more of the following occurs: (a) in Landlord’s or the Condominium Association’s architect’s opinion, the damaged or destroyed portions cannot reasonably be repaired, restored or rebuilt within twelve (12) months following the occurrence without overtime or other special arrangements; (b) the cost, as estimated by Landlord’s or the Condominium Association’s architect, of repairing, restoring or rebuilding the damaged or destroyed portions will exceed the proceeds of insurance available to Landlord or the Condominium Association for such purpose; (c) less than twenty-four (24) months remain during the Term (excluding any option periods for which the relevant option has not been exercised); or (d) the Condominium Association fails to substantially repair, restore or re-build the Condominium or damaged or destroyed portion thereof within fifteen (15) months thereafter, or to authorize the repair, restoration or rebuilding of the Condominium or such portion thereof within three (3) months thereafter; then in any of such cases, Landlord may at its option terminate this Lease. To be effective, such notice of termination under clauses (a) through (c) of this paragraph must be delivered within one hundred eighty (180) days after the damage or destruction, and any notice of termination given under clause (d) of this paragraph must be delivered within thirty (30) days after the applicable failure by the Condominium Association.

13.2.2 If Landlord elects to terminate this Lease under paragraph 13.2.1 above, then this Lease will terminate ten (10) days after Tenant’s receipt of Landlord’s notice and all unabated Rent shall be adjusted to the date of termination, without prejudice to any preexisting claims of the parties. Notwithstanding anything to the contrary in this Lease, no rental abatement shall apply if the damage or destruction was caused by the negligence or misconduct of Tenant, its agents, employees, servants or other Persons on the Premises or Commercial Unit under the express or implied invitation of Tenant. For greater certainty, notwithstanding such termination, Tenant shall pay to Landlord any Rent including any Percentage Rent as otherwise provided in this Lease which accrued prior to the date of termination.

13.2.3 If the Commercial Unit or other parts of the Commercial Space or the Condominium are totally or partially damaged or destroyed and Landlord does not elect to, or is not entitled to, terminate this Lease under paragraph 13.2.1 above, Landlord shall request the Condominium Association to commence and proceed diligently to reconstruct, rebuild or repair any damage to those portions of Landlord’s Work constituting general common elements of the Condominium. Landlord shall repair or reconstruct, at Tenant’s cost and expense, any portion of Landlord’s Work constituting an interior demising wall. The rebuilding party may use plans, specifications and working drawings which differ from those used in the original construction of the Commercial Unit or Condominium.

13.2.4 Except as specifically provided in this Article XIII, there shall be no abatement of Rent or allowance to Tenant for a diminution of rental value and no liability on the part of Landlord or the Condominium Association, the Village at Copper, if applicable or POLA by reason of inconvenience, annoyance, disturbance or loss or interruption of business, or otherwise, arising from any damage to the Premises, the Commercial Unit, the Building, the Commercial Space or the Condominium by fire or any other cause, however or by whomever caused, or arising from any repairs, reconstruction, restoration or renovation or failure to make any repairs, reconstruction, restoration or renovation to the Premises, the Commercial Unit, the Building, the Commercial Space or the Condominium.

13.3 Eminent Domain.

13.3.1 If so much of the Premises, the Commercial Unit or the Condominium so as to render the Premises untenantable shall be taken by right of eminent domain, then the Term of this Lease shall terminate as of the date of such taking or the recording of such notice, as the case may be. If so much of the Commercial Unit, the

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Commercial Space or the Resort shall be taken by right of eminent domain that Landlord shall deem it advisable to terminate retail operations in the Commercial Unit, the Commercial Space or the Resort or to extensively remodel, renovate or rebuild the Commercial Unit, the Commercial Space or the Resort, then, this Lease may be terminated by Landlord by giving Tenant written notice of termination within sixty (60) days after such taking. Such termination shall be effective immediately upon the giving of such notice. As used herein, “taking by right of eminent domain” includes any condemnation or any conveyance in lieu of or under threat of any taking.

13.3.2 In the event of termination of this Lease pursuant to this Section 13.3, Tenant shall surrender to Landlord the Premises and all interest therein under this Lease, and Landlord may re-enter and take possession of the Premises and remove Tenant therefrom. Tenant shall pay Rent, duly apportioned as of the date of such termination of this Lease, and Landlord and Tenant shall be discharged from all of obligations arising hereunder after the date of the termination except for those obligations that this Lease expressly states will survive termination of this Lease. In the event of any taking that does not result in the termination of this Lease, the Minimum Rent and the Additional Rent payable under Article III shall be abated in proportion to the portion of the Premises taken. Except for such abatement in Minimum Rent and the Additional Rent payable under Article III above, there shall be no reduction, change or abatement of any Rent payable by or on the part of Tenant hereunder or in the method of computing, accounting for, or paying the same, and in no event shall there be any reduction, change or abatement of any Rent hereunder until such time as there shall have been an actual taking of physical possession of a portion of the Premises. In the event of any taking or conveyance whatsoever, Landlord shall be entitled to any and all awards, damages and settlements that may be given, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or for any other item.

ARTICLE XIV

DEFAULT, REMEDIES AND SECURITY

14.1 Default.

The occurrence or existence of any one or more of the following events or circumstances shall constitute a default hereunder by Tenant: (a) Tenant fails to pay, when due, any installment of Rent; (b) Tenant fails to perform or observe any of the other covenants or conditions to be performed or observed by Tenant under this Lease and does not cure such failure within ten (10) days (or such other cure period as is specified in this Lease with respect to a specific failure on the part of Tenant) after Landlord shall have given to Tenant written notice specifying such failure (or within such period, if any, as may be reasonably required to cure such failure if it is of such nature that it cannot be cured within such period, provided that Tenant commences to cure such default within such period and proceeds with reasonable diligence thereafter to cure such default fully); (c) this Lease or the Premises or any part thereof is taken upon execution or by other process of law directed against Tenant, or is taken upon or subject to any attachment at the instance of any creditor of or claimant against Tenant, and such attachment is not discharged or disposed of within fifteen (15) days after the levy thereof; (d) Tenant, or any guarantor or indemnifier of Tenant’s obligations hereunder, as the case may be: (i) admits in writing its inability to pay its debts generally as they become due, (ii) makes an assignment of all or a substantial part of its property for the benefit of creditors, (iii) applies for or consents to or acquiesces in the appointment of a receiver, trustee or liquidator of Tenant or any guarantor or indemnifier of Tenant’s obligations hereunder or of all or a substantial part of Tenant’s or such guarantor’s or indemnifier’s property or of the Premises or of Tenant’s interest in this Lease, or (iv) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization under any bankruptcy or insolvency law or an arrangement with creditors, or takes advantage of any insolvency law or files an answer admitting the material allegations of a petition filed against Tenant or Tenant’s guarantor or indemnifier in any bankruptcy, reorganization or insolvency proceedings; (e) the entry of a court order, judgment or decree without the application, approval or consent of Tenant or Tenant’s guarantor or indemnifier, as the case may be, approving a petition seeking reorganization of Tenant or such guarantor or indemnifier under any bankruptcy or insolvency law or appointing a receiver, trustee or liquidator of Tenant or such guarantor or indemnifier of all or a substantial part of Tenant’s or such guarantor’s or indemnifier’s property or of the Premises or of Tenant’s interest in this Lease, or adjudicating Tenant or such guarantor or indemnifier bankrupt or insolvent, and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days from the date of entry; (f) any steps are taken or any action or proceedings are instituted by any Person for the dissolution, winding up or liquidation of Tenant, Tenant’s guarantor

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or indemnifier or their respective assets; (g) this Lease or any of Tenant’s assets are taken under a writ of execution; (h) Tenant purports to make or grant an assignment, sublease, transfer or encumbrance other than in compliance with this Lease; or (i) any of Landlord’s policies of insurance with respect to the Commercial Space or any part thereof is cancelled or threatened to be cancelled or adversely changed as a result of any use or occupancy of the Premises.

14.2 Remedies.

If Tenant shall default under this Lease as set forth in Section 14.1 above, [then the full amount of the current calendar month’s Rent and the next three (3) calendar months’ Rent shall automatically become immediately due and payable as accelerated Rent and in addition] Landlord shall have the following rights and remedies, in addition to all other rights and remedies at law or in equity, and none of the foregoing or the following, regardless of whether exercised by Landlord, shall preclude the exercise of any other right or remedy whether herein set forth or existing at law or in equity:

14.2.1 Landlord shall have the right to terminate this Lease by giving Tenant notice in writing at any time. No act by or on behalf of Landlord, such as entry onto the Premises by Landlord to perform maintenance and repairs and efforts to re-let the Premises, other than giving Tenant written notice of termination, shall terminate this Lease. If Landlord gives such notice of termination, this Lease and the Term hereof as well as the right, title and interest of Tenant under this Lease shall wholly cease and expire in the same manner and with the same force and effect (except as to Tenant’s liability for Rent) on the date specified in such notice as if such date were the expiration date of the Term without the necessity of re-entry or any other act on Landlord’s part. Upon any termination of this Lease, Tenant shall quit and surrender to Landlord the Premises. If this Lease is terminated, Tenant shall remain liable to Landlord for Rent accruing thereafter and the other damages specified below. Landlord shall be entitled to collect from Tenant immediately as damages an amount equal to the total of: (a) all costs, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Landlord to recover the Premises and to enforce its other rights and remedies; (b) all Rent accrued and unpaid as of the date of the termination, plus interest thereon from the date due until the date paid, at the Interest Rate; (c) the present value at the time of payment (discounted at the rate of eight percent (8%) per annum) of the amount by which the amount of unpaid Rent for the balance of the Term exceeds the amount of such loss for the same period that Tenant proves Landlord could have reasonably avoided; and (d) any other sums that Landlord is entitled to collect under this Lease, at law or in equity for damages and losses actually suffered or incurred by Landlord as a result of Tenant’s default.

14.2.2 No provision of this Lease shall limit or prejudice the right of Landlord to prove and obtain, as damages by reason of any termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, regardless of whether such amount is greater, equal to, or less than the amount referred to above.

14.2.3 Landlord may, without demand or notice, re-enter and take possession of the Premises or any part thereof, expel Tenant and those claiming through or under Tenant, and remove the effects of any and all such Persons (forcibly, if necessary) without being deemed guilty of any manner of trespass, without prejudice to any remedies for arrears of rent or preceding breach of covenants and without terminating this Lease or otherwise relieving Tenant of any obligation hereunder. Should Landlord elect to re-enter as provided in this paragraph 14.2.3, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Lease, re-let the Premises or any part thereof for such term or terms and at such rental or rentals, and upon such other conditions as Landlord may in its absolute discretion deem advisable, with the right to make alterations and repairs to the Premises. No such re-entry, repossession or re-letting of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of termination is given to Tenant by Landlord. No such re-entry, repossession or re-letting of the Premises shall relieve Tenant of its liability and obligation under this Lease, all of which shall survive such re-entry, repossession or re-letting. Upon the occurrence of such re-entry or repossession, Landlord shall be entitled to the amount of the Rent, which would be payable hereunder if such re-entry or repossession had not occurred, less the net proceeds, if any, of any re-letting of the Premises after deducting all of Landlord’s expenses in connection with such re-letting, including, without limitation, all repossession costs, brokerage commissions, legal expenses,

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attorneys’ fees, expenses of employees, alteration costs and expenses of preparation for such re-letting. Tenant shall pay such amount to Landlord on the days on which the Rent due hereunder would have been payable hereunder if possession had not been retaken. In no event shall Tenant be entitled to receive, or have the benefit of, the excess, if any, of net rent collected by Landlord as a result of such re-letting over the sums payable by Tenant to Landlord hereunder.

14.2.4 If Tenant shall default in making any payment required to be made by Tenant (other than payments due to Landlord under this Lease) or shall default in performing any other obligations of Tenant under this Lease, Landlord may, but shall not be obligated to, make such payment or, on behalf of Tenant, expend such sum as may be necessary to perform such obligation. All sums so expended by Landlord with interest thereon at the Interest Rate shall be repaid by Tenant to Landlord, as Additional Rent, on demand. No such payment or expenditure by Landlord shall be deemed a waiver of Tenant’s default, nor shall it affect any other right or remedy of Landlord by reason of such default.

14.2.5 In any action or proceeding commenced by Landlord against Tenant by reason of any default hereunder and the occupation of the Premises by Tenant in breach of this Lease, if it is necessary to establish the reasonable rental value of the Premises for the period of the occupation in breach of this Lease, such rental value shall be deemed to be the greater of (a) the amount of Rent payable under this Lease for such period, and (b) the amount of Rent actually paid by Tenant for the comparable period of the preceding year, unless Landlord or Tenant shall prove the contrary by competent evidence. For purposes of this Article XIV, the Rent due for any calendar month after re-entry or repossession of the Premises by Landlord shall be deemed to be the highest average monthly Rent, including Percentage Rent and Additional Rent, which shall have been payable for any consecutive twelve-month period prior to such re-entry or repossession.

14.3 No Implied Surrender or Waiver.

The failure of Landlord to seek redress for Tenant’s default under, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which constitutes a default by Tenant, from having all the force and effect of an original default by Tenant. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of its rules and regulations against Tenant or any other tenant in the Commercial Space or the Resort shall not be deemed a waiver of any or all of such rules and regulations. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. No employees of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord, or of Landlord’s agents, shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder, shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy available to Landlord.

14.4 Indemnity.

Whenever Landlord is required to retain the services of legal counsel to enforce the fulfillment by Tenant of any of its obligations under this Lease, Tenant shall pay to Landlord as Additional Rent, on demand, in addition to and without prejudice to any legal or judicial costs otherwise payable by Tenant and regardless of whether judicial proceedings are in fact instituted, an indemnity in the amount of fifteen percent (15%) of the amount otherwise owing by Tenant to Landlord in relation to which such legal services were retained, such sum to indemnify Landlord for additional administrative and legal expenses incurred in connection with the enforced fulfillment of Tenant’s obligations hereunder. The provisions of this Section 14.4 shall not affect or amend the provisions of Section 15.15, which apply to attorneys fees awarded in legal proceedings.

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(Non-Village Company Space Lease)

14.5 Security Deposit.

Tenant shall upon execution of this Lease, deposit with Landlord the Security Deposit. Landlord shall hold the Security Deposit as security for the faithful performance by Tenant of all of the terms, obligations and conditions of this Lease, notwithstanding any imputation by Tenant to the contrary. If at any time during the Term any amount due by Tenant hereunder is not paid when due, then Landlord may, but shall not be required to, appropriate and apply the Security Deposit, or so much thereof as is necessary, to compensate Landlord for any amount then owing by Tenant, plus reasonable expenses in connection therewith, on account of any such overdue amount, the whole without prejudice to any of its other rights and remedies provided for in this Lease or by law. In such event, Tenant shall remit to Landlord a sum sufficient to restore the Security Deposit to the original sum deposited, within five (5) days after its receipt of Landlord’s written demand therefor.

The Security Deposit shall also secure and may, at Landlord’s option, be applied on account of any one or more of the following: (i) the due and punctual payment of all Rent and all other amounts of any kind whatsoever payable under this Lease by Tenant whether to Landlord or otherwise and whether or not relating to or payable in respect of the Premises, including, without limitation, any amount which would have become payable under this Lease to the date of the expiry of this Lease had this Lease not been Disclaimed (as defined below) or terminated; (ii) the prompt and complete performance of all covenants and obligations contained in this Lease on the part of Tenant to be kept, observed and performed; (iii) the due and punctual payment of all other amounts payable by Tenant to Landlord; (iv) the due and punctual payment of all amounts payable by a guarantor or indemnifier of Tenant in respect of this Lease under a guaranty agreement, if any; (v) the indemnification of Landlord in respect of any losses, costs or damages incurred by Landlord arising out of any failure by Tenant to pay any Rent or other amounts payable under this Lease or resulting from any failure by Tenant to observe or perform any of the other covenants or obligations contained in this Lease; (vi) liquidated damages in compensation for the money spent by Landlord with respect to the Premises to make them ready for Tenant’s use and occupancy; (vii) the reduction in value of the Premises as a result of Tenant’s default; (viii) the performance of any covenant or obligation which Tenant would have been obligated to perform to the date of the expiry of this Lease had this Lease not been Disclaimed or terminated; (ix) the losses or damages suffered by Landlord as a result of this Lease being Disclaimed or terminated; or (x) the repayment of the unamortized portion as of the date this Lease is Disclaimed or terminated of any allowances, inducements or other incentives paid by Landlord in conjunction with this Lease. In the event of any bankruptcy, insolvency, winding-up or other creditors’ proceeding, the Security Deposit shall be the absolute property of Landlord and shall, at Landlord’s option, be automatically appropriated and applied against the Rent and any other amounts referred to above.

If Tenant is not in default at the expiration of the Term or sooner termination of this Lease, the Security Deposit or remainder thereof will be returned to Tenant within sixty (60) days after the expiration of the Term or sooner termination of this Lease. Otherwise, Landlord may apply the Security Deposit or remainder thereof against any amounts which are then due and unpaid, without prejudice to any of its other rights and recourses. Landlord may deliver the Security Deposit to any assignee of Landlord’s interest of this Lease, the Premises or the Commercial Unit. Thereupon, Landlord will be released from any further liability with respect to the Security Deposit.

14.6 Limitation on Landlord Liability.

Landlord’s liability under this Lease shall be limited to Landlord’s interest in the Premises, including the rents, profits and proceeds therefrom, and no other assets of Landlord shall be subject to any action or proceedings for the enforcement of any right or remedy of Tenant hereunder or for the satisfaction of any obligation of Landlord to Tenant arising from this Lease.

14.7 Distress.

Notwithstanding any provision of this Lease or any provision of applicable legislation, none of the goods of Tenant on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and Tenant waives any such exemption. If Landlord makes any claim against the goods and chattels of Tenant by way of distress, this provision may be pleaded as an estoppel against Tenant in any action brought regarding the right of Landlord to levy such distress.

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(Non-Village Company Space Lease)

14.8 Survival Of Obligations.

All covenants and obligations of Tenant under this Lease which remain unfulfilled at the determination of this Lease and Landlord’s rights in respect of any failure by Tenant to perform any of its covenants or obligations under this Lease shall survive and remain in full force and effect notwithstanding the expiration or earlier termination of the Term.

ARTICLE XV

MISCELLANEOUS

15.1 Landlord - Tenant Relationship.

Nothing contained in this Lease creates any relationship between the parties other than the relationship of landlord, tenant, and if applicable, Tenant’s guarantor or indemnifier, as the case may be.

15.2 Time of Essence.

Time shall be of the essence of this Lease and of all of the agreements and obligations contained herein and Tenant shall be in default of any obligation under this Lease by the mere lapse of time for performing it. Notwithstanding the foregoing, if any party is bona fide delayed from the performance or observance of any covenant or condition on its part to be performed or observed by reason of an Unavoidable Delay, then the performance or observance of such covenant or condition shall be excused for the period of the Unavoidable Delay, on the condition that the party commences performance or observance of such covenant or condition promptly after the Unavoidable Delay ends and thereafter completes such performance or observance within the period required by this Lease. Notwithstanding the foregoing, an Unavoidable Delay shall not excuse Tenant from its obligation to pay Rent when Rent is due.

15.3 Recordation; Confidentiality.

Neither this Lease nor any memorandum of this Lease may be recorded without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. If Landlord elects to record this Lease or a memorandum of this Lease, Tenant shall execute such documents as Landlord may reasonably request to effect such recordation.

15.4 Entire Agreement; No Warranties or Representations of Landlord; Amendment.

This Lease and such rules and regulations as may be adopted and promulgated by Landlord from time to time constitute the entire agreement between Landlord and Tenant with respect to the leasing of the Premises. Tenant acknowledges that there are no promises, representations, agreements, warranties, conditions or understandings (whether oral or written, implied or expressed) between the parties other than as are expressly herein set forth. Without in any way limiting the generality of the foregoing, Tenant acknowledges that it has not relied on any representations, warranties, agreements or promises with respect to (a) the exact size of the Premises, the Commercial Unit or the Commercial Space, (b) the identity or nature of any other tenants, or the size or types of the building or other improvements which are in or which may at any time in the future be in the Commercial Unit, the Commercial Space and the Resort, (c) the terms of any other tenant’s lease, or (d) the number of guests or members of the public that will visit the Commercial Unit, the Commercial Space or the Resort. Any subsequent alteration, amendment, change or addition to this Lease shall be made in writing and executed by authorized officers/persons/agents of both Landlord and Tenant.

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(Non-Village Company Space Lease)

15.5 Notices.

Any notice to be given by any party to the other shall be given by registered or certified mail, overnight courier, telecopy, telegram or hand delivered to the address of the party to whom notice is being given as set forth in paragraph 1.1.1 of this Lease. Any notice sent by registered or certified mail will be deemed to have been received three (3) business days following the date of mailing. Any notice sent by overnight courier will be deemed to have been received one (1) business day following the date of delivery to the overnight courier. Any notice sent in any other manner stipulated in this Section 15.5 will be deemed to have been received on the day it is sent. Any party may change its address for notice by advising the other party in writing of such change, and until the other party is so advised, it will be entitled to continue sending notices to the last address it is advised of in writing.

15.6 Captions.

The captions appearing in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or any of its provisions.

15.7 Brokerage Commission.

Landlord and Tenant each represents to the other that it did not engage or deal with any broker in connection with this Lease. Each party indemnifies the other against any costs (including without limitation, reasonable attorneys’ fees), expenses, claims, commissions, and actions which arise as a result of the inaccuracy or alleged inaccuracy of the above representation.

15.8 Copper Mountain Resort Association Membership.

Tenant, at its sole cost and expense, shall obtain and maintain throughout the term of this Lease a membership in the Copper Mountain Resort Association, a Colorado nonprofit corporation, and pay any and all dues or assessments charged by such association.

15.9 Tenant’s Undertaking.

Throughout the Term, Tenant covenants that it shall comply with all applicable laws, all bylaws, rules and regulations from time to time established by the Condominium Association, the Village at Copper and POLA, as adopted from time to time, insofar as such provisions effect the Tenant as a tenant and occupier of the Premises. Tenant acknowledges that Landlord, as owner of the Premises, retains all rights, privileges and powers under the Condominium Documents, the Village Documents and the POLA Documents, including, without limitation, the right to vote and to settle, determine, resolve and pass any amendment(s) or substitution(s) to such documents from time to time, without notice to Tenant.

15.10 No Consent During Default.

Tenant acknowledges and agrees that it shall not be unreasonable for Landlord to withhold its consent, approval and/or signature in respect of any matter, instrument or document contemplated in this Lease at any time while Tenant is in default hereunder.

15.11 Interpretation.

Unless the context dictates otherwise, the singular number will include the plural; the masculine will include the feminine or neuter; and vice-versa in all cases.

15.12 Binding on Successors and Assigns.

Subject to the terms and conditions of Article IX above, and except as otherwise provided herein, this Lease shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

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15.13 Joint and Several Liability.

If Tenant consists of more than one (1) Person, each such Person shall be jointly and severally liable for all of Tenant’s obligations under this Lease.

15.14 Partial Invalidity.

If for any reason whatsoever, any term, obligation or condition of this Lease, or the application thereof to any Person or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, then such term, obligation or condition: (a) shall be deemed to be independent of the remainder of the Lease and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of the Lease or any part thereof; and (b) the remainder of the Lease not affected, impaired or invalidated will continue to be applicable and enforceable to the fullest extent permitted by law against any Person and circumstance other than those as to which it has been held or rendered invalid, unenforceable and illegal.

15.15 Attorneys’ Fees.

Notwithstanding anything to the contrary contained in this Lease, if either party institutes legal proceedings against the other with respect to the Lease, or the use, occupancy or condition of the Premises, the nonprevailing party shall pay to the prevailing party an amount equal to all attorneys’ fees and disbursements and all other costs and expenses incurred by the prevailing party in connection therewith.

15.16 Notice Concerning Radon Gas.

Radon is a naturally occurring radioactive gas that, when it has accumulated in a structure in sufficient quantities, may present health risks to persons who are exposed to it. Levels of radon that exceed Federal and State guidelines have been found in buildings in the State of Colorado. Additional information regarding radon and radon testing may be obtained from the local public health authority. Landlord makes no representation to Tenant concerning the presence or absence of radon gas in the Premises at any time or in any quantity. By executing this Lease, Tenant expressly releases Landlord from any loss, claim, liability, or damage now or hereafter arising from or relating to the presence at any time of such substances in the Premises.

15.17 No Liability for Crimes.

Landlord makes no representations or warranties with respect to crime in the area, undertakes no duty to protect against criminal acts and shall not be liable for any injury, wrongful death or property damage arising from any criminal acts.

15.18 DISCLAIMER OF WARRANTY.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE AND TENANT’S OBLIGATIONS TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

15.19 Counterparts.

This Lease may be executed in various counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

15.20 Condominium Documents, Tenant Design Guidelines, POLA Documents and Village Documents.

Tenant acknowledges that Tenant has received or has had the opportunity to review copies of the Condominium Documents, the Tenant Design Guidelines, the POLA Documents and, if applicable, the Village Documents.

15.21 Governing Law.

This Lease shall be construed and governed by the laws of the state of Colorado. Where a provision of this Lease refers to any legislation, reference will be deemed to include any replacement or amendment of the referenced legislative provision.

[SIGNATURES BEGIN ON NEXT PAGE]

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Form of Copper Mountain/Intrawest Interim

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LANDLORD:

CNL INCOME COPPER, LP, a Delaware limited partnership,

	By:	CNL Income Copper GP, LLC,
a Delaware limited liability company, its sole general partner

By:
Name:
Title:

TENANT:

,

a

By:
Name:
Title:

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Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE A

DEFINITIONS

For the purposes of this Lease, the following terms shall have the meanings given to them in this Schedule A.

“Additional Rent” means all amounts Tenant must pay to Landlord pursuant to this Lease, other than Minimum Rent and Percentage Rent.

“Area” means ____ square feet, being the area of the Premises other than the area of the limited common elements appurtenant thereto.

“Building” means the building in which the Premises are located, including common washrooms, common entrances, lobbies, stairways, elevators, loading areas, garbage areas and corridors giving access to the Premises and other rentable premises, all heating, ventilating and air conditioning equipment and all plumbing, wiring and other systems, all as may be altered, expanded, reduced or renovated from time to time.

“Commercial Space” means all of the condominium units in the Condominium, owned by Landlord, that are designated as “Commercial Condominium Units” by the Condominium Documents.

“Commercial Unit” means the commercial condominium unit located in the Condominium in which the Premises are located.

“Condominium” means the condominium known as                      Condominium.

“Condominium Association” means the                      Condominium Association, Inc., a Colorado nonprofit corporation formed in connection with the Condominium.

“Condominium Common Elements” means those areas designated as “Common Elements” of the Condominium pursuant to the Condominium Documents.

[“Condominium Documents” means, as amended, supplemented, modified or amended and restated from time to time, (a) the Declaration of Covenants, Conditions and Restrictions for the Condominium; (b) the Articles of Incorporation of the Condominium Association, (c) the Bylaws of the Condominium Association, and (d) the Rules and Regulations for the Condominium if any. [Identify specifically for each lease.]

“Environmental Laws” has the meaning given to that term in Section 6.7.

“Gross Leased Area of the Commercial Space” means approximately                      square feet, being the area of the Commercial Space.

“Gross Revenue” means gross receipts, sales and revenues of any nature and kind (including all finance charges) with respect to all business conducted at, in or from the Premises, or by personnel based on the Premises, and whether by wholesale, retail, mail, telephone, computer terminal, closed circuit television or other electronic device, or any other method whatsoever. Without limitation, Gross Revenue shall include, without duplication: (a) all amounts received for the sale, rental or lease of goods, foods, beverages, wares and merchandise in, on, at or from the Premises; (b) all amounts received for services performed in, on, at or from the Premises; (c) the amounts of all orders taken or received at the Premises, whether such orders are filled from the Premises or elsewhere; (d) the selling price of all gift certificates in, on, at or from the Premises; (e) all amounts received from mechanical, vending and other machines or devices (including, without limitation, pay telephones and coin-operated amusement devices) and all lottery and other ticket

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sales in, on, at or from the Premises; (f) all amounts recovered by Tenant under policies or other contracts of insurance or indemnity in respect of loss of Tenant’s business, sales or profits in, on, at or from the Premises arising from any fire or other peril or occurrence; and (g) all deposits given on merchandise purchased from the Premises and not refunded to the purchaser. No deduction will be allowed for uncollected or uncollectible credit accounts, and no allowance will be made for bad debts. Each sale upon an installment or credit basis shall be treated as a sale for the full price in the month in which the sale is made regardless of when payment is received (whether full or partial) from the customer.

Gross Revenue shall not include, or there will be deducted from Gross Revenue, as the case may be: (a) any sums shown separately from the price, which are collected as a direct retail sales tax imposed by any governmental authority and actually paid to the governmental authority by Tenant (but not by any vendor of Tenant); (b) any sums shown separately from the price, which are collected as the Resort Assessments, as defined by and actually paid to Landlord pursuant to Schedule H; (c) sales of merchandise for which cash has been refunded, but only to the extent of the refund, and on the condition that the selling price of such merchandise was previously included in Gross Revenue; (d) the selling price of merchandise returned by customers for exchange, on the conditions that (i) the selling price of such returned merchandise was previously included in Gross Revenue, and (ii) the selling price of merchandise delivered to the customer in exchange is included in Gross Revenue; and (e) proceeds from the sale of Tenant’s entire business, if permitted hereunder, and sales of Tenant-owned fixtures or furniture used in the conduct of business and which are not part of inventory or stock-in-trade.

“Interest Rate” means an annual rate of interest equal to ten percent (10%) above the publicly announced prime rate according to [Wells Fargo Bank, National Association.]

“Landlord” means                     , a                     , and its successors and assigns.

“Landlord’s Work” means the work Landlord has agreed to perform as set forth on Schedule D, if necessary.

“Lease” means this Lease Agreement as amended, modified or supplemented from time to time and all attached schedules and exhibits.

“Lease Year” means: (a) with respect to the calendar year in which the Occupancy Date occurs, the period beginning on the Occupancy Date and ending on December 31 of such calendar year; (b) with respect to the calendar year in which the Term expires or this Lease is otherwise terminated, the period beginning on January 1 of such calendar year and ending on the date on which the Term expires or this Lease is otherwise terminated; and (c) with respect to each other calendar year during the Term, the period beginning on January 1 and ending on December 31 of such calendar year.

“Market Rate” means amount of rent being charged by Landlord for similar space within the Resort.

“Minimum Rent” means the fixed minimum rent that Tenant must pay to Landlord pursuant to Article III.

“Natural Breakpoint” means, with respect to any period, the quotient obtained by dividing Minimum Rent payable for that period, by                      percent (    %).

“Normal Business Hours” means the days and hours normally maintained by similar businesses dealing at the Resort with the public.

“Occupancy Date” means the date of this Lease.

“Opening Date” means the date set forth in paragraph 1.1.10.

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Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

“Operating Costs” means all costs incurred by Landlord (including costs assessed by the Condominium Association, POLA and the Village at Copper, if applicable to Landlord as the owner of the Commercial Space) for the ownership, operation, management, maintenance (preventive and otherwise), repair and replacement of the Commercial Space. By way of example, but not limitation, Operating Costs includes: (a) salaries and other compensation paid to employees, independent contractors and agents of Landlord; (b) the costs of repairs and maintenance and the costs of supplies, tools, materials and equipment used therein that, under generally accepted accounting principles, would not be capitalized; (c) premiums and other charges for insurance; (d) costs of electricity, water, gas, fuel or other utilities; (e) license, permit and inspection fees; (f) accounting fees, costs and disbursements; (g) legal fees, costs and disbursements (excluding those (i) related to disputes with tenants, (ii) based on Landlord’s negligence or willful misconduct, and (iii) related to Landlord’s negotiation and enforcement of leases); (h) the annual amortization of the cost of any capital repair, replacement, or improvement made, or capital equipment; (i) interest, at the Interest Rate, on the undepreciated portion of any capital item being amortized in accordance with the terms and conditions of clause (h) above; (j) promotion and advertisement; (k) an administrative fee equal to fifteen percent (15%) of all Operating Costs, other than the administrative fee described in this clause (k); and (l) management fees.

To the extent that Landlord incurs any Operating Cost for other of Landlord’s commercial premises within the Resort in addition to the Commercial Space (such as the cost of promoting and advertising Landlord’s commercial premises within the Resort or any portion thereof), Landlord may allocate such Operating Cost among the Commercial Space and the remainder of Landlord’s commercial premises within the Resort in any reasonable manner that Landlord deems appropriate.

“Percentage Rent” means the rent based on Gross Revenue that Tenant must pay to Landlord pursuant to Articles I and III.

“Person” means any individual, firm, partnership, corporation, joint venture, corporation or any other entity.

“POLA” means the Copper Mountain Property Owners and Lessees Association, a Colorado nonprofit corporation.

“POLA Documents” means, as amended, supplemented, modified or amended and restated from time to time, (a) the Amended Copper Mountain Property Owners and Lessees Agreement recorded in the Clerk and Recorder’s Office for Summit County, Colorado at Reception No. 632789, (b) the Articles of Incorporation of the Copper Mountain Property Owners and Lessees Association, (c) the Bylaws of the Copper Mountain Property Owners and Lessees Association, if any, and (d) the Rules and Regulations of the Copper Mountain Property Owners and Lessees Association, if any.

“Premises” means the property described on Schedule B.

“Related Entity has the meaning given to that term in paragraph 9.2.1.

“Relevant Person” has the meaning given to that term in paragraph 12.1.1.

“Rent” means any Minimum Rent, Percentage Rent and Additional Rent and all other amounts payable by or on behalf of Tenant from time to time whether or not described as Rent (other than Sales Tax).

“Rent Commencement Date” means the date of this Lease.

“Resort” means the Copper Mountain Resort located in Summit County, Colorado.

“Resort Assessments” means those assessments to be paid in accordance with Schedule H.

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Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

“Resort Charge Card” means any charge card issued pursuant to the Resort Charge Card Program.

“Resort Charge Card Program” means the charge card program, if any, operated by Landlord, the Resort Owner, or the Village at Copper pursuant to which guests of the Resort may charge purchases of goods and services to their accounts with the operator of the Resort Charge Card Program, rather than paying cash.

“Resort Owner” means the owner of the Resort from time to time.

“Secured Financing” means any loan or other financing secured by a mortgage, trust deed, pledge or other security agreement affecting all or any part of Landlord’s interest in the Commercial Space.

“Secured Lender” means the creditor of any Secured Financing or any agent or trustee acting on the creditor’s behalf.

“Security Deposit” means the amount set forth in paragraph 1.1.9, deposited by Tenant with Landlord pursuant to Section 14.5.

“Subordination Agreement” has the meaning given to that term in Section 10.1.

“Taxes” means all real property taxes, surtaxes, rates, water charges, sewer charges, duties and assessments, whether municipal, school, local improvement, general or special, imposed from time to time by any Taxing Authority in respect of the Commercial Space or the real estate of which the Commercial Space is a part or upon Landlord or the owner(s) of such real estate on account of its/their interest therein. “Taxes” shall also include all costs, fees, expenses and time charges incurred by Landlord in contesting any of the same or negotiating with Taxing Authorities with respect thereto, or in doing any examinations, studies or research to determine the feasibility of contesting any of the same or negotiating with the Taxing Authorities with respect thereto (including, without limitation, all reasonable attorneys’ fees and disbursements and appraisal and other fees and charges). If the system of taxation is altered or varied from that in force at the beginning of the Term and any new tax, surtax, rate, duty or assessment is levied or imposed in substitution for or in addition to previously existing Taxes, or there shall be levied against Landlord a tax or license fee measured by gross rents, then any such new tax, surtax, rate, duty, assessment or license fee shall be included in “Taxes.”

“Taxing Authority” means any duly constituted governmental or quasi-governmental authority or condominium association, whether federal, state, municipal, local, school or other, legally empowered to impose any Taxes.

“Tenant” means the party set forth in paragraph 1.1.1(2).

“Tenant Design Guidelines” means the Copper Mountain Commercial Tenant Design Guidelines, dated July 1, 2000.

“Tenant Security” means any mortgage, deed of trust, pledge, security interest, charge or any other form of encumbrance granted by or agreed to by Tenant or any other Person (other than Landlord) with respect to its rights in this Lease, the Premises, or any property, whether real or personal, located in or forming part of the Premises, to secure in whole or in part any loan, indebtedness, authorized credit or other obligation.

“Tenant’s Proportionate Share” means the percentage calculated by dividing the Area by the Gross Leased Area of the Commercial Space; provided, however, that such percentage shall be subject to recalculation based upon modifications in the actual Area or the Gross Leased Area of the Commercial Space.

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Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

“Tenant’s Work” means all items of work, other than Landlord’s Work, that are necessary to complete the Premises for use and occupancy by Tenant for the purposes of its business, including, without limitation, all such items described as “Tenant’s Work” in Schedule D, if necessary.

“Term” means the lease period specified in paragraph 1.1.3 and includes all renewals or extensions agreed to in writing by Landlord.

“Termination Date” has the meaning given to that term in paragraph 1.1.3.

“Unavoidable Delay” means any delay occasioned by force majeure, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental rules, regulations or orders, bankruptcy of contractors or any other condition whether of the foregoing nature or not (other than the financial condition of either Landlord or Tenant, as the case may be) which is beyond the reasonable control of Landlord or Tenant, as the case may be.

“Village” means that portion of the Resort described in and made subject to the Village Documents.

“Village at Copper” means The Village at Copper Association, Inc., a Colorado nonprofit corporation.

“Village Documents” means, as amended from time to time, (a) the Declaration of Covenants, Conditions and Restrictions for The Village at Copper, recorded in the Clerk and Recorder’s Office for Summit County, Colorado at Reception No. 624808 as amended by amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper, recorded June 29, 2001 under Reception No. 656121, (b) the Articles of Incorporation of The Village at Copper Association, Inc., (c) the Bylaws of The Village at Copper Association, Inc., and (d) the Rules and Regulations for The Village at Copper Association, Inc., if any.

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Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE B

LOCATION OF THE PREMISES

(See attached)

1. The Premises: Space              in Condominium Unit          in             , consisting of approximately          square feet, the boundaries of which shall extend (i) to the exterior face of all exterior walls, doors and windows, (ii) to the exterior face of all interior walls or other partitions, doors and windows separating the Premises from any common property, (iii) to the center line of partitioning walls separating the Premises from adjoining leasable premises and (iv) from the top surface of the structural sub-floor to the underside of any structural floor slab situated immediately above the ceiling of that portion of the Commercial Unit (and for greater certainty excluding any area below the floor and above the ceiling of such Premises).

2. Sketch of the Premises: See attached sketch.

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE C

MINIMUM RENT SCHEDULE

For the period beginning on the Rent Commencement Date and ending on the last day of the Term, Tenant shall pay Minimum Rent at such rates as agreed with Landlord.

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE D

LANDLORD’S WORK AND TENANT’S WORK

I. LANDLORD’S WORK

None.

II. TENANT’S WORK

A. GENERAL TERMS AND CONDITIONS

Tenant may not commence any construction, installation or improvement at the Premises unless and until the same have been reviewed and approved by Landlord; and if Landlord conditions its approval for such improvements, Tenant shall incorporate such changes required by Landlord. Tenant must perform and complete its improvements at the Premises and all other alterations or improvements to the Premises in a good and workmanlike manner and in compliance with (a) all applicable requirements of the Lease and the Tenant Design Guidelines, (b) all applicable laws, rules, regulations, orders and other legal requirements, including without limitation The Summit County Building Code and the Americans with Disabilities Act, (c) all applicable requirements of the Village at Copper, and (d) all applicable requirements of the Condominium Association.

1. Frontage Inside Wall

Tenant is responsible for finishing inside frontage wall.

2. Floor finishing and Covering

Tenant is responsible for finishing the floor, which shall be level with the exterior walkway that abuts the Premises; provided, however, that if the floor of the Premises is not level with the adjacent walkway, Tenant shall be responsible for meeting all applicable federal, state and local handicap accessibility requirements pursuant to plans approved by Landlord in its sole discretion.

3. Store Ceiling Finish

Tenant is responsible for the construction and installation of a finished ceiling, if any. If a finished ceiling is not installed, Tenant shall paint the existing ceiling and make all other improvements thereto that Landlord deems necessary. Any ceiling installed by or for Tenant must leave adequate space and have access panels for making connections to both existing and new mechanical and electrical equipment above the ceiling.

4. Roof

Any roof penetration caused by Tenant must be repaired, at Tenant’s sole expense, by the original base building subcontractor that installed the original roof membrane for Landlord.

5. Demising Wall Finish

All wall finish (other than existing gypsum board) will be provided and installed by Tenant at its expense. If Tenant uses a public address or other sound system at the Premises, Tenant must insulate the demising walls of the Premises in order to obtain a sound transmission coefficient of fifty-three (53) or higher.

6. Interior Store Finish

Tenant is responsible for all interior finishing of the Premises, and will not use rubber or vinyl wall base in any area of the Premises that is visible to the public.

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December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

7. Tenant’s Sign

Tenant is responsible for store signage, which (i) will contain only the store’s name, (ii) will be illuminated, and (iii) will conform to Landlord’s sign criteria. All signage and methods of illumination thereof, if any, shall be subject to Landlord’s prior written approval. Tenant shall conceal all conduit running from the building to any store signage.

8. Burglar Alarm System

Tenant shall install a burglar alarm system approved by Landlord, which shall be linked to a central monitoring system, and shall not have a visible metal strip on the windows or doors.

B. THE MECHANICAL SYSTEM

1. Sprinkler System

Should Tenant or the local fire department require any change to the layout of the sprinkler system at the Premises, such changes shall be made at Tenant’s sole expense.

2. Access Panels

Tenant will provide and install all necessary access doors in the ceiling. These access points will be used for operation verification and maintenance of the mechanical and electrical equipment located above the ceiling of the Premises.

3. Ventilation: Climate Control

Tenant shall provide and install in the Premises the diffusers, distribution system, equipment and room temperature controls necessary to adequately control the climate of the premises.

C. THE ELECTRICAL SYSTEM

1. Electrical Unit

Tenant shall install an electrical meter to measure all electricity used at the Premises. Placement of the meter shall be subject to Landlord’s prior written approval.

2. Lighting

Tenant will provide and install all panels, equipment, wires, transformers and lighting fixture, and other items related to lighting of the Premises, required for Tenant’s purposes.

3. Layout Work by the Tenant

Tenant must use the electrical system at the Premises for its electrical current requirements during all of Tenant’s Work.

4. Telephone Service

Tenant is responsible for arranging for the installation of all telephone wiring at the Premises.

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December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

5. Cable Television

Tenant is responsible for arranging for the installation of all cable television wiring at the Premises.

6. Fire Alarm

Tenant shall modify, as required, the base building fire alarm system at the Premises; provided, however, that all modifications to the fire alarm system shall be done by Landlord’s contractor at Tenant’s expense.

III. APPROVALS AND PERMITS

Tenant shall apply for, obtain and pay for all applicable building, plumbing, electrical, signage and occupancy permits for all Tenant’s Work prior to opening for business at the Premises (including final approval of all of Tenant’s work). All permits must be properly displayed throughout the period of Tenant’s Work.

In order to establish a high standard of presentation and workmanship by each tenant, no Tenant Work shall commence without written approval from Landlord and receipt by the Landlord of a building permit and of all necessary required insurance coverage for all such Tenant Work.

IV. ACCREDITED PROFESSIONALS

A. Architects: Designers

Only designers accredited as such by the American Institute of Architects may be utilized for Tenant’s preliminary plans, design concept, and final working drawings.

B. Tradespeople

Tenant must utilize accredited tradespeople authorized to work in Summit County for all of Tenant’s Work.

Tenant must utilize an accredited general contractor authorized to work in Summit Country for Tenant’s Work, which must provide evidence of (i) general liability insurance in the amount of at least Two Million and No/100 Dollars ($2,000,000), and (ii) its general contractor’s license, evidenced of which must be provided to Landlord prior to commencement of Tenant’s Work.

Landlord reserves the right to disapprove of the general contractor to be utilized by Tenant for execution of Tenant’s Work. Tenant’s Work shall be approved by the Landlord at its sole discretion.

Tenant is required to utilize the base building consultants or contractors when designing systems or performing work that involves modifications to the base building.

V. TENANT’S DRAWINGS AND SPECIFICATIONS

A. Tenant shall furnish to Landlord, pursuant to the terms of its Offer to Lease, a first phase design submission of Tenant’s Work at one/quarter inch (¼”) scale or larger showing each of the following:

1. preliminary plan of the premises indicating interior design concepts;

2. plan, elevation and section of the interior and of the proposed store-front, including definitive signage information;

3. mechanical and electrical requirements;

4. location of interior partitions and type of construction to be used;

5. general layout for ceiling and lighting; and

6. all finishes.

B. Landlord shall notify Tenant either of its approval or disapproval of the Preliminary Submission. In the case of disapproval, Landlord will also advise Tenant of the reasons therefor, and may indicate any specific changes required. Tenant shall then promptly prepare and submit to the Landlord, an amended Preliminary Submission incorporating the changes requested by Landlord.

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Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

C. After the Preliminary Submission is finally accepted by Landlord, Tenant will submit to the Landlord for its review accurate and complete working drawings of all Tenant’s Work, which Final Submission will be based upon the Accepted Preliminary Submission. The Final Submission will be made by means of one (1) sepia and six (6) sets of prints, to include:

1. Drawings and interior design will include:

a) a subfloor plan (if required);

b) a floor plan;

c) the elevation of the inside walls;

d) the elevation of the frontage;

e) a reflected ceiling plan;

f) details and cross-sections;

g) sign drawings;

h) finish board; and

i) proposed schedule for all trades.

2. Drawings of mechanical installations will include:

a) diagram of the HVAC system;

b) diagram of the plumbing system; and

c) diagram of the sprinkler system.

3. Drawings of electrical installations will include:

a) a circuit and wire diagram, as well as a list of loads used;

b) a service and lighting plan;

c) details; and

d) alarm system.

D. Landlord shall notify Tenant promptly of its approval or disapproval of the Final Submission. In the case of Disapproval, Landlord shall also advise Tenant of the reasons therefor, and indicate any specific changes required. Tenant shall then promptly prepare and submit to Landlord an amended Final Submission incorporating the changes requested by Landlord.

E. Tenant acknowledges that the prompt and accurate submission of both the Preliminary Submission and the Final Submission is essential to the expeditious completion of Tenant’s Work and to enable the Premises to be open for business to the public by the Opening Date.

F. At completion of Tenant’s Work, and prior to the Tenant’s opening of business at the Premises, Tenant must provide Landlord with drawings stamped “as built”, by the mechanical, electrical and structural engineers.

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December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE E

INTENTIONALLY OMITTED

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE F

TENANT ESTOPPEL CERTIFICATE AND

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS TENANT ESTOPPEL CERTIFICATE AND SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the                      day of                                         , 2004, among                                         , a                      (“Lender”),                                         , a                                          (“Landlord”), and                                         , a                                          (“Tenant”).

Recitals

A. Landlord has agreed to sell the Property, as defined herein (the “Sale”) to                                         , a                                          (“Successor Landlord”).

B. Lender has agreed to make a loan to Successor Landlord (the “Loan”), upon certain terms and conditions.

C. The Loan shall be secured by, among other things, a deed of trust (the “Deed of Trust”) executed by Successor Landlord for the benefit of Lender, creating a first lien upon that certain tract of real property described on Schedule A attached hereto, together with the improvements constructed or to be constructed thereon (the “Property”), and such other security agreements, financing statements and assignments as Lender may require (the Deed of Trust and all such other security instruments are hereinafter collectively referred to as the “Collateral Documents”).

D. Tenant is the lessee of part of the Property (the “Demised Premises”), under and by virtue of a lease (the “Lease”) between Landlord and Tenant dated                    , a true, correct and complete copy of which is attached hereto as Exhibit A.

E. It is a condition to the Loan or the Sale that Tenant confirm certain matters relating to the Lease and that Tenant subordinate the Lease and all of Tenant’s rights thereunder to the Collateral Documents and the liens and security interests created thereby.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender, Landlord and Tenant hereby agree as follows:

1. Confirmation of Lease Terms. Tenant represents and confirms to Lender as follows:

(a)                                          is the tenant under the Lease and the Lease is presently free from defaults by both Landlord and Tenant.

(b) The Lease is in full force and effect and has not been canceled, assigned, extended or modified, except as follows (which are attached as Exhibit A):

__________________________________________

__________________________________________

__________________________________________

__________________________________________

__________________________________________

__________________________________________

__________________________________________

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December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

(c) The Demised Premises constitute approximately              square feet of rentable area.

(d) The term of the Lease commenced on                     . Tenant’s obligation to pay rent commenced on                     . The expiration date of the Lease is                     . Tenant has      (    ) option of          (    ) years to renew the Lease, as set forth in the Lease.

(e) Tenant has no rights to terminate the Lease in whole or in part prior to the expiration of the term, no rights to expand the Demised Premises and no options or rights of first refusal with respect to the Property or any portion thereof except as follows:

__________________________________________

__________________________________________

__________________________________________

(f) The Lease represents the entire agreement between Landlord and Tenant relating to the Demised Premises, and specifically, Tenant is not permitted any rent abatement, rental concession, rebate of rent, or other offset or credit against rents except as provided for in the Lease.

(g) The fixed annual minimum rent due under the Lease is $                    , payable monthly in advance on the first day of each calendar month, and the fixed rent is subject to the following increases: as shown on                      of the Lease as modified by                     .

(h) Percentage rent is payable by Tenant pursuant to              of the Lease.

(i) Tenant’s share of operating expenses/common area charges, insurance and real estate taxes is         % of                                                                                  .

(j) Fixed annual minimum rent has been paid through                                         .

(k) Tenant’s share of operating expenses/common area charges, insurance and real estate taxes has been paid through                                         .

(l) Percentage rent has been paid through                                         .

(m) Tenant will not pay rent for more than one (1) month in advance without ender’s prior written consent.

(n) No security or other deposit has been paid by Tenant with respect to the Lease except as follows:                                         .

(o) Tenant is in occupancy of the Demised Premises and is open for business. All work to be performed for Tenant under the Lease has been performed as required and has been accepted by Tenant, except as follows:

__________________________________________

__________________________________________

__________________________________________

(p) There are no actions, whether voluntary or involuntary, pending under the United States Bankruptcy Code or any similar law in which Tenant is a “debtor” or in which, if Tenant is a partnership, any general partner of Tenant is a “debtor.”

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December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

(q) As of the date hereof, Tenant is not entitled to any credits, reductions, offsets, defenses, free rent, rent concessions or abatements of rent against the payment of rent or other charges under the Lease.

(o) Tenant has not assigned or pledged the Lease or sublet any portion of the Demised Premises except as follows:

__________________________________________

__________________________________________

__________________________________________

(p) Tenant is not aware of any defaults by Landlord in Landlord’s performance of its obligations under the Lease.

(q) Tenant has paid all sales and use taxes applicable to Tenant, except those that are not currently due.

2. Subordination. The Lease and all of Tenant’s rights thereunder are, and shall at all times continue to be, subordinate to the Collateral Documents and the liens and security interests created thereby, regardless of how often or in what manner the Loan, together with the liens securing the same, and any of the Collateral Documents, may be increased, renewed, extended or modified.

3. Non-Disturbance. So long as Tenant is not in default in the performance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed, Tenant’s possession and occupancy of the Demised Premises and the Tenant’s rights and privileges under the Lease shall not be diminished or interfered with by Lender in the exercise of any of Lender’s rights under the Deed of Trust.

4. Attornment. In the event of the foreclosure of the lien of the Deed of Trust or if the Demised Premises are conveyed to Lender by deed in lieu of foreclosure, Tenant shall attorn to Lender or the purchaser upon any such conveyance or foreclosure sale and shall recognize Lender or such purchaser as the lessor under the Lease and Lender or such purchaser shall have the same rights and remedies under the Lease as Landlord. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Lender or any such purchaser: (a) any instrument or certificate which, in the reasonable judgment of Lender or such purchaser, may be necessary or appropriate to evidence such attornment, and (b) an estoppel certificate in form and substance consistent with this Agreement. Further, from and after any such attornment, Lender or such purchaser shall be bound to Tenant under all of the terms, covenants and conditions of the Lease; provided, however, that Lender or such purchaser shall not be:

(a) liable for any action or omission of, or any payment required to be made by, any prior lessor (including Landlord and Successor Landlord);

(b) bound by any rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord and Successor Landlord);

(c) liable for the return or application of any security deposits unless Landlord delivers such deposits to Lender;

(d) bound by any termination, surrender, amendment or modification of the Lease made without Lender’s written consent; or

(e) subject to any offsets or deficiencies which Tenant might be entitled to assert against any prior lessor (including Landlord and Successor Landlord).

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December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

5. Notice and Cure Rights. In the event that Tenant ever notifies Landlord or Successor Landlord of a default or claimed default by Landlord or Successor Landlord under the Lease, Tenant shall send a copy of the written notice or a written explanation of any oral notice (the “Notice”) concurrently therewith to Lender at the address set forth below and no such notice of default shall be deemed given to Landlord unless and until such notice has been delivered to Lender. Lender shall be permitted (but shall have no obligation) to remedy any such default or claimed default specified in the Notice within an equal period of time, commencing on the date lender receives or is deemed to have received such Notice, that Landlord or Successor Landlord would be permitted to remedy the same pursuant to the terms of the Lease. Notwithstanding the foregoing, Lender shall have a minimum of thirty (30) days after its receipt of the Notice to remedy the default or claimed default; provided, however, that if such default or claimed default cannot be remedied with reasonable diligence by Lender within thirty (30) days, Lender shall have such additional time as is reasonably necessary to remedy the default with reasonable diligence and continuity. Furthermore, if a default can be reasonably remedied only if Lender first obtains possession of the Property or if any default is not susceptible of cure by Lender, Lender shall have any additional time as is reasonably necessary under the circumstances to obtain possession of the Property and, if such default is susceptible of cure by Lender, to remedy the default with reasonable diligence and continuity thereafter.

6. No Diminution of Landlord’s or Successor Landlord’s Rights. Nothing contained herein is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of Landlord or Successor Landlord under the Lease in the event of default by Tenant in the performance of any of the terms, covenants or conditions of the lease on Tenant’s part to be performed.

7. Notices. Any notice required or permitted to be given hereunder shall be in writing and will be deemed given (a) upon personal delivery, (b) on the first business day after receipted delivery to a courier service which guarantees next-business-day delivery, or (c) on the third business day after mailing, by registered or certified United States mail, postage prepaid, in any case to the appropriate party at its address set forth below:

If to Lender:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

If to Landlord:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

If to Tenant:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

If to Successor Landlord:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

Any party may change such party’s address for notices or copies of notices by giving notice to the other parties in accordance with this Section.

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Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

8. Choice of Law. The validity and construction of this Agreement shall be governed by the laws of the State of                     .

9. Modifications. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns, and any purchaser or purchasers at foreclosure of the Demised Premises, and their respective heirs, personal representatives, successors and assigns.

10. Reliance. Tenant acknowledges that Lender, Successor Landlord and Landlord, their members, partners, shareholders, successors and assigns shall be entitled to rely upon Tenant’s representations set forth in this Agreement. This Agreement shall be binding upon and to the benefit of the Lender, Successor Landlord and Landlord, their members, partners, shareholders and assigns.

IN WITNESS WHEREOF, Lender, Landlord, Successor Landlord and Tenant have duly executed and delivered this Agreement as of the day and year first above written.

[SIGNATURES AND NOTARIES FOR ALL PARTIES]

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Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE A

to

TENANT ESTOPPEL CERTIFICATE AND

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

DESCRIPTION OF PROPERTY

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December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

EXHIBIT A

TO

TENANT ESTOPPEL CERTIFICATE AND

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

LEASE

See Attached

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE G

TENANT GROSS REVENUE REPORTING REQUIREMENTS

1.	Reports. Tenant shall submit to Landlord: (a) a monthly written statement setting forth the Gross Revenue for each calendar month and the Percentage Rent obligation for such month on the form Landlord provides (a “Monthly Statement”) on or before the twentieth (20) day of the succeeding month; and (b) within sixty (60) days after the expiration of each Lease Year, an annual certified statement (an “Certified Statement”) signed by Tenant and certified to be true and correct and in such detail, form and style as Landlord reasonably requires, showing the amount of Gross Revenue for each calendar month of such Lease Year and certified by independent accountants of Tenant reasonably acceptable to Landlord that: (i) they have examined the report of Gross Revenue for each calendar month of such Lease Year, (ii) their examination included a general review of Tenant’s accounting procedures and (iii) in their opinion, the report presents accurately the Gross Revenue for each calendar month of such Lease Year computed in accordance with the provisions of this Lease and generally accepted accounting principles, consistently applied. If Tenant fails to submit any Monthly Statement or Certified Statement when required to do so, or if any such statement is not in conformity with the foregoing relevant requirements, then in addition to all of Landlord’s other rights and remedies under this Lease, Tenant shall pay to Landlord, for the delay or inadequacy in performance of such obligation or obligations, a penalty equal to one hundred dollars ($100.00) per day for each day that the failure continues uncured. Tenant hereby renounces all rights to have the penalty reduced, even if the pertinent obligation referred to in this paragraph is performed in part.

2.	Controls. Tenant shall keep and shall require its assignees, subtenants, transferees and licensees, if any, to keep accurate records, data and information of and concerning Gross Revenue in respect of a Lease Year (“Controls”) on the Premises or, if approved by Landlord in writing, at Tenant’s principal place of business, for a period of not less than three (3) years following the end of such Lease Year. The Controls must be sufficient to enable a certified public accountant or professional sales auditor (“Auditor”) to accurately determine Gross Revenue, and must include, without limitation: (a) daily dated cash register tapes, including tapes from permanent and temporary registers; (b) serially numbered sales slips; (c) the originals of all mail, computer, electronic or other type of orders received at or processed through the Premises; (d) the original records of all telephone orders received at or processed through the Premises; (e) settlement report sheets of transactions with subtenants, concessionaires, licensees and other occupants of the Premises; (f) the original records showing that merchandise returned by customers was purchased at the Premises by such customers; (g) memorandum receipts or other records of merchandise taken out on approval; (h) such other sales records, if any, which would normally be examined by an auditor pursuant to accepted auditing standards in performing an audit of Gross Revenue; (i) books and records showing inventories and receipts of merchandise kept at or sold through the Premises; (j) daily bank deposit slips and monthly bank statements; (k) all income, sales and occupational tax returns; and (l) the records specified in the paragraph for subtenants, licensees and concessionaires. Tenant shall cause each transaction within the definition of Gross Revenue to be separately and overtly recorded at the time made (whether for cash or credit) in a cash register which complies with Landlord’s reasonable requirements, including, without limitation, the requirement that such register be sealed or have a nonresettable cumulative total and “overrun counter.” Landlord shall not disclose any confidential information it obtains concerning Gross Revenue, except to the extent that disclosure is reasonable in the conduct of Landlord’s business or is required by law.

3.	Examination and Audit. As the bona fide control of Gross Revenue and the due payment of Percentage Rent are essential conditions of this Lease, Landlord may have any Controls affecting the determination of Gross Revenue audited or examined by an Auditor it designates in its sole discretion (any such audit or examination is referred to in this Lease as an “Audit”). Tenant shall cooperate with the Auditor to the fullest extent requested, and shall promptly provide the Auditor with access to and copies of all Controls in Tenant’s possession or under its control. The Audit may be conducted at the Premises or at Tenant’s principal place of business. The Auditor shall use reasonable efforts not to unduly interfere with Tenant’s business operations while conducting the Audit. If the Auditor reports that the Controls it was

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Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

able to inspect were sufficient to permit an accurate determination of Gross Revenue for the period in question, and that there has been any overpayment or underpayment of Percentage Rent, then as the case may be: (a) Tenant shall pay to Landlord within ten (10) days after receiving a copy of the Auditor’s report the deficiency shown by such report, together with interest on the deficiency at the Interest Rate from the date the Certified Statement was due, without prejudice to Landlord’s other rights or remedies, or (b) Landlord shall credit any overpayment against installment(s) of Rent due under this Lease until the balance of the overpayment amount is reduced to $0.00.

If the Auditor reports that the Controls it was able to inspect were insufficient to permit an accurate determination of Gross Revenue for the period in question, or that no Controls were made available, Landlord may estimate Gross Revenue for the period based upon any Controls supplied to Landlord or the Auditor which Landlord in its sole discretion considers reliable, as well as the apparent volume of business conducted on or from the Premises. Tenant shall pay any deficiency in Percentage Rent resulting from Landlord’s estimate, together with interest at the Interest Rate from the due date of the Certified Statement, without prejudice to Landlord’s other rights or remedies. Landlord shall have the right, in addition to all other Audit, inspection and other rights of a similar nature, to place an authorized representative on the Premises during regular business hours to check and tabulate Gross Revenue.

If an Audit discloses that Gross Revenue was understated by three percent or more, or if the Auditor reports either that the Controls it was able to inspect were insufficient to accurately determine Gross Revenue or that no Controls were made available, then, without prejudice to any other rights or remedies of Landlord, Tenant shall pay to Landlord, on demand, the cost of the Audit as Additional Rent. If Tenant is obligated to pay the cost of the Audit more than once, then Tenant shall also thereafter pay, in addition to the cost of such Audits, a penalty equal to five times the amount of any deficiency in Percentage Rent determined by the Audits or by Landlord’s estimate made hereunder, as Additional Rent, without prejudice to Landlord’s other rights or remedies. Tenant hereby waives any right to have the penalty reduced, even if the obligation is performed in part.

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Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE H

RESORT ASSESSMENTS

1. Village at Copper Sales Assessment.

A. Pursuant to the Village Documents, Landlord must:

(i) pay to the Village at Copper an assessment (the “Sales Assessment”) on all sales (“Taxable Sales from the Premises”) of goods and services made from the Premises that are subject to the Colorado Emergency Retail Sales Tax Act of 1935, Colorado Revised Statutes, 1973, Title 39, Article 26, (as the same may be amended or replaced from time to time, together with all regulations promulgated thereunder, the “Colorado Sales Tax Act”);

(ii) deliver to the Village at Copper true and complete copies of all written reports, returns, statements, records and declarations including all supplements and amendments thereto that are made or provided to the State of Colorado in connection with all Taxable Sales from the Premises.

B. The current rate of the Sales Assessment is three percent (3.0%), of the amount of all Taxable Sales from the Premises.

C. If the Condominium, the Commercial Unit or the Premises is annexed into the Village, Tenant shall pay to Landlord, as Additional Rent, any and all amounts due from Landlord to the Village at Copper as a Sales Assessment with respect to all Taxable Sales from the Premises each time and at such times as Tenant is required to pay tax to the State of Colorado under the Colorado Sales Tax Act. Tenant acknowledges that prior to the time the Condominium, the Commercial Unit or the Premises is annexed into the Village, Landlord may enter into an agreement with the Village at Copper wherein Landlord agrees to voluntarily pay an assessment, surcharge or other payment to the Village at Copper, which may be based upon Taxable Sales from the Premises, and Tenant agrees to pay to Landlord, as Additional Rent, all amounts due from Landlord to the Village at Copper in connection therewith.

D. Tenant shall deliver to Landlord and to the Village at Copper, as Landlord directs, true and complete copies of all reports that are made or provided to the State of Colorado in connection with Taxable Sales from the Premises each time and at such times as Tenant is required to deliver the same to the State of Colorado under the Colorado Sales Tax Act.

2. Village at Copper Recreation Assessment.

A. Pursuant to the Village Documents, Landlord must:

(i) pay to the Village at Copper an assessment (the “Recreation Assessment”) on all gross receipts, whether in the form of cash, check, credit or charge (“Recreation Income”), from:

(a) the operation of any (A) athletic facility, such as any aquatic, golf, tennis, gym, spa, exercise, hiking, biking, skiing, skating, snowshoeing or equestrian facility, or (B) other recreational facility, such as a movie theater or a performing arts theater, within the Premises;

(b) the lease of any athletic or other recreational equipment from the Premises, if not covered by the Sales Assessment; and

(c) the sale of lessons, instructions or guide services relating to any athletic or other recreational activities from the Premises; and upon request, deliver to the Village at Copper true and complete copies of all records regarding Recreation Income from operations within the Premises.

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December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

B. The current rate of the Recreation Assessment is two and three-tenths percent (2.3%) percent of all Recreation Income.

C. If the Condominium, the Commercial Unit or the Premises is annexed into the Village, Tenant shall pay to Landlord, as Additional Rent, any and all amounts due from Landlord to the Village at Copper as a Recreation Assessment with respect to all Recreation Income generated at the Premises. Tenant acknowledges that prior to the time the Condominium, the Commercial Unit or the Premises is annexed into the Village, Landlord may enter into an agreement with the Village at Copper wherein Landlord agrees to voluntarily pay an assessment, surcharge or other payment to the Village at Copper, which may be based upon Recreation Income from the Premises, and Tenant agrees to pay to Landlord, as Additional Rent, all amounts due from Landlord to the Village at Copper in Connection therewith. Tenant shall pay all such Additional Rent to Landlord on or before the twentieth day of each calendar month for Recreation Income received during the preceding month.

D. Tenant shall deliver to Landlord and to the Village at Copper, as Landlord directs, true and complete copies of all reports regarding Recreation Income from the Premises that the Village at Copper requires from Landlord.

3. Village at Copper Annual Real Estate Assessments.

A. Pursuant to the Village Documents, Landlord must:

(i) Pay to the Village at Copper an annual assessment (the “Annual Real Estate Assessment”) in an amount equal to the product obtained by multiplying (a) the Area of such Commercial Space by (b) the Annual Commercial Real Estate Assessment Rate (as defined in the Village Documents) by (c) the Zone Ratio (as defined in the Village Documents) applicable to each such Commercial Space.

(ii) If the Condominium, the Commercial Unit or the Premises is annexed into the Village, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to the Village at Copper as an Annual Real Estate Assessment. The Landlord shall give Tenant written notice of the amount of the Annual Real Estate Assessment and the same shall become due and payable the earlier of (i) fifteen (15) days after such notice shall have been given or (ii) June 15 of each year.

4. Condominium Assessments.

A. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to the Condominium Association as assessments under the Condominium Documents.

5. POLA Assessments.

A. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to POLA, as assessments under in the POLA Documents.

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE I

TENANT INSURANCE REQUIREMENTS

1.1 Tenant’s Insurance.

1.1.1. Tenant shall maintain throughout the Term, at Tenant’s expense, the following insurance, in the amounts specified below or such other amounts as Landlord from time to time reasonably requests: (a) public liability and property damage insurance, with limits of at least One Million and No/100 Dollars ($1,000,000) for death or injury to one person, Three Million and No/100 Dollars ($3,000,000) for death or injury to more than one person per occurrence and Five Hundred Thousand and No/100 Dollars ($500,000) for property damage per accident or occurrence, which public liability and property damage insurance shall include premises operations, personal injury, employers’ blanket contractual liability, products/completed operations hazard, broad form property damage and independent contractors coverages and provisions for cross-liability and severability of interest; (b) property insurance covering (i) all of Tenant’s leasehold improvements (including Tenant’s Work), trade fixtures, and other personal property from time to time in, on or upon the Premises, and (ii) those portions of the Premises that do not constitute general common elements of the Condominium (including, without limitation, interior demising walls), in an amount not less than the full replacement cost thereof, without deduction for depreciation, providing protection against any peril included within the classification “all risks” insurance, which insurance may be subject to a deductible of not more than three percent of the replacement cost of the property insured, and, except with respect to Tenant’s trade fixtures and other personal property, must contain the standard mortgage clause of any Secured Lender; (c) business interruption and use and occupancy insurance on a profits form with coverage equal to 100 percent of anticipated net profits and insured standing charges for at least one year; and (d) any additional insurance that Landlord or a Secured Lender may reasonably require from time to time. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed, unless this Lease shall cease and terminate hereunder or Landlord consents in writing to another use.

1.1.2. All policies of public liability and property damage insurance maintained by Tenant under this Lease shall name Landlord, each Secured Lender, the Village at Copper, if applicable, and such other Persons as Landlord specifies from time to time as additional insureds as their interests may appear. Executed copies of such policies or certificates thereof shall be delivered to Landlord prior to Tenant’s occupancy of the Premises and thereafter at least thirty days prior to the expiration of the term of each such policy or at such other times as Landlord reasonably requests. Such certificate shall state that Landlord, each secured lender and each Condominium Association are additional insured and the coverage provided by Tenant’s insurer is primary to any and all insurance placed by or on behalf of such additional insureds. All public liability and property damage policies shall contain a provision that Landlord and the other additional insureds, although named as insured, shall nevertheless be entitled to recover under such policies for any loss occasioned to any of them, their servants, agents, members and employees by reason of the negligence or willful misconduct of Tenant.

1.1.3. Tenant shall maintain the insurance policies it is required to maintain under this Schedule with insurance companies and on forms reasonably acceptable to Landlord and any Secured Lender. The policies shall require at least thirty days written notice sent by registered or certified mail to Landlord before any cancellation or material change that reduces or restricts the insurance. Each policy of insurance maintained by Tenant is to be primary, non-contributing with, and not in excess of any other insurance available to Landlord, the Village at Copper, if applicable, or any Secured Lender.

1.1.4. Tenant shall not at any time carry any stock of goods, or do or suffer or permit anything to be done in or about the Premises that is hazardous or that in any manner will violate, suspend, void, make inoperative or tend to increase the rate of any policies of insurance of any kind at any time carried by Landlord, the Resort Owner, the Condominium Association or the Village at Copper, if applicable, upon the Premises, the Commercial Unit, the Commercial Space, the Condominium or the Resort and the fixtures and property therein. Any increase in the cost of any insurance carried by Landlord, the Resort Owner, the Condominium Association or the Village at Copper, if applicable, that is attributable to Tenant’s activities in or about the Premises or Tenant’s failure to perform and observe its obligations and covenants under this Lease shall be borne by Tenant and payable to Landlord from time

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

to time, as Additional Rent, or to the Resort Owner, the Condominium Association, or the Village at Copper, as the case may be, on demand, regardless of whether Landlord shall have consented to such activities. Tenant, at its expense, shall comply with all rules, orders, regulations and requirements of the insurance underwriters having jurisdiction over the Premises, the Commercial Unit, the Commercial Space, the Condominium, the Village or the Resort.

1.1.5. Tenant shall promptly comply, at its expense, with all requests of insurers or any insurance advisory body regarding the Premises or Tenant’s use of other portions of the Commercial Unit, the Commercial Space, the Condominium or the Resort. Tenant shall rectify, to Landlord’s reasonable satisfaction, within the time period given by Landlord to do so, any situation within the Premises which causes or may cause any insurance policy affecting the Premises, the Commercial Unit, the Commercial Space, the Condominium or the Resort to be canceled, failing which Landlord may terminate this Lease by giving written notice to Tenant, without prejudice to Landlord’s other rights or remedies.

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE J

PERMITTED USE AND MERCHANDISE LIST

1. Use. Tenant shall use the Premise for such use as agreed with Landlord.

2. Merchandise.

If not provided herewith and attached hereto, Tenant shall provide to Landlord, as soon as available, a merchandise list or menu, as applicable, which must be approved by Landlord in writing prior to the Opening Date.

3. Exclusive Use Rights.

None.

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE K

FORM OF MEMORANDUM OF LEASE

Recording requested by and When recorded return to:

____________________

____________________

____________________

(Space above this line for Recorder’s Use)

MEMORANDUM OF LEASE

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS,                                     , a                                         , is the tenant (“Tenant”) under that certain lease dated                                                                                  , as more particularly described in Exhibit A annexed hereto and made a part hereof (as the same has been and may hereafter be amended, modified or assigned, the “Lease”); and

WHEREAS,                                                                                  , a                                                                                   (“Landlord”), fee owner of the property described in Exhibit B annexed hereto (the “Premises”), presently leases, rents and demises unto Tenant the Premises TO HAVE AND TO HOLD upon Tenant’s paying the Rent and other charges provided for and observing the covenants and conditions set forth in the Lease, for a term of                      (    ) years, commencing on                                          with                      (    )              (    ) year renewal options.

NOW, THEREFORE, this Memorandum of Lease is executed by the undersigned parties with the intention that the same shall be filed for the record in the Office of the Clerk and Recorder of the County of Summit, State of Colorado, to give notice of the existence of Tenant’s leasehold estate under the Lease in and to the Premises.

IN WITNESS WHEREOF, the undersigned parties have each caused this Memorandum of Lease to be executed as of the          day of             , 200    .

LANDLORD	TENANT

__________________________________________________	__________________________________________________

a ________________________________________________	a ________________________________________________

By:	By:
Title:	Title:
Dated:	Dated:

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

STATE OF	)
)ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this          day of                           by                                          as                                          of                                         , a                                         .

Witness my hand and official seal.

Notary Public

My commission expires

[SEAL]

STATE OF	)
)ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this          day of                           by                                          as                                          of                                         , a                                         .

Witness my hand and official seal.

Notary Public

My commission expires

[SEAL]

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

EXHIBIT A

TO

MEMORANDUM OF LEASE

Lease Description

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

EXHIBIT B

TO

MEMORANDUM OF LEASE

Legal Description

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE L

ADDITIONAL PROVISIONS TO LEASE AGREEMENT BETWEEN

                                                         ., AS LANDLORD AND

                                                                         , AS TENANT

[This Schedule is used to make any changes to the text of the Lease]

NONE.

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

SCHEDULE M

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of                     , is by and between                                          (“Guarantor”) and                                         , a                               (“Landlord”).

RECITALS

WHEREAS, Landlord and                                          doing business as                                          (“Tenant”), have entered into the lease (as from time to time modified, supplemented, amended, restated, replaced, renewed, extended, transferred or assigned, being collectively the “Lease”) described in Exhibit A hereto in respect of certain premises (the “Leased Premises”) located at the Copper Mountain Resort more particularly described in Exhibit A hereto; and

WHEREAS, Tenant is [NOTE – insert relationship of Tenant to Guarantor.]

GUARANTY

NOW THEREFORE, In consideration of the sum of Ten Dollars ($10.00), Landlord entering into the Lease with Tenant and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Guarantor) the parties hereto covenant and agree as follows:

1. Guarantor unconditionally, absolutely and irrevocably covenants and agrees in favour of Landlord to (a) make the due and punctual payment in accordance with the provisions of the Lease of all rent and other amounts and charges expressed to be payable under the Lease from time to time (collectively, the “Rent”) during the term contemplated by the Lease and any renewals or extensions of such term and any overholding under the Lease or other possession or control of the Leased Premises by Tenant or pursuant to the Lease (collectively, the “Term”), (b) see to or effect the prompt and complete performance of each of the terms, agreements, covenants, obligations, conditions and provisions in the Lease on the part of Tenant to be observed or performed from time to time during the Term, and (c) indemnify and save harmless Landlord from any loss, cost, expense or damage arising out of any failure (including, without limitation, any failure caused by or resulting from an Event (as such term is defined in paragraph 6)) by Tenant to pay any Rent or resulting from any failure (including, without limitation, any failure caused by or resulting from an Event) by Tenant or Guarantor to observe or perform any of the terms, agreements, covenants, obligations, conditions or provisions contained in the Lease from time to time (items (a), (b) and (c) being individually a “Lease Obligation” and collectively, the “Lease Obligations”).

2. Guarantor also covenants and agrees to pay to Landlord such further amounts as are sufficient to cover the costs and expenses actually incurred by Landlord in collecting any unpaid Rent, or enforcing any unperformed Lease Obligation, or of otherwise enforcing this Guaranty, including without limitation, reasonable attorneys’ fees and disbursements.

3. The terms, agreements, covenants, conditions, obligations and duties of Guarantor under this Guaranty from time to time will in no way be affected or impaired by reason of the happening from time to time of any of the following, although without notice to or the consent of Guarantor:

(a) the waiver by Landlord from time to time of the performance or observance by Tenant of any of the Lease Obligations;

(b) the waiver by Landlord from time to time of the performance or observance by Guarantor of any of the terms, agreements, covenants, conditions, obligations or provisions contained in this Guaranty, or the failure, omission or delay on the part of Landlord from time to time to enforce, assert or exercise any right, power or remedy conferred on or available to Landlord hereunder;

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December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

(c) the extension, in whole or in part, of the time for payment by Tenant of any Rent;

(d) any assignment of the Lease or subletting or parting with possession or control of the Leased Premises or any part thereof by Tenant or any consent which Landlord may or may not give to any such assignment or sublease or parting with possession or control (each being a “Transfer”);

(e) any amendment, modification, supplement, extension, renewal, restatement, replacement, Transfer or overholding of the Lease or the Leased Premises, as the case may be;

(f) any failure, omission or delay on the part of Landlord to enforce, assert or exercise any right, power or remedy conferred on or available to Landlord in or by the Lease or any settlement by Landlord with Tenant of any claim with respect to the Lease;

(g) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, conservatorship, judgment, consolidation, custodianship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, or in respect of, Tenant or any of its assets (each being a “Change”);

(h) the inability of Landlord from time to time to enforce the Lease or any of the Lease Obligations for any reason including, without limitation, if such inability is due to any default under, or invalidity or unenforceability in whole or in part of, the Lease or due to any other circumstances which might give rise to a defense available to, or a release and/or discharge of, Tenant;

(i) any change in the relationship between Tenant and Guarantor;

(j) the inability of Tenant to perform, or the release or discharge of Tenant from the performance of, any Lease Obligation by reason of any law, regulation, decree or otherwise, now or hereafter in effect;

(k) any action or inaction by Landlord which results in any impairment or destruction of rights or remedies of Guarantor to proceed against Tenant for reimbursement or otherwise; or

(l) in the event of a disaffirmance, repudiation, disclaimer, surrender, rejection or termination of the Lease prior to the expiration of the Term, (i) the failure of Landlord to relet or repossess the Leased Premises or to make any effort to do so or (ii) any reletting of the Leased Premises by Landlord at a rate or on terms acceptable to Landlord in its sole and absolute discretion.

4. Guarantor waives notice of the acceptance of this Guaranty, notice of non-performance, non-payment, and non-observance on the part of Tenant of any term or condition of the Lease, and any other notice required to be given under applicable law.

5. In the event of a default under the Lease or under this Guaranty, Guarantor waives any right of Guarantor to require Landlord to:

(a) proceed against Tenant or any other person (including any guarantor or other Guarantor or recipient of a Transfer with respect to the Lease) or pursue any rights or remedies with respect to the Lease;

(b) proceed against or exhaust any security of Tenant or any other person (including any guarantor or other Guarantor or recipient of a Transfer with respect to the Lease) held by Landlord with respect to the Lease; or

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December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

(c) relet or repossess the Leased Premises; or

(d) pursue any other right or remedy whatsoever.

6. Without limiting the generality of paragraph 3 or any other provision hereof, the liability of Guarantor under this Guaranty will not be deemed to have been released, discharged, impaired or affected in any way by reason of (a) any Change, (b) the release or discharge of Tenant in any receivership, bankruptcy, winding-up, liquidation or other creditors’ proceeding, (c) the rejection, disaffirmance, disclaimer, surrender, termination, unenforceability or repudiation of the Lease including, without limitation, pursuant to bankruptcy law or otherwise or in any other proceeding, (d) the termination of the Lease by operation of law for any reason whatsoever, or (e) any Transfer of the Leased Premises or the Lease or any repossession and reletting of the Leased Premises in whole or in part by Landlord on its own behalf or on behalf of Tenant (each of items (a) to (e) being an “Event”). Notwithstanding the occurrence of any Event this Guaranty will continue with respect to the periods prior thereto and thereafter, for and with respect to the Term, as if no Event had occurred; provided that the net payments received by Landlord after deducting all costs and expenses of repossessing and reletting the Leased Premises will be credited from time to time by Landlord to reduce the liability of Guarantor hereunder, and Guarantor will pay any balance owing to Landlord from time to time immediately upon receipt of notice of the amount of such balance.

7. No action or proceeding commenced under the Lease or this Guaranty and no recovery pursuant hereto will be a bar or defense to any further action or proceeding which may be brought under this Guaranty by reason of any further default in respect of the payment of any Rent or the performance of any Lease Obligation.

8. If an Event occurs (other than a surrender of the Lease voluntarily accepted by Landlord in writing in Landlord’s sole and absolute discretion), then, at the option of Landlord (in Landlord’s sole and absolute discretion), Guarantor covenants and agrees to lease the Leased Premises from Landlord on the terms, agreements, covenants, conditions, obligations and provisions of the Lease for the residue of the Term (as if no Event had occurred) in an “as is where is” condition without any representations or warranties by Landlord. In such event, the execution and delivery of this Guaranty will be treated as execution and delivery by Guarantor as tenant of a lease of the Leased Premises on the terms and conditions of the Lease for a term equal in duration to the residue of the Term (as if no Event had occurred) in an “as is where is” condition without any representations or warranties by Landlord and it will not be necessary for a further lease document to be executed and delivered by Guarantor (although Landlord may require such a lease document to be executed and delivered and Guarantor will promptly do so upon request by Landlord). Guarantor will accept such lease and will pay rent and observe and perform the terms, agreements, covenants, conditions, obligations and provisions of such lease. Guarantor will do all such acts and things and execute and deliver all such documents as Landlord may reasonably require to give effect to this provision.

9. Until the Lease Obligations are fully satisfied, Guarantor hereby forever waives any and all rights of indemnity, reimbursement, contribution or subrogation which Guarantor may now or hereafter have against Tenant. Landlord is entitled to specific performance of Guarantor’s obligations under the provisions of this Guaranty including, but not limited to, the provisions of this paragraph.

10. If either Tenant or Guarantor makes any payment to Landlord pursuant to the Lease or this Guaranty, as the case may be, which is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Tenant or Guarantor, as the case may be, or its trustee, receiver or any other person, under any applicable bankruptcy law, provincial or federal law, common law or equitable cause, this Guaranty will continue to apply with respect to the amount so invalidated, declared to be fraudulent or preferential, set aside or required to be repaid, all as though such amount had not been paid to Landlord.

11. Guarantor makes the following representations and warranties as of the date hereof:

(a) Guarantor is duly incorporated, validly existing and in good standing under the laws of                     ;

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December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

(b) Guarantor has the power to enter into and perform its covenants, terms, conditions, agreements and obligations under this Guaranty;

(c) the execution, delivery and performance of this Guaranty by Guarantor has been duly authorized by all necessary corporate action;

(d) the execution, delivery and performance of this Guaranty by Guarantor does not contravene (i) any existing law or any legal order applicable to, or license or permit granted to, Guarantor, (ii) any agreement or instrument to which Guarantor is a party or to which it or any of its assets is subject, or (iii) any provision of Guarantor’s constating documents;

(e) Guarantor (i) is not, and will not as a result of the execution and delivery of this Guaranty, be rendered insolvent, or (ii) does not intend to incur, or believe that it is incurring, pursuant to this Guaranty obligations beyond its ability to pay;

(f) this Guaranty constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms;

(g) no approval of any governmental entity is required for the execution, delivery and performance by Guarantor of this Guaranty;

(h) there are no conditions to the effectiveness of this Guaranty that have not been satisfied or waived; and

(i) Guarantor has a material economic interest in Tenant and the execution of the Lease by Tenant will benefit Guarantor.

12. All notices required or permitted by this Guaranty shall be in writing and shall be hand delivered or sent by recognized overnight courier (such as Federal Express) or by facsimile transmission, addressed as follows:

If to Guarantor:

If to Landlord:

or to such other address as shall, from time to time, be supplied in writing by such party in accordance with this provision. Any such notice shall be deemed given upon the earlier of receipt by the addressee, if delivered by hand or courier (or if attempted delivery is refused by the intended recipient thereof), or on the day given, if sent by facsimile transmission, provided that the party making such delivery receives an electronic confirmation setting forth the proper fax number receiving such facsimile transmission and that the entire transmission has been properly received by the addressee without communication error.

13. GUARANTOR AND LANDLORD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY IN RESPECT HEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

14. No modification of this Guaranty will be effective unless it is in writing and signed by both Guarantor and Landlord.

15. The benefit of this Guaranty may be assigned by Landlord to any subsequent owner, transferee and/or lessee of the Leased Premises to which the Lease is assigned or transferred or to which Landlord grants a lease of Landlord’s interest in the Leased Premises as well as to any transferee of Landlord’s interest in the Lease by way of security.

16. This Guaranty will be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado.

17. This Guaranty will be binding upon and inure to the benefit of the successors and assigns of Landlord and Guarantor.

18. If any part of this Guaranty, or the application thereof to any person or in any circumstance, is to any extent held or rendered invalid, unenforceable or illegal, such part (a) will be independent of the remainder of this Guaranty and will be severable from it, and its invalidity, unenforceability or illegality will not affect, impair or invalidate the remainder of this Guaranty, and (b) will continue to be applicable to, and enforceable to the fullest extent permitted by law against, any person and in any circumstance except those as to which it has been held or rendered invalid, unenforceable or illegal.

19. Guarantor covenants and agrees to execute such further assurances and do such further acts and things in order to give effect to the intent of this Guaranty as Landlord may reasonably require from time to time. Without limiting the generality of the foregoing, Guarantor will forthwith upon demand by Landlord from time to time execute and deliver to Landlord a confirmation to the effect that notwithstanding any amendment, modification, supplement, restatement, replacement, renewal, extension or Transfer of the Lease, this Guaranty remains enforceable and in full force and effect; provided that the failure of Landlord to require Guarantor to execute any such confirmation or the failure of Guarantor to do so upon demand by Landlord will not reduce Guarantor’s covenants or obligations hereunder or the enforceability of this Guaranty.

IN WITNESS WHEREOF this Guaranty has been executed by the parties hereto on the date first above written.

GUARANTOR:

LANDLORD:

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JCFKK Document

December 6, 2004

Form of Copper Mountain/Intrawest Interim

(Non-Village Company Space Lease)

EXHIBIT A

Description of Lease and Leased Premises

M-6

Exhibit B-1

Intrawest Interim Lease Spaces

(See Attached)

EXHIBIT B-1

INTERIM LEASE SPACES AT COPPER MOUNTAIN

BLDG NAME	COMMERCIAL RETAIL UNIT
Copper One Lodge
NONE
Mill Club
B-1 B-2
Taylors Crossing
C-1
C-2
C-3
Tucker Mountain Lodge
NONE
Passage Point
NONE
The Lake District
MC 3/4
W-1
W-5
West Lake Lodge
NONE
Village Square
VS 102A
VS 109
VS 110
VS 117
Mountain Plaza
NONE
Copper Junction
NONE

Exhibit C

Form of Intrawest Leases (Village and Non-Village)

(See Attached)

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

Commercial Unit #

Space #

LEASE AGREEMENT

BETWEEN

CNL INCOME COPPER, LP

AS LANDLORD,

AND

AS TENANT

AT

COPPER MOUNTAIN RESORT

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

i

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

11.5	Signage.	13
11.6	Return of the Premises; Holdover.	14
ARTICLE XII LIABILITY		14
12.1	Limitations on Landlord’s Liabilities.	14
12.2	Limitation on Tenant’s Liabilities.	15
ARTICLE XIII DAMAGE OR DESTRUCTION AND EMINENT DOMAIN		15
13.1	Damage or Destruction of Premises.	15
13.2	Damage or Destruction of the Condominium.	16
13.3	Eminent Domain.	16
ARTICLE XIV DEFAULT, REMEDIES AND SECURITY		17
14.1	Default.	17
14.2	Remedies.	18
14.3	No Implied Surrender or Waiver.	19
14.4	Indemnity.	19
14.5	Security Deposit.	20
14.6	Limitation on Landlord Liability.	20
14.7	Distress.	20
14.8	Survival Of Obligations.	21
ARTICLE XV MISCELLANEOUS		21
15.1	Landlord - Tenant Relationship.	21
15.2	Time of Essence.	21
15.3	Recordation; Confidentiality.	21
15.4	Entire Agreement; No Warranties or Representations of Landlord; Amendment.	21
15.5	Notices.	22
15.6	Captions.	22
15.7	Brokerage Commission.	22
15.8	Copper Mountain Resort Association Membership.	22
15.9	Tenant’s Undertaking.	22
15.10	No Consent During Default.	22
15.11	Interpretation.	22
15.12	Binding on Successors and Assigns.	22
15.13	Joint and Several Liability.	23
15.14	Partial Invalidity.	23
15.15	Attorneys’ Fees.	23
15.16	Notice Concerning Radon Gas.	23
15.17	No Liability for Crimes.	23
15.18	DISCLAIMER OF WARRANTY.	23
15.19	Counterparts.	23
15.20	Condominium Documents, Tenant Design Guidelines, POLA Documents and Village Documents.	24
15.21	Governing Law.	24

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Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

LIST OF SCHEDULES AND EXHIBITS

Schedule A - Definitions

Schedule B - Location of The Premises

Schedule C - Minimum Rent Schedule

Schedule D - Landlord’s Work and Tenant’s Work

Schedule E – Intentionally Omitted

Schedule F - Tenant Estoppel Certificate and Subordination, Non-Disturbance and Attornment Agreement

Schedule G - Tenant Gross Revenue Reporting Requirements

Schedule H - Resort Assessments

Schedule I - Tenant Insurance Requirements

Schedule J - Permitted Use and Merchandise List

Schedule K – Memorandum of Lease

Schedule L – Additional Provisions to Lease Between                         , as Landlord and                         , as Tenant

Schedule M – Guaranty

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JCFKK Document

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Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

LEASE AGREEMENT

THIS LEASE AGREEMENT is entered into this              day of                     , 20    , by CNL Income Copper, LP, a Delaware limited partnership, as Landlord, and                                         , a                                         , as Tenant. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Schedule A.

For and in consideration of the covenants and agreements given below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

ARTICLE I

BASIC LEASE PROVISIONS

1.1 Basic Provisions, Leasing and Triple Net Lease.

The following are certain basic lease provisions which are part of and are referred to in subsequent provisions of this Lease:

1.1.1 Parties and Addresses for Purposes of Notice:

(1)	Landlord:	______________________________
______________________________
Attention:______________________
Telephone No.:__________________
Facsimile No.:___________________

(2)	Tenant:	______________________________
______________________________
______________________________
Attention:______________________
Telephone No.:__________________
Facsimile No.:___________________

1.1.2 Premises. See Schedule B.

1.1.3 Term. The term of this Lease (the “Term”) shall be [fifteen(15)/twenty (20)] years, commencing on the Occupancy Date and expiring on                          (the “Termination Date”), unless sooner terminated by law or pursuant to the terms and conditions of this Lease.

1.1.4 Renewal Option.

1.1.4.1 Tenant shall have the option to extend the initial Term of this Lease for [two (2)/four (4)] additional periods of [five (5)/ten (10)] years (each such option is referred to herein as the “Renewal Option” and each such period as the “Renewal Option Period”). Tenant’s ability to exercise the Renewal Option is subject to the terms set forth in paragraph 1.1.4.2. For greater certainty, Tenant does not have more than                  Renewal Options in total.

1.1.4.2 Each Renewal Option, if exercised, shall commence the day immediately following the expiration of the Term or previous Renewal Option Period, as applicable. Tenant’s ability to exercise each Renewal Option shall be subject to the following conditions: (a) Tenant shall deliver to Landlord written notice of its election to extend this Lease on or before one hundred eighty (180) days prior to the expiration of the Term or of the previous Renewal Option Period, as applicable; (b) Tenant shall not then be in default of the Lease and shall not

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Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

have been previously in default hereunder on more than three separate occasions; and (c) if deemed necessary in the sole and absolute discretion of Landlord, Tenant shall, prior to commencement of each Renewal Option Period, have completed a full renovation of the Premises pursuant to plans submitted to Landlord together with Tenant’s notice of its election to extend this Lease and approved by Landlord. Annual Minimum Rent for each year of the Renewal Option Period shall be the greater of: (a) the prevailing Market Rate for comparable space, or (b) 104% of the Minimum Rent applicable for the last Lease Year of the preceding Term or Renewal Option Period, as applicable. Tenant shall pay Percentage Rent (payable as set forth in Section 3.6 of this Lease) for each month of the Renewal Option Period in an amount equal to the product obtained by multiplying (x) all Gross Revenue for such period in excess of the Natural Breakpoint for such month by (y) [            ] percent [(            %)].

1.1.5 Minimum Rent. No Minimum Rent shall be payable until the Rent Commencement Date. From and after the Rent Commencement Date, Tenant shall pay Minimum Rent in those amounts set forth on Schedule C.

1.1.6 Percentage Rent. From and after the Rent Commencement Date, through the Termination Date, Tenant shall pay monthly Percentage Rent in an amount equal to the product obtained by multiplying (a) all Gross Revenue in excess of the Natural Breakpoint for each such monthly period by (b)              percent (        %).

1.1.7 Resort Assessments. Tenant shall pay Resort Assessments in accordance with Schedule H.

1.1.8 Permitted Use and Trade Name. Tenant shall use the Premises only for the use described on Schedule J and may offer for sale only those items listed on Schedule J. Tenant may not use the Premises for any other use, nor offer for sale any other merchandise without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant may operate its business at the Premises only under a name permitted by Landlord.

1.1.9 Security Deposit. Tenant shall deposit with Landlord the sum of $                 as security for the full and faithful performance of every provision of this Lease. [NOTE –insert “market” security deposit] Landlord reserves the right to increase the Security Deposit during the term of this Lease in proportion to any increases in the annual Minimum Rent payable by Tenant hereunder.

1.1.10 Opening Date. The Opening Date shall be the date of this Lease.

1.1.11 Leasing. Subject to the terms and conditions of this Lease: (a) Landlord hereby leases the Premises to Tenant; and (b) Tenant hereby leases the Premises from Landlord.

1.1.12 Triple Net Lease. This Lease is a triple net lease. Except as expressly stipulated in this Lease, Landlord will not be liable to contribute to any costs regarding the Premises or the Commercial Unit.

1.1.13 Insurance Obligations. Tenant shall obtain such insurance and comply with all obligations as set forth on Schedule I.

1.1.14 Guaranty. Tenant shall provide a guaranty agreement from the parent corporation or owner of Tenant or such other Person as Landlord may require as guarantor in favor of Landlord for Tenant’s obligations hereunder. Such guaranty agreement will be in the form attached hereto as Schedule M.

ARTICLE II

CONSTRUCTION AND DELIVERY OF THE PREMISES

2.1 Delivery and Acceptance of the Premises.

Tenant accepts the condition of the Premises as of the date hereof in an “as is where is” condition in all respects without any representations or warranties of any kind from Landlord as to the condition of the Premises, and acknowledges and agrees that the Rent Commencement Date shall be the date hereof.

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2.2 Tenant’s Work Prior to Rent Commencement Date.

Landlord and Tenant acknowledge and agree that there is no Tenant’s Work to be completed prior to the Rent Commencement Date, and that the Rent Commencement Date and the Opening Date shall be and be deemed to be the date hereof for all purposes of this Lease.

2.3 Leasehold Improvements.

Tenant may not commence the construction or installation of Tenant’s Work or any other alteration or improvements to the Premises, unless and until plans and specifications detailing the Tenant’s work have been reviewed and approved by Landlord. In that regard, Tenant shall submit to Landlord its plans therefor in accordance with the Tenant Design Guidelines. Tenant shall ensure that the Premises comply and continue to comply at all times during the Term with the Tenant Design Guidelines, and Tenant acknowledges and agrees that Landlord shall have, without limitation, all rights set out in the Tenant Design Guidelines with respect to matters addressed in the Tenant Design Guidelines. Landlord may: (a) grant or withhold such approval; or (b) condition such approval on certain revisions or other requirements. If Landlord conditions its approval on a revision or other requirement, Tenant shall incorporate the revision or other requirement in its leasehold improvements. Tenant must perform and complete Tenant’s Work and all other alterations or improvements to the Premises in a good and workmanlike manner without damage to the Premises or any other part of the Commercial Unit, the Commercial Space, the Building or the Condominium, and in compliance with all applicable requirements of: (a) this Lease, including, without limitation, the Tenant Design Guidelines; (b) all applicable laws, rules, regulations, orders and other legal requirements, including, without limitation, all building and safety codes; (c) the Village Documents; (d) the Condominium Documents; and (e) the POLA Documents.

ARTICLE III

RENT

3.1 Place and Manner of Payment.

Tenant shall pay all Rent to Landlord at the address for Landlord set forth in paragraph 1.1.1 above, or to such other Person or such other place as Landlord designates in writing from time to time. Tenant shall pay all Rent in United States currency, without any notice, demand, offset or abatement, unless and only to the extent expressly provided to the contrary in this Lease. Landlord may require, upon written notice to Tenant, electronic transfer of funds for Tenant’s payment of Rent.

3.2 Adjustments.

All Rent payable by Tenant to Landlord under this Lease shall be deemed to accrue on a daily basis. For any partial month within a Lease Year, the monthly installments of Rent shall be prorated on a daily basis, on the basis of a thirty (30) day month. The obligations of the parties to adjust any amounts payable under this Lease requiring adjustment will survive the expiration of the Term or sooner termination of this Lease. Tenant’s obligations to pay the Rent that accrues during the Term, or any extensions thereof, and to deliver to Landlord any reports and statements required hereunder, including, without limitation, those required by Schedule G, shall survive the expiration or sooner termination of this Lease.

3.3 Imputation of Payments.

Landlord may apply any of Tenant’s payments against payment of any sum which has become due, regardless of any designation or imputation by Tenant. No designation by Tenant, either in a separate writing or on a check or money order, shall modify this clause or have any force or effect.

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Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

3.4 Interest on Overdue Amounts.

If Tenant fails to pay any amount payable to Landlord when due, each unpaid amount will bear interest at the Interest Rate from its due date until the date of payment. Overdue interest will also bear interest at the Interest Rate.

3.5 Payment of Minimum Rent.

Tenant shall pay to Landlord fixed minimum rent (“Minimum Rent”) in advance, on the Rent Commencement Date and on the first day of each calendar month thereafter, at the rates described in paragraphs 1.1.4 and 1.1.5 above and shown on Schedule C attached hereto.

3.6 Payment of Percentage Rent.

Tenant shall pay any Percentage Rent that accrues pursuant to paragraphs 1.1.4 and 1.1.6 above, monthly, in arrears, on or before the first (1st) day of the second (2nd) calendar month following the month for which such Percentage Rent has accrued (e.g., Percentage Rent for January is due on March 1). If the Certified Statement (as defined in Schedule G) discloses that Percentage Rent for the Lease Year to which it applies has been underpaid or overpaid, then, as the case may be, Tenant shall pay any deficiency to Landlord when it submits the relevant statement, or, unless Landlord decides to conduct an Audit (as defined in Schedule G), Landlord shall credit any overpayment to installments of Rent due under this Lease until the balance of the overpayment is reduced to $0.00.

3.7 Additional Rent and Percentage Rent Deemed Rent.

All Additional Rent and Percentage Rent hereunder shall be deemed to be Rent and Landlord shall have all rights against Tenant for default in the payment of Additional Rent and Percentage Rent as for default in the payment of Minimum Rent.

ARTICLE IV

TAXES AND OPERATING COSTS

4.1 Taxes and Operating Costs.

4.1.1 For that portion of the first (1st) Lease Year following the earlier of the Rent Commencement Date and the Opening Date, and for each Lease Year thereafter, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Taxes and Operating Costs for that Lease Year, in the manner described in paragraph 4.1.3 below. Tenant acknowledges that the Condominium may consist of both retail and office premises and that the Landlord may, acting reasonably, create and allocate special categories of Operating Costs to some or all of the retail or office tenants benefiting from such Operating Costs as well as a category of general Operating Costs payable by all tenants.

4.1.2 Landlord shall furnish Tenant with Landlord’s written estimate of Tenant’s Proportionate Share of Taxes and Operating Costs on or before the first (1st) day of each Lease Year or as soon thereafter as is reasonably practical. Thereafter, the last written estimate furnished by Landlord to Tenant shall apply until Landlord replaces it with a new written estimate. Landlord may re-estimate Tenant’s Proportionate Share of Taxes and Operating Costs from time to time during a Lease Year, and such re-estimate shall take effect upon Tenant’s receipt of written notice thereof from Landlord.

4.1.3 On the first (1st) day of each month following the Rent Commencement Date, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12) of Landlord’s last written estimate of Tenant’s Proportionate Share of Taxes and Operating Costs. Notwithstanding the foregoing, if Landlord delivers to Tenant a written re-estimate of Tenant’s Proportionate Share of Taxes and Operating Costs for any Lease Year, the first (1st) monthly installment of Tenant’s Proportionate Share of Taxes and Operating Costs due after Tenant’s receipt of such written re-estimate shall be adjusted to account for any previous overpayment or underpayment of Tenant’s Proportionate Share of Taxes and Operating Costs resulting from the inaccuracy of Landlord’s initial estimate thereof for that Lease Year. To the extent that any portion of the Term involved a partial month for such month Tenant shall pay that portion of one twelfth (1/12) of Tenant’s Proportionate Share of Taxes and Operating Costs as the number of days in such partial month bear to the actual number of days of such month.

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Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

4.1.4 Within one hundred twenty (120) days after the end of each Lease Year, Landlord shall furnish to Tenant a written statement setting forth the actual amount of: (a) Taxes and Operating Costs for that Lease Year; (b) Tenant’s Proportionate Share of Taxes and Operating Costs for that Lease Year; and (c) the payments that Tenant made on account of Tenant’s Proportionate Share of Taxes and Operating Costs pursuant to paragraph 4.1.3 above for that Lease Year. If the written statement indicates that Tenant underpaid Tenant’s Proportionate Share of Taxes and Operating Costs for such Lease Year, Tenant shall pay the amount of the deficiency to Landlord on the first day of the calendar month following the month in which Tenant receives the statement from Landlord. If the written statement indicates that Tenant overpaid Tenant’s Proportionate Share of Taxes and Operating Costs for such Lease Year, Landlord shall credit the amount of the overpayment against the installments of Rent due under this Lease until the balance of the overpayment is reduced to $0.00.

4.1.5 If Tenant’s operations or requirements are such that any cost, charge, imposition, outlay, contribution or expense normally billed to Tenant by way of its contributions to Operating Costs is, in Landlord’s reasonable opinion, insufficient as compared with other tenants or occupants in the Commercial Space or elsewhere in the Condominium based on their respective operations and requirements, Landlord may bill Tenant for the excess requirements of or costs associated with Tenant’s operations and requirements, in addition to Tenant’s Proportionate Share of Operating Costs (with the excess amount so billed to be deducted from Operating Costs prior to calculation of Tenant’s Proportionate Share), and Tenant shall pay the amount thereof, as Additional Rent, on demand or as otherwise provided by Landlord in its notice to Tenant.

ARTICLE V

UTILITIES AND PERSONAL PROPERTY TAXES

5.1 Utilities.

To the extent that the Condominium Association does not provide the same to Tenant, Tenant shall be solely responsible for, and shall promptly pay, the cost of all water, electricity, gas, telephone, cable television and other utilities and services used or consumed in or from the Premises, directly to the utility or service supplier, or to Landlord, as Landlord may direct, on the basis, where applicable, of separate meters or utility surveys for each of such utilities and services, or on the basis of Tenant’s Proportionate Share of the costs of such utilities and services. In no circumstance shall Landlord be liable to Tenant for any claim of loss or damage arising from the failure or inability, for any reason, or any supplier of any such utility or service to provide the utility or service to the Premises.

5.2 Personal Property Taxes.

Tenant shall pay before delinquency all taxes, levies, assessments, charges and fees assessed or charged against Tenant’s business, leasehold improvements, trade fixtures, equipment, inventory and other personal property. If Tenant fails to pay any such taxes, levies, assessments, charges or fees, Landlord may pay the same and bill Tenant the amount thereof and all costs and expenses incurred by Landlord in connection therewith, including, without limitation, interest at the Interest Rate and reasonable attorneys’ fees and disbursements, as Additional Rent. Tenant shall pay any such Additional Rent to Landlord on demand.

ARTICLE VI

TENANT’S USE AND OPERATION OF THE PREMISES

6.1 Permitted Use, Merchandise and Trade Name.

Tenant shall use the Premises only for the use described on Schedule J and Tenant shall offer for sale only the merchandise set forth on Schedule J. Tenant may not use the Premises for any other use, nor offer for sale any other merchandise, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and

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Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

absolute discretion. Tenant shall conduct its business at the Premises only under the name set forth in paragraph 1.1.8. Tenant’s use of the Premises shall be subject to any exclusive rights given by Landlord for the benefit of other tenants at the Resort prior to the date of this Lease.

6.2 Obligation to Operate.

6.2.1 After the Opening Date, Tenant shall continuously and diligently conduct its business in the Premises in a manner consistent with the first-class nature of the Resort. Without limiting the generality of the foregoing, Tenant shall keep its store at the Premises adequately staffed and continuously fully stocked with high quality saleable merchandise.

6.2.2 Tenant shall operate the Premises at least                  (            ) hours per day each day of the year, and shall open for business no later than 10:00 a.m. each day, unless such operating hours are specifically changed by Landlord in writing. When the Premises are not open for business, windows and signs on the Premises shall be illuminated during such hours as Landlord may reasonably designate. Nothing contained in this Lease shall be deemed a representation of the hours during which other tenants in the Resort may be required or permitted to be open for business, and Landlord shall have the right to permit other tenants of the Resort to operate during hours different from the hours during which Tenant is required or permitted to be open for business.

6.2.3 Notwithstanding any other provision of this Lease, Tenant shall not permit or cause any of the following to be conducted in or from the Premises: (a) any public or private auction; (b) any fire sale, bankruptcy sale, moving sale, liquidation sale or “going out of business” sale; (c) any activity that constitutes a nuisance or unreasonably interferes with the use of the Commercial Space, the Building, the Condominium or the Resort by others, as determined by Landlord in its sole judgment; or (d) any act or thing that subjects or might subject Landlord to any liability or responsibility for injury to any Person or for damage to any property.

6.3 Importance of Continuous Operation.

Tenant acknowledges that it forms part of an overall merchandising mix designed to enhance the character, quality and reputation of the Resort, and that its continuous operation of the Premises is essential to Landlord to maintain that character, quality and reputation, and to facilitate the leasing of vacant space and renewing leases of existing tenants. Tenant acknowledges that Landlord will suffer serious and irreparable injury if the Premises are abandoned or left vacant at any time during the Term or are not operated in conformity with this Article VI, even if Tenant continues to pay Rent. Without limiting any other rights and remedies available to Landlord hereunder, at law or in equity, Landlord shall have the right to collect from Tenant a penalty of One Hundred Fifty Dollars ($150.00) per occurrence whenever Tenant fails to keep its business in the Premises open for business in accordance with the provisions of paragraph 6.2.2. Further, should Tenant fail on more than two occasions during any calendar year to keep its business in the Premises open for business during the hours set forth in paragraph 6.2.2, Landlord shall have the right to terminate this Lease.

6.4 Compliance with Obligations.

Tenant shall, at its expense, comply with: (a) all laws, rules, orders, ordinances, regulations and other requirements of any governmental or quasi-governmental authority; (b) the Condominium Documents; (c) the Village Documents; (d) the POLA Documents; and (e) any reasonable rules and regulations adopted by Landlord, to the extent that any of the foregoing relate to Tenant’s use or occupancy of, or the physical condition of, the Premises. Landlord shall not be responsible to Tenant for the failure of any other tenant or occupancy of any part of the Condominium to comply with laws or the rules and regulations.

6.5 No Implied Exclusiveness.

Tenant has no exclusive right to the use contemplated in paragraph 1.1.8 and Section 6.1 above or any activities or operations contemplated thereby except as provided on Schedule J.

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Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

6.6 Resort Charge Card Program.

Tenant shall participate in the Resort Charge Card Program, if any, to be implemented by Landlord and shall honor the Resort Charge Card whenever presented for the purchase of goods and services. Tenant acknowledges and agrees that: (a) under the Resort Charge Card Program, Tenant’s customers will pay Landlord all amounts due for goods and services purchased from Tenant using the Resort Charge Card, and Landlord will then pay such amounts, less a service charge of two and one-half percent (2.5%) to Tenant, in accordance with the rules and regulations for the Resort Charge Card Program which Landlord shall provide to Tenant not less than thirty (30) days prior to the implementation of such a Resort Charge Card Program; (b) Tenant will comply with all terms and conditions of the rules and regulations for the Resort Charge Card Program, as the same may be modified from time to time; and (c) Tenant shall bear any loss sustained as a result of the fraudulent use of the Resort Charge Card or the non-payment of any amount owed for any good or service purchased from Tenant with the Resort Charge Card unless, at the time of such purchase, Tenant verified that the customer making such purchase (i) had possession of a Resort Charge Card and (ii) had a valid Driver’s License or other form of picture identification showing the customer to be the named holder of the Resort Charge Card used for such purchase.

6.7 Hazardous Materials.

Tenant shall not cause or permit any Hazardous Material, as defined below, to be generated, brought onto, used, stored, or disposed of in or about the Premises, or any other part of the Village or Resort, by Tenant, or its agents, employees, contractors, subtenants, or invitees, except for limited quantities of standard office and janitorial supplies which may contain chemicals categorized as Hazardous Material. Tenant shall use any such hazardous materials in strict compliance with applicable statutes, ordinances and regulations that relate to public health and safety and protection of the environment (“Environmental Laws”). Tenant shall comply at all times during the term with all Environmental Laws. Tenant shall, at Tenant’s sole expense and with counsel reasonably acceptable to Landlord, indemnify, defend, and hold harmless Landlord and Landlord’s Relevant Persons, as defined in Section 12.1.1, with respect to all claims, expenses (including without limitation attorneys’ and consultant’s fees, monitoring and remediation costs) and losses arising out of or resulting from the release of any Hazardous Material in or about the Premises or any other part of the Village or Resort in violation of this Section 6.7. The term “Hazardous Material” shall mean any hazardous or toxic substance, material, or waste at any concentration that is or becomes regulated by the United States, the State of Colorado, or any government authority having jurisdiction over the Resort, including those defined as “hazardous substance” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; as “hazardous waste” in the Resource Conservation and Recovery Act of 1976; any pollutant, contaminant, or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state, or local law, regulation, ordinance or requirement (including consent decrees and administrative orders); petroleum products; radioactive materials; asbestos in any form or condition; and polychlorinated biphenyls (“PCBs”) and substances or compounds containing PCBs.

6.8 Radius Restriction.

Tenant acknowledges and agrees that Landlord is relying on Percentage Rent as a material part of the consideration to Landlord for Tenant’s use and occupancy of the Premises and that Tenant’s Gross Revenue could be reduced by Tenant conducting the same or similar business as that to be conducted by Tenant in and from the Premises under this Lease at a nearby location. Therefore, Tenant agrees that it will not, without Landlord’s prior written consent, operate any business which is the same, or similar to, the business operated in the Premises under the terms of this Lease at any other location within ten (10) miles of the Premises, including any business in which Tenant, or any principal owner, officer, director, shareholder, or partner in Tenant, owns ten percent (10%) or more of the equity interest.

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Form of Copper Mountain / Intrawest Affiliate

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ARTICLE VII

RESORT OWNER’S AND LANDLORD’S DEVELOPMENT AND OPERATION

OF THE RESORT AND THE COMMERCIAL SPACE

7.1 Control of the Resort and the Commercial Space.

7.1.1 Landlord may, acting prudently and in accordance with good mixed-use resort development practice: (a) change the location or use of any portion of the Commercial Unit or the Commercial Space; (b) construct other buildings or improvements and make alterations to, any of the foregoing, build additional buildings or facilities adjoining the Building, the Commercial Unit or the Commercial Space and effect any work (including excavations) to any land adjacent to the Building, the Commercial Unit or the Commercial Space; (c) modify any interior or exterior portion of the Building, the Commercial Unit or the Commercial Space and temporarily or permanently close any interior or exterior entrance or exit to or from the Building, the Commercial Unit or the Commercial Space, or any parts thereof; (d) make reasonable variations to the dimensions, form and location of the Premises without the consent of and without in any way incurring any liability to Tenant and relocate the Premises to other premises in the Commercial Unit or the Commercial Space that Landlord reasonably determines as being comparable to the Premises, without the consent of and without incurring any liability to Tenant, except that if the relocation occurs after the date Tenant first occupies the Premises, Landlord shall pay the reasonable cost of relocating and replacing the fixed leasehold improvements which Tenant has already incorporated into the Premises at Tenant’s cost as well as the reasonable expenses, preapproved by Landlord, incurred by Tenant to relocate as required by Landlord; (e) construct or close off all or any part of the Building, the Commercial Unit or the Commercial Space and temporarily suspend services being supplied thereto, for the purpose of maintenance, repair or construction or to prevent dedication of any real estate forming part of the Building, the Commercial Unit or the Commercial Space; (f) close all or part of the Building, the Commercial Unit or the Commercial Space to the public outside of regular retail business hours, Sundays and holidays included; (g) modify or relocate any and all parking; (h) impose or permit to be imposed charges for parking; and (i) do and perform such other acts in and to the Building, the Commercial Unit or the Commercial Space as Landlord deems appropriate. Tenant agrees that Tenant will not object to any such activity by Landlord.

7.1.2 The Resort Owner may, (a) construct other buildings or improvements and make alterations to any of the foregoing, build additional buildings or facilities adjoining the Building, the Commercial Unit, the Commercial Space or the Resort and effect any work (including excavations) to any land adjacent to the Building, the Commercial Unit, the Commercial Space or the Resort; and (b) modify or relocate any and all parking; and (c) impose or permit to be imposed charges for parking. Tenant agrees that Tenant will not object to any such activity by Resort Owner, and that Resort Owner shall have the benefit of the rights provided to Resort Owner in this Section 7.1.2, and Section 7.3 and elsewhere in this Lease notwithstanding that Resort Owner is not a party hereto.

7.1.3 Tenant agrees that Landlord’s proper exercise of its rights under paragraph 7.1.1 above shall not: (a) constitute a default of any obligation to provide quiet enjoyment; (b) in any way affect the legal validity of this Lease; or (c) entitle Tenant to any damages, compensation or diminution or abatement of any Rent.

7.1.4 Notwithstanding any other provision contained in this Lease, Landlord is under no obligation to develop or lease any commercial or residential premises contemplated for the Condominium or other portions of the Resort or to retain any of the Commercial Space or other commercial space within the Resort as such.

7.2 Landlord’s Right to Enter the Premises.

7.2.1 Tenant shall permit Landlord to enter the Premises outside Normal Business Hours, and during Normal Business Hours where such entry will not unreasonably disturb or interfere with Tenant’s use of the Premises and operation of its business, for any one or more of the following purposes: (a) to examine or inspect the Premises; (b) to show the Premises to Persons considering purchasing or financing the Commercial Space, and to Persons considering leasing the Premises; (c) to provide or install services or make repairs, replacements, changes or alterations to the Premises, the Commercial Unit, the Building, the Commercial Space, the Condominium or other portions of the Resort; and (d) to take such steps as Landlord may reasonably determine necessary for the safety, improvement and preservation of the Premises, the Commercial Unit, the Building, the Commercial Space, the Condominium or the Resort.

7.2.2 If Tenant is not present to permit an entry into the Premises, at any time when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the Premises by use of a master key, or may forcibly enter the Premises, without rendering Landlord or its agents liable therefor, on the

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

condition that Landlord or its agents use reasonable care to avoid damage to Tenant’s personal property. Landlord shall whenever reasonably possible consult with or give reasonable notice to Tenant prior to such an entry. Landlord shall indemnify Tenant for all losses and damages to the Premises and to fixtures and personal property of Tenant (but not for loss of business or goodwill) arising from Landlord’s negligence or willful misconduct during such an entry.

7.2.3 Under no circumstances will any entry made for any of the reasons described in paragraph 7.2.1 above or any consequences thereof (including without limitation, any work done, or services temporarily reduced or shut off): (a) constitute an eviction of Tenant or default of Landlord’s obligation to provide quiet enjoyment; (b) in any way affect the legal validity of this Lease; or (c) entitle Tenant to any damages, compensation or diminution or abatement of any Rent. Notwithstanding anything to the contrary in this Lease, Landlord may enter the Premises in cases of emergency without prior notice to Tenant and without any obligation to avoid interfering with the operation of Tenant’s business.

7.3 Parking Facilities.

Tenant acknowledges and agrees that: Landlord has no obligation to provide parking facilities or spaces in or adjacent to the Premises for use by Tenant’s employees and customers; and any parking facilities located within or around the Resort (including, without limitation, those facilities, if any, designated for use by Tenant’s employees or customers) may be on a paid-parking basis, despite any implication of law or industry practice to the contrary.

ARTICLE VIII

PROMOTION AND ADVERTISING

8.1 Tenant’s Promotion.

8.1.1 Tenant shall, at its expense, promote and advertise its business from the Premises in an up-to-date, professional manner, and in a manner designed specifically to attract customers to the Resort who are either living in, visiting or working in the market area principally served by the Resort.

8.1.2 Tenant shall endeavor to promote the names and any logos or emblems of the Condominium and the Resort in Tenant’s promotions or advertising. Tenant acknowledges and agrees that such names, logos and emblems are the sole and exclusive property of Landlord, Resort Owner (or of entities affiliated with Resort Owner) or other third parties and that Tenant will not acquire any rights thereto under this Lease under any circumstances despite such promotion and advertising. Tenant acknowledges that the owners of any such name, logo or emblem has the right to impose, from time to time, rules, regulations and restrictions upon the use of such name, logo or emblem. Tenant agrees to comply with all such rules, regulations and restrictions. Tenant has no right to use, in any way, any present or future name, logo or emblem of or relating to any real estate developments or projects that are or may be situated within the Resort, or any variations or combinations thereof.

ARTICLE IX

ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS

9.1 Consent Required.

Except as permitted in paragraph 9.2.1 below, Tenant may not do or permit any of the following without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion: (a) assign, encumber or otherwise transfer all or any portion of its interest under this Lease; (b) sublet all or any portion of the Premises; or (c) permit any change in the control of Tenant’s business, whether by sale of assets, transfer of stock or other equity interests, merger, consolidation, or otherwise. Under no circumstances will the mere occupation of all or part of the Premises by Tenant’s proposed transferee or Landlord’s tolerance thereof, the payment of any amount by the proposed transferee to Landlord as Rent or otherwise or Landlord’s consent to any previous assignment, subletting or other transfer, constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to any assignment, subletting or other transfer. Regardless of whether Landlord consents to any assignment,

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

subletting or other transfer, Landlord may collect Rent from any proposed transferee and apply the net amount collected to the amounts payable under this Lease, without in any manner prejudicing any of its rights. Tenant shall not advertise or offer the whole or any part of the Premises for purposes of assignment, subletting, transfer or encumbrance, and shall not permit any broker or other party to do any of the foregoing, unless first approved in writing by Landlord, which approval Landlord may withhold in its sole and absolute discretion.

9.2 When Consent Is Not Required.

9.2.1 Notwithstanding anything to the contrary contained in Section 9.1 above, Tenant may so long as Tenant is not in default hereunder, without Landlord’s consent but subject to the terms and conditions hereof: (a) assign its interest under this Lease; (b) sublet all or a portion of the Premises; or (c) permit a change in the control of Tenant’s business, to a Person that owns or controls, is owned or controlled by, or is under common ownership or control with Tenant (the “Related Entity”), provided that: (i) Tenant gives Landlord written notice thereof, including the information described in Section 9.3 below, at least ten (10) days prior to the effective date of the assignment, subletting or transfer, (ii) in the case of an assignment or sublease, Tenant and the assignee or subtenant enter into an assumption agreement in favour of Landlord in respect of this Lease in such form and on such terms as Landlord may reasonably require, and (iii) Tenant otherwise complies with the requirements of Section 9.3 as applicable. As used in this Article IX, “ownership” and “control” mean direct or indirect ownership or control of more than fifty percent (50%) of all outstanding equity interests in a Person. For greater certainty, if Tenant and the relevant Related Entity no longer satisfy the aforementioned relationship, the consent of Landlord will be required and Tenant and the relevant Related Entity shall forthwith request the same in accordance with the provisions of this Article IX.

9.2.2 Tenant will (a) when requesting consent to an assignment, subletting, transfer, change of control or ownership or change of relationship, as applicable, provide the Landlord with such information as to the proposed purchaser, subtenant or other relevant entity as Landlord requires, including, without limitation, information concerning creditworthiness, financial standing and business history; and (b) make available to Landlord or its representatives all books and records of Tenant for inspection at all reasonable times, in order to ascertain whether there has been any change in ownership or control of Tenant or a change in the required relationship with a Related Entity, as applicable.

9.3 Landlord’s Rights.

9.3.1 If Tenant requests Landlord’s consent to an assignment, subletting or other transfer, Landlord shall, within thirty (30) days after its receipt of such request, notify Tenant in writing that: (a) Landlord does not grant its consent; (b) Landlord grants its consent; or (c) Landlord elects to terminate this Lease, in which event this Lease will terminate on the date set forth in such notice, unless Tenant withdraws its request for consent within ten (10) days after its receipt of such notice from Landlord.

9.3.2 If Landlord consents to an assignment, subletting or other transfer, or if no consent to such assignment, subletting or other transfer is required pursuant to paragraph 9.2.1 above, such assignment, subletting or other transfer, as the case may be, shall always be subject to the following conditions: (a) Tenant and the assignee, subtenant or other transferee shall be jointly and severally liable to Landlord to fulfill all of Tenant’s obligations under this Lease during the remainder of the Term or any extension or renewal thereof, the whole without novation or derogation of any kind, and without benefit of division or discussion; and (b) in the case of an assignment or subletting, the assignment or sublease documents will be reviewed by (or at Landlord’s option, prepared by) Landlord or its attorneys, and all costs incurred in connection therewith and in connection with processing the application for consent (including any credit reports, and preparation and negotiation of any documentation) shall be paid by Tenant prior to the date the assignee or subtenant occupies any portion of the Premises.

9.3.3 Tenant shall pay to Landlord on demand, as Additional Rent, (a) the difference between the reasonable out-of-pocket expenses incurred by Tenant in connection with the assignment or sublease at issue, as determined by Landlord, and any amount that Tenant receives from an assignee of Tenant’s interest under this Lease for the assignment of Tenant’s interest under this Lease and the leasehold improvements, trade fixtures and other

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

property that could become Landlord’s property pursuant to the terms of this Lease, to the extent the amounts so received exceed the depreciated cost of such leasehold improvements, trade fixtures and other property as of the date of the assignment, assuming a useful life equal to the Term and no salvage value, and using the straight-line method of depreciation; and (b) any amount of Rent or otherwise or other consideration paid to Tenant by a sublessee of Tenant which exceeds the Rent payable by Tenant to Landlord under the Lease, for the entire term of the sublease. Tenant shall act in good faith in calculating and reporting to Landlord such amounts. Landlord shall have the right to inspect Tenant’s books and records to verify the consideration received by Tenant in connection with any assignment or sublease.

9.4 Assignment by Landlord.

In the event of the sale, lease, assignment, transfer or other disposition by Landlord of its rights to all or part of the Premises, the Commercial Unit or this Lease, to the extent that the purchaser, lessee or assignee assumes Landlord’s obligations under this Lease, Landlord shall thereupon without further action or agreement be freed and relieved of all liability with respect to such obligations. Without limiting the foregoing, Tenant acknowledges that Landlord may enter into a concurrent lease of the Premises which shall constitute a lease of the reversionary interest of Landlord in the Premises, and upon receipt by Tenant of notice from Landlord of the granting of such a concurrent lease, Tenant shall and shall be deemed to be the tenant of the party receiving the grant of such concurrent lease from Landlord. Upon the expiration or earlier termination of such concurrent lease for any reason, Landlord, in its capacity as owner of the freehold interest in the Premises, shall automatically be deemed to be Landlord hereunder and Tenant acknowledges and agrees that said owner shall automatically have all of the rights and remedies of Landlord hereunder.

9.5 Tenant Security.

Tenant may not encumber, pledge or hypothecate any interest in this Lease or the Premises or any property, real or personal, located within the Premises, by any Tenant Security without the prior written consent of Landlord, which consent will not be unreasonably withheld, but at Landlord’s option, may be granted upon such reasonable conditions as Landlord chooses to impose. Without limitation, Landlord shall be deemed reasonable in refusing its consent if the anticipated Tenant Security encumbers or otherwise affects any property which is or may become Landlord’s pursuant to the terms of this Lease, or if the anticipated Tenant Security would rank in priority to any security in favor of Landlord (whether by the effect of law or otherwise), unless the creditor of such Tenant Security cedes its priority of rank to that of Landlord. Tenant shall accompany its request for Landlord’s consent to the grant of Tenant Security contemplated by this Section 9.5 with a copy of all documentation to be executed by Tenant and/or the creditor of such Tenant Security (or agent or trustee acting on the creditor’s behalf) in relation to the Tenant Security, and Tenant shall pay on demand, as Additional Rent, Landlord’s reasonable legal expenses attributable to examining such documentation, regardless of whether Landlord’s consent to such Tenant Security is obtained. Tenant and the creditor of such Tenant Security (or agent or trustee acting on the creditor’s behalf) shall execute such documentation as may be reasonably required by Landlord or its attorneys to give effect to the provisions of this Section 9.5, whether express or implied, at Tenant’s sole cost.

9.6 Security in Favor of Landlord.

Tenant hereby grants to Landlord a security interest in and to all of Tenant’s personal property located from time to time in the Premises in order to secure the faithful performance by Tenant of all of the obligations of Tenant contained in this Lease. Such security interest shall rank in priority to all Tenant Security but, as long as Tenant is not in default in the performance of its obligations at the time when Landlord is first requested to do so and until the date Landlord actually does so, Landlord will cede priority in favor of one creditor of Tenant Security to the extent only that such Tenant Security secures indebtedness of Tenant incurred to perform Tenant’s Work and to procure and install Tenant’s trade fixtures necessary to prepare the Premises to be open for business to the public by the Opening Date. Such cession of priority shall not, however, defeat, limit or affect Landlord’s rights of ownership in the Premises, or Tenant’s obligations in respect of such work and fixtures. Tenant will execute all documents or deeds, in form and substance satisfactory to Landlord, as may be necessary in order to give effect to the foregoing, and Tenant’s failure to do so shall constitute a default under this Lease. Tenant acknowledges that Landlord may file such Uniform Commercial Code Financing Statements as Landlord deems necessary to evidence Landlord’s security interest.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

9.7 Memorandum of Lease.

Tenant agrees, upon Landlord’s request, to execute and deliver to Landlord a Memorandum of Lease substantially in the form attached hereto as Schedule K.

ARTICLE X

SUBORDINATION, ATTORNMENT, AND QUIET ENJOYMENT

10.1 Subordination and Attornment.

This Lease, including the covenant of quiet enjoyment, is and shall be subject and subordinate to all ground and underlying leases, the concurrent lease to be granted by Landlord as contemplated in Section 9.4, all mortgages, debentures, deeds of trust or other encumbrances affecting all or any portion of the Premises, the Condominium Documents, the Village Documents and the POLA Documents. This clause shall be self-operative and no further instrument of subordination shall be required in order to effectuate it. Nevertheless, Tenant shall execute and deliver, within ten (10) business days after a request therefor, any certificate or other assurance in confirmation of such subordination requested by any lessor, any mortgagee, the Condominium Association, the Village at Copper, POLA or the Landlord, substantially in the form of the Tenant Estoppel Certificate and Subordination, Non-Disturbance and Attornment Agreement attached hereto as Schedule F (the “Subordination Agreement”), or as Landlord may otherwise require. In the event any proceedings are brought for default under any ground or underlying lease, the aforementioned concurrent lease or for the foreclosure of any mortgage, deed of trust, debenture or other encumbrance to which this Lease is subject and subordinate, Tenant shall, upon request of the party succeeding to the interest of Landlord as a result of such proceedings, automatically attorn to and become the tenant of such successor in interest without change in the terms of this Lease. Tenant shall, on request by, and without cost to Landlord or such successor in interest, execute and promptly deliver any instruments confirming such attornment, including without limitation a document substantially in the form of the Subordination Agreement.

10.2 Quiet Enjoyment.

Subject to the terms and conditions of this Lease, Landlord warrants that Tenant’s peaceable and quiet enjoyment of the Premises shall not be disturbed by anyone claiming by, through or under Landlord.

10.3 Estoppel Certificate.

Within ten (10) days after request therefor by Landlord, Tenant shall deliver an estoppel certificate addressed to Landlord or any other Person designated by Landlord, in such form as Landlord may require.

ARTICLE XI

INSTALLATIONS, MAINTENANCE, REPAIRS AND ALTERATIONS

11.1 Landlord’s Installations.

11.1.1 Landlord shall have the right to install and maintain in the Premises whatever equipment is reasonable, useful, or necessary for the use and convenience of the Commercial Unit, the Commercial Space, the Village or other portions of the Resort, or other tenants, occupants or owners of the various portions thereof, and Tenant shall have no claim against Landlord in respect thereof on the condition that the same do not materially interfere with Tenant’s quiet enjoyment of the Premises.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

11.2 Tenant’s Obligation to Repair.

11.2.1 Tenant shall maintain, repair, replace and keep the Premises and all improvements, fixtures and equipment located in or exclusively servicing the Premises in a state of repair and appearance commensurate with first-class nature of the Resort. Such obligations of Tenant will extend, without limitation, to all glass and plate glass, exterior door(s), all electrical, mechanical, plumbing, signage, sprinkler and other systems. Tenant will promptly do all work required to have the Premises comply with all governmental requirements, including, without limitation health, safety and Americans with Disabilities Act, and quasi-governmental requirements, insurance, and the Condominium Association, the Village at Copper and the POLA requirements applicable at any time during the Term. Tenant’s obligations under this Section 11.2 shall be subject to the following exceptions: (a) normal wear and tear which does not affect the proper use of the Premises as a first-rate commercial operation of its kind; and (b) restrictions, limitations and other considerations contained in the Condominium Documents, the Village Documents and the POLA Documents and any and all other covenants, conditions, restrictions, declarations, agreements and instruments affecting the Commercial Unit, the Condominium or the Premises and of record as of the date of this Lease. Any work, which is Tenant’s responsibility under Section 11.2, requiring entry into space other than the Premises, and any other work designated by Landlord, will be done by Landlord at Tenant’s expense, together with an administration fee of ten percent (10%) of the cost of such work.

11.3 Insurance; Mechanic’s Liens.

Prior to commencing any work in or to the Premises, Tenant shall deliver to Landlord certificates issued by applicable insurance companies evidencing that workmen’s compensation and public liability insurance and property damage insurance, all in amounts, with companies and on forms satisfactory to Landlord, are in force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform such work. Tenant shall pay or cause to be paid all costs for work done by it or caused to be done by it in or to the Premises, and Tenant shall keep the Premises free and clear of all mechanic’s liens and other liens on account of work done for Tenant or Persons claiming under it. Should any liens be filed or recorded against the Premises or any action affecting the title thereto be commenced, Tenant shall give Landlord immediate written notice thereof. Tenant shall thereafter cause such liens to be removed of record within ten (10) days after Tenant has notice of the filing of the liens. If Tenant shall desire to contest any claim of lien, it shall furnish Landlord with security satisfactory to Landlord of at least one hundred fifty percent (150%) of the amount of the claim, plus estimated costs and interest. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant shall pay and satisfy the same at once. At least thirty (30) days prior to the commencement of any work in or to the Premises, by or for Tenant or anyone claiming under Tenant, Tenant shall notify Landlord of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work so that Landlord may avail itself of the provisions of any applicable statutes such as Section 38-22-105(2) of Colorado Revised Statutes, as amended. During and prior to any such work on the Premises, Landlord and its agents shall have the right to enter and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices such as those provided for by Section 38-22-105(2) of Colorado Revised Statutes, as amended, or to take any further action Landlord may deem proper for the protection of Landlord’s interest in the Premises.

11.4 Performance of Tenant’s Obligations.

If Tenant fails to perform any of its obligations under Section 11.2 above and has not cured the failure within seven (7) days of written notice thereof from Landlord, Landlord may (without being obligated to do so) do the work at Tenant’s cost, together with an administration or supervision fee equal to fifteen percent (15%) of total cost of the work in question. Landlord’s rights and remedies under this Section 11.4 are in addition to, not in lieu of, Landlord’s rights and remedies under Article XIV below.

11.5 Signage.

Tenant shall erect and maintain an identification sign or signs of a type or types and in a location or locations specified in writing by Landlord and in accordance with the Tenant Design Guidelines, any applicable sign guidelines of Landlord, and all applicable rules and regulations of the Condominium Association, the Village at

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

Copper, POLA and all applicable laws. Prior to installing any sign, Tenant shall provide Landlord with a copy of any sign permit required for such sign by the Condominium Association, the Village at Copper, POLA or any governmental authority. In addition, Tenant shall not install any advertising, logo, banner or umbrella which is visible from outside of the Premises without Landlord’s written consent to the design and location of same, which consent Landlord may withhold in its sole and absolute discretion.

11.6 Return of the Premises; Holdover.

Upon the expiration of the Term or earlier termination of this Lease, Tenant shall deliver to Landlord vacant possession of the Premises in the condition in which Tenant is required to maintain, repair and replace the Premises. All changes, alterations, additions and improvements made to or installed upon or in the Premises (except for Tenant’s signage and movable trade fixtures) which in any manner are attached in, to or under the floors, walls or ceilings, including, without limitation, any components of any sprinkler, heating or ventilating equipment or systems installed within or servicing the Premises, all lighting installations and fixtures (including, without limitation, spot lights and track lighting), and all floor finishes of whatever nature placed upon the concrete floor of the Premises, shall become Landlord’s property at the end of the Term or sooner termination of this Lease, without compensation to Tenant. However, if Landlord requests, Tenant shall, at its sole cost, remove from the Premises any changes, alterations, additions or improvements and repair, to Landlord’s satisfaction, any damage to the Premises caused by the installation or removal of any of the foregoing. If Tenant or any assignee, subtenant or other transferee of or from Tenant shall remain in possession of the Premises or any part thereof after the end of the Term or after any sooner termination of this Lease, Landlord may treat such possession as either an unauthorized holdover or a month-to-month tenancy on all the terms and conditions of this Lease; provided, however that the monthly installments of Minimum Rent payable during such month-to-month tenancy and during the period of any unauthorized holdover shall be an amount equal to three hundred percent (300%) of the monthly installments of Minimum Rent payable immediately prior to the end of the Term or Renewal Option Period, as applicable. In the event of any unauthorized holdover, Tenant shall indemnify Landlord against all claims for damages by any Person to whom Landlord may have leased all or any part of the Premises for a term commencing after the expiration or sooner termination of the Term. Nothing herein contained shall be construed to limit Landlord’s right to obtain possession of the Premises upon termination of this Lease by legal proceedings or otherwise if Landlord does not exercise its option to treat the continued possession by Tenant as a month-to-month tenancy.

ARTICLE XII

LIABILITY

12.1 Limitations on Landlord’s Liabilities.

12.1.1 To the fullest extent permitted by law, Tenant hereby waives all claims (in law, equity or otherwise) against and releases Landlord, the Condominium Association, the Village at Copper, POLA, Secured Lenders and their respective directors, employees, servants, members, and agents (collectively “Relevant Persons” and each, individually, a “Relevant Person”), and the Relevant Persons shall not be liable in any manner to Tenant or any other Person claiming through Tenant for death or injury to any person or loss or damage to property of whatever nature resulting from the fault (active or passive), negligence, imprudence, neglect or want of skill of any Relevant Person or based upon claims in which liability without fault or strict liability is imposed or sought to be imposed against a Relevant Person, or resulting from things under the care of any one or more of the Relevant Persons, or for the negligent acts of co-tenants or other Persons, or for suspension, interruption or discontinuance of any service or utility, or for any other reason. The provisions of this paragraph 12.1.1 shall survive the expiration or other termination of this Lease.

12.1.2 Tenant shall indemnify and save harmless each Relevant Person from: (a) any loss or damage the Relevant Person is released from under paragraph 12.1.1 above; (b) subject to Section 12.2 below, any loss or damage the Relevant Person suffers due to the fault, negligence, omission, imprudence, neglect or want of skill of Tenant or any Person under Tenant’s control, including, without limitation third party claims made against the Relevant Person due to any of the foregoing matters; and (c) any loss or damage, however caused, to books, records, files or money, securities, negotiable instruments or papers in or about the Premises.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

12.1.3 Without in any way limiting the generality of the foregoing, Landlord, its agents, servants and employees shall not be liable for injury, death or damage which may be sustained by the improvements, betterments, person, goods, wares, merchandise or property of Tenant, its agents, servants, employees, invitees or customers or any other person in or about the Premises caused by or resulting from fire, explosion, falling plaster, steam, electricity, gas, water, rain or snow, leak or flow of water, rain, or snow from or into part of the Premises or from the roof, street, subsurface or from any other place or by dampness or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Commercial Unit, the Building, the Commercial Space, the Condominium or the Resort or from other sources. Landlord shall not be liable for any damages arising from any act or neglect of any owner, tenant, guest or occupant of the Resort.

12.2 Limitation on Tenant’s Liabilities.

Tenant will not be liable in any manner to Landlord or any other Person claiming through Landlord for damage of whatever nature resulting from the fault, negligence, omission, imprudence, neglect or want of skill of Tenant or any Person under the control of Tenant, or resulting from anything under Tenant’s care, to the extent only that Landlord obtains insurance proceeds for the damage sustained.

ARTICLE XIII

DAMAGE OR DESTRUCTION AND EMINENT DOMAIN

13.1 Damage or Destruction of Premises.

13.1.1 If the Premises are at any time destroyed or damaged, then subject to Section 13.2 below, the following provisions apply: (a) this Lease shall continue in full force and effect, except that Minimum Rent and the Additional Rent payable hereunder will abate in the proportion that the square footage of the Premises rendered untenantable bears to the Area (all such abatements under this Section 13.1 shall occur from the date of the damage or destruction until the earlier to occur of (i) the date that Tenant is obligated to complete the repair and replacement work described in paragraphs 13.1.2 and 13.1.4 below, and (ii) the date on which Tenant actually completes the repair and replacement work described in paragraphs 13.1.2 and 13.1.4); (b) Landlord shall request the Condominium Association to commence and proceed diligently to reconstruct, rebuild or repair any damage to those portions of Landlord’s Work constituting general common elements of the Condominium. Neither Landlord nor the Condominium Association shall be obligated to restore the Premises to exactly the same condition and state as they existed before any damage or destruction, or to repair or reconstruct (a) any alterations or improvements made by Tenant or any predecessor of Tenant, (b) any property of Tenant or any predecessor of Tenant, or (c) any portion of the Premises that does not constitute a general common element of the Condominium, all of which repair or reconstruction shall be the obligation of Tenant; provided, that Landlord shall repair or reconstruct, at Tenant’s cost and expense, any portion of Landlord’s Work constituting an interior demising wall. Notwithstanding anything to the contrary in this Lease, no rental abatement shall apply if the damage or destruction was caused by the negligence or misconduct of Tenant, its agents, employees, servants or other Persons in the Premises under the express or implied invitation of Tenant.

13.1.2 Promptly following Tenant’s receipt of written notice from Landlord that the repairs described in clause (b) of the first sentence of paragraph 13.1.1 have been substantially completed, as determined by Landlord, Tenant shall diligently complete all repairs and replacements required to fully restore the Premises for business to the standard Landlord requires at the relevant time.

13.1.3 Tenant shall not be entitled to any allowance, inducement payment or other consideration from Landlord in connection with repairs and replacements made by Tenant even if such allowance, inducement, payment or other consideration was made at the time of original construction of the Premises and initial performance of Tenant’s Work.

13.1.4 Tenant shall complete any repairs and replacements that it is required to make under this Section 13.1 and begin operating its business within the Premises in conformity with Article VI no later than thirty (30) days after Landlord notifies Tenant that the Premises are available for Tenant to start its repairs and replacements, unless Landlord specifies a later date in writing.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

13.2 Damage or Destruction of the Condominium.

13.2.1 Despite any contrary provision in this Lease and specifically, but without limitation, Section 13.1 above, if the Commercial Unit or other parts of the Commercial Space, the Building or the Condominium are totally or partially damaged or destroyed (regardless of whether the Premises are affected), and any one or more of the following occurs: (a) in Landlord’s or the Condominium Association’s architect’s opinion, the damaged or destroyed portions cannot reasonably be repaired, restored or rebuilt within twelve (12) months following the occurrence without overtime or other special arrangements; (b) the cost, as estimated by Landlord’s or the Condominium Association’s architect, of repairing, restoring or rebuilding the damaged or destroyed portions will exceed the proceeds of insurance available to Landlord or the Condominium Association for such purpose; (c) less than twenty-four (24) months remain during the Term (excluding any option periods for which the relevant option has not been exercised); or (d) the Condominium Association fails to substantially repair, restore or re-build the Condominium or damaged or destroyed portion thereof within fifteen (15) months thereafter, or to authorize the repair, restoration or rebuilding of the Condominium or such portion thereof within three (3) months thereafter; then in any of such cases, Landlord may at its option terminate this Lease. To be effective, such notice of termination under clauses (a) through (c) of this paragraph must be delivered within one hundred eighty (180) days after the damage or destruction, and any notice of termination given under clause (d) of this paragraph must be delivered within thirty (30) days after the applicable failure by the Condominium Association.

13.2.2 If Landlord elects to terminate this Lease under paragraph 13.2.1 above, then this Lease will terminate ten (10) days after Tenant’s receipt of Landlord’s notice and all unabated Rent shall be adjusted to the date of termination, without prejudice to any preexisting claims of the parties. Notwithstanding anything to the contrary in this Lease, no rental abatement shall apply if the damage or destruction was caused by the negligence or misconduct of Tenant, its agents, employees, servants or other Persons on the Premises or Commercial Unit under the express or implied invitation of Tenant. For greater certainty, notwithstanding such termination, Tenant shall pay to Landlord any Rent including any Percentage Rent as otherwise provided in this Lease which accrued prior to the date of termination.

13.2.3 If the Commercial Unit or other parts of the Commercial Space or the Condominium are totally or partially damaged or destroyed and Landlord does not elect to, or is not entitled to, terminate this Lease under paragraph 13.2.1 above, Landlord shall request the Condominium Association to commence and proceed diligently to reconstruct, rebuild or repair any damage to those portions of Landlord’s Work constituting general common elements of the Condominium. Landlord shall repair or reconstruct, at Tenant’s cost and expense, any portion of Landlord’s Work constituting an interior demising wall. The rebuilding party may use plans, specifications and working drawings which differ from those used in the original construction of the Commercial Unit or Condominium.

13.2.4 Except as specifically provided in this Article XIII, there shall be no abatement of Rent or allowance to Tenant for a diminution of rental value and no liability on the part of Landlord or the Condominium Association, the Village at Copper or POLA by reason of inconvenience, annoyance, disturbance or loss or interruption of business, or otherwise, arising from any damage to the Premises, the Commercial Unit, the Building, the Commercial Space or the Condominium by fire or any other cause, however or by whomever caused, or arising from any repairs, reconstruction, restoration or renovation or failure to make any repairs, reconstruction, restoration or renovation to the Premises, the Commercial Unit, the Building, the Commercial Space or the Condominium.

13.3 Eminent Domain.

13.3.1 If so much of the Premises, the Commercial Unit or the Condominium so as to render the Premises untenantable shall be taken by right of eminent domain, then the Term of this Lease shall terminate as of the date of such taking or the recording of such notice, as the case may be. If so much of the Commercial Unit, the Commercial Space or the Resort shall be taken by right of eminent domain that Landlord shall deem it advisable to

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terminate retail operations in the Commercial Unit, the Commercial Space or the Resort or to extensively remodel, renovate or rebuild the Commercial Unit, the Commercial Space or the Resort, then, this Lease may be terminated by Landlord by giving Tenant written notice of termination within sixty (60) days after such taking. Such termination shall be effective immediately upon the giving of such notice. As used herein, “taking by right of eminent domain” includes any condemnation or any conveyance in lieu of or under threat of any taking.

13.3.2 In the event of termination of this Lease pursuant to this Section 13.3, Tenant shall surrender to Landlord the Premises and all interest therein under this Lease, and Landlord may re-enter and take possession of the Premises and remove Tenant therefrom. Tenant shall pay Rent, duly apportioned as of the date of such termination of this Lease, and Landlord and Tenant shall be discharged from all of obligations arising hereunder after the date of the termination except for those obligations that this Lease expressly states will survive termination of this Lease. In the event of any taking that does not result in the termination of this Lease, the Minimum Rent and the Additional Rent payable under Article III shall be abated in proportion to the portion of the Premises taken. Except for such abatement in Minimum Rent and the Additional Rent payable under Article III above, there shall be no reduction, change or abatement of any Rent payable by or on the part of Tenant hereunder or in the method of computing, accounting for, or paying the same, and in no event shall there be any reduction, change or abatement of any Rent hereunder until such time as there shall have been an actual taking of physical possession of a portion of the Premises. In the event of any taking or conveyance whatsoever, Landlord shall be entitled to any and all awards, damages and settlements that may be given, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or for any other item.

ARTICLE XIV

DEFAULT, REMEDIES AND SECURITY

14.1 Default.

The occurrence or existence of any one or more of the following events or circumstances shall constitute a default hereunder by Tenant: (a) Tenant fails to pay, when due, any installment of Rent; (b) Tenant fails to perform or observe any of the other covenants or conditions to be performed or observed by Tenant under this Lease and does not cure such failure within ten (10) days (or such other cure period as is specified in this Lease with respect to a specific failure on the part of Tenant) after Landlord shall have given to Tenant written notice specifying such failure (or within such period, if any, as may be reasonably required to cure such failure if it is of such nature that it cannot be cured within such period, provided that Tenant commences to cure such default within such period and proceeds with reasonable diligence thereafter to cure such default fully); (c) this Lease or the Premises or any part thereof is taken upon execution or by other process of law directed against Tenant, or is taken upon or subject to any attachment at the instance of any creditor of or claimant against Tenant, and such attachment is not discharged or disposed of within fifteen (15) days after the levy thereof; (d) Tenant, or any guarantor or indemnifier of Tenant’s obligations hereunder, as the case may be: (i) admits in writing its inability to pay its debts generally as they become due, (ii) makes an assignment of all or a substantial part of its property for the benefit of creditors, (iii) applies for or consents to or acquiesces in the appointment of a receiver, trustee or liquidator of Tenant or any guarantor or indemnifier of Tenant of Tenant’s obligations hereunder or of all or a substantial part of Tenant’s or such guarantor’s or indemnifier’s property or of the Premises or of Tenant’s interest in this Lease, or (iv) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization under any bankruptcy or insolvency law or an arrangement with creditors, or takes advantage of any insolvency law or files an answer admitting the material allegations of a petition filed against Tenant or Tenant’s guarantor or indemnifier in any bankruptcy, reorganization or insolvency proceedings; (e) the entry of a court order, judgment or decree without the application, approval or consent of Tenant or Tenant’s guarantor or indemnifier, as the case may be, approving a petition seeking reorganization of Tenant or such guarantor or indemnifier under any bankruptcy or insolvency law or appointing a receiver, trustee or liquidator of Tenant or such guarantor or indemnifier of all or a substantial part of Tenant’s or such guarantor’s or indemnifier’s property or of the Premises or of Tenant’s interest in this Lease, or adjudicating Tenant or such guarantor or indemnifier bankrupt or insolvent, and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days from the date of entry; or (f) any steps are taken or any action or proceedings are instituted by any Person for the dissolution, winding up or liquidation of Tenant, Tenant’s

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guarantor or indemnifier or their respective assets; (g) this Lease or any of Tenant’s assets are taken under a writ of execution; (h) Tenant purports to make or grant an assignment, sublease, transfer or encumbrance other than in compliance with this Lease; or (i) any of Landlord’s policies of insurance with respect to the Commercial Space or any part thereof is cancelled or threatened to be cancelled or adversely changed as a result of any use or occupancy of the Premises.

14.2 Remedies.

If Tenant shall default under this Lease as set forth in Section 14.1 above, [then the full amount of the current calendar month’s Rent and the next three (3) calendar months’ Rent shall automatically become immediately due and payable as accelerated Rent and in addition] Landlord shall have the following rights and remedies, in addition to all other rights and remedies at law or in equity, and none of the foregoing or the following, regardless of whether exercised by Landlord, shall preclude the exercise of any other right or remedy whether herein set forth or existing at law or in equity:

14.2.1 Landlord shall have the right to terminate this Lease by giving Tenant notice in writing at any time. No act by or on behalf of Landlord, such as entry onto the Premises by Landlord to perform maintenance and repairs and efforts to re-let the Premises, other than giving Tenant written notice of termination, shall terminate this Lease. If Landlord gives such notice of termination, this Lease and the Term hereof as well as the right, title and interest of Tenant under this Lease shall wholly cease and expire in the same manner and with the same force and effect (except as to Tenant’s liability for Rent) on the date specified in such notice as if such date were the expiration date of the Term without the necessity of re-entry or any other act on Landlord’s part. Upon any termination of this Lease, Tenant shall quit and surrender to Landlord the Premises. If this Lease is terminated, Tenant shall remain liable to Landlord for Rent accruing thereafter and the other damages specified below. Landlord shall be entitled to collect from Tenant immediately as damages an amount equal to the total of: (a) all costs, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Landlord to recover the Premises and to enforce its other rights and remedies; (b) all Rent accrued and unpaid as of the date of the termination, plus interest thereon from the date due until the date paid, at the Interest Rate; (c) the present value at the time of payment (discounted at the rate of eight percent (8%) per annum) of the amount by which the amount of unpaid Rent for the balance of the Term exceeds the amount of such loss for the same period that Tenant proves Landlord could have reasonably avoided; and (d) any other sums that Landlord is entitled to collect under this Lease, at law or in equity for damages and losses actually suffered or incurred by Landlord as a result of Tenant’s default.

14.2.2 No provision of this Lease shall limit or prejudice the right of Landlord to prove and obtain, as damages by reason of any termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, regardless of whether such amount is greater, equal to, or less than the amount referred to above.

14.2.3 Landlord may, without demand or notice, re-enter and take possession of the Premises or any part thereof, expel Tenant and those claiming through or under Tenant, and remove the effects of any and all such Persons (forcibly, if necessary) without being deemed guilty of any manner of trespass, without prejudice to any remedies for arrears of rent or preceding breach of covenants and without terminating this Lease or otherwise relieving Tenant of any obligation hereunder. Should Landlord elect to re-enter as provided in this paragraph 14.2.3, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Lease, re-let the Premises or any part thereof for such term or terms and at such rental or rentals, and upon such other conditions as Landlord may in its absolute discretion deem advisable, with the right to make alterations and repairs to the Premises. No such re-entry, repossession or re-letting of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of termination is given to Tenant by Landlord. No such re-entry, repossession or re-letting of the Premises shall relieve Tenant of its liability and obligation under this Lease, all of which shall survive such re-entry, repossession or re-letting. Upon the occurrence of such re-entry or repossession, Landlord shall be entitled to the amount of the Rent, which would be payable hereunder if such re-entry or repossession had not occurred, less the net proceeds, if any, of any re-letting of the Premises after deducting all of Landlord’s expenses in connection with such re-letting, including, without limitation, all repossession costs, brokerage commissions, legal expenses,

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attorneys’ fees, expenses of employees, alteration costs and expenses of preparation for such re-letting. Tenant shall pay such amount to Landlord on the days on which the Rent due hereunder would have been payable hereunder if possession had not been retaken. In no event shall Tenant be entitled to receive, or have the benefit of, the excess, if any, of net rent collected by Landlord as a result of such re-letting over the sums payable by Tenant to Landlord hereunder.

14.2.4 If Tenant shall default in making any payment required to be made by Tenant (other than payments due to Landlord under this Lease) or shall default in performing any other obligations of Tenant under this Lease, Landlord may, but shall not be obligated to, make such payment or, on behalf of Tenant, expend such sum as may be necessary to perform such obligation. All sums so expended by Landlord with interest thereon at the Interest Rate shall be repaid by Tenant to Landlord, as Additional Rent, on demand. No such payment or expenditure by Landlord shall be deemed a waiver of Tenant’s default, nor shall it affect any other right or remedy of Landlord by reason of such default.

14.2.5 In any action or proceeding commenced by Landlord against Tenant by reason of any default hereunder and the occupation of the Premises by Tenant in breach of this Lease, if it is necessary to establish the reasonable rental value of the Premises for the period of the occupation in breach of this Lease, such rental value shall be deemed to be the greater of (a) the amount of Rent payable under this Lease for such period, and (b) the amount of Rent actually paid by Tenant for the comparable period of the preceding year, unless Landlord or Tenant shall prove the contrary by competent evidence. For purposes of this Article XIV, the Rent due for any calendar month after re-entry or repossession of the Premises by Landlord shall be deemed to be the highest average monthly Rent, including Percentage Rent and Additional Rent, which shall have been payable for any consecutive twelve-month period prior to such re-entry or repossession.

14.3 No Implied Surrender or Waiver.

The failure of Landlord to seek redress for Tenant’s default under, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which constitutes a default by Tenant, from having all the force and effect of an original default by Tenant. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of its rules and regulations against Tenant or any other tenant in the Commercial Space or the Resort shall not be deemed a waiver of any or all of such rules and regulations. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. No employees of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord, or of Landlord’s agents, shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder, shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy available to Landlord.

14.4 Indemnity.

Whenever Landlord is required to retain the services of legal counsel to enforce the fulfillment by Tenant of any of its obligations under this Lease, Tenant shall pay to Landlord as Additional Rent, on demand, in addition to and without prejudice to any legal or judicial costs otherwise payable by Tenant and regardless of whether judicial proceedings are in fact instituted, an indemnity in the amount of fifteen percent (15%) of the amount otherwise owing by Tenant to Landlord in relation to which such legal services were retained, such sum to indemnify Landlord for additional administrative and legal expenses incurred in connection with the enforced fulfillment of Tenant’s obligations hereunder. The provisions of this Section 14.4 shall not affect or amend the provisions of Section 15.15, which apply to attorneys fees awarded in legal proceedings.

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14.5 Security Deposit.

Tenant shall upon execution of this Lease, deposit with Landlord the Security Deposit. Landlord shall hold the Security Deposit as security for the faithful performance by Tenant of all of the terms, obligations and conditions of this Lease, notwithstanding any imputation by Tenant to the contrary. If at any time during the Term any amount due by Tenant hereunder is not paid when due, then Landlord may, but shall not be required to, appropriate and apply the Security Deposit, or so much thereof as is necessary, to compensate Landlord for any amount then owing by Tenant, plus reasonable expenses in connection therewith, on account of any such overdue amount, the whole without prejudice to any of its other rights and remedies provided for in this Lease or by law. In such event, Tenant shall remit to Landlord a sum sufficient to restore the Security Deposit to the original sum deposited, within five (5) days after its receipt of Landlord’s written demand therefor.

The Security Deposit shall also secure and may, at Landlord’s option, be applied on account of any one or more of the following: (i) the due and punctual payment of all Rent and all other amounts of any kind whatsoever payable under this Lease by Tenant whether to Landlord or otherwise and whether or not relating to or payable in respect of the Premises, including, without limitation, any amount which would have become payable under this Lease to the date of the expiry of this Lease had this Lease not been Disclaimed (as defined below) or terminated; (ii) the prompt and complete performance of all covenants and obligations contained in this Lease on the part of Tenant to be kept, observed and performed; (iii) the due and punctual payment of all other amounts payable by Tenant to Landlord; (iv) the due and punctual payment of all amounts payable by a guarantor or indemnifier of Tenant in respect of this Lease under a guaranty agreement, if any; (v) the indemnification of Landlord in respect of any losses, costs or damages incurred by Landlord arising out of any failure by Tenant to pay any Rent or other amounts payable under this Lease or resulting from any failure by Tenant to observe or perform any of the other covenants or obligations contained in this Lease; (vi) liquidated damages in compensation for the money spent by Landlord with respect to the Premises to make them ready for Tenant’s use and occupancy; (vii) the reduction in value of the Premises as a result of Tenant’s default; (viii) the performance of any covenant or obligation which Tenant would have been obligated to perform to the date of the expiry of this Lease had this Lease not been Disclaimed or terminated; (ix) the losses or damages suffered by Landlord as a result of this Lease being Disclaimed or terminated; or (x) the repayment of the unamortized portion as of the date this Lease is Disclaimed or terminated of any allowances, inducements or other incentives paid by Landlord in conjunction with this Lease. In the event of any bankruptcy, insolvency, winding-up or other creditors’ proceeding, the Security Deposit shall be the absolute property of Landlord and shall, at Landlord’s option, be automatically appropriated and applied against the Rent and any other amounts referred to above.

If Tenant is not in default at the expiration of the Term or sooner termination of this Lease, the Security Deposit or remainder thereof will be returned to Tenant within sixty (60) days after the expiration of the Term or sooner termination of this Lease. Otherwise, Landlord may apply the Security Deposit or remainder thereof against any amounts which are then due and unpaid, without prejudice to any of its other rights and recourses. Landlord may deliver the Security Deposit to any assignee of Landlord’s interest of this Lease, the Premises or the Commercial Unit. Thereupon, Landlord will be released from any further liability with respect to the Security Deposit.

14.6 Limitation on Landlord Liability.

Landlord’s liability under this Lease shall be limited to Landlord’s interest in the Premises, including the rents, profits and proceeds therefrom, and no other assets of the Landlord shall be subject to any action or proceedings for the enforcement of any right or remedy of the Tenant hereunder or for the satisfaction of any obligation of Landlord to Tenant arising from this Lease.

14.7 Distress.

Notwithstanding any provision of this Lease or any provision of applicable legislation, none of the goods of Tenant on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and Tenant waives any such exemption. If Landlord makes any claim against the goods and chattels of Tenant by way of distress, this provision may be pleaded as an estoppel against Tenant in any action brought regarding the right of Landlord to levy such distress.

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14.8 Survival Of Obligations.

All covenants and obligations of Tenant under this Lease which remain unfulfilled at the determination of this Lease and Landlord’s rights in respect of any failure by Tenant to perform any of its covenants or obligations under this Lease shall survive and remain in full force and effect notwithstanding the expiration or earlier termination of the Term.

ARTICLE XV

MISCELLANEOUS

15.1 Landlord - Tenant Relationship.

Nothing contained in this Lease creates any relationship between the parties other than the relationship of landlord, tenant, and if applicable, Tenant’s guarantor or indemnifier, as the case may be.

15.2 Time of Essence.

Time shall be of the essence of this Lease and of all of the agreements and obligations contained herein and Tenant shall be in default of any obligation under this Lease by the mere lapse of time for performing it. Notwithstanding the foregoing, if any party is bona fide delayed from the performance or observance of any covenant or condition on its part to be performed or observed by reason of an Unavoidable Delay, then the performance or observance of such covenant or condition shall be excused for the period of the Unavoidable Delay, on the condition that the party commences performance or observance of such covenant or condition promptly after the Unavoidable Delay ends and thereafter completes such performance or observance within the period required by this Lease. Notwithstanding the foregoing, an Unavoidable Delay shall not excuse Tenant from its obligation to pay Rent when Rent is due.

15.3 Recordation; Confidentiality.

Neither this Lease nor any memorandum of this Lease may be recorded without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. If Landlord elects to record this Lease or a memorandum of this Lease, Tenant shall execute such documents as Landlord may reasonably request to effect such recordation.

15.4 Entire Agreement; No Warranties or Representations of Landlord; Amendment.

This Lease and such rules and regulations as may be adopted and promulgated by Landlord from time to time constitute the entire agreement between Landlord and Tenant with respect to the leasing of the Premises. Tenant acknowledges that there are no promises, representations, agreements, warranties, conditions or understandings (whether oral or written, implied or expressed) between the parties other than as are expressly herein set forth. Without in any way limiting the generality of the foregoing, Tenant acknowledges that it has not relied on any representations, warranties, agreements or promises with respect to (a) the exact size of the Premises, the Commercial Unit or the Commercial Space, (b) the identity or nature of any other tenants, or the size or types of the building or other improvements which are in or which may at any time in the future be in the Commercial Unit, the Commercial Space and the Resort, (c) the terms of any other tenant’s lease, or (d) the number of guests or members of the public that will visit the Commercial Unit, the Commercial Space or the Resort. Any subsequent alteration, amendment, change or addition to this Lease shall be made in writing and executed by authorized officers/persons/agents of both the Landlord and Tenant.

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15.5 Notices.

Any notice to be given by any party to the other shall be given by registered or certified mail, overnight courier, telecopy, telegram or hand delivered to the address of the party to whom notice is being given as set forth in paragraph 1.1.1 of this Lease. Any notice sent by registered or certified mail will be deemed to have been received three (3) business days following the date of mailing. Any notice sent by overnight courier will be deemed to have been received one (1) business day following the date of delivery to the overnight courier. Any notice sent in any other manner stipulated in this Section 15.5 will be deemed to have been received on the day it is sent. Any party may change its address for notice by advising the other party in writing of such change, and until the other party is so advised, it will be entitled to continue sending notices to the last address it is advised of in writing.

15.6 Captions.

The captions appearing in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or any of its provisions.

15.7 Brokerage Commission.

Landlord and Tenant each represents to the other that it did not engage or deal with any broker in connection with this Lease. Each party indemnifies the other against any costs (including without limitation, reasonable attorneys’ fees), expenses, claims, commissions, and actions which arise as a result of the inaccuracy or alleged inaccuracy of the above representation.

15.8 Copper Mountain Resort Association Membership.

Tenant, at its sole cost and expense, shall obtain and maintain throughout the term of this Lease a membership in the Copper Mountain Resort Association, a Colorado nonprofit corporation, and pay any and all dues or assessments charged by such association.

15.9 Tenant’s Undertaking.

Throughout the Term (and any Renewal Option periods, if applicable), Tenant covenants that it shall comply with all applicable laws, all bylaws, rules and regulations from time to time established by the Condominium Association, the Village at Copper and POLA, as adopted from time to time, insofar as such provisions effect the Tenant as a tenant and occupier of the Premises. Tenant acknowledges that Landlord, as owner of the Premises, retains all rights, privileges and powers under the Condominium Documents, the Village Documents and the POLA Documents, including, without limitation, the right to vote and to settle, determine, resolve and pass any amendment(s) or substitution(s) to such documents from time to time, without notice to Tenant.

15.10 No Consent During Default.

Tenant acknowledges and agrees that it shall not be unreasonable for Landlord to withhold its consent, approval and/or signature in respect of any matter, instrument or document contemplated in this Lease at any time while Tenant is in default hereunder.

15.11 Interpretation.

Unless the context dictates otherwise, the singular number will include the plural; the masculine will include the feminine or neuter; and vice-versa in all cases.

15.12 Binding on Successors and Assigns.

Subject to the terms and conditions of Article IX above, and except as otherwise provided herein, this Lease shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

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15.13 Joint and Several Liability.

If Tenant consists of more than one (1) Person, each such Person shall be jointly and severally liable for all of Tenant’s obligations under this Lease.

15.14 Partial Invalidity.

If for any reason whatsoever, any term, obligation or condition of this Lease, or the application thereof to any Person or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, then such term, obligation or condition: (a) shall be deemed to be independent of the remainder of the Lease and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of the Lease or any part thereof; and (b) the remainder of the Lease not affected, impaired or invalidated will continue to be applicable and enforceable to the fullest extent permitted by law against any Person and circumstance other than those as to which it has been held or rendered invalid, unenforceable and illegal.

15.15 Attorneys’ Fees.

Notwithstanding anything to the contrary contained in this Lease, if either party institutes legal proceedings against the other with respect to the Lease, or the use, occupancy or condition of the Premises, the nonprevailing party shall pay to the prevailing party an amount equal to all attorneys’ fees and disbursements and all other costs and expenses incurred by the prevailing party in connection therewith.

15.16 Notice Concerning Radon Gas.

Radon is a naturally occurring radioactive gas that, when it has accumulated in a structure in sufficient quantities, may present health risks to persons who are exposed to it. Levels of radon that exceed Federal and State guidelines have been found in buildings in the State of Colorado. Additional information regarding radon and radon testing may be obtained from the local public health authority. Landlord makes no representation to Tenant concerning the presence or absence of radon gas in the Premises at any time or in any quantity. By executing this Lease, Tenant expressly releases Landlord from any loss, claim, liability, or damage now or hereafter arising from or relating to the presence at any time of such substances in the Premises.

15.17 No Liability for Crimes.

Landlord makes no representations or warranties with respect to crime in the area, undertakes no duty to protect against criminal acts and shall not be liable for any injury, wrongful death or property damage arising from any criminal acts.

15.18 DISCLAIMER OF WARRANTY.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE AND TENANT’S OBLIGATIONS TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

15.19 Counterparts.

This Lease may be executed in various counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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15.20 Condominium Documents, Tenant Design Guidelines, POLA Documents and Village Documents.

Tenant acknowledges that Tenant has received or has had the opportunity to review copies of the Condominium Documents, the Tenant Design Guidelines, the POLA Documents and the Village Documents.

15.21 Governing Law.

This Lease shall be construed and governed by the laws of the state of Colorado. Where a provision of this Lease refers to any legislation, reference will be deemed to include any replacement or amendment of the referenced legislative provision.

[SIGNATURES BEGIN ON NEXT PAGE]

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LANDLORD:

CNL INCOME COPPER, LP, a Delaware limited partnership,

By:	CNL Income Copper GP, LLC,
a Delaware limited liability company,
its sole general partner

By:
Name:
Title:

TENANT:

,

a

By:
Name:
Title:

25

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE A

DEFINITIONS

For the purposes of this Lease, the following terms shall have the meanings given to them in this Schedule A.

“Additional Rent” means all amounts Tenant must pay to Landlord pursuant to this Lease, other than Minimum Rent and Percentage Rent.

“Area” means          square feet, being the area of the Premises other than the area of the limited common elements appurtenant thereto.

“Building” means the building in which the Premises are located, including common washrooms, common entrances, lobbies, stairways, elevators, loading areas, garbage areas and corridors giving access to the Premises and other rentable premises, all heating, ventilating and air conditioning equipment and all plumbing, wiring and other systems, all as may be altered, expanded, reduced or renovated from time to time.

“Commercial Space” means all of the condominium units in the Condominium, owned by Landlord, that are designated as “Commercial Condominium Units” by the Condominium Documents.

“Commercial Unit” means the commercial condominium unit located in the Condominium in which the Premises are located.

“Condominium” means the condominium known as                      Condominium.

“Condominium Association” means the                      Condominium Association, Inc., a Colorado nonprofit corporation to be formed in connection with the Condominium.

“Condominium Common Elements” means those areas designated as “Common Elements” of the Condominium pursuant to the Condominium Documents.

[“Condominium Documents” means, as amended, supplemented, modified or amended and restated from time to time, (a) the Declaration of Covenants, Conditions and Restrictions for the Condominium; (b) the Articles of Incorporation of the Condominium Association, (c) the Bylaws of the Condominium Association, and (d) the Rules and Regulations for the Condominium, if any. [Identify specifically for each lease.]

“Environmental Laws” has the meaning given to that term in Section 6.7.

“Gross Leased Area of the Commercial Space” means approximately                      square feet, being the area of the Commercial Space.

“Gross Revenue” means gross receipts, sales and revenues of any nature and kind (including all finance charges) with respect to all business conducted at, in or from the Premises, or by personnel based on the Premises, and whether by wholesale, retail, mail, telephone, computer terminal, closed circuit television or other electronic device, or any other method whatsoever. Without limitation, Gross Revenue shall include, without duplication: (a) all amounts received for the sale, rental or lease of goods, foods, beverages, wares and merchandise in, on, at or from the Premises; (b) all amounts received for services performed in, on, at or from the Premises; (c) the amounts of all orders taken or received at the Premises, whether such orders are filled from the Premises or elsewhere; (d) the selling price of all gift certificates in, on, at or from the Premises; (e) all amounts received from mechanical, vending and other machines or devices (including, without limitation, pay telephones and coin-operated amusement devices) and all lottery and other ticket

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

sales in, on, at or from the Premises; (f) all amounts recovered by Tenant under policies or other contracts of insurance or indemnity in respect of loss of Tenant’s business, sales or profits in, on, at or from the Premises arising from any fire or other peril or occurrence; and (g) all deposits given on merchandise purchased from the Premises and not refunded to the purchaser. No deduction will be allowed for uncollected or uncollectible credit accounts, and no allowance will be made for bad debts. Each sale upon an installment or credit basis shall be treated as a sale for the full price in the month in which the sale is made regardless of when payment is received (whether full or partial) from the customer.

Gross Revenue shall not include, or there will be deducted from Gross Revenue, as the case may be: (a) any sums shown separately from the price, which are collected as a direct retail sales tax imposed by any governmental authority and actually paid to the governmental authority by Tenant (but not by any vendor of Tenant); (b) any sums shown separately from the price, which are collected as the Resort Assessments, as defined by and actually paid to Landlord pursuant to Schedule H; (c) sales of merchandise for which cash has been refunded, but only to the extent of the refund, and on the condition that the selling price of such merchandise was previously included in Gross Revenue; (d) the selling price of merchandise returned by customers for exchange, on the conditions that (i) the selling price of such returned merchandise was previously included in Gross Revenue, and (ii) the selling price of merchandise delivered to the customer in exchange is included in Gross Revenue; and (e) proceeds from the sale of Tenant’s entire business, if permitted hereunder, and sales of Tenant-owned fixtures or furniture used in the conduct of business and which are not part of inventory or stock-in-trade.

“Interest Rate” means an annual rate of interest equal to ten percent (10%) above the publicly announced prime rate according to [Wells Fargo Bank, National Association].

“Landlord” means                     , a                     , and its successors and assigns.

“Landlord’s Work” means the work Landlord has agreed to perform as set forth on Schedule D, if any.

“Lease” means this Lease Agreement as amended, modified or supplemented from time to time and all attached schedules and exhibits.

“Lease Year” means: (a) with respect to the calendar year in which the Occupancy Date occurs, the period beginning on the Occupancy Date and ending on December 31 of such calendar year; (b) with respect to the calendar year in which the Term expires or this Lease is otherwise terminated, the period beginning on January 1 of such calendar year and ending on the date on which the Term expires or this Lease is otherwise terminated; and (c) with respect to each other calendar year during the Term, the period beginning on January 1 and ending on December 31 of such calendar year.

“Market Rate” means the amount of rent being charged by Landlord for similar space within the Resort.

“Minimum Rent” means the fixed minimum rent that Tenant must pay to Landlord pursuant to Article III.

“Natural Breakpoint” means, with respect to any period, the quotient obtained by dividing Minimum Rent payable for that period, by                      percent (    %).

“Normal Business Hours” means the days and hours normally maintained by similar businesses dealing at the Resort with the public.

“Occupancy Date” means the date of this Lease.

“Opening Date” means the date set forth in paragraph 1.1.10.

“Operating Costs” means all costs incurred by Landlord (including costs assessed by the Condominium Association, POLA and the Village at Copper, to Landlord as the owner of the Commercial Space) for the

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

ownership, operation, management, maintenance (preventive and otherwise), repair and replacement of the Commercial Space. By way of example, but not limitation, Operating Costs includes: (a) salaries and other compensation paid to employees, independent contractors and agents of Landlord; (b) the costs of repairs and maintenance and the costs of supplies, tools, materials and equipment used therein that, under generally accepted accounting principles, would not be capitalized; (c) premiums and other charges for insurance; (d) costs of electricity, water, gas, fuel or other utilities; (e) license, permit and inspection fees; (f) accounting fees, costs and disbursements; (g) legal fees, costs and disbursements (excluding those (i) related to disputes with tenants, (ii) based on Landlord’s negligence or willful misconduct, and (iii) related to Landlord’s negotiation and enforcement of leases); (h) the annual amortization of the cost of any capital repair, replacement, or improvement made, or capital equipment; (i) interest, at the Interest Rate, on the undepreciated portion of any capital item being amortized in accordance with the terms and conditions of clause (h) above; (j) promotion and advertisement; (k) an administrative fee equal to fifteen percent (15%) of all Operating Costs, other than the administrative fee described in this clause (k); and (l) management fees.

To the extent that Landlord incurs any Operating Costs for Landlord’s other commercial premises within the Resort in addition to the Commercial Space (such as the cost of promoting and advertising Landlord’s commercial premises within the Resort or any portion thereof), Landlord may allocate such Operating Costs among the Commercial Space and the remainder of Landlord’s commercial premises within the Resort in any reasonable manner that Landlord deems appropriate.

“Percentage Rent” means the rent based on Gross Revenue that Tenant must pay to Landlord pursuant to Articles I and III.

“Person” means any individual, firm, partnership, corporation, joint venture, corporation or any other entity.

“POLA” means the Copper Mountain Property Owners and Lessees Association, a Colorado nonprofit corporation.

“POLA Documents” means, as amended, supplemented, modified or amended and restated from time to time, (a) the Amended Copper Mountain Property Owners and Lessees Agreement recorded in the Clerk and Recorder’s Office for Summit County, Colorado at Reception No. 632789, (b) the Articles of Incorporation of the Copper Mountain Property Owners and Lessees Association, (c) the Bylaws of the Copper Mountain Property Owners and Lessees Association, if any, and (d) the Rules and Regulations of the Copper Mountain Property Owners and Lessees Association, if any.

“Premises” means the property described on Schedule B.

“Related Entity” has the meaning given to that term in paragraph 9.2.1.

“Relevant Person” has the meaning given to that term in paragraph 12.1.1.

“Renewal Option” has the meaning given to that term in paragraph 1.1.4.1.

“Renewal Option Period” has the meaning given to that term in paragraph 1.1.4.1.

“Rent” means any Minimum Rent, Percentage Rent and Additional Rent and all other amounts payable by or on behalf of Tenant from time to time whether or not described as Rent (other than Sales Tax).

“Rent Commencement Date” means the date of this Lease.

“Resort” means the Copper Mountain Resort located in Summit County, Colorado.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

“Resort Assessments” means those assessments to be paid in accordance with Schedule H.

“Resort Charge Card” means any charge card issued pursuant to the Resort Charge Card Program.

“Resort Charge Card Program” means the charge card program, if any, operated by Landlord, the Resort Owner, or the Village at Copper pursuant to which guests of the Resort may charge purchases of goods and services to their accounts with the operator of the Resort Charge Card Program, rather than paying cash.

“Resort Owner” means the owner of the Resort from time to time.

“Secured Financing” means any loan or other financing secured by a mortgage, trust deed, pledge or other security agreement affecting all or any part of Landlord’s interest in the Commercial Space.

“Secured Lender” means the creditor of any Secured Financing or any agent or trustee acting on the creditor’s behalf.

“Security Deposit” means the amount set forth in paragraph 1.1.9, deposited by Tenant with Landlord pursuant to Section 14.5.

“Subordination Agreement” has the meaning given to that term in Section 10.1.

“Taxes” means all real property taxes, surtaxes, rates, water charges, sewer charges, duties and assessments, whether municipal, school, local improvement, general or special, imposed from time to time by any Taxing Authority in respect of the Commercial Space or the real estate of which the Commercial Space is a part or upon Landlord or the owner(s) of such real estate on account of its/their interest therein. “Taxes” shall also include all costs, fees, expenses and time charges incurred by Landlord in contesting any of the same or negotiating with Taxing Authorities with respect thereto, or in doing any examinations, studies or research to determine the feasibility of contesting any of the same or negotiating with the Taxing Authorities with respect thereto (including, without limitation, all reasonable attorneys’ fees and disbursements and appraisal and other fees and charges). If the system of taxation is altered or varied from that in force at the beginning of the Term and any new tax, surtax, rate, duty or assessment is levied or imposed in substitution for or in addition to previously existing Taxes, or there shall be levied against Landlord a tax or license fee measured by gross rents, then any such new tax, surtax, rate, duty, assessment or license fee shall be included in “Taxes.”

“Taxing Authority” means any duly constituted governmental or quasi-governmental authority or condominium association, whether federal, state, municipal, local, school or other, legally empowered to impose any Taxes.

“Tenant” means the party set forth in paragraph 1.1.1(2).

“Tenant Design Guidelines” means the Copper Mountain Commercial Tenant Design Guidelines, dated July 1, 2000.

“Tenant Security” means any mortgage, deed of trust, pledge, security interest, charge or any other form of encumbrance granted by or agreed to by Tenant or any other Person (other than Landlord) with respect to its rights in this Lease, the Premises, or any property, whether real or personal, located in or forming part of the Premises, to secure in whole or in part any loan, indebtedness, authorized credit or other obligation.

“Tenant’s Proportionate Share” means the percentage calculated by dividing the Area by the Gross Leased Area of the Commercial Space; provided, however, that such percentage shall be subject to recalculation based upon modifications in the actual Area or the Gross Leased Area of the Commercial Space.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

“Tenant’s Work” means all items of work, other than Landlord’s Work, that are necessary to complete the Premises for use and occupancy by Tenant for the purposes of its business, including, without limitation, all such items described as “Tenant’s Work” in Schedule D, if necessary.

“Term” means the lease period specified in paragraph 1.1.3 and includes all renewals or extensions agreed to in writing by Landlord.

“Termination Date” has the meaning given to that term in paragraph 1.1.3.

“Unavoidable Delay” means any delay occasioned by force majeure, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental rules, regulations or orders, bankruptcy of contractors or any other condition whether of the foregoing nature or not (other than the financial condition of either Landlord or Tenant, as the case may be) which is beyond the reasonable control of Landlord or Tenant, as the case may be.

“Village” means that portion of the Resort described in and made subject to the Village Documents.

“Village at Copper” means The Village at Copper Association, Inc., a Colorado nonprofit corporation.

“Village Documents” means, as amended from time to time, (a) the Declaration of Covenants, Conditions and Restrictions for The Village at Copper, recorded in the Clerk and Recorder’s Office for Summit County, Colorado at Reception No. 624808 as amended by amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper, recorded June 29, 2001 under Reception No. 656121, (b) the Articles of Incorporation of The Village at Copper Association, Inc., (c) the Bylaws of The Village at Copper Association, Inc., and (d) the Rules and Regulations for The Village at Copper Association, Inc., if any.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE B

LOCATION OF THE PREMISES

(See attached)

1. The Premises: Space              in Condominium Unit          in             , consisting of approximately          square feet, the boundaries of which shall extend (i) to the exterior face of all exterior walls, doors and windows, (ii) to the exterior face of all interior walls or other partitions, doors and windows separating the Premises from any common property, (iii) to the center line of partitioning walls separating the Premises from adjoining leasable premises and (iv) from the top surface of the structural sub-floor to the underside of any structural floor slab situated immediately above the ceiling of that portion of the Commercial Unit (and for greater certainty excluding any area below the floor and above the ceiling of such Premises).

2. Sketch of the Premises: See attached sketch.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE C

MINIMUM RENT SCHEDULE

For the period beginning on the Rent Commencement Date and ending on the last day of the Term,                     , Tenant shall pay Minimum Rent at such rates as agreed with Landlord.

C-1

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE D

LANDLORD’S WORK AND TENANT’S WORK

I. LANDLORD’S WORK

None.

II. TENANT’S WORK

A. GENERAL TERMS AND CONDITIONS

Tenant may not commence any construction, installation or improvement at the Premises unless and until the same have been reviewed and approved by Landlord; and if Landlord conditions its approval for such improvements, Tenant shall incorporate such changes required by Landlord. Tenant must perform and complete its improvements at the Premises and all other alterations or improvements to the Premises in a good and workmanlike manner and in compliance with (a) all applicable requirements of the Lease and the Tenant Design Guidelines, (b) all applicable laws, rules, regulations, orders and other legal requirements, including without limitation The Summit County Building Code and the Americans with Disabilities Act, (c) all applicable requirements of the Village at Copper, and (d) all applicable requirements of the Condominium Association. Landlord shall provide Tenant an allowance of $                    , upon Tenant providing Landlord with subcontractor’s invoice and lien waivers for all improvements, additions, replacements and renovations provided and installed by the Tenant in connection with Tenant’s Work.

1. Frontage Inside Wall

Tenant is responsible for finishing inside frontage wall.

2. Floor finishing and Covering

Tenant is responsible for finishing the floor, which shall be level with the exterior walkway that abuts the Premises; provided, however, that if the floor of the Premises is not level with the adjacent walkway, Tenant shall be responsible for meeting all applicable federal, state and local handicap accessibility requirements pursuant to plans approved by Landlord in its sole discretion.

3. Store Ceiling Finish

Tenant is responsible for the construction and installation of a finished ceiling, if any. If a finished ceiling is not installed, Tenant shall paint the existing ceiling and make all other improvements thereto that Landlord deems necessary. Any ceiling installed by or for Tenant must leave adequate space and have access panels for making connections to both existing and new mechanical and electrical equipment above the ceiling.

4. Roof

Any roof penetration caused by Tenant must be repaired, at Tenant’s sole expense, by the original base building subcontractor that installed the original roof membrane for Landlord.

5. Demising Wall Finish

All wall finish (other than existing gypsum board) will be provided and installed by Tenant at its expense. If Tenant uses a public address or other sound system at the Premises, Tenant must insulate the demising walls of the Premises in order to obtain a sound transmission coefficient of fifty-three (53) or higher.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

6. Interior Store Finish

Tenant is responsible for all interior finishing of the Premises, and will not use rubber or vinyl wall base in any area of the Premises that is visible to the public.

7. Tenant’s Sign

Tenant is responsible for store signage, which (i) will contain only the store’s name, (ii) will be illuminated, and (iii) will conform to Landlord’s sign criteria. All signage and methods of illumination thereof, if any, shall be subject to Landlord’s prior written approval. Tenant shall conceal all conduit running from the building to any store signage.

8. Burglar Alarm System

Tenant shall install a burglar alarm system approved by Landlord, which shall be linked to a central monitoring system, and shall not have a visible metal strip on the windows or doors.

B. THE MECHANICAL SYSTEM

1. Sprinkler System

Should Tenant or the local fire department require any change to the layout of the sprinkler system at the Premises, such changes shall be made at Tenant’s sole expense.

2. Access Panels

Tenant will provide and install all necessary access doors in the ceiling. These access points will be used for operation verification and maintenance of the mechanical and electrical equipment located above the ceiling of the Premises.

3. Ventilation: Climate Control

Tenant shall provide and install in the Premises the diffusers, distribution system, equipment and room temperature controls necessary to adequately control the climate of the premises.

C. THE ELECTRICAL SYSTEM

1. Electrical Unit

Tenant shall install an electrical meter to measure all electricity used at the Premises. Placement of the meter shall be subject to Landlord’s prior written approval.

2. Lighting

Tenant will provide and install all panels, equipment, wires, transformers and lighting fixture, and other items related to lighting of the Premises, required for Tenant’s purposes.

3. Layout Work by the Tenant

Tenant must use the electrical system at the Premises for its electrical current requirements during all of Tenant’s Work.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

4. Telephone Service

Tenant is responsible for arranging for the installation of all telephone wiring at the Premises.

5. Cable Television

Tenant is responsible for arranging for the installation of all cable television wiring at the Premises.

6. Fire Alarm

Tenant shall modify, as required, the base building fire alarm system at the Premises; provided, however, that all modifications to the fire alarm system shall be done by Landlord’s contractor at Tenant’s expense.

III. APPROVALS AND PERMITS

Tenant shall apply for, obtain and pay for all applicable building, plumbing, electrical, signage and occupancy permits for all Tenant’s Work prior to opening for business at the Premises (including final approval of all of Tenant’s work). All permits must be properly displayed throughout the period of Tenant’s Work.

In order to establish a high standard of presentation and workmanship by each tenant, no Tenant Work shall commence without written approval from Landlord and receipt by the Landlord of a building permit and of all necessary required insurance coverage for all such Tenant Work.

IV. ACCREDITED PROFESSIONALS

A. Architects: Designers

Only designers accredited as such by the American Institute of Architects may be utilized for Tenant’s preliminary plans, design concept, and final working drawings.

B. Tradespeople

Tenant must utilize accredited tradespeople authorized to work in Summit County for all of Tenant’s Work.

Tenant must utilize an accredited general contractor authorized to work in Summit Country for Tenant’s Work, which must provide evidence of (i) general liability insurance in the amount of at least Two Million and No/100 Dollars ($2,000,000), and (ii) its general contractor’s license, evidenced of which must be provided to Landlord prior to commencement of Tenant’s Work.

Landlord reserves the right to disapprove of the general contractor to be utilized by Tenant for execution of Tenant’s Work. Tenant’s Work shall be approved by the Landlord at its sole discretion.

Tenant is required to utilize the base building consultants or contractors when designing systems or performing work that involves modifications to the base building.

V. TENANT’S DRAWINGS AND SPECIFICATIONS

A. Tenant shall furnish to Landlord, pursuant to the terms of its Offer to Lease, a first phase design submission of Tenant’s Work at one/quarter inch (¼”) scale or larger showing each of the following:

1. preliminary plan of the premises indicating interior design concepts;

2. plan, elevation and section of the interior and of the proposed store-front, including definitive signage information;

3. mechanical and electrical requirements;

4. location of interior partitions and type of construction to be used;

5. general layout for ceiling and lighting; and

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

6. all finishes.

B. Landlord shall notify Tenant either of its approval or disapproval of the Preliminary Submission. In the case of disapproval, Landlord will also advise Tenant of the reasons therefor, and may indicate any specific changes required. Tenant shall then promptly prepare and submit to the Landlord, an amended Preliminary Submission incorporating the changes requested by Landlord.

C. After the Preliminary Submission is finally accepted by Landlord, Tenant will submit to the Landlord for its review accurate and complete working drawings of all Tenant’s Work, which Final Submission will be based upon the Accepted Preliminary Submission. The Final Submission will be made by means of one (1) sepia and six (6) sets of prints, to include:

1. Drawings and interior design will include:

a) a subfloor plan (if required);

b) a floor plan;

c) the elevation of the inside walls;

d) the elevation of the frontage;

e) a reflected ceiling plan;

f) details and cross-sections;

g) sign drawings;

h) finish board; and

i) proposed schedule for all trades.

2. Drawings of mechanical installations will include:

a) diagram of the HVAC system;

b) diagram of the plumbing system; and

c) diagram of the sprinkler system.

3. Drawings of electrical installations will include:

a) a circuit and wire diagram, as well as a list of loads used;

b) a service and lighting plan;

c) details; and

d) alarm system.

D. Landlord shall notify Tenant promptly of its approval or disapproval of the Final Submission. In the case of Disapproval, Landlord shall also advise Tenant of the reasons therefor, and indicate any specific changes required. Tenant shall then promptly prepare and submit to Landlord an amended Final Submission incorporating the changes requested by Landlord.

E. Tenant acknowledges that the prompt and accurate submission of both the Preliminary Submission and the Final Submission is essential to the expeditious completion of Tenant’s Work and to enable the Premises to be open for business to the public by the Opening Date.

F. At completion of Tenant’s Work, and prior to the Tenant’s opening of business at the Premises, Tenant must provide Landlord with drawings stamped “as built”, by the mechanical, electrical and structural engineers.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE E

INTENTIONALLY OMITTED

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE F

TENANT ESTOPPEL CERTIFICATE AND

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS TENANT ESTOPPEL CERTIFICATE AND SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the                      day of                                         , 2004, among                                         , a                                          (“Lender”),                                         , a                                          (“Landlord”), and                                         , a                                          (“Tenant”).

Recitals

A. Landlord has agreed to sell the Property, as defined herein (the “Sale”) to                                         , a                                          (“Successor Landlord”).

B. Lender has agreed to make a loan to Successor Landlord (the “Loan”), upon certain terms and conditions.

C. The Loan shall be secured by, among other things, a deed of trust (the “Deed of Trust”) executed by Successor Landlord for the benefit of Lender, creating a first lien upon that certain tract of real property described on Schedule A attached hereto, together with the improvements constructed or to be constructed thereon (the “Property”), and such other security agreements, financing statements and assignments as Lender may require (the Deed of Trust and all such other security instruments are hereinafter collectively referred to as the “Collateral Documents”).

D. Tenant is the lessee of part of the Property (the “Demised Premises”), under and by virtue of a lease (the “Lease”) between Landlord and Tenant dated                     , a true, correct and complete copy of which is attached hereto as Exhibit A.

E. It is a condition to the Loan or the Sale that Tenant confirm certain matters relating to the Lease and that Tenant subordinate the Lease and all of Tenant’s rights thereunder to the Collateral Documents and the liens and security interests created thereby.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender, Landlord and Tenant hereby agree as follows:

1. Confirmation of Lease Terms. Tenant represents and confirms to Lender as follows:

(a)                                          is the tenant under the Lease and the Lease is presently free from defaults by both Landlord and Tenant.

(b) The Lease is in full force and effect and has not been canceled, assigned, extended or modified, except as follows (which are attached as Exhibit A):

__________________________________________

__________________________________________

__________________________________________

__________________________________________

__________________________________________

__________________________________________

__________________________________________

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

(c) The Demised Premises constitute approximately              square feet of rentable area.

(d) The term of the Lease commenced on                     . Tenant’s obligation to pay rent commenced on                     . The expiration date of the Lease is                     . Tenant has          (    ) option of          (    ) years to renew the Lease, as set forth in the Lease.

(e) Tenant has no rights to terminate the Lease in whole or in part prior to the expiration of the term, no rights to expand the Demised Premises and no options or rights of first refusal with respect to the Property or any portion thereof except as follows:

__________________________________________

__________________________________________

__________________________________________

(f) The Lease represents the entire agreement between Landlord and Tenant relating to the Demised Premises, and specifically, Tenant is not permitted any rent abatement, rental concession, rebate of rent, or other offset or credit against rents except as provided for in the Lease.

(g) The fixed annual minimum rent due under the Lease is $                    , payable monthly in advance on the first day of each calendar month, and the fixed rent is subject to the following increases: as shown on                      of the Lease as modified by                     .

(h) Percentage rent is payable by Tenant pursuant to                      of the Lease.

(i) Tenant’s share of operating expenses/common area charges, insurance and real estate taxes is         % of                                                                                  .

(j) Fixed annual minimum rent has been paid through                                         .

(k) Tenant’s share of operating expenses/common area charges, insurance and real estate taxes has been paid through                                         .

(l) Percentage rent has been paid through                                         .

(m) Tenant will not pay rent for more than one (1) month in advance without ender’s prior written consent.

(n) No security or other deposit has been paid by Tenant with respect to the Lease except as follows:                                         .

(o) Tenant is in occupancy of the Demised Premises and is open for business. All work to be performed for Tenant under the Lease has been performed as required and has been accepted by Tenant, except as follows:

__________________________________________

__________________________________________

__________________________________________

(p) There are no actions, whether voluntary or involuntary, pending under the United States Bankruptcy Code or any similar law in which Tenant is a “debtor” or in which, if Tenant is a partnership, any general partner of Tenant is a “debtor.”

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

(q) As of the date hereof, Tenant is not entitled to any credits, reductions, offsets, defenses, free rent, rent concessions or abatements of rent against the payment of rent or other charges under the Lease.

(o) Tenant has not assigned or pledged the Lease or sublet any portion of the Demised Premises except as follows:

__________________________________________

__________________________________________

__________________________________________

(p) Tenant is not aware of any defaults by Landlord in Landlord’s performance of its obligations under the Lease.

(q) Tenant has paid all sales and use taxes applicable to Tenant, except those that are not currently due.

2. Subordination. The Lease and all of Tenant’s rights thereunder are, and shall at all times continue to be, subordinate to the Collateral Documents and the liens and security interests created thereby, regardless of how often or in what manner the Loan, together with the liens securing the same, and any of the Collateral Documents, may be increased, renewed, extended or modified.

3. Non-Disturbance. So long as Tenant is not in default in the performance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed, Tenant’s possession and occupancy of the Demised Premises and the Tenant’s rights and privileges under the Lease shall not be diminished or interfered with by Lender in the exercise of any of Lender’s rights under the Deed of Trust.

4. Attornment. In the event of the foreclosure of the lien of the Deed of Trust or if the Demised Premises are conveyed to Lender by deed in lieu of foreclosure, Tenant shall attorn to Lender or the purchaser upon any such conveyance or foreclosure sale and shall recognize Lender or such purchaser as the lessor under the Lease and Lender or such purchaser shall have the same rights and remedies under the Lease as Landlord. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Lender or any such purchaser: (a) any instrument or certificate which, in the reasonable judgment of Lender or such purchaser, may be necessary or appropriate to evidence such attornment, and (b) an estoppel certificate in form and substance consistent with this Agreement. Further, from and after any such attornment, Lender or such purchaser shall be bound to Tenant under all of the terms, covenants and conditions of the Lease; provided, however, that Lender or such purchaser shall not be:

(a) liable for any action or omission of, or any payment required to be made by, any prior lessor (including Landlord and Successor Landlord);

(b) bound by any rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord and Successor Landlord);

(c) liable for the return or application of any security deposits unless Landlord delivers such deposits to Lender;

(d) bound by any termination, surrender, amendment or modification of the Lease made without Lender’s written consent; or

(e) subject to any offsets or deficiencies which Tenant might be entitled to assert against any prior lessor (including Landlord and Successor Landlord).

F-3

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

5. Notice and Cure Rights. In the event that Tenant ever notifies Landlord or Successor Landlord of a default or claimed default by Landlord or Successor Landlord under the Lease, Tenant shall send a copy of the written notice or a written explanation of any oral notice (the “Notice”) concurrently therewith to Lender at the address set forth below and no such notice of default shall be deemed given to Landlord unless and until such notice has been delivered to Lender. Lender shall be permitted (but shall have no obligation) to remedy any such default or claimed default specified in the Notice within an equal period of time, commencing on the date lender receives or is deemed to have received such Notice, that Landlord or Successor Landlord would be permitted to remedy the same pursuant to the terms of the Lease. Notwithstanding the foregoing, Lender shall have a minimum of thirty (30) days after its receipt of the Notice to remedy the default or claimed default; provided, however, that if such default or claimed default cannot be remedied with reasonable diligence by Lender within thirty (30) days, Lender shall have such additional time as is reasonably necessary to remedy the default with reasonable diligence and continuity. Furthermore, if a default can be reasonably remedied only if Lender first obtains possession of the Property or if any default is not susceptible of cure by Lender, Lender shall have any additional time as is reasonably necessary under the circumstances to obtain possession of the Property and, if such default is susceptible of cure by Lender, to remedy the default with reasonable diligence and continuity thereafter.

6. No Diminution of Landlord’s or Successor Landlord’s Rights. Nothing contained herein is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of Landlord or Successor Landlord under the Lease in the event of default by Tenant in the performance of any of the terms, covenants or conditions of the lease on Tenant’s part to be performed.

7. Notices. Any notice required or permitted to be given hereunder shall be in writing and will be deemed given (a) upon personal delivery, (b) on the first business day after receipted delivery to a courier service which guarantees next-business-day delivery, or (c) on the third business day after mailing, by registered or certified United States mail, postage prepaid, in any case to the appropriate party at its address set forth below:

If to Lender:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

If to Landlord:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

If to Tenant:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

If to Successor Landlord:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

Any party may change such party’s address for notices or copies of notices by giving notice to the other parties in accordance with this Section.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

8. Choice of Law. The validity and construction of this Agreement shall be governed by the laws of the State of                     .

9. Modifications. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns, and any purchaser or purchasers at foreclosure of the Demised Premises, and their respective heirs, personal representatives, successors and assigns.

10. Reliance. Tenant acknowledges that Lender, Successor Landlord and Landlord, their members, partners, shareholders, successors and assigns shall be entitled to rely upon Tenant’s representations set forth in this Agreement. This Agreement shall be binding upon and to the benefit of the Lender, Successor Landlord and Landlord, their members, partners, shareholders and assigns.

IN WITNESS WHEREOF, Lender, Landlord, Successor Landlord and Tenant have duly executed and delivered this Agreement as of the day and year first above written.

[SIGNATURES AND NOTARIES FOR ALL PARTIES]

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE A

to

TENANT ESTOPPEL CERTIFICATE AND

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

DESCRIPTION OF PROPERTY

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

EXHIBIT A

TO

TENANT ESTOPPEL CERTIFICATE AND

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

LEASE

See Attached

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE G

TENANT GROSS REVENUE REPORTING REQUIREMENTS

1.	Reports. Tenant shall submit to Landlord: (a) a monthly written statement setting forth the Gross Revenue for each calendar month and the Percentage Rent obligation for such month on the form Landlord provides (a “Monthly Statement”) on or before the twentieth (20) day of the succeeding month; and (b) within sixty (60) days after the expiration of each Lease Year, an annual certified statement (an “Certified Statement”) signed by Tenant and certified to be true and correct and in such detail, form and style as Landlord reasonably requires, showing the amount of Gross Revenue for each calendar month of such Lease Year and certified by independent accountants of Tenant reasonably acceptable to Landlord that: (i) they have examined the report of Gross Revenue for each calendar month of such Lease Year, (ii) their examination included a general review of Tenant’s accounting procedures and (iii) in their opinion, the report presents accurately the Gross Revenue for each calendar month of such Lease Year computed in accordance with the provisions of this Lease and generally accepted accounting principles, consistently applied. If Tenant fails to submit any Monthly Statement or Certified Statement when required to do so, or if any such statement is not in conformity with the foregoing relevant requirements, then in addition to all of Landlord’s other rights and remedies under this Lease, Tenant shall pay to Landlord, for the delay or inadequacy in performance of such obligation or obligations, a penalty equal to one hundred dollars ($100.00) per day for each day that the failure continues uncured. Tenant hereby renounces all rights to have the penalty reduced, even if the pertinent obligation referred to in this paragraph is performed in part.

2.	Controls. Tenant shall keep and shall require its assignees, subtenants, transferees and licensees, if any, to keep accurate records, data and information of and concerning Gross Revenue in respect of a Lease Year (“Controls”) on the Premises or, if approved by Landlord in writing, at Tenant’s principal place of business, for a period of not less than three (3) years following the end of such Lease Year. The Controls must be sufficient to enable a certified public accountant or professional sales auditor (“Auditor”) to accurately determine Gross Revenue, and must include, without limitation: (a) daily dated cash register tapes, including tapes from permanent and temporary registers; (b) serially numbered sales slips; (c) the originals of all mail, computer, electronic or other type of orders received at or processed through the Premises; (d) the original records of all telephone orders received at or processed through the Premises; (e) settlement report sheets of transactions with subtenants, concessionaires, licensees and other occupants of the Premises; (f) the original records showing that merchandise returned by customers was purchased at the Premises by such customers; (g) memorandum receipts or other records of merchandise taken out on approval; (h) such other sales records, if any, which would normally be examined by an auditor pursuant to accepted auditing standards in performing an audit of Gross Revenue; (i) books and records showing inventories and receipts of merchandise kept at or sold through the Premises; (j) daily bank deposit slips and monthly bank statements; (k) all income, sales and occupational tax returns; and (l) the records specified in the paragraph for subtenants, licensees and concessionaires. Tenant shall cause each transaction within the definition of Gross Revenue to be separately and overtly recorded at the time made (whether for cash or credit) in a cash register which complies with Landlord’s reasonable requirements, including, without limitation, the requirement that such register be sealed or have a nonresettable cumulative total and “overrun counter.” Landlord shall not disclose any confidential information it obtains concerning Gross Revenue, except to the extent that disclosure is reasonable in the conduct of Landlord’s business or is required by law.

3.	Examination and Audit. As the bona fide control of Gross Revenue and the due payment of Percentage Rent are essential conditions of this Lease, Landlord may have any Controls affecting the determination of Gross Revenue audited or examined by an Auditor it designates in its sole discretion (any such audit or examination is referred to in this Lease as an “Audit”). Tenant shall cooperate with the Auditor to the fullest extent requested, and shall promptly provide the Auditor with access to and copies of all Controls in Tenant’s possession or under its control. The Audit may be conducted at the Premises or at Tenant’s principal place of business. The Auditor shall use reasonable efforts not to unduly interfere with Tenant’s business operations while conducting the Audit. If the Auditor reports that the Controls it was

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

able to inspect were sufficient to permit an accurate determination of Gross Revenue for the period in question, and that there has been any overpayment or underpayment of Percentage Rent, then as the case may be: (a) Tenant shall pay to Landlord within ten (10) days after receiving a copy of the Auditor’s report the deficiency shown by such report, together with interest on the deficiency at the Interest Rate from the date the Certified Statement was due, without prejudice to Landlord’s other rights or remedies, or (b) Landlord shall credit any overpayment against installment(s) of Rent due under this Lease until the balance of the overpayment amount is reduced to $0.00.

If the Auditor reports that the Controls it was able to inspect were insufficient to permit an accurate determination of Gross Revenue for the period in question, or that no Controls were made available, Landlord may estimate Gross Revenue for the period based upon any Controls supplied to Landlord or the Auditor which Landlord in its sole discretion considers reliable, as well as the apparent volume of business conducted on or from the Premises. Tenant shall pay any deficiency in Percentage Rent resulting from Landlord’s estimate, together with interest at the Interest Rate from the due date of the Certified Statement, without prejudice to Landlord’s other rights or remedies. Landlord shall have the right, in addition to all other Audit, inspection and other rights of a similar nature, to place an authorized representative on the Premises during regular business hours to check and tabulate Gross Revenue.

If an Audit discloses that Gross Revenue was understated by three percent or more, or if the Auditor reports either that the Controls it was able to inspect were insufficient to accurately determine Gross Revenue or that no Controls were made available, then, without prejudice to any other rights or remedies of Landlord, Tenant shall pay to Landlord, on demand, the cost of the Audit as Additional Rent. If Tenant is obligated to pay the cost of the Audit more than once, then Tenant shall also thereafter pay, in addition to the cost of such Audits, a penalty equal to five times the amount of any deficiency in Percentage Rent determined by the Audits or by Landlord’s estimate made hereunder, as Additional Rent, without prejudice to Landlord’s other rights or remedies. Tenant hereby waives any right to have the penalty reduced, even if the obligation is performed in part.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE H

RESORT ASSESSMENTS

1. Village at Copper Sales Assessment.

A. Pursuant to the Village Documents, Landlord must:

(i) pay to the Village at Copper an assessment (the “Sales Assessment”) on all sales (“Taxable Sales from the Premises”) of goods and services made from the Premises that are subject to the Colorado Emergency Retail Sales Tax Act of 1935, Colorado Revised Statutes, 1973, Title 39, Article 26, (as the same may be amended or replaced from time to time, together with all regulations promulgated thereunder, the “Colorado Sales Tax Act”;

(ii) deliver to the Village at Copper true and complete copies of all written reports, returns, statements, records and declarations including all supplements and amendments thereto that are made or provided to the State of Colorado in connection with all Taxable Sales from the Premises.

B. The current rate of the Sales Assessment is three percent (3.0%), of the amount of all Taxable Sales from the Premises.

C. From and after the Occupancy Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to the Village at Copper as a Sales Assessment with respect to all Taxable Sales from the Premises each time and at such times as Tenant is required to pay tax to the State of Colorado under the Colorado Sales Tax Act.

D. Tenant shall deliver to Landlord and to the Village at Copper, as Landlord directs, true and complete copies of all reports that are made or provided to the State of Colorado in connection with Taxable Sales from the Premises each time and at such times as Tenant is required to deliver the same to the State of Colorado under the Colorado Sales Tax Act.

2. Village at Copper Recreation Assessment.

A. Pursuant to the Village Documents, Landlord must:

(i) pay to the Village at Copper an assessment (the “Recreation Assessment”) on all gross receipts, whether in the form of cash, check, credit or charge (“Recreation Income”), from:

(a) the operation of any (A) athletic facility, such as any aquatic, golf, tennis, gym, spa, exercise, hiking, biking, skiing, skating, snowshoeing or equestrian facility, or (B) other recreational facility, such as a movie theater or a performing arts theater, within the Premises;

(b) the lease of any athletic or other recreational equipment from the Premises, if not covered by the Sales Assessment; and

(c) the sale of lessons, instructions or guide services relating to any athletic or other recreational activities from the Premises; and

upon request, deliver to the Village at Copper true and complete copies of all records regarding Recreation Income from operations within the Premises.

B. The current rate of the Recreation Assessment is two and three-tenths percent (2.3%) percent of all Recreation Income.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

C. From and after the Occupancy Date, Tenant shall pay to Landlord, as Additional Rent, any and all amounts due from Landlord to the Village at Copper as a Recreation Assessment with respect to all Recreation Income generated at the Premises. Tenant shall pay such Additional Rent to Landlord on or before the twentieth day of each calendar month for Recreation Income received during the preceding month.

D. Tenant shall deliver to Landlord and to the Village at Copper, as Landlord directs, true and complete copies of all reports regarding Recreation Income from the Premises that the Village at Copper requires from Landlord.

3. Village at Copper Annual Real Estate Assessments.

A. Pursuant to the Village Documents, Landlord must:

(i) Pay to the Village at Copper an annual assessment (the “Annual Real Estate Assessment”) in an amount equal to the product obtained by multiplying (a) the Area of such Commercial Space by (b) the Annual Commercial Real Estate Assessment Rate (as defined in the Village Documents) by (c) the Zone Ratio (as defined in the Village Documents) applicable to each such Commercial Space.

(ii) From and after the Occupancy Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to the Village at Copper as an Annual Real Estate Assessment. The Landlord shall give Tenant written notice of the amount of the Annual Real Estate Assessment and the same shall become due and payable the earlier of (i) fifteen (15) days after such notice shall have been given or (ii) June 15 of each year.

4. Condominium Assessments.

A. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to the Condominium Association as assessments under the Condominium Documents.

5. POLA Assessments.

A. From and after the Occupancy Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to POLA, as assessments under in the POLA Documents.

H-2

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE I

TENANT INSURANCE REQUIREMENTS

1.1 Tenant’s Insurance.

1.1.1. Tenant shall maintain throughout the Term, at Tenant’s expense, the following insurance, in the amounts specified below or such other amounts as Landlord from time to time reasonably requests: (a) public liability and property damage insurance, with limits of at least One Million and No/100 Dollars ($1,000,000) for death or injury to one person, Three Million and No/100 Dollars ($3,000,000) for death or injury to more than one person per occurrence and Five Hundred Thousand and No/100 Dollars ($500,000) for property damage per accident or occurrence, which public liability and property damage insurance shall include premises operations, personal injury, employers’ blanket contractual liability, products/completed operations hazard, broad form property damage and independent contractors coverages and provisions for cross-liability and severability of interest; (b) property insurance covering (i) all of Tenant’s leasehold improvements (including Tenant’s Work), trade fixtures, and other personal property from time to time in, on or upon the Premises, and (ii) those portions of the Premises that do not constitute general common elements of the Condominium (including, without limitation, interior demising walls), in an amount not less than the full replacement cost thereof, without deduction for depreciation, providing protection against any peril included within the classification “all risks” insurance, which insurance may be subject to a deductible of not more than three percent of the replacement cost of the property insured, and, except with respect to Tenant’s trade fixtures and other personal property, must contain the standard mortgage clause of any Secured Lender; (c) business interruption and use and occupancy insurance on a profits form with coverage equal to 100 percent of anticipated net profits and insured standing charges for at least one year; and (d) any additional insurance that Landlord or a Secured Lender may reasonably require from time to time. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed, unless this Lease shall cease and terminate hereunder or Landlord consents in writing to another use.

1.1.2. All policies of public liability and property damage insurance maintained by Tenant under this Lease shall name Landlord, each Secured Lender, the Village at Copper and such other Persons as Landlord specifies from time to time as additional insureds as their interests may appear. Executed copies of such policies or certificates thereof shall be delivered to Landlord prior to Tenant’s occupancy of the Premises and thereafter at least thirty days prior to the expiration of the term of each such policy or at such other times as Landlord reasonably requests. Such certificate shall state that Landlord, each secured lender and each Condominium Association are additional insured and the coverage provided by Tenant’s insurer is primary to any and all insurance placed by or on behalf of such additional insureds. All public liability and property damage policies shall contain a provision that Landlord and the other additional insureds, although named as insured, shall nevertheless be entitled to recover under such policies for any loss occasioned to any of them, their servants, agents, members and employees by reason of the negligence or willful misconduct of Tenant.

1.1.3. Tenant shall maintain the insurance policies it is required to maintain under this Schedule with insurance companies and on forms reasonably acceptable to Landlord and any Secured Lender. The policies shall require at least thirty days written notice sent by registered or certified mail to Landlord before any cancellation or material change that reduces or restricts the insurance. Each policy of insurance maintained by Tenant is to be primary, non-contributing with, and not in excess of any other insurance available to Landlord, the Village at Copper or any Secured Lender.

1.1.4. Tenant shall not at any time carry any stock of goods, or do or suffer or permit anything to be done in or about the Premises that is hazardous or that in any manner will violate, suspend, void, make inoperative or tend to increase the rate of any policies of insurance of any kind at any time carried by Landlord, the Resort Owner, the Condominium Association or the Village at Copper upon the Premises, the Commercial Unit, the Commercial Space, the Condominium or the Resort and the fixtures and property therein. Any increase in the cost of any insurance carried by Landlord, the Resort Owner, the Condominium Association or the Village at Copper that is attributable to Tenant’s activities in or about the Premises or Tenant’s failure to perform and observe its obligations and covenants under this Lease shall be borne by Tenant and payable to Landlord from time to time, as Additional

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

Rent, or to the Resort Owner, the Condominium Association, or the Village at Copper, as the case may be, on demand, regardless of whether Landlord shall have consented to such activities. Tenant, at its expense, shall comply with all rules, orders, regulations and requirements of the insurance underwriters having jurisdiction over the Premises, the Commercial Unit, the Commercial Space, the Condominium, the Village or the Resort.

1.1.5. Tenant shall promptly comply, at its expense, with all requests of insurers or any insurance advisory body regarding the Premises or Tenant’s use of other portions of the Commercial Unit, the Commercial Space, the Condominium, the Village or the Resort. Tenant shall rectify, to Landlord’s reasonable satisfaction, within the time period given by Landlord to do so, any situation within the Premises which causes or may cause any insurance policy affecting the Premises, the Commercial Unit, the Commercial Space, the Condominium or the Resort to be canceled, failing which Landlord may terminate this Lease by giving written notice to Tenant, without prejudice to Landlord’s other rights or remedies.

I-2

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE J

PERMITTED USE AND MERCHANDISE LIST

1. Use. Tenant shall use the Premise for such use as agreed with Landlord.

2. Merchandise.

If not provided herewith and attached hereto, Tenant shall provide to Landlord, as soon as available, a merchandise list or menu, as applicable, which must be approved by Landlord in writing prior to the Opening Date.

3. Exclusive Use Rights.

None.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE K

FORM OF MEMORANDUM OF LEASE

Recording requested by and
When recorded return to:
____________________________
____________________________
____________________________

(Space above this line for Recorder’s Use)

MEMORANDUM OF LEASE

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS,                     , a                     , is the tenant (“Tenant”) under that certain lease dated                                         , as more particularly described in Exhibit A annexed hereto and made a part hereof (as the same has been and may hereafter be amended, modified or assigned, the “Lease”); and

WHEREAS,                                                          , a                                                                           (“Landlord”), fee owner of the property described in Exhibit B annexed hereto (the “Premises”), presently leases, rents and demises unto Tenant the Premises TO HAVE AND TO HOLD upon Tenant’s paying the Rent and other charges provided for and observing the covenants and conditions set forth in the Lease, for a term of                      (    ) years, commencing on                                          with                      (    )                      (    ) year renewal options.

NOW, THEREFORE, this Memorandum of Lease is executed by the undersigned parties with the intention that the same shall be filed for the record in the Office of the Clerk and Recorder of the County of Summit, State of Colorado, to give notice of the existence of Tenant’s leasehold estate under the Lease in and to the Premises.

IN WITNESS WHEREOF, the undersigned parties have each caused this Memorandum of Lease to be executed as of the          day of                     , 200    .

LANDLORD	TENANT

a	a

By:	By:

Title:	Title:

Dated:	Dated:

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this          day of                                           by                                      as                      of                     , a                     .

Witness my hand and official seal.

___________________________________
Notary Public

My commission expires

[SEAL]

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this          day of                                           by                                          as                      of                     , a                     .

Witness my hand and official seal.

___________________________________
Notary Public

My commission expires

[SEAL]

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

EXHIBIT A

TO

MEMORANDUM OF LEASE

Lease Description

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

EXHIBIT B

TO

MEMORANDUM OF LEASE

Legal Description

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

SCHEDULE L

ADDITIONAL PROVISIONS TO LEASE AGREEMENT BETWEEN

                                                                 ., AS LANDLORD AND

                                                                                  , AS TENANT

[This Schedule is used to make any changes to the text of the Lease]

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

Affiliate(Village Company Space Lease)

SCHEDULE M

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of                     , is by and between                                               (“Guarantor”) and                                         , a                                           (“Landlord”).

RECITALS

WHEREAS, Landlord and                                      doing business as                                  (“Tenant”), have entered into the lease (as from time to time modified, supplemented, amended, restated, replaced, renewed, extended, transferred or assigned, being collectively the “Lease”) described in Exhibit A hereto in respect of certain premises (the “Leased Premises”) located at the Copper Mountain Resort more particularly described in Exhibit A hereto; and

WHEREAS, Tenant is [NOTE – insert relationship of Tenant to Guarantor.]

GUARANTY

NOW THEREFORE, In consideration of the sum of Ten Dollars ($10.00), Landlord entering into the Lease with Tenant and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Guarantor) the parties hereto covenant and agree as follows:

1. Guarantor unconditionally, absolutely and irrevocably covenants and agrees in favour of Landlord to (a) make the due and punctual payment in accordance with the provisions of the Lease of all rent and other amounts and charges expressed to be payable under the Lease from time to time (collectively, the “Rent”) during the term contemplated by the Lease and any renewals or extensions of such term and any overholding under the Lease or other possession or control of the Leased Premises by Tenant or pursuant to the Lease (collectively, the “Term”), (b) see to or effect the prompt and complete performance of each of the terms, agreements, covenants, obligations, conditions and provisions in the Lease on the part of Tenant to be observed or performed from time to time during the Term, and (c) indemnify and save harmless Landlord from any loss, cost, expense or damage arising out of any failure (including, without limitation, any failure caused by or resulting from an Event (as such term is defined in paragraph 6)) by Tenant to pay any Rent or resulting from any failure (including, without limitation, any failure caused by or resulting from an Event) by Tenant or Guarantor to observe or perform any of the terms, agreements, covenants, obligations, conditions or provisions contained in the Lease from time to time (items (a), (b) and (c) being individually a “Lease Obligation” and collectively, the “Lease Obligations”).

2. Guarantor also covenants and agrees to pay to Landlord such further amounts as are sufficient to cover the costs and expenses actually incurred by Landlord in collecting any unpaid Rent, or enforcing any unperformed Lease Obligation, or of otherwise enforcing this Guaranty, including without limitation, reasonable attorneys’ fees and disbursements.

3. The terms, agreements, covenants, conditions, obligations and duties of Guarantor under this Guaranty from time to time will in no way be affected or impaired by reason of the happening from time to time of any of the following, although without notice to or the consent of Guarantor:

(a) the waiver by Landlord from time to time of the performance or observance by Tenant of any of the Lease Obligations;

(b) the waiver by Landlord from time to time of the performance or observance by Guarantor of any of the terms, agreements, covenants, conditions, obligations or provisions contained in this Guaranty, or the failure, omission or delay on the part of Landlord from time to time to enforce, assert or exercise any right, power or remedy conferred on or available to Landlord hereunder;

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

(c) the extension, in whole or in part, of the time for payment by Tenant of any Rent;

(d) any assignment of the Lease or subletting or parting with possession or control of the Leased Premises or any part thereof by Tenant or any consent which Landlord may or may not give to any such assignment or sublease or parting with possession or control (each being a “Transfer”);

(e) any amendment, modification, supplement, extension, renewal, restatement, replacement, Transfer or overholding of the Lease or the Leased Premises, as the case may be;

(f) any failure, omission or delay on the part of Landlord to enforce, assert or exercise any right, power or remedy conferred on or available to Landlord in or by the Lease or any settlement by Landlord with Tenant of any claim with respect to the Lease;

(g) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, conservatorship, judgment, consolidation, custodianship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, or in respect of, Tenant or any of its assets (each being a “Change”);

(h) the inability of Landlord from time to time to enforce the Lease or any of the Lease Obligations for any reason including, without limitation, if such inability is due to any default under, or invalidity or unenforceability in whole or in part of, the Lease or due to any other circumstances which might give rise to a defense available to, or a release and/or discharge of, Tenant;

(i) any change in the relationship between Tenant and Guarantor;

(j) the inability of Tenant to perform, or the release or discharge of Tenant from the performance of, any Lease Obligation by reason of any law, regulation, decree or otherwise, now or hereafter in effect;

(k) any action or inaction by Landlord which results in any impairment or destruction of rights or remedies of Guarantor to proceed against Tenant for reimbursement or otherwise; or

(l) in the event of a disaffirmance, repudiation, disclaimer, surrender, rejection or termination of the Lease prior to the expiration of the Term, (i) the failure of Landlord to relet or repossess the Leased Premises or to make any effort to do so or (ii) any reletting of the Leased Premises by Landlord at a rate or on terms acceptable to Landlord in its sole and absolute discretion.

4. Guarantor waives notice of the acceptance of this Guaranty, notice of non-performance, non-payment, and non-observance on the part of Tenant of any term or condition of the Lease, and any other notice required to be given under applicable law.

5. In the event of a default under the Lease or under this Guaranty, Guarantor waives any right of Guarantor to require Landlord to:

(a) proceed against Tenant or any other person (including any guarantor or other Guarantor or recipient of a Transfer with respect to the Lease) or pursue any rights or remedies with respect to the Lease;

(b) proceed against or exhaust any security of Tenant or any other person (including any guarantor or other Guarantor or recipient of a Transfer with respect to the Lease) held by Landlord with respect to the Lease; or

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Form of Copper Mountain / Intrawest Affiliate

(Village Company Space Lease)

(c) relet or repossess the Leased Premises; or

(d) pursue any other right or remedy whatsoever.

6. Without limiting the generality of paragraph 3 or any other provision hereof, the liability of Guarantor under this Guaranty will not be deemed to have been released, discharged, impaired or affected in any way by reason of (a) any Change, (b) the release or discharge of Tenant in any receivership, bankruptcy, winding-up, liquidation or other creditors’ proceeding, (c) the rejection, disaffirmance, disclaimer, surrender, termination, unenforceability or repudiation of the Lease including, without limitation, pursuant to bankruptcy law or otherwise or in any other proceeding, (d) the termination of the Lease by operation of law for any reason whatsoever, or (e) any Transfer of the Leased Premises or the Lease or any repossession and reletting of the Leased Premises in whole or in part by Landlord on its own behalf or on behalf of Tenant (each of items (a) to (e) being an “Event”). Notwithstanding the occurrence of any Event this Guaranty will continue with respect to the periods prior thereto and thereafter, for and with respect to the Term, as if no Event had occurred; provided that the net payments received by Landlord after deducting all costs and expenses of repossessing and reletting the Leased Premises will be credited from time to time by Landlord to reduce the liability of Guarantor hereunder, and Guarantor will pay any balance owing to Landlord from time to time immediately upon receipt of notice of the amount of such balance.

7. No action or proceeding commenced under the Lease or this Guaranty and no recovery pursuant hereto will be a bar or defense to any further action or proceeding which may be brought under this Guaranty by reason of any further default in respect of the payment of any Rent or the performance of any Lease Obligation.

8. If an Event occurs (other than a surrender of the Lease voluntarily accepted by Landlord in writing in Landlord’s sole and absolute discretion), then, at the option of Landlord (in Landlord’s sole and absolute discretion), Guarantor covenants and agrees to lease the Leased Premises from Landlord on the terms, agreements, covenants, conditions, obligations and provisions of the Lease for the residue of the Term (as if no Event had occurred) in an “as is where is” condition without any representations or warranties by Landlord. In such event, the execution and delivery of this Guaranty will be treated as execution and delivery by Guarantor as tenant of a lease of the Leased Premises on the terms and conditions of the Lease for a term equal in duration to the residue of the Term (as if no Event had occurred) in an “as is where is” condition without any representations or warranties by Landlord and it will not be necessary for a further lease document to be executed and delivered by Guarantor (although Landlord may require such a lease document to be executed and delivered and Guarantor will promptly do so upon request by Landlord). Guarantor will accept such lease and will pay rent and observe and perform the terms, agreements, covenants, conditions, obligations and provisions of such lease. Guarantor will do all such acts and things and execute and deliver all such documents as Landlord may reasonably require to give effect to this provision.

9. Until the Lease Obligations are fully satisfied, Guarantor hereby forever waives any and all rights of indemnity, reimbursement, contribution or subrogation which Guarantor may now or hereafter have against Tenant. Landlord is entitled to specific performance of Guarantor’s obligations under the provisions of this Guaranty including, but not limited to, the provisions of this paragraph.

10. If either Tenant or Guarantor makes any payment to Landlord pursuant to the Lease or this Guaranty, as the case may be, which is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Tenant or Guarantor, as the case may be, or its trustee, receiver or any other person, under any applicable bankruptcy law, provincial or federal law, common law or equitable cause, this Guaranty will continue to apply with respect to the amount so invalidated, declared to be fraudulent or preferential, set aside or required to be repaid, all as though such amount had not been paid to Landlord.

11. Guarantor makes the following representations and warranties as of the date hereof:

(a) Guarantor is duly incorporated, validly existing and in good standing under the laws of                         ;

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(Village Company Space Lease)

(b) Guarantor has the power to enter into and perform its covenants, terms, conditions, agreements and obligations under this Guaranty;

(c) the execution, delivery and performance of this Guaranty by Guarantor has been duly authorized by all necessary corporate action;

(d) the execution, delivery and performance of this Guaranty by Guarantor does not contravene (i) any existing law or any legal order applicable to, or license or permit granted to, Guarantor, (ii) any agreement or instrument to which Guarantor is a party or to which it or any of its assets is subject, or (iii) any provision of Guarantor’s constating documents;

(e) Guarantor (i) is not, and will not as a result of the execution and delivery of this Guaranty, be rendered insolvent, or (ii) does not intend to incur, or believe that it is incurring, pursuant to this Guaranty obligations beyond its ability to pay;

(f) this Guaranty constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms;

(g) no approval of any governmental entity is required for the execution, delivery and performance by Guarantor of this Guaranty;

(h) there are no conditions to the effectiveness of this Guaranty that have not been satisfied or waived; and

(i) Guarantor has a material economic interest in Tenant and the execution of the Lease by Tenant will benefit Guarantor.

12. All notices required or permitted by this Guaranty shall be in writing and shall be hand delivered or sent by recognized overnight courier (such as Federal Express) or by facsimile transmission, addressed as follows:

If to Guarantor:

If to Landlord:

or to such other address as shall, from time to time, be supplied in writing by such party in accordance with this provision. Any such notice shall be deemed given upon the earlier of receipt by the addressee, if delivered by hand or courier (or if attempted delivery is refused by the intended recipient thereof), or on the day given, if sent by facsimile transmission, provided that the party making such delivery receives an electronic confirmation setting forth the proper fax number receiving such facsimile transmission and that the entire transmission has been properly received by the addressee without communication error.

13. GUARANTOR AND LANDLORD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY IN RESPECT HEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

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(Village Company Space Lease)

14. No modification of this Guaranty will be effective unless it is in writing and signed by both Guarantor and Landlord.

15. The benefit of this Guaranty may be assigned by Landlord to any subsequent owner, transferee and/or lessee of the Leased Premises to which the Lease is assigned or transferred or to which Landlord grants a lease of Landlord’s interest in the Leased Premises as well as to any transferee of Landlord’s interest in the Lease by way of security.

16. This Guaranty will be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado.

17. This Guaranty will be binding upon and inure to the benefit of the successors and assigns of Landlord and Guarantor.

18. If any part of this Guaranty, or the application thereof to any person or in any circumstance, is to any extent held or rendered invalid, unenforceable or illegal, such part (a) will be independent of the remainder of this Guaranty and will be severable from it, and its invalidity, unenforceability or illegality will not affect, impair or invalidate the remainder of this Guaranty, and (b) will continue to be applicable to, and enforceable to the fullest extent permitted by law against, any person and in any circumstance except those as to which it has been held or rendered invalid, unenforceable or illegal.

19. Guarantor covenants and agrees to execute such further assurances and do such further acts and things in order to give effect to the intent of this Guaranty as Landlord may reasonably require from time to time. Without limiting the generality of the foregoing, Guarantor will forthwith upon demand by Landlord from time to time execute and deliver to Landlord a confirmation to the effect that notwithstanding any amendment, modification, supplement, restatement, replacement, renewal, extension or Transfer of the Lease, this Guaranty remains enforceable and in full force and effect; provided that the failure of Landlord to require Guarantor to execute any such confirmation or the failure of Guarantor to do so upon demand by Landlord will not reduce Guarantor’s covenants or obligations hereunder or the enforceability of this Guaranty.

IN WITNESS WHEREOF this Guaranty has been executed by the parties hereto on the date first above written.

GUARANTOR:

LANDLORD:

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EXHIBIT A

Description of Lease and Leased Premises

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Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

Commercial Unit #

Space #

LEASE AGREEMENT

BETWEEN

CNL INCOME COPPER, LP

AS LANDLORD,

AND

AS TENANT

AT

COPPER MOUNTAIN RESORT

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December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

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Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

11.4	Performance of Tenant’s Obligations.	14
11.5	Signage.	14
11.6	Return of the Premises; Holdover.	14
ARTICLE XII LIABILITY		15
12.1	Limitations on Landlord’s Liabilities.	15
12.2	Limitation on Tenant’s Liabilities.	15
ARTICLE XIII DAMAGE OR DESTRUCTION AND EMINENT DOMAIN		15
13.1	Damage or Destruction of Premises.	15
13.2	Damage or Destruction of the Condominium.	16
13.3	Eminent Domain.	17
ARTICLE XIV DEFAULT, REMEDIES AND SECURITY		17
14.1	Default.	17
14.2	Remedies.	18
14.3	No Implied Surrender or Waiver.	19
14.4	Indemnity.	20
14.5	Security Deposit.	20
14.6	Limitation on Landlord Liability.	21
14.7	Distress.	21
14.8	Survival Of Obligations.	21
ARTICLE XV MISCELLANEOUS		21
15.1	Landlord - Tenant Relationship.	21
15.2	Time of Essence.	21
15.3	Recordation; Confidentiality.	22
15.4	Entire Agreement; No Warranties or Representations of Landlord; Amendment.	22
15.5	Notices.	22
15.6	Captions.	22
15.7	Brokerage Commission.	22
15.8	Copper Mountain Resort Association Membership.	22
15.9	Tenant’s Undertaking.	23
15.10	No Consent During Default.	23
15.11	Interpretation.	23
15.12	Binding on Successors and Assigns.	23
15.13	Joint and Several Liability.	23
15.14	Partial Invalidity.	23
15.15	Attorneys’ Fees.	23
15.16	Notice Concerning Radon Gas.	23
15.17	No Liability for Crimes.	24
15.18	DISCLAIMER OF WARRANTY.	24
15.19	Counterparts.	24
15.20	Condominium Documents, Tenant Design Guidelines, POLA Documents and Village Documents.	24
15.21	Governing Law.	24

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Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

LIST OF SCHEDULES AND EXHIBITS

Schedule A - Definitions

Schedule B - Location of The Premises

Schedule C - Minimum Rent Schedule

Schedule D - Landlord’s Work and Tenant’s Work

Schedule E – Intentionally Omitted

Schedule F - Tenant Estoppel Certificate and Subordination, Non-Disturbance and Attornment Agreement

Schedule G - Tenant Gross Revenue Reporting Requirements

Schedule H - Resort Assessments

Schedule I - Tenant Insurance Requirements

Schedule J - Permitted Use and Merchandise List

Schedule	K – Memorandum of Lease
Schedule	L – Additional Provisions to Lease Between , as Landlord and , as Tenant
Schedule	M – Guaranty

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Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

LEASE AGREEMENT

THIS LEASE AGREEMENT is entered into this              day of                     , 20    , by CNL Income Copper, LP, a Delaware limited partnership, as Landlord, and                                 , a                                 , [Intrawest Affiliate] as Tenant. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Schedule A.

For and in consideration of the covenants and agreements given below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

ARTICLE I

BASIC LEASE PROVISIONS

1.1 Basic Provisions, Leasing and Triple Net Lease.

The following are certain basic lease provisions which are part of and are referred to in subsequent provisions of this Lease:

1.1.1 Parties and Addresses for Purposes of Notice:

(1)	Landlord:	______________________________
______________________________
Attention:______________________
Telephone No.:__________________
Facsimile No.:___________________

(2)	Tenant:	______________________________
______________________________
______________________________
Attention:______________________
Telephone No.:__________________
Facsimile No.:___________________

1.1.2 Premises. See Schedule B.

1.1.3 Term. The term of this Lease (the “Term”) shall be [fifteen (15)/ twenty (20)] years, commencing on the Occupancy Date and expiring on                          (the “Termination Date”), unless sooner terminated by law or pursuant to the terms and conditions of this Lease.

1.1.4 Renewal Option.

1.1.4.1 Tenant shall have the option to extend the initial Term of this Lease for [two (2)/ four [(4)] additional periods of [five (5)/ten (10)] years (each such option is referred to herein as the “Renewal Option” and each such period as the “Renewal Option Period”). Tenant’s ability to exercise the Renewal Option is subject to the terms set forth in paragraph 1.1.4.2. For greater certainty, Tenant does not have more than                  Renewal Options in total.

1.1.4.2 Each Renewal Option, if exercised, shall commence the day immediately following the expiration of the Term or previous Renewal Option Period, as applicable. Tenant’s ability to exercise each Renewal Option shall be subject to the following conditions: (a) Tenant shall deliver to Landlord written notice of its election

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Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

to extend this Lease on or before one hundred eighty (180) days prior to the expiration of the Term or of the previous Renewal Option Period, as applicable; (b) Tenant shall not then be in default of the Lease and shall not have been previously in default hereunder on more than three separate occasions; and (c) if deemed necessary in the sole and absolute discretion of Landlord, Tenant shall, prior to commencement of each Renewal Option Period, have completed a full renovation of the Premises pursuant to plans submitted to Landlord together with Tenant’s notice of its election to extend this Lease and approved by Landlord. Annual Minimum Rent for each year of the Renewal Option Period shall be the greater of (a) the prevailing Market Rate for comparable space, or (b) 104% of the Minimum Rent applicable for the last Lease Year of the preceding Term or Renewal Option Period, as applicable. Tenant shall pay Percentage Rent (payable as set forth in Section 3.6 of this Lease) for each month of the Renewal Option Period in an amount equal to the product obtained by multiplying (x) all Gross Revenue for such period in excess of the Natural Breakpoint for such month by (y) [        ] percent [(        %)].

1.1.5 Minimum Rent. No Minimum Rent shall be payable until the Rent Commencement Date. From and after the Rent Commencement Date, Tenant shall pay Minimum Rent in those amounts set forth on Schedule C.

1.1.6 Percentage Rent. From and after the Rent Commencement Date, through the Termination Date, Tenant shall pay monthly Percentage Rent in an amount equal to the product obtained by multiplying (a) all Gross Revenue in excess of the Natural Breakpoint for each such monthly period by (b)              percent (        %).

1.1.7 Resort Assessments. Prior to any annexation of the Condominium, the Commercial Unit or the Premises into the Village, Tenant shall pay the Condominium Assessments and POLA Assessments described in, and in accordance with Schedule H. Upon any annexation of the Condominium, the Commercial Unit or the Premises into the Village, Tenant shall pay all of the Resort Assessments described on Schedule H in accordance with the provisions thereof. Tenant acknowledges that prior to the time the Condominium, the Commercial Unit of the Premises is annexed into the Village, Landlord may enter into agreements with the Village at Copper wherein Landlord agrees to voluntarily pay an assessment, surcharge or other payment to the Village at Copper, which may be based upon Taxable Sales and/or Recreation Income from the Premises, and Tenant agrees to pay to Landlord, as Additional Rent, all amounts due from Landlord to the Village at Copper in connection therewith.

1.1.8 Permitted Use and Trade Name. Tenant shall use the Premises only for the use described on Schedule J and may offer for sale only those items listed on Schedule J. Tenant may not use the Premises for any other use, nor offer for sale any other merchandise without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant may operate its business at the Premises only under a name permitted by Landlord.

1.1.9 Security Deposit. Tenant shall deposit with Landlord the sum of $                 as security for the full and faithful performance of every provision of this Lease. [NOTE – insert “market” security deposit] Landlord reserves the right to increase the Security Deposit during the term of this Lease in proportion to any increases in the annual Minimum Rent payable by Tenant hereunder.

1.1.10 Opening Date. The Opening Date shall be the date of this Lease.

1.1.11 Leasing. Subject to the terms and conditions of this Lease: (a) Landlord hereby leases the Premises to Tenant; and (b) Tenant hereby leases the Premises from Landlord.

1.1.12 Triple Net Lease. This Lease is a triple net lease. Except as expressly stipulated in this Lease, Landlord will not be liable to contribute to any costs regarding the Premises or the Commercial Unit.

1.1.13 Insurance Obligations. Tenant shall obtain such insurance and comply with all obligations as set forth on Schedule I.

1.1.14 Guaranty. Tenant shall provide a guaranty agreement from the parent corporation or owner of the Tenant or such other Person as Landlord may require as guarantor in favor of Landlord for Tenant’s obligations hereunder. Such guaranty agreement will be in the form attached hereto as Schedule M.

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Form of Copper Mountain / Intrawest Affiliate

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ARTICLE II

CONSTRUCTION AND DELIVERY OF THE PREMISES

2.1 Delivery and Acceptance of the Premises.

Tenant accepts the condition of the Premises as of the date hereof in an “as is where is” condition in all respects without any representations or warranties of any kind from Landlord as to the condition of the Premises, and acknowledges and agrees that the Rent Commencement Date shall be the date hereof.

2.2 Tenant’s Work Prior to Rent Commencement Date.

Landlord and Tenant acknowledge and agree that there is no Tenant’s Work to be completed prior to the Rent Commencement Date, and that the Rent Commencement Date and the Opening Date shall be and be deemed to be the date hereof for all purposes of this Lease.

2.3 Leasehold Improvements.

Tenant may not commence the construction or installation of Tenant’s Work or any other alteration or improvements to the Premises, unless and until plans and specifications detailing the Tenant’s work have been reviewed and approved by Landlord. In that regard, Tenant shall submit to Landlord its plans therefor in accordance with the Tenant Design Guidelines. Tenant shall ensure that the Premises comply and continue to comply at all times during the Term with the Tenant Design Guidelines, and Tenant acknowledges and agrees that Landlord shall have, without limitation, all rights set out in the Tenant Design Guidelines with respect to matters addressed in the Tenant Design Guidelines. Landlord may: (a) grant or withhold such approval; or (b) condition such approval on certain revisions or other requirements. If Landlord conditions its approval on a revision or other requirement, Tenant shall incorporate the revision or other requirement in its leasehold improvements. Tenant must perform and complete Tenant’s Work and all other alterations or improvements to the Premises in a good and workmanlike manner without damage to the Premises or any other part of the Commercial Unit, the Commercial Space, the Building or the Condominium, and in compliance with all applicable requirements of: (a) this Lease, including, without limitation, the Tenant Design Guidelines; (b) all applicable laws, rules, regulations, orders and other legal requirements, including, without limitation, all building and safety codes; (c) in the event the Condominium, the Commercial Unit or the Premises is annexed into the Village, the Village Documents; (d) the Condominium Documents; and (e) the POLA Documents.

ARTICLE III

RENT

3.1 Place and Manner of Payment.

Tenant shall pay all Rent to Landlord at the address for Landlord set forth in paragraph 1.1.1 above, or to such other Person or such other place as Landlord designates in writing from time to time. Tenant shall pay all Rent in United States currency, without any notice, demand, offset or abatement, unless and only to the extent expressly provided to the contrary in this Lease. Landlord may require, upon written notice to Tenant, electronic transfer of funds for Tenant’s payment of Rent.

3.2 Adjustments.

All Rent payable by Tenant to Landlord under this Lease shall be deemed to accrue on a daily basis. For any partial month within a Lease Year, the monthly installments of Rent shall be prorated on a daily basis, on the basis of a thirty (30) day month. The obligations of the parties to adjust any amounts payable under this Lease requiring adjustment will survive the expiration of the Term or sooner termination of this Lease. Tenant’s obligations to pay the Rent that accrues during the Term, or any extensions thereof, and to deliver to Landlord any reports and statements required hereunder, including, without limitation, those required by Schedule G, shall survive the expiration or sooner termination of this Lease.

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Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

3.3 Imputation of Payments.

Landlord may apply any of Tenant’s payments against payment of any sum which has become due, regardless of any designation or imputation by Tenant. No designation by Tenant, either in a separate writing or on a check or money order, shall modify this clause or have any force or effect.

3.4 Interest on Overdue Amounts.

If Tenant fails to pay any amount payable to Landlord when due, each unpaid amount will bear interest at the Interest Rate from its due date until the date of payment. Overdue interest will also bear interest at the Interest Rate.

3.5 Payment of Minimum Rent.

Tenant shall pay to Landlord fixed minimum rent (“Minimum Rent”) in advance, on the Rent Commencement Date and on the first day of each calendar month thereafter, at the rates described in paragraphs 1.1.4 and 1.1.5 above and shown on Schedule C attached hereto.

3.6 Payment of Percentage Rent.

Tenant shall pay any Percentage Rent that accrues pursuant to paragraphs 1.1.4 and 1.1.6 above, monthly, in arrears, on or before the first (1st) day of the second (2nd) calendar month following the month for which such Percentage Rent has accrued (e.g., Percentage Rent for January is due on March 1). If the Certified Statement (as defined in Schedule G) discloses that Percentage Rent for the Lease Year to which it applies has been underpaid or overpaid, then, as the case may be, Tenant shall pay any deficiency to Landlord when it submits the relevant statement, or, unless Landlord decides to conduct an Audit (as defined in Schedule G), Landlord shall credit any overpayment to installments of Rent due under this Lease until the balance of the overpayment is reduced to $0.00.

3.7 Additional Rent and Percentage Rent Deemed Rent.

All Additional Rent and Percentage Rent hereunder shall be deemed to be Rent and Landlord shall have all rights against Tenant for default in the payment of Additional Rent and Percentage Rent as for default in the payment of Minimum Rent.

ARTICLE IV

TAXES AND OPERATING COSTS

4.1 Taxes and Operating Costs.

4.1.1 For that portion of the first (1st) Lease Year following the earlier of the Rent Commencement Date and the Opening Date, and for each Lease Year thereafter, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Taxes and Operating Costs for that Lease Year, in the manner described in paragraph 4.1.3 below. Tenant acknowledges that the Condominium may consist of both retail and office premises and that the Landlord may, acting reasonably, create and allocate special categories of Operating Costs to some or all of the retail or office tenants benefiting from such Operating Costs as well as a category of general Operating Costs payable by all tenants.

4.1.2 Landlord shall furnish Tenant with Landlord’s written estimate of Tenant’s Proportionate Share of Taxes and Operating Costs on or before the first (1st) day of each Lease Year or as soon thereafter as is reasonably practical. Thereafter, the last written estimate furnished by Landlord to Tenant shall apply until Landlord replaces it

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(Non-Village Company Space Lease)

with a new written estimate. Landlord may re-estimate Tenant’s Proportionate Share of Taxes and Operating Costs from time to time during a Lease Year, and such re-estimate shall take effect upon Tenant’s receipt of written notice thereof from Landlord.

4.1.3 On the first (1st) day of each month following the Rent Commencement Date, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12) of Landlord’s last written estimate of Tenant’s Proportionate Share of Taxes and Operating Costs. Notwithstanding the foregoing, if Landlord delivers to Tenant a written re-estimate of Tenant’s Proportionate Share of Taxes and Operating Costs for any Lease Year, the first (1st) monthly installment of Tenant’s Proportionate Share of Taxes and Operating Costs due after Tenant’s receipt of such written re-estimate shall be adjusted to account for any previous overpayment or underpayment of Tenant’s Proportionate Share of Taxes and Operating Costs resulting from the inaccuracy of Landlord’s initial estimate thereof for that Lease Year. To the extent that any portion of the Term involved a partial month for such month Tenant shall pay that portion of one twelfth (1/12) of Tenant’s Proportionate Share of Taxes and Operating Costs as the number of days in such partial month bear to the actual number of days of such month.

4.1.4 Within one hundred twenty (120) days after the end of each Lease Year, Landlord shall furnish to Tenant a written statement setting forth the actual amount of: (a) Taxes and Operating Costs for that Lease Year; (b) Tenant’s Proportionate Share of Taxes and Operating Costs for that Lease Year; and (c) the payments that Tenant made on account of Tenant’s Proportionate Share of Taxes and Operating Costs pursuant to paragraph 4.1.3 above for that Lease Year. If the written statement indicates that Tenant underpaid Tenant’s Proportionate Share of Taxes and Operating Costs for such Lease Year, Tenant shall pay the amount of the deficiency to Landlord on the first day of the calendar month following the month in which Tenant receives the statement from Landlord. If the written statement indicates that Tenant overpaid Tenant’s Proportionate Share of Taxes and Operating Costs for such Lease Year, Landlord shall credit the amount of the overpayment against the installments of Rent due under this Lease until the balance of the overpayment is reduced to $0.00.

4.1.5 If Tenant’s operations or requirements are such that any cost, charge, imposition, outlay, contribution or expense normally billed to Tenant by way of its contributions to Operating Costs is, in Landlord’s reasonable opinion, insufficient as compared with other tenants or occupants in the Commercial Space or elsewhere in the Condominium based on their respective operations and requirements, Landlord may bill Tenant for the excess requirements of or costs associated with Tenant’s operations and requirements, in addition to Tenant’s Proportionate Share of Operating Costs (with the excess amount so billed to be deducted from Operating Costs prior to calculation of Tenant’s Proportionate Share), and Tenant shall pay the amount thereof, as Additional Rent, on demand or as otherwise provided by Landlord in its notice to Tenant.

ARTICLE V

UTILITIES AND PERSONAL PROPERTY TAXES

5.1 Utilities.

To the extent that the Condominium Association does not provide the same to Tenant, Tenant shall be solely responsible for, and shall promptly pay, the cost of all water, electricity, gas, telephone, cable television and other utilities and services used or consumed in or from the Premises, directly to the utility or service supplier, or to Landlord, as Landlord may direct, on the basis, where applicable, of separate meters or utility surveys for each of such utilities and services, or on the basis of Tenant’s Proportionate Share of the costs of such utilities and services. In no circumstance shall Landlord be liable to Tenant for any claim of loss or damage arising from the failure or inability, for any reason, or any supplier of any such utility or service to provide the utility or service to the Premises.

5.2 Personal Property Taxes.

Tenant shall pay before delinquency all taxes, levies, assessments, charges and fees assessed or charged against Tenant’s business, leasehold improvements, trade fixtures, equipment, inventory and other personal property. If Tenant fails to pay any such taxes, levies, assessments, charges or fees, Landlord may pay the same and bill

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

Tenant the amount thereof and all costs and expenses incurred by Landlord in connection therewith, including, without limitation, interest at the Interest Rate and reasonable attorneys’ fees and disbursements, as Additional Rent. Tenant shall pay any such Additional Rent to Landlord on demand.

ARTICLE VI

TENANT’S USE AND OPERATION OF THE PREMISES

6.1 Permitted Use, Merchandise and Trade Name.

Tenant shall use the Premises only for the use described on Schedule J and Tenant shall offer for sale only the merchandise set forth on Schedule J. Tenant may not use the Premises for any other use, nor offer for sale any other merchandise, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant shall conduct its business at the Premises only under the name set forth in paragraph 1.1.8. Tenant’s use of the Premises shall be subject to any exclusive rights given by Landlord for the benefit of other tenants at the Resort prior to the date of this Lease.

6.2 Obligation to Operate.

6.2.1 After the Opening Date, Tenant shall continuously and diligently conduct its business in the Premises in a manner consistent with the first-class nature of the Resort. Without limiting the generality of the foregoing, Tenant shall keep its store at the Premises adequately staffed and continuously fully stocked with high quality saleable merchandise.

6.2.2 Tenant shall operate the Premises at least                  (    ) hours per day each day of the year, and shall open for business no later than 10:00 a.m. each day, unless such operating hours are specifically changed by Landlord in writing. When the Premises are not open for business, windows and signs on the Premises shall be illuminated during such hours as Landlord may reasonably designate. Nothing contained in this Lease shall be deemed a representation of the hours during which other tenants in the Resort may be required or permitted to be open for business, and Landlord shall have the right to permit other tenants of the Resort to operate during hours different from the hours during which Tenant is required or permitted to be open for business.

6.2.3 Notwithstanding any other provision of this Lease, Tenant shall not permit or cause any of the following to be conducted in or from the Premises: (a) any public or private auction; (b) any fire sale, bankruptcy sale, moving sale, liquidation sale or “going out of business” sale; (c) any activity that constitutes a nuisance or unreasonably interferes with the use of the Commercial Space, the Building, the Condominium or the Resort by others, as determined by Landlord in its sole judgment; or (d) any act or thing that subjects or might subject Landlord to any liability or responsibility for injury to any Person or for damage to any property.

6.3 Importance of Continuous Operation.

Tenant acknowledges that it forms part of an overall merchandising mix designed to enhance the character, quality and reputation of the Resort, and that its continuous operation of the Premises is essential to Landlord to maintain that character, quality and reputation, and to facilitate the leasing of vacant space and renewing leases of existing tenants. Tenant acknowledges that Landlord will suffer serious and irreparable injury if the Premises are abandoned or left vacant at any time during the Term or are not operated in conformity with this Article VI, even if Tenant continues to pay Rent. Without limiting any other rights and remedies available to Landlord hereunder, at law or in equity, Landlord shall have the right to collect from Tenant a penalty of One Hundred Fifty Dollars ($150.00) per occurrence whenever Tenant fails to keep its business in the Premises open for business in accordance with the provisions of paragraph 6.2.2. Further, should Tenant fail on more than two occasions during any calendar year to keep its business in the Premises open for business during the hours set forth in paragraph 6.2.2, Landlord shall have the right to terminate this Lease.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

6.4 Compliance with Obligations.

Tenant shall, at its expense, comply with: (a) all laws, rules, orders, ordinances, regulations and other requirements of any governmental or quasi-governmental authority; (b) the Condominium Documents; (c) in the event the Condominium, the Commercial Unit or the Premises is annexed into the Village, the Village Documents; (d) the POLA Documents; and (e) any reasonable rules and regulations adopted by Landlord, to the extent that any of the foregoing relate to Tenant’s use or occupancy of, or the physical condition of, the Premises. Landlord shall not be responsible to Tenant for the failure of any other tenant or occupancy of any part of the Condominium to comply with laws or the rules and regulations.

6.5 No Implied Exclusiveness.

Tenant has no exclusive right to the use contemplated in paragraph 1.1.8 and Section 6.1 above or any activities or operations contemplated thereby except as provided on Schedule J.

6.6 Resort Charge Card Program.

Tenant shall participate in the Resort Charge Card Program, if any, to be implemented by Landlord and shall honor the Resort Charge Card whenever presented for the purchase of goods and services. Tenant acknowledges and agrees that: (a) under the Resort Charge Card Program, Tenant’s customers will pay Landlord all amounts due for goods and services purchased from Tenant using the Resort Charge Card, and Landlord will then pay such amounts, less a service charge of two and one-half percent (2.5%) to Tenant, in accordance with the rules and regulations for the Resort Charge Card Program which Landlord shall provide to Tenant not less than thirty (30) days prior to the implementation of such a Resort Charge Card Program; (b) Tenant will comply with all terms and conditions of the rules and regulations for the Resort Charge Card Program, as the same may be modified from time to time; and (c) Tenant shall bear any loss sustained as a result of the fraudulent use of the Resort Charge Card or the non-payment of any amount owed for any good or service purchased from Tenant with the Resort Charge Card unless, at the time of such purchase, Tenant verified that the customer making such purchase (i) had possession of a Resort Charge Card and (ii) had a valid Driver’s License or other form of picture identification showing the customer to be the named holder of the Resort Charge Card used for such purchase.

6.7 Hazardous Materials.

Tenant shall not cause or permit any Hazardous Material, as defined below, to be generated, brought onto, used, stored, or disposed of in or about the Premises, or any other part of the Resort, by Tenant, or its agents, employees, contractors, subtenants, or invitees, except for limited quantities of standard office and janitorial supplies which may contain chemicals categorized as Hazardous Material. Tenant shall use any such hazardous materials in strict compliance with applicable statutes, ordinances and regulations that relate to public health and safety and protection of the environment (“Environmental Laws”). Tenant shall comply at all times during the term with all Environmental Laws. Tenant shall, at Tenant’s sole expense and with counsel reasonably acceptable to Landlord, indemnify, defend, and hold harmless Landlord and Landlord’s Relevant Persons, as defined in Section 12.1.1, with respect to all claims, expenses (including without limitation attorneys’ and consultant’s fees, monitoring and remediation costs) and losses arising out of or resulting from the release of any Hazardous Material in or about the Premises or any other part of the Resort in violation of this Section 6.7. The term “Hazardous Material” shall mean any hazardous or toxic substance, material, or waste at any concentration that is or becomes regulated by the United States, the State of Colorado, or any government authority having jurisdiction over the Resort, including those defined as “hazardous substance” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; as “hazardous waste” in the Resource Conservation and Recovery Act of 1976; any pollutant, contaminant, or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state, or local law, regulation, ordinance or requirement (including consent decrees and administrative orders); petroleum products; radioactive materials; asbestos in any form or condition; and polychlorinated biphenyls (“PCBs”) and substances or compounds containing PCBs.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

6.8 Radius Restriction.

Tenant acknowledges and agrees that Landlord is relying on Percentage Rent as a material part of the consideration to Landlord for Tenant’s use and occupancy of the Premises and that Tenant’s Gross Revenue could be reduced by Tenant conducting the same or similar business as that to be conducted by Tenant in and from the Premises under this Lease at a nearby location. Therefore, Tenant agrees that it will not, without Landlord’s prior written consent, operate any business which is the same, or similar to, the business operated in the Premises under the terms of this Lease at any other location within ten (10) miles of the Premises, including any business in which Tenant, or any principal owner, officer, director, shareholder, or partner in Tenant, owns ten percent (10%) or more of the equity interest.

ARTICLE VII

RESORT OWNER’S AND LANDLORD’S DEVELOPMENT AND OPERATION

OF THE RESORT AND THE COMMERCIAL SPACE

7.1 Control of the Resort and the Commercial Space.

7.1.1 Landlord may, acting prudently and in accordance with good mixed-use resort development practice: (a) change the location or use of any portion of the Commercial Unit or the Commercial Space; (b) construct other buildings or improvements and make alterations to, any of the foregoing, build additional buildings or facilities adjoining, the Building, the Commercial Unit or the Commercial Space and effect any work (including excavations) to any land adjacent to the Building, the Commercial Unit or the Commercial Space; (c) modify any interior or exterior portion of the Building, the Commercial Unit or the Commercial Space and temporarily or permanently close any interior or exterior entrance or exit to or from the Building, the Commercial Unit or the Commercial Space, or any parts thereof; (d) make reasonable variations to the dimensions, form and location of the Premises without the consent of and without in any way incurring any liability to Tenant and relocate the Premises to other premises in the Commercial Unit or the Commercial Space that Landlord reasonably determines as being comparable to the Premises, without the consent of and without incurring any liability to Tenant, except that if the relocation occurs after the date Tenant first occupies the Premises, Landlord shall pay the reasonable cost of relocating and replacing the fixed leasehold improvements which Tenant has already incorporated into the Premises at Tenant’s cost as well as the reasonable expenses, preapproved by Landlord, incurred by Tenant to relocate as required by Landlord; (e) construct or close off all or any part of the Building, the Commercial Unit or the Commercial Space and temporarily suspend services being supplied thereto, for the purpose of maintenance, repair or construction or to prevent dedication of any real estate forming part of the Building, the Commercial Unit or the Commercial Space; (f) close all or part of the Building, the Commercial Unit or the Commercial Space to the public outside of regular retail business hours, Sundays and holidays included; (g) modify or relocate any and all parking; (h) impose or permit to be imposed charges for parking; and (i) do and perform such other acts in and to the Building, the Commercial Unit or the Commercial Space as Landlord deems appropriate. Tenant agrees that Tenant will not object to any such activity by Landlord.

7.1.2 The Resort Owner may, (a) construct other buildings or improvements and make alterations to any of the foregoing, build additional buildings or facilities adjoining the Building, the Commercial Unit, the Commercial Space or the Resort and effect any work (including excavations) to any land adjacent to the Building, the Commercial Unit, the Commercial Space or the Resort; and (b) modify or relocate any and all parking; and (c) impose or permit to be imposed charges for parking. Tenant agrees that Tenant will not object to any such activity by Resort Owner, and that Resort Owner shall have the benefit of the rights provided to Resort Owner in this Section 7.1.2, and Section 7.3 and elsewhere in this Lease notwithstanding that Resort Owner is not a party hereto.

7.1.3 Tenant agrees that Landlord’s proper exercise of its rights under paragraph 7.1.1 above shall not: (a) constitute a default of any obligation to provide quiet enjoyment; (b) in any way affect the legal validity of this Lease; or (c) entitle Tenant to any damages, compensation or diminution or abatement of any Rent.

7.1.4 Notwithstanding any other provision contained in this Lease, Landlord is under no obligation to develop or lease any commercial or residential premises contemplated for the Condominium of other portions of the Resort or to retain any of the Commercial Space or other commercial space within the Resort as such.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

7.2 Landlord’s Right to Enter the Premises.

7.2.1 Tenant shall permit Landlord to enter the Premises outside Normal Business Hours, and during Normal Business Hours where such entry will not unreasonably disturb or interfere with Tenant’s use of the Premises and operation of its business, for any one or more of the following purposes: (a) to examine or inspect the Premises; (b) to show the Premises to Persons considering purchasing or financing the Commercial Space, and to Persons considering leasing the Premises; (c) to provide or install services or make repairs, replacements, changes or alterations to the Premises, the Building, the Commercial Unit, the Commercial Space, the Condominium or other portions of the Resort; and (d) to take such steps as Landlord may reasonably determine necessary for the safety, improvement and preservation of the Premises, the Commercial Unit, the Building, the Commercial Space, the Condominium or the Resort.

7.2.2 If Tenant is not present to permit an entry into the Premises, at any time when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the Premises by use of a master key, or may forcibly enter the Premises, without rendering Landlord or its agents liable therefor, on the condition that Landlord or its agents use reasonable care to avoid damage to Tenant’s personal property. Landlord shall whenever reasonably possible consult with or give reasonable notice to Tenant prior to such an entry. Landlord shall indemnify Tenant for all losses and damages to the Premises and to fixtures and personal property of Tenant (but not for loss of business or goodwill) arising from Landlord’s negligence or willful misconduct during such an entry.

7.2.3 Under no circumstances will any entry made for any of the reasons described in paragraph 7.2.1 above or any consequences thereof (including without limitation, any work done, or services temporarily reduced or shut off): (a) constitute an eviction of Tenant or default of Landlord’s obligation to provide quiet enjoyment; (b) in any way affect the legal validity of this Lease; or (c) entitle Tenant to any damages, compensation or diminution or abatement of any Rent. Notwithstanding anything to the contrary in this Lease, Landlord may enter the Premises in cases of emergency without prior notice to Tenant and without any obligation to avoid interfering with the operation of Tenant’s business.

7.3 Parking Facilities.

Tenant acknowledges and agrees that: Landlord has no obligation to provide parking facilities or spaces in or adjacent to the Premises for use by Tenant’s employees and customers; and any parking facilities located within or around the Resort (including, without limitation, those facilities, if any, designated for use by Tenant’s employees or customers) may be on a paid-parking basis, despite any implication of law or industry practice to the contrary.

ARTICLE VIII

PROMOTION AND ADVERTISING

8.1 Tenant’s Promotion.

8.1.1 Tenant shall, at its expense, promote and advertise its business from the Premises in an up-to-date, professional manner, and in a manner designed specifically to attract customers to the Resort who are either living in, visiting or working in the market area principally served by the Resort.

8.1.2 Tenant shall endeavor to promote the names and any logos or emblems of the Condominium and the Resort in Tenant’s promotions or advertising. Tenant acknowledges and agrees that such names, logos and emblems are the sole and exclusive property of Landlord, Resort Owner (or of entities affiliated with Resort Owner) or other third parties and that Tenant will not acquire any rights thereto under this Lease under any circumstances despite such promotion and advertising. Tenant acknowledges that the owners of any such name, logo or emblem has the right to impose, from time to time, rules, regulations and restrictions upon the use of such name, logo or emblem. Tenant agrees to comply with all such rules, regulations and restrictions. Tenant has no right to use, in any way, any present or future name, logo or emblem of or relating to any real estate developments or projects that are or may be situated within the Resort, or any variations or combinations thereof.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

ARTICLE IX

ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS

9.1 Consent Required.

Except as permitted in paragraph 9.2.1 below, Tenant may not do or permit any of the following without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion: (a) assign, encumber or otherwise transfer all or any portion of its interest under this Lease; (b) sublet all or any portion of the Premises; or (c) permit any change in the control of Tenant’s business, whether by sale of assets, transfer of stock or other equity interests, merger, consolidation, or otherwise. Under no circumstances will the mere occupation of all or part of the Premises by Tenant’s proposed transferee or Landlord’s tolerance thereof, the payment of any amount by the proposed transferee to Landlord as Rent or otherwise or Landlord’s consent to any previous assignment, subletting or other transfer, constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to any assignment, subletting or other transfer. Regardless of whether Landlord consents to any assignment, subletting or other transfer, Landlord may collect Rent from any proposed transferee and apply the net amount collected to the amounts payable under this Lease, without in any manner prejudicing any of its rights. Tenant shall not advertise or offer the whole or any part of the Premises for purposes of assignment, subletting, transfer or encumbrance, and shall not permit any broker or other party to do any of the foregoing, unless first approved in writing by Landlord, which approval Landlord may withhold in its sole and absolute discretion.

9.2 When Consent Is Not Required.

9.2.1 Notwithstanding anything to the contrary contained in Section 9.1 above, Tenant may so long as Tenant is not in default hereunder, without Landlord’s consent but subject to the terms and conditions hereof: (a) assign its interest under this Lease; (b) sublet all or a portion of the Premises; or (c) permit a change in the control of Tenant’s business, to a Person that owns or controls, is owned or controlled by, or is under common ownership or control with Tenant (the “Related Entity”), provided that: (i) Tenant gives Landlord written notice thereof, including the information described in Section 9.3 below, at least ten (10) days prior to the effective date of the assignment, subletting or transfer, (ii) in the case of an assignment or sublease, Tenant and the assignee or subtenant enter into an assumption agreement in favor of Landlord in respect of this Lease in such form and on such terms as Landlord may reasonably require, and (iii) Tenant otherwise complies with the requirements of Section 9.3 as applicable. As used in this Article IX, “ownership” and “control” mean direct or indirect ownership or control of more than fifty percent (50%) of all outstanding equity interests in a Person. For greater certainty, if Tenant and the relevant Related Entity no longer satisfy the aforementioned relationship, the consent of Landlord will be required and Tenant and the relevant Related Entity shall forthwith request the same in accordance with the provisions of this Article IX.

9.2.2 Tenant will (a) when requesting consent to an assignment, subletting, transfer, change of control or ownership or change of relationship, as applicable, provide the Landlord with such information as to the proposed purchaser, subtenant or other relevant entity as Landlord requires including, without limitation, information concerning creditworthiness, financial standing and business history; and (b) make available to Landlord or its representatives all books and records of Tenant for inspection at all reasonable times, in order to ascertain whether there has been any change in ownership or control of Tenant or a change in the required relationship with a Related Entity, as applicable.

9.3 Landlord’s Rights.

9.3.1 If Tenant requests Landlord’s consent to an assignment, subletting or other transfer, Landlord shall, within thirty (30) days after its receipt of such request, notify Tenant in writing that: (a) Landlord does not grant its consent; (b) Landlord grants its consent; or (c) Landlord elects to terminate this Lease, in which event this Lease will terminate on the date set forth in such notice, unless Tenant withdraws its request for consent within ten (10) days after its receipt of such notice from Landlord.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

9.3.2 If Landlord consents to an assignment, subletting or other transfer, or if no consent to such assignment, subletting or other transfer is required pursuant to paragraph 9.2.1 above, such assignment, subletting or other transfer, as the case may be, shall always be subject to the following conditions: (a) Tenant and the assignee, subtenant or other transferee shall be jointly and severally liable to Landlord to fulfill all of Tenant’s obligations under this Lease during the remainder of the Term or any extension or renewal thereof, the whole without novation or derogation of any kind, and without benefit of division or discussion; and (b) in the case of an assignment or subletting, the assignment or sublease documents will be reviewed by (or at Landlord’s option, prepared by) Landlord or its attorneys, and all costs incurred in connection therewith and in connection with processing the application for consent (including any credit reports, and preparation and negotiation of any documentation) shall be paid by Tenant prior to the date the assignee or subtenant occupies any portion of the Premises.

9.3.3 Tenant shall pay to Landlord on demand, as Additional Rent, (a) the difference between the reasonable out-of-pocket expenses incurred by Tenant in connection with the assignment or sublease at issue, as determined by Landlord, and any amount that Tenant receives from an assignee of Tenant’s interest under this Lease for the assignment of Tenant’s interest under this Lease and the leasehold improvements, trade fixtures and other property that could become Landlord’s property pursuant to the terms of this Lease, to the extent the amounts so received exceed the depreciated cost of such leasehold improvements, trade fixtures and other property as of the date of the assignment, assuming a useful life equal to the Term and no salvage value, and using the straight-line method of depreciation; and (b) any amount of Rent or otherwise or other consideration paid to Tenant by a sublessee of Tenant which exceeds the Rent payable by Tenant to Landlord under the Lease, for the entire term of the sublease. Tenant shall act in good faith in calculating and reporting to Landlord such amounts. Landlord shall have the right to inspect Tenant’s books and records to verify the consideration received by Tenant in connection with any assignment or sublease.

9.4 Assignment by Landlord.

In the event of the sale, lease, assignment, transfer or other disposition by Landlord of its rights to all or part of the Premises, the Commercial Unit or this Lease, to the extent that the purchaser, lessee or assignee assumes Landlord’s obligations under this Lease, Landlord shall thereupon without further action or agreement be freed and relieved of all liability with respect to such obligations. Without limiting the foregoing, Tenant acknowledges that Landlord may enter into a concurrent lease of the Premises which shall constitute a lease of the reversionary interest of Landlord in the Premises, and upon receipt by Tenant of notice from Landlord of the granting of such a concurrent lease, Tenant shall and shall be deemed to be the tenant of the party receiving the grant of such concurrent lease from Landlord. Upon the expiration or earlier termination of such concurrent lease for any reason, Landlord, in its capacity as owner of the freehold interest in the Premises, shall automatically be deemed to be Landlord hereunder and Tenant acknowledges and agrees that said owner shall automatically have all of the rights and remedies of Landlord hereunder.

9.5 Tenant Security.

Tenant may not encumber, pledge or hypothecate any interest in this Lease or the Premises or any property, real or personal, located within the Premises, by any Tenant Security without the prior written consent of Landlord, which consent will not be unreasonably withheld, but at Landlord’s option, may be granted upon such reasonable conditions as Landlord chooses to impose. Without limitation, Landlord shall be deemed reasonable in refusing its consent if the anticipated Tenant Security encumbers or otherwise affects any property which is or may become Landlord’s pursuant to the terms of this Lease, or if the anticipated Tenant Security would rank in priority to any security in favor of Landlord (whether by the effect of law or otherwise), unless the creditor of such Tenant Security cedes its priority of rank to that of Landlord. Tenant shall accompany its request for Landlord’s consent to the grant of Tenant Security contemplated by this Section 9.5 with a copy of all documentation to be executed by Tenant and/or the creditor of such Tenant Security (or agent or trustee acting on the creditor’s behalf) in relation to the Tenant Security, and Tenant shall pay on demand, as Additional Rent, Landlord’s reasonable legal expenses attributable to examining such documentation, regardless of whether Landlord’s consent to such Tenant Security is obtained. Tenant and the creditor of such Tenant Security (or agent or trustee acting on the creditor’s behalf) shall execute such documentation as may be reasonably required by Landlord or its attorneys to give effect to the provisions of this Section 9.5, whether express or implied, at Tenant’s sole cost.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

9.6 Security in Favor of Landlord.

Tenant hereby grants to Landlord a security interest in and to all of Tenant’s personal property located from time to time in the Premises in order to secure the faithful performance by Tenant of all of the obligations of Tenant contained in this Lease. Such security interest shall rank in priority to all Tenant Security but, as long as Tenant is not in default in the performance of its obligations at the time when Landlord is first requested to do so and until the date Landlord actually does so, Landlord will cede priority in favor of one creditor of Tenant Security to the extent only that such Tenant Security secures indebtedness of Tenant incurred to perform Tenant’s Work and to procure and install Tenant’s trade fixtures necessary to prepare the Premises to be open for business to the public by the Opening Date. Such cession of priority shall not, however, defeat, limit or affect Landlord’s rights of ownership in the Premises, or Tenant’s obligations in respect of such work and fixtures. Tenant will execute all documents or deeds, in form and substance satisfactory to Landlord, as may be necessary in order to give effect to the foregoing, and Tenant’s failure to do so shall constitute a default under this Lease. Tenant acknowledges that Landlord may file such Uniform Commercial Code Financing Statements as Landlord deems necessary to evidence Landlord’s security interest.

9.7 Memorandum of Lease.

Tenant agrees, upon Landlord’s request, to execute and deliver to Landlord a Memorandum of Lease substantially in the form attached hereto as Schedule K.

ARTICLE X

SUBORDINATION, ATTORNMENT, AND QUIET ENJOYMENT

10.1 Subordination and Attornment.

This Lease, including the covenant of quiet enjoyment, is and shall be subject and subordinate to all ground and underlying leases, the concurrent lease to be granted by Landlord as contemplated in Section 9.4, all mortgages, debentures, deeds of trust or other encumbrances affecting all or any portion of the Premises, the Condominium Documents, the POLA Documents, and, in the event the Condominium, the Commercial Unit or the Premises is annexed into the Village, the Village Documents. This clause shall be self-operative and no further instrument of subordination shall be required in order to effectuate it. Nevertheless, Tenant shall execute and deliver, within ten (10) business days after a request therefor, any certificate or other assurance in confirmation of such subordination requested by any lessor, any mortgagee, the Condominium Association, the Village at Copper, if applicable, POLA or the Landlord, substantially in the form of the Tenant Estoppel Certificate and Subordination, Non-Disturbance and Attornment Agreement attached hereto as Schedule F (the “Subordination Agreement”), or as Landlord may otherwise require. In the event any proceedings are brought for default under any ground or underlying lease, the aforementioned concurrent lease or for the foreclosure of any mortgage, deed of trust, debenture or other encumbrance to which this Lease is subject and subordinate, Tenant shall, upon request of the party succeeding to the interest of Landlord as a result of such proceedings, automatically attorn to and become the tenant of such successor in interest without change in the terms of this Lease. Tenant shall, on request by, and without cost to Landlord or such successor in interest, execute and promptly deliver any instruments confirming such attornment, including without limitation a document substantially in the form of the Subordination Agreement.

10.2 Quiet Enjoyment.

Subject to the terms and conditions of this Lease, Landlord warrants that Tenant’s peaceable and quiet enjoyment of the Premises shall not be disturbed by anyone claiming by, through or under Landlord.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

10.3 Estoppel Certificate.

Within ten (10) days after request therefor by Landlord, Tenant shall deliver an estoppel certificate addressed to Landlord or any other Person designated by Landlord, in such form as Landlord may require.

ARTICLE XI

INSTALLATIONS, MAINTENANCE, REPAIRS AND ALTERATIONS

11.1 Landlord’s Installations.

11.1.1 Landlord shall have the right to install and maintain in the Premises whatever equipment is reasonable, useful, or necessary for the use and convenience of the Commercial Unit, the Commercial Space or other portions of the Resort, or other tenants, occupants or owners of the various portions thereof, and Tenant shall have no claim against Landlord in respect thereof on the condition that the same do not materially interfere with Tenant’s quiet enjoyment of the Premises.

11.2 Tenant’s Obligation to Repair.

11.2.1 Tenant shall maintain, repair, replace and keep the Premises and all improvements, fixtures and equipment located in or exclusively servicing the Premises in a state of repair and appearance commensurate with first-class nature of the Resort. Such obligations of Tenant will extend, without limitation, to all glass and plate glass, exterior door(s), all electrical, mechanical, plumbing, signage, sprinkler and other systems. Tenant will promptly do all work required to have the Premises comply with all governmental requirements, including, without limitation health, safety and Americans with Disabilities Act, and quasi-governmental requirements, insurance, and the Condominium Association, the Village at Copper, if applicable, and the POLA requirements applicable at any time during the Term. Tenant’s obligations under this Section 11.2 shall be subject to the following exceptions: (a) normal wear and tear which does not affect the proper use of the Premises as a first-rate commercial operation of its kind; and (b) restrictions, limitations and other considerations contained in the Condominium Documents, the Village Documents, if applicable, and the POLA Documents and any and all other covenants, conditions, restrictions, declarations, agreements and instruments affecting the Commercial Unit, the Condominium or the Premises and of record as of the date of this Lease and in the event the Condominium, the Commercial Unit or the Premises is annexed into the Village, the Village Documents. Any work, which is Tenant’s responsibility under this Section 11.2, requiring entry into space other than the Premises, and any other work designated by Landlord, will be done by Landlord at Tenant’s expense, together with an administration fee of ten percent (10%) of the cost of such work.

11.3 Insurance; Mechanic’s Liens.

Prior to commencing any work in or to the Premises, Tenant shall deliver to Landlord certificates issued by applicable insurance companies evidencing that workmen’s compensation and public liability insurance and property damage insurance, all in amounts, with companies and on forms satisfactory to Landlord, are in force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform such work. Tenant shall pay or cause to be paid all costs for work done by it or caused to be done by it in or to the Premises, and Tenant shall keep the Premises free and clear of all mechanic’s liens and other liens on account of work done for Tenant or Persons claiming under it. Should any liens be filed or recorded against the Premises or any action affecting the title thereto be commenced, Tenant shall give Landlord immediate written notice thereof. Tenant shall thereafter cause such liens to be removed of record within ten (10) days after Tenant has notice of the filing of the liens. If Tenant shall desire to contest any claim of lien, it shall furnish Landlord with security satisfactory to Landlord of at least one hundred fifty percent (150%) of the amount of the claim, plus estimated costs and interest. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant shall pay and satisfy the same at once. At least thirty (30) days prior to the commencement of any work in or to the Premises, by or for Tenant or anyone claiming under Tenant, Tenant shall notify Landlord of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work so that Landlord may avail itself of the provisions of any applicable statutes such as Section 38-22-105(2) of Colorado Revised Statutes, as amended. During and prior to any such work on the Premises, Landlord and its agents shall have the right to enter and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon notices such as those provided for by Section 38-22-105(2) of Colorado Revised Statutes, as amended, or to take any further action Landlord may deem proper for the protection of Landlord’s interest in the Premises.

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Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

11.4 Performance of Tenant’s Obligations.

If Tenant fails to perform any of its obligations under Section 11.2 above and has not cured the failure within seven (7) days of written notice thereof from Landlord, Landlord may (without being obligated to do so) do the work at Tenant’s cost, together with an administration or supervision fee equal to fifteen percent (15%) of total cost of the work in question. Landlord’s rights and remedies under this Section 11.4 are in addition to, not in lieu of, Landlord’s rights and remedies under Article XIV below.

11.5 Signage.

Tenant shall erect and maintain an identification sign or signs of a type or types and in a location or locations specified in writing by Landlord and in accordance with the Tenant Design Guidelines, any applicable sign guidelines of Landlord, and all applicable rules and regulations of the Condominium Association, the Village at Copper, if applicable, POLA and all applicable laws. Prior to installing any sign, Tenant shall provide Landlord with a copy of any sign permit required for such sign by the Condominium Association, in the event the Condominium, the Commercial Unit or the Premises is annexed into the Village, the Village at Copper, POLA or any governmental authority. In addition, Tenant shall not install any advertising, logo, banner or umbrella which is visible from outside of the Premises without Landlord’s written consent to the design and location of same, which consent Landlord may withhold in its sole and absolute discretion.

11.6 Return of the Premises; Holdover.

Upon the expiration of the Term or earlier termination of this Lease, Tenant shall deliver to Landlord vacant possession of the Premises in the condition in which Tenant is required to maintain, repair and replace the Premises. All changes, alterations, additions and improvements made to or installed upon or in the Premises (except for Tenant’s signage and movable trade fixtures) which in any manner are attached in, to or under the floors, walls or ceilings, including, without limitation, any components of any sprinkler, heating or ventilating equipment or systems installed within or servicing the Premises, all lighting installations and fixtures (including, without limitation, spot lights and track lighting), and all floor finishes of whatever nature placed upon the concrete floor of the Premises, shall become Landlord’s property at the end of the Term or sooner termination of this Lease, without compensation to Tenant. However, if Landlord requests, Tenant shall, at its sole cost, remove from the Premises any changes, alterations, additions or improvements and repair, to Landlord’s satisfaction, any damage to the Premises caused by the installation or removal of any of the foregoing. If Tenant or any assignee, subtenant or other transferee of or from Tenant shall remain in possession of the Premises or any part thereof after the end of the Term or after any sooner termination of this Lease, Landlord may treat such possession as either an unauthorized holdover or a month-to-month tenancy on all the terms and conditions of this Lease; provided, however that the monthly installments of Minimum Rent payable during such month-to-month tenancy and during the period of any unauthorized holdover shall be an amount equal to three hundred percent (300%) of the monthly installments of Minimum Rent payable immediately prior to the end of the Term or Renewal Option Period, as applicable. In the event of any unauthorized holdover, Tenant shall indemnify Landlord against all claims for damages by any Person to whom Landlord may have leased all or any part of the Premises for a term commencing after the expiration or sooner termination of the Term. Nothing herein contained shall be construed to limit Landlord’s right to obtain possession of the Premises upon termination of this Lease by legal proceedings or otherwise if Landlord does not exercise its option to treat the continued possession by Tenant as a month-to-month tenancy.

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Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

ARTICLE XII

LIABILITY

12.1 Limitations on Landlord’s Liabilities.

12.1.1 To the fullest extent permitted by law, Tenant hereby waives all claims (in law, equity or otherwise) against and releases Landlord, the Condominium Association, the Village at Copper, if applicable, POLA, Secured Lenders and their respective directors, employees, servants, members, and agents (collectively “Relevant Persons” and each, individually, a “Relevant Person”), and the Relevant Persons shall not be liable in any manner to Tenant or any other Person claiming through Tenant for death or injury to any person or loss or damage to property of whatever nature resulting from the fault (active or passive), negligence, imprudence, neglect or want of skill of any Relevant Person or based upon claims in which liability without fault or strict liability is imposed or sought to be imposed against a Relevant Person, or resulting from things under the care of any one or more of the Relevant Persons, or for the negligent acts of co-tenants or other Persons, or for suspension, interruption or discontinuance of any service or utility, or for any other reason. The provisions of this paragraph 12.1.1 shall survive the expiration or other termination of this Lease.

12.1.2 Tenant shall indemnify and save harmless each Relevant Person from: (a) any loss or damage the Relevant Person is released from under paragraph 12.1.1 above; (b) subject to Section 12.2 below, any loss or damage the Relevant Person suffers due to the fault, negligence, omission, imprudence, neglect or want of skill of Tenant or any Person under Tenant’s control, including, without limitation third party claims made against the Relevant Person due to any of the foregoing matters; and (c) any loss or damage, however caused, to books, records, files or money, securities, negotiable instruments or papers in or about the Premises.

12.1.3 Without in any way limiting the generality of the foregoing, Landlord, its agents, servants and employees shall not be liable for injury, death or damage which may be sustained by the improvements, betterments, person, goods, wares, merchandise or property of Tenant, its agents, servants, employees, invitees or customers or any other person in or about the Premises caused by or resulting from fire, explosion, falling plaster, steam, electricity, gas, water, rain or snow, leak or flow of water, rain, or snow from or into part of the Premises or from the roof, street, subsurface or from any other place or by dampness or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Commercial Unit, the Commercial Space, the Building, the Condominium or the Resort or from other sources. Landlord shall not be liable for any damages arising from any act or neglect of any owner, tenant, guest or occupant of the Resort.

12.2 Limitation on Tenant’s Liabilities.

Tenant will not be liable in any manner to Landlord or any other Person claiming through Landlord for damage of whatever nature resulting from the fault, negligence, omission, imprudence, neglect or want of skill of Tenant or any Person under the control of Tenant, or resulting from anything under Tenant’s care, to the extent only that Landlord obtains insurance proceeds for the damage sustained.

ARTICLE XIII

DAMAGE OR DESTRUCTION AND EMINENT DOMAIN

13.1 Damage or Destruction of Premises.

13.1.1 If the Premises are at any time destroyed or damaged, then subject to Section 13.2 below, the following provisions apply: (a) this Lease shall continue in full force and effect, except that Minimum Rent and the Additional Rent payable hereunder will abate in the proportion that the square footage of the Premises rendered untenantable bears to the Area (all such abatements under this Section 13.1 shall occur from the date of the damage or destruction until the earlier to occur of (i) the date that Tenant is obligated to complete the repair and replacement work described in paragraphs 13.1.2 and 13.1.4 below, and (ii) the date on which Tenant actually completes the repair and replacement work described in paragraphs 13.1.2 and 13.1.4); (b) Landlord shall request the

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Condominium Association to commence and proceed diligently to reconstruct, rebuild or repair any damage to those portions of Landlord’s Work constituting general common elements of the Condominium. Neither Landlord nor the Condominium Association shall be obligated to restore the Premises to exactly the same condition and state as they existed before any damage or destruction, or to repair or reconstruct (a) any alterations or improvements made by Tenant or any predecessor of Tenant, (b) any property of Tenant or any predecessor of Tenant, or (c) any portion of the Premises that does not constitute a general common element of the Condominium, all of which repair or reconstruction shall be the obligation of Tenant; provided, that Landlord shall repair or reconstruct, at Tenant’s cost and expense, any portion of Landlord’s Work constituting an interior demising wall. Notwithstanding anything to the contrary in this Lease, no rental abatement shall apply if the damage or destruction was caused by the negligence or misconduct of Tenant, its agents, employees, servants or other Persons in the Premises under the express or implied invitation of Tenant.

13.1.2 Promptly following Tenant’s receipt of written notice from Landlord that the repairs described in clause (b) of the first sentence of paragraph 13.1.1 have been substantially completed, as determined by Landlord, Tenant shall diligently complete all repairs and replacements required to fully restore the Premises for business to the standard Landlord requires at the relevant time.

13.1.3 Tenant shall not be entitled to any allowance, inducement payment or other consideration from Landlord in connection with repairs and replacements made by Tenant even if such allowance, inducement, payment or other consideration was made at the time of original construction of the Premises and initial performance of Tenant’s Work.

13.1.4 Tenant shall complete any repairs and replacements that it is required to make under this Section 13.1 and begin operating its business within the Premises in conformity with Article VI no later than thirty (30) days after Landlord notifies Tenant that the Premises are available for Tenant to start its repairs and replacements, unless Landlord specifies a later date in writing.

13.2 Damage or Destruction of the Condominium.

13.2.1 Despite any contrary provision in this Lease and specifically, but without limitation, Section 13.1 above, if the Commercial Unit or other parts of the Commercial Space, the Building or the Condominium are totally or partially damaged or destroyed (regardless of whether the Premises are affected), and any one or more of the following occurs: (a) in Landlord’s or the Condominium Association’s architect’s opinion, the damaged or destroyed portions cannot reasonably be repaired, restored or rebuilt within twelve (12) months following the occurrence without overtime or other special arrangements; (b) the cost, as estimated by Landlord’s or the Condominium Association’s architect, of repairing, restoring or rebuilding the damaged or destroyed portions will exceed the proceeds of insurance available to Landlord or the Condominium Association for such purpose; (c) less than twenty-four (24) months remain during the Term (excluding any option periods for which the relevant option has not been exercised); or (d) the Condominium Association fails to substantially repair, restore or re-build the Condominium or damaged or destroyed portion thereof within fifteen (15) months thereafter, or to authorize the repair, restoration or rebuilding of the Condominium or such portion thereof within three (3) months thereafter; then in any of such cases, Landlord may at its option terminate this Lease. To be effective, such notice of termination under clauses (a) through (c) of this paragraph must be delivered within one hundred eighty (180) days after the damage or destruction, and any notice of termination given under clause (d) of this paragraph must be delivered within thirty (30) days after the applicable failure by the Condominium Association.

13.2.2 If Landlord elects to terminate this Lease under paragraph 13.2.1 above, then this Lease will terminate ten (10) days after Tenant’s receipt of Landlord’s notice and all unabated Rent shall be adjusted to the date of termination, without prejudice to any preexisting claims of the parties. Notwithstanding anything to the contrary in this Lease, no rental abatement shall apply if the damage or destruction was caused by the negligence or misconduct of Tenant, its agents, employees, servants or other Persons on the Premises or Commercial Unit under the express or implied invitation of Tenant. For greater certainty, notwithstanding such termination, Tenant shall pay to Landlord any Rent including any Percentage Rent as otherwise provided in this Lease which accrued prior to the date of termination.

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Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

13.2.3 If the Commercial Unit or other parts of the Commercial Space or the Condominium are totally or partially damaged or destroyed and Landlord does not elect to, or is not entitled to, terminate this Lease under paragraph 13.2.1 above, Landlord shall request the Condominium Association to commence and proceed diligently to reconstruct, rebuild or repair any damage to those portions of Landlord’s Work constituting general common elements of the Condominium. Landlord shall repair or reconstruct, at Tenant’s cost and expense, any portion of Landlord’s Work constituting an interior demising wall. The rebuilding party may use plans, specifications and working drawings which differ from those used in the original construction of the Commercial Unit or Condominium.

13.2.4 Except as specifically provided in this Article XIII, there shall be no abatement of Rent or allowance to Tenant for a diminution of rental value and no liability on the part of Landlord or the Condominium Association, the Village at Copper, if applicable or POLA by reason of inconvenience, annoyance, disturbance or loss or interruption of business, or otherwise, arising from any damage to the Premises, the Commercial Unit, the Building, the Commercial Space or the Condominium by fire or any other cause, however or by whomever caused, or arising from any repairs, reconstruction, restoration or renovation or failure to make any repairs, reconstruction, restoration or renovation to the Premises, the Commercial Unit, the Building, the Commercial Space or the Condominium.

13.3 Eminent Domain.

13.3.1 If so much of the Premises, the Commercial Unit or the Condominium so as to render the Premises untenantable shall be taken by right of eminent domain, then the Term of this Lease shall terminate as of the date of such taking or the recording of such notice, as the case may be. If so much of the Commercial Unit, the Commercial Space or the Resort shall be taken by right of eminent domain that Landlord shall deem it advisable to terminate retail operations in the Commercial Unit, the Commercial Space or the Resort or to extensively remodel, renovate or rebuild the Commercial Unit, the Commercial Space or the Resort, then, this Lease may be terminated by Landlord by giving Tenant written notice of termination within sixty (60) days after such taking. Such termination shall be effective immediately upon the giving of such notice. As used herein, “taking by right of eminent domain” includes any condemnation or any conveyance in lieu of or under threat of any taking.

13.3.2 In the event of termination of this Lease pursuant to this Section 13.3, Tenant shall surrender to Landlord the Premises and all interest therein under this Lease, and Landlord may re-enter and take possession of the Premises and remove Tenant therefrom. Tenant shall pay Rent, duly apportioned as of the date of such termination of this Lease, and Landlord and Tenant shall be discharged from all of obligations arising hereunder after the date of the termination except for those obligations that this Lease expressly states will survive termination of this Lease. In the event of any taking that does not result in the termination of this Lease, the Minimum Rent and the Additional Rent payable under Article III shall be abated in proportion to the portion of the Premises taken. Except for such abatement in Minimum Rent and the Additional Rent payable under Article III above, there shall be no reduction, change or abatement of any Rent payable by or on the part of Tenant hereunder or in the method of computing, accounting for, or paying the same, and in no event shall there be any reduction, change or abatement of any Rent hereunder until such time as there shall have been an actual taking of physical possession of a portion of the Premises. In the event of any taking or conveyance whatsoever, Landlord shall be entitled to any and all awards, damages and settlements that may be given, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or for any other item.

ARTICLE XIV

DEFAULT, REMEDIES AND SECURITY

14.1 Default.

The occurrence or existence of any one or more of the following events or circumstances shall constitute a default hereunder by Tenant: (a) Tenant fails to pay, when due, any installment of Rent; (b) Tenant fails to perform or observe any of the other covenants or conditions to be performed or observed by Tenant under this Lease and does not cure such failure within ten (10) days (or such other cure period as is specified in this Lease with respect to

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Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

a specific failure on the part of Tenant) after Landlord shall have given to Tenant written notice specifying such failure (or within such period, if any, as may be reasonably required to cure such failure if it is of such nature that it cannot be cured within such period, provided that Tenant commences to cure such default within such period and proceeds with reasonable diligence thereafter to cure such default fully); (c) this Lease or the Premises or any part thereof is taken upon execution or by other process of law directed against Tenant, or is taken upon or subject to any attachment at the instance of any creditor of or claimant against Tenant, and such attachment is not discharged or disposed of within fifteen (15) days after the levy thereof; (d) Tenant, or any guarantor or indemnifier of Tenant’s obligations hereunder, as the case may be: (i) admits in writing its inability to pay its debts generally as they become due, (ii) makes an assignment of all or a substantial part of its property for the benefit of creditors, (iii) applies for or consents to or acquiesces in the appointment of a receiver, trustee or liquidator of Tenant or any guarantor or indemnifier of Tenant of Tenant’s obligations hereunder or of all or a substantial part of Tenant’s or such guarantor’s or indemnifier’s property or of the Premises or of Tenant’s interest in this Lease, or (iv) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization under any bankruptcy or insolvency law or an arrangement with creditors, or takes advantage of any insolvency law or files an answer admitting the material allegations of a petition filed against Tenant or Tenant’s guarantor or indemnifier in any bankruptcy, reorganization or insolvency proceedings; (e) the entry of a court order, judgment or decree without the application, approval or consent of Tenant or Tenant’s guarantor or indemnifier, as the case may be, approving a petition seeking reorganization of Tenant or such guarantor or indemnifier under any bankruptcy or insolvency law or appointing a receiver, trustee or liquidator of Tenant or such guarantor or indemnifier of all or a substantial part of Tenant’s or such guarantor’s or indemnifier’s property or of the Premises or of Tenant’s interest in this Lease, or adjudicating Tenant or such guarantor or indemnifier bankrupt or insolvent, and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days from the date of entry; or (f) any steps are taken or any action or proceedings are instituted by any Person for the dissolution, winding up or liquidation of Tenant, Tenant’s guarantor or indemnifier or their respective assets; (g) this Lease or any of Tenant’s assets are taken under a writ of execution; (h) Tenant purports to make or grant an assignment, sublease, transfer or encumbrance other than in compliance with this Lease; or (i) any of Landlord’s policies of insurance with respect to the Commercial Space or any part thereof is cancelled or threatened to be cancelled or adversely changed as a result of any use or occupancy of the Premises.

14.2 Remedies.

If Tenant shall default under this Lease as set forth in Section 14.1 above, [then the full amount of the current calendar month’s Rent and the next three (3) calendar months’ Rent shall automatically become immediately due and payable as accelerated Rent and in addition] Landlord shall have the following rights and remedies, in addition to all other rights and remedies at law or in equity, and none of the foregoing or the following, regardless of whether exercised by Landlord, shall preclude the exercise of any other right or remedy whether herein set forth or existing at law or in equity:

14.2.1 Landlord shall have the right to terminate this Lease by giving Tenant notice in writing at any time. No act by or on behalf of Landlord, such as entry onto the Premises by Landlord to perform maintenance and repairs and efforts to re-let the Premises, other than giving Tenant written notice of termination, shall terminate this Lease. If Landlord gives such notice of termination, this Lease and the Term hereof as well as the right, title and interest of Tenant under this Lease shall wholly cease and expire in the same manner and with the same force and effect (except as to Tenant’s liability for Rent) on the date specified in such notice as if such date were the expiration date of the Term without the necessity of re-entry or any other act on Landlord’s part. Upon any termination of this Lease, Tenant shall quit and surrender to Landlord the Premises. If this Lease is terminated, Tenant shall remain liable to Landlord for Rent accruing thereafter and the other damages specified below. Landlord shall be entitled to collect from Tenant immediately as damages an amount equal to the total of: (a) all costs, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Landlord to recover the Premises and to enforce its other rights and remedies; (b) all Rent accrued and unpaid as of the date of the termination, plus interest thereon from the date due until the date paid, at the Interest Rate; (c) the present value at the time of payment (discounted at the rate of eight percent (8%) per annum) of the amount by which the amount of unpaid Rent for the balance of the Term exceeds the amount of such loss for the same period that Tenant proves Landlord could have reasonably avoided; and (d) any other sums that Landlord is entitled to collect under this Lease, at law or in equity for damages and losses actually suffered or incurred by Landlord as a result of Tenant’s default.

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Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

14.2.2 No provision of this Lease shall limit or prejudice the right of Landlord to prove and obtain, as damages by reason of any termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, regardless of whether such amount is greater, equal to, or less than the amount referred to above.

14.2.3 Landlord may, without demand or notice, re-enter and take possession of the Premises or any part thereof, expel Tenant and those claiming through or under Tenant, and remove the effects of any and all such Persons (forcibly, if necessary) without being deemed guilty of any manner of trespass, without prejudice to any remedies for arrears of rent or preceding breach of covenants and without terminating this Lease or otherwise relieving Tenant of any obligation hereunder. Should Landlord elect to re-enter as provided in this paragraph 14.2.3, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Lease, re-let the Premises or any part thereof for such term or terms and at such rental or rentals, and upon such other conditions as Landlord may in its absolute discretion deem advisable, with the right to make alterations and repairs to the Premises. No such re-entry, repossession or re-letting of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of termination is given to Tenant by Landlord. No such re-entry, repossession or re-letting of the Premises shall relieve Tenant of its liability and obligation under this Lease, all of which shall survive such re-entry, repossession or re-letting. Upon the occurrence of such re-entry or repossession, Landlord shall be entitled to the amount of the Rent, which would be payable hereunder if such re-entry or repossession had not occurred, less the net proceeds, if any, of any re-letting of the Premises after deducting all of Landlord’s expenses in connection with such re-letting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, expenses of employees, alteration costs and expenses of preparation for such re-letting. Tenant shall pay such amount to Landlord on the days on which the Rent due hereunder would have been payable hereunder if possession had not been retaken. In no event shall Tenant be entitled to receive, or have the benefit of, the excess, if any, of net rent collected by Landlord as a result of such re-letting over the sums payable by Tenant to Landlord hereunder.

14.2.4 If Tenant shall default in making any payment required to be made by Tenant (other than payments due to Landlord under this Lease) or shall default in performing any other obligations of Tenant under this Lease, Landlord may, but shall not be obligated to, make such payment or, on behalf of Tenant, expend such sum as may be necessary to perform such obligation. All sums so expended by Landlord with interest thereon at the Interest Rate shall be repaid by Tenant to Landlord, as Additional Rent, on demand. No such payment or expenditure by Landlord shall be deemed a waiver of Tenant’s default, nor shall it affect any other right or remedy of Landlord by reason of such default.

14.2.5 In any action or proceeding commenced by Landlord against Tenant by reason of any default hereunder and the occupation of the Premises by Tenant in breach of this Lease, if it is necessary to establish the reasonable rental value of the Premises for the period of the occupation in breach of this Lease, such rental value shall be deemed to be the greater of (a) the amount of Rent payable under this Lease for such period, and (b) the amount of Rent actually paid by Tenant for the comparable period of the preceding year, unless Landlord or Tenant shall prove the contrary by competent evidence. For purposes of this Article XIV, the Rent due for any calendar month after re-entry or repossession of the Premises by Landlord shall be deemed to be the highest average monthly Rent, including Percentage Rent and Additional Rent, which shall have been payable for any consecutive twelve-month period prior to such re-entry or repossession.

14.3 No Implied Surrender or Waiver.

The failure of Landlord to seek redress for Tenant’s default under, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which constitutes a default by Tenant, from having all the force and effect of an original default by Tenant. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of

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Landlord to enforce any of its rules and regulations against Tenant or any other tenant in the Commercial Space or the Resort shall not be deemed a waiver of any or all of such rules and regulations. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. No employees of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord, or of Landlord’s agents, shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder, shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy available to Landlord.

14.4 Indemnity.

Whenever Landlord is required to retain the services of legal counsel to enforce the fulfillment by Tenant of any of its obligations under this Lease, Tenant shall pay to Landlord as Additional Rent, on demand, in addition to and without prejudice to any legal or judicial costs otherwise payable by Tenant and regardless of whether judicial proceedings are in fact instituted, an indemnity in the amount of fifteen percent (15%) of the amount otherwise owing by Tenant to Landlord in relation to which such legal services were retained, such sum to indemnify Landlord for additional administrative and legal expenses incurred in connection with the enforced fulfillment of Tenant’s obligations hereunder. The provisions of this Section 14.4 shall not affect or amend the provisions of Section 15.15, which apply to attorneys fees awarded in legal proceedings.

14.5 Security Deposit.

Tenant shall upon execution of this Lease, deposit with Landlord the Security Deposit. Landlord shall hold the Security Deposit as security for the faithful performance by Tenant of all of the terms, obligations and conditions of this Lease, notwithstanding any imputation by Tenant to the contrary. If at any time during the Term any amount due by Tenant hereunder is not paid when due, then Landlord may, but shall not be required to, appropriate and apply the Security Deposit, or so much thereof as is necessary, to compensate Landlord for any amount then owing by Tenant, plus reasonable expenses in connection therewith, on account of any such overdue amount, the whole without prejudice to any of its other rights and remedies provided for in this Lease or by law. In such event, Tenant shall remit to Landlord a sum sufficient to restore the Security Deposit to the original sum deposited, within five (5) days after its receipt of Landlord’s written demand therefor.

The Security Deposit shall also secure and may, at Landlord’s option, be applied on account of any one or more of the following: (i) the due and punctual payment of all Rent and all other amounts of any kind whatsoever payable under this Lease by Tenant whether to Landlord or otherwise and whether or not relating to or payable in respect of the Premises, including, without limitation, any amount which would have become payable under this Lease to the date of the expiry of this Lease had this Lease not been Disclaimed (as defined below) or terminated; (ii) the prompt and complete performance of all covenants and obligations contained in this Lease on the part of Tenant to be kept, observed and performed; (iii) the due and punctual payment of all other amounts payable by Tenant to Landlord; (iv) the due and punctual payment of all amounts payable by a guarantor or indemnifier of Tenant in respect of this Lease under a guaranty agreement, if any; (v) the indemnification of Landlord in respect of any losses, costs or damages incurred by Landlord arising out of any failure by Tenant to pay any Rent or other amounts payable under this Lease or resulting from any failure by Tenant to observe or perform any of the other covenants or obligations contained in this Lease; (vi) liquidated damages in compensation for the money spent by Landlord with respect to the Premises to make them ready for Tenant’s use and occupancy; (vii) the reduction in value of the Premises as a result of Tenant’s default; (viii) the performance of any covenant or obligation which Tenant would have been obligated to perform to the date of the expiry of this Lease had this Lease not been Disclaimed or terminated; (ix) the losses or damages suffered by Landlord as a result of this Lease being Disclaimed or terminated; or (x) the repayment of the unamortized portion as of the date this Lease is Disclaimed or terminated

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of any allowances, inducements or other incentives paid by Landlord in conjunction with this Lease. In the event of any bankruptcy, insolvency, winding-up or other creditors’ proceeding, the Security Deposit shall be the absolute property of Landlord and shall, at Landlord’s option, be automatically appropriated and applied against the Rent and any other amounts referred to above.

If Tenant is not in default at the expiration of the Term or sooner termination of this Lease, the Security Deposit or remainder thereof will be returned to Tenant within sixty (60) days after the expiration of the Term or sooner termination of this Lease. Otherwise, Landlord may apply the Security Deposit or remainder thereof against any amounts which are then due and unpaid, without prejudice to any of its other rights and recourses. Landlord may deliver the Security Deposit to any assignee of Landlord’s interest of this Lease, the Premises or the Commercial Unit. Thereupon, Landlord will be released from any further liability with respect to the Security Deposit.

14.6 Limitation on Landlord Liability.

Landlord’s liability under this Lease shall be limited to Landlord’s interest in the Premises, including the rents, profits and proceeds therefrom, and no other assets of the Landlord shall be subject to any action or proceedings for the enforcement of any right or remedy of the Tenant hereunder or for the satisfaction of any obligation of Landlord to Tenant arising from this Lease.

14.7 Distress.

Notwithstanding any provision of this Lease or any provision of applicable legislation, none of the goods of Tenant on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and Tenant waives any such exemption. If Landlord makes any claim against the goods and chattels of Tenant by way of distress, this provision may be pleaded as an estoppel against Tenant in any action brought regarding the right of Landlord to levy such distress.

14.8 Survival Of Obligations.

All covenants and obligations of Tenant under this Lease which remain unfulfilled at the determination of this Lease and Landlord’s rights in respect of any failure by Tenant to perform any of its covenants or obligations under this Lease shall survive and remain in full force and effect notwithstanding the expiration or earlier termination of the Term.

ARTICLE XV

MISCELLANEOUS

15.1 Landlord - Tenant Relationship.

Nothing contained in this Lease creates any relationship between the parties other than the relationship of landlord, tenant, and if applicable, Tenant’s guarantor or indemnifier, as the case may be.

15.2 Time of Essence.

Time shall be of the essence of this Lease and of all of the agreements and obligations contained herein and Tenant shall be in default of any obligation under this Lease by the mere lapse of time for performing it. Notwithstanding the foregoing, if any party is bona fide delayed from the performance or observance of any covenant or condition on its part to be performed or observed by reason of an Unavoidable Delay, then the performance or observance of such covenant or condition shall be excused for the period of the Unavoidable Delay, on the condition that the party commences performance or observance of such covenant or condition promptly after the Unavoidable Delay ends and thereafter completes such performance or observance within the period required by this Lease. Notwithstanding the foregoing, an Unavoidable Delay shall not excuse Tenant from its obligation to pay Rent when Rent is due.

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15.3 Recordation; Confidentiality.

Neither this Lease nor any memorandum of this Lease may be recorded without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. If Landlord elects to record this Lease or a memorandum of this Lease, Tenant shall execute such documents as Landlord may reasonably request to effect such recordation.

15.4 Entire Agreement; No Warranties or Representations of Landlord; Amendment.

This Lease and such rules and regulations as may be adopted and promulgated by Landlord from time to time constitute the entire agreement between Landlord and Tenant with respect to the leasing of the Premises. Tenant acknowledges that there are no promises, representations, agreements, warranties, conditions or understandings (whether oral or written, implied or expressed) between the parties other than as are expressly herein set forth. Without in any way limiting the generality of the foregoing, Tenant acknowledges that it has not relied on any representations, warranties, agreements or promises with respect to (a) the exact size of the Premises, the Commercial Unit or the Commercial Space, (b) the identity or nature of any other tenants, or the size or types of the building or other improvements which are in or which may at any time in the future be in the Commercial Unit, the Commercial Space and the Resort, (c) the terms of any other tenant’s lease, or (d) the number of guests or members of the public that will visit the Commercial Unit, the Commercial Space or the Resort. Any subsequent alteration, amendment, change or addition to this Lease shall be made in writing and executed by authorized officers/persons/agents of both the Landlord and Tenant.

15.5 Notices.

Any notice to be given by any party to the other shall be given by registered or certified mail, overnight courier, telecopy, telegram or hand delivered to the address of the party to whom notice is being given as set forth in paragraph 1.1.1 of this Lease. Any notice sent by registered or certified mail will be deemed to have been received three (3) business days following the date of mailing. Any notice sent by overnight courier will be deemed to have been received one (1) business day following the date of delivery to the overnight courier. Any notice sent in any other manner stipulated in this Section 15.5 will be deemed to have been received on the day it is sent. Any party may change its address for notice by advising the other party in writing of such change, and until the other party is so advised, it will be entitled to continue sending notices to the last address it is advised of in writing.

15.6 Captions.

The captions appearing in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or any of its provisions.

15.7 Brokerage Commission.

Landlord and Tenant each represents to the other that it did not engage or deal with any broker in connection with this Lease. Each party indemnifies the other against any costs (including without limitation, reasonable attorneys’ fees), expenses, claims, commissions, and actions which arise as a result of the inaccuracy or alleged inaccuracy of the above representation.

15.8 Copper Mountain Resort Association Membership.

Tenant, at its sole cost and expense, shall obtain and maintain throughout the term of this Lease a membership in the Copper Mountain Resort Association, a Colorado nonprofit corporation, and pay any and all dues or assessments charged by such association.

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15.9 Tenant’s Undertaking.

Throughout the Term (and any Renewal Option periods, if applicable), Tenant covenants that it shall comply with all applicable laws, all bylaws, rules and regulations from time to time established by the Condominium Association, the Village at Copper and POLA, as adopted from time to time, insofar as such provisions effect the Tenant as a tenant and occupier of the Premises. Tenant acknowledges that Landlord, as owner of the Premises, retains all rights, privileges and powers under the Condominium Documents, the Village Documents and the POLA Documents, including, without limitation, the right to vote and to settle, determine, resolve and pass any amendment(s) or substitution(s) to such documents from time to time, without notice to Tenant.

15.10 No Consent During Default.

Tenant acknowledges and agrees that it shall not be unreasonable for Landlord to withhold its consent, approval and/or signature in respect of any matter, instrument or document contemplated in this Lease at any time while Tenant is in default hereunder.

15.11 Interpretation.

Unless the context dictates otherwise, the singular number will include the plural; the masculine will include the feminine or neuter; and vice-versa in all cases.

15.12 Binding on Successors and Assigns.

Subject to the terms and conditions of Article IX above, and except as otherwise provided herein, this Lease shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

15.13 Joint and Several Liability.

If Tenant consists of more than one (1) Person, each such Person shall be jointly and severally liable for all of Tenant’s obligations under this Lease.

15.14 Partial Invalidity.

If for any reason whatsoever, any term, obligation or condition of this Lease, or the application thereof to any Person or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, then such term, obligation or condition: (a) shall be deemed to be independent of the remainder of the Lease and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of the Lease or any part thereof; and (b) the remainder of the Lease not affected, impaired or invalidated will continue to be applicable and enforceable to the fullest extent permitted by law against any Person and circumstance other than those as to which it has been held or rendered invalid, unenforceable and illegal.

15.15 Attorneys’ Fees.

Notwithstanding anything to the contrary contained in this Lease, if either party institutes legal proceedings against the other with respect to the Lease, or the use, occupancy or condition of the Premises, the nonprevailing party shall pay to the prevailing party an amount equal to all attorneys’ fees and disbursements and all other costs and expenses incurred by the prevailing party in connection therewith.

15.16 Notice Concerning Radon Gas.

Radon is a naturally occurring radioactive gas that, when it has accumulated in a structure in sufficient quantities, may present health risks to persons who are exposed to it. Levels of radon that exceed Federal and State guidelines have been found in buildings in the State of Colorado. Additional information regarding radon and radon

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testing may be obtained from the local public health authority. Landlord makes no representation to Tenant concerning the presence or absence of radon gas in the Premises at any time or in any quantity. By executing this Lease, Tenant expressly releases Landlord from any loss, claim, liability, or damage now or hereafter arising from or relating to the presence at any time of such substances in the Premises.

15.17 No Liability for Crimes.

Landlord makes no representations or warranties with respect to crime in the area, undertakes no duty to protect against criminal acts and shall not be liable for any injury, wrongful death or property damage arising from any criminal acts.

15.18 DISCLAIMER OF WARRANTY.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE AND TENANT’S OBLIGATIONS TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

15.19 Counterparts.

This Lease may be executed in various counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

15.20 Condominium Documents, Tenant Design Guidelines, POLA Documents and Village Documents.

Tenant acknowledges that Tenant has received or has had the opportunity to review copies of the Condominium Documents, the Tenant Design Guidelines, the POLA Documents and, if applicable, the Village Documents.

15.21 Governing Law.

This Lease shall be construed and governed by the laws of the state of Colorado. Where a provision of this Lease refers to any legislation, reference will be deemed to include any replacement or amendment of the referenced legislative provision.

[SIGNATURES BEGIN ON NEXT PAGE]

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LANDLORD:

CNL INCOME COPPER, LP, a Delaware limited partnership,

	By:	CNL Income Copper GP, LLC,
a Delaware limited liability company, its sole general partner

By:
Name:
Title:

TENANT:

_________________________________________________________,
a ________________________________________________________

By:
Name:
Title:

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Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE A

DEFINITIONS

For the purposes of this Lease, the following terms shall have the meanings given to them in this Schedule A.

“Additional Rent” means all amounts Tenant must pay to Landlord pursuant to this Lease, other than Minimum Rent and Percentage Rent.

“Area” means          square feet, being the area of the Premises other than the area of the limited common elements appurtenant thereto.

“Building” means the building in which the Premises are located, including common washrooms, common entrances, lobbies, stairways, elevators, loading areas, garbage areas and corridors giving access to the Premises and other rentable premises, all heating, ventilating and air conditioning equipment and all plumbing, wiring and other systems, all as may be altered, expanded, reduced or renovated from time to time.

“Commercial Space” means all of the condominium units in the Condominium, owned by Landlord, that are designated as “Commercial Condominium Units” by the Condominium Documents.

“Commercial Unit” means the commercial condominium unit located in the Condominium in which the Premises are located.

“Condominium” means the condominium known as                      Condominium.

“Condominium Association” means the                      Condominium Association, Inc., a Colorado nonprofit corporation formed in connection with the Condominium.

“Condominium Common Elements” means those areas designated as “Common Elements” of the Condominium pursuant to the Condominium Documents.

[“Condominium Documents” means, as amended, supplemented, modified or amended and restated from time to time, (a) the Declaration of Covenants, Conditions and Restrictions for the Condominium; (b) the Articles of Incorporation of the Condominium Association, (c) the Bylaws of the Condominium Association, and (d) the Rules and Regulations for the Condominium, if any. [Identify specifically for each lease.]

“Environmental Laws” has the meaning given to that term in Section 6.7.

“Gross Leased Area of the Commercial Space” means approximately                      square feet, being the area of the Commercial Space.

“Gross Revenue” means gross receipts, sales and revenues of any nature and kind (including all finance charges) with respect to all business conducted at, in or from the Premises, or by personnel based on the Premises, and whether by wholesale, retail, mail, telephone, computer terminal, closed circuit television or other electronic device, or any other method whatsoever. Without limitation, Gross Revenue shall include, without duplication: (a) all amounts received for the sale, rental or lease of goods, foods, beverages, wares and merchandise in, on, at or from the Premises; (b) all amounts received for services performed in, on, at or from the Premises; (c) the amounts of all orders taken or received at the Premises, whether such orders are filled from the Premises or elsewhere; (d) the selling price of all gift certificates in, on, at or from the Premises; (e) all amounts received from mechanical, vending and other machines or devices (including, without limitation, pay telephones and coin-operated amusement devices) and all lottery and other ticket

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

sales in, on, at or from the Premises; (f) all amounts recovered by Tenant under policies or other contracts of insurance or indemnity in respect of loss of Tenant’s business, sales or profits in, on, at or from the Premises arising from any fire or other peril or occurrence; and (g) all deposits given on merchandise purchased from the Premises and not refunded to the purchaser. No deduction will be allowed for uncollected or uncollectible credit accounts, and no allowance will be made for bad debts. Each sale upon an installment or credit basis shall be treated as a sale for the full price in the month in which the sale is made regardless of when payment is received (whether full or partial) from the customer.

Gross Revenue shall not include, or there will be deducted from Gross Revenue, as the case may be: (a) any sums shown separately from the price, which are collected as a direct retail sales tax imposed by any governmental authority and actually paid to the governmental authority by Tenant (but not by any vendor of Tenant); (b) any sums shown separately from the price, which are collected as the Resort Assessments, as defined by and actually paid to Landlord pursuant to Schedule H; (c) sales of merchandise for which cash has been refunded, but only to the extent of the refund, and on the condition that the selling price of such merchandise was previously included in Gross Revenue; (d) the selling price of merchandise returned by customers for exchange, on the conditions that (i) the selling price of such returned merchandise was previously included in Gross Revenue, and (ii) the selling price of merchandise delivered to the customer in exchange is included in Gross Revenue; and (e) proceeds from the sale of Tenant’s entire business, if permitted hereunder, and sales of Tenant-owned fixtures or furniture used in the conduct of business and which are not part of inventory or stock-in-trade.

“Interest Rate” means an annual rate of interest equal to ten percent (10%) above the publicly announced prime rate according to [Wells Fargo Bank, National Association].

“Landlord” means                     , a                     , and its successors and assigns.

“Landlord’s Work” means the work Landlord has agreed to perform as set forth on Schedule D, if any.

“Lease” means this Lease Agreement as amended, modified or supplemented from time to time and all attached schedules and exhibits.

“Lease Year” means: (a) with respect to the calendar year in which the Occupancy Date occurs, the period beginning on the Occupancy Date and ending on December 31 of such calendar year; (b) with respect to the calendar year in which the Term expires or this Lease is otherwise terminated, the period beginning on January 1 of such calendar year and ending on the date on which the Term expires or this Lease is otherwise terminated; and (c) with respect to each other calendar year during the Term, the period beginning on January 1 and ending on December 31 of such calendar year.

“Market Rate” means the amount of rent being charged by Landlord for similar space within the Resort.

“Minimum Rent” means the fixed minimum rent that Tenant must pay to Landlord pursuant to Article III.

“Natural Breakpoint” means, with respect to any period, the quotient obtained by dividing Minimum Rent payable for that period, by                      percent (    %).

“Normal Business Hours” means the days and hours normally maintained by similar businesses dealing at the Resort with the public.

“Occupancy Date” means the date of this Lease.

“Opening Date” means the date set forth in paragraph 1.1.10.

“Operating Costs” means all costs incurred by Landlord (including costs assessed by the Condominium Association, POLA and the Village at Copper, if applicable, to Landlord as the owner of the Commercial

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Space) for the ownership, operation, management, maintenance (preventive and otherwise), repair and replacement of the Commercial Space. By way of example, but not limitation, Operating Costs includes: (a) salaries and other compensation paid to employees, independent contractors and agents of Landlord; (b) the costs of repairs and maintenance and the costs of supplies, tools, materials and equipment used therein that, under generally accepted accounting principles, would not be capitalized; (c) premiums and other charges for insurance; (d) costs of electricity, water, gas, fuel or other utilities; (e) license, permit and inspection fees; (f) accounting fees, costs and disbursements; (g) legal fees, costs and disbursements (excluding those (i) related to disputes with tenants, (ii) based on Landlord’s negligence or willful misconduct, and (iii) related to Landlord’s negotiation and enforcement of leases); (h) the annual amortization of the cost of any capital repair, replacement, or improvement made, or capital equipment; (i) interest, at the Interest Rate, on the undepreciated portion of any capital item being amortized in accordance with the terms and conditions of clause (h) above; (j) promotion and advertisement; (k) an administrative fee equal to fifteen percent (15%) of all Operating Costs, other than the administrative fee described in this clause (k); and (l) management fees.

To the extent that Landlord incurs any Operating Costs for Landlord’s other commercial premises within the Resort in addition to the Commercial Space (such as the cost of promoting and advertising Landlord’s commercial premises within the Resort or any portion thereof), Landlord may allocate such Operating Costs among the Commercial Space and the remainder of Landlord’s commercial premises within the Resort in any reasonable manner that Landlord deems appropriate.

“Percentage Rent” means the rent based on Gross Revenue that Tenant must pay to Landlord pursuant to Articles I and III.

“Person” means any individual, firm, partnership, corporation, joint venture, corporation or any other entity.

“POLA” means the Copper Mountain Property Owners and Lessees Association, a Colorado nonprofit corporation.

“POLA Documents” means, as amended, supplemented, modified or amended and restated from time to time, (a) the Amended Copper Mountain Property Owners and Lessees Agreement recorded in the Clerk and Recorder’s Office for Summit County, Colorado at Reception No. 632789, (b) the Articles of Incorporation of the Copper Mountain Property Owners and Lessees Association, (c) the Bylaws of the Copper Mountain Property Owners and Lessees Association, if any, and (d) the Rules and Regulations of the Copper Mountain Property Owners and Lessees Association, if any.

“Premises” means the property described on Schedule B.

“Related Entity” has the meaning given to that term in paragraph 9.2.1.

“Relevant Person” has the meaning given to that term in paragraph 12.1.1.

“Renewal Option” has the meaning given to that term in paragraph 1.1.4.1.

“Renewal Option Period” has the meaning given to that term in paragraph 1.1.4.1.

“Rent” means any Minimum Rent, Percentage Rent and Additional Rent and all other amounts payable by or on behalf of Tenant from time to time whether or not described as Rent (other than Sales Tax).

“Rent Commencement Date” means the date of this Lease.

“Resort” means the Copper Mountain Resort located in Summit County, Colorado.

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Form of Copper Mountain / Intrawest Affiliate

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“Resort Assessments” means those assessments to be paid in accordance with Schedule H.

“Resort Charge Card” means any charge card issued pursuant to the Resort Charge Card Program.

“Resort Charge Card Program” means the charge card program, if any, operated by Landlord, the Resort Owner, or the Village at Copper pursuant to which guests of the Resort may charge purchases of goods and services to their accounts with the operator of the Resort Charge Card Program, rather than paying cash.

“Resort Owner” means the owner of the Resort from time to time.

“Secured Financing” means any loan or other financing secured by a mortgage, trust deed, pledge or other security agreement affecting all or any part of Landlord’s interest in the Commercial Space.

“Secured Lender” means the creditor of any Secured Financing or any agent or trustee acting on the creditor’s behalf.

“Security Deposit” means the amount set forth in paragraph 1.1.9, deposited by Tenant with Landlord pursuant to Section 14.5.

“Subordination Agreement” has the meaning given to that term in Section 10.1.

“Taxes” means all real property taxes, surtaxes, rates, water charges, sewer charges, duties and assessments, whether municipal, school, local improvement, general or special, imposed from time to time by any Taxing Authority in respect of the Commercial Space or the real estate of which the Commercial Space is a part or upon Landlord or the owner(s) of such real estate on account of its/their interest therein. “Taxes” shall also include all costs, fees, expenses and time charges incurred by Landlord in contesting any of the same or negotiating with Taxing Authorities with respect thereto, or in doing any examinations, studies or research to determine the feasibility of contesting any of the same or negotiating with the Taxing Authorities with respect thereto (including, without limitation, all reasonable attorneys’ fees and disbursements and appraisal and other fees and charges). If the system of taxation is altered or varied from that in force at the beginning of the Term and any new tax, surtax, rate, duty or assessment is levied or imposed in substitution for or in addition to previously existing Taxes, or there shall be levied against Landlord a tax or license fee measured by gross rents, then any such new tax, surtax, rate, duty, assessment or license fee shall be included in “Taxes.”

“Taxing Authority” means any duly constituted governmental or quasi-governmental authority or condominium association, whether federal, state, municipal, local, school or other, legally empowered to impose any Taxes.

“Tenant” means the party set forth in paragraph 1.1.1(2).

“Tenant Design Guidelines” means the Copper Mountain Commercial Tenant Design Guidelines, dated July 1, 2000.

“Tenant Security” means any mortgage, deed of trust, pledge, security interest, charge or any other form of encumbrance granted by or agreed to by Tenant or any other Person (other than Landlord) with respect to its rights in this Lease, the Premises, or any property, whether real or personal, located in or forming part of the Premises, to secure in whole or in part any loan, indebtedness, authorized credit or other obligation.

“Tenant’s Proportionate Share” means the percentage calculated by dividing the Area by the Gross Leased Area of the Commercial Space; provided, however, that such percentage shall be subject to recalculation based upon modifications in the actual Area or the Gross Leased Area of the Commercial Space.

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“Tenant’s Work” means all items of work, other than Landlord’s Work, that are necessary to complete the Premises for use and occupancy by Tenant for the purposes of its business, including, without limitation, all such items described as “Tenant’s Work” in Schedule D, if any.

“Term” means the lease period specified in paragraph 1.1.3 and includes all renewals or extensions agreed to in writing by Landlord.

“Termination Date” has the meaning given to that term in paragraph 1.1.3.

“Unavoidable Delay” means any delay occasioned by force majeure, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental rules, regulations or orders, bankruptcy of contractors or any other condition whether of the foregoing nature or not (other than the financial condition of either Landlord or Tenant, as the case may be) which is beyond the reasonable control of Landlord or Tenant, as the case may be.

“Village” means that portion of the Resort described in and made subject to the Village Documents.

“Village at Copper” means The Village at Copper Association, Inc., a Colorado nonprofit corporation.

“Village Documents” means, as amended from time to time, (a) the Declaration of Covenants, Conditions and Restrictions for The Village at Copper, recorded in the Clerk and Recorder’s Office for Summit County, Colorado at Reception No. 624808 as amended by amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper, recorded June 29, 2001 under Reception No. 656121, (b) the Articles of Incorporation of The Village at Copper Association, Inc., (c) the Bylaws of The Village at Copper Association, Inc., and (d) the Rules and Regulations for The Village at Copper Association, Inc., if any.

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE B

LOCATION OF THE PREMISES

(See attached)

1. The Premises: Space              in Condominium Unit          in             , consisting of approximately          square feet, the boundaries of which shall extend (i) to the exterior face of all exterior walls, doors and windows, (ii) to the exterior face of all interior walls or other partitions, doors and windows separating the Premises from any common property, (iii) to the center line of partitioning walls separating the Premises from adjoining leasable premises and (iv) from the top surface of the structural sub-floor to the underside of any structural floor slab situated immediately above the ceiling of that portion of the Commercial Unit (and for greater certainty excluding any area below the floor and above the ceiling of such Premises).

2. Sketch of the Premises: See attached sketch.

B-1

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December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE C

MINIMUM RENT SCHEDULE

For the period beginning on the Rent Commencement Date and ending on the last day of the Term, Tenant shall pay Minimum Rent at such rates as agreed with Landlord.

C-1

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE D

LANDLORD’S WORK AND TENANT’S WORK

I. LANDLORD’S WORK

None.

II. TENANT’S WORK

A. GENERAL TERMS AND CONDITIONS

Tenant may not commence any construction, installation or improvement at the Premises unless and until the same have been reviewed and approved by Landlord; and if Landlord conditions its approval for such improvements, Tenant shall incorporate such changes required by Landlord. Tenant must perform and complete its improvements at the Premises and all other alterations or improvements to the Premises in a good and workmanlike manner and in compliance with (a) all applicable requirements of the Lease and the Tenant Design Guidelines, (b) all applicable laws, rules, regulations, orders and other legal requirements, including without limitation The Summit County Building Code and the Americans with Disabilities Act, (c) all applicable requirements of the Village at Copper, and (d) all applicable requirements of the Condominium Association. Landlord shall provide Tenant an allowance of $                    , upon Tenant providing Landlord with subcontractor’s invoice and lien waivers for all improvements, additions, replacements and renovations provided and installed by the Tenant in connection with Tenant’s Work.

1. Frontage Inside Wall

Tenant is responsible for finishing inside frontage wall.

2. Floor finishing and Covering

Tenant is responsible for finishing the floor, which shall be level with the exterior walkway that abuts the Premises; provided, however, that if the floor of the Premises is not level with the adjacent walkway, Tenant shall be responsible for meeting all applicable federal, state and local handicap accessibility requirements pursuant to plans approved by Landlord in its sole discretion.

3. Store Ceiling Finish

Tenant is responsible for the construction and installation of a finished ceiling, if any. If a finished ceiling is not installed, Tenant shall paint the existing ceiling and make all other improvements thereto that Landlord deems necessary. Any ceiling installed by or for Tenant must leave adequate space and have access panels for making connections to both existing and new mechanical and electrical equipment above the ceiling.

4. Roof

Any roof penetration caused by Tenant must be repaired, at Tenant’s sole expense, by the original base building subcontractor that installed the original roof membrane for Landlord.

5. Demising Wall Finish

All wall finish (other than existing gypsum board) will be provided and installed by Tenant at its expense. If Tenant uses a public address or other sound system at the Premises, Tenant must insulate the demising walls of the Premises in order to obtain a sound transmission coefficient of fifty-three (53) or higher.

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

6. Interior Store Finish

Tenant is responsible for all interior finishing of the Premises, and will not use rubber or vinyl wall base in any area of the Premises that is visible to the public.

7. Tenant’s Sign

Tenant is responsible for store signage, which (i) will contain only the store’s name, (ii) will be illuminated, and (iii) will conform to Landlord’s sign criteria. All signage and methods of illumination thereof, if any, shall be subject to Landlord’s prior written approval. Tenant shall conceal all conduit running from the building to any store signage.

8. Burglar Alarm System

Tenant shall install a burglar alarm system approved by Landlord, which shall be linked to a central monitoring system, and shall not have a visible metal strip on the windows or doors.

B. THE MECHANICAL SYSTEM

1. Sprinkler System

Should Tenant or the local fire department require any change to the layout of the sprinkler system at the Premises, such changes shall be made at Tenant’s sole expense.

2. Access Panels

Tenant will provide and install all necessary access doors in the ceiling. These access points will be used for operation verification and maintenance of the mechanical and electrical equipment located above the ceiling of the Premises.

3. Ventilation: Climate Control

Tenant shall provide and install in the Premises the diffusers, distribution system, equipment and room temperature controls necessary to adequately control the climate of the premises.

C. THE ELECTRICAL SYSTEM

1. Electrical Unit

Tenant shall install an electrical meter to measure all electricity used at the Premises. Placement of the meter shall be subject to Landlord’s prior written approval.

2. Lighting

Tenant will provide and install all panels, equipment, wires, transformers and lighting fixture, and other items related to lighting of the Premises, required for Tenant’s purposes.

3. Layout Work by the Tenant

Tenant must use the electrical system at the Premises for its electrical current requirements during all of Tenant’s Work.

4. Telephone Service

Tenant is responsible for arranging for the installation of all telephone wiring at the Premises.

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

5. Cable Television

Tenant is responsible for arranging for the installation of all cable television wiring at the Premises.

6. Fire Alarm

Tenant shall modify, as required, the base building fire alarm system at the Premises; provided, however, that all modifications to the fire alarm system shall be done by Landlord’s contractor at Tenant’s expense.

III. APPROVALS AND PERMITS

Tenant shall apply for, obtain and pay for all applicable building, plumbing, electrical, signage and occupancy permits for all Tenant’s Work prior to opening for business at the Premises (including final approval of all of Tenant’s work). All permits must be properly displayed throughout the period of Tenant’s Work.

In order to establish a high standard of presentation and workmanship by each tenant, no Tenant Work shall commence without written approval from Landlord and receipt by the Landlord of a building permit and of all necessary required insurance coverage for all such Tenant Work.

IV. ACCREDITED PROFESSIONALS

A. Architects: Designers

Only designers accredited as such by the American Institute of Architects may be utilized for Tenant’s preliminary plans, design concept, and final working drawings.

B. Tradespeople

Tenant must utilize accredited tradespeople authorized to work in Summit County for all of Tenant’s Work.

Tenant must utilize an accredited general contractor authorized to work in Summit Country for Tenant’s Work, which must provide evidence of (i) general liability insurance in the amount of at least Two Million and No/100 Dollars ($2,000,000), and (ii) its general contractor’s license, evidenced of which must be provided to Landlord prior to commencement of Tenant’s Work.

Landlord reserves the right to disapprove of the general contractor to be utilized by Tenant for execution of Tenant’s Work. Tenant’s Work shall be approved by the Landlord at its sole discretion.

Tenant is required to utilize the base building consultants or contractors when designing systems or performing work that involves modifications to the base building.

V. TENANT’S DRAWINGS AND SPECIFICATIONS

A. Tenant shall furnish to Landlord, pursuant to the terms of its Offer to Lease, a first phase design submission of Tenant’s Work at one/quarter inch (¼”) scale or larger showing each of the following:

1. preliminary plan of the premises indicating interior design concepts;

2. plan, elevation and section of the interior and of the proposed store-front, including definitive signage information;

3. mechanical and electrical requirements;

4. location of interior partitions and type of construction to be used;

5. general layout for ceiling and lighting; and

6. all finishes.

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

B. Landlord shall notify Tenant either of its approval or disapproval of the Preliminary Submission. In the case of disapproval, Landlord will also advise Tenant of the reasons therefor, and may indicate any specific changes required. Tenant shall then promptly prepare and submit to the Landlord, an amended Preliminary Submission incorporating the changes requested by Landlord.

C. After the Preliminary Submission is finally accepted by Landlord, Tenant will submit to the Landlord for its review accurate and complete working drawings of all Tenant’s Work, which Final Submission will be based upon the Accepted Preliminary Submission. The Final Submission will be made by means of one (1) sepia and six (6) sets of prints, to include:

1. Drawings and interior design will include:

a) a subfloor plan (if required);

b) a floor plan;

c) the elevation of the inside walls;

d) the elevation of the frontage;

e) a reflected ceiling plan;

f) details and cross-sections;

g) sign drawings;

h) finish board; and

i) proposed schedule for all trades.

2. Drawings of mechanical installations will include:

a) diagram of the HVAC system;

b) diagram of the plumbing system; and

c) diagram of the sprinkler system.

3. Drawings of electrical installations will include:

a) a circuit and wire diagram, as well as a list of loads used;

b) a service and lighting plan;

c) details; and

d) alarm system.

D. Landlord shall notify Tenant promptly of its approval or disapproval of the Final Submission. In the case of Disapproval, Landlord shall also advise Tenant of the reasons therefor, and indicate any specific changes required. Tenant shall then promptly prepare and submit to Landlord an amended Final Submission incorporating the changes requested by Landlord.

E. Tenant acknowledges that the prompt and accurate submission of both the Preliminary Submission and the Final Submission is essential to the expeditious completion of Tenant’s Work and to enable the Premises to be open for business to the public by the Opening Date.

F. At completion of Tenant’s Work, and prior to the Tenant’s opening of business at the Premises, Tenant must provide Landlord with drawings stamped “as built”, by the mechanical, electrical and structural engineers.

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE E

INTENTIONALLY OMITTED

E-1

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE F

TENANT ESTOPPEL CERTIFICATE AND

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS TENANT ESTOPPEL CERTIFICATE AND SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the          day of                     , 2004, among                                         , a                                          (“Lender”),                                         , a                                          (“Landlord”), and                                         , a                                          (“Tenant”).

Recitals

A. Landlord has agreed to sell the Property, as defined herein (the “Sale”) to                                         , a                                          (“Successor Landlord”).

B. Lender has agreed to make a loan to Successor Landlord (the “Loan”), upon certain terms and conditions.

C. The Loan shall be secured by, among other things, a deed of trust (the “Deed of Trust”) executed by Successor Landlord for the benefit of Lender, creating a first lien upon that certain tract of real property described on Schedule A attached hereto, together with the improvements constructed or to be constructed thereon (the “Property”), and such other security agreements, financing statements and assignments as Lender may require (the Deed of Trust and all such other security instruments are hereinafter collectively referred to as the “Collateral Documents”).

D. Tenant is the lessee of part of the Property (the “Demised Premises”), under and by virtue of a lease (the “Lease”) between Landlord and Tenant dated                     , a true, correct and complete copy of which is attached hereto as Exhibit A.

E. It is a condition to the Loan or the Sale that Tenant confirm certain matters relating to the Lease and that Tenant subordinate the Lease and all of Tenant’s rights thereunder to the Collateral Documents and the liens and security interests created thereby.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender, Landlord and Tenant hereby agree as follows:

1. Confirmation of Lease Terms. Tenant represents and confirms to Lender as follows:

(a)                                          is the tenant under the Lease and the Lease is presently free from defaults by both Landlord and Tenant.

(b) The Lease is in full force and effect and has not been canceled, assigned, extended or modified, except as follows (which are attached as Exhibit A):

__________________________________________

__________________________________________

__________________________________________

__________________________________________

__________________________________________

__________________________________________

__________________________________________

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

(c) The Demised Premises constitute approximately              square feet of rentable area.

(d) The term of the Lease commenced on                     . Tenant’s obligation to pay rent commenced on                     . The expiration date of the Lease is                     . Tenant has          (    ) option of          (    ) years to renew the Lease, as set forth in the Lease.

(e) Tenant has no rights to terminate the Lease in whole or in part prior to the expiration of the term, no rights to expand the Demised Premises and no options or rights of first refusal with respect to the Property or any portion thereof except as follows:

__________________________________________

__________________________________________

__________________________________________

(f) The Lease represents the entire agreement between Landlord and Tenant relating to the Demised Premises, and specifically, Tenant is not permitted any rent abatement, rental concession, rebate of rent, or other offset or credit against rents except as provided for in the Lease.

(g) The fixed annual minimum rent due under the Lease is $                    , payable monthly in advance on the first day of each calendar month, and the fixed rent is subject to the following increases: as shown on                      of the Lease as modified by                     .

(h) Percentage rent is payable by Tenant pursuant to              of the Lease.

(i) Tenant’s share of operating expenses/common area charges, insurance and real estate taxes is         % of                                                                                  .

(j) Fixed annual minimum rent has been paid through                                         .

(k) Tenant’s share of operating expenses/common area charges, insurance and real estate taxes has been paid through                                         .

(l) Percentage rent has been paid through                                         .

(m) Tenant will not pay rent for more than one (1) month in advance without ender’s prior written consent.

(n) No security or other deposit has been paid by Tenant with respect to the Lease except as follows:                                         .

(o) Tenant is in occupancy of the Demised Premises and is open for business. All work to be performed for Tenant under the Lease has been performed as required and has been accepted by Tenant, except as follows:

__________________________________________

__________________________________________

__________________________________________

(p) There are no actions, whether voluntary or involuntary, pending under the United States Bankruptcy Code or any similar law in which Tenant is a “debtor” or in which, if Tenant is a partnership, any general partner of Tenant is a “debtor.”

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

(q) As of the date hereof, Tenant is not entitled to any credits, reductions, offsets, defenses, free rent, rent concessions or abatements of rent against the payment of rent or other charges under the Lease.

(r) Tenant has not assigned or pledged the Lease or sublet any portion of the Demised Premises except as follows:

__________________________________________

__________________________________________

__________________________________________

(s) Tenant is not aware of any defaults by Landlord in Landlord’s performance of its obligations under the Lease.

(t) Tenant has paid all sales and use taxes applicable to Tenant, except those that are not currently due.

2. Subordination. The Lease and all of Tenant’s rights thereunder are, and shall at all times continue to be, subordinate to the Collateral Documents and the liens and security interests created thereby, regardless of how often or in what manner the Loan, together with the liens securing the same, and any of the Collateral Documents, may be increased, renewed, extended or modified.

3. Non-Disturbance. So long as Tenant is not in default in the performance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed, Tenant’s possession and occupancy of the Demised Premises and the Tenant’s rights and privileges under the Lease shall not be diminished or interfered with by Lender in the exercise of any of Lender’s rights under the Deed of Trust.

4. Attornment. In the event of the foreclosure of the lien of the Deed of Trust or if the Demised Premises are conveyed to Lender by deed in lieu of foreclosure, Tenant shall attorn to Lender or the purchaser upon any such conveyance or foreclosure sale and shall recognize Lender or such purchaser as the lessor under the Lease and Lender or such purchaser shall have the same rights and remedies under the Lease as Landlord. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Lender or any such purchaser: (a) any instrument or certificate which, in the reasonable judgment of Lender or such purchaser, may be necessary or appropriate to evidence such attornment, and (b) an estoppel certificate in form and substance consistent with this Agreement. Further, from and after any such attornment, Lender or such purchaser shall be bound to Tenant under all of the terms, covenants and conditions of the Lease; provided, however, that Lender or such purchaser shall not be:

(a) liable for any action or omission of, or any payment required to be made by, any prior lessor (including Landlord and Successor Landlord);

(b) bound by any rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord and Successor Landlord);

(c) liable for the return or application of any security deposits unless Landlord delivers such deposits to Lender;

(d) bound by any termination, surrender, amendment or modification of the Lease made without Lender’s written consent; or

(e) subject to any offsets or deficiencies which Tenant might be entitled to assert against any prior lessor (including Landlord and Successor Landlord).

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

5. Notice and Cure Rights. In the event that Tenant ever notifies Landlord or Successor Landlord of a default or claimed default by Landlord or Successor Landlord under the Lease, Tenant shall send a copy of the written notice or a written explanation of any oral notice (the “Notice”) concurrently therewith to Lender at the address set forth below and no such notice of default shall be deemed given to Landlord unless and until such notice has been delivered to Lender. Lender shall be permitted (but shall have no obligation) to remedy any such default or claimed default specified in the Notice within an equal period of time, commencing on the date lender receives or is deemed to have received such Notice, that Landlord or Successor Landlord would be permitted to remedy the same pursuant to the terms of the Lease. Notwithstanding the foregoing, Lender shall have a minimum of thirty (30) days after its receipt of the Notice to remedy the default or claimed default; provided, however, that if such default or claimed default cannot be remedied with reasonable diligence by Lender within thirty (30) days, Lender shall have such additional time as is reasonably necessary to remedy the default with reasonable diligence and continuity. Furthermore, if a default can be reasonably remedied only if Lender first obtains possession of the Property or if any default is not susceptible of cure by Lender, Lender shall have any additional time as is reasonably necessary under the circumstances to obtain possession of the Property and, if such default is susceptible of cure by Lender, to remedy the default with reasonable diligence and continuity thereafter.

6. No Diminution of Landlord’s or Successor Landlord’s Rights. Nothing contained herein is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of Landlord or Successor Landlord under the Lease in the event of default by Tenant in the performance of any of the terms, covenants or conditions of the lease on Tenant’s part to be performed.

7. Notices. Any notice required or permitted to be given hereunder shall be in writing and will be deemed given (a) upon personal delivery, (b) on the first business day after receipted delivery to a courier service which guarantees next-business-day delivery, or (c) on the third business day after mailing, by registered or certified United States mail, postage prepaid, in any case to the appropriate party at its address set forth below:

If to Lender:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

If to Landlord:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

If to Tenant:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

If to Successor Landlord:

__________________________________________

__________________________________________

__________________________________________

__________________________________________

Any party may change such party’s address for notices or copies of notices by giving notice to the other parties in accordance with this Section.

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

8. Choice of Law. The validity and construction of this Agreement shall be governed by the laws of the State of                     .

9. Modifications. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns, and any purchaser or purchasers at foreclosure of the Demised Premises, and their respective heirs, personal representatives, successors and assigns.

10. Reliance. Tenant acknowledges that Lender, Successor Landlord and Landlord, their members, partners, shareholders, successors and assigns shall be entitled to rely upon Tenant’s representations set forth in this Agreement. This Agreement shall be binding upon and to the benefit of the Lender, Successor Landlord and Landlord, their members, partners, shareholders and assigns.

IN WITNESS WHEREOF, Lender, Landlord, Successor Landlord and Tenant have duly executed and delivered this Agreement as of the day and year first above written.

[SIGNATURES AND NOTARIES FOR ALL PARTIES]

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE A

to

TENANT ESTOPPEL CERTIFICATE AND

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

DESCRIPTION OF PROPERTY

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

EXHIBIT A

TO

TENANT ESTOPPEL CERTIFICATE AND

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

LEASE

See Attached

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE G

TENANT GROSS REVENUE REPORTING REQUIREMENTS

1.	Reports. Tenant shall submit to Landlord: (a) a monthly written statement setting forth the Gross Revenue for each calendar month and the Percentage Rent obligation for such month on the form Landlord provides (a “Monthly Statement”) on or before the twentieth (20) day of the succeeding month; and (b) within sixty (60) days after the expiration of each Lease Year, an annual certified statement (an “Certified Statement”) signed by Tenant and certified to be true and correct and in such detail, form and style as Landlord reasonably requires, showing the amount of Gross Revenue for each calendar month of such Lease Year and certified by independent accountants of Tenant reasonably acceptable to Landlord that: (i) they have examined the report of Gross Revenue for each calendar month of such Lease Year, (ii) their examination included a general review of Tenant’s accounting procedures and (iii) in their opinion, the report presents accurately the Gross Revenue for each calendar month of such Lease Year computed in accordance with the provisions of this Lease and generally accepted accounting principles, consistently applied. If Tenant fails to submit any Monthly Statement or Certified Statement when required to do so, or if any such statement is not in conformity with the foregoing relevant requirements, then in addition to all of Landlord’s other rights and remedies under this Lease, Tenant shall pay to Landlord, for the delay or inadequacy in performance of such obligation or obligations, a penalty equal to one hundred dollars ($100.00) per day for each day that the failure continues uncured. Tenant hereby renounces all rights to have the penalty reduced, even if the pertinent obligation referred to in this paragraph is performed in part.

2.	Controls. Tenant shall keep and shall require its assignees, subtenants, transferees and licensees, if any, to keep accurate records, data and information of and concerning Gross Revenue in respect of a Lease Year (“Controls”) on the Premises or, if approved by Landlord in writing, at Tenant’s principal place of business, for a period of not less than three (3) years following the end of such Lease Year. The Controls must be sufficient to enable a certified public accountant or professional sales auditor (“Auditor”) to accurately determine Gross Revenue, and must include, without limitation: (a) daily dated cash register tapes, including tapes from permanent and temporary registers; (b) serially numbered sales slips; (c) the originals of all mail, computer, electronic or other type of orders received at or processed through the Premises; (d) the original records of all telephone orders received at or processed through the Premises; (e) settlement report sheets of transactions with subtenants, concessionaires, licensees and other occupants of the Premises; (f) the original records showing that merchandise returned by customers was purchased at the Premises by such customers; (g) memorandum receipts or other records of merchandise taken out on approval; (h) such other sales records, if any, which would normally be examined by an auditor pursuant to accepted auditing standards in performing an audit of Gross Revenue; (i) books and records showing inventories and receipts of merchandise kept at or sold through the Premises; (j) daily bank deposit slips and monthly bank statements; (k) all income, sales and occupational tax returns; and (l) the records specified in the paragraph for subtenants, licensees and concessionaires. Tenant shall cause each transaction within the definition of Gross Revenue to be separately and overtly recorded at the time made (whether for cash or credit) in a cash register which complies with Landlord’s reasonable requirements, including, without limitation, the requirement that such register be sealed or have a nonresettable cumulative total and “overrun counter.” Landlord shall not disclose any confidential information it obtains concerning Gross Revenue, except to the extent that disclosure is reasonable in the conduct of Landlord’s business or is required by law.

3.	Examination and Audit. As the bona fide control of Gross Revenue and the due payment of Percentage Rent are essential conditions of this Lease, Landlord may have any Controls affecting the determination of Gross Revenue audited or examined by an Auditor it designates in its sole discretion (any such audit or examination is referred to in this Lease as an “Audit”). Tenant shall cooperate with the Auditor to the fullest extent requested, and shall promptly provide the Auditor with access to and copies of all Controls in Tenant’s possession or under its control. The Audit may be conducted at the Premises or at Tenant’s principal place of business. The Auditor shall use reasonable efforts not to unduly interfere with Tenant’s business operations while conducting the Audit. If the Auditor reports that the Controls it was

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December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

able to inspect were sufficient to permit an accurate determination of Gross Revenue for the period in question, and that there has been any overpayment or underpayment of Percentage Rent, then as the case may be: (a) Tenant shall pay to Landlord within ten (10) days after receiving a copy of the Auditor’s report the deficiency shown by such report, together with interest on the deficiency at the Interest Rate from the date the Certified Statement was due, without prejudice to Landlord’s other rights or remedies, or (b) Landlord shall credit any overpayment against installment(s) of Rent due under this Lease until the balance of the overpayment amount is reduced to $0.00.

If the Auditor reports that the Controls it was able to inspect were insufficient to permit an accurate determination of Gross Revenue for the period in question, or that no Controls were made available, Landlord may estimate Gross Revenue for the period based upon any Controls supplied to Landlord or the Auditor which Landlord in its sole discretion considers reliable, as well as the apparent volume of business conducted on or from the Premises. Tenant shall pay any deficiency in Percentage Rent resulting from Landlord’s estimate, together with interest at the Interest Rate from the due date of the Certified Statement, without prejudice to Landlord’s other rights or remedies. Landlord shall have the right, in addition to all other Audit, inspection and other rights of a similar nature, to place an authorized representative on the Premises during regular business hours to check and tabulate Gross Revenue.

If an Audit discloses that Gross Revenue was understated by three percent or more, or if the Auditor reports either that the Controls it was able to inspect were insufficient to accurately determine Gross Revenue or that no Controls were made available, then, without prejudice to any other rights or remedies of Landlord, Tenant shall pay to Landlord, on demand, the cost of the Audit as Additional Rent. If Tenant is obligated to pay the cost of the Audit more than once, then Tenant shall also thereafter pay, in addition to the cost of such Audits, a penalty equal to five times the amount of any deficiency in Percentage Rent determined by the Audits or by Landlord’s estimate made hereunder, as Additional Rent, without prejudice to Landlord’s other rights or remedies. Tenant hereby waives any right to have the penalty reduced, even if the obligation is performed in part.

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JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE H

RESORT ASSESSMENTS

1. Village at Copper Sales Assessment.

A. Pursuant to the Village Documents, Landlord must:

(i) pay to the Village at Copper an assessment (the “Sales Assessment”) on all sales (“Taxable Sales from the Premises”) of goods and services made from the Premises that are subject to the Colorado Emergency Retail Sales Tax Act of 1935, Colorado Revised Statutes, 1973, Title 39, Article 26, (as the same may be amended or replaced from time to time, together with all regulations promulgated thereunder, the “Colorado Sales Tax Act”);

(ii) deliver to the Village at Copper true and complete copies of all written reports, returns, statements, records and declarations including all supplements and amendments thereto that are made or provided to the State of Colorado in connection with all Taxable Sales from the Premises.

B. The current rate of the Sales Assessment is three percent (3.0%), of the amount of all Taxable Sales from the Premises.

C. If the Condominium, the Commercial Unit or the Premises is annexed into the Village, Tenant shall pay to Landlord, as Additional Rent, any and all amounts due from Landlord to the Village at Copper as a Sales Assessment with respect to all Taxable Sales from the Premises each time and at such times as Tenant is required to pay tax to the State of Colorado under the Colorado Sales Tax Act. Tenant acknowledges that prior to the time the Condominium, the Commercial Unit or the Premises is annexed into the Village, Landlord may enter into an agreement with the Village at Copper wherein Landlord agrees to voluntarily pay an assessment, surcharge or other payment to the Village at Copper, which may be based upon Taxable Sales from the Premises, and Tenant agrees to pay to Landlord, as Additional Rent, all amounts due from Landlord to the Village at Copper in connection therewith.

D. Tenant shall deliver to Landlord and to the Village at Copper, as Landlord directs, true and complete copies of all reports that are made or provided to the State of Colorado in connection with Taxable Sales from the Premises each time and at such times as Tenant is required to deliver the same to the State of Colorado under the Colorado Sales Tax Act.

2. Village at Copper Recreation Assessment.

A. Pursuant to the Village Documents, Landlord must:

(i) pay to the Village at Copper an assessment (the “Recreation Assessment”) on all gross receipts, whether in the form of cash, check, credit or charge (“Recreation Income”), from:

(a) the operation of any (A) athletic facility, such as any aquatic, golf, tennis, gym, spa, exercise, hiking, biking, skiing, skating, snowshoeing or equestrian facility, or (B) other recreational facility, such as a movie theater or a performing arts theater, within the Premises;

(b) the lease of any athletic or other recreational equipment from the Premises, if not covered by the Sales Assessment; and

(c) the sale of lessons, instructions or guide services relating to any athletic or other recreational activities from the Premises; and upon request, deliver to the Village at Copper true and complete copies of all records regarding Recreation Income from operations within the Premises.

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December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

B. The current rate of the Recreation Assessment is two and three-tenths percent (2.3%) percent of all Recreation Income.

C. If the Condominium, the Commercial Unit or the Premises is annexed into the Village, Tenant shall pay to Landlord, as Additional Rent, any and all amounts due from Landlord to the Village at Copper as a Recreation Assessment with respect to all Recreation Income generated at the Premises. Tenant acknowledges that prior to the time the Condominium, the Commercial Unit or the Premises is annexed into the Village, Landlord may enter into an agreement with the Village at Copper wherein Landlord agrees to voluntarily pay an assessment, surcharge or other payment to the Village at Copper, which may be based upon Recreation Income from the Premises, and Tenant agrees to pay to Landlord, as Additional Rent, all amounts due from Landlord to the Village at Copper in Connection therewith. Tenant shall pay all such Additional Rent to Landlord on or before the twentieth day of each calendar month for Recreation Income received during the preceding month.

D. Tenant shall deliver to Landlord and to the Village at Copper, as Landlord directs, true and complete copies of all reports regarding Recreation Income from the Premises that the Village at Copper requires from Landlord.

3. Village at Copper Annual Real Estate Assessments.

A. Pursuant to the Village Documents, Landlord must:

(i) Pay to the Village at Copper an annual assessment (the “Annual Real Estate Assessment”) in an amount equal to the product obtained by multiplying (a) the Area of such Commercial Space by (b) the Annual Commercial Real Estate Assessment Rate (as defined in the Village Documents) by (c) the Zone Ratio (as defined in the Village Documents) applicable to each such Commercial Space.

(ii) If the Condominium, the Commercial Unit or the Premises is annexed into the Village, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to the Village at Copper as an Annual Real Estate Assessment. The Landlord shall give Tenant written notice of the amount of the Annual Real Estate Assessment and the same shall become due and payable the earlier of (i) fifteen (15) days after such notice shall have been given or (ii) June 15 of each year.

4. Condominium Assessments.

A. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to the Condominium Association as assessments under the Condominium Documents.

5. POLA Assessments.

A. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any and all amounts due from Landlord to POLA, as assessments under in the POLA Documents.

H-2

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE I

TENANT INSURANCE REQUIREMENTS

1.1 Tenant’s Insurance.

1.1.1. Tenant shall maintain throughout the Term, at Tenant’s expense, the following insurance, in the amounts specified below or such other amounts as Landlord from time to time reasonably requests: (a) public liability and property damage insurance, with limits of at least One Million and No/100 Dollars ($1,000,000) for death or injury to one person, Three Million and No/100 Dollars ($3,000,000) for death or injury to more than one person per occurrence and Five Hundred Thousand and No/100 Dollars ($500,000) for property damage per accident or occurrence, which public liability and property damage insurance shall include premises operations, personal injury, employers’ blanket contractual liability, products/completed operations hazard, broad form property damage and independent contractors coverages and provisions for cross-liability and severability of interest; (b) property insurance covering (i) all of Tenant’s leasehold improvements (including Tenant’s Work), trade fixtures, and other personal property from time to time in, on or upon the Premises, and (ii) those portions of the Premises that do not constitute general common elements of the Condominium (including, without limitation, interior demising walls), in an amount not less than the full replacement cost thereof, without deduction for depreciation, providing protection against any peril included within the classification “all risks” insurance, which insurance may be subject to a deductible of not more than three percent of the replacement cost of the property insured, and, except with respect to Tenant’s trade fixtures and other personal property, must contain the standard mortgage clause of any Secured Lender; (c) business interruption and use and occupancy insurance on a profits form with coverage equal to 100 percent of anticipated net profits and insured standing charges for at least one year; and (d) any additional insurance that Landlord or a Secured Lender may reasonably require from time to time. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed, unless this Lease shall cease and terminate hereunder or Landlord consents in writing to another use.

1.1.2. All policies of public liability and property damage insurance maintained by Tenant under this Lease shall name Landlord, each Secured Lender, the Village at Copper, if applicable, and such other Persons as Landlord specifies from time to time as additional insureds as their interests may appear. Executed copies of such policies or certificates thereof shall be delivered to Landlord prior to Tenant’s occupancy of the Premises and thereafter at least thirty days prior to the expiration of the term of each such policy or at such other times as Landlord reasonably requests. Such certificate shall state that Landlord, each secured lender and each Condominium Association are additional insured and the coverage provided by Tenant’s insurer is primary to any and all insurance placed by or on behalf of such additional insureds. All public liability and property damage policies shall contain a provision that Landlord and the other additional insureds, although named as insured, shall nevertheless be entitled to recover under such policies for any loss occasioned to any of them, their servants, agents, members and employees by reason of the negligence or willful misconduct of Tenant.

1.1.3. Tenant shall maintain the insurance policies it is required to maintain under this Schedule with insurance companies and on forms reasonably acceptable to Landlord and any Secured Lender. The policies shall require at least thirty days written notice sent by registered or certified mail to Landlord before any cancellation or material change that reduces or restricts the insurance. Each policy of insurance maintained by Tenant is to be primary, non-contributing with, and not in excess of any other insurance available to Landlord, the Village at Copper, if applicable, or any Secured Lender.

1.1.4. Tenant shall not at any time carry any stock of goods, or do or suffer or permit anything to be done in or about the Premises that is hazardous or that in any manner will violate, suspend, void, make inoperative or tend to increase the rate of any policies of insurance of any kind at any time carried by Landlord, the Resort Owner, the Condominium Association or the Village at Copper, if applicable, upon the Premises, the Commercial Unit, the Commercial Space, the Condominium or the Resort and the fixtures and property therein. Any increase in the cost of any insurance carried by Landlord, the Resort Owner, the Condominium Association or the Village at Copper, if applicable, that is attributable to Tenant’s activities in or about the Premises or Tenant’s failure to perform and observe its obligations and covenants under this Lease shall be borne by Tenant and payable to Landlord from time

I-1

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

to time, as Additional Rent, or to the Resort Owner, the Condominium Association, or the Village at Copper, as the case may be, on demand, regardless of whether Landlord shall have consented to such activities. Tenant, at its expense, shall comply with all rules, orders, regulations and requirements of the insurance underwriters having jurisdiction over the Premises, the Commercial Unit, the Commercial Space, the Condominium, the Village or the Resort.

1.1.5. Tenant shall promptly comply, at its expense, with all requests of insurers or any insurance advisory body regarding the Premises or Tenant’s use of other portions of the Commercial Unit, the Commercial Space, the Condominium or the Resort. Tenant shall rectify, to Landlord’s reasonable satisfaction, within the time period given by Landlord to do so, any situation within the Premises which causes or may cause any insurance policy affecting the Premises, the Commercial Unit, the Commercial Space, the Condominium or the Resort to be canceled, failing which Landlord may terminate this Lease by giving written notice to Tenant, without prejudice to Landlord’s other rights or remedies.

I-2

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE J

PERMITTED USE AND MERCHANDISE LIST

1. Use. Tenant shall use the Premise for such use as agreed with Landlord.

2. Merchandise.

If not provided herewith and attached hereto, Tenant shall provide to Landlord, as soon as available, a merchandise list or menu, as applicable, which must be approved by Landlord in writing prior to the Opening Date.

3. Exclusive Use Rights.

None.

J-1

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE K

FORM OF MEMORANDUM OF LEASE

Recording requested by and When recorded return to:

______________________

______________________

______________________

(Space above this line for Recorder’s Use)

MEMORANDUM OF LEASE

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS,                                         , a                                         , is the tenant (“Tenant”) under that certain lease dated                                         , as more particularly described in Exhibit A annexed hereto and made a part hereof (as the same has been and may hereafter be amended, modified or assigned, the “Lease”); and

WHEREAS,                                                                                  , a                                                                                   (“Landlord”), fee owner of the property described in Exhibit B annexed hereto (the “Premises”), presently leases, rents and demises unto Tenant the Premises TO HAVE AND TO HOLD upon Tenant’s paying the Rent and other charges provided for and observing the covenants and conditions set forth in the Lease, for a term of                      (    ) years, commencing on                                          with                      (    )              (    ) year renewal options.

NOW, THEREFORE, this Memorandum of Lease is executed by the undersigned parties with the intention that the same shall be filed for the record in the Office of the Clerk and Recorder of the County of Summit, State of Colorado, to give notice of the existence of Tenant’s leasehold estate under the Lease in and to the Premises.

IN WITNESS WHEREOF, the undersigned parties have each caused this Memorandum of Lease to be executed as of the          day of                     , 200    .

LANDLORD	TENANT

a	a

By:	By:

Title:	Title:

Dated:	Dated:

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this          day of                                   by                                          as                                  of                                 , a                                                              .

Witness my hand and official seal.

___________________________________
Notary Public

My commission expires

[SEAL]

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of                                   by                                          as                                  of                                 , a                                                          .

Witness my hand and official seal.

___________________________________
Notary Public

My commission expires

[SEAL]

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

EXHIBIT A

TO

MEMORANDUM OF LEASE

Lease Description

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

EXHIBIT B

TO

MEMORANDUM OF LEASE

Legal Description

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE L

ADDITIONAL PROVISIONS TO LEASE AGREEMENT BETWEEN

                                         ., AS LANDLORD AND

                                                           , AS TENANT

[This Schedule is used to make any changes to the text of the Lease]

NONE.

L-1

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

SCHEDULE M

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of                     , is by and between                                          (“Guarantor”) and                                         , a                                          (“Landlord”).

RECITALS

WHEREAS, Landlord and                                          doing business as                                          (“Tenant”), have entered into the lease (as from time to time modified, supplemented, amended, restated, replaced, renewed, extended, transferred or assigned, being collectively the “Lease”) described in Exhibit A hereto in respect of certain premises (the “Leased Premises”) located at the Copper Mountain Resort more particularly described in Exhibit A hereto; and

WHEREAS, Tenant is [NOTE – insert relationship of Tenant to Guarantor.]

GUARANTY

NOW THEREFORE, In consideration of the sum of Ten Dollars ($10.00), Landlord entering into the Lease with Tenant and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by Guarantor) the parties hereto covenant and agree as follows:

1. Guarantor unconditionally, absolutely and irrevocably covenants and agrees in favour of Landlord to (a) make the due and punctual payment in accordance with the provisions of the Lease of all rent and other amounts and charges expressed to be payable under the Lease from time to time (collectively, the “Rent”) during the term contemplated by the Lease and any renewals or extensions of such term and any overholding under the Lease or other possession or control of the Leased Premises by Tenant or pursuant to the Lease (collectively, the “Term”), (b) see to or effect the prompt and complete performance of each of the terms, agreements, covenants, obligations, conditions and provisions in the Lease on the part of Tenant to be observed or performed from time to time during the Term, and (c) indemnify and save harmless Landlord from any loss, cost, expense or damage arising out of any failure (including, without limitation, any failure caused by or resulting from an Event (as such term is defined in paragraph 6)) by Tenant to pay any Rent or resulting from any failure (including, without limitation, any failure caused by or resulting from an Event) by Tenant or Guarantor to observe or perform any of the terms, agreements, covenants, obligations, conditions or provisions contained in the Lease from time to time (items (a), (b) and (c) being individually a “Lease Obligation” and collectively, the “Lease Obligations”).

2. Guarantor also covenants and agrees to pay to Landlord such further amounts as are sufficient to cover the costs and expenses actually incurred by Landlord in collecting any unpaid Rent, or enforcing any unperformed Lease Obligation, or of otherwise enforcing this Guaranty, including without limitation, reasonable attorneys’ fees and disbursements.

3. The terms, agreements, covenants, conditions, obligations and duties of Guarantor under this Guaranty from time to time will in no way be affected or impaired by reason of the happening from time to time of any of the following, although without notice to or the consent of Guarantor:

(a) the waiver by Landlord from time to time of the performance or observance by Tenant of any of the Lease Obligations;

(b) the waiver by Landlord from time to time of the performance or observance by Guarantor of any of the terms, agreements, covenants, conditions, obligations or provisions contained in this Guaranty, or the failure, omission or delay on the part of Landlord from time to time to enforce, assert or exercise any right, power or remedy conferred on or available to Landlord hereunder;

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

(c) the extension, in whole or in part, of the time for payment by Tenant of any Rent;

(d) any assignment of the Lease or subletting or parting with possession or control of the Leased Premises or any part thereof by Tenant or any consent which Landlord may or may not give to any such assignment or sublease or parting with possession or control (each being a “Transfer”);

(e) any amendment, modification, supplement, extension, renewal, restatement, replacement, Transfer or overholding of the Lease or the Leased Premises, as the case may be;

(f) any failure, omission or delay on the part of Landlord to enforce, assert or exercise any right, power or remedy conferred on or available to Landlord in or by the Lease or any settlement by Landlord with Tenant of any claim with respect to the Lease;

(g) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, conservatorship, judgment, consolidation, custodianship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, or in respect of, Tenant or any of its assets (each being a “Change”);

(h) the inability of Landlord from time to time to enforce the Lease or any of the Lease Obligations for any reason including, without limitation, if such inability is due to any default under, or invalidity or unenforceability in whole or in part of, the Lease or due to any other circumstances which might give rise to a defense available to, or a release and/or discharge of, Tenant;

(i) any change in the relationship between Tenant and Guarantor;

(j) the inability of Tenant to perform, or the release or discharge of Tenant from the performance of, any Lease Obligation by reason of any law, regulation, decree or otherwise, now or hereafter in effect;

(k) any action or inaction by Landlord which results in any impairment or destruction of rights or remedies of Guarantor to proceed against Tenant for reimbursement or otherwise; or

(l) in the event of a disaffirmance, repudiation, disclaimer, surrender, rejection or termination of the Lease prior to the expiration of the Term, (i) the failure of Landlord to relet or repossess the Leased Premises or to make any effort to do so or (ii) any reletting of the Leased Premises by Landlord at a rate or on terms acceptable to Landlord in its sole and absolute discretion.

4. Guarantor waives notice of the acceptance of this Guaranty, notice of non-performance, non-payment, and non-observance on the part of Tenant of any term or condition of the Lease, and any other notice required to be given under applicable law.

5. In the event of a default under the Lease or under this Guaranty, Guarantor waives any right of Guarantor to require Landlord to:

(a) proceed against Tenant or any other person (including any guarantor or other Guarantor or recipient of a Transfer with respect to the Lease) or pursue any rights or remedies with respect to the Lease;

(b) proceed against or exhaust any security of Tenant or any other person (including any guarantor or other Guarantor or recipient of a Transfer with respect to the Lease) held by Landlord with respect to the Lease; or

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

(c) relet or repossess the Leased Premises; or

(d) pursue any other right or remedy whatsoever.

6. Without limiting the generality of paragraph 3 or any other provision hereof, the liability of Guarantor under this Guaranty will not be deemed to have been released, discharged, impaired or affected in any way by reason of (a) any Change, (b) the release or discharge of Tenant in any receivership, bankruptcy, winding-up, liquidation or other creditors’ proceeding, (c) the rejection, disaffirmance, disclaimer, surrender, termination, unenforceability or repudiation of the Lease including, without limitation, pursuant to bankruptcy law or otherwise or in any other proceeding, (d) the termination of the Lease by operation of law for any reason whatsoever, or (e) any Transfer of the Leased Premises or the Lease or any repossession and reletting of the Leased Premises in whole or in part by Landlord on its own behalf or on behalf of Tenant (each of items (a) to (e) being an “Event”). Notwithstanding the occurrence of any Event this Guaranty will continue with respect to the periods prior thereto and thereafter, for and with respect to the Term, as if no Event had occurred; provided that the net payments received by Landlord after deducting all costs and expenses of repossessing and reletting the Leased Premises will be credited from time to time by Landlord to reduce the liability of Guarantor hereunder, and Guarantor will pay any balance owing to Landlord from time to time immediately upon receipt of notice of the amount of such balance.

7. No action or proceeding commenced under the Lease or this Guaranty and no recovery pursuant hereto will be a bar or defense to any further action or proceeding which may be brought under this Guaranty by reason of any further default in respect of the payment of any Rent or the performance of any Lease Obligation.

8. If an Event occurs (other than a surrender of the Lease voluntarily accepted by Landlord in writing in Landlord’s sole and absolute discretion), then, at the option of Landlord (in Landlord’s sole and absolute discretion), Guarantor covenants and agrees to lease the Leased Premises from Landlord on the terms, agreements, covenants, conditions, obligations and provisions of the Lease for the residue of the Term (as if no Event had occurred) in an “as is where is” condition without any representations or warranties by Landlord. In such event, the execution and delivery of this Guaranty will be treated as execution and delivery by Guarantor as tenant of a lease of the Leased Premises on the terms and conditions of the Lease for a term equal in duration to the residue of the Term (as if no Event had occurred) in an “as is where is” condition without any representations or warranties by Landlord and it will not be necessary for a further lease document to be executed and delivered by Guarantor (although Landlord may require such a lease document to be executed and delivered and Guarantor will promptly do so upon request by Landlord). Guarantor will accept such lease and will pay rent and observe and perform the terms, agreements, covenants, conditions, obligations and provisions of such lease. Guarantor will do all such acts and things and execute and deliver all such documents as Landlord may reasonably require to give effect to this provision.

9. Until the Lease Obligations are fully satisfied, Guarantor hereby forever waives any and all rights of indemnity, reimbursement, contribution or subrogation which Guarantor may now or hereafter have against Tenant. Landlord is entitled to specific performance of Guarantor’s obligations under the provisions of this Guaranty including, but not limited to, the provisions of this paragraph.

10. If either Tenant or Guarantor makes any payment to Landlord pursuant to the Lease or this Guaranty, as the case may be, which is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Tenant or Guarantor, as the case may be, or its trustee, receiver or any other person, under any applicable bankruptcy law, provincial or federal law, common law or equitable cause, this Guaranty will continue to apply with respect to the amount so invalidated, declared to be fraudulent or preferential, set aside or required to be repaid, all as though such amount had not been paid to Landlord.

11. Guarantor makes the following representations and warranties as of the date hereof:

(a) Guarantor is duly incorporated, validly existing and in good standing under the laws of                     ;

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

(b) Guarantor has the power to enter into and perform its covenants, terms, conditions, agreements and obligations under this Guaranty;

(c) the execution, delivery and performance of this Guaranty by Guarantor has been duly authorized by all necessary corporate action;

(d) the execution, delivery and performance of this Guaranty by Guarantor does not contravene (i) any existing law or any legal order applicable to, or license or permit granted to, Guarantor, (ii) any agreement or instrument to which Guarantor is a party or to which it or any of its assets is subject, or (iii) any provision of Guarantor’s constating documents;

(e) Guarantor (i) is not, and will not as a result of the execution and delivery of this Guaranty, be rendered insolvent, or (ii) does not intend to incur, or believe that it is incurring, pursuant to this Guaranty obligations beyond its ability to pay;

(f) this Guaranty constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms;

(g) no approval of any governmental entity is required for the execution, delivery and performance by Guarantor of this Guaranty;

(h) there are no conditions to the effectiveness of this Guaranty that have not been satisfied or waived; and

(i) Guarantor has a material economic interest in Tenant and the execution of the Lease by Tenant will benefit Guarantor.

12. All notices required or permitted by this Guaranty shall be in writing and shall be hand delivered or sent by recognized overnight courier (such as Federal Express) or by facsimile transmission, addressed as follows:

If to Guarantor:

If to Landlord:

or to such other address as shall, from time to time, be supplied in writing by such party in accordance with this provision. Any such notice shall be deemed given upon the earlier of receipt by the addressee, if delivered by hand or courier (or if attempted delivery is refused by the intended recipient thereof), or on the day given, if sent by facsimile transmission, provided that the party making such delivery receives an electronic confirmation setting forth the proper fax number receiving such facsimile transmission and that the entire transmission has been properly received by the addressee without communication error.

13. GUARANTOR AND LANDLORD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY IN RESPECT HEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

14. No modification of this Guaranty will be effective unless it is in writing and signed by both Guarantor and Landlord.

15. The benefit of this Guaranty may be assigned by Landlord to any subsequent owner, transferee and/or lessee of the Leased Premises to which the Lease is assigned or transferred or to which Landlord grants a lease of Landlord’s interest in the Leased Premises as well as to any transferee of Landlord’s interest in the Lease by way of security.

16. This Guaranty will be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado.

17. This Guaranty will be binding upon and inure to the benefit of the successors and assigns of Landlord and Guarantor.

18. If any part of this Guaranty, or the application thereof to any person or in any circumstance, is to any extent held or rendered invalid, unenforceable or illegal, such part (a) will be independent of the remainder of this Guaranty and will be severable from it, and its invalidity, unenforceability or illegality will not affect, impair or invalidate the remainder of this Guaranty, and (b) will continue to be applicable to, and enforceable to the fullest extent permitted by law against, any person and in any circumstance except those as to which it has been held or rendered invalid, unenforceable or illegal.

19. Guarantor covenants and agrees to execute such further assurances and do such further acts and things in order to give effect to the intent of this Guaranty as Landlord may reasonably require from time to time. Without limiting the generality of the foregoing, Guarantor will forthwith upon demand by Landlord from time to time execute and deliver to Landlord a confirmation to the effect that notwithstanding any amendment, modification, supplement, restatement, replacement, renewal, extension or Transfer of the Lease, this Guaranty remains enforceable and in full force and effect; provided that the failure of Landlord to require Guarantor to execute any such confirmation or the failure of Guarantor to do so upon demand by Landlord will not reduce Guarantor’s covenants or obligations hereunder or the enforceability of this Guaranty.

IN WITNESS WHEREOF this Guaranty has been executed by the parties hereto on the date first above written.

GUARANTOR:

LANDLORD:

JCFKK Document

December 6, 2004

Form of Copper Mountain / Intrawest Affiliate

(Non-Village Company Space Lease)

EXHIBIT A

Description of Lease and Leased Premises

Exhibit D

Form of Intrawest Management Agreement

(See Attached)

FORM OF

PROPERTY MANAGEMENT AGREEMENT

dated

December ●, 2004

between

INTRAWEST U.S. COMMERCIAL PROPERTY MANAGEMENT, INC.

(Manager)

- and -

CNL INCOME COPPER, LP

(Owner)

i

ARTICLE VIII MANAGER COMPENSATION		25
8.1	Management Fee.	25
8.2	Leasing Commissions.	25
8.3	Payment of Management Fee and Leasing Commission Fee.	26
8.4	Reimbursements.	26
ARTICLE IX TENANT DEPOSITS		26
9.1	Tenant Deposits.	26
ARTICLE X REPAIRS AND MAINTENANCE AND CAPITAL IMPROVEMENTS		26
10.1	Repairs and Maintenance.	26
10.2	Capital Improvements.	26
10.3	Warranties.	27
ARTICLE XI COVENANTS		27
11.1	Continued Management.	27
11.2	Prompt Payment.	27
11.3	Payment of Taxes and Assessments.	28
11.4	Approvals.	28
11.5	Manager’s Marks and Proprietary Information.	29
11.6	Sarbanes-Oxley Compliance.	29
ARTICLE XII DAMAGE AND DESTRUCTION		29
12.1	Damage and Destruction — Condominiums.	29
12.2	Partial Destruction — Stand Alone Building.	30
12.3	Complete Destruction — Stand Alone Building.	30
12.4	Reinstatement.	30
12.5	Condemnation.	31
12.6	Condemnation for Temporary Use.	31
ARTICLE XIII INSURANCE		31
13.1	Owner Insurance.	31
13.2	Manager Insurance.	32
13.3	Deductibles.	32
13.4	Premiums an Operating Expense.	32
13.5	Evidence of Insurance.	32
13.6	Insurance Policies.	32
13.7	Insurance Proceeds.	33
13.8	Certificates.	33
13.9	Waiver.	33
ARTICLE XIV DEFAULT AND TERMINATION		34
14.1	Bankruptcy.	34
14.2	Fraud or Malfeasance.	34
14.3	Material Defaults.	34
14.4	Disputes.	34
14.5	Events on Termination.	35
14.6	Employment of Staff.	35
14.7	Rights in Addition.	35
ARTICLE XV ASSIGNMENT/MORTGAGE BY OWNER		36
15.1	Assignment by Manager.	36
15.2	Mortgage by Owner.	36
15.3	Subordination.	36
15.4	Sale of Resort.	36

ii

ARTICLE XVI INDEMNIFICATION		37
16.1	Indemnity by Owner.	37
16.2	Indemnity by Manager.	37
16.3	Survival.	37
ARTICLE XVII MISCELLANEOUS		37
17.1	Notices.	37
17.2	Survival.	39
17.3	Costs of Legal Proceedings.	39
17.4	Severability.	39
17.5	Schedules and Exhibits Incorporated.	39
17.6	Relationship to Third Parties.	40
17.7	Time.	40
17.8	Headings.	40
17.9	Right to Inspect.	40
17.10	Further Assurances.	40
17.11	Waivers.	40
17.12	Binding Agreement.	41
17.13	Estoppel Certificates.	41
17.14	Counterparts.	41
17.15	Execution by Telecopy.	41
17.16	Covenants.	41
17.17	Parties.	41
17.18	Arbitration of Disputes.	41
17.19	GAAP.	41
17.20	Currency.	42
17.21	Governing Law.	42

iii

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (“Agreement”) is dated as of                              , 2004, between Intrawest U.S. Commercial Property Management, Inc., a Delaware corporation and CNL Income Copper, LP, a Delaware limited partnership.

Recitals

A.	Owner owns the Operated Facilities and wishes to have the Operated Facilities operated for its benefit in a manner consistent with the Standard and subject to the Rental Constraints;

B.	Manager, directly and through its Affiliates, has experience in the management of the commercial properties at the Resort and, either directly or through its Affiliates, has operated or caused to be operated the Operated Facilities up to the date hereof;

C.	It is the intention of the Parties that the Operated Facilities be operated as an integral part of the Resort providing distinctive, high quality services and leisure experiences, with due regard to the interests of Owner in accordance with the Standard; and

D.	This Agreement sets out the respective rights and obligations of Owner and Manager in respect of the operation of the Operated Facilities by Manager as managing agent for Owner.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, the Parties hereby covenant and agree as follows:

ARTICLE I

INTERPRETATION

1.1 Definitions.

In this Agreement, unless the subject matter or context otherwise requires, the following terms shall have the following meanings:

(a) “Affiliate” has the meaning attributed thereto in Section 1.2.

(b) “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder”, and similar expressions refer to this agreement, as amended from time to time, and any indenture, agreement or instrument supplemental or ancillary thereto or in implementation thereof and the expressions “Article” and “Section” followed by a number or letter mean and refer to the specified article or section of this Agreement;

(c) “Annual Plan” means the annual plan approved pursuant to Article IV;

(d) “Approval” has the meaning attributed thereto in Section 11.4;

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(e) “Approved Bank” means any bank approved by the Parties and any successor of any of the foregoing;

(f) “Bankruptcy” with respect to a Party means that the Party has been adjudicated as bankrupt or insolvent and such adjudication is not vacated within thirty (30) days, or if a receiver or trustee shall be appointed and it shall not be vacated within thirty (30) days, or if a corporate reorganization of the Party, or similar arrangement, is ordered for the benefit of creditors;

(g) “Capital Improvements” means all alterations, additions, replacements and improvements to the Operated Facilities made in accordance with an Annual Plan or pursuant to governmental requirement pursuant to Section 10.2, including, without limitation, landlord improvements, major repairs and structural repairs, but does not include repairs and maintenance properly chargeable as Operating Expenses under GAAP;

(h) “Capital Improvements Account” has the meaning attributed thereto in Section 6.5;

(i) “Capital Improvements Budget” has the meaning attributed thereto in Section 4.1.

(j) “Cash Management Agreement” has the meaning attributed thereto in Section 6.9;

(k) “Commercial Space” means real property that includes a building or part thereof for which there exists a separate legal title and that has been developed, or is intended to be developed, for use as space for:

(i) retail goods or services (excluding utility services);

(ii) eating or drinking establishments (which shall include, without limitation, restaurants, cafes, coffee shops, pubs, bars and nightclubs); or

(iii) business offices (which shall include, without limitation, medical offices, dental offices and banks and other financial institutions);

but, excluding the following unless in any particular instance the approval in writing of Intrawest is otherwise obtained: (i) any space for retail goods or services, eating or drinking establishments or business offices contained in a hotel or condominium-hotel development which is required by the hotel operator or hotel chain providing a franchise or license or its name to the development to be managed by the hotel chain, the hotel operator or Intrawest or any of its Affiliates or any other Person which may be the operator of the Resort at which such hotel or condominium-hotel is located in connection with the operation of the hotel or condominium-hotel; (ii) any space ancillary and incidental to the residential component of a condominium or condominium-hotel development (such as front desk space, lobby areas, administrative offices and recreational areas); (iii) any space for retail goods or services, eating or drinking establishments or business offices consisting of less than two hundred (200) square feet

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which is contained within and ancillary to the residential component of any condominium or condominium-hotel development (such as small gift shops, coffee shops and food concessions); (iv) any office space leased or to be leased to and for the use of Intrawest or any of its Affiliates or any other Person which may be the operator of the Resort at which such office space is located; (v) any conference space; (vi) any casino, miniature golf facility, golf or tennis pro shop, ice rink, roller rink or water park; (vii) any stand alone health club or spa that is not part of a building or integrated building complex that contains other space for retail goods or services, eating or drinking establishments or business offices; (viii) any parking facility that is not required by the applicable governmental or condominium bylaws, rules or regulations to serve a Commercial Space, (ix) any storage space that is not designed to functionally serve a Commercial Space; (x) any information, reservation or ticket centre space used by the operator of any Resort for such purpose; (xi) any space in any lift building, day lodge (which shall mean, for the purposes of this definition, a building used by the operator of the Resort as a focus for Resort operations, and which may include space for things such as information, guest services, ticket sales, instruction or lessons, lockers or other storage, administration or accounting offices, other business offices, security or patrol operations, first aid, display or exhibition areas, therapy or health facilities or parking), guest service, guest lesson, kids’ camp or day care space used by the operator of any Resort for such purpose; (xii) any space for retail goods or services, eating or drinking establishments or business offices situated in any day lodge, guest services, kids’ camp or day care facility; (xiii) any other space used by the operator of any Resort for lessons, rentals or repairs in connection with the operation of the Resort; and (xiv) any real estate sales or property management office space;

(l) “Complete Destruction” means the destruction of or damage to any portion of the Operated Facilities situated in a separate building or separate building complex where the gross leasable area subject to the damage or destruction is more than twenty-five percent (25%) of the gross leasable area of the portion of the Operated Facilities situated in such building or building complex;

(m) “Condominium Documents” means (i) the condominium declarations, bylaws, articles of incorporation, rules, regulations and maps, governing those portions of the Operated Facilities situated in condominium buildings, including any shared services agreements and other agreements providing various easements and rights, including those for support, passage and utilities, and the sharing of certain costs of facilities and services used in common by the various components of the buildings and (ii) those declarations, bylaws, articles of incorporation, rules, regulations and maps, governing those portions of the Operated Facilities subject to any other association including village associations or master associations;

(n) “Control” means:

(i) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (A) the shareholders of the corporation, in the case of a corporation, (B) the shareholders of the general partner, in the case of a limited partnership, or (C) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or

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(ii) the right to elect or appoint, directly or indirectly, a majority of (A) the directors of the corporation, in the case of a corporation, (B) the directors of the general partner, in the case of a limited partnership, or (C) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership,

(iii) and “Controlled” has a corresponding meaning;

(o) “EBITDA” for a given period, means the net income for such period as determined in accordance with GAAP, plus: to the extent previously deducted in determining such net income, interest, income taxes, depreciation and amortization, in each case for such period and determined in accordance with GAAP; and excluding: all extraordinary items, as determined in accordance with GAAP, including within this exclusion income taxes (either positive or negative) attributable to extraordinary gains or losses to the extent not already excluded;

(p) “Fiscal Quarter” means any one of the three month periods included in a Fiscal Year;

(q) “Fiscal Year” means the calendar year, but such definition shall include any broken period of less than twelve (12) months occurring at the commencement or termination of the Operating Term or arising due to a change in the Fiscal Year, provided that no Fiscal Year shall be greater than twelve (12) months;

(r) “Force Majeure Event” means any circumstance which is not in the reasonable control of either Party hereto, caused by any of the following: strike; lockout; act of God; terrorist attack; civil commotion; drought; fire or any other casualty; governmental action; or other similar cause or circumstance which is not in the reasonable control of either Party hereto. “Force Majeure Event” does not include a circumstance caused by general economic and/or market factors nor the loss of a “major” Tenant (other than due to a casualty), or unforeseen legal costs and expenses incurred by the Manager in the performance of its duties hereunder that result from any negligence or misconduct on the part of Manager;

(s) “GAAP” means United States generally accepted accounting principles applied on a consistent basis as modified from time to time where appropriate;

(t) “General Account” has the meaning attributed thereto in Section 6.7;

(u) “Initial Operating Term” has the meaning attributed thereto in Section 2.1;

(v) “Intrawest” means Intrawest Corporation, a corporation continued under the Canada Business Corporations Act;

(w) “Lease” means each and every present and future lease, sublease, offer to lease or sublease, agreement to lease and sublease of any portion of the Operated Facilities and each and every present and future agreement in the nature of a tenancy or license affording any Person a right, other than an easement or a right in the nature of an easement, to use or occupy

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any part of the Operated Facilities or render services therein, in each case for the time being in effect, and all revisions, alterations, modifications, amendments, changes, extensions, renewals, replacements or substitutions thereof or therefor which may hereafter be effected or entered into;

(x) “Leasing Commission Fee” has the meaning attributed thereto in Section 8.2;

(y) “Leasing Program” means the leasing program described in Section 3.5 and approved pursuant to Section 4.1;

(z) “Management Fee” means the fee payable to Manager pursuant to Section 8.1;

(aa) “Manager” means Intrawest U.S. Commercial Property Management, Inc., a Delaware corporation and its successors and permitted assigns;

(bb) “Manager’s Confidential and Proprietary Information” means any and all proprietary systems, manuals, procedures, expertise, designs, concepts, guides and intellectual property of Manager and its Affiliates relating to the planning, design, construction, operation or management of resort villages;

(cc) “Marketing” includes all marketing, advertising, promotion, sales, public relations, publicity, special promotional events and related activities for the purpose of promoting the leasing of vacant Operated Facilities, including all literature, brochures, signs and other marketing collateral therefor;

(dd) “Marks” mean all registered and unregistered trademarks, service marks, trade names, copyrights, insignia, emblems, slogans, logos, commercial symbols, signs, designs and all other visual identification by which Manager, or any of its Affiliates, or any of their divisions, resorts or business operations are identified and publicized, including the goodwill associated with all of them;

(ee) “Material Default” means any breach or failure by:

(i) a Party or its Affiliate to comply with any of its covenants and agreements contained in this Agreement; or

(ii) Manager deviates in any material way from the Leasing Program or the Owner-approved marketing materials for the Operated Facilities;

other than any such breach or failure that in the context of the applicable agreement is minor, immaterial, insubstantial and not reasonably likely to prejudice the other Party or any part of the Operated Facilities in any material way;

(ff) “Mortgage” has the meaning attributed thereto in Section 15.2;

(gg) “Mortgage Loan Documents” means all promissory notes, loan agreements, blocked account/cash management agreements (if any) and all other documents,

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agreements and instruments evidencing, securing, or otherwise governing the loan secured by a Mortgage, together with all amendments, restatements, supplements and other modifications thereto;

(hh) “Mortgagee” has the meaning attributed thereto in Section 15.2;

(ii) “Non-Compete Area” means the area shown on Exhibit B attached hereto;

(jj) “Operated Facilities” means the commercial space purchased by Owner at the Resort listed on Exhibit A attached hereto and will include any commercial space which in the future may be owned by Owner and added to Exhibit A upon Owner’s purchase thereof;

(kk) “Operating Account” means the bank account to be maintained pursuant to Section 6.4;

(ll) “Operating Expenses” means, subject to the exclusions listed below, all costs and expenses of operating the Operated Facilities incurred by Manager directly or at its request pursuant to this Agreement or as otherwise specifically provided for herein and which are properly attributable to the Fiscal Year under consideration under GAAP;

Operating Expenses shall not include:

(i) subject to Section 10.2, any payments relating to Capital Improvements;

(ii) debt service;

(iii) to the extent not collected from a Tenant, depreciation or amortization;

(iv) any cost or expense for which Manager is solely responsible pursuant to this Agreement;

(v) income or other similar taxes (except payroll taxes);

(vi) salaries, wages or amounts paid to or in respect of individuals by or upon the instruction of Owner to the extent the same are not rendering services with respect to the Operated Facilities;

(vii) except as expressly agreed to by Owner or as otherwise set forth in the Annual Plan, costs incurred by Manager for salary and wages, payroll taxes, workers’ compensation, bonus compensation, incentive compensation, retirement plan payments, and other benefits payable to Manager’s corporate office employees (including, without limitation, non-incentive stock option grants, and any bonus compensation to such employees); and

(viii) costs incurred by Manager for dues of Manager or any of its employees in professional organizations or for any of Manager’s employees participating in industry conventions or meetings (except to the extent included in an Annual Plan or as otherwise specifically approved by Owner);

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(mm) “Operating Supplies” means consumable items and inventories utilized in the day-to-day operation of the Operated Facilities including, without limitation, all fuels, light bulbs, mechanical stores, paper supplies, literature, soap, cleaning materials, stationery;

(nn) “Operating Term” means the Initial Operating Term and any Renewal Term under this Agreement;

(oo) “Operation” of the Operated Facilities includes operation, direction, management and supervision of the Operated Facilities and “operating” has a corresponding meaning;

(pp) “Owner” means CNL Income Copper, LP, a Delaware limited partnership;

(qq) “Partial Destruction” means the destruction of or damage to the Operated Facilities or a specified portion thereof by fire, casualty or any other cause which does not constitute a Complete Destruction;

(rr) “Parties” with respect to this Agreement means Owner, of the first part, and Manager, of the other part, and in each case their respective successors and permitted assigns as parties hereto, and “Party” means either one of the Parties;

(ss) “Partnership” means CNL Village Retail Partnership, LP, a Delaware limited partnership;

(tt) “Person” means an individual, a corporation, a partnership, limited partnership, limited liability company or any other entity, a government or any department or agency thereof, a trustee, any unincorporated organization, and the heirs, executors, administrators, successors in office or other legal representatives of an individual; and pronouns and other words importing Persons have a similarly extended meaning;

(uu) “Personal Property Taxes” means all taxes, rates, duties, levies and assessments whatsoever, whether municipal, legislative or otherwise, which are from time to time levied, imposed or assessed against any personal property in the Operated Facilities (but excluding income or profits taxes upon the income of any Person to the extent that such taxes are not levied, imposed or assigned in lieu of taxes against any personal property in the Operated Facilities);

(vv) “Prime Rate” means the annual interest rate announced from time to time by the main branch in Wachovia Bank, National Association as its prime rate for United States dollar commercial loans made in United States;

(ww) “Proposed Annual Plan” has the meaning attributed thereto in Section 4.1;

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(xx) “Public Utility Charges” means all rates or charges for heat, water, gas, electricity or any other utility used or consumed at the Operated Facilities and all charges for any meter or equipment used in connection therewith;

(yy) “Real Property Taxes” means all taxes, rates, duties, levies and assessments whatsoever, whether municipal, legislative, parliamentary or otherwise, which are from time to time levied, imposed or assessed against any land attributable to, and any buildings or other improvements in, the Operated Facilities or any of its component parts or the operation thereof and including those levied, imposed or assessed thereon for education, schools, utilities and local improvements or in respect of any occupancy or use thereof (but excluding taxes in respect of the income, capital or place of business of, or otherwise personal to, the Parties) and including any applicable commercial concentration levies;

(zz) “REIT” means CNL Income Properties, Inc., a Maryland corporation, its successors and assigns;

(aaa) “Renewal Term” has the meaning attributed thereto in Section 2.2;

(bbb) “Rental Constraints” means the limitations to which reference is made in Section 3.4;

(ccc) “Replacement Value” means the costs of repairing, replacing or reinstating any item of property with materials of like kind and quality on the same or similar site without deduction for physical, accounting or any other depreciation;

(ddd) “Resort” means Copper Mountain Resort, Summit County, Colorado;

(eee) “Resort Marketing Program” means includes all marketing, advertising, promotion, sales, public relations, publicity, special promotional events and related activities for the purpose of promoting the Resort, whether carried out by the Resort Operator, a village association, or a chamber of commerce.

(fff) “Resort Operator” means Copper Mountain, Inc., a Delaware corporation and its successors and assigns;

(ggg) “Staff” means all Persons employed by Manager at or for the direct benefit of, or performing services in, about or with respect to the Operated Facilities;

(hhh) “Standard” means the general standard to which the Operated Facilities have been maintained and which is consistent with the overall branding, positioning, theme, character and resort guest experience at the Resort up to the date of this Agreement;

(iii) “Subsidiary” means, in respect of any Person:

(i) any corporation of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (A) such Person, (B) such person and one or more subsidiaries of such person, or (C) one or more subsidiaries of such Person; or

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(ii) any limited or general partnership, joint venture, limited liability company or other entity as to which (A) such Person, (B) such Person and one or more of its subsidiaries, or (C) one or more subsidiaries of such Person owns, more than a fifty percent (50%) ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be, and “Subsidiaries” has a corresponding meaning;

(jjj) “Tenant” means any Person, who leases space in the Operated Facilities;

(kkk) “Tenant Deposits” means any security deposits or other security or deposits posted or placed by the Tenants under the Leases;

(lll) “Termination Date” means the date on which this Agreement expires pursuant to the passage of time or has been terminated pursuant to the terms hereof;

(mmm) “Total Revenues” means, subject to the exclusions listed below, all collected, recovered or accrued revenue and income from the operation of every kind which result from the operation of the Operated Facilities and properly attributable to the Fiscal Year under consideration, determined without duplication and in accordance with GAAP and, for purposes of greater certainty, Total Revenues shall include, but shall not be limited to:

(i) the rentals, percentage rent, additional rental and all other revenues and payments from tenants and the amounts in respect of Operating Expenses, Real Property Taxes and Personal Property Taxes whether to the Owner or directly to the relevant Person;

(ii) the net proceeds of use and occupancy or business interruption insurance with respect to the operation of the Operated Facilities (after deduction from said proceeds of all necessary expenses incurred in the adjustment or collection thereof);

(iii) the amounts from Tenants in respect of obligations under Condominium Documents and with respect to any community or village association;

(iv) any amounts under the terms of any other shared services agreements, licenses, easements or servitudes relating to the Operated Facilities; and

(v) interest on the Operating Account;

Total Revenues shall not include:

(A)	excise, sales or use taxes or similar charges which are required by law to be collected directly from Tenants or as part of the sale price of any goods or services or displays and which must be remitted to competent governmental taxing authorities;

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(B)	for greater certainty, revenue, income and proceeds of sales of Tenants, licensees and concessionaires;

(C)	proceeds or awards arising from an expropriation, taking or condemnation of capital property other than an award for temporary use;

(D)	receipts or credits for settlement of claims for loss or damage to personal property or furnishings;

(E)	proceeds from any insurance policy except for the net proceeds of use and occupancy or business interruption insurance;

(F)	receipts of a capital nature;

(G)	amounts which are the direct obligation of the holder of any Lease, and which are not recoverable by the Owner as operating costs under the Leases;

(H)	proceeds from the sale of any portion of the Operated Facilities;

(I)	that portion of Operating Expenses collected from Tenants attributable to the Management Fee which exceeds four percent (4%) of Total Revenues; and

(J)	proceeds from financing or refinancing the Operated Facilities;

(nnn) “Unavoidable Delay” means a delay caused by fire, strike or other casualty or contingency beyond the reasonable control of a Party who is, by reason thereof, delayed in the performance of such Party’s covenants and obligations under this Agreement in circumstances where it is not within the reasonable control of such Party to avoid such delay (but does not include any insolvency, lack of funds or other financial cause of delay); and

(ooo) “Working Capital” means the funds to be furnished by Owner pursuant to Section 6.3.

1.2 Definition of Affiliate.

For the purposes of this Agreement, two Persons are “Affiliates” if:

(a)	one of the Persons is a Subsidiary of the other Person;

(b)	both of the Persons are Subsidiaries of the same Person; or

(c)	both of the entities are Controlled by the same Person.

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1.3 Rules of Construction.

The following rules shall apply to the construction and interpretation of this Agreement:

(a) All references to statutes and regulations are deemed to be references to such statutes and regulations as the same may be amended, superseded or in effect at any time and from time to time.

(b) Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

(c) All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

(d) The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(e) Each Party and its lawyers have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

ARTICLE II

OPERATING TERM OF AGREEMENT

2.1 Initial Operating Term.

The term of this Agreement in respect of the operation of the Operated Facilities shall commence on [December     , 2004 and end on December 31, 2024] (the “Initial Operating Term”).

2.2 Option to Renew.

Subject to Owner’s termination rights under Article XIV, this Agreement shall be extended automatically for four (4) successive periods of five (5) years each (each a “Renewal Term”) unless Manager gives notice in writing to Owner of Manager’s intent not to renew at least twelve (12) months prior to the end of the Initial Operating Term or the then current Renewal Term. Any such extension shall be upon the same terms and conditions as herein set forth except, solely in the case of the fourth Renewal Term, the option to renew as set forth in this Section 2.2.

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ARTICLE III

OPERATION OF THE OPERATED FACILITIES

3.1 Appointment of Manager.

Owner hereby engages Manager as the sole and exclusive managing agent of the Operated Facilities during the Operating Term and Manager hereby accepts such engagement upon and subject to the terms and conditions of this Agreement. Manager, as managing agent, shall have the responsibility, obligation, liability, control, discretion and authority in respect of the operation, maintenance, supervision and administration of the Operated Facilities, in accordance with the Annual Plan and the provisions of this Agreement. Such responsibility, obligation, liability, control, discretion and authority shall include, without limitation, the following:

(a) Employment of Staff. Manager will develop, determine and execute labor policies, including the negotiation of collective bargaining agreements if any, employment contracts, and the selection, employment, training, termination of employment, determination of salary and wages, commissions, supervision, direction and assigning of the duties of the Staff. Notwithstanding the foregoing, Owner will have the right, in accordance with this Section 3.1(a), to approve of the person hired by Manager as the primary management representative for the Operated Facilities, other than the person initially appointed by Manager to that position at the commencement of this Agreement. Upon Manager becoming aware that such position is or will become vacant, Manager will submit a candidate’s resume and other available information to Owner for approval and Owner will promptly advise Manager in writing if such applicant is acceptable or not acceptable to Owner. If such candidate is not acceptable to Owner, Manager will submit a second candidate’s resume and other available information to Owner for approval and Owner will promptly advise Manager in writing if such second candidate is acceptable or not acceptable to Owner. If such second candidate is not acceptable to Owner, Manager will submit a third candidate’s resume and other available information to Owner for approval and Owner will promptly advise Manager in writing if such third candidate is acceptable or not acceptable to Owner. If such third candidate is unacceptable to Owner or if Owner does not respond in respect of any candidate on or before the fifth (5th) business day after any candidate’s resume was given to Owner, Manager will be entitled to hire any one of the candidates whose resume was previously presented to Owner. If, at any time within such five-business day period, Owner approves any candidate so presented, Manager will hire that candidate. Manager may hire a primary management representative for the Operated Facilities on an interim basis for not more than a six-month period without Owner’s approval, but such person must be replaced within such six-month period by a person hired in accordance with the foregoing process. Owner will not have any input or approval rights with respect to any decision to terminate the primary management representative for the Operated Facilities or any other Staff member.

(b) Hours of Operation. Manager will establish daily and seasonal hours of operation, and seasonal closure times, for the Operated Facilities;

(c) Policies. Manager will establish and implement, for the Operated Facilities, operating policies, standards and rental rates consistent with the Leasing Program, rebates and refunds, and in connection therewith collect, receive and give receipts for all revenues of any nature from the operations of the Operated Facilities;

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(d) Purchasing. Subject to Section 3.8, Manager will acquire all Operating Supplies and all other provisions and supplies which in the ordinary course of business are required or desirable to properly maintain and operate the Operated Facilities;

(e) Operating Contracts and Equipment Leases. Manager will negotiate and enter into such operating contracts, equipment leases and other undertakings as are required or desirable on behalf of Owners, in the ordinary course of business in operating the Operated Facilities, including without limitation contracts for electricity, gas, telephone, cleaning, maintenance, security services, pest control, snow removal and other services and equipment that Manager from time to time considers appropriate;

(f) Leases. Manager will enforce the terms and conditions of the Leases which are in place for the Operated Facilities from time to time, including the dispossessing or termination of the rights of tenants for non-payment of rent or other proper cause;

(g) Condominium Documents. Manager will enforce the terms and conditions of the Condominium Documents which govern the Operated Facilities;

(h) Leasing. Manager will coordinate and supervise the offering of the Operated Facilities available for lease and negotiate Leases in accordance with the Leasing Program;

(i) Maintenance and Repairs. Manager will arrange, supervise, carry out or cause to be carried out all required repairs, maintenance and alterations to the Operated Facilities including, without limitation, Capital Improvements;

(j) Construction Management. Manager will manage all construction within the Operated Facilities necessary to make the Operated Facilities ready for occupancy by a Tenant including coordinating and supervising landlord’s work and tenant’s work. At the request of Owner and for a fee acceptable to Owner and Manager, Manager may supervise, manage and coordinate any other construction activities as may be requested by Owner including, without limitation, Capital Improvements;

(k) Accounting and Financial Reporting: Manager will ensure the maintenance of proper books and records and the preparation of financial statements in accordance with Section 7.3 and of all other accounting and financial statements and reports required by Owner, acting reasonably, with respect to the Operated Facilities;

(l) Banking and Management of Funds. Subject to the requirements of Owner’s lender, Manager will establish all banking accounts in the name of Owner at a bank or banks approved by Owner as necessary for the performance of Manager’s accounting and administrative functions pursuant to this Agreement and will receive and disburse of all monies pertaining to the operations of the Operated Facilities in accordance with the Annual Plan and the provisions of this Agreement;

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(m) Legal Counsel. Manager will select and retain legal counsel to be used in connection with the operation and management of the Operated Facilities, subject to Owner’s reasonable approval;

(n) Contracts. Manager will execute contracts in Owner’s name or on its own behalf for the provision of services to the Operated Facilities so long as any such contract is in the ordinary course of business and the funds therefore are provided in the applicable Annual Plan;

(o) Marketing. Manager will plan, prepare, conduct and contract for Marketing for leasing of vacant Operated Facilities and will monitor and advise Owner on the Resort Marketing Program;

(p) Lender’s Requirements. Manager will operate and manage the Operated Facilities in accordance with all requirements of any lender having or acquiring a mortgage or other lien against the Operated Facilities, provided, however, that Owner has provided Manager with the terms and conditions of such requirements a reasonable time in advance;

(q) Bad Boy Acts. Without limiting or duplicating any other obligation of Manager hereunder, and subject to the availability of Working Capital where applicable, Manager will not do or fail to do, as the case may be, any act or thing which constitutes a breach of the covenants set out in Exhibit D hereto; and

(r) Other Responsibilities. Manager will comply with the requirements of all Condominium Documents applicable to the Operated Facilities or Owner, as well as all other registered covenants and other restrictions and encumbrances applicable to the Operated Facilities or Owner, as well as all other recorded covenants and other restrictions and encumbrances applicable to the Operated Facilities or Owner. Manager will advise Owner of any material changes to those requirements and those documents and promptly will deliver to Owner copies of all notices received by Manager with respect to any material matter.

3.2 Manager as Agent.

In the performance of its duties as operator of the Operated Facilities pursuant to this Agreement, Manager shall act solely on behalf of and as agent and fiduciary for Owner and not on its own behalf. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner and Manager or their respective successors and assigns. Subject to Article XVI, all debts, obligations and liabilities to third persons incurred by Manager, including all Operating Expenses in the course of its operation of the Operated Facilities in accordance with this Agreement, shall be the debts, obligations and liabilities of Owner only, and Manager shall not be liable for any such debts, obligations and liabilities solely by reason of its operation of the Operated Facilities for Owner in accordance with this Agreement. Manager may so inform third parties with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this Section. Notwithstanding anything else herein, Manager shall at all times be an “eligible independent contractor” within the meaning of the United States income tax rules and regulations governing the REIT which will be provided in advance by Owner to Manager.

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3.3 Standard for Manager’s Operation of Operated Facilities.

Manager acknowledges that the Operated Facilities have been designed and constructed to be, and Owner and Manager agree that the Operated Facilities currently are, operated in harmony with the Standard. Manager, acting as Owner’s fiduciary, shall operate the Operated Facilities in a manner consistent with the Standard subject to the Rental Constraints, the Annual Plan, the Leasing Program, and the provisions of this Agreement. It is understood and agreed, however, that in carrying out its duties and obligations hereunder, Manager will not be responsible for matters beyond its reasonable control or for matters involving the expenditure of funds which are not made available by Owner as required by this Agreement. It is also understood and agreed that the responsibility of Manager in performing the services and functions herein mentioned shall be limited in each case to exercising in such performance the same degree of care and skill and supervision as would be exercised by an honest, diligent, reasonable and prudent commercial property and leasing manager who is experienced in performing like services and functions in respect of property comparable to the Operated Facilities and that, as managing agent, Manager shall not be held responsible for the defaults of contractors or other parties with whom it is dealing at arm’s length and who are not Affiliates.

3.4 Rental Constraints.

Unless waived by Manager, for so long as Manager, an Affiliate of Manager or any of their respective successors is carrying out such businesses in the Resort in connection with their on-mountain ski operations, no portion of the Operated Facilities may be leased, occupied or used for (a) skiing, snowboarding or other on-mountain snow-sliding (including, without limitation, toboggan and snow blading) lessons or equipment sales, rental and maintenance relating to such activities; or (b) real estate brokerage business (including initial sales and resales), except to the extent that such is carried on by Manager, the Resort Operator, any Affiliate thereof or any of their respective successors.

3.5 Leasing Program.

Manager will prepare and submit to Owner for Owner’s approval from time to time in accordance with Section 4.1, a Leasing Program containing the following elements:

(a) a rent roll indicating the minimum rental for vacant space (including space which is subject to Lease to Intrawest or an Intrawest Affiliate and for space for which a Lease is due to expire during the Fiscal Year in question);

(b) the estimated Capital Improvements to be granted to both new and renewal Tenants, whether such improvements take the form of cash allowances or work to be undertaken by Owner;

(c) any free rent or fixturing periods to be granted to new and renewal Tenants;

(d) the contemplated term of the Leases for new and renewal Tenants;

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(e) the costs and plans necessary to prepare space for a specific Tenant, including sales and leasing commission charges;

(f) any Capital Improvements and the costs to be incurred to prepare space to be generally available for leasing to one or more Tenants such as electrical, HVAC and sprinkler services; and

(g) the amount of, or formula for calculation of, the proposed Leasing Commission Fee.

The rental rate for rentals and renewals of any Operated Facilities will be set at a level which Tenants or prospective Tenants, as the case may be, can be reasonably expected to pay for such Operated Facilities taking into account the intended type of usage, the sales or projected sales and the operating and all other costs associated with such category and all other relevant circumstances including rates charged for comparable space at the Resort.

Manager will screen Tenants based on its criteria for suitable Tenants as contemplated in this Section 3.5, and recommend potential tenants for vacant space to Owner which Owner will have the right to approve pursuant to this Section 3.5. All Leases shall be executed by Owner and, subject to the foregoing, Owner will execute and return all Lease documents promptly after receiving them from Manager. All Leases will be on a form of lease approved in advance by Owner.

Owner and Manager agree that:

(i) the Operated Facilities may only be used or leased for uses which are in keeping with the Standard;

(ii) changes in the tenant mix of the Operated Facilities will only be made on a basis which is reasonable taking into account the Leasing Program and the Standard; and

(iii) the Operated Facilities may only be leased to Persons and on terms which will cause the rents received to be considered “rents from real property” under the United States income tax rules and regulations governing the REIT which will be provided in advance by Owner to Manager. In particular, and without limiting the foregoing (A) the rent received must not be based in whole or in part, directly or indirectly, on the net income or profits of the Tenant, and (B) the Tenant may not be owned, directly or indirectly, to the extent of a ten percent (10%) or greater interest, by the REIT or by the owner of ten percent (10%) or more of the REIT, and (C) no more than fifteen percent (15%) of the rent received can be attributable to the lease of personal property, and (D) all services provided to the Tenant that are usual and customary in similar properties in the relevant geographic market must be provided through Manager as an independent contractor, and cannot be provided directly by Owner. In addition, any services provided to Tenants that are not so usual or customary (1) must be provided through Manager as an independent contractor, (2) a separately stated charge must be made to the Tenants for the services, the amount of which charge must be received and retained by Manager in such capacity, (3) all costs of such services must be borne by Manager, and (4) Manager must

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be adequately compensated for the provision of such services. CNL will provide to Manager complete copies of the rules governing the REIT, any changes thereto and any interpretations thereof. If Owner and its counsel reasonably conclude that the terms of this Agreement will not have the effect of having the rents received so characterized, then the terms of this Agreement will be modified so that this Agreement, in the reasonable opinion of Owner and its counsel, does cause the rents received to be so characterized under such rules and regulations; provided, however, no such modifications shall affect the amount of fees payable to Manager hereunder or the practical realization of the rights and benefits of the Manager hereunder.

Owner agrees to approve any Lease that is consistent with the Leasing Program and this Section 3.5 in all material respects, unless the proposed Tenant for such Lease fails to demonstrate to Owner’s satisfaction that it is creditworthy. Owner’s approval of a Lease shall also constitute Owner’s satisfaction that such Lease complies with the provisions of Section 3.5(iii). Notwithstanding the foregoing, any Lease occupying more than five percent (5%) of the Operated Facilities (calculated on the basis of rentable area) or for an initial term of longer than ten (10) years must be approved in advance by Owner.

Owner and Manager acknowledge and agree that the requirements of Section 3.5 may result in the most suitable Tenant for an available space in the Operated Facilities involving a use which does not generate as much revenue to Owner as another use. Owner and Manager agree that the suitability of the use in accordance with Section 3.5 and the interests of the Operated Facilities shall be balanced with immediate revenue considerations.

Notwithstanding anything to the contrary set forth herein, Manager acknowledges and agrees that it shall comply in all respects with the requirements for leasing space in the Operated Facilities set forth in the Mortgage Loan Documents, and further acknowledges and agrees that (A) Manager shall not enter into, and Owner may, subject to the immediately previous paragraph of this Section 3.5, withhold its approval of, any Lease that does not comply with such requirements and (B) the Mortgagee if required under the Mortgage Loan Documents with respect to any Lease, then Manager and Owner will not enter into such Lease until the approval of the Mortgagee is obtained in accordance with the Mortgage Loan Documents.

3.6 Rental to Manager or its Affiliates.

Owner and Manager agree that portions of the Operated Facilities may be leased to the Manager or to Affiliates of the Manager for such rent and upon such terms and conditions which are consistent with the Leasing Program provided that any such Lease must be approved in advance by Owner.

3.7 Communication.

(a) As soon as reasonably possible after execution of this Agreement, Manager will provide Owner with a copy of Manager’s current policies and procedures affecting all phases of the conduct of business at the Operated Facilities. Prior to making any material change to such policies and procedures, Manager shall consult with and advise Owner of such contemplated changes and will not make such changes without Owner’s prior consent, not to be unreasonably withheld, conditioned or delayed. Manager and Owner shall have periodic

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meetings as reasonably requested by Owner in light of the circumstances but generally on a monthly basis. Such meeting may be conducted, with the consent of the parties, by telephone, videoconference, or other means by which all parties can communicate simultaneously, to discuss and review the operation of the Operated Facilities and profit and loss statements referred to in Section 7.3 hereof for prior quarters and variations from budget and reforecasts. Items not included in the Annual Plan which require the approval of the Owner may be brought forth at such meetings.

(b) Owner and Manager recognize the importance of a single channel of communication with Tenants under the Leases in order to ensure consistency and avoid contradiction. As such, day to day communications with Tenants will be carried out by or through Manager. This Section 3.7(b) is not intended to prohibit Owner from all interaction with Tenants; however, unless Manager is unavailable or it is otherwise impractical to do so, Owner will consult with Manager before engaging in substantive discussions with Tenants and shall conduct such discussions through Manager particularly with respect to Lease negotiations or dispute resolutions. In addition, Manager shall establish and maintain from time to time, and be solely responsible for, any and all necessary liaisons with governmental authorities, utilities suppliers and others as may be appropriate in connection with the operation of the Operated Facilities.

3.8 Purchases and Contracts.

Manager shall attempt to obtain the most advantageous terms for purchases and contracts Manager procures for Owner, consistent with the Owner approved Annual Plan. Manager may purchase goods, supplies and services by, from or through Manager or its Affiliates so long as the prices and terms thereof are competitive with the prices and terms of goods, supplies and services of similar quality available from others (which shall be evidenced by competitive bidding with respect to such purchases or contracts for good, supplies or services exceeding Twenty Five Thousand Dollars ($25,000) in any single instance and Seventy Five Thousand Dollars ($75,000) in the aggregate) and so long as Manager discloses any such transaction to Owner on a timely basis. The cost of goods, supplies and services purchased by, from or through Manager or its Affiliates for the Operated Facilities will only be charged as Operating Expenses on a cost-recovery basis without any mark-up, purchasing fee or other charge benefiting Manager or any of its Affiliates. Upon Owner’s notice to Manager, Owner shall have the right to review and approve any contract or purchase order proposed to be entered into between Manager and its Affiliates and invoicing related thereto.

3.9 Licenses and Permits.

Manager, as managing agent, shall apply for and obtain and maintain (in the name of Owner or such other name as may be required by the issuing authority) all licenses and permits (other than licenses of lessees or other occupants under Leases) necessary for the Operated Facilities to be operated in accordance with the provisions hereof, and all costs and expenses incurred in connection therewith shall be Operating Expenses. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such licenses and permits.

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3.10 Laws and Ordinances.

Manager, shall obtain and keep in effect all licenses required to act as managing agent and, in such role, make all reasonable efforts to comply with all applicable laws, rules, regulations, requirements and ordinances of any federal, state or municipal authority affecting the Operated Facilities and the operation thereof, including the requirements of any insurance companies covering any of the risks against which the Operated Facilities are insured, and the costs and expenses of such compliance shall be Operating Expenses. Manager shall have the right to contest by proper legal proceedings the validity or application of the above and the cost of any such contest shall be Operating Expenses.

3.11 Legal Proceedings.

Legal proceedings of a non-extraordinary nature relating to the operation of the Operated Facilities, such as collections, enforcement of Leases and proceedings against Tenants the extent involving monetary claims less than or equal to One Hundred Thousand Dollars ($100,000), may be instituted by Manager on behalf of Owner in Owner’s name without Owner’s consent and by counsel selected by Manager subject to Owner’s reasonable approval. Legal proceedings of other types and of an unusual nature or involving a monetary claim in excess of One Hundred Thousand Dollars ($100,000) brought on behalf of Owner in respect of the operation of the Operated Facilities shall require Owner’s approval of the action and designated counsel. Manager shall have the right to defend on behalf of Owner, through counsel designated by Manager and approved by Owner in its reasonable discretion, legal proceedings against Owner or Manager resulting from the operation of the Operated Facilities, such as injury to Persons and claims relating to employment or application for employment at the Operated Facilities. Unless Owner or Owner’s insurance company is directly involved in the conduct or defense of any legal proceedings, Manager shall forthwith provide Owner with a description and full particulars of any legal proceedings involving the operation of the Operated Facilities as the same are commenced, and a periodic status report of same. Any expense incurred, and any amount paid, upon settlement or pursuant to a judgment against Manager or Owner in respect of any such legal proceedings, to the extent not covered by insurance, shall be an Operating Expense, unless the claim is due to the gross negligence or willful misconduct of Manager in which case any such expense incurrent or amount paid shall be solely the expense of Manager.

3.12 Furniture and Equipment.

Manager will supply all office furniture and equipment used by Manager in connection with the management of the Operated Facilities. All other equipment used in the management and operation of the Operated Facilities will be acquired as approved from time to time in the annual budgetary process established hereunder.

3.13 Association Memberships.

To the extent that ownership of the Operated Facilities includes memberships, voting rights in or positions on the boards of directors or executive boards of, condominium associations, village or resort associations or similar groups, Owner hereby designates Manager in Owner’s place and stead as Owner’s representative, proxy and attorney-in-fact to exercise

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such membership rights and voting rights and to participate in such associations’ memberships board of directors and executive boards. Owner agrees to execute, from time to time, such proxies and other documents as Manager requests to carry out the provisions of this Section 3.13. Manager shall provide timely reports to Owner of all issues, meetings, proxies and similar matters and shall seek Owner’s prior approval of any material issues. When a material issue needs Owner’s prior approval, “timely reports” means that the information required for Owner to make an informed decision is delivered to Owner and any Mortgagee not later than five (5) business days prior to the decision having to be made except in such circumstances where such five (5) business day prior notice is not reasonably possible or practical. The designation and appointment of Manager (or individuals designated by Manager) to such positions shall be subject to the express agreement that, (a) upon written direction by Owner or any Mortgagee, Manager or such individuals designated by Manager will exercise their votes in the manner so directed or, if legally effective, grant to Owner, such Mortgagee or a person designated by them, a general or specific proxy, or (b) upon written direction from Owner or any Mortgagee, upon expiration or termination of this Agreement, Manager (or any individuals designated by Manager) shall resign from such positions upon Owner’s request and cooperate in the replacement of such appointees or designees as Owner may require. In the event of any conflict between the directions to Manager from Owner and any Mortgagee, Owner and Manager agree that the directions of the Mortgagee will govern. Owner agrees that Owner will provide Manager, prior to execution thereof, any documentation requested to be executed by or with respect to any condominium associations, village or resort associations or similar groups which has jurisdiction over the Operated Facilities.

3.14 Covenant Not to Compete.

So long as this Agreement is in effect, Manager shall not manage or develop any Commercial Space within the Non-Compete Area other than the Operated Facilities unless and except such Commercial Space is owned by Intrawest or an Affiliate of Intrawest and is used for (a) skiing, snowboarding or other on-mountain snow-sliding (including, without limitation, toboggan and snow blading) lessons or equipment sales, rental and maintenance relating to such activities, (b) real estate brokerage business (including initial sales and resales); (c) office space for Resort operations or (d) as approved by Owner, in which case Manager may manage such Commercial Space. For purposes hereof, the “Non-Compete Area” shall mean the area shown on the map attached hereto as Exhibit B.

ARTICLE IV

ANNUAL PLAN

4.1 Annual Plan.

Manager and Owner will settle the Annual Plan for the Fiscal Year 2005 within thirty (30) days after the date of this Agreement. Not later than ninety (90) days prior to the commencement of each subsequent Fiscal Year, Manager shall meet with Owner and present for Owner’s approval a preliminary proposed annual plan for such subsequent Fiscal Year for the Operated Facilities. Owner shall review and approve the proposed Annual Plan, or specify objections to specific items in the Annual Plan, within fifteen (15) days of its receipt of the complete Annual Plan. Not later than sixty (60) days prior to the commencement of such

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subsequent Fiscal Year, Manager shall meet with Owner and present for Owner’s approval a final proposed annual plan for the Operated Facilities for such subsequent Fiscal Year (the “Proposed Annual Plan”). Proposed Annual Plans shall include but not be limited to:

(a) an annual operating budget which shall set forth anticipated Total Revenues and Operating Expenses for the Operated Facilities;

(b) a Capital Improvements expenditure budget (the “Capital Improvements Budget”) for the upcoming Fiscal Year with a forecast for the subsequent two (2) Fiscal Years, including landlord improvements and major repairs and improvements to the Operated Facilities;

(c) a Leasing Program, as described in Section 3.5, above, which shall include Leasing Commission Fees;

(d) a cash flow projection, which will indicate the anticipated cash flow to be distributed to or required, by way of Working Capital, from the Owner;

(e) an estimate of recoverable Operating Expenses which will be charged to Tenants;

(f) a marketing plan for the leasing of vacant Operated Facilities and report to Owner on the Resort Marketing Program;

(g) an insurance review;

(h) a calculation of budgeted EBITDA for the Fiscal Year; and

(i) other components which Manager or Owner, acting reasonably, deems appropriate.

Manager shall make available to Owner all information which is reasonably required to assist in evaluating the Proposed Annual Plan. Manager shall be authorized to incur expenditures in accordance with the Annual Plan approved by the Owner.

Until the earlier of the date agreement is reached on all items in the Proposed Annual Plan and the end of the first Fiscal Quarter of that Fiscal Year, the Proposed Annual Plan shall apply except for any items in dispute, which shall be governed by the Annual Plan for the previous Fiscal Year. If agreement is still not reached on one or more items in the Proposed Annual Plan by the end of the first Fiscal Quarter of the Fiscal Year, then the Proposed Annual Plan, except for any items in dispute, will be in effect for the balance of the Fiscal Year and any items in dispute shall be submitted for determination by arbitration. Notwithstanding the foregoing or anything else herein, Owner’s position with respect to the Capital Improvements Budget will be absolute and determinative and Manager will not be entitled to submit any dispute over the Capital Improvements Budget for determination by arbitration.

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4.2 Compliance with Annual Plan.

During each Fiscal Year, Manager shall use commercially reasonable efforts to comply with the Annual Plan for the Operated Facilities and shall not, except for emergencies or special circumstances such as a change of law, extraordinary price increases or circumstances beyond the control of Manager, deviate therefrom by more than five percent (5%) of total Operating Expenses or any greater contingency allowance provided for in the Annual Plan without the prior approval of Owner. Notwithstanding the foregoing, Owner agrees and acknowledges that Manager may be required to make emergency expenditures by reason of circumstances beyond its control, and Manager shall have the right to make such emergency expenditures over and above the Annual Plan for the Operated Facilities without Owner’s prior approval, and Manager will notify Owner of such expenditure as soon as reasonably possible. An “emergency” shall only exist if loss of life, injury to persons or damage to property is threatened and imminent unless the expenditure is immediately made.

Subject to and within the limits of the Annual Plan for the Operated Facilities, Manager shall purchase or provide in the Fiscal Year to which such Annual Plan for the Operated Facilities relates, the items budgeted for in such Annual Plan for the Operated Facilities, including but not limited to, the maintenance and repair of the Operated Facilities in accordance with the Standard and the provisions of this Agreement.

ARTICLE V

EMPLOYEES

5.1 Employees.

All Staff required in connection with the Operated Facilities shall be provided by and be employees of Manager. Manager shall cause to be observed, in connection with the Staff, all applicable laws and regulations.

5.2 Commissions, Salaries and Wages.

The commissions, salaries and wages, including costs of payroll taxes and the employee benefits of the Staff, shall be paid by Manager from Manager’s separate account(s), which shall be reasonable in amount at all times and consistent with existing practices at the Resort. Except as specifically excluded from the definition of “Operating Expenses”, all of the foregoing shall be Operating Expenses.

ARTICLE VI

PROVISION OF FUNDS AND ACCOUNTS

6.1 Basis of Calculations.

The amounts to be calculated for purposes of this Article VI shall be calculated in accordance with and on the basis of the books of account and other records to be kept by Manager pursuant to the provisions of Section 7.1.

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6.2 Owner’s Obligation to Fund.

In performing its duties hereunder during the Operating Term, Manager shall act solely for the account of Owner. All Operating Expenses incurred by Manager in performing its duties shall be borne exclusively by Owner. To the extent Working Capital necessary therefor is not generated by the operation of the Operated Facilities, it shall be supplied by Owner to Manager in the manner provided in this Article VI.

6.3 Provision of Working Capital.

If, as and when requested by Manager, Owner shall furnish to Manager funds sufficient in amount to constitute normal working capital in accordance with the Annual Plan (the “Working Capital”) for the uninterrupted and efficient operation of the Operated Facilities in accordance with this Agreement, including, without limitation, sufficient funds to pay current liabilities as they fall due and to replace necessary operating inventories and supplies as they are consumed having regard to projected cash flows from the operation of the Operated Facilities. Manager will manage the accounts receivable and inventories of the Operated Facilities.

6.4 Operating Account.

Subject to Section 6.9, all funds received by Manager in the operation of the Operated Facilities, including Working Capital furnished by Owner, shall be deposited in a distinct account opened in the name of Owner (the “Operating Account”) in an Approved Bank selected by Manager and approved by Owner. Such funds shall belong to Owner and shall not be mingled with Manager’s other funds. Out of the Operating Account, Manager shall pay all Operating Expenses and all other payments and applications to be made by Manager hereunder except as contemplated in Section 6.8. Owner hereby directs Manager, and Manager hereby agrees to make payments on Owner’s behalf from the Operating Account in respect (but without duplication) of Owner’s obligations (including, without limitation, all debt service payments), under any Mortgagee’s Mortgage Loan Documents, subject always to Section 6.8, and such payments shall be made directly to the Mortgagee.

6.5 Capital Improvements Account.

From time to time, as required in accordance with approved Annual Plan, Owner will deposit into a distinct account opened in the name of the Owner (the “Capital Improvements Account”) such funds as may be required to fund Capital Improvements to the Operated Facilities. The Capital Improvements Account will be opened in the same bank as the Operating Account. Manager shall pay all expenditures for Capital Improvements from the Capital Improvements Account.

6.6 Operation of Operating and Capital Improvements Accounts.

The Operating Account and the Capital Improvements Account shall be opened and maintained at all times solely by Manager. Checks or other documents of withdrawal may be signed only by authorized representatives of Manager and any checks or other documents of withdrawal so signed may, at Manager’s option, bear an appropriate legend indicating that the Operated Facilities are managed by Manager as agent of Owner. Manager shall provide Owner with copies of all bank statements upon request, and Owner may review the bank reconciliations in detail at any time on reasonable notice.

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6.7 General Account.

No later than the twentieth (20th) day of each month, Manager shall transfer to a general account designated by Owner (the “General Account”), on an estimated basis, any funds in the Operating Account in excess of (a) the accrued and unpaid Management Fee payable hereunder for the preceding month; (b) the amount sufficient to constitute normal Working Capital to pay estimated Operating Expenses including repair and maintenance expenses reserved pursuant to Section 10.1 for that month and the next succeeding month; (c) amounts in respect of withholding tax pursuant to Section 6.8, and (d) any other amount contemplated hereunder to be paid from the Operating Account. The General Account shall be established in the name of Owner in an Approved Bank selected by Owner. All checks for the withdrawal of funds from the General Account shall bear the signature of such signatory or signatories as may from time to time be designated by Owner.

6.8 Withholding Tax.

Manager may withhold from amounts deposited to the General Account and remit to the relevant taxing authority any amount required by law to be withheld or remitted, or which Manager, acting reasonably, determines is required by law to be withheld and remitted in respect of Owner, may refuse to make payments from the Operating Account if, in doing so, the remaining funds would be insufficient to pay any such known withholding obligations. Manager will provide Owner with information concerning amounts withheld and remitted as part of the statements pursuant to Section 7.3.

6.9 Mortgagee’s Cash Management Arrangements.

Manager will promptly upon request by Owner, execute any agreement (the “Cash Management Agreement”) required by a Mortgagee with respect to the management and security of funds received by Manager in the operation of the Operated Facilities provided the terms are not financially detrimental to Manager and do not materially impair the Manager’s ability to operate the Operated Facilities in accordance with the Standard and this Agreement. In the event of any conflict between any provision of the Cash Management Agreement and this Agreement, the provision of the Cash Management Agreement will govern.

ARTICLE VII

BOOKS, RECORDS AND STATEMENTS

7.1 Manager to Keep Records, etc.

Manager shall, for the account of Owner, keep full and adequate books of account and other records reflecting the results of the operation of the Operated Facilities on an accrual basis, all in accordance with GAAP, with such exceptions as may be required by the provisions of this Agreement.

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7.2 Location - Inspection.

The books of account and all other records relating to or reflecting the operation of the Operated Facilities (which shall in any event be sufficient to reflect the operation of the Operated Facilities) shall be kept at 221 Corporate Circle, Suite Q, Golden, Colorado 80401 and shall be available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription. All of such books and records shall, at all times, be the property of Owner and, except as herein otherwise provided, shall not be moved by Manager to locations other than those aforesaid without Owner’s approval and consent.

7.3 Periodic Statements.

Within twenty (20) days after the end of each calendar month Manager shall deliver both electronically and in hard copy to Owner a balance sheet, a tenant receivables aging report, a trial balance and a profit and loss statement showing: (a) the results of the operation of the Operated Facilities; and (b) the calculation of the Total Revenues, the Operating Expenses and the Management Fee and EBITDA. Such profit and loss statement shall also include a comparison of such results with that budgeted for such month, Fiscal Quarter and Fiscal Year in the applicable Annual Plan and with the results of the same month Fiscal Quarter and Fiscal Year in the immediately preceding Fiscal Year. All statements provided pursuant to this Section 7.3: (i) shall be in the form reasonably satisfactory to Owner; (ii) shall be taken from the books and records maintained by Manager in the manner herein above specified; (iii) shall follow the general form set forth in GAAP; (iv) shall include any additional information reasonably requested by Owner; (v) shall be certified by Manager as being true, correct and consistent with past practice; and (vi) may be subject to an audit by independent accountants at Owner’s request. The cost of any such audit shall be paid by Owner.

ARTICLE VIII

MANAGER COMPENSATION

8.1 Management Fee.

During each Fiscal Year or portion thereof during the Operating Term, Manager shall be paid from the Operating Account as an Operating Expense for services rendered under this Agreement, fees equal to four percent (4%) of the Total Revenues from the Operated Facilities for such Fiscal Year (the “Management Fee”). Management Fee payments shall be reconciled and adjusted within ten (10) days after issuance of the quarterly financial statements referred to in Section 7.3, with appropriate credits (or payments) back to the Owner to account for Management Fee overpayment.

8.2 Leasing Commissions.

In addition to the Management Fee, Manager shall be paid from the Operating Account as an Operating Expense leasing commissions as set forth in the Leasing Program (the “Leasing Commission Fee”) for any Leases entered into by Owner with Persons who are not Affiliates of Manager.

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8.3 Payment of Management Fee and Leasing Commission Fee.

Upon the transfer of funds from the Operating Account to the General Account pursuant to Section 6.7, Manager shall be paid the Management Fee which Manager may deduct from the Operating Account, to the extent the estimated payments withheld under Section 6.7 are less than actual amount of the Management Fee for such purpose. All recoveries from Tenants will belong to Owner. Any Leasing Commission Fee shall be paid when the Tenant under a Lease has opened for operations and paid its first month’s rent, and shall be repaid to Owner by Manager if the Tenant fails to pay at least six (6) months rent.

8.4 Reimbursements.

Manager shall be reimbursed from the Operating Account as an Operating Expense for all reasonable travel, accommodation and other out-of-pocket disbursements and expenditures incurred in connection with performing its responsibilities under this Agreement in accordance with the Annual Plan.

ARTICLE IX

TENANT DEPOSITS

9.1 Tenant Deposits.

Manager shall collect, hold and refund Tenant Deposits in accordance with the provisions of the Leases and applicable laws and regulations and any Cash Management Agreement and, subject to such laws and regulations and any Cash Management Agreement, shall maintain the same in a separate deposit account in the name of Owner which will be operated in the manner contemplated in Section 6.6.

ARTICLE X

REPAIRS AND MAINTENANCE AND CAPITAL IMPROVEMENTS

10.1 Repairs and Maintenance.

Manager shall from time to time make such expenditures for repairs and maintenance as are necessary to maintain the Operated Facilities in accordance with the Standard, excluding Capital Improvements. The cost of such repairs and maintenance shall be treated as an Operating Expense.

10.2 Capital Improvements.

Subject to Owner’s approval of the Capital Improvements Budget as part of the Annual Plan and the availability of funds, Manager, as agent of Owner at Owner’s sole expense, shall supervise and cause to be carried out all Capital Improvements necessary for the continued operation of the Operated Facilities to maintain the Operated Facilities in accordance with the Standard. To the extent that the same are provided for in the Annual Plan, such Capital Improvements may be made without Owner’s approval but expenditures for Capital Improvements in any Fiscal Year to the extent they exceed the amount provided therefor in the Annual Plan shall require Owner’s prior approval. Notwithstanding the foregoing, if structural

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repairs to or replacement of any equipment included in the definition of the Operated Facilities shall be required at any time by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or officer, then in such event (a) Manager will provide notice to Owner of such requirement and (b) Manager hereby is authorized to supervise and cause to be carried out such repairs, changes or replacements at Owner’s sole expense without the requirement of obtaining Owner’s prior approval therefor. Owner and Manager will also discuss whether any such required repairs, changes or replacements should result in changes to the then current Annual Plan. Manager shall have the right, on Owner’s behalf, to contest or, Owner after being notified by Manager, shall also have the right to contest at its own expense, by proper legal proceedings the validity or application of any such law, ordinance, rule, regulation or order. Owner will fund or cause to be funded the cost of such Capital Improvements into the Capital Improvements Account prior to commencement of the work, all in accordance with the Annual Plan.

10.3 Warranties.

If any repairs, maintenance or Capital Improvements pursuant to this Article X shall be made necessary by any condition against the occurrence of which Owner has received directly or by way of assignment the guarantee or warranty of the builder of the Operated Facilities or of any supplier of labor or materials for the construction of the Operated Facilities or any replacement thereof, then Manager shall, at Owner’s expense, invoke said guarantees or warranties in Owner’s or Manager’s name and Owner will cooperate fully with Manager in the enforcement thereof. Owner shall also be entitled to enforce any such guarantees or warranties on its own behalf in its own right without the participation of Manager.

ARTICLE XI

COVENANTS

11.1 Continued Management.

Owner covenants that Manager shall and may peaceably and quietly manage and operate the Operated Facilities during the Operating Term and Owner will at its own expense undertake and prosecute any appropriate action, judicial or otherwise, to assure such peaceful and quiet management by Manager, with which action Manager shall fully cooperate.

11.2 Prompt Payment.

(a) To the extent that funds are not available in the Operating Account, Owner covenants and agrees that, throughout the Operating Term, it shall provide the Working Capital necessary to promptly pay and discharge any and all Operating Expenses. To the extent that funds are not available in the Capital Improvements Account, Owner covenants and agrees that, throughout the Operating Term, it shall provide the funds necessary to promptly pay all expenditures for Capital Improvements.

(b) Owner will pay, keep, observe and perform all payments, terms, covenants, conditions and obligations required under any lease, mortgage, debenture or other agreement creating a prior right on the Operated Facilities.

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(c) If Owner shall fail or neglect to pay any amounts as described in Section 11.2(a) or 11.2(b) within twenty (20) days after written notice to Owner, Manager may, but shall not be required to, make any and all payments on behalf of Owner and shall be entitled to reimburse itself from the Operating Account; provided however that Manager may not make any payment under Section 11.2(b) unless Manager has given Owner not less than fifteen (15) days written notice of its intent to do so, and may not in any event make such payment if Owner advises such payment is in dispute and there is no material imminent risk to any Operated Facility if such payment is not promptly made.

(d) To the extent that there are insufficient funds in the Operating Account to make the payments referred to in Section 11.2(b), and Manager advances its own funds for such purpose in accordance with Section 11.2(c), Owner shall pay to Manager the amount required promptly upon invoice therefor and any such amounts will bear interest at the Prime Rate plus three percent (3%) per annum from the date such invoice is delivered to Owner until such amounts are paid.

11.3 Payment of Taxes and Assessments.

Manager shall pay from the Operating Account as an Operating Expense, prior to the dates the same become delinquent, all Real Property Taxes, Personal Property Taxes and homeowner and master, condominium association assessments and fees and village, resort or other similar association assessments and fees, provided that such Operating Expense has been approved as part of the Annual Plan. All amounts recovered from Tenants for such expenses will be placed by Manager into the Operating Account. Owner or Manager may contest the validity of any such Real Property Taxes, Personal Property Taxes, homeowner and master and village, resort or other similar association assessments and fees so long as such contest in no way jeopardizes the continued operation of the Operated Facilities by Manager but if doing so requires prior payment to avoid potential interest or penalties, then Owner shall do so.

Manager shall remit to the appropriate authorities and in accordance with applicable law, all withholding or other taxes (including any state sales tax) attributable to the operation of the Operated Facilities and shall, upon request, furnish Owner proof of payment thereof in form satisfactory to Owner.

In the event of a special or emergency assessment pursuant to the terms of any Condominium Documents, Manager will provide notice of such assessment to Owner, and, Manager shall pay such special or emergency assessment out of the Operating Account. Owner and Manager will also discuss whether any such special or emergency assessment should result in changes to the then current Annual Plan.

11.4 Approvals.

Whenever a provision of this Agreement requires an approval, consent or agreement (herein individually or collectively referred to as an “Approval”), except to the extent specifically provided otherwise in this Agreement, the request for such approval shall be in writing, be accompanied by reasonable detail if the circumstances require and refer to the

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Section pursuant to which such Approval is requested and, unless otherwise expressly provided, (a) the Party whose approval is sought will, within fifteen (15) days after receipt of a request for Approval, notify the requesting Party in writing either that it approves, or that it withholds its Approval, setting forth in reasonable detail its reasons for withholding its Approval; and (b) if the notification referred to in (a) is not given within the applicable period of time, the Party whose Approval is requested will be deemed conclusively to have given its Approval in writing; and (c) an Approval may not be unreasonably withheld unless some other standard for approval is expressly set forth herein; and (d) a dispute as to whether or not the Approval under Section 4.1 has been unreasonably withheld shall be resolved by arbitration as provided in Section 17.18.

11.5 Manager’s Marks and Proprietary Information.

Owner acknowledges and agrees that neither this Agreement nor the performance by Manager of Manager’s duties and obligations hereunder shall give Owner any rights whatsoever to the Marks or Manager’s Confidential and Proprietary Information, all of which shall remain the sole and exclusive property of Manager and its Affiliates. Manager represents and warrants that Manager has the right to use the Marks.

11.6 Sarbanes-Oxley Compliance.

Manager will co-operate in Owner’s or the REIT’s compliance with the requirements of Sarbanes-Oxley Act of 2002 if Owner or Owner advises Manager of such requirements a reasonable time in advance. Owner will pay all costs and expenses incurred by Manager, including the cost or value of time incurred by Staff or other employees or consultants of Manager, in fulfilling its obligations in this Section 11.6.

ARTICLE XII

DAMAGE AND DESTRUCTION

12.1 Damage and Destruction — Condominiums.

In the event of Complete Destruction or Partial Destruction to any portion of the Operated Facilities that is situated in a building or building complex that is condominiumized, Owner will not (unless the Owner has been otherwise instructed by a Mortgagee) exercise any vote under or in respect of the condominium documents to not rebuild or repair such damage or destruction so long as there are adequate insurance proceeds to effect such repair or rebuild. In connection with the repair or reconstruction of any such building or building complex, Owner will perform, observe and comply with all of its obligations under the applicable Condominium Documents and will comply with the terms of any Mortgage Loan Documents. In the event such Operated Facilities are not rebuilt or repaired, then in such case the definition of Operated Facilities hereunder will be deemed to have been adjusted accordingly to take into account the removal of such Operated Facilities that have been subject to Complete Destruction or Partial Destruction.

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12.2 Partial Destruction — Stand Alone Building.

In the event of Partial Destruction to a portion of the Operated Facilities situated in a separate building or separate building complex that is not condominiumized, Owner shall, subject to the rights of any Mortgagee under the applicable Mortgage Loan Documents, and the requirements set forth therein, at Owner’s own cost and expense and with due diligence, repair, rebuild or replace separate building or separate building complex that is not condominiumized, such that following such repair, rebuilding or replacement such separate building or separate building complex that is not condominiumized shall be substantially the same as prior to such damage or destruction, provided that there are adequate insurance proceeds to effect such repair or rebuild. Manager shall upon completion of such repair, rebuilding or replacement be entitled to continue its operation of such separate building or separate building complex that is not condominiumized under the terms and conditions of this Agreement. If Owner fails to commence the repair, rebuilding or replacement within one hundred eighty (180) days after the date of such occurrence (or such longer period provided that Owner is diligently working towards the commencement of such repair, rebuilding or replacement) or thereafter fails to complete the work diligently, Manager may, at its option, give to Owner notice electing to terminate this Agreement in respect of the separate building or separate building complex and, ten (10) days after the giving of such notice, this Agreement shall be deemed to have been terminated in respect of that separate building or separate building complex only, in which case the definition of Operated Facilities hereunder will be deemed to have been accordingly to take into account the removal of such portion of the Operated Facilities.

12.3 Complete Destruction — Stand Alone Building.

In the event of a Complete Destruction to a portion of the Operated Facilities located in a separate building or separate building complex that is not condominiumized, then, subject to the rights of any Mortgagee under the applicable Mortgage Loan Documents, and the requirements set forth therein, either Party may, within fifteen (15) days after the date of such event, give to the other Party notice electing to terminate this Agreement in respect of the separate building or separate building complex and, subject to Section 14.3, ten (10) days after the giving of such notice, this Agreement shall be deemed to have terminated in respect of that separate building or separate building complex only, in which case the definition of Operated Facilities hereunder will be deemed to have been adjusted accordingly to take into account the removal of such separate building or separate building complex.

12.4 Reinstatement.

If this Agreement is terminated with respect to any portion or portions of the Operated Facilities, pursuant to Section 12.1, 12.2 or 12.3 and thereafter such portion or portions that were damaged or destroyed are repaired or rebuilt within five (5) years after the occurrence of the damage or destruction, this Agreement (if still in force) will be reinstated with respect to such Operated Facilities effective on the first day of the Fiscal Year immediately following the Fiscal Year in which the work is substantially completed and the definition of Operated Facilities hereunder will be deemed to have been adjusted accordingly.

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12.5 Condemnation.

Subject to Section 12.6 if at any time during the Operating Term any portion of the Operated Facilities shall be taken by any lawful power or authority by the right of condemnation, then this Agreement will be deemed to be terminated in respect of that portion, in which case the definition of Operated Facilities hereunder will be deemed to have been adjusted accordingly to take into account the removal of such portion of the Operated Facilities.

12.6 Condemnation for Temporary Use.

In the event of a taking or condemnation of all or any part of the Operated Facilities for temporary use, this Agreement shall remain in full force and effect. If the taking or condemnation is for a period not extended beyond the Operating Term, the taking or condemnation award, including any interest, shall subject to the Cash Management Agreement or the written direction of a Mortgagee pursuant to its Mortgage or other security documents related thereto, be paid into the Operating Account and included in Total Revenues for the Fiscal Year in which received. If the taking or condemnation is for a period extending beyond the Operating Term, that portion of the taking or condemnation award which is for the period up to the expiration of the Operating Term, shall be paid into the Operating Account and included in Total Revenues for the Fiscal Year in which received and the remainder of the taking or condemnation award shall be paid to Owner as its absolute property.

ARTICLE XIII

INSURANCE

13.1 Owner Insurance.

At all times throughout the Operating Term, Owner (or Manager at Owner’s direction), shall, subject to the requirements of any Mortgagee that are communicated in writing to Manager by Owner, and to the extent such is not otherwise done by a third Person under any Condominium Documents or applicable condominium legislation, obtain and maintain or cause Owner to obtain and maintain (a) insurance against damage to the Operated Facilities from risks of all nature including, without limitation, flood and earthquake (but only if the Operated Facilities are within a flood or earthquake zone for which such insurance is customarily obtained) and comprehensive boiler and machinery insurance with respect to any boiler, pressure vessel and unfired pressure vessel and all air conditioning equipment, auxiliary piping, motors, compressors and electrical equipment (all on a broad form, blanket replacement-cost basis), in aggregate amounts which shall not be less than the full Replacement Value thereof and in no event less than the minimum amount necessary to avoid the effect of co-insurance provisions of such policies; and (b) use and occupancy or business interruption insurance covering loss of income to Owner, Owner and Manager for a minimum indemnity period of twelve (12) months resulting from interruption of business caused by the occurrence of any of the risks insured against under the property damage insurance referred to in this Section 13.1. All such insurance will be consistent with the requirements of the Condominium Documents and applicable condominium legislation.

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13.2 Manager Insurance.

Without limiting Section 13.1, Manager as managing agent shall, subject to the requirements of any Mortgagee that are communicated in writing to Manager by Owner, throughout the Operating Term, provide and maintain, or cause to be provided and maintained, (a) comprehensive public liability insurance on an occurrence basis against claims for personal injury, death or property damage suffered by others arising out of the operations of Owner, Manager, or other occupants of the Operated Facilities, indemnifying and protecting Owner and Manager in such amounts and to such extent as may from time to time be usual and prudent for companies operating or owning similar properties in equivalent locations (which amounts shall not initially be less than Twenty Five Million Dollars ($25,000,000) for any personal injury, death, property damage or other claim in respect of any one accident or occurrence) and, without limitation of the foregoing, with provisions for cross liability and severability of interests and naming Manager as an additional insured, which insurance shall be primary to any and all insurance placed by Manager or its Affiliates; (b) worker compensation insurance or insurance required by similar employee benefit acts as required by law, as well as employee’s liability insurance having a minimum per occurrence limit of One Million Dollars ($1,000,000) against all claims which may be brought for personal injury or death of any Staff; and (c) crime insurance, including bonds covering Staff for a minimum of One Million Dollars ($1,000,000) per loss.

13.3 Deductibles.

Subject to the requirements of any Mortgagee that are communicated in writing to Manager by Owner, the insurance policy or policies required to be maintained pursuant to Section 13.1 may be subject to a deductible amount of no greater than One Hundred Thousand Dollars ($100,000) per occurrence for all required insurance coverages except flood and earth movement which shall be no greater than Two Hundred Fifty Thousand Dollars ($250,000).

13.4 Premiums an Operating Expense.

Owner or Manager, as the case may be, shall pay all premiums on the insurance required to be obtained by it or for its account under this Article XIII, but the cost thereof shall be an Operating Expense.

13.5 Evidence of Insurance.

Each Party will produce to the other Party and each Mortgagee upon request evidence of the renewal or replacement of insurance required to be provided by it and evidence of every payment of all premiums and other sums of money payable for maintaining such insurance in force upon the Operated Facilities.

13.6 Insurance Policies.

Subject to the requirements of any Mortgagee that are communicated in writing to Manager by Owner, all insurance policies shall be in appropriate amounts and forms and with reputable insurance companies carrying an A. M. Best minimum rating of A:VII and approved to carry on business in the state in which the applicable Resort is located. All insurance provided for in this Article XIII shall be written in the name of the Parties and their respective Affiliates

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and any permitted Mortgagee, as their interests may appear, and shall contain (a) to the extent available, a provision requiring the insurance company to notify each Party of any cancellation or material change at least thirty (30) days prior thereto; and (b) a standard provision for the benefit of such Mortgagee.

13.7 Insurance Proceeds.

The fire damage and other property damage insurance policies obtained by or for the account of Owner and Owner shall provide for payment of loss first, to any Mortgagees, and second, to Owner. Subject to the requirements of any Mortgagee that are communicated in writing to Manager by Owner, the proceeds of all fire damage and other property damage insurance shall be made available to Owner or Owner for repair, rebuilding and replacement of the Operated Facilities. Any amount deductible under the terms of the insurance required by Section 13.1 (other than use and occupancy or business interruption insurance) shall be allocated among the categories of properties insured according to the related repair, rebuilding or replacement cost of the damage or destruction to each such category. Subject to the Cash Management Agreement, the proceeds of the use and occupancy or business interruption insurance shall be paid to the Operating Account and included in Total Revenues for the Fiscal Year in which received.

13.8 Certificates.

Certificates of renewal of all policies shall be delivered by the Party obtaining the same to the other Party and any Mortgagee not less than fifteen (15) days prior to the expiration date of all policies of insurance that must be maintained under the terms of this Agreement. Should either Party fail to supply the other Party with such certificates within such fifteen (15) day period, the Party not in default (a) may upon notice to the Party in default take whatever action may be necessary to ensure that any insurance in respect of which such certificates have not been supplied does not expire; and (b) shall be entitled to be reimbursed therefor by the Party in default.

13.9 Waiver.

All policies of property damage insurance provided for herein will require each insurer to waive its rights of subrogation against the Parties and each of them and any of their respective Affiliates or the agents or employees thereof. Subject to Manager having diligently performed its duty to obtain and maintain insurance as provided for in Article XIII, Owner assumes all risks in connection with the adequacy of any insurance program, and waives any claim against Manager and its Affiliates for any liability, cost or expense arising thereby out of any uninsured claims unless the same is the result of any negligent, dishonest or fraudulent act or willful misconduct of Manager or any other person for whom Manager is responsible.

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ARTICLE XIV

DEFAULT AND TERMINATION

14.1 Bankruptcy.

Upon the Bankruptcy of either Party, the other Party may terminate this Agreement at any time thereafter by giving written notice to the first Party which notice will be effective on the date it is given or any later effective date set out in the notice which shall not be later than sixty (60) days after the date of the notice.

14.2 Fraud or Malfeasance.

If Manager commits fraud in connection with the performance of its obligations hereunder, or engages in malfeasance, Owner may terminate this Agreement upon written notice to Manager.

14.3 Material Defaults.

(a) If either Party has committed a Material Default and shall have failed to cure or remedy such Material Default within thirty (30) days after written notice thereof given by the other Party (or such longer period, if any, as may reasonably be required for the remedying of such breach or non-compliance if the defaulting Party had commenced to cure such Material Default within such period and diligently pursued the curing thereof thereafter) or, in connection with a Material Default in relation to any of the covenants set out in Exhibit D, Manager shall have failed either to cure the same or to compensate Owner fully in respect thereof within thirty (30) days after written notice thereof given by Owner, then the other Party shall be entitled to terminate this Agreement pursuant to Section 14.3(b). Any Person notified of a Material Default will respond in writing within ten (10) business days confirming what steps if any the responding Party intends to diligently take to cure such Material Default and the expected timeframe for such cure; provided, however, that the failure to so respond shall not, in and of itself, constitute a Material Default hereunder.

(b) Upon becoming entitled to terminate this Agreement pursuant to Section 14.3(a), a non-defaulting Party may give to the other Party notice electing to terminate this Agreement on the terms and subject to the conditions set forth in Sections 14.4 and 14.5.

(c) Section 14.3(a) is not applicable in the case of any demonstrable Force Majeure Event if it can reasonably be shown that, but for such Force Majeure Event, Owner’s right of termination under Section 14.3(a) would not have arisen.

14.4 Disputes.

Any notice given pursuant to Section 14.3(b), shall not result in the termination of this Agreement if a bona fide dispute with respect to any alleged Material Default or other event entitling a Party to terminate pursuant to Section 14.3 has arisen between the Parties and such dispute has been submitted to arbitration pursuant to Section 17.18 prior to the expiration of the ten (10) day period commencing on the giving of such notice and referred to in Section 14.3(b).

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If the arbitrator determines that a Material Default has in fact been committed or any other event entitling a Party to terminate this Agreement has in fact occurred, then this Agreement shall terminate as of the date of such determination.

14.5 Events on Termination.

If this Agreement has been deemed to have been or has been terminated pursuant to the provisions hereof, the following provisions shall apply:

(a) All amounts due and owing between the Parties under this Agreement accrued to the Termination Date shall become immediately due and payable;

(b) Manager shall transfer to Owner all Owner’s books and records respecting the Operated Facilities in the custody and control of Manager, so as to ensure the orderly continuance of the operation of the Operated Facilities, but such books and records shall thereafter be available to Manager as is reasonably necessary at all reasonable times for inspection, audit, examination and transcription for a period of seven (7) years thereafter;

(c) Manager shall peaceably and quietly surrender and deliver up to Owner or Owner’s designee the management and possession of the Operated Facilities;

(d) Upon the payment to Manager of all amounts due Manager hereunder, all remaining amounts in the Operating Account shall be transferred to Owner; and

(e) Upon the request of Owner, Manager shall resign and shall cause all designees of Manager to resign, who are members of the boards of condominium and village associations on behalf of Owner.

Manager shall cause its employees to work cooperatively with Owner in all respects to effectuate an orderly transition to new managers or to Owner-managed operation, providing Owner all reasonably requested information and assistance regarding the Operating Facilities, the Tenants, the interrelationship with the Resort and with condominium, master and village associations, and such other information and assistance as Owner may reasonably request.

14.6 Employment of Staff.

In the event of and upon the termination of this Agreement due to a Material Default by Owner hereunder, Owner shall reimburse Manager for and indemnify Manager from and against any and all costs, expenses, claims and liabilities in accordance with applicable law, including, but not limited to, claims for termination or severance pay, which Manager may suffer, incur or be subject to in respect or as a result of the termination of the employment of any Staff.

14.7 Rights in Addition.

The rights granted above shall not be in substitution for, but shall be, except as otherwise provided in this Agreement, in addition to any and all rights and remedies for breach of contract granted by applicable provisions of law. In no event shall either Party be liable to the other Party for consequential or punitive damages or lost profits.

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ARTICLE XV

ASSIGNMENT/MORTGAGE BY OWNER

15.1 Assignment by Manager.

Manager may not assign any interest in this Agreement without the prior written consent of Owner except that, subject to this Section 15.1, Manager may at any time and from time to time assign its interest hereunder without the consent of Owner (a) to an Affiliate of Manager, if such Affiliate remains an Affiliate of Manager, and is not a competitor of Owner; or (b) to any financially sound and reputable successor or assignee of Manager which may result from any merger, consolidation or other form of corporate reorganization of Manager or any of its Affiliates; or (c) subject to Section 15.4, to another entity which acquires all or substantially all of the assets comprising the Resort or an Affiliate of such entity if it remains an Affiliate of such entity. The assignee shall expressly assume, by written covenant in favor of and in form satisfactory to Owner, acting reasonably, all the obligations of Manager under this Agreement and covenant with Owner to keep and perform or cause to be kept and performed all the covenants and conditions contained in this Agreement on the part of Manager to be kept and to be performed and upon execution of such covenant, Manager shall have no further liability hereunder except in respect of matters which arose prior to the effective date of the transfer.

15.2 Mortgage by Owner.

Owner may at any time and from time to time encumber its right, title and interest in the Operated Facilities by way of deed of trust, mortgage, or other collateral security instrument (as the same may be amended, restated, supplemented or otherwise modified, a “Mortgage”) in favor of a lender (“Mortgagee”). Manager will prepare, submit, solicit and co-ordinate the obtaining of all tenant estoppels required by any Mortgagee or potential Mortgagee in connection with any such financing of the Operated Facilities, at Owner’s cost.

15.3 Subordination.

Manager will promptly, upon request by Owner, execute any agreement reasonably required by an arm’s length Mortgagee to subordinate this Agreement, including Manager’s rights to receive any compensation, reimbursement of costs and expenses and other payments in consideration for its management services hereunder, to any such Mortgagee’s rights under its Mortgage and other security and to acknowledge and consent to other matters required by the Mortgagee, provided such agreement is in substantially the form of the Consent and Agreement of Manager, attached as Exhibit F hereto.

15.4 Sale of Resort.

Upon the disposition by the Resort Operator of all or substantially all of the assets comprising the Resort, Manager shall be entitled to remain the manager of the Operated Facilities in which this Agreement will remain in full force and effect except that each reference herein to the Resort Operator will be deemed to be a reference to such new resort operator. If, in such circumstances, Manager does not wish to remain as manager of the Operated Facilities,

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Manager must assign this Agreement to the new resort operator or an Affiliate of such entity in accordance with Section 15.1 and, in such event, but only in such event, Exhibit E hereto will apply.

ARTICLE XVI

INDEMNIFICATION

16.1 Indemnity by Owner.

Except to the extent insured against, Owner shall indemnify and save Manager harmless from any action, cause of action, suit, debt, cost, expense, claim or demand whatsoever (including legal costs and any increase in insurance premiums resulting from a claim hereunder), at law or in equity, in connection with the performance by Manager of any and all of its obligations under this Agreement including, without limitation, any damage or injury whatsoever to any person or property arising out of the use, administration or control of the Operated Facilities during the Operating Term and any liability incurred by Manager in respect of withholding tax not withheld, but the indemnity provided under this Section shall not extend to any negligent, dishonest or fraudulent act or willful misconduct of Manager or any other Person for whom Manager is responsible or to any breach or default of this Agreement by Manager.

16.2 Indemnity by Manager.

Except to the extent insured against, Manager shall indemnify and save Owner harmless in respect of any action, cause of action, suit, debt, cost, expense, claim or demand whatsoever (including legal costs and any increase in insurance premiums resulting from a claim hereunder), at law or in equity, arising by way of claim of any negligent, dishonest or fraudulent act or willful misconduct of Manager, any employee of Manager or any other Person for whom Manager is responsible, or resulting from any breach or default of this Agreement by Manager.

16.3 Survival.

The provisions of this Article XVI shall survive the Termination Date.

ARTICLE XVII

MISCELLANEOUS

17.1 Notices.

Any notice to be given to any Party pursuant to any provision of this Agreement shall be in writing and shall be: (a) hand-delivered to such Party; (b) sent by facsimile to the facsimile number for such Party listed below; or (c) sent by FedEx or other nationally-recognized overnight courier service to the address of such Party set forth below, and if hand-delivered, shall be deemed received when delivered, if delivered by facsimile, shall be deemed received upon confirmation of receipt either by telephone or facsimile, and if sent by FedEx or other nationally-recognized overnight courier service, shall be deemed received one business day after having been deposited with FedEx or other nationally-recognized overnight courier service if designated for next day delivery addressed as follows:

to Owner:	CNL Income Copper, LP c/o CNL Income Corp. 450 South Orange Avenue Orlando, Florida 32801-3336 Attn: Chief Financial Officer Telephone: (407) 650-1520 Facsimile: (407) 540-2544

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CNL Income Copper, LP c/o CNL Income Corp. 450 South Orange Avenue Orlando, Florida 32801-3336 Attn: Chief Operating Officer Telephone: (407) 650-1520 Facsimile: (407) 540-2544

with a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive Orlando, Florida 32801 Attn: Michael Ryan, Esquire Telephone: (407) 843-4600 Facsimile: (407) 843-4444

and:

Goodmans LLP 250 Yong Street Suite 2400 Toronto, Ontario M5B 2M76 Attn: Ken Herlin Telephone: (416) 597-4168 Fax: (416) 979-1234

to Manager:	Intrawest U.S. Commercial Property Management, Inc. 221 Corporate Circle Suite Q Golden, Colorado 80401 Attn: David Barry Tel: (303) 454-4500 Fax: (303) 384-0900

with a copy to:	Intrawest Corporation 800 – 200 Burrard Street Vancouver, BC V6C 3L6 Attn: Ross J. Meacher Telephone: (604) 669-9777 Fax: (604) 669-0605

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and:

Jacobs Chase Frick Kleinkopf & Kelley, LLC 1050 Seventeenth Street, Suite 1500 Denver, CO 80265 Attn: Steven M. Cohen Telephone: (303) 685-4800 Facsimile: (303) 685-4869

Any of the above addresses may be changed by giving written notice in accordance with this Section.

17.2 Survival.

To the extent that any Party hereto is obligated to perform any act, covenant or obligation after the expiration of the Operating Term hereunder, such acts, covenants and obligations shall remain binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

17.3 Costs of Legal Proceedings.

If any Party institutes legal proceedings with respect to this Agreement, the prevailing Party shall be entitled to court costs and reasonable attorneys’ fees incurred by such Party in connection with such legal proceedings. The “prevailing Party” shall be determined, at the conclusion of any appeals, if any, by the Person before whom the dispute was brought, based upon an assessment of which Party’s major arguments or positions taken in the arbitration, suit or proceeding could fairly be said to have prevailed over the other Party’s major arguments or positions on major disputed issues, in the final decision of the court or any appellate court.

17.4 Severability.

If any term, provision, condition or covenant of this Agreement, or the application thereof to any Person or circumstance, shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.5 Schedules and Exhibits Incorporated.

All Schedules and Exhibits referred to in this Agreement shall be deemed incorporated in this Agreement by reference.

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17.6 Relationship to Third Parties.

This Agreement is intended solely for the benefit of Owner and Manager. Nothing contained herein shall be deemed to give any third Person any claim or right of action against Owner or Manager that does not otherwise exist without regard to this Agreement.

17.7 Time.

Time is of the essence in this Agreement. Except as expressly provided for herein, the time for performance of any obligation or taking any action under this Agreement shall be deemed to expire at 5:00 p.m. (Eastern Time) on the last day of the applicable time period provided for herein. If the time for the performance of any obligation or the taking of any action under this Agreement expires on a Saturday, Sunday or legal holiday, the time for performance or action shall be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.

17.8 Headings.

The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement.

17.9 Right to Inspect.

Owner or Owner’s agent shall have the continuing right during the term of this Agreement upon reasonable notice and at reasonable times to inspect the Operated Facilities.

17.10 Further Assurances.

The Parties shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement legally effective, binding and enforceable as between them and as against third parties.

17.11 Waivers.

The failure of either Party to insist upon the strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. The acceptance by Manager of any fees or any monies payable to Manager hereunder with knowledge of the breach of any term or provision hereof shall not be deemed a waiver of such breach and no waiver by either Party of any term or provisions hereof shall be deemed to have been made unless expressed in writing and signed by such Party.

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17.12 Binding Agreement.

This Agreement shall be binding upon and enure to the benefit of Owner including, its successors and permitted assigns, and shall be binding upon and enure to the benefit of Manager including its successors and permitted assigns.

17.13 Estoppel Certificates.

Each Party will, upon not less than twenty (20) days prior request by the other Party, execute and deliver a certificate stating to the best of its knowledge, information and belief whether this Agreement is modified or unmodified (and if modified, stating the modifications), whether this Agreement is in full force and effect, and whether the Party giving such certificate knows of any default by the other Party.

17.14 Counterparts.

This Agreement may be executed in any number of counterparts, with the same effect as if all the Parties had signed the same document, and will become effective when one or more counterparts have been signed by all of the Parties and delivered to each of the other Parties. All counterparts will be construed together and evidence only one agreement, which, notwithstanding the dates of execution of any counterparts, will be deemed to be dated the reference date set out above and only one of which need be produced for any purpose.

17.15 Execution by Telecopy.

This Agreement may be executed by the Parties and transmitted by facsimile and if so executed and transmitted this Agreement will be for all purposes as effective as if the Parties had delivered an executed original Agreement.

17.16 Covenants.

All of the provisions of this Agreement are to be construed as covenants and agreements.

17.17 Parties.

Any reference to a Party shall include, where the context allows, the servants, employees, agents, contractors, invitees, concessionaires and licensees of such Party and all others over whom the Party is in law responsible.

17.18 Arbitration of Disputes.

Any dispute under Section 4.1, 11.4 or 14.4 of this Agreement shall be decided by binding arbitration in accordance with Exhibit C hereto.

17.19 GAAP.

All calculations made or referred to in this Agreement shall be made in accordance with GAAP, except where otherwise indicated in this Agreement.

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17.20 Currency.

All transactions referred to in this Agreement shall be made in the lawful money of the United States in immediately available funds. All references to payments in this Agreement include a reference to payments by cash, check, wire or electronic funds transfer and other methods of payment commonly in use from time to time in the United States.

17.21 Governing Law.

This Agreement shall be governed and interpreted under the substantive laws of Colorado.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above stated.

INTRAWEST U.S. COMMERCIAL PROPERTY MANAGEMENT, INC., a Delaware corporation

By:
Name:
Title:

CNL INCOME COPPER, LP, a Delaware limited partnership

By:	CNL Income Copper GP, LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

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EXHIBIT A

DESCRIPTION OF OPERATED FACILITIES

A-1

EXHIBIT B

MAP SHOWING THE RESORT “NON-COMPETE AREA”

B-1

EXHIBIT C

ARBITRATION

An arbitration under this Agreement shall be carried out in accordance with the Federal Title 9, United States Code (or if not applicable, the applicable state law) and the applicable rules of the American Arbitration Association (the “Rules”). Such disputes shall be heard and determined by one arbitrator, and the decision of such arbitrator shall be final and binding upon the parties. The arbitrator shall be any person suggested by either of the parties and selected by the mutual agreement of the parties, provided, however, that in the event that the parties are unable to agree upon the selection of an arbitrator within fourteen days after the arbitration has been initiated, as provided in Section 6 of the Rules, then the arbitrator shall be selected by appointment from the National Panel of Arbitrators, as provided in Section 13 of the Rules. In the event of an arbitration under this Agreement, then the arbitration costs, fees and expenses shall be borne equally by the parties. The arbitrator shall follow the statutory and decisional law of the State of Colorado. The arbitration shall be held within forty-five (45) days after the notice of arbitration. The Parties agree that the determination of the arbitrators and award, if any, may be entered with any court having jurisdiction and the determination and award, if any, may then be enforced among the Parties, without further evidentiary proceedings, as if entered by a court at the conclusion of a judicial proceeding in which no appeal was taken.

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EXHIBIT D

BAD BOY ACTS

(a)	If so directed by Owner or a Mortgagee, Manager will pay to such Mortgagee any proceeds which have been paid to the Manager under any insurance policies (or as a result of any other claim or cause of action against any person or entity) by reason of damage, loss or destruction to all or any portion of any of the Operated Facilities which are received by Manager;

(b)	if so directed by Owner or a Mortgagee, Manager will pay to such Mortgagee any proceeds or awards resulting from the condemnation or other taking in lieu of condemnation of all or any portion of any of the Operated Facilities which are received by Manager;

(c)	Manager will apply in accordance with the terms of the Leases all Tenant Deposits paid to or held by Manager;

(d)	If Owner has notified Manager that the same is prohibited by a Mortgagee, Manager will not accept any rent or other payment from a Tenant more than one (1) month in advance unless consented to or waived by such Mortgagee;

(e)	If so directed by Owner or a Mortgagee, Manager will pay from the Operating Account to such Mortgagee any rents, issues, profits and revenues of all or any portion of the Operated Facilities after paying Operating Expenses that are due and owing;

(f)	Manager will not commit waste on the Operated Facilities, damage to the Operated Facilities as a result of the intentional misconduct or gross negligence of Manager, or any agent or employee of Manager, or remove all or any portion of the Operated Facilities;

(g)	Subject to the Owner providing sufficient Working Capital to pay the same, Manager will pay any valid taxes, assessments, mechanic’s liens, materialmen’s liens or other liens which could create liens on the Operated Facilities which would be superior to the lien or security of title of any Mortgage or any other Mortgage Loan Documents relating to such Mortgage except, with respect to any such taxes or assessments, to the extent that funds have been deposited with the applicable Mortgagee pursuant to the terms of the Mortgage specifically for the applicable taxes or assessments and not applied by such Mortgagee to pay such taxes and assessments;

(h)	Manager will not do anything which would constitute a breach of any obligation or indemnity of Owner or Owner under the Mortgagee’s Mortgage Loan Documents relating to hazardous substances or radon or compliance with environmental laws and regulations, provided that an act or omission by a Tenant or other occupant of any of the Operated Facilities will not be a breach hereof provided Manager takes reasonable steps to enforce the provisions of the applicable Lease in respect thereof at Owner’s sole cost; and

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(i)	Manager and its agents and employees will not commit fraud, make any material misrepresentation or fail to disclose a material fact to or on behalf of Owner.

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EXHIBIT E

EBITDA TERMINATION RIGHTS

1.	Defined Terms.

For purposes of this Exhibit E:

EBITDA Shortfall: Has the meaning attributed thereto in the definition of “EBITDA Top Up Right” below.

EBITDA Top Up Right: With respect to any Targeted EBITDA Testing Period (as defined below), means the right of Manager pursuant to Section 2(b) below to pay to Owner the amount by which the Target EBITDA for such Targeted EBITDA Testing Period exceeds the actual EBITDA for such Targeted EBITDA Testing Period (The amount of such difference, so determined, is herein called the “EBITDA Shortfall”).

Target EBITDA: With respect to any applicable Fiscal Year, means the average EBITDA during the two (2) most recently completed Fiscal Years prior to the sale of the Resort, increased annually by three percent (3%) each year thereafter on a year over year basis.

2.	Termination of Management Rights Upon Failure to Attain Target EBITDA.

(a)	In addition to the termination rights set forth herein subject to Sections 2(c), 2(d) and 2(e) below, Owner will have the right to terminate this Agreement in accordance with this Section 2(a) if at the conclusion of any Fiscal Year, the total EBITDA for the Operated Facilities for that Fiscal Year (the “Targeted EBITDA Testing Period”) is less than ninety percent (90%) of the applicable Target EBITDA for such Targeted EBITDA Testing Period. The right of Owner to terminate this Agreement must be exercised by giving a written notice (an “EBITDA Termination Notice”) of termination to Manager not more than one hundred twenty (120) days after the delivery of the annual financial statements required to be delivered by Manager to Owner hereunder for the last Fiscal Year of such Targeted EBITDA Testing Period. If an EBITDA Termination Notice is not given within such one hundred twenty (120) day period, then Owner shall be conclusively deemed to have waived its right to terminate this Agreement in accordance with this Section 2(a) with respect to such immediately preceding Targeted EBITDA Testing Period.

(b)	If Owner gives an EBITDA Termination Notice pursuant to Section 2(a), the effective date of the termination of this Agreement will be the sixtieth (60th) day after such notice of termination is given, unless prior thereto Manager exercises the EBITDA Top Up Right in accordance with Section 2(c) below.

(c)	Notwithstanding Section 2(a) above, if Owner gives an EBITDA Termination Notice pursuant to Section 2(a), then at any time within the thirty (30) day period after the giving of such EBITDA Termination Notice, Manager may, at its option,

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exercise the EBITDA Top Up Right with respect to the immediately preceding Targeted EBITDA Testing Period by paying (or causing to be paid) to Owner the EBITDA Shortfall, calculated by reference to such last Targeted EBITDA Testing Period. Upon such payment being made to Owner, any EBITDA Termination Notices will be deemed to be withdrawn and void, and the requisite Target EBITDA shall be treated as having been met with respect to such Targeted EBITDA Testing Period.

(d)	Manager may only exercise the EBITDA Top Up Right twice in any ten (10) year period.

(e)	Notwithstanding anything to the contrary contained herein, Section 2(a) shall not be applicable and Owner shall have no right to terminate this Agreement in accordance with Section 2(a) if it can be reasonably shown by Manager that the failure to attain the requisite ninety percent (90%) of Target EBITDA for the applicable Targeted EBITDA Testing Period was the result of a Force Majeure Event. If Manager wishes to take the position that the failure to attain the requisite ninety percent (90%) of Targeted EBITDA for the applicable Targeted EBITDA Testing Period was the result of a Force Majeure Event, it must deliver to Owner giving the EBITDA Termination Notice to which the alleged Force Majeure Event relates a written notice (the “Force Majeure Defense Notice”) setting out the particulars of the Force Majeure Event in reasonable detail. If Owner does not give Manager a written notice (the “Force Majeure Dispute Notice”) within thirty (30) days after receipt of the Force Majeure Defense Notice, then Owner shall be deemed to have accepted that a Force Majeure Event has occurred as set out in the Force Majeure Defense Notice and the Operated Facilities will be deemed to have attained one hundred percent (100%) of the Target EBITDA for the applicable Targeted EBITDA Testing Period for the purposes of the determination as to whether or not Owner has the right to terminate the Agreement in accordance with Section 2(a). Owner does give the Intrawest Party delivering the Force Majeure Defense Notice a Force Majeure Dispute Notice within thirty (30) days after receipt of the Force Majeure Defense Notice, then the determination as to whether or not a Force Majeure Event has occurred will be submitted to arbitration.

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EXHIBIT F

FORM OF CONSENT AND AGREEMENT OF MANAGER

(See attached)

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Exhibit E

Form of Option to Purchase

(See Attached)

OPTION TO PURCHASE COMMERCIAL SPACE

(● Resort)

THIS AGREEMENT (this “Agreement”) is made and entered into as of this              day of                     , 2004, between INTRAWEST RESORTS, INC., a Delaware corporation and                      [Resort Owner, if different] (“Intrawest”) and ●, a ● (the “Purchaser”)

RECITALS:

A. Purchaser has purchased from Intrawest certain Commercial Space (as hereinafter defined) that is located at the ● Resort, at ● (the “Resort”) in accordance with a purchase and sale agreement dated                     , 2004 between Intrawest and the Purchaser (the “Commercial Space Purchase Agreement”).

B. Intrawest or any Intrawest Affiliates that are wholly-owned by Intrawest (herein collectively called the “Intrawest Parties”), or both Intrawest and the Intrawest Parties, currently own or may acquire in the future within the that part of the Resort outlined on the plan attached as Exhibit A hereto (the “Option Area”) certain real property that may be developed to include Commercial Space.

C. In conjunction with the purchase by the Purchaser from Intrawest of certain existing Commercial Space at the Resort in accordance with the Commercial Space Purchase Agreement, Intrawest is required to enter into this Agreement pursuant to which the Purchaser is granted an option to purchase Commercial Space at the Resort developed from time to time by Intrawest or any Intrawest Party at the Resort during the Term, on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises, the covenants and agreements set out herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Option: In consideration of the amount of $10.00 (the “Option Price”) now paid by the Purchaser to Intrawest, the receipt and sufficiency of which is hereby acknowledged by Intrawest, Intrawest hereby grants to Purchaser the exclusive and irrevocable option to purchase (the “Option”) any new Commercial Space developed from time to time by Intrawest or any Intrawest Party within the Option Area during the Term (as hereinafter defined), on the terms and conditions set forth herein.

2. Definition of “Commercial Space”: In this Agreement, “Commercial Space” means real property that includes a building or part thereof for which separate legal title exists and that has been developed, or is intended to be developed, for use as space for:

(a) retail goods or services (excluding utility services);

(b) eating or drinking establishments (which shall include, without limitation, restaurants, cafes, coffee shops, pubs, bars and nightclubs); or

(c) business offices (which shall include, without limitation, medical offices, dental offices and banks and other financial institutions);

but, excluding the following unless in any particular instance the approval in writing of Intrawest is otherwise obtained: (i) any space for retail goods or services, eating or drinking establishments or business offices contained in a hotel or condominium-hotel development which is required by the hotel operator or hotel chain providing a franchise or license or its name to the development to be managed by the hotel chain, the hotel operator or Intrawest or any of its Affiliates or any other Person which may be the operator of the Resort at which such hotel or condominium-hotel is located in connection with the operation of the hotel or condominium-hotel; (ii) any space ancillary and incidental to the residential component of a condominium or condominium-hotel development (such as front desk space, lobby areas, administrative offices and recreational areas); (iii) any space for retail goods or services, eating or drinking establishments or business offices consisting of less than two hundred (200) square feet which is contained within and ancillary to the residential component of any condominium or condominium-hotel development (such as small gift shops, coffee shops and food concessions); (iv) any office space leased or to be leased to and for the use of Intrawest or any of its Affiliates or any other Person which may be the operator of the Resort at which such office space is located; (v) any conference space; (vi) any casino, miniature golf facility, golf or tennis pro shop, ice rink, roller rink or water park; (vii) any stand alone health club or spa that is not part of a building or integrated building complex that contains other space for retail goods or services, eating or drinking establishments or business offices; (viii) any parking facility that is not required by the applicable governmental or condominium bylaws, rules or regulations to serve a Commercial Space, (ix) any storage space that is not designed to functionally serve a Commercial Space; (x) any information, reservation or ticket centre space used by the operator of any Resort for such purpose; (xi) any space in any lift building, day lodge (which shall mean, for the purposes of this definition, a building used by the operator of the Resort as a focus for Resort operations, and which may include space for things such as information, guest services, ticket sales, instruction or lessons, lockers or other storage, administration or accounting offices, other business offices, security or patrol operations, first aid, display or exhibition areas, therapy or health facilities or parking), guest service, guest lesson, kids’ camp or day care space used by the operator of any Resort for such purpose; (xii) any space for retail goods or services, eating or drinking establishments or business offices situated in any day lodge, guest services, kids’ camp or day care facility; (xiii) any other space used by the operator of any Resort for lessons, rentals or repairs in connection with the operation of the Resort; and (xiv) any real estate sales or property management office space.

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3. Notice re: New Commercial Space: Intrawest will deliver to the Purchaser:

(a) no later than thirty (30) days after the commencement of on-site construction, with respect to any new Commercial Space developed by Intrawest or any Intrawest Party within the Option Area during the Term; or

(b) no later than thirty (30) days after the date of this Agreement, with respect to any Commercial Space that is being developed by Intrawest or any Intrawest Party within the Option Area as of the date of this Agreement, a written notice (the “Option Notice”) containing (i) written notice of the intention of Intrawest or any Intrawest Party to develop, or, if already being developed, that Intrawest or any Intrawest Party is developing, the Commercial Space that is the subject of the Option Notice (the “Subject Property”), (ii) a reasonably detailed description of the Subject Property, including any improvements forming or to form part thereof, accompanied by any then existing engineering and architectural plans for all of the proposed improvements, (iii) the terms of a proposed gross maximum price construction contract for the construction of such improvements, (iv) survey or sketch plan showing the Subject Property, together with the anticipated legal description for the Subject Property, if known, and (v) a budget setting forth, without profit or duplication, a reasonable estimate of the reasonable development costs for the construction of the improvements, which shall include as a line item a reasonable land cost component (which shall be a reasonable allocation of Intrawest’s cost for the land, including the items described in Exhibit B), together with the proposed purchase price (the “Proposed Purchase Price”) for the Subject Property, based on such budget and calculated in accordance with section 7(b).

4. Certain Exclusions. The parties agree that notwithstanding anything contained in this Agreement, the Option and this Agreement will not apply in respect of any of the following:

(a) ● [Identify any space subject to a Specific Land Option or which is excluded as already built]

(b) ● [Identify all RFR Space at the Resort – attach as Exhibit]

5. Exercise of Option: The Purchaser shall have sixty (60) days from its receipt of the Option Notice in order to determine whether or not to exercise the Option with respect to the Subject Property. In order to exercise the Option with respect to the Subject Property, the Purchaser must deliver to Intrawest all of the following within such sixty (60) day period: (i) written notice of Purchaser’s exercise of the Option with respect to the Subject Property, and (ii) certified or good funds in the amount equal to ten percent (10%) of the Proposed Purchase Price set out in the Option Notice for the Subject Property (the “Deposit”), payable to Land America, to be held by it in a separate interest-bearing trust account or certificate of deposit as a deposit in connection with the purchase and sale of the Subject Property (collectively called the “Option Exercise Documents”). The delivery of the Option Exercise Documents will constitute a binding agreement for the sale and purchase of the Subject Property. Without affecting the validity of the exercise of the Option or the existence of such binding agreement, the parties will

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negotiate in good faith and use commercially reasonable efforts to enter into a purchase and sale agreement (the “Purchase Agreement”) with respect to the sale and purchase of the Subject Property. The Purchase Agreement will be on the terms and conditions described in Exhibit C. The first draft of the Purchase Agreement will be prepared by the Purchaser’s attorneys. If no Purchase Agreement is entered into with respect to any Subject Property, then any reference in this Agreement to the Purchase Agreement will mean this Agreement insofar as it relates to the Subject Property.

6. Non-Exercise of Option: If the Purchaser does not deliver to Intrawest within the sixty (60) day period set out in section 5 above the Option Exercise Documents in accordance with section 5 in respect of any Subject Property for which Intrawest has delivered to the Purchaser an Option Notice, the Option will be automatically terminated and become null and void insofar only as it relates to such Subject Property, but for greater certainty, the Option will continue in full force and effect with respect to the remainder of the Option Area and any new Commercial Space developed thereafter by Intrawest or any Intrawest Party within the Option Area during the Term.

7. Exercise of Option – Purchase and Sale Terms: If the Purchaser delivers to Intrawest within the sixty (60) day period set out in section 5 above the Option Exercise Documents in accordance with section 5 in respect of any Subject Property for which Intrawest has delivered to the Purchaser an Option Notice, Intrawest shall sell such Subject Property, or cause the appropriate Intrawest Party to sell such Subject Property, as the case may be, to the Purchaser in accordance with this Agreement and the Purchase Agreement for such Subject Property. The Purchase Agreement for any Subject Property shall include the following terms and conditions:

(a) The vendor under the Purchase Agreement (the “Vendor”) will be the owner of the Subject Property. If an Intrawest Party is the owner of the Subject Property, Intrawest will execute the Purchase Agreement and cause the Intrawest Party to execute and deliver the Purchase Agreement and to perform all of its duties and obligations thereunder.

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(b) The purchase price for the Subject Property (the “Purchase Price”) shall be the amount, expressed in US dollars, equal to one hundred fifteen percent (115%) of the sum of the following amounts, without profit or duplication: (i) all costs of the development of the Subject Property (including but not limited to the reasonable land cost component as described in section 3 for such Subject Property) and (ii) all construction costs (collectively called the “Development Costs”), which shall be set forth in a gross maximum price contract with a bona fide arm’s length contractor for the development and construction of the Subject Property, all determined in accordance with the spreadsheet attached as Exhibit B attached hereto and by this reference incorporated herein. Any dispute as to the Development Costs will be determined by the independent supervising architect or engineer under the gross maximum price construction contract.

(c) The Deposit delivered by the Purchaser as part of the Option Exercise Documents for such Subject Property will be the deposit payable under the Purchase Agreement.

(d) The obligation of the parties to complete the sale and purchase of the Subject Property will be subject to the conditions that:

(i) on or before the date which is 90 days after the delivery of the Option Exercise Documents to the Vendor, the Purchaser will have obtained satisfactory institutional financing for the completion of the purchase of the Subject Property;

(ii) on or before the Completion Date all applicable condominium documents creating the Subject Property will have been recorded; and

(iii) on or before the Completion Date the Subject Property will be ready to be occupied for its intended use in accordance with all applicable laws (subject only to any work which would be required to be carried out by or on behalf of any space tenant taking occupancy of the Subject Property in the ordinary course).

The conditions described in sections 7(d)(i) and (iii) are for the sole benefit of the Purchaser and may be waived by the Purchaser. Intrawest will use commercially reasonable efforts to satisfy the conditions described in sections 7(d)(ii) and (iii) at its sole cost and expense.

(e) Subject to section 4(b)(iii), the completion date (the “Completion Date”) for the sale and purchase of the Subject Property will be the date which is sixty (60) days after the Vendor delivers to the Purchaser a Closing Notice as described herein. A “Closing Notice” will mean a written notice to the Purchaser confirming that the Subject Property will be conveyable in accordance with applicable law and the Subject Property is ready to be occupied for its intended use in accordance with all applicable laws (subject only to any work which would be required to be carried out by any space tenant taking occupancy of the Subject Property

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in the ordinary course), together with an occupancy permit or certificate or similar document from the applicable governmental or regulatory authority, if applicable. The Closing Notice may estimate when the Subject Property will be conveyable in accordance with applicable law and the Subject Property will be ready to be occupied for its intended use, in which case if either of such conditions has not been satisfied by the Completion Date established by the Vendor in the Closing Notice, the Completion Date will be extended to the date that is seven (7) days after the Vendor delivers to the Purchaser written notice that both of such conditions have been satisfied.

(f) The Vendor will keep the Purchaser reasonably informed as to the status of the development of the Subject Property. The Vendor will use commercially reasonable efforts to carry out and complete the development of the Subject Property. If the development of the Subject Property has not been completed by the date which is 36 months after the delivery to the Purchaser of the Option Notice to the Purchaser, then either party will be entitled to terminate the Purchase Agreement upon written notice to the other party.

8. Term: The term of this Agreement (the “Term”) will be the period from and including the date of this Agreement to and including December 31, 2024.

9. Intrawest’s Representations and Warranties: To induce the Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement and to be described in the Purchase Agreements, Intrawest hereby represents and warrants to the Purchaser, as representations and warranties that Intrawest acknowledges and agrees that the Purchaser is entitled to rely on, as follows:

(a) Organization and Power: [Each of the parties comprising] Intrawest is or will be duly incorporated, organized, created or continued, validly existing, and in good standing under the laws of the jurisdiction in which it was incorporated, organized, created or continued and qualified to do business in the State of ● and has or will have all requisite power and authority to own any Subject Property owned by it and conduct its business as conducted by it.

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(b) Authority and Binding Obligation: (i) Intrawest has full power and authority to execute and deliver this Agreement and the Purchase Agreements, as applicable, and all other documents to be executed and delivered by it pursuant to this Agreement, including any Purchase Agreement, and to perform all obligations required of it under this Agreement and the Purchase Agreements, (ii) the Intrawest Parties will have full power and authority to execute and deliver any Purchase Agreement executed and delivered by them and to perform all obligations required of them under such Purchase Agreements, (iii) the execution and delivery by the signer on behalf of Intrawest of this Agreement, and the performance by Intrawest of its obligations under this Agreement, has been duly and validly authorized by all necessary action by Intrawest, (iv) this Agreement constitutes, and the Purchase Agreements, when executed and delivered, will constitute, the legal, valid and binding obligation of Intrawest, enforceable against Intrawest in accordance with its and their terms, except to the extent the Purchaser itself is in default hereunder or thereunder, and (v) the Purchase Agreements, when executed and delivered by the Intrawest Parties, will constitute, the legal, valid and binding obligation of the Intrawest Parties, enforceable against such Intrawest Parties in accordance with their terms, except to the extent the Purchaser itself is in default hereunder or thereunder.

(c) Purchase Rights: Other than the Commercial Space Purchase Agreement and ●, there are no purchase contracts, options or other agreements of any kind whereby any person other than Purchaser will have acquired or will have any right to acquire title to all or any portion of the Commercial Space within the Option Area which Intrawest or any Intrawest Party now owns, other than any of the foregoing which Intrawest or the appropriate Intrawest Party will be required to discharge in accordance with the applicable Purchase Agreement.

10. Default:

(a) In the event this Option is exercised with respect to any Subject Property and Intrawest or the Intrawest Party which owns the Subject Property to be sold to the Purchaser fails to close or is otherwise in default of any material duty or obligation under the Purchase Agreement in respect of the Subject Property, the Purchaser, at the Purchaser’s option, in its sole and absolute discretion, may elect to have the entire Deposit and all interest earned thereon returned to the Purchaser, without set off or deduction, in which event the Purchase Agreement in respect of the Subject Property shall terminate and be of no further force or effect, or Purchaser may elect to pursue any action for specific performance or injunctive relief, without thereby waiving any claim for damages thereunder, all as determined by the Purchaser in its absolute discretion.

(b) The parties acknowledge and agree that if Intrawest or any Intrawest Party transfers or sells any Commercial Space within the Option Area during the Term without giving the Purchaser the Option Notice required by section 3, the damages that would be incurred by the Purchaser would be difficult if not impossible to ascertain. In such event the Purchaser and

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Intrawest agree that, without limiting any other rights or remedies that are available to the Purchaser, the Purchaser, in its sole and absolute discretion, may elect, by written notice to Intrawest, to recover from Intrawest, as the Purchaser’s sole and exclusive remedy in the event of such a default, liquidated damages in the amount equal to 20% of the Purchase Price that would have been payable by the Purchaser for such Commercial Space at the time that Intrawest should have delivered to the Purchaser an Option Notice in accordance with section 3, in which case Intrawest will pay such amount immediately upon receipt of such notice and, if the Purchaser has paid a Deposit in respect thereof, the Seller will return such Deposit immediately.

11. Definition of “Person”: For the purposes of this Agreement, “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof.

12. Definition of “Intrawest Affiliates”: For the purpose of this Agreement, “Intrawest Affiliates” means all entities: (1) which are Subsidiaries (as hereinafter defined) of Intrawest or of which Intrawest is a Subsidiary, (2) which are Subsidiaries of the same Person (as hereinafter defined) that Intrawest is a Subsidiary of, (3) which are Controlled (as hereinafter defined) by the same Person that Controls Intrawest, (4) which are partnerships of which Intrawest or an Intrawest Subsidiary is the general partner, or (5) which are trusts of which Intrawest or an Intrawest Subsidiary is the beneficiary (for greater certainty, partnerships and trusts shall be deemed to be entities for the purpose of the foregoing), where:

(a) “Subsidiary” means, in respect of any Person:

(i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (A) such Person, (B) such Person and one or more entities each of which is Controlled by such Person, or (C) one or more entities each of which is Controlled by such Person; or

(ii) any limited or general partnership, joint venture, limited liability company, trust or other entity as to which (A) such Person, (B) such Person and one or more Persons referred to in clause (i) of this definition, or (C) one or more Persons referred to in clause (i) of this definition, owns more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof) of such limited or general partnership, joint venture, limited liability company, trust or other entity, as the case may be; and

(b) “Control” means, in respect of any Person:

(i) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (A) the shareholders of such Person, in the case of a corporation, (B) the shareholders of the general partner of such Person, in the case of a limited partnership, or (C) the equity holders or other voting participants in the case of a Person that is not a corporation or a limited partnership; or

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(ii) the right to elect or appoint, directly or indirectly, a majority of (A) the directors of such Person, in the case of a corporation, (B) the directors of the general partner of such Person, in the case of a limited partnership, or (C) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of such Person, in the case of a Person that is not a corporation or a limited partnership, and “Controlled” has a corresponding meaning.

13. Notices: All notices, requests, demands and other communications required to be provided by any party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, as applicable, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient party at the following address or facsimile number:

If to Intrawest:
●

Attn: ●
acsimile No.: ●

with copies to:

Intrawest Corporation
#800 - 200 Burrard Street
Vancouver, BC V6C 3L6
Attn: Corporate Secretary
Facsimile No.: 604-684-6116

- and -

Jacobs Chase Frick Kleinkopf & Kelley, LLC
1050 17th Street, Suite 1500
Denver, CO 80265
Attn: Steven M. Cohen, Esq.
Facsimile No: 303-685-4869

If to the Purchaser:

●
c/o CNL Income Properties, Inc.
450 S. Orange Avenue, 5th Floor
Orlando, Florida 32802
Attn: Chief Financial Officer and Chief Operating Officer

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with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 N. Eola Drive
Orlando, Florida 32802
Attn: Michael Ryan, Esq.
Facsimile No.: 407-843-4444

14. Definition of “Business Days”: In this Agreement, “Business Day” means any day other than a Saturday, Sunday or any statutory holiday in ● or Florida. If the date for the performance of any act or thing under this Agreement or any Purchase Agreement falls on a day that is not a Business Day, then the date for the performance of such act or thing will be automatically extended to the next Business Day.

15. Counterparts: This Agreement may be executed in one or more duplicate counterparts, each of which shall upon execution by all parties be deemed to be an original and all of which together shall constitute one agreement.

16. Captions and Paragraph Headings: Captions and paragraph headings contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or content of this Agreement nor the intent of any provision hereof.

17. No Assignment: Subject to Exhibit C, this Agreement may not be assigned by any party without the prior written consent of all other parties. However, notwithstanding the foregoing or anything else contained herein, Intrawest acknowledges and agrees that: (a) title to the relevant Subject Properties from time to time will not be taken by the Purchaser but will be taken by a nominee of the Purchaser, without limiting any liability of the Purchaser under this Agreement or any Purchase Agreement; and (b) any mortgage, assignment, pledge or encumbrance of the Purchaser’s interest herein (each being a “Purchaser Encumbrance”) to any chartered bank, trust company, financial institution or other lender from time to time (each being a “Lender”), shall not be deemed to be a breach of the Purchaser’s covenants contained in this Agreement and shall not require Intrawest’s consent. Furthermore, Intrawest covenants and agrees in favour of the Purchaser that Intrawest will promptly execute and deliver acknowledgments as the Purchaser or its Lender reasonably requires from time to time in connection with this Agreement.

18. No Brokers: The parties each represent and warrant to one another that no broker, realtor or finder has been engaged by it in connection with this transaction. In the event of an assertion of a claim for a broker’s or finder’s fee or commission due in connection with the negotiation, execution, or consummation of this Agreement, each party to this Agreement shall indemnify, save harmless, and defend the other parties from and against such claim (including reasonable attorneys’ fees and court costs at trial and upon appeal) to the extent such claim is based upon any statement, representation or agreement alleged to have been made by the indemnifying party, or arises in any way by, through or under such indemnifying party. This indemnification shall survive the closing under any Purchase Agreement and any termination of this Agreement or any Purchase Agreement.

10

19. Transfer Tax / Legal Fees: The Purchaser will pay any land transfer tax and assessments payable in connection with the granting of this Agreement or the purchase of any Subject Property concurrently with the payment of the Option Price or the Purchase Price. In the event of litigation between the parties hereto arising out of or in connection with this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to recover from the party not prevailing its reasonable costs and legal fees incurred prior to trial, at trial and on appeal.

20. Entire Agreement: This Agreement embodies the complete and entire understanding and agreement between the parties hereto with respect to the matters set forth herein and supersedes any and all prior or contemporaneous agreements, whether written or oral. No agreements or provisions, unless incorporated herein, shall be binding on either party hereto. This Agreement may not be modified or amended nor may any covenant, agreement, condition, requirement, provision, warranty or obligation contained herein be released except in writing signed by both parties.

21. Successors and Assigns: The covenants herein contained shall bind, and the benefits shall inure to, the respective heirs, executors, administrators, and successors and permitted assigns of the parties hereto, applicable.

22. Number and Gender: Whenever used, the singular shall include the plural, and vice versa, and the use of any gender shall include all genders.

23. Time of Essence: Time is of the essence of this Agreement.

24. Governing Law: This Agreement and the interpretation and enforcement of the same shall be governed by and construed in accordance with the laws of the State of ●.

25. No Registration: Subject to Exhibit C, the Purchaser will not record this Agreement or any notice or other document in connection herewith in the office of the ●, provided that the Purchaser will not be restricted from recording any notice or instrument that the Purchaser is legally entitled to record in connection with any litigation in respect of this Agreement.

26. Further Assurances: Each of the parties will execute and deliver such further and other documents, agreement and instruments and do and perform such further and other acts and things as may be reasonably required by the other party in order to evidence or give effect to the terms and conditions or intent and meaning of this Agreement.

11

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first above written.

INTRAWEST:

INTRAWEST CORPORATION

By:
Name:
Title:

●

By:
Name:
Title:

PURCHASER:

●

By:
Name:
Title:

12

EXHIBIT A

Plan of Option Area

EXHIBIT B

Formula for Determination of Purchase Price

[Attach copy of Exhibit K to Venture Formation Agreement.]

B-1

EXHIBIT C

Purchase and Sale Agreement Terms

Note: In this Exhibit, the “Agreement” means the agreement to which this Exhibit is attached. Capitalized terms not defined in this Exhibit have the meanings assigned to such terms in the Agreement.

1. Purchase Price. The Purchase Price for the Subject Property will be determined in accordance with section 7(b) of the Agreement.

2. Payment of Purchase Price. The Purchase Price will be payable as follows:

(a) the Deposit (which, in accordance with section 5 of the Agreement, is 10% of the Proposed Purchase Price) will be payable in accordance with section 5 of the Agreement;

(b) the balance of the Purchase Price will be payable on the Completion Date by wire transfer or certified cheque, in accordance with the procedures set out in the Commercial Space Purchase Agreement; and

(c) the Purchaser shall be entitled to obtain financing upon terms acceptable to the Purchaser, in its sole and absolute discretion.

3. Prorations. On closing, the Purchase Price will be adjusted for Prorations (as defined in the Commercial Space Purchase Agreement), in accordance with the procedures set out in the Commercial Space Purchase Agreement.

4. Completion Date. The Completion Date will be the date defined in section 4(b)(iii) or 7(e) of the Agreement, as applicable. The place of closing shall be the office of the Vendor’s attorneys.

5. Closing Costs. All Vendor’s and Purchaser’s costs and expenses in connection with the sale and purchase of the Subject Property will be borne, paid and shared on the same basis that such costs and expenses were borne, paid and shared in connection with the sale and purchase of the property bought and sold pursuant to the Commercial Space Purchase Agreement and any other agreements in connection therewith.

6. Title Insurance and Other Due Diligence Matters.

(a) The Vendor shall convey title to the Subject Property by Transfers (as defined in the Commercial Space Purchase Agreement) subject only to the matters contained in section 6(b) of this Exhibit. On or before the date (the “Due Diligence Date”) which is no later than 30 days before the Completion Date, the Vendor shall deliver to the Purchaser, a title insurance commitment in an amount acceptable to the Purchaser and the title company, each acting reasonably, and deliver an updated survey, if available. The Purchaser shall have ten (10) Business Days to examine title and notify the Vendor of title objections. If the Purchaser delivers a notice of title objections within such ten (10) day period, the Vendor shall have ten (10) Business Days from date of the Purchaser’s title objections within which to cure defects in title. If the matters set out in the Purchaser’s notice of title objections are not resolved within such ten (10) Business Day period, the Purchaser, in its sole and absolute discretion, may elect to either (i) waive such objections and complete the purchase of the Subject Property, or (ii) terminate the Purchase Agreement and the Option insofar as they relate to the Subject Property only, in which case the entire Deposit and all interest earned thereon will be returned to the Purchaser, without set off or deduction.

(b) The Purchaser shall take title to the Subject Property subject to zoning; reservations, restrictions, easements, prohibitions and requirements imposed by any governmental body or authority; restrictions and matters appearing on the subdivision plan for the Subject property; public utility easements of record; any other charge or encumbrance reasonably required in connection with the development or operation of the Subject Property, the Resort or any property in the vicinity of the Subject Property, provided that no such matters, individually or in the aggregate, shall prevent or materially impair the intended use of the Subject Property, and provided that each shall be in good standing on closing.

(c) On or before the Due Diligence Date, the Purchaser may have the Subject Property surveyed and give the Vendor written notice of any defects or objectionable matters disclosed by the survey. Such matters specified by Purchaser shall be treated in the same manner as defects in title as set forth in section 6(a) of this Exhibit.

(d) On or before the Due Diligence Date, the Purchaser shall have the right to enter upon the Subject Property and perform such inspections, tests, studies and investigations, as the Purchaser may deem appropriate (including but not limited to a Phase I or property condition report). The Purchaser shall have the period of ten (10) Business Days after the Due Diligence Date to examine any results of such inspections, tests, studies and investigations and deliver to the Vendor a written notice of any matters which the Purchaser reasonably believes require remediation or other corrective action. If the Purchaser delivers the Vendor such written notice within such ten (10) Business Day period, the Vendor shall have ten (10) Business Bays from the date of receipt by the Vendor of such notice in which to resolve the issues identified in the notice. If the matters set out in the Purchaser’s notice are not resolved within such ten (10) Business Day period, the Purchaser, in its sole and absolute discretion, may elect to either (i) waive such matters and complete the purchase of the Subject Property, or (ii) terminate the Purchase Agreement and the Option insofar as they relate to the Subject Property only, in which case the entire Deposit and all interest earned thereon will be returned to the Purchaser, without set off or deduction.

(e) The Vendor shall furnish, at time of closing, such documents and instruments as may be required by the title company or the Purchaser, acting reasonably. The Purchaser shall furnish, at the time of closing, such documents and instruments as may be required by the Vendor, acting reasonably.

(f) The Vendor shall deliver on the Completion Date an estoppel certificate or equivalent from the relevant home owner or condominium corporation or association in substantially the same form as was delivered in connection with closing pursuant to the Commercial Space Purchase Agreement.

(g) The Purchaser may assign the Purchase Agreement to any Affiliate (as defined in the Commercial Space Purchase Agreement) without the prior written consent of the Vendor, provided that the assignee assumes all of the Purchaser’s duties and obligations under the Purchase Agreement in accordance with an agreement in the form and content approved by the Vendor, acting reasonably. The Purchaser will remain bound by the Purchase Agreement, notwithstanding any such assignment.

(h) Subject to this Agreement, including this Exhibit, the Purchase Agreement between the parties shall be in other material respects in substantially the same form as the Commercial Space Purchase Agreement.

(i) The parties shall also take such actions and execute such documents as are reasonably necessary to consummate the transactions contemplated hereby.

7. Default by Purchaser. In the event of a default by the Purchaser under the Purchase Agreement, at the election of the Vendor in its absolute discretion, the Vendor may either (i) waive such default and proceed to closing, or (ii) retain the Deposit, in which case the Deposit will be forfeited to the Vendor as liquidated damages, as the Vendor’s sole and exclusive remedy.

8. Default by Vendor. In the event of a default by the Vendor under the Purchase Agreement, at the election of the Purchaser in its sole and absolute discretion, the Purchaser may do any one of the following: (i) waive such default and proceed to closing, or (ii) terminate the Purchase Agreement, upon which the entire Deposit and all interest earned thereon will be returned to the Purchaser, without set off or deduction, or (iii) seek specific performance of the Vendor’s obligations.

9. Time / Business Days. Time will be of the essence of the Purchase Agreement. If the date for the performance of any act or thing falls on a date that is not a Business Day, the date for the performance or any act or thing will be automatically extended to the next Business Day.

10. Memorandum of Agreement and Subordination of Vendor Encumbrances. Following the exercise of the Option with respect to any Subject Property, upon request by the Purchaser, if for the Subject Property is not then conveyable in accordance with applicable law, the Vendor will execute and deliver to the Purchaser at no cost to the Purchaser a registrable memorandum of agreement or similar document (the “Recorded Notice”), in a form and content prepared by the Purchaser and approved by the Vendor, each acting reasonably. The Purchaser may register the Recorded Notice at its expense. The Vendor will use commercially reasonable efforts to have the holders of any financial encumbrance that will not be a permitted encumbrance on closing to subordinate their encumbrances to the Recorded Notice.

Exhibit F

Form of Sellers’ Closing Certificate

(See Attached)

CERTIFICATION OF SELLER’S

REPRESENTATIONS AND WARRANTIES

(Copper Mountain, Inc. – Copper Mountain)

THIS CERTIFICATION OF SELLER’S REPRESENTATIONS AND WARRANTIES (the “Certification”) is executed and delivered by COPPER MOUNTAIN, INC., a Delaware corporation (“Seller”), to and in favor of CNL INCOME COPPER, LP, a Delaware limited partnership (“CNL”), pursuant to that certain Purchase and Sale Agreement dated as of December     , 2004 (the “PSA”) between Seller, Intrawest Resorts, Inc., a Delaware corporation and CNL Village Retail Partnership, LP, a Delaware limited partnership, as assigned to CNL, as purchaser, with respect to the purchase and sale of that certain real property listed on Exhibit A attached hereto (the “Property”).

Seller hereby certifies and warrants to CNL that each of Seller’s representations and warranties set forth in the PSA, each of which is incorporated herein and made a part hereof by this reference, is true and correct as of the date hereof with respect to Seller and the Property. Seller makes no certification as to any other party or any other real property.

IN WITNESS WHEREOF, Seller has executed this Certification on the              day of December 2004.

“SELLER”
COPPER MOUNTAIN, INC., a Delaware corporation

By:

Name:

Title:

1

Exhibit A

to

Certification Of Seller’s Representations And Warranties

(Copper Mountain, Inc. – Copper Mountain)

Legal Description of Property

Parcel 1

Commercial Unit C-1,

COPPER JUNCTION CONDOMINIUMS, according to the Map thereof filed June 29, 1999, at Reception No. 599311 and Reception No. 599312, according to the Amended and Restated Condominium Declaration recorded June 29, 1999, at Reception No. 599313.

Parcel 2A

Commercial Unit 1A

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2B

Commercial Unit 3,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2C

Commercial Unit 4,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

2

Parcel 3A

Unit 1,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3B

Unit 2,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3C

Unit 3,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3D

Unit 4,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3E

Unit 5,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3F

Unit 6,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

3

Parcel 3G

Unit 7,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3H

Unit 9,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3I

Unit 10,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3J

Unit 11,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3K

Unit 12,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 4

Commercial Unit C-1,

THE MILL CLUB CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for The Mill Club Condominium, recorded December 18, 2000, under Reception No. 640556, of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded December 18, 2000, under Reception No. 640557 of the records of the Clerk and Recorder for Summit County, Colorado.

4

Parcel 5

Commercial Units (comprising C.C. Room 007, C.C. Room 008, C.C. Room 108, C.C. Room 110, C.C. Room 111, C.C. Room 112, C.C. Room 113, C.C. Room 114, C.C. Room 116, C.C. Room 119, C.C. Room 128, C.C. Room 129, C.C. Room 130, C.C. Room 131, and C.C. Room 133)

MOUNTAIN PLAZA CONDOMINIUMS, according to the Condominium Map thereof filed November 6, 1980, at Reception No. 214623; First Supplement filed November 4, 1982 at Reception No. 247786; First Supplement filed October 23, 1985 at Reception No. 305608, Second Supplement filed November 14, 1996, at Reception No. 528225 and Third Supplement filed June 29, 2001 at Reception No. 656116, and according to the Second Amended and Restated Condominium Declaration recorded June 29, 2001, at Reception No. 656125.

Parcel 6A – Intentionally deleted

Parcel 6B – Intentionally deleted

Parcel 6C – Intentionally deleted

Parcel 7

Commercial Unit 1

TAYLOR’S CROSSING CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 639422 of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 639424 of the records of the Clerk and Recorder for Summit County, Colorado as amended by First Amendment to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 667396 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 8

Commercial Unit One,

TUCKER MOUNTAIN LODGE CONDOMINIUMS, according to the Declaration of Covenants, Conditions and Restrictions for Tucker Mountain Lodge Condominium, recorded June 15, 2000, under Reception No. 624811, and amended by instruments recorded September 19, 2000 at Reception No. 633060, and February 13, 2001 at Reception No. 645369 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded June 15, 2000, under Reception No. 624812, of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 9A

Commercial Condominium Space A

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9B

Commercial Condominium Space B

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

5

Parcel 9C

Commercial Condominium Space C

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 10

Commercial Units (comprising Room CC 001, Room CC 002, Room CC 003, Room CC 004, Room CC 005, Room CC 006 and Room CC 007)

“WEST LAKE LODGE CONDOMINIUMS”, according to and subject to the Amended and Restated Condominium Declaration therefore recorded November 14, 1996, at Reception No. 528228 and the Condominium Map for West Lake Lodge Condominiums filed August 26, 1981 at Reception No. 227859 and amended by the First Supplement filed November 14, 1996 at Reception No. 528227.

All of the above Parcels are in County of Summit, State of Colorado.

6

CERTIFICATION OF SELLER’S

REPRESENTATIONS AND WARRANTIES

(Intrawest Resorts, Inc. – Copper Mountain)

THIS CERTIFICATION OF SELLER’S REPRESENTATIONS AND WARRANTIES (the “Certification”) is executed and delivered by INTRAWEST RESORTS, INC., a Delaware corporation (“Seller”), to and in favor of CNL INCOME COPPER, LP, a Delaware limited partnership (“CNL”), pursuant to that certain Purchase and Sale Agreement dated as of December     , 2004 (the “PSA”) between Seller, Copper Mountain, Inc., a Delaware corporation and CNL Village Retail Partnership, LP, a Delaware limited partnership, as assigned to CNL, as purchaser, with respect to the purchase and sale of that certain real property listed on Exhibit A attached hereto (the “Property”).

Seller hereby certifies and warrants to CNL that each of Seller’s representations and warranties set forth in the PSA, each of which is incorporated herein and made a part hereof by this reference, is true and correct as of the date hereof with respect to Seller and the Property. Seller makes no certification as to any other party or any other real property.

IN WITNESS WHEREOF, Seller has executed this Certification on the          day of December, 2004.

“SELLER”
INTRAWEST RESORTS, INC., a Delaware corporation

By:
Name:
Title:

1

Exhibit A

to

Certification Of Seller’s Representations And Warranties

(Intrawest Resorts, Inc. – Copper Mountain)

Legal Description of Property

Parcel 1

Commercial Unit One

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2

Commercial Unit Three

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3

Commercial Unit Four

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

2

Exhibit G

Form of Special Warranty Deed

(See Attached)

Recording requested by

and when recorded please return to:

Daniel F. McIntosh, Esquire

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

P. O. Box 2809

Orlando, Florida 32802

SPECIAL WARRANTY DEED

THIS DEED is made this              day of December 2004, by COPPER MOUNTAIN, INC., a Delaware corporation (“Grantor”), in favor of CNL INCOME COPPER, LP, a Delaware limited partnership (“Grantee”), whose address is 450 South Orange Avenue, Orlando, Florida 32801, Attention: Chief Financial Officer.

WITNESSETH, that Grantor, for and in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, conveyed and released, and by these presents does grant, bargain, sell, convey and release, unto Grantee, its successors and assigns forever, all the real property, together with improvements, if any, situate, lying and being in the County of Summit, State of Colorado, as specifically described on Exhibit A attached hereto and incorporated herein by this reference (the “Property”).

TOGETHER with all and singular the hereditaments and appurtenances thereto belonging, or in any way appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and any and all easements or right to use easements relating to the Property, and all the estate, right, title, interest, claim and demand whatsoever of Grantor, either in law or equity, of, in and to the above bargained premises, with the hereditaments and appurtenances.

TO HAVE AND TO HOLD the said premises above bargained and described with the appurtenances, unto Grantee, its successors and assigns forever. Grantor, for itself, and its successors, does covenant and agree that it shall and will WARRANT AND FOREVER DEFEND the above-bargained premises in the quiet and peaceable possession of Grantee, its successors and assigns, against all and every person or persons claiming the whole or any part thereof, by, through or under Grantor subject to the matters set forth on Exhibit B attached hereto and incorporated herein by this reference (“Permitted Exceptions”). The singular number shall include the plural, the plural the singular.

IN WITNESS WHEREOF, Grantor has caused its name to be hereunto subscribed on the day and year first above written.

GRANTOR:
COPPER MOUNTAIN, INC., a Delaware corporation

By:
Name:
Title:

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this              day of December 2004, by                                          as the                                          of Copper Mountain, Inc., a Delaware corporation.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My commission expires March 22, 2006.

2

Exhibit A

to

Special Warranty Deed

Legal Description of Property

Parcel 1

Commercial Unit C-1,

COPPER JUNCTION CONDOMINIUMS, according to the Map thereof filed June 29, 1999, at Reception No. 599311 and Reception No. 599312, according to the Amended and Restated Condominium Declaration recorded June 29, 1999, at Reception No. 599313.

Parcel 2A

Commercial Unit 1A

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2B

Commercial Unit 3,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2C

Commercial Unit 4,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3A

Unit 1,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3B

Unit 2,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3C

Unit 3,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3D

Unit 4,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3E

Unit 5,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3F

Unit 6,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

4

Parcel 3G

Unit 7,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3H

Unit 9,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3I

Unit 10,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3J

Unit 11,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3K

Unit 12,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 4

Commercial Unit C-1,

THE MILL CLUB CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for The Mill Club Condominium, recorded December 18, 2000, under Reception No. 640556, of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded December 18, 2000, under Reception No. 640557 of the records of the Clerk and Recorder for Summit County, Colorado.

5

Parcel 5

Commercial Units (comprising C.C. Room 007, C.C. Room 008, C.C. Room 108, C.C. Room 110, C.C. Room 111, C.C. Room 112, C.C. Room 113, C.C. Room 114, C.C. Room 116, C.C. Room 119, C.C. Room 128, C.C. Room 129, C.C. Room 130, C.C. Room 131, and C.C. Room 133)

MOUNTAIN PLAZA CONDOMINIUMS, according to the Condominium Map thereof filed November 6, 1980, at Reception No. 214623; First Supplement filed November 4, 1982 at Reception No. 247786; First Supplement filed October 23, 1985 at Reception No. 305608, Second Supplement filed November 14, 1996, at Reception No. 528225 and Third Supplement filed June 29, 2001 at Reception No. 656116, and according to the Second Amended and Restated Condominium Declaration recorded June 29, 2001, at Reception No. 656125.

Parcel 6A – Intentionally deleted

Parcel 6B – Intentionally deleted

Parcel 6C – Intentionally deleted

Parcel 7

Commercial Unit 1

TAYLOR’S CROSSING CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 639422 of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 639424 of the records of the Clerk and Recorder for Summit County, Colorado as amended by First Amendment to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 667396 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 8

Commercial Unit One,

TUCKER MOUNTAIN LODGE CONDOMINIUMS, according to the Declaration of Covenants, Conditions and Restrictions for Tucker Mountain Lodge Condominium, recorded June 15, 2000, under Reception No. 624811, and amended by instruments recorded September 19, 2000 at Reception No. 633060, and February 13, 2001 at Reception No. 645369 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded June 15, 2000, under Reception No. 624812, of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 9A

Commercial Condominium Space A

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9B

Commercial Condominium Space B

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

6

Parcel 9C

Commercial Condominium Space C

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 10

Commercial Units (comprising Room CC 001, Room CC 002, Room CC 003, Room CC 004, Room CC 005, Room CC 006 and Room CC 007)

“WEST LAKE LODGE CONDOMINIUMS”, according to and subject to the Amended and Restated Condominium Declaration therefore recorded November 14, 1996, at Reception No. 528228 and the Condominium Map for West Lake Lodge Condominiums filed August 26, 1981 at Reception No. 227859 and amended by the First Supplement filed November 14, 1996 at Reception No. 528227.

All of the above Parcels are in County of Summit, State of Colorado.

7

Exhibit B

to

Special Warranty Deed

Permitted Exceptions

The following exceptions affect all Parcels:

1.	Taxes and assessments for 2004 and subsequent years, a lien not yet due and payable.

2.	Rights of those tenants, as disclosed in Exhibit B to the Assignment and Assumption of Leases dated December , 2004 and recorded December , 2004 as tenants only with no options to purchase or rights of first refusal to purchase.

The following exceptions affect Parcel 1:

3.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

4.	Rights of way and access easements being along the northerly 15.00 feet of Lot 1, Block 1 and along the southerly 20.00 feet of said Lot 1. and setback easements, 15.00 feet in width, as shown on the Plat of Copper Mountain Filing No. 1, recorded June 6, 1972 at Reception No. 126446, as shown on the Plat of said Subdivision.

5.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants of Copper Mountain Filing No.1 recorded June 6, 1972, in Book 219 at Page 850.

6.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Amended and Restated Condominium Declaration recorded June 29, 1999, at Reception No. 599313.

7.	Easements and rights of way as shown on the map of Copper Junction Condominiums filed June 29, 1999, at Reception No. 599311 and Reception No. 599312.

8.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

9.	Site Improvement Plan between Copper Junction Condo Association and the Board of County Commissioners of Summit County, recorded August 20, 2002, at Reception No. 693386.

The following exceptions affect Parcel 2A:

10.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

11.	Water rights, ditches and ditch rights as conveyed to Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

12.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

13.	Easements and rights of way as shown on the Plats of Copper Mountain Filing No. 2, filed April 24, 1973, at

8

Reception No. 133369, Copper Mountain Filing No. 3, filed March 27, 1974, at Reception No. 140469, A Replat of Lot 1, Tract A, The Stream and Pedestrian Easement, The 40’ Transportation Easement, Copper Mountain Filing No. 3, filed July 28, 1987, at Reception No. 340052 and Lot 12, Copper Mountain, Filing No. 3, filed October 18, 1990, at Reception No. 394523 and Lots 14, 15 and 16, Copper Mountain Filing No. 3, filed April 20, 1999, at Reception No. 593089.

14.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants recorded March 27, 1974, in Book 250 at Page 821.

15.	Resolution No. 99-11 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591739.

16.	Resolution No. 99-12 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591740.

17.	Resolution No. 99-99 by the Board of County Commissioners, County of Summit recorded August 30, 1999, at Reception No. 604041.

18.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Parking Garage Cross-Easements recorded September 29, 1999, at Reception No. 606510, as amended by instrument recorded June 15, 2000 at Reception No. 624803.

19.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Common Area Easements recorded September 29, 1999, at Reception No. 606511.

20.	Utility Easement Agreement recorded June 15, 2000 at Reception No. 624805.

21.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

22.	Declaration of Party Wall Easements (Tucker Mountain Lodge and Camp One) recorded June 15, 2000 at Reception No. 624806, as amended by Amendment to Declaration of Party Wall Easements (Tucker Mountain Lodge and Camp One) recorded September 1, 2000 at Reception No. 631704.

23.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to the Declaration of Covenants, Conditions and Restrictions for the Village at Copper, recorded June 29, 2001 at Reception No. 656121.

24.	Climbing Wall Agreement recorded October 19, 2000 at Reception No. 635877.

25.	Deed of Boardwalk Easement recorded October 27, 2000 at Reception No. 636660.

26.	Declaration of Party Wall Easements recorded October 27, 2000 at Reception No. 636661.

27.	Declaration of Pedestrian Access Easement (Resort) recorded October 27, 2000 at Reception No.636662 and Declaration of Pedestrian Access Easement (Three Peaks Club) recorded October 27, 2000 at Reception No. 636663., both as amended by Agreement regarding Easement Rights recorded October 25, 2004 at Reception No. 773010.

28.	Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium recorded October 27, 2000, at Reception No. 636666, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium recorded October 25, 2004, at Reception No. 773007.

NOTE: No Association dues and assessments are currently due and payable.

9

29.	Easements and rights of way as shown on the Map of said Condominium recorded thereof filed October 27, 2000, at Reception No. 636667, as amended by First Amendment to Condominium Map for Copper One Lodge recorded October 25, 2004 at Reception No. 773008.

The following exceptions affect Parcel 2B

30.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

31.	Water rights, ditches and ditch rights as conveyed by Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

32.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

33.	Easements and rights of way as shown on the Plats of Copper Mountain Filing No. 2, filed April 24, 1973, at Reception No. 133369, Copper Mountain Filing No. 3, filed March 27, 1974, at Reception No. 140469, A Replat of Lot 1, Tract A, The Stream and Pedestrian Easement, The 40’ Transportation Easement, Copper Mountain Filing No. 3, filed July 28, 1987, at Reception No. 340052 and Lot 12, Copper Mountain, Filing No. 3, filed October 18, 1990, at Reception No. 394523 and Lots 14, 15 and 16, Copper Mountain Filing No. 3, filed April 20, 1999, at Reception No. 593089.

34.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants recorded March 27, 1974, in Book 250 at Page 821.

35.	Resolution No. 99-11 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591739.

36.	Resolution No. 99-12 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591740.

37.	Resolution No. 99-99 by the Board of County Commissioners, County of Summit recorded August 30, 1999, at Reception No. 604041.

38.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Parking Garage Cross-Easements recorded September 29, 1999, at Reception No. 606510, as amended by instrument recorded June 15, 2000 at Reception No. 624803.

39.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Common Area Easements recorded September 29, 1999, at Reception No. 606511.

40.	Utility Easement Agreement recorded June 15, 2000 at Reception No. 624805.

41.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

42.	Declaration of Party Wall Easements (Tucker Mountain Lodge and Camp One) recorded June 15, 2000 at Reception No. 624806, as amended by Amendment to Declaration of Party Wall Easements (Tucker Mountain Lodge and Camp One) recorded September 1, 2000 at Reception No. 631704.

10

43.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to the Declaration of Covenants, Conditions and Restrictions for the Village at Copper, recorded June 29, 2001 at Reception No. 656121.

44.	Climbing Wall Agreement recorded October 19, 2000 at Reception No. 635877.

45.	Deed of Boardwalk Easement recorded October 27, 2000 at Reception No. 636660.

46.	Declaration of Party Wall Easements recorded October 27, 2000 at Reception No. 636661.

47.	Declaration of Pedestrian Access Easement (Resort) recorded October 27, 2000 at Reception No.636662 and Declaration of Pedestrian Access Easement (Three Peaks Club) recorded October 27, 2000 at Reception No. 636663., both as amended by Agreement regarding Easement Rights recorded October 25, 2004 at Reception No. 773010.

48.	Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium recorded October 27, 2000, at Reception No. 636666, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium recorded October 25, 2004, at Reception No. 773007.

49.	Easements and rights of way as shown on the Map of said Condominium recorded thereof filed October 27, 2000, at Reception No. 636667, as amended by First Amendment to Condominium Map for Copper One Lodge recorded October 25, 2004 at Reception No. 773008.

The following exceptions affect Parcel 2C

50.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

51.	Water rights, ditches and ditch rights as conveyed by Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

52.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

53.	Easements and rights of way as shown on the Plats of Copper Mountain Filing No. 2, filed April 24, 1973, at Reception No. 133369, Copper Mountain Filing No. 3, filed March 27, 1974, at Reception No. 140469, A Replat of Lot 1, Tract A, The Stream and Pedestrian Easement, The 40’ Transportation Easement, Copper Mountain Filing No. 3, filed July 28, 1987, at Reception No. 340052 and Lot 12, Copper Mountain, Filing No. 3, filed October 18, 1990, at Reception No. 394523 and Lots 14, 15 and 16, Copper Mountain Filing No. 3, filed April 20, 1999, at Reception No. 593089.

54.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants recorded March 27, 1974, in Book 250 at Page 821.

55.	Resolution No. 99-11 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591739.

56.	Resolution No. 99-12 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591740.

11

57.	Resolution No. 99-99 by the Board of County Commissioners, County of Summit recorded August 30, 1999, at Reception No. 604041.

58.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Parking Garage Cross-Easements recorded September 29, 1999, at Reception No. 606510, as amended by instrument recorded June 15, 2000 at Reception No. 624803.

59.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Common Area Easements recorded September 29, 1999, at Reception No. 606511.

60.	Utility Easement Agreement recorded June 15, 2000 at Reception No. 624805.

61.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

62.	Declaration of Party Wall Easements (Tucker Mountain Lodge and Camp One) recorded June 15, 2000 at Reception No. 624806, as amended by Amendment to Declaration of Party Wall Easements (Tucker Mountain Lodge and Camp One) recorded September 1, 2000 at Reception No. 631704.

63.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to the Declaration of Covenants, Conditions and Restrictions for the Village at Copper, recorded June 29, 2001 at Reception No. 656121.

64.	Climbing Wall Agreement recorded October 19, 2000 at Reception No. 635877.

65.	Deed of Boardwalk Easement recorded October 27, 2000 at Reception No. 636660.

66.	Declaration of Party Wall Easements recorded October 27, 2000 at Reception No. 636661.

67.	Declaration of Pedestrian Access Easement (Resort) recorded October 27, 2000 at Reception No.636662 and Declaration of Pedestrian Access Easement (Three Peaks Club) recorded October 27, 2000 at Reception No. 636663., both as amended by Agreement regarding Easement Rights recorded October 25, 2004 at Reception No. 773010.

68.	Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium recorded October 27, 2000, at Reception No. 636666, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium recorded October 25, 2004, at Reception No. 773007.

69.	Easements and rights of way as shown on the Map of said Condominium recorded thereof filed October 27, 2000, at Reception No. 636667, as amended by First Amendment to Condominium Map for Copper One Lodge recorded October 25, 2004 at Reception No. 773008.

The following exceptions affect Parcel 3A:

70.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

71.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

72.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

12

73.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

74.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

75.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

76.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

77.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

78.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

79.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

80.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

81.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

82.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

83.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

84.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

85.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

86.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

87.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

NOTE: No Association dues and assessments are currently due and payable.

88.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

The following exceptions affect Parcel 3B:

89.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

13

90.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

91.	Copper Mountain PUD recorded August 23, 2001 at Reception No. 660937.

92.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

93.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

94.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

95.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

96.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

97.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

98.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

99.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

100.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

101.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

102.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

103.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

104.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

105.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

106.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

107.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

14

The following exceptions affect Parcel 3C:

108.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

109.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

110.	Copper Mountain PUD recorded August 23, 2001 at Reception No. 660937.

111.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

112.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

113.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

114.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

115.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

116.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

117.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

118.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

119.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

120.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

121.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

122.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

123.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

124.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

15

125.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

126.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

The following exceptions affect Parcel 3D:

127.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

128.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

129.	Copper Mountain PUD recorded August 23, 2001 at Reception No. 660937.

130.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

131.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

132.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

133.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

134.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenant for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

135.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

136.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

137.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

138.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

139.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

140.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

141.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

16

142.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

143.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

144.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

145.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

The following exceptions affect Parcel 3E:

146.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

147.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

148.	Copper Mountain PUD recorded August 23, 2001 at Reception No. 660937.

149.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

150.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

151.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

152.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

153.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

154.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

155.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

156.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

157.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

158.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

159.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

17

160.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

161.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

162.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

163.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

164.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

The following exceptions affect Parcel 3F:

165.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

166.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

167.	Copper Mountain PUD recorded August 23, 2001 at Reception No. 660937.

168.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

169.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

170.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

171.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

172.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

173.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

174.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

175.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

176.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

18

177.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

178.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

179.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

180.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

181.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

182.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

183.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

The following exceptions affect Parcel 3G:

184.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

185.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

186.	Copper Mountain PUD recorded August 23, 2001 at Reception No. 660937.

187.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

188.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

189.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

190.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

191.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

192.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

193.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

19

194.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

195.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

196.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

197.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

198.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

199.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

200.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

201.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

202.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

The following exceptions affect Parcel 3H:

203.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

204.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

205.	Copper Mountain PUD recorded August 23, 2001 at Reception No. 660937.

206.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

207.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

208.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

209.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

20

210.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

211.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

212.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

213.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

214.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

215.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

216.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

217.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

218.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

219.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

220.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

221.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

The following exceptions affect Parcel 3I:

222.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

223.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

224.	Copper Mountain PUD recorded August 23, 2001 at Reception No. 660937.

225.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

226.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

227.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

21

228.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

229.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

230.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

231.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

232.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

233.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

234.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

235.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

236.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

237.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

238.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

239.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

240.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

The following exceptions affect Parcel 3J:

241.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

242.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

243.	Copper Mountain PUD recorded August 23, 2001 at Reception No. 660937.

244.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

22

245.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

246.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration for Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

247.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

248.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

249.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

250.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

251.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

252.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

253.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

254.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

255.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

256.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

257.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

258.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

259.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

The following exceptions affect Parcel 3K:

260.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

261.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

23

262.	Copper Mountain PUD recorded August 23, 2001 at Reception No. 660937.

263.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

264.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

265.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

266.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

267.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

268.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

269.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

270.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

271.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

272.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

273.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

274.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

275.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

276.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

277.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

278.	Easements and rights of way and as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

The following exceptions affect Parcel 4:

279.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

24

280.	Water Rights, ditches and ditch rights as conveyed to Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

281.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937

282.	Easements and rights of way as shown on the Plat of Lots 14, 15 and 16, Copper Mountain Filing No. 3, filed April 20, 1999, at Reception No. 593089.

283.	Resolution No. 99-11 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591739.

284.	Resolution No. 99-12 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591740.

285.	Resolution No. 99-99 by the Board of County Commissioners, County of Summit recorded August 30, 1999, at Reception No. 604041.

286.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Parking Garage Cross-Easements recorded September 29, 1999, at Reception No. 606510, as amended by instrument recorded June 15, 2000, at Reception No. 624803.

287.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Common Area Easements recorded September 29, 1999, at Reception No. 606511.

288.	Terms, agreements, provisions, conditions and obligations as contained in Declaration of Easement dated June 12, 2000, at Reception No. 624804.

289.	Utility Easement Agreement recorded June 15, 2000 at Reception No. 624805.

290.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

291.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by instrument recorded June 29, 2001 at Reception No. 656121.

292.	Declaration of Easement recorded October 27, 2000 at Reception No. 636664.

293.	Deed of Boardwalk Easement recorded December 18, 2000 at Reception No. 640554.

294.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded December 18, 2000, at Reception No. 640556.

295.	Easements and rights of way as shown on the Map of The Mill Club Condominium filed December 18, 2000, at Reception No. 640557.

Note: Encroachment of Public Service of Colorado electric line across common area, as shown on Sheet 1 of the Map of Mill Club Condominium, recorded as stated above.

25

The following exceptions affect Parcel 5:

296.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242

297.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

298.	Easement and right of way for utility purposes, as granted by Copper Mountain, Inc. to Public Service Company of Colorado by instrument recorded April 22, 1980, at Reception No. 205904.

299.	Easement and right of way for (a) obtaining a liquor license over the Easement Area; (b) pedestrian ingress and egress; and (c) transporting food, beverages and related service items purposes, as granted by Mountain Plaza

Condominium Association to Copper Mountain, Inc. by Amended and Restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

300.	Copper Mountain Resort Planned Unit Development designation recorded August 23, 2001 at Reception No. 660937.

301.	Cross-Easement Agreement recorded June 29, 2001 at Reception No. 656123.

302.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Second Amended and Restated Declaration for Mountain Plaza Condominium recorded June 29, 2001, at Reception No. 656125.

303.	Easements and rights of way as disclosed on the map of Mountain Plaza Condominiums, filed November 6, 1980, at Reception No. 214623; First Supplement filed November 4, 1982 at Reception No. 247786 First Supplement of Condominium Map for Mountain Plaza Condominium Filed October 23, 1985 at Reception No. 305608; Second Supplement filed November 14, 1996, at Reception No. 528225 and Third Supplement filed June 29, 2001 at Reception No. 656116

Parcel  6A – Intentionally Deleted

Parcel  6B – Intentionally Deleted

Parcel  6C – Intentionally Deleted

The following exceptions affect Parcel 7:

304.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

305.	Water rights, ditches and ditch rights as conveyed by Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

306.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001, at Reception No. 660937.

26

307.	Easements and rights of way as shown on the Plat of Lots 14, 15 and 16, Copper Mountain Filing No. 3, filed April 20, 1999, at Reception No. 593089.

308.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in instrument recorded March 27, 1974, in Book 250 at Page 821.

309.	Resolution No. 99-11 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591739.

310.	Resolution No. 99-12 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591740.

311.	Resolution No. 99-99 by the Board of County Commissioners, County of Summit recorded August 30, 1999, at Reception No. 604041.

312.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Parking Garage Cross-Easements recorded September 29, 1999, at Reception No. 606510 and as amended by instrument recorded June 15, 2000, at Reception No. 624803.

313.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Common Area Easements recorded September 29, 1999, at Reception No. 606511.

314.	Terms, agreements, provisions, conditions and obligations as contained in Resolution 99-137 approving a utility and drainage easement vacation recorded November 16, 199, at Reception No. 610247.

315.	Declaration Easement recorded June 15, 2000, at Reception No. 624804.

316.	Utility Easement Agreement recorded June 15, 2000 at Reception No. 624805.

317.	Tramway Easement recorded June 15, 2000, at Reception No. 624807.

318.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000, at Reception No. 624808, as amended by instrument recorded June 29, 2001 at Reception No. 656121.

319.	Deed of Boardwalk Easement recorded November 30, 2000, at Reception No. 639420.

320.	Easements and rights of way as shown on the Map of Taylor’s Crossing Condominium recorded November 30, 2000, at Reception No. 639424.

Note: Encroachment of Public Service Company of Colorado electric line across common areas as shown on Sheet 1 of the Map of Taylor’s Crossing Condominium, recorded as stated above.

321.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded November 30, 2000, at Reception No. 639422, as amended by instrument recorded November 7, 2001, at Reception No. 667396.

27

The following exceptions affect Parcel 8:

322.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

323.	Water Rights, ditches and ditch rights as conveyed to Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

324.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Protective Covenants of Copper Mountain Filing No. 3, recorded March 27, 1974, in Book 250 at Page 821.

325.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937,

326.	Site Plan Improvements Agreement recorded May 19, 1987 at Reception No. 336946.

327.	Easement Agreements between Copper Mountain, Inc. and Copper Mountain Water and Sanitation District recorded April 15, 1994 at Reception No. 466138, Reception No. 466140, Reception No. 466141 and Reception No. 466142.

328.	Easements and rights of way as shown on the Plat of Lots 14, 15 and 16, Copper Mountain Filing No. 3, filed April 20, 1999, at Reception No. 593089 and Tucker Mountain Lodge Condominiums, filed June 15, 2000, at Reception No. 624812.

329.	Resolution No. 99-11 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591739.

330.	Resolution No. 99-12 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591740.

331.	Declaration of Parking Garage Cross-Easements recorded September 29, 1999, at Reception No. 606510, as amended by Amended and Restated Declaration of Parking Garage Cross-Easements dated June 12, 2000 and recorded June 15, 2000, at Reception No. 624803.

332.	Declaration of Common Area Easements recorded September 29, 1999, at Reception No. 606511.

333.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded June 15, 2000, at Reception No. 624811, and amended by instruments recorded September 19, 2000 at Reception No. 633060, and February 13, 2001 at Reception No. 645369.

334.	Deed of Boardwalk Easement dated June 12, 2000 and recorded June 15, 2000, at Reception No. 624802.

335.	Declaration of Easement dated June 12, 2000 and recorded June 15, 2000, at Reception No. 624804.

336.	Utility Easement Agreement dated June 12, 2000 and recorded June 15, 2000, at Reception No. 624805.

337.	Declaration of Party Wall Easements (Tucker Mountain Lodge and Camp One) recorded June 15, 2000 at Reception No. 624806, as amended by Amendment to Declaration of Party Wall Easements (Tucker Mountain Lodge and Camp One) recorded September 1, 2000 at Reception No. 631704.

338.	Tramway Easement dated June 12, 2000 and recorded June 15, 2000, at Reception No. 624807.

28

339.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to the Declaration of Covenants, Conditions and Restrictions for the Village at Copper, recorded June 29, 2001 at Reception No. 656121.

340.	Climbing Wall Agreement between Copper Mountain, Inc. and Copper Mountain Consolidated Metropolitan District recorded October 19, 2000 at Reception No. 635877.

341.	Utility Easement Agreement between Copper Mountain, Inc. and Copper Mountain Consolidated Metropolitan District recorded November 9, 2000 at Reception No. 637854.

The following exceptions affect Parcel 9A:

342.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

343.	Easements and rights of way as shown on the plat of Copper Mountain Filing No. 2, filed April 24, 1973 at Reception No. 133369.

344.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973, in Book 235 at Page 535.

345.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Amended and Restated Declaration of Covenants, Conditions and Restrictions recorded January 31, 2003 at Reception No. 709669.

346.	Easements and rights of way set forth on map for Village Square Condominiums filed November 19, 1982, at Reception No. 248378 as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668.

347.	Resolution No. 99-99, Summit County Board of County Commissioners recorded August 30, 1999, at Reception No. 604041 and re-recorded November 23, 1999, at Reception No. 611591.

348.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

349.	Resolution No. 2000-35 by the Board of County Commissioners of Summit County, recorded April 17, 2000, at Reception No. 620218 and re-recorded May 4, 2000, at Reception No. 621745.

350.	Right of First Offer Agreement recorded January 31, 2003 at Reception No. 709674.

The following exceptions affect Parcel 9B:

351.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

352.	Easements and rights of way as shown on the plat of Copper Mountain Filing No. 2, filed April 24, 1973 at Reception No. 133369.

353.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973, in Book 235 at Page 535.

29

354.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Amended and Restated Declaration of Covenants, Conditions and Restrictions recorded January 31, 2003 at Reception No. 709669.

355.	Easements and rights of way set forth on map for Village Square Condominiums filed November 19, 1982, at Reception No. 248378 as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668

356.	Resolution No. 99-99, Summit County Board of County Commissioners recorded August 30, 1999, at Reception No. 604041 and re-recorded November 23, 1999, at Reception No. 611591.

357.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

358.	Resolution No. 2000-35 by the Board of County Commissioners of Summit County, recorded April 17, 2000, at Reception No. 620218 and re-recorded May 4, 2000, at Reception No. 621745.

359.	Right of First Offer Agreement recorded January 31, 2003 at Reception No. 709674.

The following exceptions affect Parcel 9C:

360.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

361.	Easements and rights of way as shown on the plat of Copper Mountain Filing No. 2, filed April 24, 1973 at Reception No. 133369.

362.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973, in Book 235 at Page 535.

363.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Amended and Restated Declaration of Covenants, Conditions and Restrictions recorded January 31, 2003 at Reception No. 709669.

364.	Easements and rights of way set forth on map for Village Square Condominiums filed November 19, 1982, at Reception No. 248378 as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668

365.	Resolution No. 99-99, Summit County Board of County Commissioners recorded August 30, 1999, at Reception No. 604041 and re-recorded November 23, 1999, at Reception No. 611591.

366.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

367.	Resolution No. 2000-35 by the Board of County Commissioners of Summit County, recorded April 17, 2000, at Reception No. 620218 and re-recorded May 4, 2000, at Reception No. 621745.

368.	Right of First Offer Agreement recorded January 31, 2003 at Reception No. 709674.

The following exceptions affect Parcel 10:

369.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

30

370.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in instrument recorded March 27, 1974, in Book 250 at Page 821.

371.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Amended and Restated Condominium Declaration recorded November 14, 1996, at Reception No. 528228.

NOTE: No Association dues and assessments are currently due and payable.

372.	Easements and rights of way as disclosed on the map of West Lake Lodge Condominiums filed August 26, 1981, at Reception No. 227859, and amended by the First Supplement recorded November 14, 1996 at Reception No. 528227.

373.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

31

Recording requested by

and when recorded please return to:

Daniel F. McIntosh, Esquire

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

P. O. Box 2809

Orlando, Florida 32802

SPECIAL WARRANTY DEED

THIS DEED is made this          day of December 2004, by INTRAWEST RESORTS, INC., a Delaware corporation (“Grantor”), in favor of CNL INCOME COPPER, LP, a Delaware limited partnership (“Grantee”), whose address is 450 South Orange Avenue, Orlando, Florida 32801, Attention: Chief Financial Officer.

WITNESSETH, that Grantor, for and in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, conveyed and released, and by these presents does grant, bargain, sell, convey and release, unto Grantee, its successors and assigns forever, all the real property, together with improvements, if any, situate, lying and being in the County of Summit, State of Colorado, as specifically described on Exhibit A attached hereto and incorporated herein by this reference (the “Property”).

TOGETHER with all and singular the hereditaments and appurtenances thereto belonging, or in any way appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and any and all easements or right to use easements relating to the Property, and all the estate, right, title, interest, claim and demand whatsoever of Grantor, either in law or equity, of, in and to the above bargained premises, with the hereditaments and appurtenances.

TO HAVE AND TO HOLD the said premises above bargained and described with the appurtenances, unto Grantee, its successors and assigns forever. Grantor, for itself, and its successors, does covenant and agree that it shall and will WARRANT AND FOREVER DEFEND the above-bargained premises in the quiet and peaceable possession of Grantee, its successors and assigns, against all and every person or persons claiming the whole or any part thereof, by, through or under Grantor subject to the matters set forth on Exhibit B attached hereto and incorporated herein by this reference (“Permitted Exceptions”). The singular number shall include the plural, the plural the singular.

IN WITNESS WHEREOF, Grantor has caused its name to be hereunto subscribed on the day and year first above written.

GRANTOR:
INTRAWEST RESORTS, INC., a Delaware corporation

By:
Name:
Title:

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this          day of December 2004, by                                         , as the                                          of Intrawest Resorts, Inc., a Delaware corporation.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My commission expires March 22, 2006.

2

Exhibit A

to

Special Warranty Deed

Legal Description of Property

Parcel 1

Commercial Unit One

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2

Commercial Unit Three

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3

Commercial Unit Four

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Exhibit B

to

Special Warranty Deed

Permitted Exceptions

The following exceptions affect all Parcels:

1.	Taxes and assessments for 2004 and subsequent years, a lien not yet due and payable.

2.	Rights of those tenants, as disclosed in Exhibit B to the Assignment and Assumption of Leases dated December , 2004 and recorded December , 2004 as tenants only with no options to purchase or rights of first refusal to purchase.

The following exceptions affect Parcel 1:

3.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

4.	Water Rights, ditches and ditch rights as conveyed to Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

5.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 3, recorded March 27, 1974, in Book 250 at Page 821.

6.	Easement Agreement by Copper Mountain, Inc., a Delaware corporation and Club Mediterranee of Colorado, Inc., a Colorado corporation recorded February 25, 1981, at Reception No. 220273.

7.	Resolution No. 2000-11 by the Board of County Commissioners of Summit County, recorded February 16, 2000, at Reception No. 616955 and re-recorded February 24, 2000, at Reception No. 617495.

8.	Resolution No. 2000-35 by the Board of County Commissioners of Summit County, recorded April 7, 2000, at Reception No. 620218 and re-recorded May 4, 2000, at Reception No. 621745.

9.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

10.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper, dated June 12 2000 and recorded June 15, 2000 at Reception No. 624808, as amended by instrument recorded June 29, 2001 at Reception No. 656121.

11.	Declaration of Easements recorded September 12, 2000, at Reception No. 632533 as amended and restated by instrument recorded June 19, 2001, at Reception No. 655164.

12.	Drainage Easement recorded September 12, 2000, at Reception No. 632534.

13.	Deed of Boardwalk Easement recorded June 19, 2001, at Reception No. 655163.

14.	Declaration of Sidewalk Easement recorded June 19, 2001, at Reception No. 655165.

15.	Grant of Easement recorded June 19, 2001, at Reception No. 655166.

16.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded June 19, 2001, at Reception No. 655168 and amended by instrument recorded June 3, 2003 at Reception No. 719132.

17.	Easements and rights of way as shown on the Map of said Condominium recorded June 19, 2001, at Reception No. 655169.

18.	Site Improvement Plan recorded July 12, 2001, at Reception No. 657264.

The following exceptions affect Parcel 2:

19.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

20.	Water Rights, ditches and ditch rights as conveyed to Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

21.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 3, recorded March 27, 1974, in Book 250 at Page 821.

22.	Easement Agreement by Copper Mountain, Inc., a Delaware corporation and Club Mediterranee of Colorado, Inc., a Colorado corporation recorded February 25, 1981, at Reception No. 220273.

23.	Resolution No. 2000-11 by the Board of County Commissioners of Summit County, recorded February 16, 2000, at Reception No. 616955 and re-recorded February 24, 2000, at Reception No. 617495.

24.	Resolution No. 2000-35 by the Board of County Commissioners of Summit County, recorded April 7, 2000, at Reception No. 620218 and re-recorded May 4, 2000, at Reception No. 621745.

25.	Copper Mountain Resort Planned Unit Development designation recorded August 23, 2001 at Reception No. 660937.

26.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper, dated June 12 2000 and recorded June 15, 2000 at Reception No. 624808, as amended by instrument recorded June 29, 2001 at Reception No. 656121.

27.	Declaration of Easements recorded September 12, 2000, at Reception No. 632533 as amended and restated by instrument recorded June 19, 2001, at Reception No. 655164.

28.	Drainage Easement recorded September 12, 2000, at Reception No. 632534.

29.	Deed of Boardwalk Easement recorded June 19, 2001, at Reception No. 655163.

30.	Declaration of Sidewalk Easement recorded June 19, 2001, at Reception No. 655165.

31.	Grant of Easement recorded June 19, 2001, at Reception No. 655166.

32.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the

Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded June 19, 2001, at Reception No. 655168 and amended by instrument recorded June 3, 2003 at Reception No. 719132.

33.	Easements and rights of way as shown on the Map of said Condominium recorded June 19, 2001, at Reception No. 655169.

34.	Site Improvement Plan recorded July 12, 2001, at Reception No. 657264.

The following exceptions affect Parcel 3:

35.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

36.	Water Rights, ditches and ditch rights as conveyed to Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

37.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 3, recorded March 27, 1974, in Book 250 at Page 821.

38.	Easement Agreement by Copper Mountain, Inc., a Delaware corporation and Club Mediterranee of Colorado, Inc., a Colorado corporation recorded February 25, 1981, at Reception No. 220273.

39.	Resolution No. 2000-11 by the Board of County Commissioners of Summit County, recorded February 16, 2000, at Reception No. 616955 and re-recorded February 24, 2000, at Reception No. 617495.

40.	Resolution No. 2000-35 by the Board of County Commissioners of Summit County, recorded April 7, 2000, at Reception No. 620218 and re-recorded May 4, 2000, at Reception No. 621745.

41.	Copper Mountain Resort Planned Unit Development designation recorded August 23, 2001 at Reception No. 660937.

42.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper, dated June 12 2000 and recorded June 15, 2000 at Reception No. 624808, as amended by instrument recorded June 29, 2001 at Reception No. 656121.

43.	Declaration of Easements recorded September 12, 2000, at Reception No. 632533 as amended and restated by instrument recorded June 19, 2001, at Reception No. 655164.

44.	Drainage Easement recorded September 12, 2000, at Reception No. 632534.

45.	Deed of Boardwalk Easement recorded June 19, 2001, at Reception No. 655163.

46.	Declaration of Sidewalk Easement recorded June 19, 2001, at Reception No. 655165.

47.	Grant of Easement recorded June 19, 2001, at Reception No. 655166.

48.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded June 19, 2001, at Reception No. 655168 and amended by instrument recorded June 3, 2003 at Reception No. 719132.

49.	Easements and rights of way as shown on the Map of said Condominium recorded June 19, 2001, at Reception No. 655169.

50.	Site Improvement Plan recorded July 12, 2001, at Reception No. 657264.

Exhibit H

Form of Bill of Sale

(See Attached)

BILL OF SALE

THIS BILL OF SALE is made this          day of December 2004, by COPPER MOUNTAIN, INC., a Delaware corporation (“Grantor”), in favor of CNL INCOME COPPER, LP, a Delaware limited partnership (“Grantee”), whose address is 450 South Orange Avenue, Orlando, Florida 32801, Attention: Chief Financial Officer.

WITNESSETH, that Grantor, for and in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, conveyed and released, and by these presents does grant, bargain, sell, convey and release, unto Grantee, its successors and assigns forever, all the personal property of Grantor which is related solely to the ownership of that real property, together with improvements, if any, situate, lying and being in the County of Summit, State of Colorado, as specifically described on Exhibit A attached hereto and incorporated herein by this reference (the “Personal Property”).

Grantor, for itself, and its successors, does covenant, and agree that it shall and will WARRANT AND FOREVER DEFEND the Personal Property in the quiet and peaceable possession of Grantee, its successors and assigns, against all and every person or persons claiming the whole or any part thereof through Grantor. The singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

IN WITNESS WHEREOF, Grantor has caused its name to be hereunto subscribed on the day and year first above written.

GRANTOR:

COPPER MOUNTAIN, INC., a Delaware corporation

By:
Name:
Title:
STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this      day of December 2004, by                                          as the                                          of Copper Mountain, Inc., a Delaware corporation.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My commission expires March 22, 2006.

Exhibit A

to

Bill of Sale

Legal Description of Property

Parcel 1

Commercial Unit C-1,

COPPER JUNCTION CONDOMINIUMS, according to the Map thereof filed June 29, 1999, at Reception No. 599311 and Reception No. 599312, according to the Amended and Restated Condominium Declaration recorded June 29, 1999, at Reception No. 599313.

Parcel 2A

Commercial Unit 1A

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2B

Commercial Unit 3,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2C

Commercial Unit 4,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3A

Unit 1,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder

2

for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3B

Unit 2,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3C

Unit 3,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3D

Unit 4,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3E

Unit 5,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3F

Unit 6,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3G

Unit 7,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

3

Parcel 3H

Unit 9,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3I

Unit 10,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3J

Unit 11,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3K

Unit 12,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 4

Commercial Unit C-1,

THE MILL CLUB CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for The Mill Club Condominium, recorded December 18, 2000, under Reception No. 640556, of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded December 18, 2000, under Reception No. 640557 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 5

Commercial Units (comprising C.C. Room 007, C.C. Room 008, C.C. Room 108, C.C. Room 110, C.C. Room 111, C.C. Room 112, C.C. Room 113, C.C. Room 114, C.C. Room 116, C.C. Room 119, C.C. Room 128, C.C. Room 129, C.C. Room 130, C.C. Room 131, and C.C. Room 133)

MOUNTAIN PLAZA CONDOMINIUMS,

according to the Condominium Map thereof filed November 6, 1980, at Reception No. 214623; First Supplement filed November 4, 1982 at Reception No. 247786; First Supplement filed October 23, 1985 at Reception No. 305608, Second Supplement filed November 14, 1996, at Reception No. 528225 and Third Supplement filed June 29, 2001 at Reception No. 656116, and according to the Second Amended and Restated Condominium Declaration recorded June 29, 2001, at Reception No. 656125.

4

Parcel 6A – Intentionally deleted

Parcel 6B – Intentionally deleted

Parcel 6C – Intentionally deleted

Parcel 7

Commercial Unit 1

TAYLOR’S CROSSING CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 639422 of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 639424 of the records of the Clerk and Recorder for Summit County, Colorado as amended by First Amendment to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 667396 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 8

Commercial Unit One,

TUCKER MOUNTAIN LODGE CONDOMINIUMS, according to the Declaration of Covenants, Conditions and Restrictions for Tucker Mountain Lodge Condominium, recorded June 15, 2000, under Reception No. 624811, and amended by instruments recorded September 19, 2000 at Reception No. 633060, and February 13, 2001 at Reception No. 645369 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded June 15, 2000, under Reception No. 624812, of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 9A

Commercial Condominium Space A

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9B

Commercial Condominium Space B

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9C

Commercial Condominium Space C

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 10

Commercial Units (comprising Room CC 001, Room CC 002, Room CC 003, Room CC 004, Room CC 005, Room CC 006 and Room CC 007)

“WEST LAKE LODGE CONDOMINIUMS”, according to and subject to the Amended and Restated Condominium Declaration therefore recorded November 14, 1996, at Reception No. 528228 and the Condominium Map for West Lake Lodge Condominiums filed August 26, 1981 at Reception No. 227859 and amended by the First Supplement filed November 14, 1996 at Reception No. 528227.

All of the above Parcels are in County of Summit, State of Colorado.

5

BILL OF SALE

THIS BILL OF SALE is made this          day of December 2004 by INTRAWEST RESORTS, INC., a Delaware corporation (“Grantor”), in favor of CNL INCOME COPPER, LP, a Delaware limited partnership (“Grantee”), whose address is 450 South Orange Avenue, Orlando, Florida 32801, Attention: Chief Financial Officer.

WITNESSETH, that Grantor, for and in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, conveyed and released, and by these presents does grant, bargain, sell, convey and release, unto Grantee, its successors and assigns forever, all the personal property of Grantor which is related solely to the ownership of that real property, together with improvements, if any, situate, lying and being in the County of Summit, State of Colorado, as specifically described on Exhibit A attached hereto and incorporated herein by this reference (the “Personal Property”).

Grantor, for itself, and its successors, does covenant, and agree that it shall and will WARRANT AND FOREVER DEFEND the Personal Property in the quiet and peaceable possession of Grantee, its successors and assigns, against all and every person or persons claiming the whole or any part thereof through Grantor. The singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

IN WITNESS WHEREOF, Grantor has caused its name to be hereunto subscribed on the day and year first above written.

GRANTOR:

INTRAWEST RESORTS, INC., a Delaware corporation

By:
Name:
Title:

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this      day of December 2004, by                                         , as the                                          of Intrawest Resorts, Inc., a Delaware corporation.

Witness my hand and official seal.

Michael A. Smith, Notary Public
My commission expires March 22, 2006.

Exhibit A

to

Bill of Sale

Legal Description of Property

Parcel 1

Commercial Unit One

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2

Commercial Unit Three

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3

Commercial Unit Four

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

2

Exhibit I-1

Form of Assignment and Assumption of Leases

(See Attached)

Recording requested by

and when recorded please return to:

Daniel F. McIntosh, Esquire

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

P. O. Box 2809

Orlando, Florida 32802

ASSIGNMENT AND ASSUMPTION OF LEASES

[Copper Mountain]

This ASSIGNMENT AND ASSUMPTION OF LEASES (this “Agreement”), dated December     , 2004, is by and between COPPER MOUNTAIN, INC., a Delaware corporation (“Assignor”) and CNL INCOME COPPER, LP, a Delaware limited partnership (the “Assignee”).

WITNESSETH :

WHEREAS, Assignor has sold certain real property to Assignee, which real property is listed on Exhibit A attached hereto.

WHEREAS, prior to the date hereof, Assignor entered into the lease agreements listed on Exhibit B attached hereto (as amended and supplemented to the date hereof and any ancillary and additional agreements thereto, each a “Lease”, and collectively, the “Leases”), pursuant to which tenants occupy portions of the real property sold by Assignor to Assignee.

WHEREAS, this Assignment is being entered into pursuant to Section 8.3(a)(iv) of the Purchase and Sale Agreement between Assignor, among others as Sellers, and CNL Village Retail Partnership, LP a Delaware limited partnership dated as of December     , 2004 as assigned to Assignee as Buyer (the “P&S Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Assignor hereby assigns, conveys and transfers all its right, title and interest in and under the Leases to Assignee, its successors and assigns, from and after the date hereof (the “Effective Date”):

1. Assignment and Assumption. Assignor hereby grants, bargains, assigns, conveys and transfers all of the Assignor’s right, title and interest in, under and to each Lease, to have and to hold the same unto Assignee, its successors and assigns, and Assignee assumes all the liabilities and obligations under the Leases which are attributable to the period after the Effective Date; excluding however, from this assignment, all of the Assignor’s rights and interests in accounts receivable arising or accruing prior to and existing on the Effective Date.

2. Acceptance. Assignee accepts this Assignment subject to all the terms contained in each Lease, which arise or which are required to be performed on or after the Effective Date.

3. Security Deposits. Assignor hereby grants, bargains, assigns, conveys and transfers all of the Assignor’s right, title and interest in, under and to the security deposits listed on Exhibit B.

4. Paragraph Headings. The titles of the various sections of this Assignment are for reference and index purposes only, and none of them shall be taken into consideration or given any effect whatever in determining the meaning or scope of the section or paragraph to which any of them apply. The use of any pronoun referring to either of the parties to this Assignment shall be construed to include any or no gender and any number.

5. Modifications. This Assignment may not be amended or modified unless such amendment or modification shall be in writing and signed by the party against whom enforcement is sought.

6. Successors and Assigns. This terms, covenants and conditions contained in this Assignment shall bind and inure to the benefit of the parties hereto and their successors and assigns.

7. Counterparts. This Assignment may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same Assignment.

8. Unenforceability. If any terms, covenants or obligations of this Assignment shall be held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

Executed to be effective as of the date first set forth above.

COPPER MOUNTAIN, INC., a Delaware
corporation

By:
Name:
Title:

2

CNL INCOME COPPER, LP, a Delaware limited partnership

		By:	CNL Income Copper GP, LLC, a Delaware limited liability company its sole general partner

By:
Name:
Title:
STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this      day of December 2004, by                                          as                                          of Copper Mountain, Inc., a Delaware corporation, on its behalf.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My Commission expires March 22, 2006.

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this      day of December 2004, by                                          as                                          of as                      of CNL Income Copper GP, LLC, a Delaware limited liability company as the sole general partner of CNL Income Copper, LP, a Delaware limited partnership, on its behalf.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My Commission expires March 22, 2006.

3

Exhibit A

to

Assignment and Assumption of Leases

Legal Description of Property

Parcel 1

Commercial Unit C-1,

COPPER JUNCTION CONDOMINIUMS, according to the Map thereof filed June 29, 1999, at Reception No. 599311 and Reception No. 599312, according to the Amended and Restated Condominium Declaration recorded June 29, 1999, at Reception No. 599313.

Parcel 2A

Commercial Unit 1A

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2B

Commercial Unit 3,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2C

Commercial Unit 4,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3A

Unit 1,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3B

Unit 2,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3C

Unit 3,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3D

Unit 4,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3E

Unit 5,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3F

Unit 6,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3G

Unit 7,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

5

Parcel 3H

Unit 9,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3I

Unit 10,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3J

Unit 11,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3K

Unit 12,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 4

Commercial Unit C-1,

THE MILL CLUB CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for The Mill Club Condominium, recorded December 18, 2000, under Reception No. 640556, of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded December 18, 2000, under Reception No. 640557 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 5

Commercial Units (comprising C.C. Room 007, C.C. Room 008, C.C. Room 108, C.C. Room 110, C.C. Room 111, C.C. Room 112, C.C. Room 113, C.C. Room 114, C.C. Room 116, C.C. Room 119, C.C. Room 128, C.C. Room 129, C.C. Room 130, C.C. Room 131, and C.C. Room 133)

MOUNTAIN PLAZA CONDOMINIUMS,

according to the Condominium Map thereof filed November 6, 1980, at Reception No. 214623; First Supplement filed November 4, 1982 at Reception No. 247786; First Supplement filed October 23, 1985 at Reception No. 305608, Second Supplement filed November 14, 1996, at Reception No. 528225 and Third Supplement filed June 29, 2001 at Reception No. 656116, and according to the Second Amended and Restated Condominium Declaration recorded June 29, 2001, at Reception No. 656125.

Parcel 6A – Intentionally deleted

6

Parcel 6B – Intentionally deleted

Parcel 6C – Intentionally deleted

Parcel 7

Commercial Unit 1

TAYLOR’S CROSSING CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 639422 of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 639424 of the records of the Clerk and Recorder for Summit County, Colorado as amended by First Amendment to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 667396 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 8

Commercial Unit One,

TUCKER MOUNTAIN LODGE CONDOMINIUMS, according to the Declaration of Covenants, Conditions and Restrictions for Tucker Mountain Lodge Condominium, recorded June 15, 2000, under Reception No. 624811, and amended by instruments recorded September 19, 2000 at Reception No. 633060, and February 13, 2001 at Reception No. 645369 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded June 15, 2000, under Reception No. 624812, of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 9A

Commercial Condominium Space A

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9B

Commercial Condominium Space B

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9C

Commercial Condominium Space C

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 10

Commercial Units (comprising Room CC 001, Room CC 002, Room CC 003, Room CC 004, Room CC 005, Room CC 006 and Room CC 007)

“WEST LAKE LODGE CONDOMINIUMS”, according to and subject to the Amended and Restated Condominium Declaration therefore recorded November 14, 1996, at Reception No. 528228 and the Condominium Map for West Lake Lodge Condominiums filed August 26, 1981 at Reception No. 227859 and amended by the First Supplement filed November 14, 1996 at Reception No. 528227.

All of the above Parcels are in County of Summit, State of Colorado.

7

Exhibit B

to

Assignment and Assumption of Leases

Leases

BLDG/CRU UNIT	TENANT: LEGAL ENTITY	LEASE DESCRIPTION	SECURITY DEPOSIT
Copper One Lodge
A-1	The Fall Line, LLC	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and Steve Nelson, an individual as Tenant dated September 1, 2001, as amended by First Amendment to Lease dated May 1, 2002, as further amended by First Amendment [sic] to Lease dated May 1, 2003, as further amended by Second Amendment to Lease dated May 1, 2004, as assigned by Lease Assignment and Landlord’s Consent dated September 1, 2004, and as further amended by Third Amendment to Lease dated September 27, 2004 and as further amended by Forbearance Agreement dated as of October 6, 2004	$5,000.00
A-4	B&B Trading Company	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and B&B Trading Company, a Colorado corporation as Tenant dated October 2, 2000	$500.00
A-5	Sure Foot LLC	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and Sure Foot, LLC, a Utah limited liability company as Tenant dated August 30, 2000, as amended by letter May 5, 2003, as further amended by Forbearance Agreement dated September 30, 2004	$3,322.08
Tucker Mountain Lodge
D-1	Gravitee Sports Marketing Corporation	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and Gravitee Sports Marketing Corporation, a Colorado corporation as Tenant dated October 31, 2003 as amended by Modification Agreement dated August 20, 2004 and as further amended by Forbearance Agreement dated as of October 1, 2004	$1,.000.00

8

The Lake District
MC-1/2	Pravda LLC	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and Greg Silas and Mike Silas, jointly and severally as Tenant dated May 9, 2001, as assigned by Assignment of Lease and Landlord Consent dated February 6, 2002, as amended by First Amendment to Lease dated October 7, 2002, as further amended by Second Amendment to Lease dated September 30, 2003	$7,500 CDN
W-2/3	Witchepoo, Inc.	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and MTRG, Inc., a Colorado corporation as Tenant dated January 27, 2002 as assigned by Assignment of Lease and Landlord Consent dated January 30, 2003, as amended by First Amendment to Lease dated as of September 19, 2004 and as further amended by Forbearance Agreement dated as of October 1, 2004	$3,000.00
W-6	Retco, Inc.	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and Retco, Inc., a Colorado corporation as Tenant dated July 14, 2004	$1,000.00
W-7	Bonnie Bostrom Inc.	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and Bonnie Bostrom Inc., a Colorado corporation as Tenant dated October 27, 2003 as amended by First Amendment to Lease dated September 27, 2004	$0.00
Z-1	The Village at Copper Association, Inc.	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and The Village at Copper Association, Inc., a Colorado non-profit corporation as Tenant dated October 30, 2003	$0.00
Village Square
VS-102, 103, 104	Tsan Hwong Chen & Jui Ying Chen	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and Tsan Hwong Chen and Jui Ying Chen, individually and severally, each an individual together as Tenant dated September 9, 1997, as renewed by letter dated August 28, 2002 and as amended by letter dated October 7, 2002	$1,000

9

VS-112/113	Cures and Curiosities, Inc. David H. McCoy	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and Donald H. McCoy, an individual, individually and Cures and Curiosities, Inc., a Colorado corporation, jointly and severally together as Tenant dated April 30, 2002, as amended by Forbearance Agreement dated October 6, 2004	$0.00
Mountain Plaza
MP-4	Cures and Curiosities, Inc. David H. McCoy	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and Donald H. McCoy, an individual, individually and Cures and Curiosities, Inc., a Colorado corporation, jointly and severally together as Tenant dated November 1, 2000 as amended by Forbearance Agreement dated as of October 1, 2004	$1,000.00
Copper Junction
CJ-3	JIMART LLC	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and JIMART LLC, a Colorado limited liability company as Tenant dated November 1, 2001 as amended by First Amendment to Lease dated August 19, 2002, as further amended by letter dated October 9, 2002 and as further amended by Forbearance Agreement effective as of October 1, 2004	$10,000.00
	Copper Mountain, Inc.	Lease Agreement effective as of January 1, 2003 by and between Copper Junction Condominium Association and Copper Mountain, Inc. as supplemented by Supplement to Lease Agreement dated as of August 15, 2003	N/A

10

Recording requested by

and when recorded please return to:

Daniel F. McIntosh, Esquire

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

P. O. Box 2809

Orlando, Florida 32802

ASSIGNMENT AND ASSUMPTION OF LEASES

[Copper Mountain - Intrawest Resorts, Inc.]

This ASSIGNMENT AND ASSUMPTION OF LEASES (this “Agreement”), dated December     , 2004, is by and between INTRAWEST RESORTS, INC., a Delaware corporation (“Assignor”) and CNL INCOME COPPER, LP, a Delaware limited partnership (the “Assignee”).

W I T N E S S E T H :

WHEREAS, Assignor has sold certain real property to Assignee, which real property is listed on Exhibit A attached hereto.

WHEREAS, prior to the date hereof, Assignor entered into the lease agreements listed on Exhibit B attached hereto (as amended and supplemented to the date hereof and any ancillary and additional agreements thereto, each a “Lease”, and collectively, the “Leases”), pursuant to which tenants occupy portions of the real property sold by Assignor to Assignee.

WHEREAS, this Assignment is being entered into pursuant to Section 8.3(a)(iv) of the Purchase and Sale Agreement among others as Sellers, and CNL Village Retail Partnership, LP a Delaware limited partnership dated as of December     , 2004 as assigned to Assignee as Buyer (the “P&S Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Assignor hereby assigns, conveys and transfers all its right, title and interest in and under the Leases to Assignee, its successors and assigns, from and after the date hereof (the “Effective Date”):

1. Assignment and Assumption. Assignor hereby grants, bargains, assigns, conveys and transfers all of the Assignor’s right, title and interest in, under and to each Lease, to have and to hold the same unto Assignee, its successors and assigns, and Assignee assumes all the liabilities and obligations under the Leases which are attributable to the period after the Effective Date; excluding however, from this assignment, all of the Assignor’s rights and interests in accounts receivable arising or accruing prior to and existing on the Effective Date.

2. Acceptance. Assignee accepts this Assignment subject to all the terms contained in each Lease, which arise or which are required to be performed on or after the Effective Date.

3. Security Deposits. Assignor hereby grants, bargains, assigns, conveys and transfers all of the Assignor’s right, title and interest in, under and to the security deposits listed on Exhibit B.

4. Paragraph Headings. The titles of the various sections of this Assignment are for reference and index purposes only, and none of them shall be taken into consideration or given any effect whatever in determining the meaning or scope of the section or paragraph to which any of them apply. The use of any pronoun referring to either of the parties to this Assignment shall be construed to include any or no gender and any number.

5. Modifications. This Assignment may not be amended or modified unless such amendment or modification shall be in writing and signed by the party against whom enforcement is sought.

6. Successors and Assigns. This terms, covenants and conditions contained in this Assignment shall bind and inure to the benefit of the parties hereto and their successors and assigns.

7. Counterparts. This Assignment may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same Assignment.

8. Unenforceability. If any terms, covenants or obligations of this Assignment shall be held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

Executed to be effective as of the date first set forth above.

INTRAWEST RESORTS, INC., a Delaware corporation

By:
Name:
Title:

2

CNL INCOME COPPER, LP, a Delaware limited partnership

By:	CNL Income Copper GP, LLC, a Delaware limited liability company, its sole general partner

By:
Name:
Title:

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this      day of December, 2004, by                              as                      of Intrawest Resorts, Inc., a Delaware corporation, on its behalf.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My Commission expires March 22, 2006.

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this      day of December, 2004, by                              as                      of CNL Income Copper GP, LLC, a Delaware limited liability company as the sole general partner of CNL Income Copper, LP, a Delaware limited partnership, on its behalf.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My Commission expires March 22, 2006.

3

Exhibit A

to

Assignment and Assumption of Leases

Legal Description of Property

Parcel 1

Commercial Unit One

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2

Commercial Unit Three

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3

Commercial Unit Four

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

4

Exhibit B

to

Assignment and Assumption of Leases

Leases

BLDG/CRU UNIT	TENANT: LEGAL ENTITY	LEASE DESCRIPTION	SECURITY DEPOSIT
Passage Point

F-1	Alexander’s Restaurant, LP	Lease Agreement by and between Intrawest Resorts, Inc., a Delaware corporation as Landlord and Alexander’s Restaurant, LP, a Texas limited partnership as Tenant dated October 20, 2003, as supplemented by letter dated October 10, 2003, as supplemented by letter dated October 4, 2004	$5,000.00

F-4	Alpine Bank	Lease Agreement by and between Copper Mountain, Inc., a Delaware corporation as Landlord and Alpine Bank, a Colorado banking corporation as Tenant dated September 15, 2000, as assigned by Assignment and Assumption of Lease and Deposits dated as of August 16, 2003, as renewed by Letter dated August 15, 2003 and as amended by letter between Landlord and Tenant dated September 24, 2004	$1,.000.00

	Gravitee Sports Marketing Corporation	Storage Unit Lease dated September 21, 2004	N/A

	Sure Foot LLC	Storage Unit Lease dated October 1, 2004	N/A

	Copper Mountain, Inc.	Storage Unit Lease dated September 21, 2004	N/A

5

Exhibit I-2

Form of

Assignment and Assumption of Contracts and Licenses and Permits

(See Attached)

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND LICENSES AND PERMITS

(Copper Mountain – Copper Mountain, Inc.)

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND LICENSES AND PERMITS (this “Assignment”), dated December     , 2004, is by and between COPPER MOUNTAIN, INC., a Delaware corporation (“Assignor”) and CNL INCOME COPPER, LP, a Delaware limited partnership (the “Assignee”).

Recitals

WHEREAS, Assignor has sold certain real property to Assignee, which real property is listed on Exhibit A attached hereto (the “Property”).

WHEREAS, this Assignment is being entered into pursuant to Section 8.3(a)(iv) of the Purchase and Sale Agreement between Assignor, among others as Sellers, and CNL Village Retail Partnership, LP a Delaware limited partnership dated as of December     , 2004 as assigned to Assignee as Buyer (the “P&S Agreement”). Capitalized terms used herein and not defined herein are used as defined in the P&S Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Assignor hereby assigns, conveys and transfers all its right, title and interest in and under the Leases to Assignee, its successors and assigns, from and after the date hereof (the “Effective Date”):

1. Assignment and Assumption. Assignor hereby grants, bargains, assigns, conveys and transfers all of the Assignor’s right, title and interest in, under and to each Contract and Licenses and Permits related to the ownership and management of the Property, to have and to hold the same unto Assignee, its successors and assigns, and Assignee assumes all the liabilities and obligations under each Contract and Licenses and Permits which are attributable to the period after the Effective Date.

2. Acceptance. Assignee accepts this Assignment subject to all the terms contained in each Contract and Licenses and Permits, which arise or which are required to be performed on or after the Effective Date.

3. Paragraph Headings. The titles of the various sections of this Assignment are for reference and index purposes only, and none of them shall be taken into consideration or given any effect whatever in determining the meaning or scope of the section or paragraph to which any of them applies. The use of any pronoun referring to either of the parties to this Assignment shall be construed to include any or no gender and any number.

4. Modifications. This Assignment may not be amended or modified unless such amendment or modification shall be in writing and signed by the party against whom enforcement is sought.

5. Successors and Assigns. This terms, covenants and conditions contained in this Assignment shall bind and inure to the benefit of the parties hereto and their successors and assigns.

1

6. Counterparts. This Assignment may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same Assignment.

7. Unenforceability. If any terms, covenants or obligations of this Assignment shall be held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.

8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

Executed to be effective as of the date first set forth above.

Assignor
COPPER MOUNTAIN, INC., a Delaware corporation

By:
Name:
Title:

Assignee
CNL INCOME COPPER, LP, a Delaware limited partnership

	By:	CNL Income Copper GP, LLC, a Delaware limited liability company, its sole general partner

By:
Name:
Title:

2

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this      day of December 2004, by                                                   as                      of Copper Mountain, Inc., a Delaware corporation, on its behalf.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My Commission expires March 22, 2006.

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this      day of December 2004, by                                                   as                      of CNL Income Copper GP, LLC, a Delaware limited liability company as the sole general partner of CNL Income Copper, LP, a Delaware limited partnership, on its behalf.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My Commission expires March 22, 2006.

3

Exhibit A

to

Assignment and Assumption of Contracts and Licenses and Permits

(Copper Mountain – Copper Mountain, Inc.)

Legal Description of Property

Parcel 1

Commercial Unit C-1,

COPPER JUNCTION CONDOMINIUMS, according to the Map thereof filed June 29, 1999, at Reception No. 599311 and Reception No. 599312, according to the Amended and Restated Condominium Declaration recorded June 29, 1999, at Reception No. 599313.

Parcel 2A

Commercial Unit 1A

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2B

Commercial Unit 3,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2C

Commercial Unit 4,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

4

Parcel 3A

Unit 1,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3B

Unit 2,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3C

Unit 3,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3D

Unit 4,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3E

Unit 5,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3F

Unit 6,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

5

Parcel 3G

Unit 7,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3H

Unit 9,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3I

Unit 10,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3J

Unit 11,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3K

Unit 12,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 4

Commercial Unit C-1,

THE MILL CLUB CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for The Mill Club Condominium, recorded December 18, 2000, under Reception No. 640556, of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded December 18, 2000, under Reception No. 640557 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 5

Commercial Units (comprising C.C. Room 007, C.C. Room 008, C.C. Room 108, C.C. Room 110, C.C. Room 111, C.C. Room 112, C.C. Room 113, C.C. Room 114, C.C. Room 116, C.C. Room 119, C.C. Room 128, C.C. Room 129, C.C. Room 130, C.C. Room 131, and C.C. Room 133)

6

MOUNTAIN PLAZA CONDOMINIUMS,

according to the Condominium Map thereof filed November 6, 1980, at Reception No. 214623; First Supplement filed November 4, 1982 at Reception No. 247786; First Supplement filed October 23, 1985 at Reception No. 305608, Second Supplement filed November 14, 1996, at Reception No. 528225 and Third Supplement filed June 29, 2001 at Reception No. 656116, and according to the Second Amended and Restated Condominium Declaration recorded June 29, 2001, at Reception No. 656125.

Parcel 6A – Intentionally deleted

Parcel 6B – Intentionally deleted

Parcel 6C – Intentionally deleted

Parcel 7

Commercial Unit 1

TAYLOR’S CROSSING CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 639422 of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 639424 of the records of the Clerk and Recorder for Summit County, Colorado as amended by First Amendment to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 667396 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 8

Commercial Unit One,

TUCKER MOUNTAIN LODGE CONDOMINIUMS, according to the Declaration of Covenants, Conditions and Restrictions for Tucker Mountain Lodge Condominium, recorded June 15, 2000, under Reception No. 624811, and amended by instruments recorded September 19, 2000 at Reception No. 633060, and February 13, 2001 at Reception No. 645369 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded June 15, 2000, under Reception No. 624812, of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 9A

Commercial Condominium Space A

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9B

Commercial Condominium Space B

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

7

Parcel 9C

Commercial Condominium Space C

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 10

Commercial Units (comprising Room CC 001, Room CC 002, Room CC 003, Room CC 004, Room CC 005, Room CC 006 and Room CC 007)

“WEST LAKE LODGE CONDOMINIUMS”, according to and subject to the Amended and Restated Condominium Declaration therefore recorded November 14, 1996, at Reception No. 528228 and the Condominium Map for West Lake Lodge Condominiums filed August 26, 1981 at Reception No. 227859 and amended by the First Supplement filed November 14, 1996 at Reception No. 528227.

All of the above Parcels are in County of Summit, State of Colorado.

8

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND LICENSES AND PERMITS

(Copper Mountain – Intrawest Resorts, Inc.)

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND LICENSES AND PERMITS (this “Assignment”), dated December     , 2004, is by and between INTRAWEST RESORTS, INC., a Delaware corporation (“Assignor”) and CNL INCOME COPPER, LP, a Delaware limited partnership (the “Assignee”).

Recitals

WHEREAS, Assignor has sold certain real property to Assignee, which real property is listed on Exhibit A attached hereto (the “Property”).

WHEREAS, this Assignment is being entered into pursuant to Section 8.3(a)(iv) of the Purchase and Sale Agreement between Assignor, among others as Sellers, and CNL Village Retail Partnership, LP a Delaware limited partnership dated as of December     , 2004 as assigned to Assignee as Buyer (the “P&S Agreement”). Capitalized terms used herein and not defined herein are used as defined in the P&S Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Assignor hereby assigns, conveys and transfers all its right, title and interest in and under the Leases to Assignee, its successors and assigns, from and after the date hereof (the “Effective Date”):

1. Assignment and Assumption. Assignor hereby grants, bargains, assigns, conveys and transfers all of the Assignor’s right, title and interest in, under and to each Contract and Licenses and Permits related to the ownership and management of the Property, to have and to hold the same unto Assignee, its successors and assigns, and Assignee assumes all the liabilities and obligations under each Contract and Licenses and Permits which are attributable to the period after the Effective Date.

2. Acceptance. Assignee accepts this Assignment subject to all the terms contained in each Contract and Licenses and Permits, which arise or which are required to be performed on or after the Effective Date.

3. Paragraph Headings. The titles of the various sections of this Assignment are for reference and index purposes only, and none of them shall be taken into consideration or given any effect whatever in determining the meaning or scope of the section or paragraph to which any of them applies. The use of any pronoun referring to either of the parties to this Assignment shall be construed to include any or no gender and any number.

4. Modifications. This Assignment may not be amended or modified unless such amendment or modification shall be in writing and signed by the party against whom enforcement is sought.

5. Successors and Assigns. This terms, covenants and conditions contained in this Assignment shall bind and inure to the benefit of the parties hereto and their successors and assigns.

1

6. Counterparts. This Assignment may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same Assignment.

7. Unenforceability. If any terms, covenants or obligations of this Assignment shall be held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.

8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

Executed to be effective as of the date first set forth above.

ASSIGNOR:
INTRAWEST RESORTS, INC., a Delaware corporation

By:
Name:
Title:

ASSIGNEE:

CNL INCOME COPPER, LP, a Delaware limited partnership

	By:	CNL Income Copper GP, LLC, a Delaware limited liability company, its sole general partner

By:
Name:
Title:

2

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this      day of December, 2004, by                                                   as                      of Intrawest Resorts, Inc., a Delaware corporation, on its behalf.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My Commission expires March 22, 2006.

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this      day of December, 2004, by                                                   as                      of CNL Income Copper GP, LLC, a Delaware limited liability company as the sole general partner of CNL Income Copper, LP, a Delaware limited partnership, on its behalf.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My Commission expires March 22, 2006.

3

Exhibit A

to

Assignment And Assumption Of Contracts And Licenses And Permits

(Copper Mountain – Intrawest Resorts, Inc.)

(Legal Description of Property

Parcel 1

Commercial Unit One

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2

Commercial Unit Three

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3

Commercial Unit Four

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

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Exhibit J

Form of Purchaser’s Closing Certificate

(See Attached)

CERTIFICATION OF PURCHASER’S

REPRESENTATIONS AND WARRANTIES

(Copper Mountain – Copper Mountain, Inc.)

THIS CERTIFICATION OF PURCHASER’S REPRESENTATIONS AND WARRANTIES (the “Certification”) is executed and delivered by CNL INCOME COPPER, LP, a Delaware limited partnership (“Purchaser”), to and in favor of COPPER MOUNTAIN, INC., a Delaware corporation (“Seller”), pursuant to that certain Purchase and Sale Agreement dated as of December     , 2004 (the “PSA”) between Seller, Intrawest Resorts, Inc., a Delaware corporation and CNL Village Retail Partnership, LP, a Delaware limited partnership, as assigned to Purchaser, as purchaser, with respect to the purchase and sale of that certain real property listed on Exhibit A attached hereto (the “Property”).

Purchaser hereby certifies and warrants to Seller that each of Purchaser’s representations and warranties set forth in the PSA, each of which is incorporated herein and made a part hereof by this reference, is true and correct as of the date hereof with respect to Purchaser. Purchaser makes no certification as to any other party.

IN WITNESS WHEREOF, Purchaser has executed this Certification on the      day of December 2004.

“PURCHASER”
CNL INCOME COPPER, LP, a Delaware limited partnership

By:	CNL Income Copper GP, LLC, a Delaware limited liability company, its sole general partner

By:
Name:
Title:

Exhibit A

to

Certification of Purchaser’s Representations and Warranties

(Copper Mountain – Copper Mountain, Inc.)

Legal Description of Property

Parcel 1

Commercial Unit C-1,

COPPER JUNCTION CONDOMINIUMS, according to the Map thereof filed June 29, 1999, at Reception No. 599311 and Reception No. 599312, according to the Amended and Restated Condominium Declaration recorded June 29, 1999, at Reception No. 599313.

Parcel 2A

Commercial Unit 1A

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2B

Commercial Unit 3,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2C

Commercial Unit 4,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

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Parcel 3A

Unit 1,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3B

Unit 2,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3C

Unit 3,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3D

Unit 4,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3E

Unit 5,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3F

Unit 6,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

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Parcel 3G

Unit 7,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3H

Unit 9,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3I

Unit 10,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3J

Unit 11,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3K

Unit 12,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 4

Commercial Unit C-1,

THE MILL CLUB CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for The Mill Club Condominium, recorded December 18, 2000, under Reception No. 640556, of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded December 18, 2000, under Reception No. 640557 of the records of the Clerk and Recorder for Summit County, Colorado.

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Parcel 5

Commercial Units (comprising C.C. Room 007, C.C. Room 008, C.C. Room 108, C.C. Room 110, C.C. Room 111, C.C. Room 112, C.C. Room 113, C.C. Room 114, C.C. Room 116, C.C. Room 119, C.C. Room 128, C.C. Room 129, C.C. Room 130, C.C. Room 131, and C.C. Room 133)

MOUNTAIN PLAZA CONDOMINIUMS,

according to the Condominium Map thereof filed November 6, 1980, at Reception No. 214623; First Supplement filed November 4, 1982 at Reception No. 247786; First Supplement filed October 23, 1985 at Reception No. 305608, Second Supplement filed November 14, 1996, at Reception No. 528225 and Third Supplement filed June 29, 2001 at Reception No. 656116, and according to the Second Amended and Restated Condominium Declaration recorded June 29, 2001, at Reception No. 656125.

Parcel 6A – Intentionally deleted

Parcel 6B – Intentionally deleted

Parcel 6C – Intentionally deleted

Parcel 7

Commercial Unit 1

TAYLOR’S CROSSING CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 639422 of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 639424 of the records of the Clerk and Recorder for Summit County, Colorado as amended by First Amendment to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 667396 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 8

Commercial Unit One,

TUCKER MOUNTAIN LODGE CONDOMINIUMS, according to the Declaration of Covenants, Conditions and Restrictions for Tucker Mountain Lodge Condominium, recorded June 15, 2000, under Reception No. 624811, and amended by instruments recorded September 19, 2000 at Reception No. 633060, and February 13, 2001 at Reception No. 645369 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded June 15, 2000, under Reception No. 624812, of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 9A

Commercial Condominium Space A

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9B

Commercial Condominium Space B

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

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Parcel 9C

Commercial Condominium Space C

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 10

Commercial Units (comprising Room CC 001, Room CC 002, Room CC 003, Room CC 004, Room CC 005, Room CC 006 and Room CC 007)

“WEST LAKE LODGE CONDOMINIUMS”, according to and subject to the Amended and Restated Condominium Declaration therefore recorded November 14, 1996, at Reception No. 528228 and the Condominium Map for West Lake Lodge Condominiums filed August 26, 1981 at Reception No. 227859 and amended by the First Supplement filed November 14, 1996 at Reception No. 528227.

All of the above Parcels are in County of Summit, State of Colorado.

6

CERTIFICATION OF PURCHASER’S

REPRESENTATIONS AND WARRANTIES

(Copper Mountain – Intrawest Resorts, Inc.)

THIS CERTIFICATION OF PURCHASER’S REPRESENTATIONS AND WARRANTIES (the “Certification”) is executed and delivered by CNL INCOME COPPER, LP, a Delaware limited partnership (“Purchaser”), to and in favor of INTRAWEST RESORTS, INC., a Delaware corporation (“Seller”), pursuant to that certain Purchase and Sale Agreement dated as of December     , 2004 (the “PSA”) between Seller, Copper Mountain, Inc., a Delaware corporation and CNL Village Retail Partnership, LP, a Delaware limited partnership, as assigned to Purchaser, as purchaser, with respect to the purchase and sale of that certain real property listed on Exhibit A attached hereto (the “Property”).

Purchaser hereby certifies and warrants to Seller that each of Purchaser’s representations and warranties set forth in the PSA, each of which is incorporated herein and made a part hereof by this reference, is true and correct as of the date hereof with respect to Purchaser. Purchaser makes no certification as to any other party.

IN WITNESS WHEREOF, Purchaser has executed this Certification on the      day of December 2004.

“PURCHASER”
CNL INCOME COPPER, LP, a Delaware limited partnership

By:	CNL Income Copper GP, LLC, a Delaware limited liability company, its sole general partner

By:
Name:
Title:

Exhibit A

to

Certification of Purchaser’s Representations and Warranties

(Copper Mountain – Intrawest Resorts, Inc.)

Legal Description of Property

Parcel 1

Commercial Unit One

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2

Commercial Unit Three

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3

Commercial Unit Four

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

2

Exhibit K

Form of Recordable Land ROFO

(See Attached)

RECORDING REQUESTED BY AND WHEN

RECORDED RETURN TO:

Daniel F. McIntosh, Esquire

Lowndes, Drosdick, Doster,

  Kantor & Reed, P.A.

215 North Eola Drive

P. O. Box 2809

Orlando, Florida 32802

Right of First Offer Agreement

[Copper Mountain Existing Units]

This Right of First Offer Agreement (this “Agreement”), dated and effective as of             , 2004, is by and between COPPER MOUNTAIN, INC., a Delaware corporation (“Seller”) and CNL INCOME COPPER, LP, a Delaware limited partnership (the “Buyer”).

RECITALS

A. Seller owns those commercial condominium units described on Exhibit A attached hereto and made a part hereof, together with all rights, privileges, easements and appurtenances thereto (the “Copper Units”).

B. Seller desires to grant to Buyer a right of first offer to purchase the Copper Units as set forth herein.

AGREEMENT

In consideration of the foregoing, the parties hereby agree as follows:

1. Right of First Offer.

(a) Seller hereby grants to Buyer a right of first offer (“ROFO”) to purchase each of the Copper Units, in accordance with the terms and conditions set forth herein.

(b) The ROFO may be exercised by Buyer at any time that Seller shall determine to offer to sell, transfer or otherwise convey (“Transfer”) a Copper Unit to any person or entity (a “Transferee”), other than to a transferee permitted by paragraph 5(b) (a “Permitted Transferee”).

2. Offer Notice. Upon the occurrence of an event described in paragraph 1(b), Seller shall immediately deliver written notice (an “Offer Notice”) to Buyer. Such Offer Notice shall (a) identify the Copper Unit(s) (the “Subject Property”) and (b) set forth the purchase price and all other material terms and conditions on which Seller intends to offer to sell the Subject Property to a Transferee.

3. Election.

(a) To exercise its ROFO, Buyer must, within twenty (20) days after receipt by Buyer of any Offer Notice, deliver written notice (an “Election Notice”) to Seller wherein Buyer shall elect to acquire all of the Subject Property upon the terms set forth in the Offer Notice (as such terms may be modified pursuant to paragraph 4(a)). In such event, Buyer shall deliver to Seller, within twenty (20) days after its delivery of the Election Notice, a purchase agreement for the Subject Property (the “Purchase Agreement”) which shall contain all of the terms set forth in the Offer Notice (as such terms may be modified pursuant to paragraph 4(a)) and such other terms and conditions as are described in Exhibit B attached hereto. Buyer and Seller shall endeavor in good faith to finalize and execute the Purchase Agreement promptly after it is delivered by Buyer to Seller.

(b) If (i) Buyer fails to deliver an Election Notice within the 20-day period described in paragraph 3(a), or (ii) Buyer fails to deliver the Purchase Agreement within twenty (20) days after Buyer’s delivery of the Election Notice to Seller, then Seller shall have the right to sell the Subject Property to a Transferee on the same terms and conditions, in all material respects, as those set forth in the Offer Notice; provided, that the final purchase price paid to Seller may (A) be up to five percent (5%) lower than that set forth in the Offer Notice and (B) consist of non-cash items, on the condition that the value of all cash and non-cash consideration, as reasonably determined by Seller, must be at least ninety-five percent (95%) of the purchase price set forth in the Offer Notice.

(c) Notwithstanding the provisions of paragraph 3(b):

(i) if Seller desires to offer the Subject Property to a Transferee on material terms and conditions that are more favorable to the Transferee than those offered to Buyer in the Offer Notice (other than a change in the final purchase price described in paragraphs 3(b)(ii)(A) and (B)); or

(ii) if Buyer fails to deliver the Election Notice within the 20-day period described in paragraph 3(a) and Seller fails to enter into a written purchase agreement for the sale of the Subject Property with a Transferee within one hundred twenty (120) days after the expiration of the 20-day period described in paragraph 3(a); or

(iii) if Buyer timely delivers the Election Notice, but fails to deliver the Purchase Agreement within the 20-day period described in paragraph 3(b)(ii), and Seller fails to enter into a written purchase agreement for the sale of the Subject Property with a Transferee within one hundred twenty (120) days after the expiration of the 20-day period described in paragraph 3(a), then before offering to sell the Subject Property to a Transferee, Seller must again offer to sell the Subject Property to Buyer in accordance with the provisions of paragraph 3(a), provided that, in such case, Buyer shall only have ten (10) days (instead of twenty (20) days) in which to deliver an Election Notice.

2

4. Failure to Close. If in response to any Offer Notice, Buyer timely delivers to Seller an Election Notice electing to acquire the Subject Property, then:

(a) if the Offer Notice sets forth an anticipated closing date as a material term or condition to the Transfer of the Subject Property, (i) such anticipated closing date may not extend to a date later than one hundred eighty (180) days after delivery of the Offer Notice without Buyer’s consent and (ii) Buyer shall have the right to postpone the anticipated closing date to a date not later than the later to occur of: (A) sixty (60) days after Buyer’s delivery of the Election Notice in accordance with Section 3(a); or (B) thirty (30) days after the anticipated closing date set forth in the Offer Notice; and

(b) if the closing of such Transfer to Buyer fails to occur on or before the closing date set forth in the Purchase Agreement (which shall take into account any postponement described in paragraph 4(a)) (the “Deadline Date”), and such failure is due to a default by Buyer of the terms of the Purchase Agreement, Seller shall have a right to an action against Buyer for liquidated damages as more particularly set forth in the terms and conditions of the Purchase Agreement described in Exhibit B attached hereto, and Seller shall be permitted to Transfer the Subject Property to a Transferee, upon any such terms and conditions as Seller desires in its sole and absolute discretion and free and clear of this Agreement, on the sole condition that Seller enters into a purchase agreement for the Subject Property with such Transferee within one hundred twenty (120) days after the Deadline Date.

5. Permitted Transferees of Copper Units.

(a) Notwithstanding any other provision contained herein to the contrary, with prior or contemporaneous written notice to Buyer, Seller shall be permitted to Transfer any or all of the Copper Units to any of the Permitted Transferees set forth in paragraph 5(b) without the necessity of delivering an Offer Notice to Buyer, unless such Transfer is structured in an attempt to avoid the provisions of this Agreement.

(b) The following shall be “Permitted Transferees” for purposes of this Agreement:

(i) any Affiliate of the transferor (so long as with respect to any transfer by Seller of the Copper Units, the Copper Units continue to be used for purposes which are related to the operation of the Copper Mountain Resort);

(ii) any successor or assign that may result from the merger, consolidation or reorganization of the transferor or its Affiliates (so long as with respect to any transfer by Seller of the Copper Units, the Copper Units continue to be used for purposes which are related to the operation of the Copper Mountain Resort); or

(iii) any purchaser of all or substantially all of the transferor’s assets at Copper Mountain Resort (so long as with respect to any transfer by Seller of the Copper Units, the Copper Units continue to be used for purposes which are related to the operation of the Copper Mountain Resort);

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(c) For purposes of paragraph 5(b): (i) the term “Affiliate” shall mean, with respect to any person, any other person (A) in which such first person, directly or indirectly, owns at least a 20% interest (whether economic or voting), or (B) which directly or indirectly owns at least a 20% interest (whether economic or voting) in such person or (C) which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such person; and (ii) the terms “Control” or “Controlled” with respect to a person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

(e) Any Copper Unit which is transferred to a Permitted Transferee pursuant to the provision of paragraph 5(a) shall remain subject to the provisions of this Agreement for so long as this Agreement remains in effect pursuant to its terms.

6. Effect of Transfer. Upon the recording in the real property records of Summit County, Colorado of a certificate wherein Seller or any subsequent owner of any Copper Unit certifies (a) that the party executing such certificate has given written notice to Buyer of its intent to record such certificate at least fifteen (15) days prior to the recording of such certification; and (b) that the requirements of this Agreement have been fully satisfied prior to the Transfer of such Copper Unit to any person or entity other than a Permitted Transferee, this Agreement shall be of no further effect with respect to such Copper Unit unless an action has been commenced by the Buyer within such fifteen (15) days period which questions the truth or accuracy of such certificate. If Buyer does not commence such an action within such fifteen (15) day period, then Buyer’s sole remedy in the event that such certification is untrue shall be an action in damages against Seller and Buyer shall have no rights with respect to the transferred Copper Unit. Seller will notify Buyer in writing of any such transfer not later than fifteen (15) days prior to such transfer which notice shall be accompanied by a copy of the third party purchase agreement deed and/or closing statement and such other information reasonably requested by Buyer evidencing that the conditions for transfer required in this Agreement have been fully satisfied. Buyer agrees to execute and deliver to Seller and any subsequent owner of any Copper Unit such additional documents and instruments necessary or desirable to further evidence the release described in this paragraph.

7. Assignment of Interest in Agreement. Neither Seller nor Buyer shall assign its rights, interests and obligations under this Agreement without the prior written consent of the other party, except (a) either party may assign its rights, interests and obligations to a Permitted Transferee and (b) Buyer may collaterally assign its rights hereunder to an institutional lender as security for a loan, subject to the consent of Seller, not to be unreasonably withheld.

8. Remedies Cumulative. Any and all remedies provided by this Agreement, operation of law, or otherwise, shall be deemed to be cumulative, and the choice or implementation of any particular remedy shall not be deemed to be an election to the mutual exclusion of any other remedy provided for herein, by operation of law, or otherwise.

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9. Costs of Legal Proceedings. If either party institutes legal proceedings with respect to this Agreement, the prevailing party shall be entitled to court costs and reasonable attorneys’ fees incurred by such party in connection with such legal proceedings. The “prevailing party” shall be determined, at the conclusion of any appeals, if any, by the entity before whom the dispute was brought, based upon an assessment of which party’s major argument or positions taken in the arbitration, suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues, in the final decision of the court or any appellate court.

10. Notices. Any notice to be given to any party pursuant to any provision of this Agreement shall be in writing, shall be (a) hand delivered to such party, (b) sent by telecopy to the telecopy number for such party listed below, (c) sent by FedEx or other nationally-recognized overnight courier service to the address of such party set forth below and, if hand delivered, shall be deemed received when delivered, if telecopied, shall be deemed received upon confirmation of receipt either telephonically or by facsimile, and if sent by FedEx or other nationally-recognized overnight courier service, shall be deemed received one business day after having been deposited with FedEx or other nationally-recognized overnight courier service if designated for next day delivery addressed as follows:

to Owner:	CNL Income Copper, LP c/o CNL Income Corp. 450 South Orange Avenue Orlando, Florida 32801 Attn: Chief Financial Officer Telephone: (407) 650-1520 Facsimile: (407) 540-2544

CNL Income Copper, LP c/o CNL Income Corp. 450 South Orange Avenue Orlando, Florida 32801 Attn: Chief Operating Officer Telephone: (407) 650-1520 Facsimile: (407) 540-2544

with a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive Orlando, Florida 32801 Attn: Michael Ryan, Esquire Telephone: (407) 843-4600 Facsimile: (407) 843-4444

5

to Seller:	Intrawest Corporation #800-200 Burrard Street Vancouver, BC V6C 3L6 Telephone: (604) 669-9777 Fax: (604) 669-0605

Intrawest U.S. Commercial Property Management, Inc. 221 Corporate Circle Suite Q Golden, Colorado 80401 Attn: David Barry Tel: (303) 454-4500 Fax: (303) 384-0900

Intrawest U.S. Commercial Property Management, Inc. 221 Corporate Circle Suite Q Golden, Colorado 80401 Attn: Ron Warren Tel: (303) 454-4500 Fax: (303) 384-0900

with a copy to:	Jacobs Chase Frick Kleinkopf & Kelley, LLC 1050 Seventeenth Street, Suite 1500 Denver, CO 80265 Attn: Steven M. Cohen Telephone: (303) 685-4800 Facsimile: (303) 685-4869

Any party, by notice given as provided above, may change the address or telecopy number to which future notices shall be sent.

11. Amendment. This Agreement may not be amended, modified, revoked, supplemented, waived or otherwise changed except by a written instrument duly executed and delivered by each of the parties hereto.

12. No Third Party Beneficiaries. This Agreement is intended solely for the benefit of Seller and Buyer. Nothing contained herein shall be deemed to give any third party any claim or right of action against Seller or Buyer which does not otherwise exist without regard to this Agreement.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

15. Recording. The parties agree that this Agreement will be recorded in the land records of Summit County, Colorado.

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Executed to be effective as of the date first set forth above.

COPPER MOUNTAIN, INC., a Delaware corporation

By:
Name:
Title:

CNL INCOME COPPER, LP, a Delaware limited partnership

	By:	CNL Income Copper GP, LLC, a Delaware limited liability company, its sole general partner

By:
Name:
Title:

7

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this          day of                     , 200    , by                                                  , as                      of Copper Mountain, Inc., a Delaware corporation, on its behalf.

Witness my hand and official seal.

My commission expires:

Notary Public

8

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this          day of                     , 2004, by                                               as                      of CNL Income Copper GP, LLC, a Delaware limited liability company as the sole general partner of CNL Income Copper, LP, a Delaware limited partnership, on its behalf.

Witness my hand and official seal.

My commission expires:

Notary Public

9

Exhibit A

to

Right of First Offer Agreement

Copper Units

10

Exhibit B

to Right of First Offer Agreement

Terms and Conditions of Purchase and Sale Agreement

Exhibit L

Form of Resort Accommodation Agreement

(See Attached)

FORM OF

COPPER MOUNTAIN

RESORT ACCOMMODATION AGREEMENT

THIS RESORT ACCOMMODATION AGREEMENT (this “Agreement”) dated as of November     , 2004 is between Copper Mountain, Inc., a Delaware corporation, and Intrawest Resorts, Inc., a Delaware corporation (collectively “Intrawest”) and CNL Income Copper, LP, a Delaware limited partnership (the “Purchaser”).

RECITALS

A. WHEREAS, pursuant to that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated November     , 2004 between Intrawest and the Purchaser, Intrawest agreed to sell to the Purchaser and the Purchaser agreed to purchase from Intrawest certain commercial properties more particularly described on Exhibit A attached hereto (the “Properties”);

B. WHEREAS, in accordance with the Purchase Agreement, Intrawest is conveying the Properties to Purchaser on December     , 2004 (the “Closing Date”), concurrently with the execution and delivery of this Agreement;

C. WHEREAS, Intrawest (or its Affiliates (as defined in the Purchase Agreement)) shall continue to own and operate certain real property and assets surrounding and within the vicinity of the Properties (the “Surrounding Resort Properties”);

D. WHEREAS, the Properties have been and in the future will be leased to tenants (the “Tenants”) pursuant to the terms of certain leases that now exist or hereafter may be entered into (the “Leases”);

E. WHEREAS, as a condition to the purchase of the Properties and the assumption by the Purchaser of certain of the ongoing obligations with respect to the Properties or Leases, or both the Properties and the Leases, the Purchaser has required that Intrawest agree to perform or cause to be performed certain ongoing obligations which are described in Exhibit B hereto and for the duration set out in Exhibit B hereto, if applicable (the “Retained Obligations”); and

F. WHEREAS, Intrawest has agreed with the Purchaser to perform the Retained Obligations in accordance with the terms and conditions set out in this Agreement;

NOW, THEREFORE, in consideration of the purchase of the Properties by the Purchaser, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all of the parties, the parties agree as follows:

ARTICLE I

PERFORMANCE OF RETAINED OBLIGATIONS

1.1 Satisfaction of Retained Obligations; Indemnification by Intrawest.

Intrawest will, at its sole cost and expense, perform or satisfy, or cause to be performed or satisfied, in a timely manner all of the Retained Obligations. Intrawest hereby agrees to pay, protect, defend and save the Purchaser and its successors and assigns harmless from and against any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees), suits, claims, demands and judgments of any kind, nature or description whatsoever which may be incurred by, imposed upon, or awarded against the or the Purchaser, or its successors and assigns, as a result of any failure by Intrawest to perform or satisfy, or cause to be performed or satisfied, any of the Retained Obligations.

1.2 Intrawest Covenants

Intrawest will acknowledge in writing, upon the reasonable request by the Purchaser, Intrawest’s continuing obligation to perform or satisfy or cause to be performed or satisfied the Retained Obligations as set out in this Agreement. Intrawest will not impair its ability to perform or satisfy or cause to be performed or satisfied any of the Retained Obligations in accordance with this Agreement in any manner, including by way of a sale of any assets or property, except in connection with a permitted assignment and assumption made in accordance with Section 4.1 hereof.

ARTICLE II

COVENANTS OF THE PURCHASER

2.1 Prohibition Against Amendment, Modification, Extension or Renewal of Retained Obligations Without Intrawest Approval.

The Purchaser covenants and agrees that it shall not directly or indirectly amend, modify, extend or renew any of the Retained Obligations without the prior written approval of Intrawest, in its absolute discretion, provided that notwithstanding the foregoing, (i) the requirement for Intrawest to perform or satisfy or cause to be performed or satisfied the Retained Obligations will remain in full force and effect during any renewal term or renewal period under any Lease, if exercised in accordance with the terms and conditions of the Lease in effect as of the date of this Agreement, but only to the extent, if any, that the Lease provides that the Retained Obligations remain in effect during such renewal term or renewal period, and, (ii) any Retained Obligations which are stated in Exhibit B to extend beyond the end of the term of any of the Leases or which by their nature will extend beyond the end of the term of any of the Leases will extend for the period set out in Exhibit B or for their natural duration, as applicable, and, as such, may be extended by the Purchaser to new tenants or owners of the Properties.

2

ARTICLE III

DEFAULT

3.1 Event of Default.

The failure by Intrawest to perform or satisfy, or cause to be performed or satisfied, any of the Retained Obligations in any material respect as and when such Retained Obligations are required to be performed and satisfied and the continuance of such failure beyond the Cure Period (as defined in Section 3.2 below), shall constitute an “Event of Default.”

3.2 Cure Period.

Intrawest shall have (i) for a default which relates to any Lease, such period to cure any default with respect to the performance or satisfaction of any of the Retained Obligations as is provided to the landlord with respect to such default pursuant to the terms of the applicable Lease, and (ii) for a default which does not relate to a Lease, a period of twenty (20) calendar days following receipt of a Notice of Default (or such longer period, if any, as may be reasonably necessary for the remedying of such default if the defaulting party has commenced to cure such default within such period and diligently pursued the curing thereof thereafter) in which to cure any default with respect to the performance or satisfaction of any of the Retained Obligations (the “Cure Period”). If, with respect to any matter, the landlord under the applicable Lease is not provided with a cure period under the Lease, Intrawest will not be permitted a Cure Period with respect to such matter. If any matter gives rise to any loss or damage to the Purchaser, Intrawest will not be permitted a Cure Period with respect to such matter.

3.3 Notice of Default.

The Purchaser will provide Intrawest with a written notice (a “Notice of Default”) in respect of any default by Intrawest in the performance or satisfaction of any of the Retained Obligations of which the Purchaser is aware. Notwithstanding the foregoing, a failure or delay in the delivery of a Notice of Default shall not excuse Intrawest from its obligation to perform any Retained Obligation.

3.4 Remedies.

Upon an Event of Default, the Purchaser shall have all rights available to it at law or in equity, specifically including the right to specific performance, injunctive relief and damages. In addition, upon an Event of Default, the Purchaser, in its absolute discretion, may perform or satisfy (but will not under any circumstances be obligated to perform or satisfy) any of the Retained Obligations if Intrawest does not do so on or before the date that is the later of (i) the end of the Cure Period, and (ii) five days after Intrawest receives the Notice of Default in respect thereof, and if the Purchaser does so, without limiting section 1.1, Intrawest will reimburse the Purchaser for all of its costs and expenses in connection therewith forthwith upon receipt by Intrawest of a reasonably detailed invoice

3

in respect thereof, and Intrawest will pay interest on any outstanding amount owing to the Purchaser at the rate equal to the Wall Street Journal Prime Rate plus 4% per annum, calculated daily, from the date that is three (3) days after receipt of such invoice until payment thereof. The obligations of all parties comprising “Intrawest” will be joint and several.

ARTICLE IV

ASSIGNMENT / SALE

4.1 Assignment by Intrawest.

(a) Except as set forth below in Section 4.1(b) below and subject to the provisions of Section 4.1(c) below, Intrawest may not assign any of its rights or obligations under this Agreement without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

(b) Subject to the prior satisfaction of the conditions set out in Section 4.1(c) hereof, Intrawest may assign its rights and obligations under this Agreement or the relevant part hereof or interest herein, without the consent of the Purchaser, by a written instrument expressly assigning such rights and obligations to any of the following:

(i) to any Affiliate of Intrawest that owns or operates any portion of the Surrounding Resort Properties that is capable of performing the Retained Obligations; or

(ii) to any purchaser of all or substantially all of Intrawest’s assets comprising the Surrounding Resort Properties.

(c) Any assignment by Intrawest in accordance with Section 4.1(a) or (b) will be conditional upon the assignee assuming all of Intrawest’s duties and obligations under this Agreement, or the relevant part hereof or interest herein being assigned, pursuant to an agreement in writing in the form and content approved by the Purchaser, acting reasonably. If Intrawest or the assignee demonstrates to the Purchaser, acting reasonably, that the assignee has the creditworthiness, capacity and ability to perform the Retained Obligations, then upon such assignment and approved assumption, Intrawest will be released from all of its duties and obligations under this Agreement from and after the time of such assignment to the extent that this Agreement is so assigned and assumed.

4.2 Assignment by the Purchaser.

(a) Except as set forth in Section 4.2(b) below, the Purchaser may not assign any of its rights under this Agreement without the prior written consent of Intrawest, which consent shall not be unreasonably withheld.

(b) The Purchaser may assign its rights under this Agreement, or the relevant part hereof or interest herein, without Intrawest’s consent, to any purchaser of the

4

Properties or any part thereof, as applicable, including a purchaser from a mortgagee acting in the realization of its security in respect of this Agreement and to any lender as security for any indebtedness of the Purchaser.

(c) Any assignment by the Purchaser in accordance with Section 4.2(a) or (b) will be conditional upon the assignee acknowledging in writing in the agreement under which such assignment is granted that the assignee is bound by the provisions applicable to the Purchaser under this Agreement, or the relevant part hereof or interest herein being assigned and upon any such assignment and acknowledgement, the Purchaser will be released from this Agreement from and after the time of such assignment and acknowledgement to the extent that this Agreement is so assigned.

ARTICLE V

MISCELLANEOUS

5.1 Binding Effect/Enurement.

This Agreement shall be binding upon the parties and shall inure to the benefit of each party’s successors and permitted assigns.

5.2 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State in which the Properties are situated.

5.3 Severability.

If any provision of this Agreement shall be held invalid, illegal, void or unenforceable, it shall not affect or impair the validity, legality or enforceability of this Agreement or any other provision hereof, and a court shall enforce this Agreement to the maximum extent legally possible to give effect as nearly as possible to the original intent of Intrawest and the Purchaser, as expressed in this Agreement. If any provision of this Agreement is invalid, illegal, void or unenforceable not in its entirety but as applied to a particular act, thing or circumstance, such provision shall not affect or impair the validity, legality or enforceability of this Agreement or any provision hereof as applied to any other act, thing or circumstance, and a court shall apply such provision and enforce this Agreement to the maximum extent legally possible to give effect as nearly as possible to the original intent of Intrawest and the Purchaser as expressed in this Agreement.

5.4 Termination; Amendment; Waivers.

This Agreement may not be terminated, modified or amended, nor may waivers hereunder be granted, except in writing and only with the consent and approval of Intrawest and the Purchaser.

5

5.5 Notices.

Any notice to be given to Intrawest or the Purchaser under this Agreement shall be given by registered or certified mail, overnight courier, facsimile or hand delivered to the address of the party to whom notice is being given. Any notice sent by registered or certified mail will be deemed to have been received three (3) business days following the date of mailing. Any notice sent by overnight courier will be deemed to have been received one business day following the date of delivery to the overnight courier. Either party may change its address for notice by advising the other party in writing of such change, and until the other party is so advised, it will be entitled to continue sending notices to the last address it is advised of in writing

If to the Purchaser:	CNL Income Copper, LP c/o CNL Income Properties Inc.
CNL Center at City Commons
450 South Orange Avenue, 5th Floor
Orlando, FL 32801 - 3336
Attention: Chief Financial Officer and Chief Operating Officer
Telephone: 407-540-2705
Facsimile: 407-540-2090

with a copy to:	CNL Income Copper, LP
c/o CNL Income Properties Inc.
CNL Center at City Commons
450 South Orange Avenue, 14th Floor
Orlando, FL 32801 - 3336
Attention: Office of General Counsel
Telephone: 407-540-2705
Facsimile: 407-540-2090

with a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801
Attn: Michael Ryan, Esq.
Telephone: 407-843-4600
Facsimile: 407-843-4444

If to Intrawest:	Copper Mountain, Inc.
Intrawest Resorts, Inc.
c/o Intrawest U.S. Holdings Inc.
221 Corporate Circle, Suite Q
Golden, CO 80401
Attention: Dave Barry
Facsimile: 303-384-0900

6

with a copy to:	Jacobs Chase Frick Kleinkopf & Kelley LLC
1050 17th Street, Suite 1500
Denver, CO 80265
Attention: Steven M. Cohen, Esq.
Telephone: 303-685-4800
Facsimile: 303-685-4869

5.6 No Recording.

Neither this Agreement nor any memorandum hereof or reference hereto shall be filed or registered in any state or county real property recording office or other place of public record.

5.7 Captions and Titles.

All captions and titles of headings of Articles and Sections in this Agreement are for the purpose of reference and convenience and are not to be deemed to limit, modify or otherwise affect any of the provisions hereof or to be used in determining the intent or context thereof.

5.8 Legal Fees.

Notwithstanding anything to the contrary contained in this Agreement, if either party institutes legal proceedings against the other with respect to this Agreement, the non-prevailing party shall pay to the prevailing party an amount equal to all legal fees and disbursements and all other costs and expenses incurred by the prevailing party in connection therewith, including, without limitation, the fees and disbursements of any attorneys, accountants, engineers, appraisers or other professionals engaged by the prevailing party, whether incurred before or at trial, on appeal, in bankruptcy or in post-judgment collection.

7

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date written above.

INTRAWEST:
INTRAWEST RESORTS, INC., a Delaware corporation

By:
Name:
Its:

COPPER MOUNTAIN, INC., a Delaware corporation

By:
Name:
Title:

THE PURCHASER:
CNL INCOME COPPER, LP, a Delaware limited partnership

By:	CNL Income Copper GP, LLC, a Delaware limited liability company, its sole general partner

By:
Name:
Title:

8

EXHIBIT A

The Properties

The Properties are the properties legally described as follows: [To be inserted.]

EXHIBIT B

Retained Obligations

The Retained Obligations are as follows: [To be inserted.]

Exhibit M

Form of

Short Form Copper Mountain Property Owners and Lessees Agreement

(See Attached)

SHORT FORM COPPER MOUNTAIN

PROPERTY OWNERS AND LESSEES AGREEMENT

(Copper Mountain, Inc.)

This Short Form Copper Mountain Property Owners and Lessees Agreement (this “Agreement”), dated as of December     , 2004, is by and between COPPER MOUNTAIN, INC., a Delaware corporation (“Grantor”), and CNL INCOME COPPER, LP, a Delaware limited partnership (“Grantee”).

Recitals

A.	Grantor owns certain real property in Summit County, Colorado described on Exhibit A attached hereto (the “Property”). As of the date first set forth above, Grantor conveyed to Grantee the Property.

B.	Grantor is a member of the Copper Mountain Property Owners and Lessees Association, Inc., a Colorado non-profit corporation (the “Association”), which has been established to represent persons holding an interest in the Property and to further such persons’ common interests and the Property is bound by the terms and provisions of that certain Amended Copper Mountain Property Owners and Lessees Agreement (recorded September 15, 2000 at Reception No. 632789 in the records of Summit County, Colorado), as the same may be amended from time to time (the “Long Form POLA Agreement”).

C.	The Long Form POLA Agreement requires that Grantor, upon transferring the Property, to require Grantee to be bound to the terms of and subject the Property to the Long Form POLA Agreement.

Agreement

NOW, THEREFORE, to further the purposes set forth above and in consideration of the conveyance of the Property from Grantor to Grantee and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor and Grantee agree as follows:

1.	By virtue of Grantee’s execution and delivery of this Agreement, Grantee will be a member of Association. As a member of the Association, Grantee shall: (a) comply with the Association’s Rules and Regulations, as adopted (and amended from time to time) by its members; and (b) pay such dues, assessments and charges as may be required by the Association.

2.	The Long Form POLA Agreement is incorporated herein by this reference as if fully set forth herein, and Grantee agrees to be bound by the terms and provisions thereof (as the same may be amended from time to time).

3.	Grantee hereby acknowledges receipt of a copy of the Long Form POLA Agreement and acknowledges that Grantee has read and understands the provisions thereof.

4.	All covenants, conditions, restrictions, reservations and other provisions contained herein and in the Long Form POLA Agreement are covenants running with the land or equitable servitudes, as the case may be, and shall bind and inure to the benefit of Grantee and its successors and assigns.

IN WITNESS WHEREOF, Grantor and Grantee have duly executed this Short Form Copper Mountain Property Owners and Lessees Agreement as of the date first set forth above.

COPPER MOUNTAIN, INC., a Delaware corporation

By:
Name:
Title:

CNL INCOME COPPER, LP, a Delaware limited partnership

	By:	CNL Income Copper GP, LLC, a Delaware limited liability company its sole general partner

By:
Name:
Title:

2

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this      day of December 2004, by                                          as                                          of Copper Mountain, Inc., a Delaware corporation, on its behalf.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My Commission expires March 22, 2006.

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this      day of December 2004, by                                      as                      of as                      of CNL Income Copper GP, LLC, a Delaware limited liability company as the sole general partner of CNL Income Copper, LP, a Delaware limited partnership, on its behalf.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My Commission expires March 22, 2006.

3

Exhibit A

to

Short Form Copper Mountain Property Owners and Lessees Agreement

(Copper Mountain, Inc.)

Legal Description of Property

Parcel 1

Commercial Unit C-1,

COPPER JUNCTION CONDOMINIUMS, according to the Map thereof filed June 29, 1999, at Reception No. 599311 and Reception No. 599312, according to the Amended and Restated Condominium Declaration recorded June 29, 1999, at Reception No. 599313.

Parcel 2A

Commercial Unit 1A

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2B

Commercial Unit 3,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2C

Commercial Unit 4,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

4

Parcel 3A

Unit 1,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3B

Unit 2,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3C

Unit 3,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3D

Unit 4,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3E

Unit 5,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3F

Unit 6,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

5

Parcel 3G

Unit 7,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3H

Unit 9,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3I

Unit 10,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3J

Unit 11,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3K

Unit 12,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 4

Commercial Unit C-1,

THE MILL CLUB CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for The Mill Club Condominium, recorded December 18, 2000, under Reception No. 640556, of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded December 18, 2000, under Reception No. 640557 of the records of the Clerk and Recorder for Summit County, Colorado.

6

Parcel 5

Commercial Units (comprising C.C. Room 007, C.C. Room 008, C.C. Room 108, C.C. Room 110, C.C. Room 111, C.C. Room 112, C.C. Room 113, C.C. Room 114, C.C. Room 116, C.C. Room 119, C.C. Room 128, C.C. Room 129, C.C. Room 130, C.C. Room 131, and C.C. Room 133)

MOUNTAIN PLAZA CONDOMINIUMS,

according to the Condominium Map thereof filed November 6, 1980, at Reception No. 214623; First Supplement filed November 4, 1982 at Reception No. 247786; First Supplement filed October 23, 1985 at Reception No. 305608, Second Supplement filed November 14, 1996, at Reception No. 528225 and Third Supplement filed June 29, 2001 at Reception No. 656116, and according to the Second Amended and Restated Condominium Declaration recorded June 29, 2001, at Reception No. 656125.

Parcel 6A – Intentionally deleted

Parcel 6B – Intentionally deleted

Parcel 6C – Intentionally deleted

Parcel 7

Commercial Unit 1

TAYLOR’S CROSSING CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 639422 of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 639424 of the records of the Clerk and Recorder for Summit County, Colorado as amended by First Amendment to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 667396 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 8

Commercial Unit One,

TUCKER MOUNTAIN LODGE CONDOMINIUMS, according to the Declaration of Covenants, Conditions and Restrictions for Tucker Mountain Lodge Condominium, recorded June 15, 2000, under Reception No. 624811, and amended by instruments recorded September 19, 2000 at Reception No. 633060, and February 13, 2001 at Reception No. 645369 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded June 15, 2000, under Reception No. 624812, of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 9A

Commercial Condominium Space A

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9B

Commercial Condominium Space B

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

7

Parcel 9C

Commercial Condominium Space C

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 10

Commercial Units (comprising Room CC 001, Room CC 002, Room CC 003, Room CC 004, Room CC 005, Room CC 006 and Room CC 007)

“WEST LAKE LODGE CONDOMINIUMS”, according to and subject to the Amended and Restated Condominium Declaration therefore recorded November 14, 1996, at Reception No. 528228 and the Condominium Map for West Lake Lodge Condominiums filed August 26, 1981 at Reception No. 227859 and amended by the First Supplement filed November 14, 1996 at Reception No. 528227.

All of the above Parcels are in County of Summit, State of Colorado.

8

SHORT FORM COPPER MOUNTAIN

PROPERTY OWNERS AND LESSEES AGREEMENT

(Intrawest Resorts, Inc.)

This Short Form Copper Mountain Property Owners and Lessees Agreement (this “Agreement”), dated as of December     , 2004, is by and between INTRAWEST RESORTS, INC., a Delaware corporation (“Grantor”), and CNL INCOME COPPER, LP, a Delaware limited partnership (“Grantee”).

Recitals

A.	Grantor owns certain real property in Summit County, Colorado described on Exhibit A attached hereto (the “Property”). As of the date first set forth above, Grantor conveyed to Grantee the Property.

B.	Grantor is a member of the Copper Mountain Property Owners and Lessees Association, Inc., a Colorado non-profit corporation (the “Association”), which has been established to represent persons holding an interest in the Property and to further such persons’ common interests and the Property is bound by the terms and provisions of that certain Amended Copper Mountain Property Owners and Lessees Agreement (recorded September 15, 2000 at Reception No. 632789 in the records of Summit County, Colorado), as the same may be amended from time to time (the “Long Form POLA Agreement”).

C.	The Long Form POLA Agreement requires that Grantor, upon transferring the Property, to require Grantee to be bound to the terms of and subject the Property to the Long Form POLA Agreement.

Agreement

NOW, THEREFORE, to further the purposes set forth above and in consideration of the conveyance of the Property from Grantor to Grantee and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor and Grantee agree as follows:

1.	By virtue of Grantee’s execution and delivery of this Agreement, Grantee will be a member of Association. As a member of the Association, Grantee shall: (a) comply with the Association’s Rules and Regulations, as adopted (and amended from time to time) by its members; and (b) pay such dues, assessments and charges as may be required by the Association.

2.	The Long Form POLA Agreement is incorporated herein by this reference as if fully set forth herein, and Grantee agrees to be bound by the terms and provisions thereof (as the same may be amended from time to time).

3.	Grantee hereby acknowledges receipt of a copy of the Long Form POLA Agreement and acknowledges that Grantee has read and understands the provisions thereof.

4.	All covenants, conditions, restrictions, reservations and other provisions contained herein and in the Long Form POLA Agreement are covenants running with the land or equitable servitudes, as the case may be, and shall bind and inure to the benefit of Grantee and its successors and assigns.

IN WITNESS WHEREOF, Grantor and Grantee have duly executed this Short Form Copper Mountain Property Owners and Lessees Agreement as of the date first set forth above.

INTRAWEST RESORTS, INC., a Delaware corporation

By:
Name:
Title:

CNL INCOME COPPER, LP, a Delaware limited partnership

	By:	CNL Income Copper GP, LLC, a
Delaware limited liability company its sole general partner

By:
Name:
Title:

2

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this              day of December 2004, by                      as      of Intrawest Resorts, Inc., a Delaware corporation, on its behalf.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My Commission expires March 22, 2006.

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this              day of December 2004, by                      as                  of as                      of CNL Income Copper GP, LLC, a Delaware limited liability company as the sole general partner of CNL Income Copper, LP, a Delaware limited partnership, on its behalf.

Witness my hand and official seal.

Michael A. Smith, Notary Public

My Commission expires March 22, 2006.

3

Exhibit A

to

Short Form Copper Mountain Property Owners and Lessees Agreement

(Intrawest Resorts, Inc.)

Legal Description of Property

Parcel 1

Commercial Unit One

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2

Commercial Unit Three

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3

Commercial Unit Four

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

4

Schedule 1.1A

The Sellers and the Lands

(See Attached)

THE SELLERS AND THE LANDS

SELLER: COPPER MOUNTAIN, INC.

THE LANDS:

Parcel 1

Commercial Unit C-1,

COPPER JUNCTION CONDOMINIUMS, according to the Map thereof filed June 29, 1999, at Reception No. 599311 and Reception No. 599312, according to the Amended and Restated Condominium Declaration recorded June 29, 1999, at Reception No. 599313.

Parcel 2A

Commercial Unit 1A

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2B

Commercial Unit 3,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2C

Commercial Unit 4,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3A

Unit 1,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3B

Unit 2,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3C

Unit 3,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3D

Unit 4,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3E

Unit 5,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3F

Unit 6,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3G

Unit 7,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3H

Unit 9,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3I

Unit 10,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3J

Unit 11,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3K

Unit 12,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 4

Commercial Unit C-1,

THE MILL CLUB CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for The Mill Club Condominium, recorded December 18, 2000, under Reception No. 640556, of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded December 18, 2000, under Reception No. 640557 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 5

Commercial Units (comprising C.C. Room 007, C.C. Room 008, C.C. Room 108, C.C. Room 110, C.C. Room 111, C.C. Room 112, C.C. Room 113, C.C. Room 114, C.C. Room 116, C.C. Room 119, C.C. Room 128, C.C. Room 129, C.C. Room 130, C.C. Room 131, and C.C. Room 133)

MOUNTAIN PLAZA CONDOMINIUMS,

according to the Condominium Map thereof filed November 6, 1980, at Reception No. 214623; First Supplement filed November 4, 1982 at Reception No. 247786; First Supplement filed October 23, 1985 at Reception No. 305608, Second Supplement filed November 14, 1996, at Reception No. 528225 and Third Supplement filed June 29, 2001 at Reception No. 656116, and according to the Second Amended and Restated Condominium Declaration recorded June 29, 2001, at Reception No. 656125.

Parcels 6A, 6B and 6C

See below – Seller: Intrawest Resorts, Inc.

Parcel 7

Commercial Unit 1

TAYLOR’S CROSSING CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 639422 of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 639424 of the records of the Clerk and Recorder for Summit County, Colorado as amended by First Amendment to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 667396 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 8

Commercial Unit One,

TUCKER MOUNTAIN LODGE CONDOMINIUMS, according to the Declaration of Covenants, Conditions and Restrictions for Tucker Mountain Lodge Condominium, recorded June 15, 2000, under Reception No. 624811, and amended by instruments recorded September 19, 2000 at Reception No. 633060, and February 13, 2001 at Reception No. 645369 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded June 15, 2000, under Reception No. 624812, of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 9A

Commercial Condominium Space A

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9B

Commercial Condominium Space B

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9C

Commercial Condominium Space C

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 10

Commercial Units (comprising Room CC 001, Room CC 002, Room CC 003, Room CC 004, Room CC 005, Room CC 006 and Room CC 007)

“WEST LAKE LODGE CONDOMINIUMS”, according to and subject to the Amended and Restated Condominium Declaration therefore recorded November 14, 1996, at Reception No. 528228 and the Condominium Map for West Lake Lodge Condominiums filed August 26, 1981 at Reception No. 227859 and amended by the First Supplement filed November 14, 1996 at Reception No. 528227.

SELLER: INTRAWEST RESORTS, INC.

THE LANDS:

Parcel 6A

Commercial Unit One

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 6B

Commercial Unit Three

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 6C

Commercial Unit Four

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

All of the above Parcels are in County of Summit, State of Colorado.

Schedule 1.1B

Environmental Reports

(See Attached)

SCHEDULE 1.1B

ENVIRONMENTAL REPORTS

LOCATION	PROVIDER	DATE OF REPORT	REPORT NAME AND PROJECT NUMBER
Copper Mountain	IVI International, Inc	October 15, 2004	Phase 1 ESA # 4101 4759-101

Copper Mountain	MACTEC Engineering and Consulting, Inc.	September 14, 2004	Report of Limited Survey For Asbestos Containing Materials/Radon/LBP# 6731-04-0098.01

Schedule 1.1C

Property Condition Evaluations

(See Attached)

SCHEDULE 1.1C

PROPERTY CONDITION EVALUATIONS

LOCATION	PROVIDER	DATE
Copper Mountain	MACTEC Engineering and Consulting, Inc.	August 9, 2004

	MACTEC Engineering and Consulting, Inc. – Structural Column Inspection	Sept. 28, 2004

Schedule 2.2(a)

Legal Descriptions of the Lands

(See Attached)

Legal Description

Parcel 1

Commercial Unit C-1,

COPPER JUNCTION CONDOMINIUMS, according to the Map thereof filed June 29, 1999, at Reception No. 599311 and Reception No. 599312, according to the Amended and Restated Condominium Declaration recorded June 29, 1999, at Reception No. 599313.

Parcel 2A

Commercial Unit 1A

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2B

Commercial Unit 3,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2C

Commercial Unit 4,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 25, 2004 under Reception No. 773007of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded October 25, 2004 under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3A

Unit 1,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3B

Unit 2,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3C

Unit 3,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3D

Unit 4,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3E

Unit 5,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3F

Unit 6,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3G

Unit 7,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3H

Unit 9,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3I

Unit 10,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3J

Unit 11,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3K

Unit 12,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 4

Commercial Unit C-1,

THE MILL CLUB CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for The Mill Club Condominium, recorded December 18, 2000, under Reception No. 640556, of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded December 18, 2000, under Reception No. 640557 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 5

Commercial Units (comprising C.C. Room 007, C.C. Room 008, C.C. Room 108, C.C. Room 110, C.C. Room 111, C.C. Room 112, C.C. Room 113, C.C. Room 114, C.C. Room 116, C.C. Room 119, C.C. Room 128, C.C. Room 129, C.C. Room 130, C.C. Room 131, and C.C. Room 133)

MOUNTAIN PLAZA CONDOMINIUMS,

according to the Condominium Map thereof filed November 6, 1980, at Reception No. 214623; First Supplement filed November 4, 1982 at Reception No. 247786; First Supplement filed October 23, 1985 at Reception No. 305608, Second Supplement filed November 14, 1996, at Reception No. 528225 and Third Supplement filed June 29, 2001 at Reception No. 656116, and according to the Second Amended and Restated Condominium Declaration recorded June 29, 2001, at Reception No. 656125.

Parcel 6A

Commercial Unit One

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 6B

Commercial Unit Three

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 6C

Commercial Unit Four

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 7

Commercial Unit 1

TAYLOR’S CROSSING CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 639422 of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 639424 of the records of the Clerk and Recorder for Summit County, Colorado as amended by First Amendment to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 667396 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 8

Commercial Unit One,

TUCKER MOUNTAIN LODGE CONDOMINIUMS, according to the Declaration of Covenants, Conditions and Restrictions for Tucker Mountain Lodge Condominium, recorded June 15, 2000, under Reception No. 624811, and amended by instruments recorded September 19, 2000 at Reception No. 633060, and February 13, 2001 at Reception No. 645369 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded June 15, 2000, under Reception No. 624812, of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 9A

Commercial Condominium Space A

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9B

Commercial Condominium Space B

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9C

Commercial Condominium Space C

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 10

Commercial Units (comprising Room CC 001, Room CC 002, Room CC 003, Room CC 004, Room CC 005, Room CC 006 and Room CC 007)

“WEST LAKE LODGE CONDOMINIUMS”, according to and subject to the Amended and Restated Condominium Declaration therefore recorded November 14, 1996, at Reception No. 528228 and the Condominium Map for West Lake Lodge Condominiums filed August 26, 1981 at Reception No. 227859 and amended by the First Supplement filed November 14, 1996 at Reception No. 528227.

All of the above Parcels are in County of Summit, State of Colorado.

Schedule 3.4

Purchase Price Allocation

(See Attached)

COPPER MOUNTAIN

ALLOCATED PURCHASE PRICE

Purchase Price             $23,300,000

BUILDING NAME	CONDOMINIUM UNIT	PURCHASE PRICE ALLOCATION
Copper One Lodge
	Commercial Unit 1A	$2,746,437
	Commercial Unit 3	$1,421,942
	Commercial Unit 4	$1,474,786
Mill Club
	Commercial Unit C-1	$3,568,635
Taylor’s Crossing
	Commercial Unit 1	$1,080,449
Tucker Mountain Lodge
	Commercial Unit One	$579,857
Passage Point
	Commercial Unit One	$284,104
	Commercial Unit Three	$2,294,995
	Commercial Unit Four	$239,216
The Lake District
	Unit 1	$103,982
	Units 2,3	$689,805
	Units 4,5	$511,672
	Unit 6	$312,515
	Unit 7	$276,718
	Unit 9	$142,052
	Unit 10	$727,591
	Unit 11	$136,370
	Unit 12	$227,284
West Lake Lodge
	Commercial Unit (comprising Rooms CC001. CC002, CC003, CC004, CC005, CC006, CC007)	$704,140
Village Square
	Commercial Condominium Space A	$1,473,560
	Commercial Condominium Space B	$674,900
	Commercial Condominium Space C	$480,930
Mountain Plaza
	CC007	$160,650
	CC008	$279,140
	CC110	$168,300
	111,112,113	$625,260
	114,116,119	$332,350
	128,129	$313,990
	130,131,133	$800,870
Copper Junction
	Commercial Unit C-1	$467,500

Schedule 4.3

Pro Forma Policy

(See Attached)

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

SCHEDULE A

Policy No.: (To be advised)	Date of Policy	Insurance Amount
Case Id.: DNC 04-001777-00	Date and time of recording of the insured mortgage	$ (To be advised)

1	Name of Insured:

CNL INCOME COPPER, LP, a Delaware limited partnership

2	The estate or interest in the land described or referred to herein and which is covered by this Policy is:

Fee Simple

3	The estate or interest referred to herein is at the Date of Policy vested in:

CNL INCOME COPPER, LP, a Delaware limited partnership

4	The land referred to in this Policy is described as follows:

See the attached Exhibit A for the legal description

Issued at Denver, Colorado On: November 10,2004	Lawyers Title Insurance Corporation

By:
1099 18th Street, Suite 2850, Denver, CO 80202

This Policy is valid only if Schedule B is attached.

The following endorsements are attached to the policy: Same as Survey CLTA 116.1, Access ALTA 17.1, Comprehensive ALTA 9.2, Zoning ALTA 3.1, Violations of Covenants, Conditions and Restrictions, CLTA 100.5, Designation of Improvements (Condo) CLTA 116.2, Endorsement 103.1, ALTA 4 Condominium, Patent

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

EXHIBIT A

Legal Description

Parcel 1

Commercial Unit C-1,

COPPER JUNCTION CONDOMINIUMS, according to the Map thereof filed June 29, 1999, at Reception No. 599311 and Reception No. 599312, according to the Amended and Restated Condominium Declaration recorded June 29, 1999, at Reception No. 599313.

Parcel 2A

Commercial Unit 1A

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2B

Commercial Unit 3,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 2C

Commercial Unit 4,

COPPER ONE LODGE, according to the Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded October 27, 2000 under Reception No. 636666 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded October 27, 2000 under Reception No. 636667 of the records of the Clerk and Recorder for Summit County, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Copper One Lodge Condominium, recorded under Reception No. 773007 of the records of the Clerk and Recorder for Summit County, Colorado and the First Amendment to Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 773008 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3A

Unit 1,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

Parcel 3B

Unit 2,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No, 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3C

Unit 3,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3D

Unit 4,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3E

Unit 5,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3F

Unit 6,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3G

Unit 7,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3H

Unit 9,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

Parcel 3I

Unit 10,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3J

(j.) Unit 11,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 3K

Unit 12,

The Lake District Condominium, according to the Declaration of Covenants, Conditions and Restrictions for The Lake District Condominiums, recorded May 20, 2004 under Reception No. 756974 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded May 20, 2004 under Reception No. 756975 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 4

Commercial Unit C-1,

THE MILL CLUB CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for The Mill Club Condominium, recorded December 18, 2000, under Reception No. 640556, of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded December 18, 2000, under Reception No. 640557 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 5

Commercial Units (comprising C.C. Room 007, C.C. Room 008, C.C. Room 108, C.C. Room 110, C.C. Room 111, C.C. Room 112, C.C. Room 113, C.C. Room 114, C.C. Room 116, C.C. Room 119, C.C. Room 128, C.C. Room 129, C.C. Room 130, C.C. Room 131, and C.C. Room 133)

MOUNTAIN PLAZA CONDOMINIUMS, according to the Condominium Map thereof filed November 6, 1980, at Reception No. 214623; First Supplement filed November 4, 1982 at Reception No. 247786; First Supplement filed October 23, 1985 at Reception No. 305608, Second Supplement filed November 14, 1996, at Reception No. 528225 and Third Supplement filed June 29, 2001 at Reception No. 656116, and according to the Second Amended and Restated Condominium Declaration recorded June 29, 2001, at Reception No. 656125.

Parcel 6A

Commercial Unit One

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

Parcel 6B

Commercial Unit Three

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 6C

Commercial Unit Four

PASSAGE POINT CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded on June 19, 2001 under Reception No. 655168 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded on June 19, 2001 under Reception No. 655169 of the records of the Clerk and Recorder for Summit County, Colorado, as amended by First Amendment to Declaration of Covenants, Conditions and Restrictions for Passage Point Condominium, recorded June 3, 2003 under Reception No. 719132 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 7

Commercial Unit 1

TAYLOR’S CROSSING CONDOMINIUM, according to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 639422 of the records of the Clerk and Recorder for Summit County, Colorado and the Condominium Map attached as an Exhibit thereto and also separately recorded under Reception No. 639424 of the records of the Clerk and Recorder for Summit County, Colorado as amended by First Amendment to the Declaration of Covenants, Conditions and Restrictions for Taylor’s Crossing Condominium, recorded under Reception No. 667396 of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 8

Commercial Unit One,

TUCKER MOUNTAIN LODGE CONDOMINIUMS, according to the Declaration of Covenants, Conditions and Restrictions for Tucker Mountain Lodge Condominium, recorded June 15, 2000, under Reception No. 624811, and amended by instruments recorded September 19, 2000 at Reception No. 633060, and February 13, 2001 at Reception No. 645369 of the records of the Clerk and Recorder for Summit County, Colorado, and the Condominium Map attached as an Exhibit thereto and also separately recorded June 15, 2000, under Reception No. 624812, of the records of the Clerk and Recorder for Summit County, Colorado.

Parcel 9A

Commercial Condominium Space A

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 9B

Commercial Condominium Space B

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

Parcel 9C

Commercial Condominium Space C

VILLAGE SQUARE CONDOMINIUMS, according to the Condominium Map thereof filed November 19, 1982, at Reception No. 248378, as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668 and according to the Amended and Restated Declaration of Covenants, Conditions and Restrictions therefore recorded January 31, 2003, at Reception No. 709669.

Parcel 10

Commercial Units (comprising Room CC 001, Room CC 002, Room CC 003, Room CC 004, Room CC 005, Room CC 006 and Room CC 007)

“WEST LAKE LODGE CONDOMINIUMS”, according to and subject to the Amended and Restated Condominium Declaration therefore recorded November 14, 1996, at Reception No. 528228 and the Condominium Map for West Lake Lodge Condominiums filed August 26, 1981 at Reception No. 227859 and amended by the First Supplement filed November 14, 1996 at Reception No. 528227.

All of the above Parcels are in County of Summit, State of Colorado.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

SCHEDULE B

This policy does not insure against loss by reason of the following:

The following exceptions affect all Parcels:

1.	Taxes and assessments for 2004 and subsequent years, a lien not yet due and payable.

2.	Rights of those tenants, as disclosed in Exhibit to the Assignment and Assumption of Lease Agreements dated and recorded , as tenants only with no options to purchase or rights of first refusal to purchase.

3.	Deed of Trust, Security Agreement and Fixture Filing, granted by CNL INOME COPPER, LP, a Delaware limited partnership in favor of Wachovia Bank, National Association, securing a principle indebtedness of $ and the amounts and obligations, dated and recorded .

The following exceptions affect Parcel 1:

4.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

5.	Rights of way and access easements being along the northerly 15.00 feet of Lot 1, Block 1 and along the southerly 20.00 feet of said Lot 1, and setback easements, 15.00 feet in width, as shown on the Plat of Copper Mountain Filing No. 1, recorded June 6, 1972 at Reception No. 126446, as shown on the Plat of said Subdivision.

6.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants of Copper Mountain Filing No.1 recorded June 6, 1972, in Book 219 at Page 850.

7.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Amended and Restated Condominium Declaration recorded June 29, 1999, at Reception No. 599313.

NOTE: No Association dues and assessments are currently due and payable.

8.	Easements and rights of way as shown on the map of Copper Junction Condominiums filed June 29, 1999, at Reception No. 599311 and Reception No. 599312.

9.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

10.	Site Improvement Plan between Copper Junction Condo Association and the Board of County Commissioners of Summit County, recorded August 20, 2002, at Reception No. 693386.

11.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 2A:

12.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

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13.	Water rights, ditches and ditch rights as conveyed to Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

14.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

15.	Easements and rights of way as shown on the Plats of Copper Mountain Filing No. 2, filed April 24, 1973, at Reception No. 133369, Copper Mountain Filing No. 3, filed March 27, 1974, at Reception No. 140469, A Replat of Lot 1, Tract A, The Stream and Pedestrian Easement, The 40’ Transportation Easement, Copper Mountain Filing No. 3, filed July 28, 1987, at Reception No. 340052 and Lot 12, Copper Mountain, Filing No. 3, filed October 18, 1990, at Reception No. 394523 and Lots 14, 15 and 16, Copper Mountain Filing No. 3, filed April 20, 1999, at Reception No. 593089.

16.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants recorded March 27, 1974, in Book 250 at Page 821.

17.	Resolution No. 99-11 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591739.

18.	Resolution No. 99-12 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591740.

19.	Resolution No. 99-99 by the Board of County Commissioners, County of Summit recorded August 30, 1999, at Reception No. 604041.

20.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Parking Garage Cross- Easements recorded September 29, 1999, at Reception No. 606510, as amended by instrument recorded June 15, 2000 at Reception No. 624803.

21.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Common Area Easements recorded September 29, 1999, at Reception No. 606511.

22.	Utility Easement Agreement recorded June 15, 2000 at Reception No. 624805.

23.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

24.	Declaration of Party Wall Easements (Tucker Mountain Lodge and Camp One) recorded June 15, 2000 at Reception No. 624806, as amended by Amendment to Declaration of Party Wall Easements (Tucker Mountain Lodge and Camp One) recorded September 1, 2000 at Reception No. 631704.

25.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808. as amended by the instrument recorded June 29, 2001 at Reception No. 656121.

NOTE: No Association dues and assessments are currently due and payable.

27.	Climbing Wall Agreement recorded October 19, 2000 at Reception No. 635877

28.	Deed of Boardwalk Easement recorded October 27, 2000 at Reception No. 636660.

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29.	Declaration of Party Wall Easements recorded October 27, 2000 at Reception No, 636661.

30.	Declaration of Pedestrian Access Easement (Resort) recorded October 27, 2000 at Reception No. 636662 both amended Agreement re-easement rights 773010 and Declaration of Pedestrian Access Easement (Three Peaks Club) at Reception No. 636663 both amended Agreement re-easement rights 773010.

31.	Condominium Declaration recorded October 27, 2000, at Reception No. 636666, as amended by First Amendment to the Condominium Declaration recorded October 25, 2004, at Reception No. 773007.

NOTE: No Association dues and assessments are currently due and payable.

32.	Easements and rights of way as shown on the Map of said Condominium recorded thereof filed October 27, 2000, at Reception No. 636667, as amended by First Amendment to Condominium Map for Copper One Lodge recorded October 25, 2004 at Reception No. 773008.

33.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

34.	Terms, provisions and conditions of the Agreement Regarding Easement Rights recorded October 25, 2004 at Reception No. 773010.

The following exceptions affect Parcel 2B

35.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

36.	Water rights, ditches and ditch rights as conveyed by Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

37.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

38.	Easements and rights of way as shown on the Plats of Copper Mountain Filing No. 2, filed April 24, 1973, at Reception No. 133369, Copper Mountain Filing No. 3, filed March 27, 1974, at Reception No. 140469, A Replat of Lot 1, Tract A, The Stream and Pedestrian Easement, The 40’ Transportation Easement, Copper Mountain Filing No. 3, filed July 28, 1987, at Reception No. 340052 and Lot 12, Copper Mountain, Filing No. 3, filed October 18, 1990, at Reception No. 394523 and Lots 14,15 and 16, Copper Mountain Filing No. 3, filed April 20, 1999, at Reception No. 593089.

39.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants recorded March 27, 1974, in Book 250 at Page 821.

40.	Resolution No. 99-11 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591739.

41.	Resolution No. 99-12 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591740.

42.	Resolution No. 99-99 by the Board of County Commissioners, County of Summit recorded August 30, 1999, at Reception No. 604041.

LAWYERS TITLE

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Richmond, Virginia

43.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Parking Garage Cross-Easements recorded September 29, 1999, at Reception No. 606510, as amended by instrument recorded June 15, 2000 at Reception No. 624803.

44.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Common Area Easements recorded September 29, 1999, at Reception No. 606511.

45.	Utility Easement Agreement recorded June 15, 2000 at Reception No. 624805.

46.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

47.	Declaration of Party Wall Easements recorded June 15, 2000 at Reception No. 624806. as amended by instrument recorded September 1, 2000 at Reception No. 631704.

48.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by instrument recorded June 29, 2001 at Reception No. 656121.

49.	Staircase Easement recorded September 27, 2000 at Reception No. 636668.

50.	Climbing Wall Agreement recorded October 19, 2000 at Reception No. 635877.

51.	Deed of Boardwalk Easement recorded October 27, 2000 at Reception No. 636660.

52.	Declaration of Party Wall Easements recorded October 27, 2000 at Reception No. 636661.

53.	Declaration of Pedestrian Access Easement recorded October 27, 2000 at Reception No. 636662 and Reception No. 636663.

54.	Condominium Declaration recorded October 27, 2000, at Reception No. 636666. as amended by First Amendment to the condominium Declaration recorded at Reception No. .

NOTE: No Association dues and assessments are currently due and payable.

55.	Easements, rights of way and other matters as shown on the Map of said Condominium recorded October 27, 2000 at Reception No. 636667, as amended by First Amendment to the Condominium Declaration recorded at Reception No. .

56.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 2C

57.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

58.	Water rights, ditches and ditch rights as conveyed by Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

59.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

LAWYERS TITLE

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National Headquarters

Richmond, Virginia

60.	Easements and rights of way as shown on the Plats of Copper Mountain Filing No. 2, filed April 24, 1973, at Reception No. 133369, Copper Mountain Filing No. 3, filed March 27, 1974, at Reception No. 140469, A Replat of Lot 1, Tract A, The Stream and Pedestrian Easement, The 40’ Transportation Easement, Copper Mountain Filing No. 3, filed July 28, 1987, at Reception No. 340052 and Lot 12, Copper Mountain, Filing No. 3, filed October 18, 1990, at Reception No. 394523 and Lots 14,15 and 16, Copper Mountain Filing No. 3, filed April 20, 1999, at Reception No. 593089.

61.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants recorded March 27, 1974, in Book 250 at Page 821.

62.	Resolution No. 99-11 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591739.

63.	Resolution No. 99-12 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591740.

64.	Resolution No. 99-99 by the Board of County Commissioners, County of Summit recorded August 30, 1999, at Reception No. 604041.

65.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Parking Garage Cross- Easements recorded September 29, 1999, at Reception No. 606510, as amended by instrument recorded June 15, 2000 at Reception No. 624803.

66.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Common Area Easements recorded September 29, 1999, at Reception No. 606511.

67.	Utility Easement Agreement recorded June 15, 2000 at Reception No. 624805.

68.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

69.	Declaration of Party Wall Easements recorded June 15, 2000 at Reception No. 624806, as amended by instrument recorded September 1, 2000 at Reception No. 631704.

70.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by instrument recorded June 29, 2001 at Reception No. 656121.

71.	Staircase Easement recorded September 27, 2000 at Reception No. 636668.

72.	Climbing Wall Agreement recorded October 19, 2000 at Reception No. 635877

73.	Deed of Boardwalk Easement recorded October 27, 2000 at Reception No. 636660.

74.	Declaration of Party Wall Easements recorded October 27, 2000 at Reception No. 636661.

75.	Declaration of Pedestrian Access Easement recorded October 27, 2000 at Reception No. 636662 and Reception No. 636663.

76.	Condominium Declaration recorded October 27, 2000, at Reception No. 636666, as amended by First Amendment to the Condominium Declaration recorded 10/25/04 at Reception No. 773007.

LAWYERS TITLE

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Richmond, Virginia

NOTE: No Association dues and assessments are currently due and payable.

77.	Easements, rights of way and other matters as shown on the Plat of said Condominium recorded October 27, 2000 at Reception No. 636667. as amended by First Amendment to the Condominium Declaration recorded 10/25/04 at Reception No. 773008.

78.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 3A:

79.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

80.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

81.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

82.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

83.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

84.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

85.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

86.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

87.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

88.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

89.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

90.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

91.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

92.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

LAWYERS TITLE

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93.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

94.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

95.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

96.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

NOTE: No Association dues and assessments are currently due and payable.

97.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

98.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 3B:

99.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

100.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

101.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

102.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

103.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

104.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808. as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

105.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

106.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

107.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

108.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

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109.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

110.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

111.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

112.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

113.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

114.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

115.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

116.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

NOTE: No Association dues and assessments are currently due and payable.

117.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

118.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 3C:

119.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

120.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

121.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

122.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

123.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

124.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

LAWYERS TITLE

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National Headquarters

Richmond, Virginia

125.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

126.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

127.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

128.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

129.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

130.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

131.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

132.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

133.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

134.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

135.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

136.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

NOTE: No Association dues and assessments are currently due and payable.

137.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

138.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 3D:

139.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

140.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

141.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

LAWYERS TITLE

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Richmond, Virginia

142.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

143.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No, 656123.

144.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

145.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

146.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenant for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

147.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

148.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

149.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

150.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

151.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

152.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

153.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

154.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

155.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

156.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

NOTE: No Association dues and assessments are currently due and payable.

157.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

158.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

The following exceptions affect Parcel 3E:

159.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

160.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

161.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

162.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

163.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

164.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

165.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

166.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

167.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

168.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

169.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

170.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

171.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

172.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

173.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

174.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

175.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

176.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No.756974.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

NOTE: No Association dues and assessments are currently due and payable.

177.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

178.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 3F:

179.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

180.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

181.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

182.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29,2001 at Reception No. 656115.

183.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

184.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

185.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

186.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

187.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

188.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

189.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

190.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

191.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

192.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

193.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

194.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

195.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

196.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

NOTE: No Association dues and assessments are currently due and payable.

197.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

198.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 3G:

199.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

200.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

201.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

202.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

203.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

204.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

205.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

206.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

207.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

208.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

209.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

210.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

211.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

212.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

213.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

214.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

215.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

216.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

NOTE: No Association dues and assessments are currently due and payable.

217.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

218.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 3H:

219.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

220.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

221.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

222.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

223.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

224.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808. as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

225.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

226.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

227.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

228.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

229.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

230.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

231.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

232.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

233.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

234.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

235.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

236.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

NOTE: No Association dues and assessments are currently due and payable.

237.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

238.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No.

The following exceptions affect Parcel 31:

239.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

240.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

241.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

242.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

243.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

244.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

245.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

246.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

247.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

248.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

249.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

250.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

251.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

252.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

253.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

254.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

255.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

256.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

NOTE: No Association dues and assessments are currently due and payable.

257.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

258.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

The following exceptions affect Parcel 3J:

259.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

260.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

261.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

262.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

263.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

264.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration for Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

265.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

266.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

267.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

268.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

269.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

270.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

271.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

272.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

273.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

274.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

275	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

276.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

NOTE: No Association dues and assessments are currently due and payable.

277.	Easements and rights of way as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

278.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No .

The following exceptions affect Parcel 3K:

279.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

280.	Easements and rights of way as shown on the Plat of Lots 17 and 18, Copper Mountain Filing No. 3 recorded June 29, 2001 at Reception No. 656120.

281.	Copper Mountain Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

282.	Terms, Conditions and Provisions of amended and restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

283.	Terms, Conditions and Provisions of Cross Easement recorded June 29, 2001 at Reception No. 656123.

284.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by the First Amendment to Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 29, 2001 at Reception No. 656121.

285.	Right of way for ditches or canals constructed by the authority of the United States, and all mineral deposits as reserved in United States Patent recorded January 24, 1992 at Reception No. 416475.

286.	Restrictions, which contain a forfeiture or reverter clause, as contained in the Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

287.	Declaration of Common Area Easements recorded September 29, 1999 at Reception No. 606511.

288.	Declaration of Easement recorded June 15, 2000 at Reception No. 624804.

289.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

290.	Terms, Conditions and Provisions of Grant of Utility Easement recorded October 1, 2001 at Reception No. 664087.

291.	Terms, Conditions and Provisions of Grant of Emergency Access Easement recorded August 15, 2002 at Reception No. 693259.

292.	Terms, Conditions and Provisions of Encroachment Agreement recorded October 25, 2002 at Reception No. 699712.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

293.	Terms, Conditions and Provisions of Waterline Easement Agreement recorded November 9, 2002 at Reception No. 637853.

294.	Declaration of Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756972.

295.	Terms, Conditions and Provisions of Deed of Boardwalk Easement dated May 11, 2004 and recorded May 20, 2004 at Reception No. 756973.

296.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded May 20, 2004 at Reception No. 756974.

NOTE: No Association dues and assessments are currently due and payable.

297.	Easements and rights of way and as shown on the map of The Lake District Condominium filed May 20, 2004 at Reception No. 756975.

298.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 4:

299.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

300.	Water Rights, ditches and ditch rights as conveyed to Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

301.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937

302.	Easements and rights of way as shown on the Plat of Lots 14, 15 and 16, Copper Mountain Filing No. 3, filed April 20, 1999, at Reception No. 593089.

303.	Resolution No. 99-11 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591739.

304.	Resolution No, 99-12 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591740.

305.	Resolution No. 99-99 by the Board of County Commissioners, County of Summit recorded August 30, 1999, at Reception No. 604041.

306.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Parking Garage Cross- Easements recorded September 29, 1999, at Reception No. 606510, as amended by instrument recorded June 15, 2000, at Reception No. 624803.

307.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Common Area Easements recorded September 29, 1999, at Reception No. 606511.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

308.	Terms, agreements, provisions, conditions and obligations as contained in Declaration of Easement dated June 12, 2000, at Reception No. 624804,

309.	Utility Easement Agreement recorded June 15, 2000 at Reception No. 624805.

310.	Tramway Easement recorded June 15, 2000 at Reception No. 624807.

311.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000 at Reception No. 624808, as amended by instrument recorded June 29, 2001 at Reception No. 656121.

312.	Declaration of Easement recorded October 27, 2000 at Reception No. 636664.

313.	Deed of Boardwalk Easement recorded December 18, 2000 at Reception No. 640554.

314.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded December 18, 2000, at Reception No. 640556.

NOTE: No Association dues and assessments are currently due and payable.

(i)	Easements and rights of way as shown on the Map of The Mill Club Condominium filed December 18, 2000, at Reception No. 640557.

(ii)	Encroachment of Public Service of Colorado electric line across common area, as shown on Sheet 1 of the Map of Mill Club Condominium, recorded as stated above.

315.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 5:

316.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

317.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973 at Reception No. 133370, in Book 235 at Page 535.

318.	Easement and right of way for utility purposes, as granted by Copper Mountain, Inc. to Public Service Company of Colorado by instrument recorded April 22, 1980, at Reception No. 205904.

319.	Easement and right of way for (a) obtaining a liquor license over the Easement Area; (b) pedestrian ingress and egress; and (c) transporting food, beverages and related service items purposes, as granted by Mountain Plaza Condominium Association to Copper Mountain, Inc. by Amended and Restated Grant of Easement recorded June 29, 2001 at Reception No. 656115.

320.	Copper Mountain Resort Planned Unit Development designation recorded August 23, 2001 at Reception No. 660937.

321.	Cross-Easement Agreement recorded June 29, 2001 at Reception No. 656123.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

322.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Second Amended and Restated Declaration for Mountain Plaza Condominium recorded June 29, 2001, at Reception No. 656125.

NOTE: No Association dues and assessments are currently due and payable.

323.	Easements and rights of way as disclosed on the map of Mountain Plaza Condominiums, filed November 6, 1980, at Reception No. 214623; First Supplement filed November 4, 1982 at Reception No. 247786 First Supplement of Condominium Map for Mountain Plaza Condominium Filed October 23, 1985 at Reception No. 305608; Second Supplement filed November 14, 1996, at Reception No, 528225 and Third Supplement filed June 29, 2001 at Reception No. 656116

324.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 6A:

325.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

326.	Water Rights, ditches and ditch rights as conveyed to Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

327.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 3, recorded March 27, 1974, in Book 250 at Page 821.

328.	Easement Agreement by Copper Mountain, Inc., a Delaware corporation and Club Mediterranee of Colorado, Inc., a Colorado corporation recorded February 25, 1981, at Reception No. 220273.

329.	Resolution No. 2000-11 by the Board of County Commissioners of Summit County, recorded February 16, 2000, at Reception No. 616955 and re-recorded February 24, 2000, at Reception No. 617495.

330.	Resolution No. 2000-35 by the Board of County Commissioners of Summit County, recorded April 7, 2000, at Reception No. 620218 and re-recorded May 4, 2000, at Reception No. 621745.

331.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

332.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper, dated June 12, 2000 and recorded June 15, 2000 at Reception No. 624808. as amended by instrument recorded June 29, 2001 at Reception No. 656121.

333.	Declaration of Easements recorded September 12, 2000, at Reception No. 632533 as amended and restated by instrument recorded June 19, 2001, at Reception No. 655164.

334.	Drainage Easement recorded September 12, 2000, at Reception No. 632534.

335.	Deed of Boardwalk Easement recorded June 19, 2001, at Reception No. 655163.

336.	Declaration of Sidewalk Easement recorded June 19, 2001, at Reception No. 655165.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

337.	Grant of Easement recorded June 19, 2001, at Reception No. 655166.

338.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded June 19, 2001, at Reception No. 655168 and amended by instrument recorded June 3, 2003 at Reception No. 719132.

NOTE: No Association dues and assessments are currently due and payable.

339.	Easements and rights of way as shown on the Map of said Condominium recorded June 19, 2001, at Reception No. 655169.

340.	Site Improvement Plan recorded July 12, 2001 at Reception No. 657264.

341.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 6B:

342.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

343.	Water Rights, ditches and ditch rights as conveyed to Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

344.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 3, recorded March 27, 1974, in Book 250 at Page 821.

345.	Easement Agreement by Copper Mountain, Inc., a Delaware corporation and Club Mediterranee of Colorado, Inc., a Colorado corporation recorded February 25, 1981, at Reception No. 220273.

346.	Resolution No. 2000-11 by the Board of County Commissioners of Summit County, recorded February 16, 2000, at Reception No. 616955 and re-recorded February 24, 2000, at Reception No. 617495.

347.	Resolution No. 2000-35 by the Board of County Commissioners of Summit County, recorded April 7, 2000, at Reception No. 620218 and re-recorded May 4, 2000, at Reception No. 621745.

348.	Copper Mountain Resort Planned Unit Development designation recorded August 23, 2001 at Reception No. 660937.

349.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper, dated June 12, 2000 and recorded June 15, 2000 at Reception No. 624808, as amended by instrument recorded June 29, 2001, at Reception No. 656121.

350.	Declaration of Easements recorded September 12, 2000, at Reception No. 632533 as amended and restated by instrument recorded June 19, 2001, at Reception No. 655164.

351.	Drainage Easement recorded September 12, 2000, at Reception No. 632534.

352.	Deed of Boardwalk Easement recorded June 19, 2001, at Reception No. 655163.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

353.	Declaration of Sidewalk Easement recorded June 19, 2001, at Reception No. 655165.

354.	Grant of Easement recorded June 19, 2001, at Reception No. 655166.

355.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded June 19, 2001, at Reception No. 655168 and amended by instrument recorded June 3, 2003 at Reception No. 719132.

NOTE: No Association dues and assessments are currently due and payable.

356.	Easements and rights of way as shown on the Map of said Condominium recorded June 19, 2001, at Reception No. 655169.

357.	Site Improvement Plan recorded July 12, 2001, at Reception No. 657264.

358.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 6C:

359.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

360.	Water Rights, ditches and ditch rights as conveyed to Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

361.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 3, recorded March 27, 1974, in Book 250 at Page 821.

362.	Easement Agreement by Copper Mountain, Inc., a Delaware corporation and Club Mediterranee of Colorado, Inc., a Colorado corporation recorded February 25, 1981, at Reception No. 220273.

363.	Resolution No. 2000-11 by the Board of County Commissioners of Summit County, recorded February 16, 2000, at Reception No. 616955 and re-recorded February 24, 2000, at Reception No. 617495.

364.	Resolution No. 2000-35 by the Board of County Commissioners of Summit County, recorded April 7, 2000, at Reception No. 620218 and re-recorded May 4, 2000, at Reception No. 621745.

365.	Copper Mountain Resort Planned Unit Development designation recorded August 23, 2001 at Reception No. 660937.

366.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper, dated June 12, 2000 and recorded June 15, 2000 at Reception No. 624808, as amended by instrument recorded June 29, 2001 at Reception No. 656121.

367.	Declaration of Easements recorded September 12, 2000, at Reception No. 632533 as amended and restated by instrument recorded June 19, 2001, at Reception No. 655164,

368.	Drainage Easement recorded September 12, 2000, at Reception No. 632534.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

369.	Deed of Boardwalk Easement recorded June 19, 2001, at Reception No. 655163.

370.	Declaration of Sidewalk Easement recorded June 19, 2001, at Reception No. 655165.

371.	Grant of Easement recorded June 19, 2001, at Reception No. 655166.

372.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded June 19, 2001, at Reception No. 655168 and amended by instrument recorded June 3, 2003 at Reception No. 719132.

NOTE: No Association dues and assessments are currently due and payable.

373.	Easements and rights of way as shown on the Map of said Condominium recorded June 19, 2001, at Reception No. 655169.

374.	Site Improvement Plan recorded July 12, 2001, at Reception No. 657264.

375.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 7:

376.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

377.	Water rights, ditches and ditch rights as conveyed by Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

378.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001, at Reception No. 660937.

379.	Easements and rights of way as shown on the Plat of Lots 14, 15 and 16, Copper Mountain Filing No. 3, filed April 20, 4 1999, at Reception No. 593089.

380.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in instrument recorded March 27, 1974, in Book 250 at Page 821.

381.	Resolution No. 99-11 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591739.

382.	Resolution No. 99-12 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591740.

383.	Resolution No. 99-99 by the Board of County Commissioners, County of Summit recorded August 30, 1999, at Reception No. 604041.

384.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Parking Garage Cross-Easements recorded September 29, 1999, at Reception No. 606510 and as amended by instrument recorded June 15, 2000, at Reception No. 624803.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

385.	Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Common Area Easements recorded September 29, 1999, at Reception No. 606511.

386.	Terms, agreements, provisions, conditions and obligations as contained in Resolution 99-137 approving a utility and drainage easement vacation recorded November 16, 199_, at Reception No. 610247.

387.	Declaration Easement recorded June 15, 2000, at Reception No. 624804.

388.	Utility Easement Agreement recorded June 15, 2000 at Reception No. 624805.

389.	Tramway Easement recorded June 15, 2000, at Reception No. 624807.

390.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper recorded June 15, 2000, at Reception No. 624808, as amended by instrument recorded June 29, 2001 at Reception No. 656121.

391.	Deed of Boardwalk Easement recorded November 30, 2000, at Reception No. 639420.

(i)	Easements and rights of way as shown on the Map of Taylor’s Crossing Condominium recorded November 30, 2000, at Reception No. 639424.

(ii)	Encroachment of Public Service Company of Colorado electric line across common areas as shown on Sheet 1 of the Map of Taylor’s Crossing Condominium, recorded as stated above.

392.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded November 30, 2000, at Reception No. 639422, as amended by instrument recorded November 7, 2001, at Reception No. 667396.

NOTE: No Association dues and assessments are currently due and payable.

393.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No .

The following exceptions affect Parcel 8:

394.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

395.	Water Rights, ditches and ditch rights as conveyed to Copper Mountain Water and Sanitation District by Deed recorded July 10, 1972, in Book 221 at Page 420.

396.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in the Protective Covenants of Copper Mountain Filing No. 3, recorded March 27, 1974, in Book 250 at Page 821.

397.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937,

398.	Site Plan Improvements Agreement recorded May 19, 1987 at Reception No. 336946.

399.	Easement Agreements between Copper Mountain, Inc. and Copper Mountain Water and Sanitation District recorded April 15, 1994 at Reception No. 466138. Reception No. 466140, Reception No. 466141 and Reception No. 466142.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

400.	Easements and rights of way as shown on the Plat of Lots 14, 15 and 16, Copper Mountain Filing No. 3, filed April 20, 1999, at Reception No. 593089 and Tucker Mountain Lodge Condominiums, filed June 15, 2000, at Reception No. 624812.

401.	Resolution No. 99-11 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591739.

402.	Resolution No. 99-12 by the Board of County Commissioners, County of Summit recorded March 30, 1999, at Reception No. 591740.

403.	Declaration of Parking Garage Cross-Easements recorded September 29, 1999, at Reception No. 606510, as amended by Amended and Restated Declaration of Parking Garage Cross-Easements dated June 12, 2000 and recorded June 15, 2000, at Reception No. 624803.

404.	Declaration of Common Area Easements recorded September 29, 1999, at Reception No. 606511.

405.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Condominium Declaration recorded June 15, 2000, at Reception No. 624811, and amended by instruments recorded September 19, 2000 at Reception No. 633060, and February 13, 2001 at Reception No. 645369.

NOTE: No Association due and assessments are currently due and payable.

406.	Deed of Boardwalk Easement dated June 12, 2000 and recorded June 15, 2000, at Reception No. 624802.

407.	Declaration of Easement dated June 12, 2000 and recorded June 15, 2000, at Reception No. 624804.

408.	Utility Easement Agreement dated June 12, 2000 and recorded June 15, 2000, at Reception No. 624805.

409.	Declaration of Party Wall Easements dated June 12, 2000 and recorded June 15, 2000, at Reception No. 624806; as amended by instrument recorded September 1, 2000, at Reception No. 631704.

410.	Tramway Easement dated June 12, 2000 and recorded June 15, 2000, at Reception No. 624807,

411.	Declaration of Covenants, Conditions and Restrictions for The Village at Copper dated June 12, 2000 and recorded June 15, 2000, at Reception No. 624808, as amended by the instrument recorded June 29, 2001 at Reception No. 656121.

412.	Climbing Wall Agreement between Copper Mountain, Inc. and Copper Mountain Consolidated Metropolitan District recorded October 19, 2000 at Reception No. 635877.

413.	Utility Easement Agreement between Copper Mountain, Inc. and Copper Mountain Consolidated Metropolitan District recorded November 9, 2000 at Reception No. 637854.

414.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No .

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

The following exceptions affect Parcel 9A:

415.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

416.	Easements and rights of way as shown on the plat of Copper Mountain Filing No. 2, filed April 24, 1973 at Reception No. 133369.

417.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973, in Book 235 at Page 535.

418.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Amended and Restated Declaration of Covenants, Conditions and Restrictions recorded January 31, 2003 at Reception No. 709669.

NOTE: No Association dues and assessments are currently due and payable.

419.	Easements and rights of way set forth on map for Village Square Condominiums filed November 19, 1982, at Reception No. 248378 as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668.

420.	Resolution No. 99-99, Summit County Board of County Commissioners recorded August 30, 1999, at Reception No. 604041 and re-recorded November 23, 1999, at Reception No. 611591.

421.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

422.	Resolution No. 2000-35 by the Board of County Commissioners of Summit County, recorded April 17, 2000, at Reception No. 620218 and re-recorded May 4, 2000, at Reception No. 621745.

423.	Right of First Offer Agreement recorded January 31, 2003 at Reception No. 709674.

424.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 9B:

425.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

426.	Easements and rights of way as shown on the plat of Copper Mountain Filing No. 2, filed April 24, 1973 at Reception No. 133369.

427.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973, in Book 235 at Page 535.

428.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Amended and Restated Declaration of Covenants, Conditions and Restrictions recorded January 31, 2003 at Reception No. 709669.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

NOTE: No Association dues and assessments are currently due and payable.

429.	Easements and rights of way set forth on map for Village Square Condominiums filed November 19, 1982, at Reception No. 248378 as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668

430.	Resolution No. 99-99, Summit County Board of County Commissioners recorded August 30, 1999, at Reception No. 604041 and re-recorded November 23, 1999, at Reception No. 611591.

431.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

432.	Resolution No. 2000-35 by the Board of County Commissioners of Summit County, recorded April 17, 2000, at Reception No. 620218 and re-recorded May 4, 2000, at Reception No. 621745.

433.	Right of First Offer Agreement recorded January 31, 2003 at Reception No. 709674.

434.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 9C:

435.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

436.	Easements and rights of way as shown on the plat of Copper Mountain Filing No. 2, filed April 24, 1973 at Reception No. 133369.

437.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in Protective Covenants for Copper Mountain Filing No. 2 recorded April 24, 1973, in Book 235 at Page 535.

438.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Amended and Restated Declaration of Covenants, Conditions and Restrictions recorded January 31, 2003 at Reception No. 709669.

NOTE: No Association dues and assessments are currently due and payable.

439.	Easements and rights of way set forth on map for Village Square Condominiums filed November 19, 1982, at Reception No. 248378 as amended by First Supplement to Condominium Map filed January 31, 2003, at Reception No. 709668

440.	Resolution No. 99-99, Summit County Board of County Commissioners recorded August 30, 1999, at Reception No. 604041 and re-recorded November 23, 1999, at Reception No. 611591.

441.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

442.	Resolution No. 2000-35 by the Board of County Commissioners of Summit County, recorded April 17, 2000, at Reception No. 620218 and re-recorded May 4, 2000, at Reception No. 621745.

443.	Right of First Offer Agreement recorded January 31, 2003 at Reception No. 709674.

LAWYERS TITLE

INSURANCE CORPORATION

National Headquarters

Richmond, Virginia

444.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .

The following exceptions affect Parcel 10:

445.	Right of way for ditches or canals constructed by the authority of the United States, as reserved in United States Patent recorded February 3, 1921, in Book 105 at Page 242.

446.	Restrictions, which do not contain a forfeiture or reverter clause, as contained in instrument recorded March 27, 1974, in Book 250 at Page 821.

447.	Those covenants, conditions, obligations, easements and restrictions which are a burden to the Condominium Unit described in Schedule A, and set forth in the Amended and Restated Condominium Declaration recorded November 14, 1996, at Reception No. 528228.

NOTE: No Association dues and assessments are currently due and payable.

448.	Easements and rights of way as disclosed on the map of West Lake Lodge Condominiums filed August 26, 1981, at Reception No. 227859, and amended by the First Supplement recorded November 14, 1996 at Reception No. 528227.

449.	Copper Mountain Resort Planned Unit Development Designation recorded August 23, 2001 at Reception No. 660937.

450.	Terms, provisions and conditions of the Agreement to be Bound by the Amended Copper Mountain Owners and Lessees Agreement recorded at Reception No. .